     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2001
                                                      Registration No. 333-43686
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM S-4/A
              AMENDMENT NO. 4 TO REGISTRATION STATEMENT ON FORM S-4
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                         AMERICAN SPECTRUM REALTY, INC.
             (Exact name of Registrant as specified in its charter)

                                   6798                       52-2258674
    (State or other        (Primary North American        (I.R.S. Employer
      jurisdiction                Industry               Identification No.)
    of organization)        Classification Number)

                             1800 East Deere Avenue
                           Santa Ana, California 92705
                                  949-797-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                William J. Carden
                             Chief Executive Officer
                             1800 East Deere Avenue
                           Santa Ana, California 92705
                                  949-797-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                               Peter M. Fass, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                               New York, NY 10036
                                 (212) 969-3000

                                   ----------

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
Title of each Class of                   Amount to be     Proposed Maximum        Amount of
Securities to be Registered              Registered(1)   Aggregate Offering   Registration Fee
                                                                Price
-----------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   $   5,349,499       $  80,242,491      $  19,998.06
Notes ................................   $  38,928,494       $  38,928,494      $          0(3)
Total ................................                                          $  19,998.06(4)
===============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.
(2) Represents the maximum number of shares of common stock (the "American Spectrum shares") issuable upon consummation of the transactions described herein.
(3) Limited partners of the eight limited partnerships will receive American Spectrum shares or, in certain specified circumstances, may receive notes. To the extent notes are issued to certain limited partners in lieu of American Spectrum shares, the proposed maximum aggregate offering price of the American Spectrum shares will be proportionately reduced. Accordingly, no further fee is due for the registration of the notes.
(4) The registration fee under this Registration Statement has been previously paid by The Registrant in connection with the original filing on August 14, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                         American Spectrum Realty, Inc.
                             1800 East Deere Avenue
                           Santa Ana, California 92705

               NOTICE OF CONSENT SOLICITATION TO LIMITED PARTNERS
                                ___________, 2001



         Sierra Pacific Development Fund
         Sierra Pacific Development Fund II
         Sierra Pacific Development Fund III
         Sierra Pacific Institutional Properties V
         Sierra Pacific Pension Investors '84
         Nooney Income Fund Ltd., L.P.
         Nooney Income Fund Ltd. II, L.P.
         Nooney Real Property Investors-Two, L.P.


The general partners of each of the eight limited partnerships listed above, which we refer to as the limited partnerships or the funds, ask you by this notice to consent to the following:

         Proposed consolidation of your fund by American Spectrum Realty, Inc. As described in the attached Prospectus/Consent Solicitation, American Spectrum proposes a consolidation of the funds into American Spectrum. American Spectrum will issue to each of the limited partners of the funds a specified number of American Spectrum shares in exchange for their partnership interests. After the series of transactions in which the funds will be consolidated into American Spectrum, which we refer to as the consolidation, American Spectrum will own, through a subsidiary, all of the assets of the funds, and assets of CGS Real Estate Company, Inc., the majority-owned affiliates and CGS's other affiliates. This includes the portion of CGS's property management business which provides property management services to the funds and CGS and the majority-owned affiliates and CGS's other affiliates. Attached to the supplement for each fund as Appendix B is the Agreement and Plan of Merger for each fund, which describes the terms of the consolidation in detail.

         Proposed amendments. In addition, limited partners are being asked to vote on proposed amendments to their agreement of limited partnership. These amendments are needed to permit the consolidation. A copy of the proposed amendments is attached as Appendix C to each supplement accompanying this consent solicitation.

Only the limited partners of the funds holding units at the close of business on __________ __, 2001 are entitled to notice of and to vote for or against the proposed consolidation.

                                        By order of Thomas N. Thurber

                                        Secretary

We invite you to vote using the enclosed consent form because it is important that your interests in your fund be represented. Please sign, date and return the enclosed consent card in the accompanying postage-paid envelope. You may also revoke your consent at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

We will mail this Prospectus/Consent Solicitation, which we refer to as the consent solicitation, to limited partners on or about ___________ __, 2001.

THE INFORMATION IN THIS CONSENT SOLICITATION IS NOT COMPLETE AND MAY CHANGE. AMERICAN SPECTRUM MAY NOT SELL THE SECURITIES DESCRIBED THEREIN UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS CONSENT SOLICITATION IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE THAT PROHIBITS THE OFFER OR SALE OF SUCH SECURITIES.

THE INFORMATION IN THIS CONSENT SOLICITATION IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS CONSENT SOLICITATION IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                         AMERICAN SPECTRUM REALTY, INC.
            ____SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, AND
                   ___% CALLABLE NOTES, DUE _________ __, ____


If you are a limited partner of any of the following funds, your vote is very important:

Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors-Two, L.P.

This document is formally called a Prospectus/Consent Solicitation Statement because the prospectus also acts as a method through which we are asking for your consent to transactions that are described in detail in the document. We refer to this document as the consent solicitation. Through this consent solicitation and the accompanying supplement for your fund, we, American Spectrum Realty, Inc., are asking you, as the limited partners of each of the funds, to vote on whether to approve the proposed consolidation into American Spectrum of each of the funds listed above, CGS Real Estate Company, Inc., the majority-owned affiliates and CGS's other affiliates. In the consolidation, American Spectrum will issue shares of common stock or, in specified situations, notes in exchange for your limited partnership units. Limited partners holding in excess of 50% of the outstanding units in each fund must vote "For" the consolidation on the enclosed consent form in order for the consolidation of their fund to be consummated. The general partners of the funds recommend that you vote "For" the consolidation.

This solicitation of consents expires at ___ p.m., Eastern time on _____________, 2001, unless you are notified that it has been extended.

THERE ARE MATERIAL RISKS AND POTENTIAL DISADVANTAGES ASSOCIATED WITH THE CONSOLIDATION AS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE ___. IN PARTICULAR, YOU SHOULD CONSIDER:

- American Spectrum's common stock is likely to trade at prices below the $15 value that we have arbitrarily assigned to the common stock for purposes of the consolidation.

- After the consolidation, your investment will be subject to market risk and the price of American Spectrum shares may decline.

- The general partners and their affiliates will receive American Spectrum shares having a value of $22,890,000, based on the value of $15 assigned to each share, for assets having a net book value at March 31, 2001 of $(40,551,000), which represents depreciated historical cost and not fair market value; they will receive other benefits from the consolidation, and have interests that may conflict with those of the limited partners.

- The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern based, in part, on loan defaults.

-    Limited partners may incur taxes in connection with the transaction.

- If the limited partners of a fund approve the consolidation, the fund can no longer enter into alternatives to the consolidation, which include the liquidation of the fund's properties and the distribution of the net proceeds to the limited partners.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This consent solicitation incorporates important business and financial information about American Spectrum that is not included in or delivered with this consent solicitation.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the consolidation or would like additional copies of this consent solicitation or the supplement relating to your fund(s), you should contact our solicitation firm:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                      TELEPHONE (TOLL FREE): (800) 322-2885

TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THIS INFORMATION NO LATER THAN ________________, 2001.

        The date of this consent solicitation is __________ ____, 2001.

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
Who Can Help Answer Your Questions? .................................................................      vii
Summary .............................................................................................        1
     Purpose of this Consent Solicitation ...........................................................        1
     Description of American Spectrum and the Funds .................................................        1
         American Spectrum ..........................................................................        1
     The Properties .................................................................................        2
         The Funds ..................................................................................        2
         Risk Factors ...............................................................................        2
     Conflicts of Interest and Benefits to General Partners and their Affiliates ....................        4
     The Consolidation ..............................................................................        5
         Principal Components of the Consolidation ..................................................        5
         What You Will Receive if Your Fund Is Included in the Consolidation ........................       10
         American Spectrum Shares Allocated to Funds ................................................       11
     Your General Partners' Reasons for Proposing and Recommending the Consolidation ................       13
         Benefits of Participation in the Consolidation .............................................       13
         Why Your General Partners Believe the Consolidation Is Fair to You .........................       14
         Appraisals .................................................................................       15
         Fairness opinion ...........................................................................       15
         Allocation of American Spectrum Shares .....................................................       16
         Alternatives to the Consolidation that Your General Partners Considered ....................       16
     Voting .........................................................................................       19
         Voting Procedures ..........................................................................       19
         Amendments to Your Fund's Partnership Agreement ............................................       20
         No Rights to Independent Appraisal .........................................................       20
     Consolidation Expenses .........................................................................       20
     Conditions to the Consolidation ................................................................       21
     Your Right to Investor Lists and to Communicate with Other Limited Partners ....................       21
     Federal Income Tax Considerations ..............................................................       21
         Qualification of American Spectrum as a REIT ...............................................       23
     Opinion of Counsel..............................................................................       23
Summary Financial Data...............................................................................       24
Risk Factors ........................................................................................       38
     Risk Factors Related to American Spectrum and Risks Resulting from the Consolidation ...........       38
     Real Estate/Business Risks .....................................................................       44
     Tax Risks ......................................................................................       47
Background of And Reasons For The Consolidation .....................................................       50
     Background of the Funds ........................................................................       50
     Investment Objectives of Funds .................................................................       50
     Consideration of Liquidation of the Funds and the Decision to Pursue the Consolidation..........       51
     Chronology of the Consolidation ................................................................       55
     Your General Partners' Reasons for Proposing the Consolidation .................................       58
     Exchange Value Allocation Of American Spectrum Shares ..........................................       61
     Determination of Exchange Values ...............................................................       61
     Allocation of American Spectrum Shares .........................................................       67
     Allocation of American Spectrum Shares Between the Funds and CGS and the Majority-Owned
       Affiliates, Including the CGS Management Company, and CGS's Other Affiliates..................       67
     Allocation of American Spectrum Shares Between Limited Partners and General Partners ...........       68
     Alternatives to the Consolidation ..............................................................       68
     Comparison of Alternatives .....................................................................       70
Recommendation And Fairness Determination ...........................................................       76
     General ........................................................................................       76
     Material Factors Underlying Belief as to Fairness ..............................................       77
     Relative Weight Assigned to Material Factors ...................................................       81

                                                                                                          Page
                                                                                                          ----
     Fairness to Limited Partners Receiving American Spectrum Shares ................................       81
     Fairness in View of Conflicts of Interest ......................................................       81
Reports, Opinions and Appraisals ....................................................................       81
     General ........................................................................................       81
     Portfolio Appraisal ............................................................................       82
     Portfolio of Properties ........................................................................       85
     Fairness Opinion ...............................................................................       90
     Financial Advisor...............................................................................       98
The Consolidation ...................................................................................       99
     Principal Components of the Consolidation ......................................................       99
     Conditions to Consolidation ....................................................................      104
     Merger Agreements ..............................................................................      105
     Approval and Recommendation of the General Partners ............................................      105
     Vote Required for Approval of the Consolidation ................................................      105
     Consideration ..................................................................................      106
     Estimated Exchange Value of American Spectrum Shares Issuable to Funds .........................      106
     No Fractional American Spectrum Shares .........................................................      107
     Effect of the Consolidation on Limited Partners Who Vote Against the Consolidation .............      108
     Effect of Consolidation on Funds Not Acquired ..................................................      108
     Consolidation Expenses .........................................................................      108
     Accounting Treatment ...........................................................................      108
Conflicts of Interest ...............................................................................      108
     Affiliated General Partners ....................................................................      108
     Substantial Benefits to General Partners and their Affiliates ..................................      109
     Common General Partners ........................................................................      110
     Lack of Independent Representation of Limited Partners .........................................      110
     Terms of the Consolidation with CGS and the majority-owned affiliates and CGS's other affiliates      110
     Non-Arm's-Length Agreements ....................................................................      110
     Conflicts of Interest in Voting Limited Partnership Interests ..................................      110
     Features Discouraging Potential Takeovers ......................................................      111
Comparison of Ownership of Units, Notes And American Spectrum Shares ................................      111
     Form of Organization and Purpose ...............................................................      111
     Length and Type of Investment ..................................................................      112
     Business and Property Diversification ..........................................................      112
     Borrowing Policies .............................................................................      113
     Other Investment Restrictions ..................................................................      113
     Management Control .............................................................................      114
     Fiduciary Duties ...............................................................................      115
     Management's Liability and Indemnification .....................................................      115
     Anti-takeover Provisions .......................................................................      117
     Sale ...........................................................................................      117
     Merger .........................................................................................      118
     Dissolution ....................................................................................      118
     Amendments .....................................................................................      119
     Review of Investor Lists .......................................................................      119
     Nature of Investment ...........................................................................      120
     Additional Equity/Potential Dilution ...........................................................      121
     Liability of Investors .........................................................................      122
     Voting Rights ..................................................................................      122
     Liquidity ......................................................................................      123

                                                                                                          Page
                                                                                                          ----
     Expected Distributions and Payments ............................................................      124
     Taxation of Taxable Investors ..................................................................      124
     Taxation of Tax-Exempt Investors ...............................................................      126
     Compensation and Fees ..........................................................................      126
     Compensation, Reimbursements and Distributions to the General Partners .........................      130
Voting Procedures ...................................................................................      132
     Distribution of Solicitation Materials .........................................................      132
     Required Vote and Other Conditions .............................................................      133
Selected Historical Combined Financial Data
For CGS and the Majority-owned Affiliates ...........................................................      135
Management's Analysis of Financial Condition and Results of Operations of American Spectrum .........      151
     CGS and the Majority-Owned Affiliates ..........................................................      151
     Subsidiaries ...................................................................................      151
The Funds ...........................................................................................      160
Quantitative and Qualitative Disclosures about Market Risk ..........................................      160
Interest Rate Risk ..................................................................................      160
American Spectrum's Business ........................................................................      161
     General ........................................................................................      161
     Background and Strategy ........................................................................      161
     Credit Facility ................................................................................      163
     Acquisition and Investment Policies ............................................................      163
     Financing Policies .............................................................................      164
     Other Policies .................................................................................      164
     The Properties .................................................................................      165
Property Overview ...................................................................................      171
Tenant Information ..................................................................................      176
Significant Properties ..............................................................................      178
     Depreciation of Significant Property ...........................................................      178
     Occupancy, Effective Rent and Other Data at Significant Property ...............................      178
     Real Estate Taxes ..............................................................................      178
     Lease Expiration Schedule ......................................................................      178
     Capital Expenditures ...........................................................................      179
Mortgage Debt .......................................................................................      179
     Environmental Matters ..........................................................................      181
     Insurance ......................................................................................      181
     Competition ....................................................................................      182
     Employees ......................................................................................      182
     Legal Proceedings ..............................................................................      182
Business of The Funds ...............................................................................      183
     General ........................................................................................      183
     Management Services ............................................................................      183
     Description of Properties ......................................................................      184
     Description of Leases ..........................................................................      184
     Financing ......................................................................................      185
     Sale of Properties .............................................................................      185
     Competition ....................................................................................      186
Policies With Respect to Certain Activities .........................................................      186

                                                                                                          Page
                                                                                                          ----
American Spectrum ...................................................................................      186
     Investment Policies ............................................................................      186
     Financing Policies .............................................................................      187
     Miscellaneous Policies .........................................................................      187
     Working Capital Reserves .......................................................................      187
The Funds ...........................................................................................      187
     Investment Policies ............................................................................      187
     Financing ......................................................................................      188
Management ..........................................................................................      188
     Directors and Executive Officers ...............................................................      188
     Board of Directors .............................................................................      189
     Executive Compensation .........................................................................      190
     Employment Agreements ..........................................................................      191
     Option and Restricted Share Plans ..............................................................      191
     Incentive Compensation .........................................................................      192
Principal Stockholders of American Spectrum .........................................................      193
Related Party Transactions ..........................................................................      194
     Transactions Relating to the Consolidation .....................................................      194
     Exchange Rights ................................................................................      194
     Registration Rights Agreement ..................................................................      194
     Third Party Management Services ................................................................      194
     Other Transactions .............................................................................      194
Fiduciary Responsibility ............................................................................      195
     Directors and Officers of American Spectrum ....................................................      195
     General Partners of the Funds ..................................................................      196
Description of Capital Stock ........................................................................      197
     Preferred Stock ................................................................................      197
     Ownership Limits and Restrictions on Transfer ..................................................      197
     Registrar and Transfer Agent ...................................................................      199
Description of The Notes ............................................................................      200
     General ........................................................................................      200
     Principal and Interest .........................................................................      201
     Redemption .....................................................................................      201
     Proceeds from Sale of Properties Formerly Owned by the Funds ...................................      202
     Proceeds from Refinancings of Properties Formerly Owned by the Funds ...........................      202
     Limitation on Incurrence of Indebtedness .......................................................      202
     Merger, Consolidation or Sale ..................................................................      203
     Events of Default, Notice and Waiver ...........................................................      203
     Modification of the Indenture ..................................................................      205
     Satisfaction and Discharge .....................................................................      205
     No Conversion Rights ...........................................................................      206
     Governing Law ..................................................................................      206
Federal Income Tax Considerations ...................................................................      207
     Material Tax Differences between the Ownership of Units and American Spectrum Shares ...........      207
     Tax Consequences of the Consolidation ..........................................................      208
     Taxation of Noteholders ........................................................................      210
     Taxation of American Spectrum ..................................................................      211
     Taxation of Stockholders .......................................................................      216
     State and Local Taxes ..........................................................................      219

                                                                                                          Page
                                                                                                          ----
Experts .............................................................................................      219
Legal Matters .......................................................................................      220
Where You Can Find More Information .................................................................      220
Index to Financial Statements .......................................................................      F-1
Appendix A -- Fairness Opinion ......................................................................      A-1
Appendix B -- Draft Portfolio Appraisal Report.......................................................      B-1

                           QUESTIONS AND ANSWERS ABOUT
                        AMERICAN SPECTRUM REALTY, INC.'S
                           CONSOLIDATION OF THE FUNDS


Q:   What is the proposed consolidation that I am being asked to vote upon?

     A: You are being requested to approve the consolidation transaction in which your fund will merge into American Spectrum. Your fund is one of eight funds that will merge with us as part of the consolidation. As part of the consolidation, we will also consolidate with privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, we intend to combine the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates. If the consolidation is approved by all of the funds, we will own 35 office, office/warehouse, apartment and shopping center properties. However, we do not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

     A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:   Why are we proposing the consolidation?

     A: We and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. We believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. We have applied to list the American Spectrum shares for trading on the American Stock Exchange. The consolidation is conditioned on the listing of the American Spectrum shares on the American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American Spectrum. Limited partners will also receive distributions on their American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

     A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund based on the percentage of the limited partnership interests held by you.

Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

     A: Yes, subject to the limitations described under the caption "Description of the Notes". If you vote "Against" the consolidation, but your fund is nevertheless consolidated with us, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by us at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

     A: Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

     Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. Approval by the required vote of your fund's limited partners in favor of the consolidation will be binding on you even if you vote against the consolidation.

Q:   How do I vote?

     A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with us. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote for the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:   Can I change my vote after I mail my consent form?

     A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and we make a public announcement or file a Form 8-K as to receipt of the required vote. You can do this in two ways: you can send us a written statement that you would like to revoke your consent, or you can send us a new consent form. Any revocation or new consent form should be sent to Mellon Investor Services LLC, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

     A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

     After you read this consent solicitation, we urge you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:   When do you expect the consolidation to be completed?

     A: We plan to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and we have required that it be completed no later than __________ __, ____. Your consent form must be received by Mellon Investor Services LLC, unless we extend the solicitation period. We reserve the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. We may extend the solicitation period if we have not received sufficient consents to approve the consolidation.


                       WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the consolidation or would like additional copies of this Consent Solicitation or the Supplement relating to your fund(s), you should contact our solicitation firm:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                      TELEPHONE (TOLL FREE): (800) 322-2885

                                     SUMMARY

        This Summary highlights information contained elsewhere in this consent solicitation, and may not contain all of the information regarding the consolidation that is important to you. To understand the consolidation fully and for a more complete description of the terms of and risks related to the consolidation, you should read carefully this entire consent solicitation, the accompanying supplement relating to your fund and the other documents to which we have referred you, including documents incorporated into this consent solicitation by reference. See "Where You Can Find More Information" on page
____.

                      PURPOSE OF THIS CONSENT SOLICITATION

        You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. In addition, as part of the consolidation, American Spectrum will acquire properties held by CGS Real Estate Company, Inc., which we refer to as CGS, and privately held entities organized by CGS, which we refer to as a group as the majority-owned affiliates and CGS's other affiliates. American Spectrum will also acquire the portion of CGS's property management business which manages properties of the funds and the majority-owned affiliates and CGS's other affiliates, which we refer to as the CGS Management Company. A fund will only participate in the consolidation if limited partners holding more than 50% of the limited partnership units vote in favor of the consolidation and the proposed amendment to the Fund's partnership agreement. The consolidation will not be consummated unless Sierra Pacific Pension Investors '84, which owns properties having an appraised value in excess of $20 million, participates in the consolidation. If limited partners of a fund do not approve the consolidation and the proposed amendment or the consolidation is not consummated, the general partners of the fund intend to liquidate the fund.

                 DESCRIPTION OF AMERICAN SPECTRUM AND THE FUNDS

AMERICAN SPECTRUM

        We are a newly organized Maryland corporation. We will acquire assets of CGS and the majority-owned affiliates and CGS's other affiliates. CGS Real Estate Company, Inc., or CGS, is a real estate company organized in Texas. William J. Carden, our Chief Executive Officer, and John Galardi, a principal stockholder of American Spectrum, are the principal stockholders of CGS. CGS's officers became our officers. CGS acquired the general partners of your funds in 1994 and 1997 and manages the funds. In addition, CGS and privately-held entities it organized invest in real estate. The majority-owned affiliates and CGS's other affiliates are privately-held entities organized or managed by CGS. We will acquire the portion of CGS's property management business that manages these entities, but we will not acquire CGS's third party management business. After the consolidation, we will be managed by our officers and directors and will not have an outside advisor or manager. We will own and operate 34 properties located in nine states upon completion of the consolidation. The properties include 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers, and one parcel of development land. The information about our properties assumes that all of the funds approve the consolidation. We plan to expand our business by acquiring additional properties. We expect to focus primarily on the acquisition of office, office/warehouse and apartment properties located in the midwestern and western United States, Texas and the Carolinas.

        We intend to qualify as a real estate investment trust and elect to be treated as a real estate investment trust, or REIT, beginning in 2002. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the double taxation that generally results from investments in a corporation. Double taxation means that taxes are imposed both at the corporate and stockholder level.

        American Spectrum's address and telephone number are 1800 East Deere Avenue, Santa Ana, California 92705, (949) 797-4000. Any questions regarding the consolidation should be directed to the solicitation firm that is assisting us, Mackenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, telephone (toll free): (800) 322-2885.

                                 THE PROPERTIES

        The following table indicates the distribution by type and the geographical distribution of the properties, assuming all of the funds approved the consolidation. However, the actual properties that will be owned is unknown, because we do not know which funds will vote for the consolidation:

                                                     TOTAL ESTIMATED
     TYPE OF PROPERTY        NUMBER OF PROPERTIES   PROPERTY VALUE(1)
--------------------------   --------------------   ----------------
Office buildings                      12              $141,890,000
Office/warehouse buildings            12                58,140,000
Apartment properties                   4                47,110,000
Shopping centers                       5                17,770,000
Land Held for Development              1                 3,900,000
                             --------------------   --------------
TOTAL                                 34              $268,810,000
                             ====================   ==============


(1) Based on the appraisals prepared by Robert A. Stanger & Co. Inc. The appraisals were prepared by Stanger as of December 31, 2000.

THE FUNDS

        The funds are limited partnerships formed from 1979 to 1985 to invest in office, office/warehouse and shopping center properties. The funds originally intended to dispose of their properties and liquidate between 1986 and 1989. CGS acquired the general partners of the funds in 1994 and 1997. As of March 31, 2001, the funds owned 18 office, office/warehouse and shopping center properties located in eight states. Subsidiaries of CGS manage the funds' properties. The following is a list of the funds and the appraised value of the real properties owned by the funds:

                                                       APPRAISED VALUE OF
                    NAME OF FUND                          REAL PROPERTY
         -----------------------------------------     ------------------
         Sierra Pacific Development Fund                  $  9,250,000
         Sierra Pacific Development Fund II                 19,921,392
         Sierra Pacific Development Fund III                   524,743
         Sierra Pacific Institutional Properties V           4,523,940
         Sierra Pacific Pension Investors '84               25,879,925
         Nooney Income Fund Ltd., L.P.                      10,628,800
         Nooney Income Fund Ltd. II, L.P.                   22,071,200
         Nooney Real Property Investors-Two, L.P.           15,830,000

RISK FACTORS

        The following is a summary of the material risks and effects of the consolidation. The risks are more fully discussed beginning on page __ in "Risk Factors". You should consider these risks in determining whether to vote in favor of the consolidation.

        - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

        - We have arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the American Stock Exchange or another national security exchange, the American Spectrum shares are likely to trade below $15.00.

        - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

        - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

             - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

             - The funds are required to distribute the proceeds of any property sales. We intend to reinvest the proceeds of any future sales of our properties.

             - We plan to raise additional funds through equity or debt financings to make future acquisitions of properties. We may invest in types of properties different from those in which your fund invests.

        - CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of $11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379,000) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,283,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

        - We intend to continue CGS's strategy of investing in properties that we believe are undervalued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

        - We will have more indebtedness and greater leverage than the funds. Our pro forma ratio of indebtedness to total assets as of March 31, 2001 was 62.1% and we intend to increase this ratio. These higher debt levels will subject American Spectrum to increased risk of default, which could adversely affect American Spectrum's operating results and distributions.

        - The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included:

             - CGS and the majority-owned affiliates having losses aggregating $28,121,000 during the three years ended December 31, 2000 and a net capital deficiency of $37,406,000 at December 31, 2000.

             - Entities included in CGS and the majority-owned affiliates had not made debt payments when due of $5,020,000 and lenders placed $10,250,000 of mortgage loan and other debt in default at December 31, 2000, $5,250,000 of which has subsequently been cured. Subsequent to December 31, 2000, a second mortgage loan secured by vacant land in the principal amount of $1,944,000 was placed in default by the lender.

             - CGS and the majority-owned affiliates defaulted under a settlement agreement under which $7,473,000 relating to mortgage debt due to Sierra Pacific Development Fund II was due, which is the subject of a litigation. As a result, the plaintiffs elected to declare the settlement agreement null and void. An additional $1,751,000 due to one of the funds came due, which was subsequently extended.

        - Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. In addition, $40,309,000 of mortgage loans will become due in the next 12 months. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

        - The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreements.

        - Stanger's fairness opinion only addressed the allocation of the shares between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds.

             The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of the allocations for all combinations of funds.

        - We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

        - All of the funds other than Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability. See "Tax Risks."

        - Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred. Limited partners in this fund will be allocated their share of the gain. In addition, limited partners in this fund may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

        - We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

        - Your ability to utilize passive losses from your fund to offset income derived from your investment in the fund and passive income from other investments will no longer be available.

   CONFLICTS OF INTEREST AND BENEFITS TO GENERAL PARTNERS AND THEIR AFFILIATES

        As a result of the consolidation, the general partners of the funds will receive benefits and will have conflicts of interest as a result of the consolidation. These conflicts and benefits include:

        - The general partners and their affiliates will receive 951,000 American Spectrum shares and 575,000 limited partnership interests in the Operating Partnership in exchange for their interests in CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and limited partnership interests in the funds. The Operating Partnership is a subsidiary of ours through which we own our properties.

             - The 1,526,000 shares in American Spectrum, including the shares issuable in exchange for limited partnership interests in the Operating Partnership, to be issued to the general partners and their affiliates have a value of $22,890,000, based on the value assigned by us of $15 per share. The net assets and businesses contributed by them have a net book value at March 31, 2001 of $(40,551,000), which represents depreciated historical cost and not fair market value.

             - The general partners and their affiliates will receive 38% of the interests that they receive in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and limited partnership interests in the funds in the form of limited partnership interests in the Operating Partnership instead of American Spectrum shares. As a result, they will not have a current tax liability without cash on these interests.

        - Following the consolidation, Messrs. Carden, Thurber, Perkins and Ms. Nooney, who are officers and directors of your general partners will serve as officers or directors of American Spectrum. They will be entitled to receive salary, bonuses and restricted stock options. These benefits are likely to exceed the benefits that they would derive from the funds if the consolidation does not occur. The principal benefits are as follows:

             - Salaries initially equal to $1,030,000 per annum in the aggregate and additional bonuses in amount not yet determined.

             - Restricted stock grants having a value of $967,500 based on the $15 value assigned to each share, and stock options to purchase 94,500 shares at the $15 per share assigned value or the fair market price of the American Spectrum shares on the date of grant.

        - $14,760,000 of indebtedness payable by the general partners and their affiliates, of which $13,639,000 is guaranteed by Messrs. Carden and Galardi, will become our obligation. They will no longer be responsible for paying these amounts.

             - CGS and the majority-owned affiliates and CGS's other affiliates owe approximately $200,000 to a group consisting of Timothy R. Brown, partners of a law firm of which Mr. Brown is a partner, and other individuals. American Spectrum will be responsible for this debt and will repay the debt following the consummation of the consolidation. Mr. Brown is a director of the American Spectrum.

             - CGS and the majority owned affiliates owe John Galardi $1,500,000 and ASJ, which is owned by William J. Carden and his children, $24,981. These will become obligations of American Spectrum and will be repaid subsequent to the closing.

                                THE CONSOLIDATION

PRINCIPAL COMPONENTS OF THE CONSOLIDATION

        The consolidation will consist of the following principal components:

        - The funds will merge into American Spectrum. As a result, we will own each funds' properties and we will be responsible for each fund's liabilities.

        - Only funds which approve the merger will merge into American Spectrum. If all funds approve the merger and participate, we will own 18 properties currently owned by the funds.

        - As part of the consolidation, we will consolidate with CGS and the majority-owned affiliates.

             -    CGS will contribute assets to us.

             - We will merge with the majority-owned affiliates. The majority-owned affiliates consist of various partnerships, corporations, and limited liability companies in which William
                  J. Carden, John N. Galardi and members of their families hold more than 50% of the interests.

             - CGS and the majority-owned affiliates collectively own 14 properties.

        - As part of the consolidation, we will merge with CGS's other affiliates. CGS's other affiliates are two other limited liability companies in which affiliates of CGS are the general partners or managing members and which collectively own two properties.

        - CGS and the majority-owned affiliates and CGS's other affiliates own a total of four shopping centers, five office, two office/warehouse, and four apartment properties and one parcel of land held for development.

        - The assets acquired in the consolidation will be held by either a subsidiary limited partnership, which we refer to as the Operating Partnership, or subsidiaries of the Operating Partnership.

        - We will acquire CGS's management company business which provides management services to the funds and CGS and the majority-owned affiliates and CGS's other affiliates. We refer to this business as the CGS Management Company. The CGS Management Company is part of CGS and the CGS majority-owned affiliates.

        - The balance of CGS's management company business provides management services to third parties. We refer to this business as the Third Party Management Company. The Third Party Management Company will not be owned by us and will continue to be operated separately by affiliates of CGS.

        - We will issue either American Spectrum shares or limited partnership interests in the Operating Partnership in exchange for CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates. Each limited partnership interest in the Operating Partnership provides the same rights to distributions as one American Spectrum share and is exchangeable for an American Spectrum share. Shares issued with respect to CGS, the majority-owned affiliates, including CGS Management Company, and CGS's other affiliates are not registered pursuant to this registration statement.

        We expect that the consolidation will be consummated in the ________ quarter of ____, and we and the general partners of the funds have required that it be completed no later than ________________ ___, _____.

        The following chart shows the organization of the funds, CGS and the majority-owned affiliates and CGS's other affiliates prior to the consolidation:

                             [chart to be inserted]

(1) CGS and the majority-owned affiliates are combined together in the financial statements of CGS and the majority-owned affiliates. The financial statements of CGS and the majority-owned affiliates include the CGS Management Company and the third party management operations. The majority-owned affiliates consist of Autumn Ridge, Parkade, Villa Redondo, Phoenix Van Buren, SP/Bancor, Creekside Riverside LLC, Pacific Spectrum LLC, McDonnell Associates LLP, No-So, Inc., CGS Properties Marketplace Columbia LP, Third Coast LLC, Seventy Seven LLC, Back Bay LLC and the CGS Management Company.

(2) Separate financial statements are provided for each of CGS's other affiliates, Nooney Rider Trail, LLC and Nooney-Hazelwood Associates, L.P.

(3) The Sierra Pacific Partnerships and the Nooney Limited Partnerships together make up the funds. For accounting purposes, Sierra Pacific Pension Investors '84 is considered the accounting acquiror in the consolidation because its partners receive more American Spectrum shares than the investors in any other entity.

(4) American Spectrum Real Estate Services Inc. consists of the CGS Management Company and the Third Party Management Company. The other shareholders of American Spectrum Real Estate Services, Inc. are persons from whom CGS acquired American Spectrum Real Estate Services, Inc., who are unaffiliated with CGS and retained a 20% interest in American Spectrum Real Estate Services, Inc. They will not have an interest in the CGS Management Company after the consolidation.

        The following chart shows the organization of American Spectrum after the consolidation:

                             [chart to be inserted]

(1) The CGS Management Company excludes the third party property management services.

(2) We will own our properties through the Operating Partnership. This is known as an "UPREIT" structure. Limited partnership interests in the Operating Partnership will have substantially the same economic rights as American Spectrum shares. As a result of this structure, we can issue limited partnership interests in exchange for interests in properties in tax-free transactions.

(3) In most cases our properties will be owned by single purpose subsidiaries of the Operating Partnership.


WHAT YOU WILL RECEIVE IF YOUR FUND IS INCLUDED IN THE CONSOLIDATION

        If the consolidation is approved by the limited partners of your fund and consummated, you will receive American Spectrum shares as consideration for your units. However, if you vote against the consolidation of your fund with American Spectrum, you can elect to receive notes instead of American Spectrum shares, as described below.

        - American Spectrum Shares. You will receive American Spectrum shares for your units unless you vote "Against" the consolidation and specifically elect to receive notes.

             We determined the number of American Spectrum shares that you will receive as follows:

             - We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates. The Exchange Value of the funds and CGS and the majority-owned affiliates and CGS's other affiliates were determined based in part on an appraisal prepared by Stanger.

             - The appraised values were then adjusted for other assets and liabilities of the entities and an allocation of the consolidation expenses. The Exchange Value for the CGS Management Company was determined by us based on valuation methods we believe are reasonable.

             The sum of these values is the Exchange Value of all of our assets and business. We believe that the Exchange Value is a reasonable estimate of our net asset value. Our net asset value is the fair value of our assets minus our liabilities after consummation of the consolidation.

             To allocate the shares, we arbitrarily selected a $15 per share value. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15.

             In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of our estimated net asset value. Since the market may not value the American Spectrum Shares as having a value equal to our estimated net asset value, the American Spectrum shares are likely to trade at price of less than $15 per share.

        - Notes. If your fund approves the consolidation, you can receive notes instead of American Spectrum shares.

             If you have voted "Against" the consolidation, and you do not wish to own American Spectrum shares, you can elect to receive your portion of the consideration in the form of notes due __________ __, _____. The notes will bear interest at __% and will mature eight years after consummation of the consolidation. The notes may be redeemed by us at any time.

             The notes issued to you will have a principal amount equal to the estimated amount that the limited partners would receive upon an orderly liquidation of your fund's properties under the partnership agreement governing your fund. We based the liquidation value in part upon an independent appraisal of the property portfolios prepared by Stanger. The principal amount of the notes equals 95.3%
             - 100% of your portion of the Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund.

             Information as to the Exchange Value and Principal Amount of the notes for each fund is set forth in the "Comparison of Alternatives" table in the summary. For a discussion of the terms and conditions of the notes, see "Description of the Notes," page
             __.

AMERICAN SPECTRUM SHARES ALLOCATED TO FUNDS

        For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares."

        The following table sets forth for each fund:

        - the number of American Spectrum shares to be allocated to that fund;

        -    the Exchange Value of that fund;

        - the estimated value of American Spectrum shares, based on the Exchange Value per share of $15, you will receive for each $1,000 of your original investment; and

        - the GAAP book value of the assets contributed per $1000 of your original investment:


                                                                                                          PERCENTAGE
                                                                                           GAAP BOOK       OF TOTAL    NUMBER OF
                                                                                             VALUE         EXCHANGE     AMERICAN
                                                                            VALUE OF        (DEFICIT)       VALUE/      SPECTRUM
                                              NUMBER OF                     AMERICAN        MARCH 31,     PERCENTAGE   SHARES PER
                                              AMERICAN                   SPECTRUM SHARES    2001 PER       OF TOTAL     AVERAGE
                                              SPECTRUM                     PER AVERAGE       AVERAGE       AMERICAN      $1,000
                                               SHARES       EXCHANGE     $1,000 ORIGINAL     $1,000        SPECTRUM     ORIGINAL
                                            ALLOCATED TO    VALUE OF     LIMITED PARTNER    ORIGINAL        SHARES      PARTNER
                                               FUND(1)       FUND(2)      INVESTMENT(2)    INVESTMENT      ISSUED(3)   INVESTMENT
-----------------------------------------   ------------   -----------   ---------------   ----------     ----------   ----------
Sierra Pacific Development Fund                 471,594    $ 7,073,911     $   481.97      $   71.63          7.45%       32.13

Sierra Pacific Development Fund II              754,800     11,321,999         521.11         190.88(4)      11.93%       34.74

Sierra Pacific Development Fund III              19,127        286,899          31.40         (43.08)         0.30%        2.09

Sierra Pacific Institutional Properties V       291,581      4,373,714         568.44         291.50          4.61%       37.90

Sierra Pacific Pension Investors '84          1,470,740     22,061,120       1,145.04         496.68         23.24%       76.38

Nooney Income Fund Ltd., L.P.                   719,254     10,788,803         710.72         374.84         11.37%       47.38

Nooney Income Fund Ltd. II, L.P.              1,068,248     16,023,718         833.66         466.27         16.88%       55.58

Nooney Real Property Investors-Two, L.P.        554,155      8,312,327         692.69         (22.28)         8.76%       46.18


                                                                                                          PERCENTAGE
                                                                                           GAAP BOOK       OF TOTAL     NUMBER OF
                                                                                             VALUE         EXCHANGE     AMERICAN
                                                                            VALUE OF        (DEFICIT)       VALUE/      SPECTRUM
                                              NUMBER OF                     AMERICAN        MARCH 31,     PERCENTAGE   SHARES PER
                                              AMERICAN                   SPECTRUM SHARES    2001 PER       OF TOTAL     AVERAGE
                                              SPECTRUM                     PER AVERAGE       AVERAGE       AMERICAN      $1,000
                                               SHARES       EXCHANGE     $1,000 ORIGINAL     $1,000        SPECTRUM     ORIGINAL
                                            ALLOCATED TO    VALUE OF     LIMITED PARTNER    ORIGINAL        SHARES      PARTNER
                                               FUND(1)       FUND(2)      INVESTMENT(2)    INVESTMENT      ISSUED(3)   INVESTMENT
-----------------------------------------   ------------   -----------   ---------------   ----------     ----------   ----------
CGS and the majority-owned
 affiliates and CGS's other
 affiliates(5)                                  959,746     14,396,197          (5)            (5)           15.17%        (5)

CGS Management Company                           19,121        286,807          (5)            (5)            0.29%        (5)
                                             ----------     ----------       --------       --------        ------       ------

Totals                                        6,328,366     94,925,495           *              *           100.00%         *

(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Includes limited partnership interests issued to the owners of CGS and the majority-owned affiliates and CGS's other affiliates. Values are based on the value of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund. This is our estimate of the value of our assets minus our liabilities after the consolidation. The Exchange Value equals

        - the appraised value of each fund's real estate assets, as determined by Stanger; plus

        - the estimated realizable value of non-real estate assets of each fund; minus

        -    mortgage debt and other liabilities of each fund; and minus

        -    each fund's allocable share of consolidation expenses.

        Since the number of American Spectrum shares allocated in the consolidation was determined by dividing the aggregate Exchange Value by $15, each share represents $15 of our estimated net asset value. Upon listing the American Spectrum shares on the American Stock Exchange or another national security exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(3) If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to each unitholder will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

(4) The book value per $1000 of original investment of Sierra Pacific Development Fund II has been adjusted by $344.05 from $535.00 to $190.95. The adjustment reflects the deduction of the portion of the book value of Sierra Pacific Development Fund resulting from the receivable of $7,472,537 from CGS and its affiliates. This amount will be distributed to limited partners of Sierra Pacific Development Fund II after the completion of the consolidation and will not be part of the assets of Sierra Pacific Development Fund II acquired by American Spectrum pursuant to the consolidation.

(5)     Does not include the CGS Management Company.

(6) Unlike the funds, many of these entities were operated as an ongoing business in which investments were made in these entities at various times and amounts were withdrawn at various times. Accordingly, there are no comparable $1,000 original investment values for CGS or the majority-owned affiliates or CGS's other affiliates or the CGS Management Company. The aggregate net book values at March 31, 2001 are $(36,891,000) for CGS and the majority-owned affiliates and CGS's other affiliates, and $(3,660,000) for the CGS Management Company. The aggregate Exchange Values are $14,396,200 for CGS and the majority-owned affiliates and CGS's other affiliates, and $286,800 for the CGS Management Company.

*       Not applicable.

        How we calculated the Exchange Value per $1000 original investment. Exchange Value per average $1,000 original limited partner investment was calculated as follows. We started with the Exchange Value for the fund. We divided the Exchange Value by the number of units in the fund. This resulted in the Exchange Value per unit. We then divided $1,000 by the original purchase price per unit to determine the number of units that could originally be purchased with $1,000. We multiplied the Exchange Value per unit by that number to determine Exchange Value per $1,000 investment. For example, Sierra Pacific Development Fund had an exchange value of $7,073,911. 29,354 of its units were outstanding. $7,073,911 was divided by 29,354 to get an exchange value per unit of $240.986. Each unit in Sierra Pacific Development Fund originally cost $500. Thus, two units would have been purchased with a $1,000 investment. We then multiplied the Exchange Value per unit of $240.986 by two to obtain the Exchange Value per $1,000 of $481.97 for Sierra Pacific Development Fund.

        Why we are showing a $1,000 original investment. You may have originally invested more or less than $1,000 in your fund. We used a $1,000 original investment because it is easier to illustrate the values with a round number. In order to determine the approximate value of American Spectrum shares you will receive if your fund is acquired in the consolidation, you would multiply the figure in the last column (titled "Exchange Value of American Spectrum Shares per average $1,000 Original Limited Partner Investment") by the amount of your original investment divided by $1,000. Thus, for example, if you originally invested $5,000 in Sierra Pacific Development Fund, you would multiply $481.97 by 5 (equal to $5,000 divided by $1,000), which would result in your receiving an estimated value of $2,409.85 in American Spectrum shares in the consolidation.

        Why the American Spectrum Shares may trade at prices below the assigned value of $15. The aggregate Exchange Value was determined based on the appraised value of the real estate assets and the estimated value of other assets and liabilities proposed to be included in the consolidation and our valuation of the CGS Management Company. The assigned value per share of $15 is equal to the aggregate Exchange Value divided by the number of outstanding American Spectrum shares. The market may not view the value of the American Spectrum shares as equal to $15 per share and the American Spectrum shares are likely to initially trade at a lower price. In addition, limited partners' interests will be converted into freely tradeable shares. As a result, some stockholders may choose to sell American Spectrum shares upon listing, when demand for American Spectrum shares is relatively low.

YOUR GENERAL PARTNERS' REASONS FOR PROPOSING AND RECOMMENDING THE CONSOLIDATION

        Your general partners proposed the consolidation and recommend that you vote "For" approval of the consolidation. They believe that the consolidation of your fund into American Spectrum is the best way to maximize the value of your investment. They believe that the consolidation will likely result, over time, in higher values for limited partners of the funds than if the properties were sold individually and the funds were liquidated.

BENEFITS OF PARTICIPATION IN THE CONSOLIDATION

        We believe that the consolidation will provide you with the following benefits:

        - Growth Potential. We believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder because American Spectrum plans to make additional investments and obtain additional financing.

        - Liquidity. We believe the consolidation may provide you with increased liquidity. American Spectrum shares will be listed on the American Stock Exchange or another national security exchange and will have more than 12,000 stockholders, assuming American Spectrum consolidates with all of the funds and assuming all limited partners elect to receive shares. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

        - Regular Cash Distributions. We expect to make regular cash distributions to our shareholders.

        - Greater Access to Capital. We will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

        - Risk Diversification. We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

        - Cost Savings. The combination of the funds under the ownership of American Spectrum will result in cost savings. For example, the combination of the funds into a single public company in American Spectrum would reduce the costs of compliance with SEC reporting requirements. In addition, if your fund is acquired, we will no longer have to supply a Schedule K-1 to you and each of the other limited partners for your tax reporting.

        - Greater Reduction of Conflicts of Interest. We will be managed by our officers and directors. We will not have an outside advisor. This structure eliminates fees paid to outside advisors, reduces conflicts of interest and aligns the interests of the stockholders and management.

WHY YOUR GENERAL PARTNERS BELIEVE THE CONSOLIDATION IS FAIR TO YOU

        Your general partners believe that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

        - Your general partners believe that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. Some of those benefits are described above. The risks and potential detriments are discussed beginning on page ___.

        - Your general partners considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you (as described below). They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

        - Your general partners considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

        - Your general partners considered the availability of the notes option. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

        - Your general partners have adopted and concur with the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described below.

APPRAISALS

        Stanger has provided an appraisal of the portfolios of properties owned by each of the funds and by CGS and the majority-owned affiliates and CGS's other affiliates. The appraisal was prepared on a limited scope basis utilizing solely the income approach to valuation, and in the case of the developable land parcel, the sales comparison approach. The income approach is based on the assumption that the value of a property or portfolio of properties can be represented by the present worth of future cash flows. These cash flows are processed into a value through either direct capitalization or discounted cash flow analysis, or a combination of the two. The indicated value by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the portfolio of properties. In performing the appraisals, Stanger conducted investigations and inquiries as it deemed appropriate in establishing its estimates of value and made assumptions and identified qualifications and limitations that it considered necessary in its findings. The portfolio appraisal represents Stanger's opinion of the estimated value of the portfolios of properties owned by each of the funds and by CGS and the majority-owned affiliates and CGS's other affiliates as of December 31, 2000. They do not necessarily reflect the sales prices of the portfolios that would be realized in actual sales of the portfolios. These prices could be higher or lower than the appraised value of the portfolios. Your general partners determined the Exchange Values for each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates by adding to the appraised value of the properties and the realizable value of non-real estate assets and deducting liabilities and each fund's share of the costs of the consolidation. There is no separate appraisal of the CGS Management Company's business or assets. See "Reports, Opinions and Appraisals."

FAIRNESS OPINION

        Stanger has provided a written summary of its determination as to the fairness, from a financial point of view, to the limited partners of the funds, of the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds.

        The fairness opinion is attached as Appendix A to the supplement that accompanies this consent solicitation. You should read Stanger's opinion in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by Stanger in rendering its opinion.

        Based on the analysis more fully described under "Reports, Opinions, and Appraisals -- Fairness opinion," and subject to the assumptions, limitations and qualifications discussed in this consent solicitation and in its fairness opinion, Stanger concluded that the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and among the funds, is fair to the limited partners of the funds from a financial point of view.

        You should note, however, that Stanger did not express any opinion as to:

        - the relative value of American Spectrum shares and notes to be issued in the consolidation;

        - the impact, if any, on the trading price of American Spectrum shares resulting from the decision of limited partners to select notes or American Spectrum shares or sell the American Spectrum shares in the market following consummation of the consolidation; and

        - the prices at which the American Spectrum shares or notes may trade following the consolidation or the trading value of American Spectrum shares or notes to be received compared with the current fair market value of the fund's portfolios and other assets if liquidated.

        - alternatives to the consolidation or any other terms of the consolidation other than the allocations.

ALLOCATION OF AMERICAN SPECTRUM SHARES

        American Spectrum shares issued in the consolidation will be allocated between the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and among the funds, based upon the Exchange Values of each of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates. The general partners believe that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, represent reasonable estimates of the fair value of their assets, minus liabilities and allocable expenses of the consolidation, as of March 31, 2001. The general partner believes that the Exchange Values are a reasonable basis for allocating the American Spectrum shares in the consolidation.

        For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares."

        Under the partnership agreement, the general partners are not entitled to any of the American Spectrum shares issuable to the funds. Accordingly, all of the American Spectrum shares issuable to the funds are allocated to the limited partners.

ALTERNATIVES TO THE CONSOLIDATION THAT YOUR GENERAL PARTNERS CONSIDERED

        In determining whether to propose and recommend the consolidation proposal, your general partners considered two principal alternatives to the consolidation that could have been pursued by each fund:

        - continuation of each fund pursuant to its existing partnership agreement and

        -    liquidation of each fund.

        Benefits and Disadvantages of Continuation Alternative. Continuing each fund without change would have the following potential benefits:

        - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities;

        - You would continue to be entitled to the safeguards of your partnership agreement;

        - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation;

        - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement;

        - There would be no change in your voting rights or your fund's operating policies;

        - Your fund would not incur its share of the expenses of the consolidation, ranging from approximately $59,000 to $695,000, depending on the size of the fund;

        - For federal income tax purposes, income from your fund may be offset by passive activity losses generated from your other investments; you will not lose the ability to deduct passive losses from your investment in American Spectrum; and

        - You would not be subject to any immediate federal income taxation that might otherwise be incurred by you from the consolidation.

        We believe that maintaining the funds as separate entities would have the following disadvantages:

        - The majority of the funds' administrative expenses are fixed, and as the properties are sold, we do not expect the funds to make distributions out of operating cash flow;

        - Since the funds are not authorized to make additional investments, the funds will not benefit from investing in new properties;

        - Your investment would continue to be illiquid because the units are not freely transferable and there is no established public trading market or market valuation for units;

        - Your fund's properties are less diversified than those of American Spectrum. Therefore, the loss of a major tenant or an economic downturn in the region where a property is located would have a greater impact on your fund's ability to make distributions than it would on American Spectrum; and

        - Your fund would continue to be managed by an outside advisor. Your fund would also continue to pay a management fee.

        Benefits and Disadvantages of Liquidation Alternative. As an alternative to the consolidation, each fund could dissolve and liquidate by selling its properties and other assets, paying off its existing liabilities not assumed by the buyer and distributing the net sales proceeds to you and the other partners.

        The liquidation alternative would have the following potential benefits:

        - Liquidation provides cash to you as properties are sold. You would receive the net cash proceeds received from the sale of your fund's assets, after payments of the costs of liquidation.

        - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

        - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

        Your general partners do not believe that liquidation would be as beneficial to you as the consolidation for the following reasons:

        - Your general partners believe that an aggressive liquidation of individual properties could result in sales prices significantly below appraised values. Your general partners believe that a gradual sale of the properties likely would involve higher administrative costs and greater uncertainty. Either of these would reduce the portion of net sales proceeds available for distribution to you;

        - You would not participate in increases in value resulting from American Spectrum's future acquisitions;

        - Your general partners believe that, over time, the value of the American Spectrum shares will exceed the net proceeds that you would receive from a liquidation of your funds' properties.

        In order to assist you in evaluating these alternatives, please review the supplement. The supplement contains estimates of the value of your investment if your fund continues in operation without change and of the net liquidation proceeds that might be available if your fund were liquidated. The methodology and assumptions used to determine these estimated values are explained in the supplements.

        The following table summarizes the results of the general partners' comparison of alternatives:

                           COMPARISON OF ALTERNATIVES
                             (Per $1,000 Investment)

                                                    ESTIMATED
                               ESTIMATED GOING-    LIQUIDATION                       PRINCIPAL AMOUNT
                               CONCERN VALUE(1)      VALUE(2)    EXCHANGE VALUE(3)       OF NOTES
--------------------------   -------------------   -----------   -----------------   ----------------
SIERRA PACIFIC
DEVELOPMENT FUND             $439.00 - $  483.00    $  470.00       $  481.97           $  470.00

SIERRA PACIFIC
DEVELOPMENT FUND II           423.00 -    497.00       505.00          521.11              505.00

SIERRA PACIFIC
DEVELOPMENT FUND III           23.00 -     27.00        31.40           31.40               31.40

SIERRA PACIFIC
INSTITUTIONAL PROPERTIES V    384.00 -    441.00       560.76          568.44              560.76

SIERRA PACIFIC
PENSION INVESTORS '84         962.00 -  1,081.00     1,113.98        1,145.04            1,113.98

NOONEY INCOME
FUND LTD., L.P.               567.00 -    633.00       694.78          710.72              694.78

NOONEY INCOME
FUND LTD. II, L.P.            734.00 -    830.00       803.98          833.66              803.98

NOONEY REAL PROPERTY
INVESTORS-TWO, L.P.           614.00 -    675.00       660.19          692.69              660.19

----------
(1) We determined the Estimated Going Concern Value by estimating the cash flow from each entity, applying a range of discount rates to the cash flow and assuming that the properties are sold after 10 years.

(2) We determined the Estimated Liquidation Values by assuming that the real estate assets of each entity were sold at the appraised value and that the non-real assets were sold at their estimated realizable value and deducting liabilities and estimated costs of sale equal to 5% of the appraised value of the real estate. For Sierra Pacific Development Fund III, the estimated liquidation expenses has been increased to $58,517, which represents 11.2% of the appraised value. Because of the small size of Sierra Pacific Development Fund III, 5% of the appraised value would have equaled $26,237. The general partner believes that the costs relating to liquidation, including costs of soliciting limited partners' consent and legal fees, would exceed this amount. The calculation of the Estimated Liquidation Value for your fund is set forth in the supplement for your fund under the heading "American Spectrum Shares to be Allocated to your Fund."

(3) Values are based on the Exchange Value established by American Spectrum for your fund. The Exchange Value equals the estimated value of your fund's assets minus liabilities and your fund's share of expenses of the consolidation. we determined the value of the real estate assets based on Stanger's appraisals. Upon listing the American Spectrum shares on the American Stock Exchange or another national security exchange, the actual values at which the American Spectrum shares will trade are likely to be below their assigned value of $15 per share.

NOTES

        Unitholders may elect to receive notes instead of American Spectrum shares if the consolidation is approved by their fund and the consolidation is consummated. We will issue notes to unitholders only if they vote against the consolidation and elect to receive notes in their consent form.

        The notes issued to you will have a principal amount equal to the estimated amount that the limited partners would receive upon an orderly liquidation of your fund's properties under the partnership agreement governing your fund. We based the liquidation value in part upon an independent appraisal prepared by Stanger. The principal amount of the notes equals 95.3% -100% of your portion of the Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund.

        Advantages of notes include:

        - Notes are indebtedness and represent fixed obligations of American Spectrum. Payments to you as a noteholder will be made before distributions to stockholders.

        - Payments of principal and interest on the notes are not solely dependent upon the profits derived from American Spectrum's operations.

        - We have agreed that if we sell or refinance any properties acquired from a fund, we must redeem notes held by the former limited partners of that fund in an amount equal to 80% of the net cash proceeds of the sale or refinancing.

        Disadvantages of notes include:

        - Unlike the American Spectrum shares, which will be listed for trading on the American Stock Exchange or another national security exchange, there likely will be no public market for your notes.

        - The notes mature in ____________. Noteholders may need to hold the notes until ________ to receive payment in full of the notes.

        - Unlike a stockholder, you will have no right to participate in the future profits derived from American Spectrum's assets.

        - The notes are unsecured. Our ability to repay the notes is dependent in part upon our performance. If we perform poorly, we may be unable to repay the notes.

        - Noteholders will not participate in any increases in distributions from the American Spectrum shares or increases in market value in the American Spectrum shares if we are successful.

        - We may redeem the notes at any time, in whole or in part, at the face value of the notes with no prepayment penalty or premium.

        - You will not be entitled to vote with regard to matters presented to stockholders and you will not be entitled to access American Spectrum's books and records.

                                     VOTING

VOTING PROCEDURES

        We are asking you to consider voting "For" or "Against" the consolidation. If you own interests in more than one fund, you will receive multiple consent solicitations, supplements and consent forms which will provide for separate votes for each fund in which you hold an interest. Each fund will vote separately on whether or not to approve the consolidation. Accordingly, you must complete one consent form for each fund in which you are an investor.

        If you vote "For" approval of the consolidation, you will be effectively voting against the alternatives to the consolidation. These alternatives include liquidation of your fund and distribution of the net proceeds.

        If the consolidation is not approved by any fund, your general partner plans to liquidate that fund's properties.

        If you vote "Against" the consolidation and your fund approves the consolidation and consolidates with American Spectrum, you will still receive American Spectrum shares unless you elect the notes option. If your fund approves the consolidation, you will receive American Spectrum shares if you do not vote. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

        Your consent form must be received by [     ] by 5:00 p.m. Eastern time
on _____________ ___, 2001 unless we extend the solicitation period.

        We may extend the solicitation period for a particular fund even if a quorum has been obtained under the fund's partnership agreement. We may extend the solicitation period if we have not received approval for the proposal on expiration of the consent solicitation period.

        If you do not submit a consent form, you will also be counted as having voted "Against" the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation. You may withdraw or revoke your consent form at any time before we make a public announcement that we have received consents from limited partners equal to more than 50% of outstanding limited partnership interests in your fund or we file a Form 8-K to the same effect.

        CGS and its affiliates own limited partnership interests in all of the funds. These interests range from 5% to 33% and will be voted in favor of the consolidation.

AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT

        If you vote "For" the consolidation, you will also be required to cast a separate vote in favor of amendments to the partnership agreement of such funds. These amendments will exclude the consolidation from the provisions prohibiting related party transactions, and are necessary to complete American Spectrum's consolidation with your fund. Each amendment must be approved by greater than 50% of the outstanding units of the related fund. If the majority of the outstanding units for a fund vote for the consolidation but vote against the amendments, that fund will not participate in the consolidation. If the amendments are applicable to your fund, the supplement relating to your fund will describe the amendments. You should carefully read the supplement.

NO RIGHTS TO INDEPENDENT APPRAISAL

        If your fund approves the consolidation, but you voted "Against" the consolidation, you will not have any right to have an independent valuation of your fund paid for by American Spectrum or by your general partners. An appraisal of the portfolio of properties owned by your fund has been prepared by Stanger. However, you will not have the right to be paid the value of your stock in cash.

                             CONSOLIDATION EXPENSES

        American Spectrum and each fund will bear their share of expenses incurred in connection with the consolidation. If your fund approves the consolidation and your fund is acquired by American Spectrum, we will deduct the consolidation expenses in determining your fund's Exchange Value. For a breakdown of the expenses estimated to be paid in the consolidation, please see the supplement.

        If the consolidation is rejected by your fund, then your fund will bear the portion of its consolidation expenses, other than solicitation expenses, based upon the percentage of "For" votes and the general partners of the fund will bear the portion of such consolidation expenses based upon the percentage of "Against" votes and abstentions and all solicitation expenses.

                         CONDITIONS TO THE CONSOLIDATION

        The following conditions must be satisfied to consummate the consolidation:

        - The American Spectrum shares must be approved for listing on the American Stock Exchange or another national security exchange prior to or concurrently with the consummation of the consolidation.

        - We must own real properties having an appraised value of at least $180 million. At December 31, 2000, the appraised value of the real properties owned by CGS and the majority-owned affiliates and CGS's other affiliates was $160 million. Accordingly, the consolidation must be approved by funds owning real properties with an appraised value of at least $20 million.

        - Sierra Pacific Pension Investors '84, which has properties having an appraised value of $25.9 million, shall participate in the transaction. This would satisfy the condition in the preceding paragraph.

        - The consolidation shall have been approved by Sierra Pacific Pension Investors `84 and other funds that, together with Sierra Pacific Pension Investors `84, have at least 3,500 investors.

        - Upon closing of the consolidation, American Spectrum will have at least 3,000 shareholders and at least 2,000,000 outstanding shares. This excludes, in each case, shares held by officers, directors and 5% shareholders of American Spectrum.

        - American Spectrum will have shareholders' equity, in accordance with generally accepted accounting principles, of at least $19,500,000.

   YOUR RIGHT TO INVESTOR LISTS AND TO COMMUNICATE WITH OTHER LIMITED PARTNERS

        Under federal securities laws, upon written request from you, we will deliver the following information to you:

        - a statement of the approximate number of limited partners in your fund; and

        - the estimated cost of mailing a consent statement, form of consent or other similar communication to those limited partners.

You have the right, at our option, either to:

        - at your expense, have us mail copies of any consent statement, consent form or other soliciting material furnished by you to any of your fund's limited partners that you designate; or

        - have us deliver to you (at a cost to you of $0.25 per page for mailing and duplication), within five business days of when we receive your request, a reasonably current list of the names, addresses and number of units held by the limited partners in your fund.

                        FEDERAL INCOME TAX CONSIDERATIONS

The Consolidation may be a Partially Taxable Transaction for Limited Partners Subject to Federal Income Taxation

        The consolidation will have different tax consequences to you depending upon whether you elect to receive shares or notes. Currently, the funds are organized as limited partnerships and treated as partnerships for federal income tax purposes. As partnerships, they are not subject to federal taxation as entities, but instead function as conduits, with the tax results of their operations required to be reflected in the personal tax returns of you, the other limited partners and the general partners.

        If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized except in the case of Nooney Real Property Investors - Two, L.P. This fund will recognize gain equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and your share of the gain will be allocated to you. The estimated amount of gain is set forth in the table below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the bases of the assets transferred, and your share of the gain will be allocated to you. See "Tax Risks" and "Federal Income Tax Considerations -- Tax consequences of the consolidation." If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes. If you are an individual or a taxpaying entity, it is possible that you may be required to pay tax on any gain recognized but will not receive any cash in the consolidation in order to pay those taxes. If you are required to recognize any gain as a result of the consolidation, you may be able to offset that gain with unused passive activity losses from this investment as well as from your other investments.

        The tax consequences of the consolidation for you will depend on the facts of your own situation, so we urge you to consult your tax advisor for a full understanding of the tax consequences to you of the consolidation.

Taxable gain and loss estimates per average $1,000 original limited partner investment

                                            ESTIMATED GAIN/(LOSS) $1,000 ORIGINAL
                                               LIMITED PARTNER INVESTMENT(1)(2)
                                            -------------------------------------
             FUND                           LIMITED PARTNER       LIMITED PARTNER
                                            RECEIVES SHARES      RECEIVES NOTES(3)
-----------------------------------------   ---------------      ----------------
Sierra Pacific Development Fund                 $    0                $   398
Sierra Pacific Development Fund II              $    0                $   309
Sierra Pacific Development Fund III             $    0                $    31
Sierra Pacific Institutional Properties V       $    0                $   276
Sierra Pacific Pension Investors '84            $    0                $   637
Nooney Income Fund Ltd., L.P.                   $    0                $   267
Nooney Income Fund Ltd. II, L.P.                $    0                $   113
Nooney Real Property Investors-Two, L.P.        $   79                $   772

(1) Values are based on the value of $15 per share established by American Spectrum. Upon listing the American Spectrum shares on the American Stock Exchange or another national security exchange, the actual values at which the American Spectrum shares will trade are likely to be below $15.

(2) The estimated gain/(loss) is calculated based upon presumed tax treatment of the funds as a result of the proposed consolidation. Those estimates are subject to certain risks as discussed in "Risk Factors-- Tax Risks".

(3) Based upon your own tax situation, you may be eligible for installment sale treatment for your tax gain.

QUALIFICATION OF AMERICAN SPECTRUM AS A REIT

        For the _____ month period through December 31, 2001, American Spectrum will be taxable as a C corporation. During that period American Spectrum will be subject to tax on its net income and shareholders will pay a second level tax on any dividends distributed. American Spectrum will be taxed at the corporate level and any distributions made to American Spectrum stockholders also will be taxed at their respective income tax rates.

        If your fund is acquired by American Spectrum, you will cease to be a partner in a partnership. This change in status will affect the character and amount of income and loss reportable by you in the future. For instance, income generated by your fund could be offset against passive activity losses from your other investments. Income that you receive from American Spectrum as a stockholder cannot be similarly offset.

        For the taxable year commencing January 1, 2002, American Spectrum intends to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the Code). If it becomes a REIT, American Spectrum must pay distributions to investors of at least 90% of its taxable net income for taxable years beginning after December 31, 2001. A REIT typically is not subject to federal income taxation on its taxable net income, provided requirements of income tax law are satisfied. This substantially eliminates the corporate level of the "double taxation" that generally results from investments in a corporation. Double taxation occurs when tax is imposed at both the corporate and stockholder levels.

        However, a REIT is subject to an entity level tax on the sale of property with fair market value in excess of basis it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

        American Spectrum is not required to elect REIT status. If American Spectrum fails to qualify as a REIT, it will be taxed as an ordinary C corporation.

OPINION OF COUNSEL

        In the opinion of Proskauer Rose LLP, legal counsel to American Spectrum, commencing with American Spectrum's taxable year ending December 31, 2002, American Spectrum will be organized in conformity with the requirements for qualification as a REIT and if American Spectrum is operated in a manner consistent with this consent solicitation/prospectus, American Spectrum would be organized and will operate so as to qualify as a REIT for Federal income tax purposes. In addition, the statements under the heading, "Federal Income Tax Considerations," that constitute matters of law, summaries of legal matters or legal conclusions, are the opinion of Proskauer Rose LLP. However, Proskauer Rose LLP has expressed no opinion as to whether your fund will recognize gain in connection with the consolidation. If your fund recognizes gain, you will be taxed on your share of the gain.

              SUMMARY PRO FORMA FINANCIAL DATA - AMERICAN SPECTRUM REALTY, INC.

              SUMMARY FINANCIAL DATA - SIERRA PACIFIC PENSION INVESTORS '84

              SUMMARY FINANCIAL DATA - CGS AND THE MAJORITY-OWNED AFFILIATES

              SUMMARY FINANCIAL DATA - THE OTHER FUNDS (MAXIMUM PARTICIPATION)

              SUMMARY FINANCIAL DATA - CGS'S OTHER AFFILIATES

SUMMARY FINANCIAL DATA

The following presents summary information for the following:

(i) American Spectrum Realty, Inc. - pro forma data to reflect the application of adjustments necessary to reflect the Consolidation of Sierra Pacific Pension Investors '84, CGS and the Majority-Owned Affiliates, the Other Funds and CGS's Other Affiliates

(ii)     Sierra Pacific Pension Investors `84 - historical data

(iii)    CGS and the Majority-Owned Affiliates (1) - combined historical data

(iv) Other Funds (2) - combined data to reflect the combination of the historical amounts of the individual funds under maximum scenario

(v) CGS's Other Affiliates (3) - combined data to reflect the combination of the historical amounts of the individual entities

(1) CGS and the Majority-Owned Affiliates is a combination of various properties and operations involved in real estate development, management, ownership, and operation. The Company's operations are located principally in the midwest and western United States and consist mainly of office, office/warehouse, shopping center, and multi-family apartment properties.

         These entities and properties all (1) have majority ownership interests held by Mr. William J. Carden and Mr. John Galardi and/or their affiliates, (2) have agreed to participate in a consolidation transaction "Consolidation" with other entities in which Mssrs. Carden and Galardi have interests, and (3) are under common management.

SUMMARY FINANCIAL DATA CONTINUED

(2) Other Funds include combined historical financial data for seven of the eight funds and the accounts of Sierra Mira Mesa Partners LP, a partnership wholly-owned by two of the Funds. All significant inter-fund transactions and balances have been eliminated in the pro forma presentation:

     -   Nooney Income Fund Ltd., II L.P.

     -   Nooney Income Fund Ltd., L.P.

     -   Nooney Real Property Investors - Two L.P.

     -   Sierra Pacific Development Fund I

     -   Sierra Pacific Development Fund II

     -   Sierra Pacific Development Fund III

     -   Sierra Pacific Institutional Properties V

         The "Other Funds" and Sierra Pacific Pension Investors '84 are collectively known as the "Funds."

(3)      CGS's Other Affiliates include the following Entities:

     -   Nooney Rider Trail, LLC

     -   Nooney-Hazelwood Associates, L.P.

SUMMARY PRO FORMA DATA FOR AMERICAN SPECTRUM REALTY, INC.(1)

The following table summarizes certain data included in the "Pro Forma Unaudited Consolidated Financial Information of American Spectrum Realty, Inc." contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. Pro forma amounts have been presented under minimum and maximum scenarios. The minimum scenario assumes only Sierra Pacific Pension Investors '84 participates in the Consolidation. The maximum scenario assumes all funds agree to participate in the Consolidation.

                                                               (Minimum Scenario)                     (Maximum Scenario)
                                                               ------------------                     ------------------
                                                       Three Months Ended     Year Ended     Three Months Ended      Year Ended
                                                           31-March-01      31-December-00      31-March-01        31-December-00
                                                           -----------      --------------      -----------        --------------

                                                           ($ amounts, except per share          ($ amounts, except per share
                                                                  data, in 000's)                       data, in 000's)
Operating Data:
  Revenues:
    Rental and reimbursement income                        $     6,191       $    23,384        $     9,226          $    35,647
    Interest and other                                             357               936                217                  803
                                                           -----------       -----------        -----------          -----------
         Total                                                   6,548            24,320              9,443               36,450
                                                           -----------       -----------        -----------          -----------
Expenses:
  Property operating and management                              3,004            10,384              3,802               12,450
  Depreciation and amortization                                  2,959            11,741              4,245               16,998
  Interest                                                       3,213            12,925              3,657               15,020
  Other                                                            527             2,679              1,055                6,024
  Equity in income of unconsolidated partnerships                   43              (216)                --                   --
  Gain on sale of property                                        (100)           (1,328)              (100)              (1,328)
                                                           -----------       -----------        -----------          -----------
      Total                                                $     9,646       $    36,185        $    12,659          $    49,164
                                                           ===========       ===========        ===========          ===========

SUMMARY PRO FORMA DATA FOR AMERICAN SPECTRUM REALTY, INC.(1)

                                                        (Minimum Scenario)                     (Maximum Scenario)
                                                        ------------------                     ------------------
                                                Three Months Ended     Year Ended     Three Months Ended      Year Ended
                                                    31-March-01      31-December-00      31-March-01        31-December-00
                                                    -----------      --------------      -----------        --------------

                                                    ($ amounts, except per share          ($ amounts, except per share
                                                           data, in 000's)                       data, in 000's)
Loss before extraordinary items, minority
   interest and equity in income (loss) of
   noncombined partnership                               (3,098)              (11,865)               (3,216)              (12,714)

Minority Interest                                           820                 3,694                   488                 2,338

Extraordinary Item--extinguishment of debt                   --                (1,907)                   --                (1,907)
                                                    -----------           -----------           -----------           -----------
         Net loss                                   $    (2,278)          $   (10,078)          $    (2,728)          $   (12,283)
                                                    ===========           ===========           ===========           ===========

Pro forma net loss per share(2)                     $     (0.83)          $     (3.68)          $     (0.51)          $     (2.29)

Number of shares outstanding                              2,735                 2,735                 5,369                 5,369

Other Data:
   Cash flows provided by (used in):
     Operating activities                           $       284           $    (7,355)          $     1,175           $    (2,994)
     Investing activities                                  (462)                5,257                  (365)                5,242
     Financing activities                                   166                 6,284                (1,017)                 (286)
     Number of properties at end of period                   15                                          32

Balance Sheet Data:
   Real Estate held for investment, net             $   170,270                                 $   233,263
   Total assets                                         198,927                                     253,646
   Total liabilities                                    161,111                                     178,939
   Minority interest                                     15,415                                      15,399
   Equity                                                22,401                                      59,308

(1) American Spectrum Realty, Inc. (ASR) is a newly-formed Maryland corporation. ASR is currently a wholly-owned subsidiary of CGS Real Estate Company, Inc. and has no significant operations. Accordingly, summary and selected historical financial data is not presented for ASR. See audited financial statements of ASR included elsewhere in this consent solicitation. ASR will be the legal acquirer of the entities, properties and other assets to be included in the Consolidation. Sierra Pacific Pension Investors '84 will be the accounting acquirer.

(2) Loss per share has been presented on a pro forma basis to reflect the anticipated shares of American Spectrum Realty, Inc. to be issued in the Consolidation.

SUMMARY FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS '84(1)

The following table summarizes certain data included in the "Selected Historical Financial Information" contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. The historical amounts are derived from the financial statements of Sierra Pacific Pension Investors '84.


                                                                                                             Three Months Ended
                                                              Year Ended December 31,                             March 31,
                                                              -----------------------                             ---------
                                           1996          1997         1998          1999          2000       2000          2001
                                           ----          ----         ----          ----          ----       ----          ----
                                                            ($ amounts, except per share data in (000's)
Operating Data:
   Revenues:
     Rental and reimbursement income     $   476       $   473       $   504       $   623       $   583    $   148       $   165
     Interest and other                      193           198           222           187           159         40            44
                                         -------       -------       -------       -------       -------    -------       -------
         Total                               669           671           726           810           742        188           209
                                         -------       -------       -------       -------       -------    -------       -------
Expenses:
   Property operating and management         390           372           390           473           464        128           153
   Depreciation and amortization             237           236           259           249           151         36            48
   Interest                                   --           115           148           137           129         33            31
   Gain on sale of property                   --            --            --           (83)           --         --            --
   Equity in losses (earnings) of
     uncombined partnerships                (156)          507          (196)         (323)         (327)      (127)           20
                                         -------       -------       -------       -------       -------    -------       -------
         Total                               471         1,230           601           453           417         70           252
                                         -------       -------       -------       -------       -------    -------       -------
         Net income (loss)               $   198       $  (559)      $   125       $   357       $   325    $   118       $    43
                                         =======       =======       =======       =======       =======    =======       =======

SUMMARY FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS '84(1)

                                                                                                              Three Months Ended
                                                              Year Ended December 31,                              March 31,
                                                              -----------------------                              ---------
                                                1996        1997         1998         1999        2000         2000         2001
                                                ----        ----         ----         ----        ----         ----         ----
                                                            ($ amounts, except per share data in (000's)
Other Data:
   Cash flows provided by (used in):
     Operating activities                     $    133    $    (97)    $    (67)    $  1,078    $    (30)    $    (24)    $    (92)
     Number of properties at end of period           1           1            1            1           1            1            1

Balance Sheet Data:
   Real estate held for investment, net       $  1,429    $  1,373     $  1,212     $  1,174    $  1,208                     1,198
   Total assets                                  9,510      10,475       10,558       10,808      11,210                    11,075
   Total liabilities                                96       1,670        1,628        1,521       1,598                     1,505
   Partners' capital                             9,414       8,805        8,930        9,287       9,612                     9,569

(1) The limited partners of Sierra Pacific Pension Investors '84 (SPPI '84) as a group will hold the largest block of voting common stock of American Spectrum Realty, Inc. As such, SPPI '84 will be the acquirer for accounting purposes in the Consolidation. All accounts will be recorded at carry-over basis in the Consolidation.

SUMMARY FINANCIAL DATA FOR CGS AND THE MAJORITY-OWNED AFFILIATES(1)

The following table summarizes certain data included in the "Selected Historical Financial Information" contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. The historical amounts are derived from the combined financial statements of CGS and the Majority-Owned Affiliates.

                                                                                                           Three Months Ended
                                                              Year Ended December 31,                          March 31,
                                                              -----------------------                          ---------
                                          1996         1997         1998         1999         2000         2000         2001
                                          ----         ----         ----         ----         ----         ----         ----
                                                            ($ amounts, except per share data in (000's)
Operating Data:
   Revenues:
     Rental and reimbursement income    $ 12,545     $ 16,359     $ 22,340     $ 20,265     $ 22,806     $  4,718     $  5,709
     Interest and other                    1,610          141        2,047        2,357        1,702          486          432
                                        --------     --------     --------     --------     --------     --------     --------
         Total                            14,155       16,500       24,387       22,622       24,508        5,204        6,141
                                        --------     --------     --------     --------     --------     --------     --------
Expenses:
   Property operating and management       8,701       10,003       16,573       15,759       18,168        3,384        4,203
   Depreciation and amortization           2,202        2,203        3,313        3,259        4,634          942        1,166
   Impairment charges                         --           --          126        5,164           --           --           --
   Interest                                5,801        7,901        9,585        9,982       12,620        2,840        2,971
   Gain on sale of property                   --           --           --           --       (1,328)      (1,193)        (100)
   Equity in losses (earnings) of
     uncombined partnerships                  --          127         (224)         330         (235)         (22)           7
                                        --------     --------     --------     --------     --------     --------     --------
         Total                            16,704       20,234       29,373       34,494       33,859        5,951        8,247
                                        --------     --------     --------     --------     --------     --------     --------
Minority Interest                             --           --           --           --           --           --          (14)
Loss before extraordinary items           (2,549)      (3,734)      (4,986)     (11,872)      (9,351)        (747)      (2,092)
Extraordinary item -- extinguishment
   of debt                                    --           50          163         (214)      (1,861)          --           --
                                        --------     --------     --------     --------     --------     --------     --------
         Net (loss)                     $ (2,549)    $ (3,684)    $ (4,823)    $(12,086)    $(11,212)    $   (747)    $ (2,092)
                                        ========     ========     ========     ========     ========     ========     ========

SUMMARY FINANCIAL DATA FOR CGS AND THE MAJORITY-OWNED AFFILIATES(1)

                                                                                                               Three Months Ended
                                                               Year Ended December 31,                             March 31,
                                                               -----------------------                             ---------
                                              1996          1997         1998         1999         2000         2000         2001
                                              ----          ----         ----         ----         ----         ----         ----
                                                              ($ amounts, except per share data in (000's)
Other Data:
   Cash flows provided by (used in):
     Operating activities                    $    --     $    (939)    $   (911)    $ (2,246)    $(10,769)    $    969     $   (377)
     Number of properties at end of period         8            14           16           17           14                        14

Balance Sheet Data:
   Real estate held for investment, net      $62,016     $  78,676     $ 90,348     $ 95,588     $ 86,021                  $ 85,638
   Total assets                               84,771       107,205      104,828      108,435      102,182                   101,454
   Total liabilities                          89,803       115,601      120,094      133,411      138,543                   139,785
   Equity (deficit)                           (5,032)       (8,396)     (15,266)     (26,021)     (37,406)                  (40,379)


(1) The combined historical financial statements of CGS and the Majority-Owned Affiliates include the accounts of various entities which have (a) majority ownership interest(s) held by Mssrs. Carden, Galardi and/or their affiliates, (b) agreed to transfer their properties to American Spectrum Realty, Inc. in exchange for shares of American Spectrum Realty, Inc. or limited partnership units in the operating partnership in a private transaction, and (c) are under common management. Such historical amounts have been derived from the historical audited and unaudited combined financial statements of CGS and the Majority-Owned Affiliates included elsewhere in this consent solicitation. See also Note 1 to the combined financial statements of CGS and the Majority-Owned Affiliates for further information.

SUMMARY COMBINED FINANCIAL DATA FOR THE OTHER FUNDS-MAXIMUM PARTICIPATION

The following table summarizes certain data included in the "Selected Combined Financial Information" of the Other Funds contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. Combined amounts for the Other Funds have been presented under a maximum scenario. The maximum scenario assumes all funds agree to participate in the Consolidation. The minimum scenario assumes only Sierra Pacific Pension Investors '84 participates. These amounts reflect solely the combination of certain funds and do not reflect the application of other effects of the Consolidation. Such additional disclosures are presented in Summary Pro Forma Data for American Spectrum Realty, Inc.

                                                                                                        Three Months Ended
                                                           Year Ended December 31,                           March 31,
                                                           -----------------------                           ---------
                                          1996         1997        1998        1999         2000         2000         2001
                                          ----         ----        ----        ----         ----         ----         ----
                                                         ($ amounts, except per share data in (000's)
Operating Data:
   Revenues:
     Rental and reimbursement income    $ 13,643     $ 13,607    $ 13,867    $ 14,555     $ 16,106     $  3,823     $  3,943
     Interest and other                      580          560         697         716          881          268          231
                                        --------     --------    --------    --------     --------     --------     --------
         Total                            14,223       14,167      14,564      15,271       16,987        4,091        4,174
                                        --------     --------    --------    --------     --------     --------     --------
Expenses:
   Property operating and management       8,106        8,112       7,891       9,686        8,263        2,130        2,410
   Depreciation and amortization           4,544        4,570       4,010       3,895        4,143          988        1,047
   Interest                                2,965        2,815       2,431       2,366        2,902          726          707
   Loss (gain) on sale of property            --          967          --          --           --           --           --
   Equity in losses (earnings) of
     uncombined partnerships                (221)       1,133         146        (117)        (169)         (49)          11
                                        --------     --------    --------    --------     --------     --------     --------
         Total                            15,394       17,597      14,478      15,830       15,139        3,795        4,175
                                        --------     --------    --------    --------     --------     --------     --------

SUMMARY COMBINED FINANCIAL DATA FOR THE OTHER FUNDS- MAXIMUM PARTICIPATION

                                                                                                              Three Months Ended
                                                              Year Ended December 31,                              March 31,
                                                              -----------------------                              ---------
                                                1996          1997        1998       1999         2000         2000         2001
                                                ----          ----        ----       ----         ----         ----         ----
                                                         ($ amounts, except per share data in (000's)
Income (loss) before extraordinary items        (1,171)      (3,430)          86       (559)       1,848          296           (1)
Extraordinary item -- gain or (loss) on
   extinguishment of debt                        1,200           --           --         --          (46)         (46)          --
Minority Interest                                  (59)         847          131         44          (27)         (45)           6
                                              --------     --------     --------   --------     --------     --------     --------
         Net income (loss)                    $    (30)    $ (2,583)    $    217   $   (515)    $  1,775     $    205     $      5
                                              ========     ========     ========   ========     ========     ========     ========
Other Data:
   Cash flows provided by:
     Operating activities                     $  2,665     $    934     $  3,276   $  1,782     $  4,171     $    (17)    $    812
     Number of properties at end of period          18           17           17         17           17           17           17

Balance Sheet Data:
   Real estate held for investment, net       $ 63,791     $ 56,526     $ 54,986   $ 53,506     $ 51,897                  $ 51,218
   Total assets                                 84,969       76,604       75,038     78,622       77,761                    77,079
   Debt                                         38,609       32,936       32,406     35,656       33,202                    33,073
   Equity                                       40,929       39,209       38,249     37,652       37,355                    37,080

SUMMARY COMBINED FINANCIAL DATA FOR CGS'S OTHER AFFILIATES

The following table summarizes certain data included in the "Selected Combined Financial Information" of CGS's Other Affiliates contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. These amounts reflect solely the combination of the entities comprising CGS's Other Affiliates and do not reflect the application of other effects of the Consolidation. Such additional disclosures are presented in Summary Pro Forma Data for American Spectrum Realty, Inc.

                                                                         Three Months Ended
                                            Year Ended December 31,          March 31,
                                            -----------------------          ---------
                                          1998        1999       2000      2000      2001
                                          ----        ----       ----      ----      ----
                                           ($ amounts, except per share data in (000's)
Operating Data:
   Revenues:
     Rental and reimbursement income    $ 3,039     $ 2,963     $ 3,141   $   790   $   777
     Interest and other                       9          21          28         6        19
                                        -------     -------     -------   -------   -------
         Total                            3,048       2,984       3,169       796       796
                                        -------     -------     -------   -------   -------
Expenses:
   Property operating and management      1,457       1,521       1,545       376       372
   Depreciation and amortization            524         515         512       127       127
   Interest                               1,316       1,271         961       317       320
                                        -------     -------     -------   -------   -------
         Total                            3,297       3,307       3,018       820       819
                                        -------     -------     -------   -------   -------
         Net income (loss)              $  (249)    $  (323)    $   151   $   (24)  $   (23)
                                        =======     =======     =======   =======   =======

SUMMARY COMBINED FINANCIAL DATA FOR CGS'S OTHER AFFILIATES

                                                                                       Three Months Ended
                                                    Year Ended December 31,                March 31,
                                                    -----------------------                ---------
                                                1998         1999         2000         2000          2001
                                                ----         ----         ----         ----          ----
                                                      ($ amounts, except per share data in (000's)
Other Data:
   Cash flows provided by (used in):

     Operating activities                     $    318     $    269     $    661     $    213     $    313
     Number of properties at end of period           2            2            2            2            2

Balance Sheet Data:
   Real estate held for investment, net       $  9,137     $  8,790     $  8,447                  $  8,362
   Total assets                                 10,950       10,569       10,212                    10,316
   Debt                                         17,453       18,532       16,517                    17,685
   Deficit                                      (7,401)      (7,725)      (7,346)                   (7,369)

                                  RISK FACTORS



           Before you decide how to vote on the consolidation, you should be aware that there are various risks involved in the consolidation, including those described below. In addition to the other information included in this consent solicitation, you should carefully consider the following risk factors in determining whether to vote in favor of the consolidation.

           We also caution you that this consent solicitation contains forward looking statements. These forward-looking statements are based on our beliefs and expectations, which may not be correct. Important factors that could cause such actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth below, as well as general economic, business and market conditions, changes in federal and local laws and regulations, costs or difficulties relating to the consolidation and related transactions and increased competitive pressures.

RISK FACTORS RELATED TO AMERICAN SPECTRUM AND RISKS RESULTING FROM THE CONSOLIDATION

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITY EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

           The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

           There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share. The investment of any limited partner of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

THE AMERICAN SPECTRUM SHARES HAVE NOT YET BEEN APPROVED FOR LISTING ON THE AMERICAN STOCK EXCHANGE. IF THE AMERICAN SPECTRUM SHARES ARE LISTED ON A ANOTHER NATIONAL SECURITIES EXCHANGE, THE MARKET FOR THE AMERICAN SPECTRUM SHARES MAY BE ADVERSELY AFFECTED.

           American Spectrum has applied to list the American Spectrum shares on the American Stock Exchange. The closing is conditioned on the listing of the American Spectrum shares on the American Stock Exchange or another national securities exchange. The American Spectrum shares have not yet been approved for listing on the American Stock Exchange. If the American Spectrum Shares are listed on another national securities exchange, the market for the American Spectrum shares may be adversely affected. This could affect the liquidity of the American Spectrum Shares and the price that limited partners will realize on sale.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.


           The consolidation involves a fundamental change in the nature of your investment. As a result, you may be subject to increased risks. These changes include the following:

- Your investment currently consists of an interest in one or more funds, each of which has a fixed portfolio of properties. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments.

- Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

- Upon consummation of the consolidation, we will have greater leverage than the funds. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay.

- In addition, it is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF THE AMERICAN SPECTRUM SHARES.

           American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum had a pro forma ratio of indebtedness to total of assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. The ratio of indebtedness to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

           American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation. As a C corporation, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

           Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your general partner is a subsidiary of CGS. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares, including shares issuable in exchange for units in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and the majority-owned affiliates and CGS's other affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

           Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds, CGS and the majority-owned affiliates and CGS's other affiliates. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

YOUR GENERAL PARTNER HAS ENGAGED STANGER TO RENDER BOTH THE FAIRNESS OPINION AND THE PORTFOLIO APPRAISAL.

           By engaging Stanger to render both the fairness opinion and the portfolio appraisal, limited partners do not have the potential benefit of a separate review of the portfolio appraisal by the fairness opinion provider.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

           Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

           Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation, and in the case of the developable land parcel, the sales comparison approach. The income approach is based on the assumption that the value of a property or portfolio of properties reflects the amount an investor would probably pay for the expectation of receiving future net cash flows from the portfolio of properties. If Stanger had used another valuation method, it could have resulted in different values.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

           Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by CGS and the general partners of the funds and the majority-owned affiliates and CGS's other affiliates. This information included lease rates and other financial and descriptive information about the properties. The general partners are controlled by CGS, which in turn controls American Spectrum. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

           CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000 in 2000 of
$11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379,000) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,283,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles. If we are not successful, it will reduce or eliminate the distributions that you receive from us.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

           American Spectrum will merge with CGS's majority-owned affiliates and CGS's other affiliates and acquire the assets of CGS and the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in and managing real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims asserted in connection with pending litigations against American Spectrum and unknown contingent liabilities These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT FOR CGS AND THE MAJORITY-OWNED AFFILIATES EXPRESSES SUBSTANTIAL DOUBT AS TO CGS AND THE MAJORITY-OWNED AFFILIATES' ABILITY TO CONTINUE AS A GOING CONCERN.

           The report of CGS and the majority-owned affiliates' independent certified public accountants contains an explanatory paragraph as to CGS and the majority-owned affiliates' ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern are the following: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended at December 31, 2000 and have a net capital deficiency of $37,406,000 at December 31, 2000. Entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured. CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, and which is the subject of a litigation. As a result the Plaintiffs elected to declare the settlement agreement null and void. An additional $1,751,000 due to one of the funds became due, but was extended. CGS and the majority-owned affiliates need to pay or refinance $40,309,000 of debt coming due in the next twelve months. We cannot assure you that these concerns will be successfully addressed following the consolidation.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FROM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

           CGS and the majority-owned affiliates have defaulted on $10,250,000 on mortgage and other indebtedness, at December 31, 2000, $5,250,000 of which was subsequently cured. Subsequent to December 31, 2000, a second mortgage on a parcel of development land in the principal amount of $1,944,000 was placed in default by the lender. In addition, CGS and the majority-owned affiliates have defaulted on a settlement agreement relating to $7,473,000 of mortgage debt to Sierra Pacific Development Fund II, which is the subject of a litigation. An additional $1,751,000 due from CGS and the majority-owned affiliates to one of the funds came due but was extended. In addition, $40,309,000 of mortgage loans will become due in the next 12 months. Following the consolidation, these amounts will be our obligations. Our cash will not be sufficient to cure the defaults and pay the amounts due. To meet these obligations, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful in refinancing or restructuring the mortgage indebtedness and that we will have sufficient cash to meet our obligations. If we do not have sufficient cash, we could lose these properties or be required to sell the properties to meet these obligations.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

           American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

           The general partner of your fund did not retain an independent representative to act on behalf of any of the limited partners, in structuring and negotiating the terms and conditions of the consolidation. These terms include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the limited partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the acquisition of your fund. We engaged legal counsel to assist with the preparation of the documentation for the consolidation, including the consent solicitation. This legal counsel did not serve, or purport to serve, as legal counsel for the fund or the limited partners. If each general partner had retained an independent representative for each of the funds, it could have resulted in different terms of the consolidation, which may have benefitted the limited partners.

MAJORITY VOTE OF THE LIMITED PARTNERS OF A FUND BINDS ALL LIMITED PARTNERS OF THAT FUND.

           American Spectrum will acquire each fund if the limited partners of that fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. CGS and its affiliates own interests as limited partners in all of the funds. These interests range from 5% to 33% and will be voted by affiliates of CGS in favor of the consolidation. The approval of the limited partners holding a majority in interest of a fund will bind all of the limited partners in the fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

           The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. We determined the estimated proceeds based in part on an appraisal of our properties by Stanger. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

           At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

INTEREST RATE FLUCTUATIONS WILL IMPACT THE PRICE OF AMERICAN SPECTRUM SHARES.

           It is likely that the public valuation of American Spectrum shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum shares, assuming that there is an active trading market in the American Spectrum shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum share will decrease because potential investors may not wish to invest in American Spectrum shares that would yield less than the market rates on interest-bearing securities, such as bonds.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

           There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

           As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the general partners of your fund. Our articles of incorporation provide that, to the maximum extent permitted by law, no officer or director is liable to American Spectrum or its stockholders for monetary damages. Generally, under the articles of incorporation and bylaws, American Spectrum will indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. These provisions could limit the legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum.

NOTEHOLDERS WILL NOT PARTICIPATE IN AMERICAN SPECTRUM PROFITS.

           Participating limited partners who elect to receive notes will not hold an equity interest in American Spectrum and will not be able to participate in earnings or benefit from increases in the equity value, if any.

THE NOTES ARE LIKELY TO BE ILLIQUID.

           An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation. Accordingly, the notes should be considered a long-term, illiquid investment.

THE NOTES WILL NOT BE SUBJECT TO A SINKING FUND. AS A RESULT, WE MAY NOT HAVE FUNDS TO REPAY THE NOTES.

           The notes will not be subject to a sinking fund. The notes do not require American Spectrum to set aside funds for the retirement of or to retire the notes at any time prior to maturity except in the case of sales of our properties.

AMERICAN SPECTRUM'S ABILITY TO INCUR ADDITIONAL DEBT MAY REDUCE THE VALUE OF THE NOTES ISSUED TO FORMER LIMITED PARTNERS OF THE FUNDS.

           American Spectrum has a pro forma ratio of indebtedness to total assets at March 31, 2001 of 62.1%, assuming all funds participate in the consolidation, and intends to increase its leverage to 70%. Payments on any notes issued by American Spectrum in connection with the consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the notes in the event that American Spectrum defaulted under its obligations and the recovery of noteholders after a default could be reduced or even eliminated.

NOTEHOLDERS HAVE LIMITED RECOURSE. THIS COULD AFFECT NOTEHOLDER RECOVERY ON THE NOTES.

           The noteholders have no right of personal recourse against officers, directors, stockholders, employees or agents for payment of principal or interest, or for attorneys' fees and costs which they, as prevailing parties, may be entitled to recover.

AMERICAN SPECTRUM MAY HAVE TO RAISE CASH ON UNATTRACTIVE TERMS TO REPAY NOTES OR TO MEET OTHER OBLIGATIONS. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, OUR ABILITY TO SATISFY THE NOTES, DISTRIBUTIONS TO STOCKHOLDERS AND THE PRICE OF AMERICAN SPECTRUM STOCK.

           American Spectrum believes that it can satisfy its cash payment obligations and note service payment obligations to noteholders from available resources, including cash reserves and operating revenues. However, if American Spectrum lacks sufficient funds to satisfy these obligations, it would need to find funds from other sources. As a result, it may be required to sell one or more of its properties on unattractive terms, which could impair American Spectrum's ability to achieve budgeted levels of operating income, further impairing American Spectrum's ability to satisfy its obligations to noteholders. These sales could also affect distributions to stockholders which could depress the trading value of American Spectrum stock.

MARYLAND LAW COULD RESTRICT CHANGE IN CONTROL. THIS COULD DETER FAVORABLE TRANSACTIONS.

           Maryland law provides that "control shares" of a Maryland corporation obtained in a "control share acquisition" have no voting rights, except to the extent approved by two-thirds of the votes entitled to be cast on the matter. American Spectrum's by-laws currently provide that the provisions do not apply to acquisitions of American Spectrum shares. However, this by-law provision could be repealed at any time. Any shares of stock owned by the acquirer of "control shares," or by American Spectrum's officers or directors who are also its employees, may not be counted in the two-thirds required for approval. Control shares are voting shares of stock which, when added with all other shares owned or subject to the voting control of the acquirer, would result in the acquirer having specified ranges of voting power in electing American Spectrum's board of directors. A control share acquisition means the acquisition of control shares. If voting rights for the control shares are properly approved by American Spectrum's stockholders, and the acquirer then controls the voting of a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights to receive the fair market value of their shares.

           These provisions of Maryland law could delay or prevent a change in control even if such change is in the stockholders' best interest due to:

-          the potential for the absence of voting rights for control shares;
           and

- the potential cost of the exercise of appraisal rights if voting rights are approved for control shares.

However, this law does not apply to shares acquired in a merger, consolidation or share exchange in which American Spectrum is a party.

DISTRIBUTION PAYMENTS ARE SUBORDINATE TO PAYMENTS ON DEBT. THIS COULD AFFECT YOUR RECEIPT OF DIVIDENDS.

           Distributions to stockholders will be subordinate to the prior payment of American Spectrum's current debts and obligations, including payments on the notes. If American Spectrum has insufficient funds to pay its debts and obligations, future distributions to stockholders will be suspended pending the payment of such debts and obligations.

REAL ESTATE/BUSINESS RISKS

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

           Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. In addition to the issuance of American Spectrum shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on such properties on a longer-term basis. American Spectrum expects to increase its indebtedness to 70% of the appraised value of its assets. Any increase in American Spectrum's leverage could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

           American Spectrum plans to pursue its growth strategy through the acquisition and development of additional properties. To the extent that American Spectrum pursues this growth strategy, we do not know that it will succeed. American Spectrum may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which American Spectrum does not invest, American Spectrum will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks. American Spectrum may not succeed in turning around these properties. American Spectrum may not make a profit on its investments.

AMERICAN SPECTRUM'S PROPERTIES MAY NOT BE PROFITABLE, MAY NOT RESULT IN DISTRIBUTIONS AND/OR MAY DEPRECIATE.

           Properties acquired by American Spectrum:

           -          may not operate at a profit;

           -          may not perform to American Spectrum's expectations;

           -          may not appreciate in value;

           -          may depreciate in value;

           -          may not ever be sold at a profit;

           -          may result in the loss of a portion of your investment;
                      and

           -          may not result in dividends.

           The marketability and value of any properties will depend upon many factors beyond American Spectrum's control.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

           Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

AMERICAN SPECTRUM MAY INVEST IN JOINT VENTURES, WHICH ADDS ANOTHER LAYER OF RISK TO ITS BUSINESS.

           American Spectrum may acquire properties through joint ventures which could subject American Spectrum to certain risks which may not otherwise be present if investments were made directly by American Spectrum. These risks include:

- the potential that American Spectrum's joint venture partner may not perform;

- the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to those of American Spectrum;

- the joint venture partner may take actions contrary to the requests or instructions of American Spectrum or contrary to American Spectrum's objectives or policies; and

- the joint venturers may not be able to agree on matters relating to the property they jointly own.

           American Spectrum also may participate with other investors, including, possibly investment programs or other entities affiliated with management, in investments as tenants-in-common or in some other joint ownership or venture. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the property, which partition might decrease the value of each portion of the divided property.

UPON EXPIRATION OF CURRENT LEASES, AMERICAN SPECTRUM MAY NOT ENTER INTO FAVORABLE LEASES.

           Over the next three years, 70.3% of the square footage of the leases on American Spectrum's properties will expire. American Spectrum may be unable to enter into leases for all or a portion of this space. If we enter into leases, we may not do so at comparable lease rates, without incurring additional expenses. If we are unsuccessful in leasing the space, or cannot re-lease the space at current rental rates or higher rental rates, it could reduce the distributions to shareholders and adversely affect the market price of American Spectrum shares.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

           Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

AMERICAN SPECTRUM COULD INCUR UNFORESEEN ENVIRONMENTAL LIABILITIES.

           Various federal, state and local laws and regulations subject property owners and operators to liability for reporting, investigating, remediating, and monitoring of regulated hazardous substances released on or from a property. These laws and regulations often impose strict liability without regard to whether the owner or operator knew of, or actually caused, the release. The presence of, or the failure to properly report, investigate, remediate, or monitor hazardous substances could adversely affect the financial condition of American Spectrum or the ability of American Spectrum to operate the properties. In addition, these factors could hinder American Spectrum's ability to borrow against the properties. The presence of hazardous substances on a property also could result in personal injury or similar claims by private plaintiffs. In addition, there are federal, state and local laws and regulations which impose requirements on the storage, use, management and disposal of regulated hazardous materials or substances. The failure to comply with those requirements could result in the imposition of liability, including penalties or fines, on the owner or operator of the properties. Future laws or regulations could also impose unanticipated material environmental liabilities on American Spectrum in connection with any of the properties.

           The costs of complying with these environmental laws and regulations for American Spectrum's properties could adversely affect American Spectrum's operating costs and, if contamination is present, the value of those properties. In order to evaluate the condition of the properties and their compliance with the various environmental laws and regulations, American Spectrum has obtained Phase I environmental assessments for the properties that it will acquire in the consolidation. In addition, American Spectrum intends to obtain Phase I environmental assessments for properties purchased following the consolidation.

AMERICAN SPECTRUM FACES INTENSE COMPETITION IN ALL OF ITS MARKETS.

           Numerous properties compete with our properties in attracting tenants to lease space. Additional properties may be built in the markets in which our properties are located. The number and quality of competitive properties in a particular area will have a material effect on our ability to lease space at the properties or at newly acquired properties and on the rents charged. Some of these competing properties may be newer or better located than our properties. There are a significant number of buyers of properties, including institutional investors and other publicly traded REITs. Many of these competitors have significantly greater financial resources and experience than us. This has resulted in increased competition in acquiring attractive properties. This competition can adversely affect our ability to acquire properties and increase our distributions.

TAX RISKS

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

           American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C Corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

           If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirements of Code and Regulations applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation. However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum".

           A REIT is subject to an entity level tax for a ten-year period on the sale of property with a fair market value in excess of basis it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

           If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum fails to qualify as a REIT or loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions that American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

THE TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

           Each transferor fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares except to the extent liabilities assumed by American Spectrum exceed the basis of the assets contributed to American Spectrum. See "Funds listed have liabilities in excess of the tax basis of the contributed assets. Limited partners in these funds will recognize additional gain from the consolidation." below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred. Your share of the gain will be allocated to you.

TO QUALIFY AS A REIT, AMERICAN SPECTRUM MUST MEET ASSET REQUIREMENTS. IF AMERICAN SPECTRUM FAILS TO MEET THESE ASSET REQUIREMENTS, IT WILL PAY TAX AS A CORPORATION.

           For taxable years beginning after December 31, 2000, in order to qualify as a REIT, at least 75% of the value of American Spectrum's assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities.

           In addition, American Spectrum may not have more than 25% of the value of its assets represented by securities other than government securities and not more than 20% of the value of its total assets represented by the securities of one or more taxable REIT subsidiaries. Additionally, with the exception of securities held in a taxable REIT subsidiary, American Spectrum may not own:

- securities in any one company (other than a REIT) which have, in the aggregate, a value in excess of 5% of the value of American Spectrum's total assets;

- securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer and

- securities having a value of more than 10% of the total value of the outstanding securities of any one issuer.

           The 75% and 5% tests are determined at the end of each calendar quarter. If at the end of any calendar quarter (plus a 30-day cure period), American Spectrum fails to satisfy either test, it will cease to qualify as a REIT.

TO QUALIFY AS A REIT, AMERICAN SPECTRUM MUST MEET DISTRIBUTION REQUIREMENTS. IF IT FAILS TO DO SO, IT WILL PAY TAX AS A CORPORATION.

           Subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. In that case, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

AMERICAN SPECTRUM MUST MEET LIMITATIONS ON SHARE OWNERSHIP TO QUALIFY AS A REIT. THESE LIMITATIONS MAY DETER PARTIES FROM PURCHASING AMERICAN SPECTRUM SHARES.

           In order to protect its REIT status, the articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for American Spectrum shares.

NOONEY REAL PROPERTY INVESTORS - TWO, L.P. HAS LIABILITIES IN EXCESS OF THE TAX BASIS OF CONTRIBUTED ASSETS. LIMITED PARTNERS IN THIS FUND WILL RECOGNIZE ADDITIONAL GAIN FROM THE CONSOLIDATION.

           Nooney Real Property Investors-Two, L.P. has liabilities in excess of its tax basis in the assets contributed to American Spectrum. It may realize gain upon the transfer of its assets to American Spectrum in return for American

Spectrum shares or notes as part of the consolidation. As a partner of this fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation.

AMERICAN SPECTRUM HAS ACQUIRED ASSETS FROM CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES IN EXCHANGE FOR OPERATING PARTNERSHIP UNITS. CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES WILL RECOGNIZE GAIN UPON THE OPERATING PARTNERSHIP'S SALE OF THESE ASSETS. THIS COULD DELAY THE SALE OF THESE ASSETS.

           Eleven of the sixteen majority-owned affiliates and CGS's other affiliates will transfer their assets to the Operating Partnership in exchange for limited partnership units in the Operating Partnership. The assets of these entities have a net book value, which represents depreciated historical cost and not fair market value, of $(37,169,000) at March 31, 2001 and an exchange value of $12,198,000. The remaining five properties of CGS and the majority-owned affiliates and CGS's other affiliates will be transferred to American Spectrum in exchange for American Spectrum shares. If, as of the date of the consolidation, an asset contributed by such privately held entity to the Operating Partnership has a fair market value in excess of its tax basis, the amount by which the asset's fair market value exceeds its tax basis will constitute built-in gain. If a contributed asset with built-in gain is sold by the Operating Partnership, a portion of the gain recognized by the Operating Partnership in an amount equal to the built-in gain must be allocated to the partners of the contributing CGS privately held entity. As a result, American Spectrum has generally agreed not to sell these properties for five to ten years without the consent of the partners of CGS and the majority-owned affiliates and CGS's other affiliates. This reduces American Spectrum's flexibility in the future.

AMERICAN SPECTRUM WILL PAY TAX AS A CORPORATION PRIOR TO QUALIFYING AS A REIT. AS A RESULT, AMERICAN SPECTRUM COULD PAY ADDITIONAL TAXES.

           Prior to the year in which American Spectrum makes an effective election to be taxed as a REIT, American Spectrum will be taxed as a C corporation. Therefore, American Spectrum will be subject to tax at the entity level and any distributions to its stockholders as dividends will be subject to tax at the stockholders' respective income tax rates. Any income generated by American Spectrum may be offset by its net operating loss carry-forwards to the extent they have not previously been utilized or are otherwise limited in their use. In general, the use of net operating losses is limited in the case where there has been a greater than 50% change in the ownership of a corporation in any three-year period. It is anticipated that due to the consolidation, such change will occur and any net operating losses that American Spectrum currently has will be limited after the date of the consolidation. The maximum annual amount of the net operating losses that American Spectrum will have available for use will be equal to the value of American Spectrum on the date of the 50% or more change in the ownership multiplied by the long-term tax exempt rate.

           Even if American Spectrum qualifies as a REIT, it may be subject to federal, state and local taxes on its income and property that could reduce its operating cash flow and distributable funds. For example, American Spectrum would be subject to federal income tax at the entity level on gain realized from the sale of assets it held before electing REIT status in an amount up to the built-in gains at the time it becomes a REIT.

           In addition, American Spectrum's use and carry-forward of its net operating losses may be limited upon its election to REIT status.

FUTURE CHANGES IN TAX LAW COULD ADVERSELY IMPACT AMERICAN SPECTRUM'S QUALIFICATION AS A REIT.

           American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                 BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

BACKGROUND OF THE FUNDS

           Formation of the Funds. From 1979 through 1985, parties unrelated to CGS sponsored eight limited partnerships that were formed to acquire primarily office and office/warehouse properties. The funds raised capital of $119 million in eight public offerings registered with the SEC, and as of December 31, 2000 had more than 12,700 limited partners. The general partners of each of the funds were not affiliates of CGS at the time of their formation. In 1994, CGS acquired the capital stock of the general partners and managers of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Sierra Pacific Pension Investors '84. In 1997, CGS acquired the capital stock of the general partners and managers of Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

           The table below sets forth the number of properties owned, capital raised and date of last admission of the original limited partners of the funds:


                                                                     TOTAL                                     DATE OF LAST
                                                                    NUMBER OF            TOTAL                  ADMISSION OF
                                                                   PROPERTIES           CAPITAL              ORIGINAL PARTNERS
                       FUND                                          OWNED(1)           RAISED                   (MO./YR.)
           ----------------------------------------               ------------        -----------           --------------------

           Sierra Pacific Development Fund                              1             $14,677,000                June, 1983
           Sierra Pacific Development Fund II                           3              21,726,899              August, 1984
           Sierra Pacific Development Fund III                         --               9,137,495            February, 1986
           Sierra Pacific Institutional Properties V                   --               7,694,250             October, 1987
           Sierra Pacific Pension Investors '84                         4              19,266,629            February, 1986
           Nooney Income Fund Ltd., L.P.                                2              15,180,000             October, 1984
           Nooney Income Fund Ltd. II, L.P.                             4              19,221,000             October, 1986
           Nooney Real Property Investors-Two, L.P.                     4              12,000,000             October, 1980

-------------
(1) Four of the Sierra Pacific funds-- Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Sierra Pacific Pension Investors '84-- share a common interest in three of the Sierra Pacific properties-- Sierra Mira Mesa, Sierra Sorrento I and Sierra Sorrento II. Some of these interests are minority interests. For purposes of this table, the entity with the largest ownership percentage is deemed to own the property. Nooney Income Fund Ltd., L.P. and Nooney Income Fund Ltd. II, L.P. own a 76% interest and a 24% interest, respectively, in an office building as tenants in common. For purposes of this table, Nooney Income Fund Ltd., L.P. is deemed to own the property since it owns a greater interest therein.

INVESTMENT OBJECTIVES OF FUNDS

           For the funds, the primary investment objectives were generally to invest in properties which would:

-          preserve, protect and return the fund's invested capital;

- have the potential for long-term capital gains through appreciation in value;

-          provide the limited partners with cash distributions from operations;

-          provide federal income tax deductions; and

- have the potential to be sold for cash after an approximate three to five year holding period.

There was no assurance that such objectives would be achieved. Substantially all of the net proceeds from the offerings of the units have been invested in real estate, except for amounts used as working capital.

           With respect to each fund, we have set forth in the following table the age of the fund relative to:

- the original term of the fund as set forth in the applicable partnership agreement, and

- the anticipated holding period of the fund's investments as set forth in the original offering materials.

                                                                                                                 ORIGINAL
                                                                                                                ANTICIPATED
                                                                 LEGAL LIFE OF     PARTNERSHIP FORMED          HOLDING PERIOD
               FUND                                               FUND (YEARS)         (MO./YR.                  (YEARS)
----------------------------------------                       ----------------    ------------------        -----------------
Sierra Pacific Development Fund                                          49         February/1981                   5
Sierra Pacific Development Fund II                                       30          April/1983                   3 - 5
Sierra Pacific Development Fund III                                      36           June/1984                   3 - 5
Sierra Pacific Institutional Properties V                                40         October/1985                  3 - 5
Sierra Pacific Pension Investors '84                                     36           June/1984                   3 - 5
Nooney Income Fund Ltd., L.P.                                           100         October/1983                 5 - 10
Nooney Income Fund Ltd. II, L.P.                                        100         February/1985                5 - 10
Nooney Real Property Investors-Two, L.P.                                 40        September/1979                5 - 10

CONSIDERATION OF LIQUIDATION OF THE FUNDS AND THE DECISION TO PURSUE THE CONSOLIDATION

           Since CGS assumed control of the general partners of the funds, the general partners have been evaluating each fund's business prospects, especially with respect to the feasibility of providing liquidity to limited partners. It was originally anticipated that the funds would sell their properties within approximately five to ten years after their acquisition. This period expired before CGS acquired control of the general partners of the Sierra funds in 1994 and the Nooney funds in 1997. However, the funds were not liquidated prior to the acquisition of the general partners by affiliates of CGS primarily due to the depression of real estate values experienced nationwide from 1988 through 1993.

           Following their acquisition of the general partners, CGS first evaluated each fund and the best way to maximize the value of the funds and produce liquidity for the partners in the funds. Initially, after acquisition of control of the Sierra funds in 1994, CGS determined that there were properties which needed to improve their operating results before it would be in the interests of the partners to dispose of the properties or enter into a consolidation transaction. During that period the funds had significant leases that were expiring and until those leases were renewed or expired, property values were impaired. The general partners of the Sierra funds believe that the conditions of the properties of these funds have improved to the point where a disposition transaction would be appropriate. CGS did not acquire control of the Nooney funds until November 1997. Since that time, the general partners have been considering alternatives which could produce liquidity to the partners. These alternatives included:

- sale of the properties individually, followed by a distribution of the net cash proceeds to the partners;

- other means of producing liquidity for the partners, such as cash tender offers;

- sale of the properties of the funds as a group to a REIT or other entity; and

- a consolidation transaction, such as the transaction currently proposed.

           Your general partners concluded that, due to the uncertain timing of a liquidation and the associated costs and expenses, liquidation would not be as desirable as a consolidation transaction. The sale of the funds' properties and the ability to receive a sales price equal to or exceeding the appraised value is based on market conditions. The general partners believe that, under current market conditions, it could take an extended period of time for the funds to receive a sales price equal to or exceeding the appraised value of the properties. Further, typical purchase and sale contracts contain due diligence and financing conditions which could further delay the timing of sale and prevent the funds from entertaining other offers during the period. It may also be necessary to provide seller financing in some cases to realize the maximum sales price.

           In the case of some of the properties, the terms of the mortgage loan could affect the ability to sell the properties. These include provisions in some of the mortgage loans that require consents to sales, restrict prepayment of the mortgage loan or require payment of premiums to prepay the mortgage loan.

           In addition, contracts frequently contain representation and warranties and indemnification provisions that could require the funds to hold back a portion of the proceeds and delay the timing of distribution. The timing of distributions could also be delayed by claims asserted by limited partners or third parties or contingent liabilities which could prevent the funds from making liquidating distributions. The general partners were aware that these events had affected other limited partnerships seeking to liquidate. During these periods, the funds would continue to incur administrative costs which could reduce the amount distributable to the partners in the funds.

           Accordingly, the general partners believe that, while liquidation of the funds' properties would provide liquidity to the partners, the amounts of the distributions resulting from liquidation are uncertain and there could be significant delays in the timing of liquidating distributions. As a result, the general partners believe that the liquidity resulting from issuance of American Spectrum shares that will trade on the American Stock Exchange or another national security exchange after the consolidation is more beneficial to the limited partners.

           Your general partners believe that a consolidation of funds into American Spectrum could enable the limited partners to realize ultimately the value of the funds' properties without reduction for selling costs and additional winding up expenses of the funds. In addition, the limited partners will have the ability to realize additional value through future growth that would not be realized upon a liquidation of the funds.

           Further, based on communications with limited partners, the general partners believe that a primary concern for the limited partners is the illiquidity of their investment in the funds. The general partners believe that the consolidation is the most attractive alternative for providing limited partners with liquidity. The general partner believes that the consolidation is more beneficial to the limited partners than a liquidation of the funds' assets which is discussed below under "Alternatives Considered." Based on the general partners' evaluation of the alternatives to the consolidation, the desire of the limited partners for liquidity, and the benefits of the consolidation that are not available under any of the alternatives, the general partners concluded that the proposed consolidation is the best means of most closely meeting the funds' original investment objectives.

           The general partners are aware of the following tender offers for the period from January 1, 1998 through March 31, 2001:

- During April 1998 John N. Galardi made a tender offer for all units of Sierra Pacific Pension Investors '84 at a price of $100.00 per unit ($400 per $1,000 investment). 9,444 units were acquired as a result of this tender.

- During August 1999 John N. Galardi made a tender offer for all units of Sierra Pacific Development Fund at a price of $60.00 per unit ($120 per $1,000 investment). 3,657 units were acquired as a result of this tender.

- During September 1999 Everest Properties II, LLC and its Affiliates ("Everest") made a tender offer for 4.9% of units of Sierra Pacific Development Fund II at a price of $100.00 per unit ($400 per $1,000 investment). 2,246 units were acquired as a result of this tender.

- During April 2000 Everest made a tender offer for 4.9% of units of Sierra Pacific Development Fund II at a price of $100.00 per unit ($400 per $1,000 investment). 1,214 units were acquired as a result of this tender.

- In April 1999, Equity Resources Boston Fund filed a tender offer for 2% of the outstanding units of Nooney Real Property Investors-Two, L.P. at a price of 150.00 per unit. Approximately 129 units were acquired as a result of this tender.

- During September 2000 K Partners made a tender offer for 1% of units of Sierra Pacific Pension Investors '84 at a price of $67.00 per unit ($268.00 per $1,000 investment) 179 units were acquired as a result of this tender.

- During September 2000 K Partners made a tender offer for 1% of units of Sierra Pacific Development Fund II at a price of $67.00 per unit ($268.00 per $1,000 investment) 186 units were acquired as a result of this tender.

- During September 2000 K Partners made a tender offer for 1% of units of Sierra Pacific Institutional Properties V at a price of $41.00 per unit ($164.00 per $1,000 investment) 319 units were acquired as a result of this tender.

- During October 2000 Hintzen Capital Group made a tender offer for 4.9% of units of Sierra Pacific Pension Investors '84 at a price of $100.00 per unit ($400.00 per $1,000 investment) 391 units were acquired as a result of this tender.

           Affiliates of CGS, as part of the settlement of law suits and other disputes between CGS, Bond Purchase, L.L.C. and certain of their affiliates, and in consideration of the sale by affiliates of CGS of a controlling interest in Nooney Realty Trust, Inc., a publicly-held real estate investment trust, and Nooney Capital Corp., the corporate general partner of a publicly-held limited partnership, on November 9, 1999 purchased from Bond Purchase, L.L.C.:

- 59 units of Nooney Income Fund II, L.P. (NIFII) at a price per unit of $450;

-          1,802 units in Nooney Income Fund Ltd., L.P. (NIF) at $600 per unit;

- 199 units in Nooney Real Property Investors-Two, L.P. (NRPI) at $360 per unit; and

-          8 units in Sierra Pacific Pension Investors '84 at $125 per unit.

In addition, in connection with the settlement and as a condition thereto, CGS purchased from Everest:

-          1,062 units in NIFII at a price per unit of $450;

-          260 units in NIF at $600 per unit; and

-          449 units in NRPI at $360 per unit.

The prices paid by CGS for the units in the funds set forth above were negotiated in the context of an overall settlement of claims between the parties and are not necessarily representative of the market value of the units purchased.

In addition, affiliates of CGS made the following purchases of units in the funds since January 1, 1998:

- In 1998, affiliates of CGS purchased a total of 599 units in Sierra Pacific Development Fund at a weighted average of $92.30 per unit ($184.60 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 73 units in Sierra Pacific Development Fund at a weighted average of $40.44 per unit ($80.88 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 98 units in Sierra Pacific Development Fund at a weighted average of $62.97 per unit ($125.43 per $1,000 investment).



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

- In 2001, affiliates of CGS purchased a total of 302 units of Sierra Pacific Development Fund at a weighted average of $65.00 per unit ($130.00 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 516 units in Sierra Pacific Development Fund II at a weighted average of $105.28 per unit ($421.12 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 1,499 units in Sierra Pacific Development Fund II at a weighted average of $125.37 per unit ($501.48 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 1,013 units in Sierra Pacific Development Fund II at a weighted average of $125.43 per unit ($501.72 per $1,000 investment).

- In 2001, Sierra Pacific Development Fund II purchased 40 units, including the right to receive distributions out of the proceeds of the settlement agreement referred to under "Legal Proceedings", for a purchase price of $207 per unit ($828 per $1,000 investment).

- In 2001, affiliates of CGS purchased a total of 835 units of Sierra Pacific Development Fund II at a weighted average of $121.06 per unit ($484.24 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 300 units in Sierra Pacific Development Fund III at a weighted average of $25.00 per unit ($100.00 per $1,000 investment).

- In 2001, affiliates of CGS purchased a total of 40 units of Sierra Pacific Development Fund III at a weighted average of $.25 per unit ($1.00 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 4,159 units in Sierra Pacific Pension Investors '84 at a weighted average of $25.67 per unit ($102.68 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 1,117 units in Sierra Pacific Pension Investors '84 at a weighted average of $124.18 per unit ($496.72 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 1,082 units in Sierra Pacific Pension Investors '84 at a weighted average of $116.60 per unit ($466.40 per $1,000 investment).

- In 2001, affiliates of CGS purchased a total of 157 units of Sierra Pacific Pension Investors '84 at a weighted average of $130.00 per unit ($520.00 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 16 units in Sierra Pacific Institutional Properties V at a weighted average of $47.00 per unit ($188 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 58 units in Sierra Pacific Institutional Properties V at a weighted average of $61.03 per unit ($244.12 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 589 units in Sierra Pacific Institutional Properties V at a weighted average of $64.00 per unit ($256.00 per $1,000 investment).

- In 2001, affiliates of CGS purchased a total of 121 units of Sierra Pacific Institutional Properties V at a weighted average of $80.00 per unit ($320.00 per $1,000 investment).

           An affiliate of CGS owned the land on which a building, Sorrento II, was owned by one of the funds. The land was leased to the fund. In February 2000, the affiliate sold the land to a joint venture partnership, in which two of the funds held an interest, for $3.5 million.



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

           One of CGS and the majority-owned affiliates transferred a 49% tenancy-in-common interest in Creekside Apartments to a third party. CGS and the majority-owned affiliates retained the right to repurchase the tenancy-in-common interest for a purchase price of $1,030,000 plus interest.

           CGS and Messrs. Carden and Galardi also own a 58% interest in Meadow Wood Village Apartments, L.P. ("Meadow Wood"). We originally proposed that Meadow Wood be included in the consolidation. However, the general partners of Meadow Wood, who are affiliates of CGS, received an offer for Meadow Wood's property and determined to sell Meadow Wood's property. The sale is likely to be completed prior to consummation of the consolidation. If the sale has not yet been consummated at the time of the consummation of the consolidation, CGS and Messrs. Mr. Carden and Galardi will continue to own an interest in Meadow Wood subsequent to the consolidation.

CHRONOLOGY OF THE CONSOLIDATION

           The corporate general partners of the funds and CGS, which controls the corporate general partners, have a relatively small number of executive officers. The corporate general partners have only one director, William J. Carden. As a result, most of the decision-making with respect to the funds is done by a relatively small group of persons through an informal process. Accordingly, most of the consideration of the consolidation and alternatives to the consolidation were done through a series of informal discussions during 1998 and 1999. The principal participants in these discussions were William J. Carden, Thomas Thurber , Harry Mizrahi, and Paul Perkins. These discussion were generally informal in nature and took place in person and by telephone. We do not have a record of the dates on which the discussions took place. During the course of these discussions, various alternatives were discussed. During these discussions, the participants considered the following alternatives:

           - They discussed the sale of the properties to third parties and distribution of the cash proceeds to the partners. They determined that a sale to third parties had disadvantages and would not be as beneficial to the limited partners as a consolidation for the reasons discussed above.

           - They discussed the sale of the properties to affiliates of the general partners and distribution of the cash to the limited partners. As a result of the familiarity of the affiliates of the general partners with the properties, a sale to affiliates of the general partners could be effected on a more expeditious basis than a sale to third parties. However, they determined that this approach would not be feasible because affiliates of the general partners did not have enough capital to effect the purchases, and raising funds through private equity investment would be too expensive to make the approach feasible.

           - They discussed tendering for the limited partnership interests to create liquidity. However, as in the case of a purchase of the properties, affiliates of the general partners did not have sufficient capital, and raising funds through private equity investments would be too expensive to make the approach feasible.

           Following these informal discussions, the corporate general partners of the funds determined that consolidation was the most desirable alternative. They made the decision to retain counsel, accountants and an investment banker to consider the feasibility of the proposed consolidation transaction and the steps necessary to implement the consolidation transaction.

           On January 13, 1999, representatives of the general partners and CGS met with a party with a significant ownership interest in a publicly-held REIT to discuss the possibility of a transaction in which CGS and the majority-owned affiliates and CGS's other affiliates would merge with or be acquired by a public real estate investment trust. The combined entity could then make a proposal to the funds. The publicly-held REIT did not make a proposal for a transaction.

           On January 13, 1999, representatives of the general partners and CGS met with representatives of Lehman Brothers to discuss generally their ideas with respect to transactions involving the funds and CGS and the majority-owned affiliates and CGS's other affiliates. No specific transactions were discussed.



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

           On January 13, 1999, representatives of the general partners and CGS held a similar meeting with representatives of Goldman Sachs. They discussed generally their ideas with respect to transactions involving the funds and CGS and the majority-owned affiliates and CGS's other affiliates. The discussion principally related to an affiliate of Goldman Sachs providing capital for future property acquisitions. They did not discuss Goldman Sach's retention as investment banker in connection with the consolidation.

           On January 13, 1999 representatives of the general partners and CGS met with representatives of Stanger, an investment banker. Stanger discussed its experience in connection with consolidations, bulk sales of properties to REITs and raising capital privately for REITs. They discussed the timing of a consolidation and the role that Stanger could play in a consolidation. There was no specific discussion of alternatives to a consolidation. The meeting was informal and explored generally the feasibility of a consolidation and the possibility of retaining Stanger to provide a fairness opinion in connection with a consolidation transaction.

           On January 14, 1999, representatives of the general partners and CGS met with Bear Stearns to discuss what role Bear Stearns might play in connection with potential transactions involving CGS, CGS and the majority-owned affiliates and CGS's other affiliates and the funds. Based on the discussion, it appeared that if Bear Stearns had any role, it would be after a consolidation was completed.

           On January 19, 1999, representatives of CGS and the general partners spoke with another publicly-held real estate investment trust regarding a potential merger. The publicly-held REIT was interested in a transaction that could provide substantial cash to the publicly-held REIT. As a result, the publicly-held REIT was not interested in pursuing a transaction with us and the transaction was not pursued further.

           On February 9, 1999, representatives of CGS and the general partners met again with representatives of the publicly-held REIT. It appeared at the time that the controlling shareholder of the publicly-held REIT was more interested in selling its position for cash than in a merger transaction.

           On May 11, 1999, an additional meeting with the controlling shareholder of the publicly-held REIT that they had first met with on January 13, 1999 was held. At this meeting, it was clear that the controlling shareholder was interested in a cash transaction which would provide cash to it or the REIT. CGS and the general partners did not move forward with the transaction because of this lack of interest.

           On May 11, 1999, representatives of CGS and the general partners met with representatives of Stanger to discuss the consolidation process. At this meeting, the mechanics of the consolidation process were discussed In addition, they discussed potential attorneys which could be retained to represent us in connection with the transaction. At this meeting, there was a general discussion of the alternative of raising private equity to buy the properties from the funds and then liquidating the funds. In addition, valuation methodologies were discussed.

           In May 1999, we began considering retention of counsel to advise us with respect to the consolidation and preparation of Registration Statement on Form S-4. In May, 1999, we met with Battle Fowler LLP. We discussed the mechanics of the consolidation and Battle Fowler's experience.

           In May, 1999, representatives of CGS and the general partners also met with another law firm to discuss its experience and the role it could play in a consolidation.

           In June 1999, CGS and the funds retained Stanger as investment banker to render an opinion as to the fairness from a financial point of view to the funds of the allocations of the American Spectrum shares pursuant to the consolidation and to conduct portfolio valuations. In May 2000, CGS and the funds retained Stanger to update its preliminary valuations of the property portfolios owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates. In March 2001, CGS and the funds retained Stanger to update its preliminary valuations and prepare appraisals of the property portfolios owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates.

           In June 1999, we retained the law firm of Battle Fowler LLP to advise us with respect to the consolidation and to assist us in the preparation of a Registration Statement on Form S-4.

           On June 30, 1999, representatives of CGS and the general partners met with Stanger. They had a general discussion concerning the steps involved in the consolidation, the timing of the consolidation and the likelihood of completing the consolidation.

           On July 7, 1999, representatives of CGS and the general partners met with Prudential Securities to discuss their potential involvement in the consolidation. A second meeting was held on July 9, 1999. The discussions concerned the role that Prudential Securities might play in the future in connection with American Spectrum after the consolidation.

           During the period of June 1999 to December 31, 1999, representatives of the general partners and attorneys from Battle Fowler discussed the structure of the proposed transaction. In the course of these discussions, they reviewed and discussed with representatives of the general partners, other means of providing liquidity to the limited partners of the funds. Drafts of the Form S-4 that were circulated also discussed the alternatives. These alternatives included transactions with public REITs in which limited partners could receive operating partnership units or shares of the REIT, and other means of creating a public market for the fund units. The general partners concluded that none of these alternatives were feasible.

           In October-December 1999, representatives of CGS met with representatives of the independent accountants of the funds and two other accounting firms, to discuss the possibility of retaining the accountants to render advice as to the accounting and income tax implications of the consolidation.

           In December 1999, representatives of CGS met with representatives of Arthur Andersen LLP, the independent accountants of CGS and the majority-owned affiliates and CGS's other affiliates, to discuss the possibility of retaining Arthur Andersen LLP to render advice as to the accounting and income tax implications of the consolidation.

           In January 2000, representatives of CGS considered bids from Arthur Andersen LLP and other accounting firms to render advice as to the accounting and income tax implications of the consolidation.

           In January 2000, representatives of the general partners and CGS met with representatives of Stanger to discuss the valuations of the assets and the fairness opinion. These discussions were informal and no presentation of findings was made since Stanger had not finalized the valuations or commenced its fairness analysis. The discussions related to general reviews of various properties and market conditions. During this meeting the timing and information required to conduct the fairness analysis were also discussed.

           In February 2000, we retained the accounting firm of Arthur Andersen LLP to provide us with financial and tax advice with respect to the consolidation, and to audit financial statements required in connection with the consolidation.

           In February 2000, representatives of the general partners and CGS met with representatives of Arthur Andersen LLP and Battle Fowler LLP to review the structure of the consolidation and the financial and tax consequences of the consolidation. This discussion primarily reviewed the steps to be taken in connection with the consolidation. They discussed the timing of the transaction, the roles of Arthur Andersen and Battle Fowler and the steps that needed to be taken to complete the consolidation. The discussion was informal.

           In July 2000, we retained the law firm of Proskauer Rose LLP to advise us with respect to the consolidation and to continue the preparation of a Registration Statement on Form S-4 and the consolidation transaction. Attorneys affiliated with Battle Fowler LLP who were involved in the preparation of the Registration Statement on Form S-4 became affiliated with Proskauer Rose LLP.

           During the period from July 1999 to August 1999, CGS discussed internally the role the management company would play for American Spectrum after the consolidation. We concluded that the Third Party Management Company should be excluded from the consolidation. We determined not to include the Third Party Management Company in the



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

consolidation because the Third Party Management Company was not profitable. As a result, the acquisition of the Third Party Management Company would not have increased our earnings or the amount available for distribution to shareholders. In addition, our primary business relates to acquisition, ownership and management of properties and providing third party management services is outside the scope of this business. Further, due to the lack of profits from CGS' Third-Party Management Company, CGS believed that it was not in its best interest to transfer the Third Party Management Company to us, because it would not be allocated sufficient additional American Spectrum shares as a result of transfer.

           In the course of the preparation by Stanger of its appraisals and its fairness opinion, CGS, the general partners and Stanger engaged in a series of discussions in which Stanger described its valuation process and reviewed preliminary findings with respect to the appraisals of the fund's portfolios and the portfolios of CGS and the majority-owned affiliates and CGS's other affiliates. Stanger discussed its findings informally and did not make a formal presentation to the general partners.

           At various times during the period from January 2000 through December 31, 2000, representatives of the general partners and we met with Arthur Andersen LLP, Battle Fowler LLP and Proskauer Rose LLP to discuss matters relating to the status of consolidation, the impact of market conditions for REITs, legal and accounting issues, the consolidation and the Registration Statement on Form S-4. The discussions generally involved William J. Carden and Thomas Thurber on behalf of the general partners and us. These discussions primarily involved the mechanics needed to complete the consolidation. They discussed the preparation of the registration statement, the structure of the consolidation, the preparation of the appraisals and fairness opinion by Stanger, and the preparation of financial statements. The discussions generally involved consideration of the consolidation and the steps needed to complete the consolidation. In the context of preparing this consent solicitation statement, the general partners prepared analyses comparing the consolidation to other alternatives during this period. No other formal process was undertaken during this period to review the alternatives to the consolidation.

           During 2000 there was no formal discussion among CGS, the general partners, Battle Fowler, Proskauer, Stanger and Arthur Andersen concerning alternatives to the consolidation. The primary consideration of alternatives by CGS and the general partners took place prior to the retention of advisors. These considerations were internal, in generally informal discussions among the principal officers of CGS. As described above, CGS concluded that it believed that consolidation was the best means of maximizing values for the limited partners. The activities subsequent to December 31, 1999 were primarily focused on taking steps needed to complete the consolidation.

           In March 2001 contacts were made with Vanguard Capital concerning the possible engagement of Vanguard Capital to render financial advisory services to American Spectrum, the issuer of securities in the consolidation, American Spectrum. On March 27, 2001, American Spectrum engaged Vanguard Capital to provide such financial advisory services.

YOUR GENERAL PARTNERS' REASONS FOR PROPOSING THE CONSOLIDATION

           We are proposing the consolidation at this time because we believe that the expected benefits of the consolidation outweigh the risks of the consolidation, as set forth in "Risk Factors" above, and we believe that it is the best way for you to maximize returns on your investment. The expected benefits include the following:

           Growth Potential. We believe that there is greater potential for increased distributions to you as a stockholder and for appreciation in the price of American Spectrum shares than there would be for you as a limited partner of your fund holding units. This growth potential results primarily from potential future acquisitions of additional properties and engaging in financing activities. We believe that substantial opportunities currently exist to acquire additional properties at attractive prices. Your fund cannot take advantage of such opportunities because its partnership agreement generally restricts it from making additional acquisitions and developing properties. In addition, because American Spectrum can use cash, American Spectrum shares or indebtedness to acquire additional properties, American Spectrum will have a greater degree of flexibility in making future acquisitions on advantageous economic terms. American Spectrum may also take advantage of its structure as an umbrella partnership REIT, or an UPREIT, to acquire additional portfolios of properties by using, as consideration, limited partnership interests in its Operating Partnership. The use of limited



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

partnership interest in its Operating Partnership enables American Spectrum to make acquisitions in a structure that permits the seller to defer the federal taxes due on the sale while providing to sellers the same opportunities to participate in American Spectrum's growth as the stockholders have. This ability gives American Spectrum a tremendous advantage over other potential acquirors who do not have the option of using partnership units, but instead may only acquire these portfolios in a taxable manner using cash or capital stock, particularly in instances where the sellers would have to recognize a substantial amount of taxable gain as a result of the transaction. Also, American Spectrum's ability to acquire portfolios in a manner that is tax-deferred for the seller may allow American Spectrum to pay less consideration than would otherwise be necessary in a taxable transaction due to the seller's ability to control the timing of its gain recognition.

           Risk Diversification. The combination of the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates under the ownership of American Spectrum will result in a more diversified investment than your investment in the fund. American Spectrum will have a larger number of properties and a broader group of property types and tenants and geographic locations. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, the particular group of properties currently owned by your fund.

           Operational Economies of Scale. The combination of the funds under the ownership of American Spectrum will result in administrative and operational economies of scale and cost savings for American Spectrum. Particularly because the funds are public entities subject to the SEC's reporting requirements, the combination of the funds into a single public company in American Spectrum will save compliance costs. In addition, if your fund is acquired, we will no longer have to supply a Schedule K-1 to you and each of the other limited partners for your tax reporting which generally was provided to you each February. You will instead receive a Form 1099-DIV, a much simpler reporting form, which will be provided each January.

           Liquidity. We believe the consolidation will provide you with increased liquidity for two reasons.

           - First, the market for the units you own is very limited because the units are not listed on an exchange and, therefore, a potential buyer has only a limited basis upon which to value the units. Because your fund's partnership agreement contains limitations on the transfer of your units, you may not be able to sell your units even if you were able to locate a willing buyer. As a stockholder, you will own American Spectrum shares which will be listed on the American Stock Exchange or another national security exchange, and therefore be publicly valued, and there will be no restrictions on your ability to sell the American Spectrum shares you own.

           - Second, as a holder of units that are non-tradable, the pool of potential buyers for your units is limited and, to the extent that there is a willing buyer, the buyer would likely acquire your units at a substantial discount.

           - As a holder of American Spectrum shares, and assuming American Spectrum acquires all of the funds, you will be a stockholder of a company that will have total real estate assets of approximately $269 million and more than 12,000 stockholders.

           While the general partners believe that, overall, the consolidation is more beneficial than liquidation of the funds' properties, limited partners could achieve liquidity through a liquidation.

           The Consolidation is More Beneficial than Liquidation. Your general partners believe that the consolidation is more beneficial to limited partners than liquidation of the funds.

           As a result of American Spectrum's growth potential and the potential for regular quarterly distributions, the general partners believe that over time the value of American Spectrum shares will exceed the amount limited partners would realize from a liquidation of the assets.

           Your general partners concluded that, due to the uncertain timing of a liquidation and the associated costs and expenses, liquidation would not be as desirable as a consolidation transaction. The sale of the funds' properties and the ability to receive a sales price equal to or exceeding the appraised value is based on market conditions. The general partners believe that, under current market conditions, it could take an extended period of time for the funds to receive a sales price equal to or exceeding the appraised value of the properties. Further, typical purchase and sale contracts contain due diligence and financing conditions which could further delay the timing of sale and prevent the funds from entertaining other offers during the period. It may also be necessary to provide seller financing in some cases to realize the maximum sales price. Furthermore, distribution of the net proceeds of the liquidation could be delayed by claims or contingent liabilities. This could both reduce the amount that would be received on distribution and delay the time when the fund could make distributions to the partners.

           Thus, while limited partners would also be able to achieve liquidity through a liquidation of the funds' properties, the general partners believe that limited partners would benefit more from the consolidation.

           Public Market Valuation of Assets. We believe that the public market valuations of the equity securities of many publicly-traded real estate companies, including REITs, have historically exceeded the net book values of their real estate assets. You should be aware, however, that the American Spectrum shares may not trade at a premium to the net asset values of the funds, and, to the extent that the American Spectrum shares do trade at a premium, that the relative pricing differential may change or be eliminated in the future. The market for REIT stocks has underperformed the broader market in 1998 and 1999, and the prices for REIT stocks have fallen below the issuer's net asset value in some instances.

           Regular Quarterly Cash Distributions. We expect that American Spectrum will make regular quarterly cash distributions to its stockholders. None of the funds made distributions in 1999 or 2000. While some of the funds had cash flow in 1999 and 2000 and could make distributions in the future, we believe that, unlike the funds, American Spectrum will be able to utilize that cash flow to increase its portfolio of assets from which income will be derived. If American Spectrum is successful in making acquisitions, we believe that the additional properties and related cash flow will enhance our ability to pay distributions quarterly and in regular amounts.

           Greater Access to Capital. With publicly-traded equity securities, access to debt financing, a larger base of assets and a greater equity value than any of the funds individually, American Spectrum expects to have greater access to the capital necessary for funding its operations and consummating acquisitions on more attractive terms than would be available to any of the funds individually. Also, American Spectrum's intended UPREIT structure with the Operating Partnership provides it with additional potential access to capital through the issuance of the Operating Partnership's units. This greater access to capital should provide greater financial stability to American Spectrum and provide funding for future acquisitions. American Spectrum currently intends to maintain a ratio of total indebtedness to the appraised value of its total assets of not more than 70%.

           Greater Reduction of Conflicts of Interest. American Spectrum will be managed by its Board of Directors and officers. This will eliminate fees paid to outside advisors, reducing various conflicts of interest and creating an alignment of the interests of the stockholders and management. The persons engaged to manage American Spectrum will be employees of American Spectrum. They will not be employees of a separate management company or investment advisor whose activities could be determined by objectives and goals inconsistent with American Spectrum's financial objectives. Management will owe its duty of loyalty only to American Spectrum. The incorporation of all aspects of the REIT's management and property management into American Spectrum assures a commitment to hands-on management. By contrast, externally-advised limited partnerships and REITs may have no such commitment from a management team to focus exclusively on their portfolios.

           Therefore, your general partners believe that the consolidation, rather than continuation of the funds or a liquidation, will result in the greatest possible value for your investment for you and the other limited partners.



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
EXCHANGE VALUE ALLOCATION OF AMERICAN SPECTRUM SHARES


           General. The Exchange Values were determined as of March 31, 2001, to establish a consistent method of allocating American Spectrum shares for purposes of the consolidation. The Exchange Value represents our estimates of the net asset value of each fund, CGS and the majority-owned affiliates and CGS's other affiliates. The number of American Spectrum shares to be issued to each fund upon consummation of the consolidation will equal the fund's aggregate Exchange Value divided by $15. The value per share of $15 was an arbitrary amount chosen for the sole purpose of allocating American Spectrum shares. The number of American Spectrum shares allocated in the consolidation was determined by dividing the aggregate Exchange Value by $15. Accordingly, $15 of the net asset value is allocable to each share. However this is not intended to imply that the American Spectrum shares will trade at a price of $15 per share. See "Risk Factors." No fractional American Spectrum shares will be issued by American Spectrum in connection with the consolidation. See "No Fractional American Spectrum Shares" on page __. As of the date of this consent solicitation, the general partners do not know of any material change in the financial performance or condition of any of the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, that will materially affect the Exchange Values.

           Adjustments to Exchange Value and Allocation of American Spectrum Shares. All determinations of the Exchange Value for purposes of allocating the American Spectrum shares between the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds, other than the final computation of the expenses of the consolidation, were determined as of March 31, 2001 in the manner described below under "Determination of Exchange Value." Each fund, majority-owned affiliate, CGS's other affiliate, and the CGS Management Company, will operate and make distributions prior to the closing date of the consolidation such that its Exchange Value relative to the Exchange Value of the other parties to the consolidation remains substantially the same as the relative Exchange Value shown in this consent solicitation. No adjustment will be made to these allocations unless a material change in the value of an asset or a liability is discovered after March 31, 2001 and before the effective date of the consolidation which cannot be adjusted through the distributions to the funds, CGS, the majority-owned affiliates, CGS's other affiliates or CGS Management Company.

           If a material change in the value of an asset or liability or potential liability is discovered with respect to a fund, majority-owned affiliate (including the CGS Management Company) and CGS's other affiliate participating in the consolidation between March 31, 2001 and prior to the effective date of the consolidation which was not included in the computation of Exchange Value and the relative Exchange Value of the parties cannot be maintained through adjusting distributions that would reduce the corresponding value of the assets contributed by the other funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, an adjustment may be made to the Exchange Value of that fund, CGS or the majority-owned affiliates or CGS's other affiliates or the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

           Exchange Values have been determined for the funds, CGS and the majority-owned affiliates and CGS's other affiliates (other than the CGS Management Company) and the CGS Management Company, as described below.

- The funds and CGS and the majority-owned affiliates and CGS's other affiliates -- The Exchange Value of each fund and CGS and the majority-owned affiliates and CGS's other affiliates (other than the CGS Management Company) is computed as:

           -          the sum of:

                      - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of December 31, 2000; and

                      - the realizable values of the non-real estate assets as of March 31, 2001;

           -          reduced by

                      - the mortgage debt balance as of March 31, 2001, as adjusted to reflect the market value of such debt based on the interest rate of the debt in relation to currently available interest rates at or about March 31, 2001;

                      - other balance sheet liabilities as of March 31, 2001 and

                      - the fund's or CGS's and the majority-owned affiliates' and CGS's other affiliates' share of the expenses related to the consolidation.

     - The CGS Management Company -- To determine the estimated value of the CGS Management Company, we utilized an earnings multiple approach. We estimated the pro forma earnings in accordance with GAAP of the CGS Management Company before deducting interest, taxes, depreciation and amortization ("EBITDA"). Our estimate reflects only those property management assets and businesses of CGS which would be contributed to American Spectrum in the consolidation. While EBITDA is not a substitute for net income determined in accordance with GAAP, it is derived from financial statements prepared in accordance with GAAP, and is a commonly used measurement of a company's operating profitability. We believe that the CGS Management Company, like most service companies, should be evaluated in terms of the profitability of its operations and therefore focused our analysis on the CGS Management Company's EBITDA. Historical revenues and expenses for the fiscal years ending December 31, 1999 and December 31, 2000 were adjusted to exclude the revenues and expenses associated with assets and businesses which will not be included in the consolidation, to eliminate intercompany items and to reflect only the revenues and expenses associated with the CGS Management Company on a going forward basis. The revenues and expenses included in the pro forma amounts reflect only those associated with the management of the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates. We also estimated revenues and expenses for the year ending December 31, 2001 based on an adjustment methodology consistent with that utilized to determine the historical pro forma financial results of the CGS Management Company.

           We then applied a multiple of 5.0 to the estimated EBITDA for the CGS Management Company to arrive at an estimated value of $4 million for the CGS Management Company. This multiple represents the low end of the range of multiples in similar transactions. Based on our experience in the real estate industry and with real estate management companies, and our expectations regarding the future revenues, expenses and profitability of the CGS Management Company, we considered the multiple of 5.0, which represents the low end of the range of EBITDA multiples in similar transactions, reasonable for establishing the value of the assets and businesses of the CGS Management Company. Management concluded that a multiple of five times EBITDA was reasonable based on management's confidential discussions with executives of five management companies concerning the price at which their company was sold, informal discussions with industry participants and information regarding the multiples observed in management company transactions obtained from Stanger. Management did not perform a quantitative review of comparable companies or REITs, nor did management adopt a multiple established by Stanger. The following table summarizes our estimate of the value of the CGS Management Company.

                                                  ESTIMATED VALUE OF THE CGS MANAGEMENT COMPANY
                                                  ---------------------------------------------
                                                            (DOLLARS IN THOUSANDS)

                                         YEAR-ENDING DECEMBER 31, 1999                    YEAR-ENDING DECEMBER 31, 2000
                               --------------------------------------------       ----------------------------------------------


                                CGS REAL                                           CGS REAL
                                 ESTATE                                             ESTATE
                                MANAGEMENT     ELIMINATION         CGS            MANAGEMENT                        CGS REAL
                                CO. & THIRD     OF THIRD        REAL ESTATE       CO & THIRD  ELIMINATION OF         ESTATE
                                 PARTY           PARTY           MANAGEMENT          PARTY      THIRD PARTY         MANAGEMENT
     REVENUES                  OPERATIONS     OPERATIONS(1)        CO.            OPERATIONS   OPERATIONS(1)            CO.
--------------------------     ------------   -------------     ----------       ------------  -------------      --------------

Property Mgmt - Affiliates         1,411           340           1,751             1,682                           1,682
Property Mgmt -
Non-Affiliates                     1,940       (1,940)               0             2,151        (2,151)               --
Brokerage - Affiliates               306           152             458               373                             373
Brokerage -
Non-Affiliates                     1,842       (1,842)               0             2,995        (2,995)               --
Construction Management              187         (119)              68               172           (70)              102
Other                              4,432       (2,596)           1,836             5,083        (3,733)            1,350
                                  ------       ------            -----            ------        ------             -----
Subtotal                          10,118       (6,005)           4,113            12,456        (8,949)            3,507

EXPENSES
Commissions                        1,627       (1,362)             265               336          (121)              215
Payroll                            5,771       (4,716)           1,055             5,751        (4,634)            1,117
Rent                                 640         (411)             229               745          (540)              205
G&A(3)                             3,303       (2,601)             702             3,535        (2,937)              598
Other                                748         (217)             531               865          (500)              365
                                  ------       ------            -----            ------        ------             -----

Subtotal                          12,089       (9,307)           2,782            11,232        (8,732)            2,500

EBITDA                           (1,971)         3,302           1,331             1,224          (217)            1,007

Valuation Multiple                 --            --               --                                                --
Value (Rounded)                    --            --               --                                                --



                                                       THREE MONTHS ENDING MARCH 31, 2001
                                                  --------------------------------------------
                                                    CGS REAL
                                                     ESTATE                                           ESTIMATED
                                                   MANAGEMENT     ELIMINATION        CGS REAL         CGS REAL
                                                  CO. &  THIRD     OF THIRD          ESTATE            ESTATE
                                                     PARTY           PARTY         MANAGEMENT        MANAGEMENT
REVENUES                                          OPERATIONS     OPERATIONS(1)        CO.            COMPANY(2)
----------------------------                      ------------   -------------     -----------      -----------


Property Mgmt - Affiliates                             503            (7)              496            1,963
Property Mgmt -
Non-Affiliates                                         423          (423)                0               --
Brokerage - Affiliates                                  61           (36)               25              435
Brokerage -
Non-Affiliates                                         469          (469)                0               --
Construction Management                                 19            (5)               14              100
Other                                                  808          (527)              281               --
                                                     -----        ------               ---            -----
Subtotal                                             2,283        (1,467)              816            2,498

EXPENSES
Commissions                                             12              2               14              252
Payroll                                              1,419        (1,116)              303            1,150
Rent                                                   216          (163)               53              114
G&A(3)                                                 556          (449)              107              175
Other                                                  104          (104)                0               --
                                                     -----        ------               ---            -----

Subtotal                                             2,307        (1,830)              477            1,691

EBITDA                                                (24)            363              339              807

Valuation Multiple                                                                                     5.0X
Value (Rounded)                                                                                       4,000

------

(1) There were no adjustments other than adjustments to eliminate third party management company operations.

(2) The estimated year ended December 31, 2001 was used to determine the estimated value of the CGS Management Company. This is the same starting period used in determining the appraised values of the properties.

(3)        Includes costs associated with other income.

           The Exchange Value of the CGS Management Company was then computed as:

-          the sum of

           - the estimated value of the business being contributed to American Spectrum in the consolidation utilizing the earnings multiple analysis; and

           - the realizable value of its other assets as of March 31, 2001;

-          reduced by

           - debt balances as of March 31, 2001, reflecting the market value of such debt;

           -          other balance sheet liabilities as of March 31, 2001; and

           - the CGS Management Company's share of the expenses related to the consolidation.

           The determination of the Exchange Values of each fund and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, is summarized in the following table:

                         DERIVATION OF EXCHANGE VALUES

                                                 APPRAISED VALUE
                                                 OF REAL ESTATE        NET OTHER
                                                   PORTFOLIOS/          ASSETS          MORTGAGE        ESTIMATED        EXCHANGE
                                                   MANAGEMENT             AND           AND OTHER     CONSOLIDATION      VALUE OF
        FUND                                       BUSINESS(1)       LIABILITIES(2)     DEBT(3)(4)      EXPENSES           FUND
   -------------------------------              ----------------     --------------     -----------   -------------     -----------

   Sierra Pacific Development Fund                  $9,250,000          $2,161,889      $4,051,219        $286,759       $7,073,911
   Sierra Pacific Development Fund II               19,921,392           (620,187)       7,332,947         646,259       11,321,999
   Sierra Pacific Development Fund III                 524,743               7,943         187,270          58,517          286,899
   Sierra Pacific Institutional Properties V         4,523,940              16,923              --         167,149        4,373,714
   Sierra Pacific Pension Investors '84             25,879,925           2,982,242       6,105,460         695,588       22,061,119
   Nooney Income Fund Ltd., L.P.                    10,628,800           1,547,153       1,097,695         289,455       10,788,803
   Nooney Income Fund Ltd. II, L.P.                 22,071,200           1,208,873       6,723,201         533,154       16,023,718
   Nooney Real Property Investors-Two, L.P.         15,830,000           2,382,733       9,498,991         401,415        8,312,327
   CGS and the majority-owned affiliates
      and CGS's other affiliates(5)                160,180,000         (7,477,861)     135,937,343       2,368,599       14,396,197

   CGS Management Company                            4,000,000         (1,475,084)       2,185,004          53,105          286,807
                                                     =========         ==========        =========          ======          =======

   Total                                          $272,810,000            $734,624    $173,119,130      $5,500,000      $94,925,494

----------------------

(1) Reflects the independent appraisal of the value of the funds' and CGS and the majority-owned affiliates and CGS's other affiliates' real estate portfolios as of December 31, 2000. The value of the CGS Management Company was determined by us. Stanger has given its fairness opinion that the allocation of the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, is fair to the limited partners of the funds from a financial point of view.

(2) Details of Net Other Assets and Liabilities are reflected in the table below.

(3) The mortgage and other debt shown in the table has been adjusted, where applicable, to reflect the market value of above or below market debt. The mortgage debt of CGS and the majority-owned affiliates and CGS's other affiliates includes $5,554,000 subject to a litigation brought by holders of units in Sierra Pacific Development Fund II, which American Spectrum intends to distribute to holders of units in Sierra Pacific Development Fund II following consummation of the consolidation.

(4)        The other debt consists of the following debt of the CGS Management
           Company:

- $2,078,000 of indebtedness, the proceeds of which were used primarily for the purchase of the general partners of the funds and limited partnership interests in the funds,

- $47,000 of indebtedness used to finance property insurance policies and

-          $60,000 of other indebtedness.

The funds and CGS and the majority-owned affiliates and CGS's other affiliates do not have any debt other than mortgage debt and debt consisting of:

-          $51,300 payable to contractors,

- $2,200,000 of pre-development and tenant improvement costs of properties including $1,500,000 due to John Galardi in connection with advances to fund these costs; and

- $539,000 of other indebtedness, including indebtedness relating to purchases of management company and purchases of general partner.

(5) One of CGS and the majority-owned affiliates transferred a 49% tenancy-in-common interest in Creekside Apartments to a third party. CGS and the majority-owned affiliates retained the right to repurchase the tenancy-in-common interest for a purchase price of $1,030,000 plus interest. For purposes of the Exchange Values, the appraised value is included for the entire property and the current repurchase price, as adjusted to reflect the estimated market price of such financing, of $1,092,000 is included in the column "Mortgage and Other Debt."

           Net Other Assets and Liabilities Table. The following table sets forth the components of Net Other Assets and Liabilities which, apart from the appraised value of real estate resulting from the independent appraisal and the valuation of the CGS Management Company, comprise the greatest components of Exchange Value for the funds. In general, the Net Other Assets and Liabilities were derived from the financial statements as of March 31, 2001 as adjusted for each fund's interest in the assets and liabilities in joint ventures.

                        NET OTHER ASSETS AND LIABILITIES

                                                                            NET ACCOUNTS        RENT DEPOSITS,
                                                                             RECEIVABLE        ACCOUNTS PAYABLE
                                                                              AND OTHER           AND OTHER
 FUND                                                         CASH(1)         ASSETS(2)          LIABILITIES(3)           TOTAL
 -------------------------------------                    --------------   ---------------     ----------------         ----------

Sierra Pacific Development Fund                               $24,914          $2,382,300             $245,325          $2,161,889
Sierra Pacific Development Fund II                             10,253           8,224,871            8,855,311            (620,187)
Sierra Pacific Development Fund III                               667               9,694                2,418               7,943
Sierra Pacific Institutional Properties V                       5,258              33,497               21,832              16,923
Sierra Pacific Pension Investors '84                           17,577           5,211,234            2,246,569           2,982,242
Nooney Income Fund Ltd., L.P.                                 521,813           1,530,222              504,882           1,547,153
Nooney Income Fund Ltd. II, L.P.                            1,743,536             246,555              781,218           1,208,873
Nooney Real Property Investors-Two, L.P.                      748,114           2,140,733              506,114           2,382,733

CGS and the majority-owned affiliates and CGS's other
  affiliates(5)(6)                                            794,843           3,059,880           11,332,584          (7,477,861)
CGS Management Company                                        304,555            (528,911)           1,250,728          (1,475,084)
                                                            =========          ==========           ==========          ==========
         Total                                              4,171,530          22,310,075           25,746,981             734,624

-----------------------

(1)        Cash and cash equivalents (including lender and escrow funds).

(2) Net Accounts Receivable and other assets includes tenant and insurance receivables, accrued interest and rents receivable, reserve for uncollected rent, and accounts receivable from affiliates.

(3) Rent Deposits and Net Accounts Payable and Other Liabilities consist of accrued interest payable, escrow liabilities, accounts payable and accrued expenses, prepaid rental income, security deposits and accounts and accounts payable to affiliates.

(4) The assets of Sierra Pacific Development Fund II have been reduced by $7,473,000 to reflect cash distributions to be made to the limited partners of Sierra Pacific Development Fund II pursuant to a settlement agreement.

(5) With respect to CGS and the majority-owned affiliates and CGS's other affiliates, the liabilities consist of $1,919,000 due from CGS and the majority-owned affiliates and CGS's other affiliates to Sierra Pacific Development Fund II, which is subject to a litigation and which American Spectrum intends to distribute to holders of units in Sierra Pacific Development Fund II promptly following the consummation of the consolidation. An additional $5,554,000 due from one of CGS and the majority-owned affiliates and CGS's other affiliates to Sierra Pacific Development Fund II which is the subject of the same litigation is secured by a mortgage on one of the properties and is included in the column "Mortgage and Other Debt" in the table on the previous page.

(6)        Excludes the CGS Management Company.

           Expenses of the consolidation were allocated to each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company based on the type of expense. The general partners believe that the method selected was fair and reasonable.

           The determination of expenses related to the consolidation is summarized in the following table:

                      DERIVATION OF CONSOLIDATION EXPENSES



                                  SPDF        SPDF II    SPDF III  SPIP V     SPPI 84    NIF      NIF II      NRPI 2
                                  ----        -------    --------  ------     -------    ---      ------      ------

Consolidation Expenses:

Legal(1)                         $44,078     $94,930     $2,501   $21,558   $123,324   $50,649  $105,174    $75,433
Appraisals(2)                      9,176      31,830        991     3,383     28,031    16,151    38,908     36,706
Fairness Opinion(1)               46,833     100,863      2,657    22,905    131,032    53,814   111,748     80,148
Solicitation(3)                    3,613       7,604      1,957     3,238      6,049     2,476     2,769      1,995
Printing & Mailing(3)             84,293     177,427     45,672    75,560    141,139    57,768    64,603     46,540
Accounting(4)                     77,899     188,154      3,576    30,490    207,882    84,739   160,788    125,088
Title, Transfer & Recording(1)    13,393      28,844        760     6,550     37,471    15,389    31,957     22,920

Legal Closing Fees(4)              1,947       4,704         89       762      5,197     2,118     4,020      3,127
Pre-formation Costs(1)             5,527      11,903        314     2,703     15,463     6,351    13,187      9,458
                                   -----      ------        ---     -----     ------     -----    ------      -----
                                 286,759     646,259     58,517   167,149    695,588   289,455   533,154    401,415
                                 =======     =======     ======   =======    =======   =======   =======    =======


                                                                    CGS and
                                                                  the  majority-
                                                                     owned
                                                                   affiliates
                                                Public                and                CGS
                                                Partnership        CGS's other       Management
                                                Subtotal           affiliates          Company           Total
                                                --------           ----------          -------           -----

Consolidation Expenses:

Legal(1)                                        $517,647            $763,292         $1 9,061         $1,300,000
Appraisals(2)                                    165,176             146,824               --            312,000
Fairness Opinion(1)                              550,000                 --                --            550,000
Solicitation(3)                                   29,701                 299               --             30,000
Printing & Mailing(3)                            693,002               6,998               --            700,000
Accounting(4)                                    878,616           1,096,153           25,231          2,000,000
Title, Transfer & Recording(1)                   157,284             231,924            5,792            395,000
Legal Closing Fees(4)                             21,964              27,405              631             50,000
Pre-formation Costs(1)                            64,906              95,704            2,390            163,000
                                                  ------              ------            -----            -------
                                               3,078,296           2,368,599           53,105          5,500,000
                                               =========           =========           ======          =========




Notes: - Method of allocation of consolidation expenses
-------------------------------------------------------

1. Allocated to the funds, CGS and the majority-owned affiliates and CGS's other affiliates, and CGS Management Company-based on appraised value.

2. Allocated based on number of properties (or portions thereof) contained in the funds and CGS and the majority-owned affiliates and CGS's other affiliates.

3. Allocated to the funds based on number of limited partners in each fund.

4. Allocated to the funds, CGS and the majority-owned affiliates and CGS's other affiliates properties and CGS Management Company based on total assets.

ALLOCATION OF AMERICAN SPECTRUM SHARES

         The method utilized to allocate American Spectrum shares is as follows:

         - Level 1 Allocation: American Spectrum shares will be allocated between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds, based upon the Exchange Values of each of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, relative to the aggregate estimated Exchange Value of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values are our estimates of the net asset values of each of these entities. The general partners believe that the Exchange Value of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of March 31, 2001, and constitute a reasonable basis for allocating the American Spectrum shares between the funds CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among all the funds.

         - Level 2 Allocation: Within each fund, the American Spectrum shares allocable to that fund will be allocated between the limited partners and the general partner in accordance with the provisions of such fund's limited partnership agreement relating to distributions on liquidation of the fund. Under the terms of the partnership agreements, no American Spectrum shares will be allocated to the general partners.

         The following paragraphs describe the allocations.

ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES, INCLUDING THE CGS MANAGEMENT COMPANY, AND CGS'S OTHER AFFILIATES

         The number of American Spectrum shares allocable in the consolidation will be equal to the aggregate Exchange Value of the funds, and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, divided by $15. We chose $15 arbitrarily solely for the purpose of allocating the American Spectrum shares and determining the number of outstanding American Spectrum shares. While $15 represents the estimated net asset value per share of the American Spectrum shares, we do not intend to imply that the American Spectrum shares will trade at a price equal to $15 per share. The number of American Spectrum shares allocable to each fund will be determined by multiplying the total number of American Spectrum shares allocable in the transaction by a fraction the numerator of which is the Exchange Value of the fund and the denominator of which is the aggregate Exchange Value of all the funds, CGS and the majority-owned affiliates and CGS's other affiliates.

         The general partners and the CGS Management Company have used the estimated Exchange Values to determine the allocation of American Spectrum shares between the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, based on the assumption that the Exchange Values as computed will reasonably approximate the Exchange Values as of the closing.

         The table below shows the allocation of American Spectrum shares between each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company assuming:

-        that all funds participate in the consolidation and

- that all investors in each fund select American Spectrum shares. The actual number of American Spectrum shares allocated to each fund upon consummation of the consolidation will be reduced by an amount equal to the principal amount of the notes issued to the limited partners in the funds divided by $15.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
 THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES,
                       AND THE CGS MANAGEMENT COMPANY(1)

                                                                                                     PERCENTAGE OF TOTAL
                                                                                                       EXCHANGE VALUE/
                                                                                                     PERCENTAGE OF TOTAL
                                                        EXCHANGE                                      AMERICAN SPECTRUM
                                                     VALUE OF FUND           SHARE ALLOCATION(1)         SHARES ISSUED
                                                        --------            --------------------         -------------
Sierra Pacific Development Fund                       $ 7,073,911                  471,594                    7.45%
Sierra Pacific Development Fund II                     11,321,999                  754,800                   11.93%
Sierra Pacific Development Fund III                       286,899                   19,127                    0.30%
Sierra Pacific Institutional Properties V               4,373,714                  291,581                    4.61%
Sierra Pacific Pension Investors '84                   22,061,119                1,470,740                   23.24%
Nooney Income Fund Ltd., L.P.                          10,788,803                  719,254                   11.37%
Nooney Income Fund Ltd. II, L.P.                       16,023,718                1,068,248                   16.88%
Nooney Real Property Investors-Two, L.P.                8,312,327                  554,155                    8.76%
CGS and the majority-owned affiliates
and CGS's other affiliates                             14,396,197                  959,746                   15.17%
CGS Management Company                                    286,807                   19,121                    0.30%
                                                      -----------                ---------                  ------
Totals                                                $94,925,494                6,328,366                  100.00%
                                                      ===========                =========                  ======

(1) Some of the holders of interests in CGS and the majority-owned affiliates and CGS's other affiliates may be allocated Operating Partnership units. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN LIMITED PARTNERS AND GENERAL PARTNERS

         The American Spectrum shares to be received by each fund will be allocated between the limited partners and the general partner of each fund based on the provisions of such fund's limited partnership agreement applicable to distributions on liquidation of the fund. In accordance with the provisions of the fund's partnership agreements, all of the American Spectrum shares will be allocated to the limited partners.

ALTERNATIVES TO THE CONSOLIDATION

         Before deciding to recommend the consolidation, the general partners considered alternatives in an effort to achieve maximum limited partner return and give a choice of investment to limited partners. These alternatives were:

-        liquidation of the funds;

-        continued management of the funds as currently structured;

-        conversion of the funds into multiple REITs; and

- listing of each fund's units on a national securities exchange or designation of the units as NASDAQ National Market System securities.

Set forth below are the conclusions of the general partners regarding their belief that the consolidation is more beneficial to the limited partners than the alternatives. The general partners are unable to quantify the consideration that would be received pursuant to all the alternatives discussed below.

         Liquidation of the funds. One of the alternatives available to the general partners is to proceed with a liquidation of each fund in the normal course and distribute the net liquidation proceeds to the general and limited partners. Through these liquidations, limited partners' investments in the funds would be concluded.

         The liquidation alternative would have the following potential benefits:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         The general partners concluded that there would be several disadvantages to using this strategy to liquidate the funds. A complete liquidation of the funds would deprive those limited partners who do not desire to liquidate their investment from participating in the benefits of future performance and possible property value improvements. In addition, liquidation of the funds' properties does not have the other benefits of the consolidation, including:

- permitting limited partners to hold their investment until the time when liquidation is appropriate for their individual investment strategy; and

- the opportunity to participate in the risks and rewards of American Spectrum's plans for growth.

         The transaction costs associated with the consolidation are expected to be less than those which would be incurred in a liquidation of the funds' assets. In addition, if the assets of the funds were liquidated over a short period of time, the general partners believe that the purchase price would be significantly less than the properties' appraised value. If the assets of the funds were liquidated over time, not only would higher transaction costs likely be incurred, but the funds' cash flow from operations may be reduced since the funds' fixed costs, such as general and administrative expenses, would not be proportionately reduced with the liquidation of assets.

         Continuation of the Funds. An alternative to the consolidation would be to continue the funds. The funds would remain separate legal entities with their own assets and liabilities, governed by their existing partnership agreements. While the disclosure documents used to offer the units for sale to the public disclosed the intentions of the funds to liquidate their assets within three to ten years after acquisition, each of the funds has a stated life of approximately 36 to 100 years, and the limited partners were advised that the liquidation of the funds would depend on market conditions as they might change from time to time. The funds do not need to liquidate to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

         A number of advantages would be expected to arise from the continued operation of the funds. The limited partners would possibly receive in the future regular quarterly distributions of net cash flow arising from operations. In addition, eventually, your fund would liquidate its holdings and distribute the proceeds received in liquidation in accordance with the terms of the fund's partnership agreement. Furthermore, continuing the Partnership without change avoids whatever disadvantages may be inherent in the consolidation. See "RISK FACTORS."

         The general partners rejected this alternative because they concluded that maintaining the funds, as separate entities, may have the following potentially negative results when compared with the benefits that the general partners perceive may be derived from the consolidation:

- a less efficient and cost effective exit strategy for limited partners wishing to liquidate their investment at a future date;

- illiquidity of units on a current basis due to the lack of a large and established secondary market;

- difficulty in valuing the investment due to the limited secondary market for units;

-        less flexibility in actively managing the portfolio;

-        less diversification; and

-        limitations on new investments.

         Conversion of Funds into REITs. The general partners considered the possibility of converting each fund into a separate REIT that would list its shares on a national securities exchange. The general partners concluded that separate, relatively small REIT's advised by an outside advisor would not be well-received by traditional purchasers of REIT common stock. The general partners, therefore, determined that this alternative would not fulfill the objectives of the funds.

         Listing of the Units on a National Securities Exchange, Designation of the Units as NASDAQ National Market System Securities or Support of Secondary Market. The general partners explored the possibility of having units of each fund listed on a national securities exchange or having units designated as NASDAQ National Market System (or, NASDAQ) securities. The general partners concluded that there would be limited trading interest in the units due to the limitations on the funds' growth contained in their partnership agreements and the size of some of the funds and that there would be limited interest in the units due to the fund form and the relative lack of corporate democracy attributes. The general partners concluded that this may result in minimal increases in liquidity.

         Another alternative which may create liquidity for limited partners desiring to dispose of their investments in the funds is the creation or support of the secondary market for the units through limited cash or repurchase programs sponsored by the funds. While the general partners did not perform detailed financial analysis and cannot predict with any degree of certainty the possible impact of this alternative on the value of units, the terms of the partnership agreements and federal tax law effectively prohibit this alternative from being available with respect to a majority of the units.

COMPARISON OF ALTERNATIVES

         General. To assist limited partners in evaluating the consolidation, the general partners compared the consideration to be received by limited partners of each fund in the consolidation to:

- estimates of the value of the units on a liquidation basis assuming that the assets of each fund were sold at their appraised value, or estimated realizable value for non-real estate assets, and the net proceeds after satisfaction of fund liabilities and estimated liquidation costs distributed to the limited partners in accordance with the limited partnership agreements; and

- estimates of the value of each fund on a going-concern basis assuming that the fund were to continue as a stand-alone entity and its assets sold at the end of a ten-year period. Due to the uncertainty in establishing these values, the general partners have established a range of estimated values for the going concern value alternative valuation, representing a high and low estimated value for the potential consideration.

The value of the consideration for alternatives to the consolidation is dependent upon varying market conditions. Accordingly, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the general partners believe that the analysis of alternatives described below establishes a reasonable framework for comparing alternatives.

         The results of this comparative analysis are summarized in the following table. Limited partners should bear in mind that the estimated values assigned to the alternatives are based on a variety of assumptions that have been made by the general partners. These assumptions relate, among other things, to:

         - expectations as to each fund's future income, expense, cash flow and other significant financial matters;

         - the capitalization rates that will be used by prospective buyers when each fund's assets are liquidated;

         - securities market conditions and factors affecting the value of securities of real estate companies;

         -        the ultimate asset composition and capitalization of American
                  Spectrum;

         - appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to units of each fund;

         -        selling costs; and

         -        the manner of sale of each fund's properties.

In addition, these estimates are based upon information available to the general partners at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of, or following, the consolidation. The assumptions used have been determined by the general partners in good faith and, where appropriate, are based upon current and historical information regarding the funds and current real estate markets and have been highlighted below to the extent critical to the conclusions of the general partners.

         No assurance can be given that such consideration would be realized through any of the designated alternatives; and limited partners should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuation estimates.

         Actual results may vary from those set forth below based on numerous factors, including those above, interest rate fluctuations, conditions in securities markets, tax law changes, supply and demand for properties similar to those owned by the funds, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of properties. American Spectrum's actual results could differ materially from those estimated in the forward-looking statements as a result of several factors, including those discussed in "RISK FACTORS." Each element of the table is described more fully below.


                           COMPARISON OF ALTERNATIVES
                             (Per $1,000 Investment)

                                                     ESTIMATED GOING-         ESTIMATED
                                                      CONCERN VALUE          LIQUIDATION      EXCHANGE
                                                          RANGE                VALUE(1)        VALUE(2)
                                                     ----------------        -----------      ---------
Sierra Pacific Development Fund                      $439.00-$483.00          $  470.00       $  481.97
Sierra Pacific Development Fund II                   $423.00-$497.00          $  505.00          521.11
Sierra Pacific Development Fund III                   $23.00-$27.00           $   31.40           31.40
Sierra Pacific Institutional Properties V            $384.00-$441.00          $  560.76          568.44
Sierra Pacific Pension Investors '84                 $962.00-$1,081.00        $1,113.98        1,145.04
Nooney Income Fund Ltd., L.P.                        $567.00-$633.00          $  694.78          710.72
Nooney Income Fund Ltd. II, L.P.                     $734.00-$830.00          $  803.98          833.66
Nooney Real Property Investors-Two, L.P.             $614.00-$675.00          $  660.19          692.69

------------------------
(1) We determined the Estimated Liquidation Values by assuming that the real estate assets of each entity were sold at the appraised value and that the non-real assets were sold at their estimated realizable value and deducting liabilities and estimated costs of sale equal to 5% of the appraised value of the real estate. For Sierra Pacific Development Fund III, the estimated liquidation expenses has been increased to $58,517, which represents

         11.2% of the appraised value. Because of the small size of Sierra Pacific Development Fund III, 5% of the appraised value would have equaled $26,237. The general partner believes that the costs relating to liquidation, including costs of soliciting limited partners' consent and legal fees, would exceed this amount. The calculation of the Estimated Liquidation Value for your fund is set forth in the supplement for your fund under the heading "American Spectrum Shares to be Allocated to your Fund."

(2) Values are based on the Exchange Value established by American Spectrum. The Exchange Value shown in the table is our estimate of the net asset value of American Spectrum allocable to an original $1,000 investment. Upon listing the American Spectrum shares on the American Stock Exchange or another national security exchange, the actual values at which the American Spectrum shares will trade are likely to be below the assigned value of $15 per share. The prices at which the American Spectrum shares initially trade may be affected, among other things, by:

         - potential pent-up selling pressures as a result of the historic illiquidity of investments in the funds;

         -        American Spectrum's lack of an operating history;

         - the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities; and

         -        the historical financial performance of the funds.

         It is impossible to predict how these factors will impact the price of American Spectrum shares.

         Estimated Going-Concern Values. The general partners have estimated the going-concern values of each fund. The purpose of a going concern analysis is to determine the estimated value of the funds, assuming that each fund continues to operate as a separate legal entity with its own assets and liabilities and governed by its existing limited partnership agreement. A going concern analysis differs from a liquidation analysis in that a liquidation analysis assumes that the partnership immediately commences an orderly disposition of its properties and distributes the net liquidation proceeds to the general and limited partners. The going concern analysis estimates the present value of the limited partnership interests in the funds assuming that each fund was operated as an independent stand-alone entity during an assumed holding period of ten years, and sold its properties at the end of the ten-year period.

         In calculating the going-concern value of each of the funds, the general partners estimated revenues, operating expenses, general and administrative costs, debt service, capital expenditures and leasing costs for the properties, operating cash flow, and distributions to limited partners. Estimated annual revenues were reduced by estimated property operating expenses, general and administrative expenses, capital expenditures, leasing and debt service to calculate fund operating cash flow. The general partners determined the anticipated distributions to limited partners from fund operating cash flow, based on their determination as to reserves necessary for future requirements and each fund's cash distribution policy and estimated distributions to the general partners in accordance with each fund's partnership agreement. The estimated annual revenue and expenses in each year after the initial year reflects an estimated increase in revenues and expenses based on the growth rate set forth in the table below.

         The general partners then determined the estimated net proceeds from sale of the properties at the end of the ten-year period and the net other assets and liabilities of the fund. The net other assets and liabilities are shown in "Determination of Exchange Values". To determine the net proceeds from sale of the properties, the general partners assumed the property portfolio is liquidated at the end of the assumed holding period in private real estate markets at a sales price equal to the residual value utilized in the portfolio appraisal, and the net proceeds resulting from the liquidation of the properties, after repayment of mortgage debt and estimated liquidation expenses, are paid out to limited partners in a liquidating distribution in accordance with the provisions of each Fund's limited partnership agreement.

         The resulting distributions to limited partners from fund operating cash flow and net proceeds from the sale of the properties were then discounted to present value at the high value and low value discount rates indicated below. The result is a range of estimated going-concern values per $1,000 investment for each fund. Among the factors influencing the discount rates utilized for each fund were leverage, quality and location of the portfolio, lease rates and turnover, and other factors.

         The estimated value of each fund on a going-concern basis is not intended to reflect the distributions payable to limited partners if the assets of each fund were to be sold at their current fair market values.

         The table below sets forth the estimated initial year financial information resulting from our analysis of the going-concern value of the funds, the average annual growth rates used to determine the cash flow and expenses over the 10-year period, the discount rates applied and the going concern value of each fund:


                         GOING-CONCERN ANALYSIS SUMMARY

                                                                                                           NOONEY          NOONEY
                     SIERRA        SIERRA        SIERRA         SIERRA         SIERRA        NOONEY        INCOME           REAL
                     PACIFIC       PACIFIC       PACIFIC        PACIFIC        PACIFIC       INCOME         FUND          PROPERTY
                   DEVELOPMENT   DEVELOPMENT   DEVELOPMENT   INSTITUTIONAL     PENSION        FUND         LTD. II,      INVESTORS-
                      FUND          FUND II      FUND III    PROPERTIES V   INVESTORS '84   LTD., L.P.       L.P.         TWO, L.P.
                      ----          -------      --------    ------------   -------------   ----------       ----         ---------
Revenues           $1,144,133    $ 3,358,350    $ 36,637      $ 481,897      $ 3,339,291   $ 2,125,709   $ 4,380,151    $ 2,559,362

Property
Operating
Expenses and
Entity G&A           (587,707)    (1,958,047)    (22,742)      (270,200)      (1,273,771)   (1,134,763)   (2,150,786)    (1,127,968)

Capital
Expenditures,
Leasing Costs
and Reserves          (98,081)    (1,149,207)       (698)        (6,871)        (209,516)     (356,019)     (956,670)      (545,382)

Debt Service         (316,376)      (635,470)    (16,691)            --         (762,106)     (102,028)     (648,359)      (999,534)

Fund Operating
Cash Flow             141,969       (384,374)     (3,494)       204,826        1,093,898       532,899       624,336       (113,522)

Distribution to
Limited Partners      113,575             --          --        163,861          875,118       383,687       471,998             --

Distributions Per
$1000 Investment   $     7.74             --          --      $   21.30      $     45.46   $     25.28   $     24.56             --

Compound Revenue
Growth Rate Per
Annum                    4.70%          4.14%       9.76%          5.23%            3.65%         3.04%         2.73%          3.24%

Compound Expenses
Growth Rate Per
Annum                    3.01%          3.08%       3.64%          3.08%            2.97%         3.00%         2.97%          3.28%

Annual Discount
Rate-Low Value          14.00%         14.00%      14.00%         14.00%           14.00%        14.00%        14.00%         17.00%

Annual Discount
Rate-High Value         12.00%         12.00%      12.00%         12.00%           12.00%        12.00%        12.00%         15.00%

Going-concern
value-low value    $   439.00    $    423.00    $  23.00      $  384.00      $    962.00   $    567.00   $    734.00    $    614.00

Going-concern
value-high value   $   483.00    $    497.00    $  27.00      $  441.00      $  1,081.00   $    633.00   $    830.00    $    675.00

         Estimated Liquidation Values. Since one of the alternatives available is to proceed with a liquidation of the funds and the corresponding distribution of the net liquidation proceeds to limited partners, the general partners have estimated the liquidation value of each fund. In estimating the liquidation value, the general partners assumed that the real estate of each fund would be sold at appraised value. In calculating the estimated liquidation value, the general partners assumed that selling and liquidation costs (real estate commissions and legal and other closing costs) would equal 5% of the appraised real estate portfolio value. For Sierra Pacific Development Fund III, the estimated liquidation expenses has been increased to $58,517, which represents 11.2% of the appraised value. Because of the small size of Sierra Pacific Development Fund III, 5% of the appraised value would have equaled $26,237. The general partner believes that the costs relating to liquidation, including costs of soliciting limited partners' consent and legal fees, would exceed this amount. This alternative also assumes that non-real estate assets are sold at their estimated realizable value.

The net liquidation proceeds are then distributed among the limited partners of each fund in accordance with the provisions of each fund's limited partnership agreement.

         The liquidation analysis assumes that the portfolio of each fund is sold in a single transaction at its appraised portfolio value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners out of the cash flow from operations of the fund might be reduced because the relatively fixed costs of the fund, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

         Applying these procedures, the general partners arrived at the liquidation values set forth in the table above. The real estate portfolio appraisal sets forth, subject to the specified assumptions, limitations and qualifications, the independent appraiser's professional opinion as to the market value of the real estate portfolio of each fund as of December 31, 2000. However, while the portfolio appraisal is not necessarily indicative of the price at which the assets would sell, the real estate portfolio appraisal assumes that the assets of each fund are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual value. See "Appraisals and Fairness Opinion."

         Secondary Market Prices. Limited partnership interests in the funds are not traded on any national securities exchange or listed for quotation on NASDAQ. There is no established trading market for units and it is not anticipated that any market will develop for the purchase and sale of the units. Pursuant to the Partnership Agreements, units may be transferred only with the written consent of the managing general partners of the funds.

         Sales transactions for the units have been limited and sporadic. The funds receive some information regarding the prices at which secondary sale transactions in the units have been effectuated. However, the managing general partners do not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the units. It should be noted that some transactions may not be reflected on the records of the funds. It is not known to what extent unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the funds, expected value of their assets, and their prospects for the future. Many unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales. Accordingly, no comparative information as to secondary market prices is provided.

         Assumptions, Limitations and Qualifications. The prices at which the American Spectrum shares initially trade may be affected, among other things, by:

- potential pent-up selling pressures as a result of the historic illiquidity of investments in the funds;

-        American Spectrum's lack of an operating history;

- the unfamiliarity of institutional investors, financial analysts and broker/dealers with American Spectrum and its prospects as an investment when compared with other equity securities; and

-        the historical financial performance of the funds.

It is impossible to predict how these factors will impact the price of the American Spectrum shares. The price may be either lower or higher than those used in computing the range of estimated values.

         Distribution Comparison. The general partners have considered the potential impact of the consolidation upon distributions that would be made to the limited partners who exchange their units for American Spectrum shares. The following table compares distributions that will be received by stockholders of American Spectrum assuming all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates participate in the consolidation (maximum participation).

                           COMPARISON OF DISTRIBUTIONS
               BY FUNDS AND AMERICAN SPECTRUM PER $1000 INVESTMENT

                                              DISTRIBUTION BY                                  DIVIDENDS FROM
                                              FUND YEAR ENDED       BUDGETED ANNUAL           AMERICAN SPECTRUM
                                                DECEMBER 31,       DISTRIBUTION FROM        SHARES ISSUED IN THE
                                                  2000 (1)            THE FUND (2)            CONSOLIDATION (3)
                                                  --------            ------------            -----------------
Sierra Pacific Development Fund                      0                   $ 7.74                    $25.90
Sierra Pacific Development Fund II                   0                        0                     28.00
Sierra Pacific Development Fund III                  0                        0                      1.69
Sierra Pacific Institutional Properties V            0                    21.30                     30.55
Sierra Pacific Pension Investors '84                 0                    45.46                     61.53
Nooney Income Fund Ltd., L.P.                        0                    25.28                     38.19
Nooney Income Fund Ltd. II, L.P.                     0                    24.56                     44.80
Nooney Real Property Investors-Two, L.P.             0                        0                     37.22

---------------------

(1) Some of the funds had cash flow during the year, but did not make distributions even though they have cash flow. These funds retained their cash flow to meet future requirements.

(2) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

(3) Assumes an annual distribution of $.806 per American Spectrum share in 2001. We determined the annual distribution by annualizing the pro forma cash flow from operations for the three months ending March 31, 2001 and multiplying the result by 90%, reserving the remaining 10% for contingencies. Pro-forma cash flow from operations was determined by annualizing net income for the three months ending March 31, 2001 and adding back annualized non-cash items for the same period and deducting gain on sale. Historically, we have funded capital improvements out of cash flow from operations. After the consolidation, we plan to use a portion of the net proceeds from the refinancing of real estate to fund capital improvements. We plan to use the balance of the net proceeds from financing to fund future property acquisitions. The calculations below assume that we will be successful in obtaining this financing. We do not expect any of the cash flow from financing to be available for distribution. Estimated cash flows from investing activities, which consists of sales of property, are expected to be insignificant. We generally expect that cash generated from property dispositions will be reinvested in new property utilizing tax-deferred exchanges. The number of shares was determined based on the number of shares, including shares issuable on exchange of Operating Partnership units, which will be outstanding immediately following the closing of the consolidation, assuming maximum participation. A summary of the calculations follows:

Pro forma Net income (loss)(1)                                          $(2,728)
Add back non-cash expenses:
        Depreciation and amortization                                     4,245
Add back (remove) extraordinary items and
non-recurring items:
        Gain on sale of property                                           (100)
Pro-forma cash provided by operating activities                           1,417
Annualized pro forma cash provided by operating
activities                                                                5,668
Percentage of cash flow distributed to shareholders          90.0%        5,101
Total exchange value                                                     94,925
Number of shares (exchange value divided by $15)                          6,328
Distribution per share                                                  $ 0.806

(1) Represents pro forma net loss of American Spectrum for the three months ended March 31, 2001. See Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2001 on page __.

         In addition, we expect cash flow to increase in 2002 as a result of anticipated improvement in operating results in connection with properties owned by CGS and the majority-owned affiliates and CGS's other affiliates. We believe that our cash flow is likely to improve as a result of several factors. First, some of the properties have significant unoccupied space. We expect to lease this space in the future, generating additional rental income. Second, we expect to realize increased rental income from scheduled increases in rentals under existing leases or renewals. Third, 58.5% of the square footage of the leases on the properties expire prior to the end of 2003. Many of these leases are below market and we expect to be able to enter into new leases or renewals at higher rents. As a result of these factors, we believe that the amount of cash available for distribution will increase over time. However, the distributions are based on assumptions as to our future performance and we cannot assure you that we will achieve these distribution levels.

         In evaluating this estimate, the limited partners should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, American Spectrum's policy with respect to cash distributions and the capitalization and asset composition of American Spectrum, which will vary based on the funds which ultimately participate in the consolidation. A comparison of the possible distribution levels of American Spectrum with those of each fund does not show how the consolidation might affect a limited partner's distribution level over a number of years. There can be no assurance that the distribution rates of the funds can be maintained if the consolidation does not occur.

                    RECOMMENDATION AND FAIRNESS DETERMINATION

GENERAL

         The general partners of the funds believe the consolidation to be fair to, and in the best interests of, each of the funds and their respective limited partners. After careful evaluation, the general partners of the funds concluded that the consolidation is the best way to maximize the value of your investment. The general partners of the funds recommend that you and the other limited partners approve the consolidation and receive American Spectrum shares.

         Based upon their analysis of the consolidation, the general partners of the funds believe that:

         - the terms of the consolidation are fair to you and the other limited partners;

         - the American Spectrum shares offered to the limited partners were allocated fairly and constitute fair consideration for their units; and

         - after comparing the potential benefits and detriments of the consolidation with those of several alternatives, the consolidation is more economically attractive to you and the other limited partners than such alternatives.

         The beliefs of the general partners of the funds are based upon their analysis of the terms of the consolidation, an assessment of its potential economic impact upon you and the other limited partners, a consideration of the combinations that may result from the various options available to you and the other limited partners, a comparison of the potential benefits and detriments of the consolidation and alternatives to the consolidation and a review of the financial condition and performance of American Spectrum, the funds and the terms of critical agreements.

         The general partners of the funds also believe that the consolidation is procedurally fair. First, with respect to each participating fund, the consolidation is required to be approved by the limited partners holding a majority of the outstanding units of such fund and is subject to conditions set forth in "THE CONSOLIDATION -- Operating Partnership -- Conditions to Consolidation". Second, all limited partners of funds that approve the consolidation and who vote against the consolidation will be given the option of receiving American Spectrum shares or notes. Third, the general partners believe that the Exchange Value of the funds has been determined according to a process that is fair because the process involved appraisals of all of the funds' property portfolios and the property portfolio of CGS and the majority-owned affiliates and CGS's other affiliates by the same appraisal firm, Stanger, thereby maximizing consistency among the valuation of the property portfolio. Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, the allocation of American Spectrum shares to each of the funds in the consolidation is fair to the limited partners of the fund from a financial point of view.

         Although the general partners of the funds believe the terms of the consolidation are fair to you and the other limited partners, they have conflicts of interest with respect to the consolidation. These conflicts include, among others, their realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the general partners, see "Conflicts of Interest -- Substantial Benefits to Related Parties." To see the actual benefits that your general partner will receive if your fund is acquired, please review your supplement.

         Notwithstanding the recommendation of the funds' general partners, each limited partner must make his own determination as to whether to select American Spectrum shares or notes based upon his personal situation, and such decision should be based upon a careful examination of personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

         The following is a discussion of the material factors underlying your general partner's belief that the terms of the consolidation are fair to you and the other limited partners.

         1. Consideration Allocated. Your general partner and its affiliates will be allocated the same form of consideration in the consolidation as the limited partners with respect to their capital interest in the funds and their interests in CGS and the majority-owned affiliates and CGS's other affiliates. In the alternative, the general partners and their affiliates will receive 38% of their consideration in the form of Operating Partnership units, which will provide the same economic rights as the American Spectrum shares being issued to limited partners but will not be publicly traded until they are exchanged for American Spectrum shares. The general partners of the funds believe that the form and amount of consideration offered to the funds and the limited partners, including dissenting limited partners who elect the notes option, constitute fair value. The allocation of the American Spectrum shares to limited partners is based on the same valuation methodology which was consistently applied to each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates. The allocation of the American Spectrum shares with respect to the CGS Management Company was based on a multiple of earnings which the general partner believes is appropriate for valuing a service company. Therefore, the general partners believe that the Exchange Values adequately take into account the relative values of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. In addition, your general partners compared the estimated values of the consideration which would have been received by you and the other limited partners in alternative transactions and concluded that the consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

         2. Similarity of funds. The general partners of the funds do not believe that there are any material differences among the funds that would affect the fairness of the consolidation to you or the other limited partners. Substantially all of the assets of the funds are office, office/warehouse, or retail properties and the funds have substantially the same capital structures. In addition, the investment objectives of each of the funds are substantially the same. These factors make it easier to compare the value of the funds relative to each other, and to allocate the American Spectrum shares among the funds and among the limited partners and the general partners.

         The primary differences among the funds are:

         - Size and Diversity. Some of the funds have purchased fewer properties and are less diverse with respect to the number of tenants, geographic location and type of properties.

         - Date of Formation. The funds were formed at different times and, therefore, the funds formed earlier have already sold some properties.

         - Fund Structure. Although the funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

         - Types of Properties. Some of the funds have purchased different types of properties.

         - Indebtedness. One of the funds has no debt and the other funds have differing degrees of leverage.

         3. Market Value. To the extent that there is trading in the units, such trading takes place in an informal secondary market. A direct comparison of the current or historic prices of the American Spectrum shares and the units cannot be made because there is no current or historic market price information available with respect to the American Spectrum shares, which will not be issued or traded prior to the consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of the funds as described under "Background of and Reasons for the Consolidation -- Determination of Exchange Value" and is not based upon the current or historic market prices of the units. Because there is no active trading market for the units, the general partners believe that historic sales prices of the units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 2000, less than six percent of all the outstanding units in the funds traded in the secondary market.

         4. Limited Partner's Choice of Investment -- Shares or Notes. Offering limited partners a choice to exchange their units for American Spectrum shares or notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to limited partners through the alternatives to the consolidation, but enhances the procedural fairness of the consolidation by giving all limited partners the opportunity to elect American Spectrum shares or notes. Through this element of the consolidation, the general partners are attempting to accommodate the possibly different investment objectives of the limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares represent equity securities in American Spectrum, permitting the holders of the American Spectrum shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each limited partner must make his own determination as to the form of consideration best suiting his personal situation. Such decision should be based upon a careful examination of the limited partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

         5. Independent Appraisal and Fairness Opinion. The belief of the general partners of the funds as to the fairness of the consolidation as a whole and to the limited partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. The general partners attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the consolidation is fair to the limited partners. The general partners do not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. The general partners believe that the engagement of Stanger to provide the appraisal of each fund's property portfolio and to provide the fairness opinion assisted them in the fulfillment of their fiduciary duties to the funds and the limited partners, notwithstanding that Stanger received fees for its services. See "Reports, Opinions and Appraisals -- Fairness opinion."

         In rendering its opinions with respect to the fairness to the funds, from a financial point of view, of the allocation of the American Spectrum shares between the funds, the CGS Management Company and the other majority-owned affiliates and CGS's other affiliates; and among the funds, Stanger did not address or render any opinion with respect to any other aspect of the consolidation, including:

         -        the value or fairness of the notes option;

         - the prices at which the American Spectrum shares may trade following the consolidation, or the trading value of the American Spectrum shares to be offered compared with the current fair market value of the funds' portfolios or assets if liquidated in real estate markets;

         -        the tax consequences of any aspect of the consolidation;

         - the fairness of any terms of the consolidation, other than the fairness to the funds of the allocation of the American Spectrum shares if all of the funds participate (the maximum participation) and for participation of the minimum number of funds in the consolidation, comprised of Sierra Pacific Pension Investors '84 L.P., Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III (the minimum participation), which were the funds used for determining the minimum in the pro forma financial statements;

         - the allocation of American Spectrum shares among the limited and general partners of the funds;

         - the fairness of the amounts or allocation of the consolidation costs or the amounts of the consolidation costs allocated to the limited partners;

         -        alternatives to the consolidation; or

         - any other matters with respect to any specific individual partner or class of partners.

         In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring the funds or assets. Stanger's opinion also does not compare the relative merits of the consolidation with those of any other transaction or business strategy which were or might have been considered by the general partners as alternatives to the consolidation.

         Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the consolidation or as to whether you should elect to receive the American Spectrum shares or notes.

         6. Valuation of Alternatives. Based in part on the appraisal of each fund's property portfolio prepared by Stanger, the general partners estimated the value of the funds as going concerns and if liquidated. On the basis of these calculations, the general partners believe that the ultimate value of the American Spectrum shares will exceed the going concern value and liquidation value of each fund.

         7. Cash Available for Distribution Before and After the Consolidation. The general partners believe the consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other limited partners. However, the effect of the consolidation and the cash available for distribution will vary from fund to fund. In addition to the receipt of cash available for distribution, you and the other limited partners whose funds are acquired will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum shares.

         8. Net Book Value of the Funds. The general partners calculated the net book value of each of the funds under generally accepted accounting principles, or GAAP, as of March 31, 2001 per average $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on depreciated historical cost and, therefore, is not indicative of true fair market value of the funds. This figure was compared to the Exchange Value per average $1,000 investment.

                              SUMMARY OF VALUATIONS
                    (PER AVERAGE $1,000 ORIGINAL INVESTMENT)

                                                                      GAAP NET BOOK
                                                                      VALUE (DEFICIT)
                            FUND                                      MARCH 31, 2001      EXCHANGE VALUE
----------------------------------------------------------------      --------------      --------------
Sierra Pacific Development Fund                                          $ 71.63             $  481.97
Sierra Pacific Development Fund II                                        190.88(1)             521.11
Sierra Pacific Development Fund III                                       (43.08)                31.40
Sierra Pacific Institutional Properties V                                 291.50                568.44
Sierra Pacific Pension Investors '84                                      496.68              1,145.04
Nooney Income Fund Ltd., L.P.                                             374.84                710.72
Nooney Income Fund Ltd. II, L.P.                                          466.27                833.66
Nooney Real Property Investors-Two, L.P.                                  (22.28)               692.69
CGS and the majority-owned affiliates and CGS's other affiliates              (2)                   (2)
CGS Management Company                                                        (2)                   (2)

--------------------
(1) The book value per $1000 of original investment of Sierra Pacific Development Fund II has been adjusted by $344.05 from $535.00 to $190.95. The adjustment reflects the deduction of the portion of the book value of Sierra Pacific Development Fund II resulting from the receivable of $7,472,537 from CGS and its affiliates. This amount will be distributed to limited partners of Sierra Pacific Development Fund II after the completion of the consolidation and will not be part of the assets of Sierra Pacific Development Fund II acquired by American Spectrum pursuant to the consolidation.

(2) Unlike the funds, many of these entities were operated as ongoing businesses in which investments were made in these entities at various times and amounts were withdrawn at various times. Accordingly, there are no comparable $1,000 original investment values for CGS and the majority-owned affiliates and CGS's other affiliates or the CGS Management Company. The aggregate net book values, which represent depreciated historical cost and therefore are not indicative of fair market value, are $(36,891,000) for CGS and the majority-owned affiliates and CGS's other affiliates, and $(3,660,000) for the CGS Management Company. The aggregate Exchange Values are $14,396,000 for CGS and the majority-owned affiliates and CGS's other affiliates, and $286,800 for the CGS Management Company.

         We do not know of any factors that may materially affect:

- the value of the consideration to be received by the funds that are acquired in the consolidation;

- the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the general partners; or

-        the analysis of the fairness of the consolidation.

RELATIVE WEIGHT ASSIGNED TO MATERIAL FACTORS

         Your funds' general partners gave greatest weight to the factors set forth in paragraphs one through three and five and six above in reaching their conclusions as to the fairness of the consolidation.

FAIRNESS TO LIMITED PARTNERS RECEIVING AMERICAN SPECTRUM SHARES

         American Spectrum shares represent equity securities in American Spectrum permitting the stockholders to participate in American Spectrum's potential growth. Thus, you, as a holder of American Spectrum shares, will share in both the benefits and risks of an investment of American Spectrum. In addition, the American Spectrum shares will be listed on the American Stock Exchange or another national security exchange. As a result, an investment in the American Spectrum shares will be a more liquid investment than an investment in the units. See "Comparison of Units, Notes and American Spectrum Shares." On balance, your general partners have concluded that the consolidation is fair to the limited partners of each fund who receive American Spectrum shares because such investment has substantially more growth potential than an investment in the units and the American Spectrum shares will be a more liquid investment than an investment in the units.

FAIRNESS IN VIEW OF CONFLICTS OF INTEREST

         The general partners of the funds have fiduciary duties to you and the other limited partners. They are expected, in handling the affairs of the funds, to exercise good faith, to use care and prudence and to act with a duty of loyalty to the limited partners. Under these fiduciary duties, they are obligated to ensure that the funds are treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in their interests being opposed to, or not totally aligned with, the interests of you and the other limited partners. To assist the general partners in fulfilling their fiduciary obligations, we obtained the fairness opinion and the independent appraisal from Stanger.

         In considering the consolidation, the general partners gave full consideration to these fiduciary duties. However, the consolidation affords them a number of benefits. The general partners may be viewed as having a potential conflict of interest with you and the other limited partners. Furthermore, the general partners will not have any personal liability for American Spectrum obligations and liabilities which occur after the consolidation. See "Conflicts of Interest -- Substantial Benefits to Related Parties" and "Reports, Opinions and Appraisals."


                        REPORTS, OPINIONS AND APPRAISALS

GENERAL

         The Exchange Values were determined as of March 31, 2001 and have been assigned to each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, solely to establish a consistent method of allocating the American Spectrum shares among the participating entities for purposes of the consolidation. The Exchange Values were determined by CGS and the general partners based primarily on an appraisal of the portfolios of real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates and a valuation of the CGS Management Company.

         Stanger, an independent investment banker, was engaged by the funds and CGS to appraise the portfolios of real properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates and to render its opinion as to the fairness to the funds, from a financial point of view, of the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds.

         Stanger has delivered a written summary of its analysis, based upon the review, analysis, scope, assumptions, qualifications and limitations described therein, as to the estimated fair market value of the portfolios as of, December 31, 2000 (the Portfolio Appraisal). The Portfolio Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A and should be read in its entirety. Some of the material assumptions, qualifications and limitations to the Portfolio Appraisal are described below. The general partners have not made any contacts, other than as described in this consent solicitation, with any outside party regarding the preparation by the outside party of an opinion as to the fairness of the consolidation, an appraisal of the funds, or the CGS Management Company or their assets or any other report with respect to the consolidation.

         Experience of Stanger. Since its founding in 1978, Stanger has provided information, research, appraisals, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. The funds selected Stanger to provide the Portfolio Appraisal because of its experience and reputation in connection with real estate partnerships, real estate investment trusts, real estate assets, and mergers and acquisitions.

PORTFOLIO APPRAISAL

         Summary of Methodology. At the request of the funds and CGS, Stanger evaluated each fund's portfolio of real estate and the real estate portfolio owned by CGS and the majority-owned affiliates and CGS's other affiliates on a limited scope basis utilizing the income approach to valuation, and in the case of developable land, the sales comparison approach. Appraisers typically use up to three approaches in valuing real property: the cost approach, the income approach and the sales comparison approach.

         The type and age of a property, lease terms, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimated by the cost approach incorporates separate estimates of the value of the unimproved site and the value of improvements, less observed physical wear and tear and functional or economic obsolescence. The income approach estimates a property's capacity to produce income through an analysis of the rental stream, operating expenses, net income and estimated residual value. Net income may then be processed into a value through either direct capitalization or discounted cash flow analysis, or a combination of these two methods. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market.

         Due to the type of real estate assets owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates, Stanger was engaged to value the portfolios based on the income approach, utilizing a discounted cash flow analysis or income capitalization analysis, as appropriate and to value the developable land parcel pursuant to the sales comparison approach. For the non-developable land properties the cost and sales comparison approaches were considered to be less reliable than the income approach given the primary criteria used by buyers of the type of property appraised in the appraisal. The general partners believe that use of the income approach in estimating the market value of portfolios other than developable land is the most appropriate way of assessing value of the real estate assets owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates because that is the method generally used by purchasers valuing income-producing property. The general partners also believe that the use of the sales comparison approach is the most appropriate way to estimate the value of the developable land parcel. The appraiser concluded that the use of the income approach, with the use of sales comparison approach for the developable land parcel, was reasonable and appropriate.

         In conducting the Portfolio Appraisal, representatives of Stanger reviewed and relied upon, without independent verification, information supplied by the property managers, general partners, the funds and CGS and the majority-owned affiliates and CGS's other affiliates. This information includes:

         - schedules of current lease rates and terms, income, expenses, capital expenditures, cash flow and related financial information;

         -        property descriptive information and rentable square footage;
                  and

         - information relating to the condition of each property, including any deferred maintenance, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

         Representatives of Stanger also performed site inspections of the properties during July through August, 1999. In the course of these site visits, the physical facilities of the properties were inspected, and information on the local market and the subject property was gathered. Information on the local market was also gathered via telephonic surveys and reviews of published information. Stanger updated such information via telephone surveys and reviews of available published information in May and June 2000 and again in March and April 2001.

         In addition, Stanger discussed with management of the properties and the funds the condition of each property, including any deferred maintenance, renovations, reconfigurations and other factors affecting the physical condition of the improvements, competitive conditions in the property markets, tenant trends affecting the properties, certain lease terms, and historical and anticipated lease revenues and expenses. Stanger also reviewed historical operating statements and the year 2001 operating budgets for the properties.

         Stanger reviewed the acquisition criteria and parameters used by real estate investors utilizing published information and information derived from interviews with buyers, owners and managers of real property portfolios.

         Stanger then estimated the value of each portfolio of properties based on the income approach to valuation, with the developable land parcel valued pursuant to the sale comparison approach. Specifically, in applying the income approach, the discounted cash flow or income capitalization method was used to determine property value. The value indicated by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the property and the proceeds from the ultimate sale of the property.

         In applying the discounted cash flow method, pro forma statements of operations reflecting the leases which currently encumber the properties were utilized. Property-level rental revenue projections were developed based on the terms of existing leases and expected market conditions and assuming a ten-year holding period. Property operating expenses, property management fees and capital expense reserves were factored into the analysis. Where tenant improvements, leasing commissions, deferred maintenance or extraordinary capital expenditures were required, the cash flows (and value) were adjusted accordingly. Expenses identified as relating solely to investor reporting and other entity-level expenses were excluded from the analysis.

         The reversion value of each property to be realized upon sale was estimated based on the current economic rental rate and expenses which would be reasonable for the subject property, escalated at a rate indicative of current expectations in the marketplace and local market conditions. The estimated net operating income of the property in the 12 months following the sale was then capitalized at a rate deemed appropriate to determine the reversionary value of the property. Net proceeds of the sale were determined by deducting estimated costs of sale.

         The operating cash flow projections and the reversion values were then discounted to present value. The selection of the appropriate discount rate for determining the present value of future cash flow streams from each property was based upon acquisition criteria and projection parameters for various property types (e.g., office/ warehouse, shopping center, office) in use in the marketplace by real estate investors, after adjusting for individual property related factors.

         In the case of stabilized apartment properties, Stanger employed a direct capitalization technique, where the property's estimated net operating income after replacement reserves was capitalized at a rate deemed appropriate based upon acquisition criteria in use in the marketplace by apartment property investors.

         The resulting property values were adjusted for any joint venture interests based on information provided by the general partners, the funds and CGS and the majority-owned affiliates and CGS's other affiliates and were then added to determine each estimated portfolio valuation.

         Conclusion as to Value. Based on the valuation methodology described above, Stanger estimated the value of the portfolio of properties owned by each fund and CGS and the majority-owned affiliates and CGS's other affiliates as follows:

                                                    REAL ESTATE PORTFOLIO VALUE
                PARTNERSHIP NAME                            CONCLUSION(1)
------------------------------------------------    ---------------------------
Sierra Pacific Development Fund                             $  9,250,000
Sierra Pacific Development Fund II                          $ 19,921,392
Sierra Pacific Development Fund III                         $    524,743
Sierra Pacific Institutional Properties V                   $  4,523,940
Sierra Pacific Pension Investors '84                        $ 25,879,925
Nooney Income Fund Ltd., L.P                                $  9,250,000
Nooney Income Fund Ltd. II, L.P                             $  9,250,000
Nooney Real Property Investors-Two, L.P                     $  9,250,000
CGS and the majority-owned  affiliates and CGS's
other affiliates                                            $160,180,000
                                                            ------------
     TOTAL                                                  $268,810,000
                                                            ============

(1) Reflects each fund's pro rata interest in properties owned by joint ventures, which results in unrounded dollar amounts for certain funds.

         Assumptions, Limitations and Qualifications. The appraisal report has been prepared on a limited summary basis. As such, the report differs from a self-contained appraisal report in that the data is limited to the summary data and conclusions presented, and the cost (for all properties) and sales comparison (for all properties except the developable land parcel) approaches were excluded and the conclusions were based on the income approach. The developable land parcel was valued pursuant to the sale comparison approach. Stanger utilized assumptions to determine the appraised value of the portfolios. See Appendix A for a complete description of the assumptions, limiting conditions and qualifications applicable to the portfolio appraisal.

         The portfolio appraisal represents Stanger's opinion of the estimated value of the portfolios of properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates as of December 31, 2000 based on information available on such date and does not necessarily reflect the prices that would be realized in an actual sale of the portfolios. Actual prices could be higher or lower than the appraised value of the portfolios. Events occurring after the valuation date and before the closing of the consolidation could affect the properties or the assumptions used in preparing the portfolio appraisal. Stanger has no obligation to update the portfolio appraisal on the basis of subsequent events. In connection with the preparation of the portfolio appraisal, Stanger did not prepare a written report or compendium of its analysis for internal or external use by the funds or CGS and the majority-owned affiliates and CGS's other affiliates beyond the analysis set forth in Appendix
A. Stanger will not deliver any additional written summary of the analysis.

         Compensation and Material Relationships. The funds and CGS and the majority-owned affiliates and CGS's other affiliates paid Stanger an aggregate fee of $312,000 for preparing the portfolio appraisal. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making site visits and preparing the portfolio appraisal and the fairness opinion, subject to an aggregate maximum of $45,200. Stanger is also entitled to indemnification against liabilities, including liabilities under federal securities laws. The fee was negotiated between the funds, CGS and Stanger and payment thereof is not dependent upon completion of the consolidation. The funds and CGS also have engaged Stanger to render a fairness opinion (see "Appraisals and Fairness Opinion -- fairness opinion"). CGS and the majority-owned affiliates and CGS's other affiliates and the funds have not previously retained Stanger to perform services, although affiliates of the general partners have paid nominal amounts to Stanger for subscriptions to Stanger-prepared national publications.

PORTFOLIO OF PROPERTIES

The following table provides descriptive information regarding the properties proposed to be included in the consolidation.

               PROPERTIES PROPOSED FOR INCLUSION IN CONSOLIDATION

                                                                            APPRAISED
                                                                              VALUE
                                                                              AS OF
                              PROPERTY                                     DECEMBER 31,                      PROPERTY        YEAR
   PROPERTY                   LOCATION              PROPERTY OWNER            2000        PROPERTY TYPE      SIZE (1)    CONSTRUCTED
   --------                   --------              --------------            ----        -------------      --------    -----------
                  FUNDS
                  -----
Sierra Mira Mesa          San Diego     CA   Sierra Pacific Development
                                             Fund II - 18.57%             $15,060,000       Office        89,560 sq ft       1987

                                             Sierra Pacific Pension
                                             Investors '84 - 81.43%

San Felipe                Houston       TX   Sierra Pacific Development
                                             Fund II                         6,580,000       Office       100,900 sq ft      1977

Sierra Sorrento II        San Diego     CA   Sierra Pacific Development
                                             Fund II - 11.73%               12,270,000       Office        88,073 sq ft      1986

                                             Sierra Pacific Institutional
                                             Properties V - 36.87%

                                             Sierra Pacific Pension
                                             Investors '84 - 51.40%

Sierra Creekside          San Ramon     CA   Sierra Pacific Development
                                             Fund                            9,250,000       Office        47,800 sq ft      1984

Sierra Sorrento I         San Diego     CA   Sierra Pacific Development
                                             Fund II - 16.57%                4,860,000  Office/warehouse   43,100 sq ft      1986

                                             Sierra Pacific Development
                                             Fund III - 10.80%

                                             Sierra Pacific Pension
                                             Investors '84 - 72.63%

Sierra Southwest Point    Houston       TX   Sierra Pacific Development
                                             Fund II                         3,330,000  Office/warehouse  101,102 sq ft      1972

Sierra Valencia           Tucson        AZ   Sierra Pacific Pension
                                             Investors '84                   3,780,000  Office/warehouse   82,560 sq ft      1987

Sierra Westlakes          San Antonio   TX   Sierra Pacific Development
                                             Fund II                         4,970,000  Office/warehouse   95,370 sq ft      1985

Maple Tree Shopping Ctr   Elisville     MO   Nooney Real Property
                                             Investors-Two                   3,490,000   Shopping Center   72,149 sq ft      1974

Countryside Executive     Palatine      IL   Nooney Income Fund Two          6,110,000       Office        91,975 sq ft      1972
Ctr

Leawood Fountain Plaza    Leawood       KS   Nooney Income Fund - 76.00%     6,630,000       Office        86,030 sq ft   1982-1983

                                             Nooney Income Fund Two -
                                             24.00%

                                                                            APPRAISED
                                                                              VALUE
                                                                              AS OF
                              PROPERTY                                     DECEMBER 31,                      PROPERTY        YEAR
   PROPERTY                   LOCATION              PROPERTY OWNER            2000        PROPERTY TYPE      SIZE (1)    CONSTRUCTED
   --------                   --------              --------------            ----        -------------      --------    -----------
NorthCreek Office Park    Cincinnati    OH   Nooney Income Fund Two          8,410,000       Office        92,053 sq ft   1984-1986

Park Plaza I and II       Indianapolis  IN   Nooney Real Property
                                             Investors-Two                   3,420,000  Office/warehouse   95,080 sq ft  1975 & 1979

Jackson Industrial A      Indianapolis  IN   Nooney Real Property
                                             Investors-Two                   5,450,000   Bulk/warehouse   320,000 sq ft  1976 & 1980

Morenci Professional      Indianapolis  IN   Nooney Real Property
Park                                         Investors-Two                   3,470,000  Office/warehouse  105,600 sq ft  1975 & 1979

Northeast Commerce Ctr    Loveland      OH   Nooney Income Fund-Two          4,500,000  Office/warehouse  100,000 sq ft      1985

Oak Grove Commons         Downers Grove IL   Nooney Income Fund              5,590,000  Office/warehouse  137,678 sq ft   1972-1976

Tower Industrial Bldg     Mundelein     IL   Nooney Income Fund Two          1,460,000  Office/warehouse   42,120 sq ft      1983

                                                                         APPRAISED
                                                                           VALUE
                                                                           AS OF
                            PROPERTY                                    DECEMBER 31,                        PROPERTY         YEAR
   PROPERTY                 LOCATION            PROPERTY OWNER             2000       PROPERTY TYPE         SIZE (1)     CONSTRUCTED
   --------                 --------            --------------             ----       -------------         --------     -----------
       MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES
       ----------------------------------------------------
Beach & Lampson, Pad D  Stanton       CA  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     1,300,000   Shopping Center      13,017 sq ft       1989

Columbia NE Shopping    Columbia      SC  Majority-Owned Affiliates
Center                                    and CGS's Other Affiliates     2,580,000   Shopping Center      56,505 sq ft       1975

Marketplace Shopping    Columbia      SC  Majority-Owned Affiliates
Center                                    and CGS's Other Affiliates     5,230,000   Shopping Center     100,404 sq ft       1951

Richardson Plaza        Columbia      SC  Majority-Owned Affiliates
Shopping Center                           and CGS's Other Affiliates     5,170,000   Shopping Center    108,139 sq. ft       1982

Bristol Bay Building    Newport Beach CA  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     9,500,000       Office           50,371 sq ft       1988

7700 Irvine Center      Irvine        CA  Majority-Owned Affiliates
Drive                                     and CGS's Other Affiliates     9,540,000       Office          208,269 sq ft       1989

Northwest Corporate     Hazelwood     MO  Majority-Owned Affiliates
Center II                                 and CGS's Other Affiliates     6,780,000       Office           87,334 sq ft       1983

Pacific Spectrum        Phoenix       AZ  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     8,340,000       Office           70,511 sq ft       1986

Parkade Center          Columbia      MO  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     7,420,000      Mixed Use        221,772 sq ft       1965
                                                                                     (Office/Retail)

Business Center         St. Louis     MO  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     3,370,000  Office/warehouse      64,387 sq ft       1985

Technology              Austin        TX  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     9,940,000  Office/warehouse     109,012 sq ft       1986

Autumn Ridge            Pasadena      TX  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     9,780,000      Apartment            366 units       1965

Creekside(2)            Riverside     CA  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     7,690,000      Apartment            152 units       1991

                                                                         APPRAISED
                                                                           VALUE
                                                                           AS OF
                            PROPERTY                                    DECEMBER 31,                        PROPERTY         YEAR
   PROPERTY                 LOCATION            PROPERTY OWNER             2000       PROPERTY TYPE         SIZE (1)     CONSTRUCTED
   --------                 --------            --------------             ----       -------------         --------     -----------
Villa Redondo           Long Beach    CA  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     4,580,000      Apartment            125 units       1990

The Lakes               Hazelwood     MO  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     5,060,000      Apartment            408 units       1985

Phoenix Van Buren       Phoenix       AZ  Majority-Owned Affiliates
                                          and CGS's Other Affiliates     3,900,000      Dev. Land        737,471 sq ft        N/A
                                                                      ------------
Total                                                                 $268,810,000
                                                                      ============

(1)      Net Rentable area.

(2) One of CGS and the majority-owned affiliates transferred a 49% tenancy-in-common interest in Creekside Apartments to a third party. CGS and the majority-owned affiliates retained the right to repurchase the tenancy-in-common interest for a purchase price of $1,030,000 plus interest. The appraised value in this table is the appraised value for the entire property.

FAIRNESS OPINION

         Stanger was also engaged by the funds and CGS to deliver a written summary of its determination as to the fairness, from a financial point of view, to the funds of the allocation of American Spectrum shares in connection with the consolidation between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds. The full text of the fairness opinion, which contains a description of the assumptions made, matters considered and limitations on the review and analysis, is attached as Appendix B to this consent solicitation and should be read in its entirety. Certain of the material assumptions and limitations to the fairness opinion are described below, but this does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

         Except for assumptions described more fully below which the funds and CGS and the majority-owned affiliates and CGS's other affiliates, and the CGS Management Company, advised Stanger that it would be reasonable to make, the funds, the general partners, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, imposed no conditions or limitations on the scope, methods or procedures of Stanger's investigation or the methods and procedures to be followed in rendering the fairness opinion. The funds and CGS have agreed to indemnify Stanger against liabilities arising out of Stanger's engagement to prepare and deliver the fairness opinion. Upon consummation of the consolidation, such indemnity obligations will become obligations of American Spectrum.

         Selection of the Fairness Opinion Provider. The funds selected Stanger because of its experience in providing similar services in connection with transactions comparable to the consolidation, and Stanger's reputation in connection with real estate partnerships, real estate investments trusts, real estate assets, and merger and acquisitions. The compensation payable by the funds and CGS and the majority-owned affiliates, and CGS's other affiliates, to Stanger in connection with the rendering of the fairness opinion is not contingent on the approval or completion of the consolidation.

         Summary of Materials Considered. In the course of Stanger's analysis to render its opinion regarding the allocations utilized in the consolidation,
Stanger:

         - reviewed a draft of this consent solicitation in substantially the form intended to be filed with the Securities and Exchange Commission and provided to limited partners;

         - reviewed the funds' financial statements contained in Forms 10-K filed with the SEC for the fiscal years ended December 31, 1998, 1999 and 2000, or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors-Two, L.P., which reports on a different fiscal year basis;

         - reviewed the funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001, or for the three-months ended February 28, 2001 for Nooney Real Property Investors-Two, L.P., which reports on a different fiscal year basis;

         - reviewed operating and financial information including property-level financial data relating to the business, financial condition and results of operations of the funds, the properties of CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company;

         - reviewed CGS and the majority-owned affiliates' and CGS's other affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001 or for the three months ended February 28, 2001 for Nooney Real Property Investors-Two, L.P., and pro forma financial statements and pro forma schedules prepared by management;

         - performed an appraisal of the portfolio of properties owned by each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates as of December 31, 2000;

         - reviewed information regarding purchases and sales of properties by CGS, the funds or any of the majority-owned affiliates and CGS's other affiliates during the prior year and other information available relating to acquisition criteria for similar properties;

         - conducted discussions with management of the funds and CGS and the majority-owned affiliates and CGS's other affiliates regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates, current and projected operations and performance, financial condition, and future prospects of the properties, the funds and the CGS Management Company;

         - reviewed financial information relating to real estate management companies;

         - reviewed the methodology utilized by the general partners to determine the allocation of American Spectrum shares between the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company and among the funds, in connection with the consolidation; and

         - conducted such other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

         Summary of Analysis. The following is a summary of financial analyses conducted by Stanger in connection with, and in support of, its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this consent solicitation is qualified in its entirety by reference to the full text of such opinion.

         The general partners of the funds requested that Stanger opine as to the fairness to the limited partners of the funds, from a financial point of view, of the allocation of American Spectrum shares between the funds and as a group, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds, assuming that all funds elect to participate in the consolidation (i.e., maximum participation) and assuming the minimum participation.

         Portfolio Appraisal.  In preparing its opinion, Stanger:

         - performed an independent appraisal of each fund's portfolio of properties and the property portfolio of CGS and the majority-owned affiliates and CGS's other affiliates;

         - performed site inspections of each property in July through August 1999;

         - conducted inquiries into local market conditions affecting each property;

         - reviewed summaries of current leases and historical and budgeted operating statements of each property;

         - conducted interviews with the management of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the properties;

         - reviewed acquisition criteria in use in the marketplace by investors and owners of real estate;

         - reviewed information concerning transactions involving similar properties; and

         - estimated the market value of each portfolio utilizing the income approach to value and the sales comparison approach for the developable land parcel.

For a more complete description of the Portfolio Appraisals, see "Portfolio Appraisal, Management Company Valuation and Fairness Opinion -- Portfolio Appraisal."

         Review of CGS Management Company Allocation. In the course of preparing to render its opinion, Stanger reviewed the Exchange Value ascribed to the CGS Management Company assets and businesses to be contributed to American Spectrum in the consolidation. In particular, in evaluating the allocation of shares, Stanger considered the implied earnings multiple ascribed to the CGS Management Company and the present value range of discounted cash flows.

         For purposes of its analysis, Stanger relied upon internal schedules of anticipated fees, reimbursements and other revenues and expenses of the CGS Management Company as provided by CGS. In performing its analysis, Stanger reviewed a "Base Case" scenario prepared by the management of CGS and a "Growth Case" scenario, whereby assumptions regarding operating results were increased from the Base Case. Unless otherwise indicated, the analyses described below are based on the Base Case scenarios.

         - Implied Earnings Multiple -- Stanger believes that the CGS Management Company, like most service businesses, should be evaluated in terms of the profitability of its operations. Therefore, Stanger compared the valuation ascribed to the CGS Management Company (before balance sheet adjustments) for the purpose of establishing Exchange Value to the CGS Management Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). Stanger noted that the implied EBITDA multiple was approximately 5.0 x based on year ending December 31, 2001 estimated EBITDA. Stanger analyzed private and public transactions in which real estate companies or partnerships have acquired or merged with an external real estate management company. These transactions included: Franchise Finance Corporation of America's acquisition of FFCA Management Company, L.P. as part of a consolidation; Realty Income Corporation's acquisition of R.I.C. Advisor, Inc.; Shurgard Storage Centers, Inc's acquisition of Shurgard, Incorporated; Storage Equities, Inc.'s acquisition of Public Storage Management, Inc.; CRIIMI MAE's acquisition of C.R.I., Inc.; the acquisition of external advisors affiliated with Security Capital Group, Inc. by Security Capital Atlantic Trust, Security Capital Industrial Trust and Security Capital Pacific Trust; Commercial Net Lease Realty's acquisition of CNL Realty Advisors, Inc.; U.S. Restaurant Properties' acquisition of QSV Properties, Inc.; Glenborough Realty Trusts' acquisition of Glenborough, Inc. as part of a consolidation; Municipal Mortgage & Equity LLC's acquisition of the businesses of SCA Realty I, Inc. and SCA Associates 86, LP as part of a consolidation; Equity Office Properties Trust's acquisition of the management and advisory businesses of Equity Office Properties LLC and Equity Office Holdings LLC as part of a consolidation and public offering; the consideration ascribed to Imperial Credit Commercial Mortgage Investment Corp.; and Starwood Financial Trust's acquisition of Starwood Financial Advisors.

         The following table shows the date and approximate value of each of the real estate management company transactions.

                             COMPARABLE REAL ESTATE
                         MANAGEMENT COMPANY TRANSACTIONS

TRANSACTION                                       DATE               VALUE
-----------                                       ----               -----
                                                                   (millions)
Franchise Finance Corp. of America                6/94                $ 54
Shurgard Storage Centers                          3/95                $ 29
CRIIMI MAI                                        6/95                $ 31
Realty Income Corporation                         8/95                $ 22
Public Storage Inc.                              11/95                $238
Glenborough                                      12/95                $ 20
Municipal Mortgage & Equity LLC                   8/96                $ 17

TRANSACTION                                       DATE               VALUE
-----------                                       ----               -----
                                                                   (millions)

Equity Office Properties                          7/97                $160
Security Capital - Industrial                     9/97                $ 82
Security Capital - Pacific                        9/97                $ 76
Security Capital - Atlantic                       9/97                $ 55
Confidential Private Transaction                  9/97                $ 70
Confidential Private Transaction                  9/97                $ 92
U.S. Restaurant Properties                       10/97                $ 35
Commercial Net Lease Realty                       1/98                $ 31
Confidential Private Transaction                  1/98                $ 37
Starwood Financial Advisors                      11/99                $117
Confidential Private Transaction                  1/00                $ 35
Imperial Credit Commercial Mortgage               1/00                $ 33

Stanger compared the purchase price paid in each of the comparable real estate management company transactions with the reported EBITDA at the time of the transaction, and calculated the multiple of the purchase price to the acquired company's EBITDA. The observed multiples are summarized in the table below.

                           EBITDA MULTIPLE STATISTICS
--------------------------------------------------------------------------------
Low EBITDA Multiple                                           5.0x
High EBITDA Multiple                                         11.5x
Mean EBITDA Multiple                                          7.8x
Median EBITDA Multiple                                        7.7x

         Stanger observed that the CGS Management Company's implied EBITDA multiple of 5.0 was at the low end of the range of the EBITDA multiples ascribed to real estate advisory and management businesses in acquisitions and mergers reviewed by Stanger. Stanger also noted that the CGS Management Company's estimated EBITDA for the year ending December 31, 2001 does not fully reflect future management fees from assets currently managed due to the potential leaseup of several un-stabilized properties.

         - Present Value Range Of Discounted Cash Flows -- Discounted cash flow analysis is based on the premise that the intrinsic value of any business reflects the present value of the future cash flows that the business will generate for its owners. To establish a current implied value under this approach, future cash flows must be estimated and an appropriate discount rate determined.

         Stanger used the Base Case Scenario and other information provided by CGS, which included annual pro forma cash flows provided by CGS for the four-year period ending December 31, 2004. To establish an estimated residual value, residual EBITDA multiples from 5.0x to 7.0x were applied to pro forma cash flows provided by CGS for the year ending December 31, 2004. The resulting cash flows were then discounted to present value using discount rates ranging from 17.5% to 22.5%. These discount rates reflect an assessment of the risks of equity investments in general and the specific risks of the real estate management business, in particular. These calculations resulted in a range of implied discounted present values of the CGS Management Company of $3.8 million to $5.2 million, with a mean of approximately $4.5 million, as shown in the table below. The following table shows the estimated range of values of the CGS Management Company using this methodology.

                                     DISCOUNT RATE
                       ----------------------------------------
RESIDUAL MULTIPLE         17.5%          20.0%          22.5%
-----------------      ----------     ----------     ----------
       5.0             $4,330,000     $4,060,000     $3,810,000
       6.0             $4,740,000     $4,440,000     $4,160,000
       7.0             $5,160,000     $4,820,000     $4,510,000

Stanger observed that had the CGS Management Company Growth Case Scenario been utilized, the resulting implied present value indicators would have been higher.

         Given that the implied Exchange Value EBITDA multiple of the CGS Management Company is at the low end of the range of EBITDA multiples ascribed to real estate management companies in acquisitions and mergers reviewed by Stanger, and the value ascribed to the CGS Management Company for the purpose of establishing the Exchange Value is within the range of implied present values derived from the discounted cash flow analysis, Stanger concluded that these analyses support the fairness to the funds of the allocation of shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, as a group.

         Review of Allocations. Stanger's evaluation of the fairness from a financial point of view of the allocations of the American Spectrum shares pursuant to the consolidation employed comparisons of the Exchange Value to be contributed to American Spectrum by each fund, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, to the aggregate Exchange Value of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, as a group.

         In its evaluation of the fairness of the allocation of the American Spectrum shares between the funds and, as a group, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds, Stanger observed that the Exchange Values were assigned to the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, by the general partners based, in part, on:

- the independent appraisal provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;

- valuations made by the general partners of other fund and CGS and the majority-owned affiliates and CGS's other affiliates' assets and liabilities as of March 31, 2001 to be contributed to American Spectrum;

- the estimated value of the CGS Management Company as of March 31, 2001 including valuations of other assets and liabilities to be contributed to American Spectrum by the CGS Management Company; and

- adjustments made by the general partners to the foregoing values to reflect the estimated costs of the consolidation to be allocated among the funds and CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. Stanger also observed that the general partners intend to make such pre-consolidation cash distributions to the limited partners in each fund and/or partners/shareholders in CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in this consent solicitation.

         Relying on these Exchange Values, Stanger observed that the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, reflects the net value of the assets contributed to American Spectrum by each fund and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, after deducting a share of the costs associated with the consolidation. Stanger believes that basing such allocations on the value of net assets contributed to American Spectrum is fair from a financial point of view.

         Conclusions. Based on the foregoing, Stanger concluded that, based upon its analysis and the assumptions, limitations and qualifications thereto, and as of the date of the information considered in the fairness opinion, the allocation of American Spectrum shares offered pursuant to the consolidation between the funds and, as a group, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds in the maximum participation and minimum participation scenarios is fair, from a financial point of view, to the funds.

         Assumptions. In rendering its opinion, Stanger relied, without independent verification, on the accuracy and completeness of all financial and other information contained in this consent solicitation, or that was otherwise publicly available or furnished or otherwise communicated to Stanger. Stanger has not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. Stanger relied upon the balance sheet value determinations for the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, and the adjustments made by the general partners to the real estate portfolio appraisals to arrive at the Exchange Values. Stanger also relied upon the assurance of the funds, the general partners, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, that:

- the calculations made to determine allocations between joint venture participants and within each of the funds between the general partner and limited partners are consistent with the provisions of each joint venture agreement and each fund's limited partnership agreement;

- any financial projections, pro forma statements, budgets, value estimates or adjustments provided to Stanger were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments;

- no material changes have occurred in the fund's, CGS and the majority-owned affiliates' and CGS's other affiliates' or the CGS Management Company's values subsequent to March 31, 2001, or in the real estate portfolio values subsequent to December 31, 2000 which are not reflected in the Exchange Values herein; and

- the funds, the general partners and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, are not aware of any information or facts regarding the funds, CGS and the majority-owned affiliates and CGS's other affiliates, the real estate portfolios or the CGS Management Company that would cause the information supplied to Stanger to be incomplete or misleading.

         Limitations and Qualifications of Fairness Opinion. Stanger was not asked to and therefore did not perform an analysis with respect to any combinations of fund participation other than those noted above. Further, Stanger is not opining as to whether any specified combination will result from the consolidation. Stanger did not:

- select the method of determining the allocation of American Spectrum shares or notes or establish the allocations;

- make any recommendations to the limited partners, the general partners or the funds with respect to whether to approve or reject the consolidation, or whether to select the American Spectrum shares or notes offered in the consolidation; or

-        express any opinion as to:

         - the impact of the consolidation with respect to combinations of participating funds other then those specifically identified in the fairness opinion;

         - the tax consequences of the consolidation for limited partners, the general partners or the funds;

         - the potential impact of any preferential return to noteholders on the cash flow received from, or the market value of, American Spectrum shares received by the limited partners;

         - the potential capital structure of American Spectrum or its impact on the financial performance of the American Spectrum shares or the notes;

         - the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities;

         - the terms of employment agreements or other compensation between American Spectrum and its officers and directors, and the terms of existing joint venture agreements; or

         - whether or not alternative methods of determining the relative amounts of American Spectrum shares and notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, Stanger did not express any opinion as to:

- the fairness of any terms of the consolidation other than the fairness of the allocations for the combinations of funds as described above, the amounts or allocations of the consolidation costs or the amounts of the consolidation costs borne by the limited partners at various levels of participation in the consolidation;

- the relative value of American Spectrum shares and notes to be issued in the consolidation;

- the impact, if any, on the trading price of American Spectrum shares resulting from the decision of limited partners to select notes or American Spectrum shares or liquidate such American Spectrum shares in the market following consummation of the consolidation;

- the prices at which the American Spectrum shares or notes may trade following the consolidation or the trading value of the American Spectrum shares or notes to be received compared with the current fair market value of the funds' portfolios and other assets if liquidated;

- the business decision to effect the consolidation or alternatives to the consolidation;

- the ownership percentage of American Spectrum held by parties affiliated with CGS as a result of the consolidation and their consequent ability to influence voting decisions of American Spectrum;

-        whether or not American Spectrum will qualify as a REIT; and

-        any other terms of the consolidation other than the allocations.

         The fairness opinion is based on business, economic, real estate and securities markets and other conditions as they existed and could be evaluated as of the date of the fairness opinion and does not reflect any changes in those conditions that may have occurred since that date. In connection with preparing the fairness opinion, Stanger did not prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix A. Stanger will not deliver any additional written summary of the analysis.

         Compensation and Material Relationships. Stanger has been paid a fee by the funds, CGS and the majority-owned affiliates and CGS's other affiliates of $500,000 for preparing the fairness opinion. In addition, in connection with its preparation of the fairness opinion and Portfolio Appraisal, Stanger will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, subject to an aggregate maximum limit of $45,200. Stanger will also be indemnified against liabilities, including liabilities under the federal securities laws. The fee was negotiated between the funds, the general partners, CGS and Stanger. Payment of the fee to Stanger is not dependent upon completion of the consolidation. CGS and the majority-owned affiliates and CGS's other affiliates and the funds have not previously retained Stanger to perform services, although affiliates of the general partners have paid nominal amounts to Stanger for subscriptions to Stanger-prepared national publications. Stanger also was compensated for preparing the Portfolio Appraisal. See "Appraisals & Fairness Opinion -- Portfolio Appraisal."

FINANCIAL ADVISOR

         Vanguard Capital, a member of the National Association of Securities Dealers, Inc. ("NASD"), was also engaged to act as financial advisor to American Spectrum, the issuer of the securities in the proposed consolidation. Vanguard Capital has not opined on the value of the American Spectrum shares or notes to be issued in the consolidation, is not providing any information or recommendations to investors, is not providing any opinion to American Spectrum or its affiliates with respect to the fairness or merits of the consolidation, is not taking part in the solicitation of votes of the investors or otherwise acting as an "underwriter" with respect to the shares or notes, and has not rendered any opinion in connection with this consent solicitation.

         Pursuant to a financial advisory agreement, American Spectrum has paid Vanguard Capital an advisory fee of $25,000. American Spectrum has agreed to indemnify Vanguard against liabilities under the Securities Act and the Exchange Act and other liabilities in connection with serving as financial advisor.

                                THE CONSOLIDATION

         In order to effect the consolidation, the funds that vote in favor of the consolidation will merge into American Spectrum. As described above, you will receive American Spectrum shares in connection with the consolidation. The following is an overview of the principal components and other key aspects of the consolidation. We note, however, that following the description herein is a summary, and refer you to the Agreements and Plans of Merger by and between American Spectrum and each of the funds (the Merger Agreements). A copy of the Merger Agreement(s) for your fund(s) is or are attached to the supplement accompanying this consent solicitation as Appendix B. By this reference to the Merger Agreements, we are incorporating each of the Merger Agreements into this consent solicitation as required by the federal securities laws.

PRINCIPAL COMPONENTS OF THE CONSOLIDATION

         The consolidation will consist of the following principal components:

         The funds will consolidate into American Spectrum. The funds in which limited partners holding in excess of 50% of the fund's units approve the consolidation will consolidate into American Spectrum. Consequently, American Spectrum will own the acquired funds' properties and other assets after the completion of the consolidation. In addition, American Spectrum will be subject to all of the liabilities of the funds. The consolidation will be accomplished by merging the funds into American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. The assets of the funds will be held by either the Operating Partnership or subsidiary of the Operating Partnership. The number of funds which will approve the consolidation is currently unknown. The shares issuable to partners in the funds are registered pursuant to the Registration Statement on Form S-4 of which this Consent Solicitation Statement is a part.

         We will consolidate with CGS and the majority-owned entities. We will acquire most of the assets of CGS and assume liabilities of CGS related to the assets and businesses included in the consolidation. CGS and its wholly-owned subsidiaries own two properties.

         We will merge with the majority-owned affiliates. These are partnerships, corporations and limited liability companies in which Messrs. Carden, Galardi and members of their families hold more than 50% of the equity and which collectively own 14 properties. There are two to 7 other holders of equity in these entities.

         CGS and the majority-owned affiliates own in the aggregate five office properties, one office warehouse property, three apartment properties, four shopping centers and one parcel of development land.

         We will consolidate with the CGS's other affiliates. We will merge CGS's other affiliates. There are two other limited partnerships in which affiliates of the general partners own from less than 1% to approximately 6% of the equity interests and the remaining equity interests are owned by three - 101 persons which own collectively two properties. CGS's other affiliates own in the aggregate one office warehouse property and one apartment property.

         American Spectrum will acquire the CGS Management Company. CGS's management company subsidiaries are engaged in both the business of providing real estate management, leasing and brokerage services to third parties and providing property management, brokerage and leasing services to the funds and CGS and the majority-owned affiliates and CGS's other affiliates' properties. We will acquire the CGS Management Company, which manages the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates. The CGS Management Company is part of CGS and the majority-owned affiliates.

         American Spectrum will not acquire CGS's Third Party Management Businesses. While investigating the consolidation, we determined that the third party management business, which we refer to as the Third Party Management Company, was operating at a loss and that providing property management and brokerage services to unaffiliated parties was not our principal focus. Accordingly, we determined not to include the Third Party Management Company in the consolidation. The management company subsidiaries formed a new subsidiary, the CGS Management Company, and contributed to the CGS Management Company the assets of the management companies relating to the business of providing property management services to the funds and the properties of CGS and the majority-owned affiliates and

CGS's other affiliates. The CGS Management Company includes approximately 70 of the 200 employees of CGS's management company subsidiaries, and includes systems, contracts, records and data, furniture, fixtures and equipment relating to the management of the funds' properties and the properties of CGS and the majority-owned affiliates and CGS's other affiliates. The Third Party Management Company will continue to be operated separately by affiliates of CGS.

         Issuance of American Spectrum Shares and limited partnership interests in the Operating Partnership. We will issue either American Spectrum shares or limited partnership interests in the Operating Partnership in connection with the consolidations with CGS and the majority-owned affiliates and CGS's other affiliates. Each limited partnership interest in the Operating Partnership provides the same rights to distributions as one American Spectrum share and is exchangeable into shares of American Spectrum on a one-for-one basis after 12 months. There are some limitations on exchange described under "AMERICAN SPECTRUM -- Miscellaneous Policies -- Restrictions on Related Party Transactions".

         The American Spectrum shares and limited partnership interests in the Operating Partnership issuable to CGS partners and members in the majority-owned affiliates and CGS's other affiliates are not registered pursuant to the Registration Statement on Form S-4 of which this Consent Solicitation Statement is a part. American Spectrum has agreed to file a registration statement registering the resale of these American Spectrum shares on the first anniversary of the consummation of the consolidation. This includes American Spectrum shares issuable in exchange for limited partnership interests in the Operating Partnership.

         American Spectrum will list the American Spectrum shares on the American Stock Exchange or another national securities exchange. American Spectrum will provide liquidity and a trading market for the American Spectrum shares by listing the American Spectrum shares for trading on the American Stock Exchange or another national security exchange concurrently with the consummation of the consolidation.

         The following chart reflects the organizational structure of and the relationship among Messrs. Carden and Galardi, the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the management company subsidiaries of CGS before the consolidation:

[CHART SHOWING THE OWNERSHIP OF CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES AND THE FUND BEFORE THE CONSOLIDATION]

(1) CGS and the majority-owned affiliates are combined together in the financial statements of CGS and the majority-owned affiliates. The other affiliates consist of Autumn Ridge, Parkade, Villa Redondo, Phoenix Van Buren, SP/Bancor, Creekside Riverside LLC, Pacific Spectrum LLC, McDonnell Associates LLP, No-So, Inc., CGS Properties Marketplace Columbia LP, Third Coast LLC, Seventy Seven LLC, Back Bay LLC and the CGS Management Company.

(2) Separate financial statements are provided for each of CGS's other affiliates, Nooney Rider Trail, LLC and Nooney-Hazelwood Associates, L.P.

(3) The Sierra Pacific Partnerships and the Nooney Limited Partnerships together make up the funds. For accounting purposes, Sierra Pacific Pension Investors '84 is considered the accounting acquiror in the consolidation because its partners receive more American Spectrum shares than the investors in any other entity.

(4) American Spectrum Real Estate Services Inc. consists of the CGS Management Company and the Third Party Management Company. The other shareholders of American Spectrum Real Estate Services, Inc. are persons from whom CGS acquired American Spectrum Real Estate Services, Inc., who are unaffiliated with CGS and retained a 20% interest in American Spectrum Real Estate Services, Inc. They will not have an interest in the CGS Management Company after the consolidation.

         - The following chart shows the organization of American Spectrum following the consolidation reflecting the results of the following:

                  - The funds that have approved the consolidation have merged into American Spectrum.

                  - CGS has contributed most of its assets to us, including the CGS Management Company.

                  - The majority-owned affiliates have merged into American Spectrum.

                  -        CGS's other affiliates have merged into American
                           Spectrum.

        [CHART SHOWING THE OWNERSHIP STRUCTURE OF AMERICAN SPECTRUM AFTER
                               THE CONSOLIDATION]

(1) The CGS Management Company excludes the third party property management services.

(2) We will own our properties through the Operating Partnership. This is known as an "UPREIT" structure. Limited partnership interests in the Operating Partnership will have substantially the same economic rights as American Spectrum shares. As a result of this structure, we can issue limited partnership interests in exchange for interests in properties in tax-free transactions.

(3) In most cases our properties will be owned by single purpose subsidiaries of the Operating Partnership.

Operating Partnership

         The structure of American Spectrum is generally referred to as an "UPREIT" structure. Substantially all of our assets will be held through the Operating Partnership. This structure will enable us to acquire assets from other partnerships in a partnership merger format that will not trigger the recognition of gain to the partners of the acquired partnerships assuming certain conditions are met.

         We will be the sole general partner of the Operating Partnership. As the sole general partner of the Operating Partnership, we generally have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership.

         The limited partnership interests in the Operating Partnership will be owned by us and any persons who transfer interests in properties to the Operating Partnership in exchange for units in the Operating Partnership. We will own one unit in the Operating Partnership for each outstanding American Spectrum share. Initially we will own 5,496,000 units or 87% of the Operating Partnership. 9% of the partnership interests in the Operating Partnership will initially be owned by the general partners and their affiliates and 4% of the partnership interests will be owned by unaffiliated partners or members in the majority-owned affiliates and CGS's other affiliates. Our interest in the Operating Partnership will entitle us to share in cash distributions from, and in profits and losses of, the Operating Partnership. Holders of limited partnership units in the Operating Partnership will have the same rights to distributions as holders of common stock in American Spectrum. In addition, each limited partnership interest will be redeemable by the holder for cash at the then fair market value or, at the option of American Spectrum, one share of common stock in American Spectrum.

         We expect most of the properties to be owned by the Operating Partnership through subsidiary limited partnerships or limited liability companies

         Management Company

         The CGS Management Company will be a subsidiary of the Operating Partnership. The CGS Management Company will manage all of our properties.

CONDITIONS TO CONSOLIDATION

         We have established conditions that must be satisfied in order for the consolidation to be consummated, including the following:

         - The American Spectrum shares must be listed on the American Stock Exchange or another national security exchange prior to or concurrently with the consummation of the consolidation; and

         - We condition the consummation of the consolidation upon the ownership of real properties having an appraised value of at least $180 million, including real properties owned by CGS and the majority-owned affiliates and CGS's other affiliates, upon consummation of the consolidation. At December 31, 2000, the appraised value of the real properties owned or controlled by CGS and the majority-owned affiliates and CGS's other affiliates was $160 million. If real properties with an aggregate appraisal value of at least $20 million are not acquired pursuant to mergers with the funds in the proposed consolidation, we will not acquire any of the funds in the consolidation. The funds have an aggregate appraised value of $109 million.

         - Sierra Pacific Pension Investors '84, which has properties having an appraised value of $25.9 million, shall participate in the consolidation. This would satisfy the condition in the preceding paragraph.

         - No more than 20% in interest of the limited partners of Sierra Pacific Pension Investors '84 elect to receive notes.

         - The consolidation shall have been approved by Sierra Pacific Pension Investors `84 and other funds that, together with Sierra Pacific Pension Investors `84, have at least 3,500 investors.

         - Upon closing of the consolidation, American Spectrum will have at least 3,000 shareholders and at least 2,000,000 outstanding shares. This excludes, in each case, shares held by officers, directors and 5% shareholders of American Spectrum.

         - American Spectrum will have shareholders' equity, in accordance with generally accepted accounting principles, of at least $19,500,000.

Merger Agreements

         If your fund approves the consolidation, that approval also constitutes consent to the merger of the fund with and into American Spectrum pursuant to the terms and conditions of your fund's Merger Agreement. Each of the Merger Agreements provides that in accordance with its terms, the applicable state limited partnership laws governing such fund and the Maryland General Corporation Law (or MGCL), at the time of filing of a merger certificate in each state, the funds that approve the consolidation will be merged with and into American Spectrum, and American Spectrum will continue as the surviving entity. At the time the merger occurs, all of the properties and other assets and the liabilities of each participating fund will be deemed to have been transferred to American Spectrum. American Spectrum will contribute the properties to the Operating Partnership or a subsidiary of the Operating Partnership after the consummation of the consolidation.

         If your fund approves the consolidation, it will also have consented to all actions necessary or appropriate to accomplish the consolidation. In addition, with respect to some of the funds, a separate vote will be required to approve any required amendments to the partnership agreement governing that fund. For information regarding whether your fund's partnership agreement is being amended in connection with approval of the consolidation, we encourage you to read the supplement pertaining to your fund that accompanies this consent solicitation.

Approval and Recommendation of the General Partners

         The general partners of the funds have unanimously approved the consolidation. They believe that the terms of the consolidation provide substantial benefits and are fair to you. As such, the general partners recommend that you vote "For" approval of the consolidation. For a specific description of our analysis in reaching this recommendation, see "Our Recommendation and Fairness Determination." You are, however, urged to consider the risks described in "Risk Factors" and the comparison of an investment in the funds versus an investment in American Spectrum in "Comparison of Ownership of Units, Notes and American Spectrum Shares." If your fund elects to be acquired in the consolidation and you are subject to federal income tax, you will have tax consequences. Accordingly, we recommend that you consult with your tax advisor prior to casting your vote.

Vote Required for Approval of the Consolidation

         In order for American Spectrum to acquire your fund, limited partners holding a majority of the outstanding units of the fund must vote in favor of the consolidation and the amendments to your fund's partnership agreement. As noted above, the consolidation is conditioned upon acquisition of properties having an appraised value of $180 million. The properties owned or contributed to American Spectrum by CGS and the majority-owned affiliates and CGS's other affiliates have a total value of approximately $160 million. In addition, the conditions to the consolidation referred to above must be satisfied.

Consideration

         If your fund is consolidated with American Spectrum, you will be allocated American Spectrum shares unless you vote against the consolidation and affirmatively elect the notes option. If your fund votes against the consolidation, your fund will continue as an independent entity which will contract with American Spectrum to provide property management services.

         American Spectrum Shares. The number of American Spectrum shares that you will receive upon the consummation of the consolidation will be in accordance with your fund's partnership agreement which specifies how consideration is distributed to partners in the event of a liquidation of your fund. In addition, in the event that your fund approves the consolidation, the aggregate number of American Spectrum shares allocated to your fund will reflect your fund's share of expenses of the consolidation.

         Notes Option. If your fund votes in favor of and you have voted "Against" the consolidation, but you do not wish to own American Spectrum shares, you can elect the notes option. The principal amount of the note received by you or other limited partners who elect the notes option will be equal to the estimated amount that the fund would receive upon an orderly liquidation of the properties pursuant to the partnership agreement governing your fund, as determined by the general partners which represents 95.3% - 100% of the Exchange Value of your fund. See "BACKGROUND OF AND REASONS FOR THE CONSOLIDATION -- Comparison of Alternatives -- Estimated Liquidation Values." We determined the liquidation value based in part on the portfolio appraisal prepared by Stanger. The liquidation value will be lower than the Exchange Value of the American Spectrum shares, based on the Exchange Value, offered to your fund in the consolidation. Notes will bear interest at __% annually and will mature on the eighth anniversary of the closing of the consolidation. The notes will be redeemable by us at any time.

         General Partners. The general partners of the funds will not receive any American Spectrum shares as a result of their general partner interests in the funds. Under the terms of the partnership agreement for each fund, the general partners are not entitled to have any of the American Spectrum shares allocated to them. American Spectrum shares were allocated among the partners of each of the funds in the same manner as net liquidation proceeds would be distributed under your fund's partnership agreement as if your fund's properties and other assets were sold for an amount equal to the value (based on the Exchange Value) of the number of American Spectrum shares issued to the limited partners of each fund by American Spectrum.

ESTIMATED EXCHANGE VALUE OF AMERICAN SPECTRUM SHARES ISSUABLE TO FUNDS

         The following table sets forth for each fund:

- the estimated total number of American Spectrum shares to be allocated to that fund;

-        the Exchange Value of American Spectrum shares allocated to that fund;

- the Exchange Value of American Spectrum shares, per $1,000 of original investment by you and the other limited partners of your fund and

- the GAAP book value per $1,000, in accordance with GAAP, of the assets contributed by your fund.

                                                                                        VALUE OF
                                                                                        AMERICAN            GAAP BOOK VALUE
                                                     NUMBER OF                       SPECTRUM SHARES      (DEFICIT) OF ASSETS
                                                     AMERICAN                          PER AVERAGE      CONTRIBUTED AT MARCH 31,
                                                  SPECTRUM SHARES                    $1,000 ORIGINAL     2000 PER AVERAGE $1,000
                                                    ALLOCATED TO    EXCHANGE VALUE   LIMITED PARTNER    ORIGINAL LIMITED PARTNER
                FUND                                  FUND (1)        OF FUND (2)     INVESTMENT (2)          INVESTMENT
--------------------------------------------      ---------------   --------------   ---------------    ------------------------
Sierra Pacific Development Fund                        471,594         $7,073,911         $481.97                    $71.63
Sierra Pacific Development Fund II                     754,800         11,321,999          521.11                    190.88
Sierra Pacific Development Fund III                     19,127            286,899           31.40                   (43.08)
Sierra Pacific Institutional Properties V              291,581          4,373,714          568.44                    291.50
Sierra Pacific Pension Investors '84                 1,470,740         22,061,119        1,145.04                    496.68
Nooney Income Fund Ltd., L.P.                          719,254         10,788,803          710.72                    374.84
Nooney Income Fund Ltd. II, L.P.                     1,068,248         16,023,718          833.66                    466.27
Nooney Real Property Investors-Two, L.P.               554,155          8,312,327          692.69                   (22.28)
CGS and the majority-owned affiliates and              959,746         14,396,197             (4)                       (4)
CGS's other affiliates
CGS Management Company                                  19,121            286,807             (4)                       (4)
--------------------------------------------------------------------------------------------------------------------------------
Total                                                6,328,366      $  94,925,494               *                         *


----------
(1) The American Spectrum shares allocated to each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option.

(2) Values are based on the value of $15 per share established by American Spectrum. Upon listing the American Spectrum shares on the American Stock Exchange or another national security exchange actual values at which the American Spectrum shares will trade are likely to be below $15.

(3) The book value per $1000 of original investment of Sierra Pacific Development Fund II has been adjusted by $344.05 from $535.00 to $190.95. The adjustment reflects the deduction of the position of the book value of Sierra Pacific Development Fund II resulting from the receivable of $7,472,537 from CGS and its affiliates. This amount will be distributed to limited partners of Sierra Pacific Development Fund II after the completion of the consolidation and will not be part of the assets of Sierra Pacific Development Fund II acquired by American Spectrum pursuant to the consolidation.

(4) Unlike the funds, many of these entities were operated as ongoing businesses in which investments were made in these entities at various times and amounts were withdrawn at various times. Accordingly, there are no comparable $1,000 original investment values for CGS and the majority-owned affiliates and CGS's other affiliates or the CGS Management Company. The aggregate net book values, which represent depreciated historical cost and do not reflect fair market values at March 31, 2001 are $(36,891,000) for CGS and the majority-owned affiliates and CGS's other affiliates, and $(3,660,000) for the CGS Management Company. The aggregate Exchange Values are $14,396,000 for CGS and the majority-owned affiliates and CGS's other affiliates, and $286,800 for the CGS Management Company.

*        Not Applicable.

NO FRACTIONAL AMERICAN SPECTRUM SHARES

         No fractional American Spectrum shares will be issued by American Spectrum in the consolidation. Each limited partner who would otherwise be entitled to fractional American Spectrum shares will receive one American Spectrum share for each fractional American Spectrum share of 0.5 or greater. No American Spectrum shares will be issued for fractional American Spectrum shares of less than 0.5. The maximum amount which a limited partner could forfeit if such limited partner's fractional share was 0.49 is approximately $7.35, based on the Exchange Value of $15 per share.

EFFECT OF THE CONSOLIDATION ON LIMITED PARTNERS WHO VOTE AGAINST THE
CONSOLIDATION

         If you vote "Against" the consolidation, you do not have a statutory right to elect to be paid the appraised value of your interest in the fund for cash. If you vote "Against" the consolidation, you have the right to elect the notes option if your fund otherwise approves the consolidation. Under the notes option you would receive notes, the principal amount of which would be equal to the amount that you would be paid upon an orderly liquidation of the fund's properties which is equal to 95.3% - 100% of your portion of the Exchange Value. The terms of the notes are described in more detail under "Description of Notes" on page ___. The Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund is the amount estimated by American Spectrum as set forth in the supplement accompanying this consent solicitation. Noteholders will be entitled to receive only the principal and interest payments required by the terms of the notes and will not have the rights of stockholders to participate in American Spectrum's dividends and distributions or in any growth in the value of American Spectrum's stockholders' equity.

EFFECT OF CONSOLIDATION ON FUNDS NOT ACQUIRED

         If American Spectrum does not acquire your fund in the consolidation, it will continue to operate as a separate limited partnership with its own assets and liabilities. There will be no change in the fund's investment objectives and it will remain subject to the terms of its partnership agreement. The general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's properties. The general partners believe that it could take an extended time to complete the sale of the fund's properties and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

CONSOLIDATION EXPENSES

         If American Spectrum acquires your fund in the consolidation, your fund will pay a portion of the transaction costs as reflected in the supplement attached to this consent solicitation. The number of American Spectrum shares that you receive will reflect a reduction for your fund's expenses of the consolidation.

ACCOUNTING TREATMENT

         The consolidation of CGS and the majority-owned affiliates and CGS's other affiliates and the funds, other than Sierra Pacific Pension Investors '84, with American Spectrum, will be accounted for as purchases under generally accepted accounting principles. Because its limited partner group will retain the largest block of American Spectrum shares after the consolidation, Sierra Pacific Pension Investors '84 will be the accounting acquiror. Its accounts will be included in American Spectrum's financial statements at carryover basis.

                              CONFLICTS OF INTEREST

AFFILIATED GENERAL PARTNERS

         The general partners of the funds have an independent obligation to assess whether the terms of the consolidation are fair and equitable to the limited partners of each fund without regard to whether the consolidation is fair and equitable to any of the other participants, including the limited partners in other funds. The general partners of the funds are affiliates of American Spectrum. While your general partners have sought faithfully to discharge their obligations to your fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other funds. In addition, some of the officers and directors of the general partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS TO GENERAL PARTNERS AND THEIR AFFILIATES

         As a result of the consolidation, your general partners and their affiliates expect to receive certain benefits. These benefits include:

         Your general partners will receive American Spectrum shares. If the consolidation is consummated, your general partners and their affiliates are expected to receive approximately 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership in exchange for their interests in the funds and the contribution of CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. Based on the value assigned by us to each share of $15, the American Spectrum shares issuable to affiliates of the general partners had a value of $22,890,000. The net book value of the contributed assets at March 31, 2001 was $(40,551,000), which represents depreciated historical cost and does not reflect fair market value.

         The American Spectrum shares referred to in the preceding paragraph include 575,000 American Spectrum shares issuable to the general partners and their affiliates in exchange for limited partnership interests in the Operating Partnership. This represents 38% of the interests that the general partners and their affiliates will receive in connection with the consolidation.

         Your general partners will not have a current tax liability without cash. Because the general partners and their affiliates will be issued limited partnership interests in the Operating Partnership instead of American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates, they will not have a current tax liability without cash. The Operating Partnership is a subsidiary of ours through which we own our properties.

         Current officers and directors may receive improved benefits. Messrs. Carden, Thurber, Perkins and Ms. Nooney, who are officers and directors of your general partners will also serve as officers and directors of American Spectrum. They will be entitled to receive performance-based incentives, including stock options and restricted stock grants under American Spectrum's Performance Incentive Plan and any other plan approved by the stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the funds if the consolidation does not occur.

         Some individuals may be relieved of financial obligations. CGS and the majority-owned affiliates and CGS's other affiliates owe approximately $14,760,000 to the funds and third parties which will become obligations of American Spectrum following the consolidation. $13,639,000 of this debt is guaranteed by William J. Carden or John N. Galardi. If the consolidation is consummated, CGS and the majority-owned affiliates and CGS's other affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. The assumption of these liabilities by American Spectrum will result in a reduction in the number of American Spectrum shares allocated to CGS and the majority-owned affiliates and CGS's other affiliates.

         American Spectrum will be responsible for debt owed to affiliated parties. CGS and the majority-owned affiliates and CGS's other affiliates owe approximately $200,000 to a group consisting of Timothy R. Brown, partners of a law firm of which Mr. Brown is a partner, and other individuals. American Spectrum will be responsible for this debt as part of the consolidation and will repay the debt following the consummation of the consolidation. Mr. Brown is a director of American Spectrum. CGS and the majority owned affiliates owe John Galardi $1,500,000 and ASJ, which is owned by William J. Carden and his children, $24,981. These will become obligations of American Spectrum and will be repaid subsequent to the closing. The assumption of these liabilities by American Spectrum will result in a reduction in the number of American Spectrum shares allocated to CGS and the majority-owned affiliates and CGS's other affiliates.

         There may be conflicts regarding the allocation of the Chief Executive Officer's time. After the consolidation Mr. Carden, who is our Chief Executive Officer, will continue to own and operate the CGS Third Party Management Company and one small shopping center in Boise, Idaho. There may be conflicts of interest in the allocation of his time between us and his other interests.

COMMON GENERAL PARTNERS

         The general partners and their Affiliates of each fund have an independent obligation to ensure that such fund's participation in the consolidation is fair without regard to whether the consolidation is fair to any of the other participants. The general partners have sought to discharge faithfully this obligation to each of the funds, but it should be borne in mind that each of the general partners or their affiliates serves in a similar capacity with respect to the other funds. If each of the funds had separate general partners who did not serve in a similar capacity for any of the other funds, these general partners would have had a totally independent perspective, which might have led them to advocate positions during the negotiations and structuring of the consolidation differently from those taken by the general partners.

LACK OF INDEPENDENT REPRESENTATION OF LIMITED PARTNERS

         While Stanger has provided an independent appraisal and fairness opinion, the funds have not retained any outside representatives to act on behalf of the limited partners in negotiating the terms and conditions of the consolidation. The general partners did not retain an independent representative to represent the limited partners, because they did not believe that retention of an independent representative was necessary to meet the requirements of state partnership law or to satisfy their fiduciary duties to the limited partners. The general partners believe that other safeguards included in the transaction provided procedural fairness to the limited partners. These included the appraisal and fairness opinion from Stanger and the requirement that the consolidation be approved by a majority in interest of the limited partners of each fund. If an independent representative had been retained for the funds, either collectively or on an individual basis, the fees and expenses of the consolidation would have been higher. No group of limited partners was empowered to negotiate the terms and conditions of the consolidation or to determine what procedures should be in place to safeguard the rights and interests of the limited partners. If another representative or representatives had been retained for the limited partners, the terms of the consolidation might have been different and, possibly, more favorable to the limited partners.

TERMS OF THE CONSOLIDATION WITH CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES

         Affiliates of the general partners determined the terms of the mergers with CGS and the majority-owned affiliates and CGS's other affiliates. The general partners believe that these terms are fair and reasonable and that the number of American Spectrum shares allocable in respect of CGS and the majority-owned affiliates and CGS's other affiliates was determined on the same basis and using the same methodology as the determination of the number of shares issuable to the funds. However, the general partners and their affiliates had a conflict of interest in making the determination as to the terms of the transactions with CGS and the majority-owned affiliates and CGS's other affiliates and the transaction was not the result of arm's-length negotiations.

NON-ARM'S-LENGTH AGREEMENTS

         All agreements and arrangements, including those relating to compensation and the mergers with CGS and the majority-owned affiliates and CGS's other affiliates, were determined by the general partners and their affiliates. They were not the result of arm's-length negotiations.

CONFLICTS OF INTEREST IN VOTING LIMITED PARTNERSHIP INTERESTS

         The general partners and their affiliates will have a conflict of interest in voting their limited partnership interests in the funds. American Spectrum will acquire each fund if the limited partners of that fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. The general partners and their affiliates own interests as limited partners in all of the funds. These interests range from 5% to 33% and will be voted by affiliates of CGS in favor of the consolidation.

         INTERESTS OWNED BY GENERAL PARTNERS AND AFFILIATES TO BE VOTED
                          IN FAVOR OF THE CONSOLIDATION

                                                                                                 PERCENTAGE OF UNITS
                                                                  NUMBER OF UNITS OWNED BY      OWNED BY THE MANAGING
                FUND                                                THE MANAGING GENERAL         GENERAL PARTNER AND
                                                                 PARTNER AND ITS AFFILIATES         ITS AFFILIATES
-------------------------------------------------------          --------------------------     ---------------------
Sierra Pacific Development Fund                                                9,746                        33.20%
Sierra Pacific Development Fund II                                             7,812                         9.02
Sierra Pacific Development Fund III                                            1,825                         5.00
Sierra Pacific Institutional Properties V                                      1,964                         6.38
Sierra Pacific Pension Investors '84                                          19,043                        24.73
Nooney Income Fund Ltd., L.P.                                                  2,091                        13.77
Nooney Income Fund Ltd. II, L.P.                                               1,200                         6.24
Nooney Real Property Investors-Two, L.P.                                         685                         5.71

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

         Provisions of American Spectrum's organizational documents could be used by American Spectrum's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, American Spectrum.

       COMPARISON OF OWNERSHIP OF UNITS, NOTES AND AMERICAN SPECTRUM SHARES

         The information below highlights a number of the significant differences between the funds and American Spectrum relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares the principal legal rights associated with the ownership of units, notes and American Spectrum shares. We have included these comparisons to assist you in understanding how your investment will be changed if, as a result of the consolidation, your units are exchanged for American Spectrum shares or notes. This discussion is only a summary and does not constitute a complete discussion. We strongly encourage you to review the balance of this consent solicitation, as well as the accompanying supplement for additional information.

                        FORM OF ORGANIZATION AND PURPOSE

                              FUNDS                                       AMERICAN SPECTRUM
          --------------------------------------------      --------------------------------------------
                   Each  of  the  funds  is a  limited               American  Spectrum  is  a  Maryland
          partnership.  The funds' primary business is      corporation.  American  Spectrum  intends to
          to acquire,  own, develop,  improve,  lease,      qualify  as a REIT  under  the Code in 2002.
          manage  and  otherwise   invest  in  office,      American  Spectrum's  primary  business will
          office/warehouse   and/or   shopping  center      be the ownership  and  management of office,
          properties.                                       office/warehouse,    shopping   center   and
                                                            apartment properties.

         American Spectrum will have broader business opportunities than your fund and will have access to financing opportunities that are currently not accessible to your fund. Inherent in several of the additional financing opportunities are risks which do not exist in the case of your fund, and we encourage you to review "Risk Factors" for a detailed description of such risks.

                          LENGTH AND TYPE OF INVESTMENT

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   Each fund is a finite-life entity with a                  American Spectrum will have a perpetual
         stated term that expires between 2019 and 2085. It        term and intends to continue its operations for an
         was originally anticipated that each fund would be        indefinite time period. To the extent American
         liquidated between the fifth and tenth year after         Spectrum sells or refinances its assets, the net
         acquiring its properties. However, the depression         proceeds therefrom will generally be reinvested in
         of real estate values experienced nationwide from         additional properties or retained by American
         1988 to 1993 lengthened this time frame in order          Spectrum for working capital and other corporate
         to achieve the funds' goal of capital                     purposes, except to the extent distributions
         appreciation. As a limited partner of your fund,          thereof must be made to permit American Spectrum
         you are entitled to receive cash distributions out        to continue to qualify as a REIT for tax purposes
         of your fund's net operating income, if any, and          and that, pursuant to the terms of the notes,
         to receive cash distributions, if any, upon               repayments of notes must be made to former limited
         liquidation of your fund's real estate                    partners of a fund who are issued notes as a
         investments.                                              result of sales of properties formerly held by
                                                                   that fund.

         It was the original intention of a majority of the funds to have begun liquidation proceedings between the fifth and tenth year after acquiring their respective properties. However, the depression of real estate values experienced nationwide from 1988 to 1993 lengthened this time frame in order to achieve the funds' goal of capital appreciation. In contrast, American Spectrum generally will be an operating company and will reinvest the proceeds of asset dispositions, if any, in new properties or other appropriate investments consistent with American Spectrum's investment objectives.

                      BUSINESS AND PROPERTY DIVERSIFICATION

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   The investment portfolio of each fund                     Assuming all of the funds are acquired
         currently consists of between one and five                by American Spectrum, American Spectrum will own
         properties and assets related to the properties.          an interest in, directly or indirectly through the
                                                                   Operating Partnership, a portfolio of up to 34
                                                                   properties.

         The investment portfolio of each fund currently consists of between one and five properties. Through the consolidation, and through additional investments that may be made by American Spectrum from time to time, American Spectrum intends to maintain an investment portfolio substantially larger and more diversified than the assets of any of the funds individually. The larger portfolio will diversify your investment over a broader group of properties with multiple market segments and will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, any particular group of properties currently owned by an individual fund.

                               BORROWING POLICIES

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   Your fund's policy is not to borrow to                    American Spectrum is not restricted
         make new acquisitions and as a practical matter           under its articles of incorporation from incurring
         the amount which your fund can borrow is limited          debt. At the time of the consolidation, American
         by its size. The fund's partnership agreements            Spectrum will have a policy of incurring debt only
         generally limit their borrowing to 50% to 80% of          if immediately following such incurrence the
         the appraised value of their properties.                  debt-to-total assets (based on appraised value)
                                                                   ratio would be 70% or less. American Spectrum's
                                                                   Board of Directors has the ability to alter or
                                                                   eliminate this policy at any time.

         Upon consummation of the consolidation, American Spectrum will have greater leverage than the funds. As a stockholder, you will become an investor in an entity that may incur debt in the ordinary course of business and that invests proceeds from borrowings. The ability of American Spectrum to incur indebtedness in the ordinary course of business increases the risk of your investment in American Spectrum shares. At the time of the consolidation, American Spectrum will have a policy of incurring debt only if immediately following such occurrence the debt-to-total assets ratio would be 70% or less (based on appraised value).

                          OTHER INVESTMENT RESTRICTIONS

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   The partnership agreements of the funds                   Neither the articles of incorporation
         contain provisions that prohibit or place                 nor the bylaws impose any restrictions upon the
         significant restrictions on:                              types of investments that may be made by American
                                                                   Spectrum, except that under the articles of
         -        the reinvestment in the fund of cash             incorporation, the Board of Directors is
                  available for distribution;                      prohibited from taking any action that would
         -        the purchase or lease of any real                terminate American Spectrum's status as a REIT
                  property without the support of an               unless a majority of the members of the Board of
                  appraisal report of an independent               Directors vote to terminate such status. The
                  appraiser of properties;                         articles of incorporation and bylaws do not impose
         -        the acquisition of any property in               any restrictions upon the vote to terminate such
                  exchange for interests in the fund; or           status. The articles of incorporation and bylaws
         -        the acquisition of securities of other           do not impose any restrictions on dealings between
                  issuers.                                         American Spectrum and directors, officers and
         The funds are generally not authorized to:                affiliates thereof. The Maryland General
         -        raise additional funds for new                   Corporations Law ("MGCL"), however, provides that
                  investments, absent amendments to their          a transaction between a corporation and any of its
                  partnership agreements; and                      directors and their affiliates is not void or
         -        reinvest net sales or refinancing                voidable due solely to such common directorship or
                  proceeds in new investments or redeem or         interest if: (1) the fact of the common
                  repurchase units.                                directorship or interest is disclosed or known to:
                                                                   (a) the board of directors or the committee, and
                                                                   the board or committee authorizes, approves or
                                                                   ratifies the contract or transaction by the
                                                                   affirmative vote of a majority

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                                                                   of disinterested directors, even if the
                                                                   disinterested directors constitute less than a
                                                                   quorum; or (b) the stockholders entitled to vote,
                                                                   and the contract or transaction is authorized,
                                                                   approved or ratified by a majority of the votes
                                                                   cast by the stockholders entitled to vote other
                                                                   than the votes of shares owned of record or
                                                                   beneficially by the interested director or
                                                                   corporation, firm, or other entity; or (2) the
                                                                   contract or transaction is fair and reasonable to
                                                                   the corporation. In addition, American Spectrum
                                                                   has adopted a policy which requires that all
                                                                   contracts and transactions between American
                                                                   Spectrum and directors, officers or affiliates
                                                                   thereof must be approved by the affirmative vote
                                                                   of a majority of the disinterested directors.

         Some of the funds' partnership agreements contain provisions which prohibit or hinder further investment by the funds. The organizational documents of American Spectrum, however, provide American Spectrum with wide latitude in choosing the type of investments it may pursue.

                               MANAGEMENT CONTROL

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   The general partners of the funds are,                    The Board of Directors will direct the
         subject to policies and restrictions set forth in         management of American Spectrum's business and
         the various partnership agreements, generally             affairs subject to restrictions contained in
         vested with the exclusive right and power to              American Spectrum's amended and restated articles
         conduct the business and affairs of the funds and         of incorporation and amended and restated bylaws
         may appoint, contract or otherwise deal with any          and applicable law. The Board of Directors, the
         person, including employees of our affiliates, to         majority of which will be independent directors,
         perform any acts or services for the funds                will be elected at each annual meeting of the
         necessary or appropriate for the conduct of the           stockholders. The policies adopted by the Board of
         business and affairs of the funds. As a limited           Directors may be altered or eliminated without a
         partner of a fund, you have no right to                   vote of the stockholders. Accordingly, except for
         participate in the management and control of your         their vote in the elections of directors and their
         fund and have no voice in your fund's affairs             vote in major transactions such as mergers or sale
         except on limited matters that may be submitted to        of substantially all of the assets, stockholders
         a vote of the limited partners under the terms of         will have no control over the ordinary business
         your fund's partnership agreement. Under each             policies of American Spectrum. Any director may be
         fund's partnership agreement and subject to               removed with or without cause only by the
         procedural requirements set forth therein, limited        stockholders upon the affirmative vote of a
         partners have the right to remove the general             majority of all the shares of common stock
         partners by a majority vote in interest with or           outstanding and entitled to vote in the election
         without cause. In certain cases, however, a               of the directors.
         general partner's removal can only occur if the
         limited partners find a successor general partner.

         Under the partnership agreements for the funds, the general partners generally are vested with the exclusive right and power to conduct the business and affairs of the funds. As a limited partner, you have no voice in the affairs of the funds except on limited matters. All of the funds permit a general partner's removal by the limited partners without cause. Under the articles of incorporation and bylaws, the Board of Directors directs management of American Spectrum. Except for their vote in the elections of directors and their vote in major transactions, as set forth above, stockholders have no control over the management of American Spectrum.

                                FIDUCIARY DUTIES

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   The funds are limited partnerships                        Under the MGCL, the directors must
         organized under the laws of either Missouri or            perform their duties in good faith, in a manner
         California. Both Missouri and California law              that they reasonably believe to be in the best
         provides that the funds' general partners are             interests of American Spectrum and with the care
         accountable as fiduciaries to the funds and owe           of an ordinary prudent person under similar
         the funds and its limited partners a duty of              circumstances. Directors of American Spectrum who
         loyalty and a duty of care, and are required to           act in such a manner generally will not be liable
         exercise good faith and fair dealing in conducting        by reason of being or having been a director of
         the affairs of the funds. The duty of good faith          American Spectrum.
         requires that the funds' general partners deal
         fairly and with complete candor toward the limited
         partners. The duty of loyalty requires that,
         without the limited partners' consent, the general
         partners may not have business or other interests
         that are adverse to the interests of the funds.
         The duty of fair dealing also requires that all
         transactions between the general partners and the
         funds be fair in the manner in which the
         transactions are effected and in the amount of the
         consideration received by the general partners.

         The general partners of the funds and the Board of Directors of American Spectrum, respectively, owe fiduciary duties to their constituent parties. Some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a general partner in a limited partnership. Other courts, however, have suggested that the funds' general partners' duties to you and the other limited partners may be greater than the fiduciary duties of the directors of American Spectrum to American Spectrum's stockholders. It is unclear, however, whether, or to what extent, there are actual differences in such fiduciary duties.

                   MANAGEMENT'S LIABILITY AND INDEMNIFICATION

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   Under Missouri and California law, the                    The articles of incorporation provide
         general partners of the funds are liable for the          that the liability of American Spectrum's
         repayment of fund obligations and debts, unless           directors and officers to American Spectrum and
         limitations upon such liability are expressly             its stockholders for money damages is limited to
         stated in the document or instrument evidencing           the fullest extent permitted under the MGCL. The
         the obligation (for example, a loan structured as         articles of incorporation and the MGCL provide
         a nonrecourse                                             broad indemnification to directors

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
         obligation). Each fund's partnership agreement            and officers, whether serving American Spectrum
         generally provides that the general partners will         or, at its request, any other entity. American
         not be held liable for any costs arising out of           Spectrum will indemnify its present and former
         their action or inaction that the general partners        directors and officers, among others, against
         reasonably believed to be in the best interests of        judgments, penalties, fines, settlements and
         a fund except that they will be liable for any            reasonable expenses actually incurred by them in
         costs which arise from their own fraud,                   connection with any proceeding to which they may
         negligence, misconduct or other breach of                 be made a party by reason of their service in
         fiduciary duty. In cases in which the general             those or other capacities, unless it is
         partners are indemnified, any indemnity is payable        established that:
         only from the assets of the fund.

                                                                   -     the act or omission of the director or
                                                                         officer was material to the matter giving
                                                                         rise to the proceeding and was committed in
                                                                         bad faith or was the result of active and
                                                                         deliberate dishonesty;

                                                                   -     the director or officer actually received an
                                                                         improper personal benefit in money, property
                                                                         or services; or

                                                                   -     in the case of any criminal proceeding, the
                                                                         director or officer had reasonable cause to
                                                                         believe that the act or omission was
                                                                         unlawful.

                                                                   Under the MGCL, however, American Spectrum may not
                                                                   indemnify for an adverse judgment in a suit by, or
                                                                   in the right of, American Spectrum or for a
                                                                   judgement of liability on the basis that personal
                                                                   benefit was improperly received, unless in either
                                                                   case a court orders indemnification, and then only
                                                                   for expenses. The bylaws require that American
                                                                   Spectrum, as a condition to advancing reasonable
                                                                   indemnification expenses, obtain

                                                                   -     a written affirmation by the director or
                                                                         officer of his good faith belief that he has
                                                                         met the standard of conduct necessary for
                                                                         indemnification by American Spectrum as
                                                                         authorized by the bylaws and

                                                                   -     a written statement by, or on his behalf, to
                                                                         repay the amount paid or reimbursed by
                                                                         American Spectrum if it shall ultimately be
                                                                         determined that the standard of conduct was
                                                                         not met.


         In each of the funds, the general partners will only be held liable for costs which arise from their own fraud, negligence, misconduct or other breach of fiduciary duty, and may be indemnified in certain cases. The liability of American Spectrum's directors and officers is limited to the fullest extent permitted under the MGCL and such directors and officers are indemnified by American Spectrum to the fullest extent permitted by the MGCL.

                            ANTI-TAKEOVER PROVISIONS

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   For each fund, a change in management                     The articles of incorporation and bylaws
         may be effected only by the removal of the general        contain a number of provisions that may have the
         partners of the fund. See "Management Control"            effect of delaying or discouraging a change in
         above for a discussion regarding the removal of           control of American Spectrum, even if the change
         the general partners of a fund. In addition, the          in control might be in the best interests of
         partnership agreements of the funds restrict              stockholders. These provisions include, among
         transfers of your units. An assignee of units may         others:
         not become a substitute limited partner, entitling        -     authorized capital stock that may be
         him, her or it to vote on matters that may be                   classified and issued as a variety of equity
         submitted to the partners for approval, unless the              securities in the discretion of the Board of
         general partners consent to such substitution.                  Directors, including securities having
                                                                         voting rights superior to the American
                                                                         Spectrum shares;
                                                                   -     ownership limitations designed to protect
                                                                         American Spectrum's status as a REIT under
                                                                         the Code. See "Description of Capital
                                                                         Stock;" and
                                                                   -     the by-laws contain provisions requiring
                                                                         advanced notice of directors' nominations
                                                                         and new business which may be conducted at
                                                                         shareholders' meetings.

         Certain provisions of the governing documents of the funds and American Spectrum could be used to deter attempts to obtain control of the funds or American Spectrum in transactions not approved by the funds' general partners or by American Spectrum's Board of Directors, respectively.

                                      SALE

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   Each fund's partnership agreement                         Under the MGCL, the Board of Directors
         requires the consent of limited partners holding a        is required to obtain approval of the stockholders
         majority of the outstanding units for the sale of         by the affirmative vote of a majority of all the
         all or substantially all of the assets of the             votes entitled to be cast on the matter in order
         fund.                                                     to sell all or substantially all of the assets of
                                                                   American Spectrum. No approval of the stockholders
                                                                   is required for the sale of less than
                                                                   substantially all of American Spectrum's assets.

         Under each of the fund's partnership agreements and the articles of incorporation, the sale of assets may be effected with various specified levels of limited partner or stockholder consent. Under the partnership agreements and the articles of incorporation, the sale of assets which do not amount to all or substantially all of the assets of the funds or American Spectrum does not require any consent of the limited partners or stockholders, respectively.

                                     MERGER

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   Each fund's partnership agreement is                      Under the MGCL, the Board of Directors
         silent with respect to the vote required for a            is required to obtain approval of the stockholders
         fund to participate in a merger. Under Maryland           by the affirmative vote of a majority of all the
         and California law, a merger may be effected upon         votes entitled to be cast on the matter in order
         the general partners' approval and the approval of        to merge or consolidate American Spectrum with
         the limited partners holding a majority of the            another entity not at least 90% controlled by it.
         outstanding units, and the satisfaction of other
         procedural requirements. Under Missouri law, a
         merger requires the unanimous consent of the
         limited partners unless the partnership agreement
         otherwise provides. As described in the applicable
         supplement, one of the proposed amendments will
         amend the partnership agreement to permit the fund
         to merge with the approval of the managing general
         partner and a majority of the outstanding units.

         Under applicable law and the articles of incorporation, mergers by the respective funds or American Spectrum are permitted subject to limited partner or stockholder consent, respectively and in the case of Missouri limited partnerships, approval of an amendment to the partnership agreement.

                                   DISSOLUTION

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   Each fund may be dissolved with the                       Under the MGCL, the Board of Directors
         consent of the limited partners holding a majority        is required to obtain approval of the stockholders
         of the outstanding units.                                 by the affirmative vote of a majority of all votes
                                                                   entitled to be cast on the matter in order to
                                                                   dissolve American Spectrum.

         Under each fund's partnership agreement and the articles of incorporation, the respective entities may be dissolved with the consent of a percentage of the outstanding units or American Spectrum shares, as applicable.

                                   AMENDMENTS

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   Each fund's partnership agreement                         Generally, amendments to the articles of
         permits amendment of most of its provisions with          incorporation must be approved by the Board of
         the consent of limited partners holding a majority        Directors and by holders of a majority of the
         of the outstanding units. Amendments to the funds'        outstanding American Spectrum shares entitled to
         partnership agreements that require unanimous             be voted.
         consent include:
         -     converting the interest of a limited partner
               into a general partner's interest;
         -     any act adversely affecting the liability of
               a limited partner;
         -     altering the interest of a limited partner
               in net profits, net losses, gain, loss, or
               distributions of cash available for
               distribution, sale proceeds or refinancing
               proceeds;
         -     reducing the percentage of partners required
               to consent to any action in the partnership
               agreements; or
         -     limiting in any manner the liability of the
               general partners.

                   The general partners may amend a fund's
         partnership agreement without the consent of the limited partners to reflect a ministerial amendment, and an amendment required by state law.

         Amendment to each fund's partnership agreement may be made with the consent of a majority in interest of the limited partners. Amendment of the articles of incorporation requires the consent of both the Board of Directors and a percentage of the votes entitled to be cast at a meeting of stockholders.

                            REVIEW OF INVESTOR LISTS

                               FUNDS                                               AMERICAN SPECTRUM
         --------------------------------------------------        --------------------------------------------------
                   Under your fund's partnership agreement,                  Under the MGCL, as a stockholder you
         you are entitled, at your expense and upon                must hold at least five percent of the outstanding
         reasonable request, to obtain a list of the other         American Spectrum shares, and have done so for at
         limited partners in your fund. However, if you are        least six months, before you have the right to
         a limited partner of Sierra Pacific Institutional         request a list of stockholders. If you meet this
         Properties V, you may receive this information            requirement, you may, upon written request,
         free of charge.                                           inspect and, at your expense, copy during normal
                                                                   business hours the list of stockholders.

         Subject to limitations in the partnership agreement, the limited partners of funds and the stockholders are entitled to inspect and, at their own expense (except as noted above), make copies of investor lists.

         The following discussion describes the investment attributes and legal rights associated with your ownership of units, notes and American Spectrum shares.

                              NATURE OF INVESTMENT

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
                  The units you hold                           The notes will be                            The American
        constitute equity interests                  senior, unsecured obligations                Spectrum shares constitute
        entitling you to your pro rata               of American Spectrum and will                equity interests in American
        share of cash distributions                  be issued pursuant to an                     Spectrum. As a stockholder,
        made to the partners of your                 indenture qualified under the                you will be entitled to your
        fund. The partnership                        Trust Indenture Act of 1939,                 pro rata share of any
        agreement for each fund                      as amended (the "Indenture").                dividends or distributions
        specifies how the cash                       American Spectrum may issue                  paid with respect to the
        available for distribution,                  additional senior debt, only                 American Spectrum shares. The
        whether arising from operation               in compliance with the                       dividends payable to you are
        or sales or refinancing, is to               covenants contained in the                   not fixed in amount and are
        be shared among the general                  notes and the Indenture for                  only paid if, when and as
        partners of your fund, you and               the issuance of senior debt.                 authorized by the Board of
        the other limited partners of                Such senior debt may be                      Directors and declared by
        your fund. The distributions                 secured. The notes will bear                 American Spectrum. Once
        payable by your fund to its                  interest at __% annually and                 qualified as a REIT, in order
        partners are not fixed in                    will mature on _______ __,                   to continue to maintain such
        amount and depend upon the                   ____. Prior to maturity,                     qualification, American
        operating results and net                    interest only payments will be               Spectrum must distribute at
        sales or refinancing proceeds                made to you, on a semi-annual                least 90% of its taxable
        available from the disposition               basis, and on ________ __,                   income (excluding capital
        of your fund's assets.                       ____, the outstanding                        gains), and any taxable income
                                                     principal balance, plus                      (including capital gains) not
                                                     interest accruing since the                  distributed will be subject to
                                                     last payment, will be payable                corporate income tax.
                                                     to you. In addition, you will
                                                     be prepaid principal out of
                                                     80% of the net cash proceeds
                                                     of any sale or refinancing of
                                                     any of our properties owned by
                                                     your fund.

         The units and the American Spectrum shares constitute equity interests. As a limited partner of your fund, you are entitled to your pro rata share of the cash distributions of your fund, and as a stockholder of American Spectrum, you will be entitled to your pro rata share of any dividends or distributions of American Spectrum which are paid with respect to the American Spectrum shares. Distributions and dividends payable with respect to units and American Spectrum shares depend on the performance of the funds and American Spectrum, respectively. In contrast, the notes constitute an unsubordinated unsecured debt obligations of American Spectrum providing for semi-annual payments of interest only until the notes mature, at which time accrued interest and the principal balance must be paid and prepayment to limited partners of the fund issued notes out of the net cash proceeds of sales and refinancings of properties acquired from that fund.

                      ADDITIONAL EQUITY/POTENTIAL DILUTION

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
                  Since your fund is                           Since notes will be                          At the discretion of
        not authorized to issue                      unsecured debt obligations of                the Board of Directors,
        additional equity securities,                American Spectrum, their                     American Spectrum may issue
        there can be no dilution of                  payment will have priority                   additional equity securities,
        distributions to you and the                 over dividends or                            including American Spectrum
        other limited partners.                      distributions payable to                     shares and shares which may be
                                                     American Spectrum's                          classified as one or more
                                                     stockholders. However, there                 classes or series of common or
                                                     are no restrictions on                       preferred shares and contain
                                                     American Spectrum's authority                preferences. The issuance of
                                                     to grant secured debt                        additional equity securities
                                                     obligations, such as                         by American Spectrum will
                                                     mortgages, liens or other                    result in the dilution of your
                                                     security interests in American               percentage ownership interest
                                                     Spectrum's real and personal                 in American Spectrum.
                                                     property, and such security
                                                     interests, if granted, would
                                                     permit the holders thereof to
                                                     have a priority claim against
                                                     such collateral in the event
                                                     of American Spectrum's default
                                                     under the secured obligations.
                                                     Also, such secured obligations
                                                     would have payment priority
                                                     over notes and other unsecured
                                                     indebtedness of American
                                                     Spectrum.

As a stockholder, your percentage ownership interest will be diluted if American Spectrum issues additional American Spectrum shares. Furthermore, American Spectrum may issue preferred stock with priorities or preferences with respect to dividends and liquidation proceeds. Payment of the notes will have priority over distributions on the American Spectrum shares you hold or any class of equity securities that might be issued by American Spectrum. Any senior secured obligations issued by American Spectrum, however, will have prior claims against the collateral given for security in the event American Spectrum defaults in the payments of those secured obligations and will have payment priority over the notes and other unsecured indebtedness of American Spectrum.

                             LIABILITY OF INVESTORS

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
                  Under your fund's                            As a note-holder,                            Under the MGCL, you
        partnership agreement and                    you will not be personally                   will not be personally liable
        under Missouri and California                liable for the debts and                     for the debts or obligations
        law, your liability for your                 obligations of American                      of American Spectrum.
        fund's debts and obligations                 Spectrum.
        is generally limited to the
        amount of your investment in
        the fund, together with an
        interest in undistributed
        income, if any.

         As a holder of units, your liability for the debts and obligations of your fund is limited to the amount of your investment. As a noteholder or stockholder, you generally would have no liability for the debts and obligations of American Spectrum.

                                  VOTING RIGHTS

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
                  Generally, with some                         Under the Indenture,                         American Spectrum is
        exceptions, you and the other                you will not be entitled to                  managed under the direction of
        limited partners of your fund                voting rights.                               a Board of Directors elected
        have voting rights only on                                                                by the stockholders at the
        significant fund transactions                                                             annual meeting of American
        to the extent provided in your                                                            Spectrum. The MGCL requires
        fund's partnership agreement.                                                             that major transactions,
        Such voting rights include                                                                including most amendments to
        incurrence of debt, sale of                                                               the articles of incorporation,
        all or substantially all of                                                               may not be consummated without
        the assets of your fund,                                                                  the approval of a
        amendments to the partnership                                                             majority-in-interest of the
        agreement or the general                                                                  stockholders. You will have
        partners' removal.                                                                        one vote for each American
                                                                                                  Spectrum share you own. The
                                                                                                  articles of incorporation
                                                                                                  permits the Board of Directors
                                                                                                  to classify and issue shares
                                                                                                  of stock in one or more series
                                                                                                  having voting power which may
                                                                                                  differ from that of your
                                                                                                  American Spectrum shares. See
                                                                                                  "Description of Capital
                                                                                                  Stock."

         As a limited partner of your fund, you have limited voting rights. As a stockholder, you will have voting rights that permit you to elect the Board of Directors and to approve or disapprove certain major transactions. As a noteholder, you will not have voting rights.

                                    LIQUIDITY

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
                  The units that                               While the notes you                          The American
        represent your ownership                     hold will be freely                          Spectrum shares will be freely
        interest in your fund are                    transferable, American                       transferable upon registration
        relatively illiquid                          Spectrum will not list the                   under the Securities Act
        investments with a limited                   notes, and no market for the                 subject to the restrictions on
        resale market. The trading                   notes is expected to develop.                transfer and ownership set
        volume of the units in the                   You should not elect to                      forth in the articles of
        resale market is limited and                 receive notes unless you are                 incorporation. The American
        the prices at which funds'                   prepared to hold the notes                   Spectrum shares will be listed
        units trade are generally not                until their maturity which is                on the American Stock Exchange
        equal to their net book value.               approximately eight years from               or another national security
        Applicable federal income tax                the date that the                            exchange, and American
        rules and the partnership                    consolidation occurs. You                    Spectrum expects a public
        agreements of the funds                      should note that, due to the                 market for the American
        effectively prevent the                      lack of market in the notes                  Spectrum shares to develop.
        development of a more active                 and their consequent lack of                 The breadth and strength of
        or substantial market for                    liquidity, your tax liability                this market will depend upon,
        these units. Neither you nor                 as a result of the                           among other things, the number
        any other limited partner,                   consolidation may exceed the                 of American Spectrum shares
        individually, can require a                  liquid assets you receive if                 outstanding, American
        fund to dispose of its assets                you have elected the notes                   Spectrum's financial results
        or redeem your or any other                  option.                                      and prospects, and the general
        limited partner's interest in                                                             interest in American
        the fund.                                                                                 Spectrum's dividend yield and
                                                                                                  growth potential compared to
                                                                                                  that of other debt and equity
                                                                                                  securities. See "The
                                                                                                  Consolidation - Consideration."

         Your units have a limited resale market. If American Spectrum acquires your fund in the consolidation and you receive American Spectrum shares, however, the American Spectrum shares you receive will be freely transferable, subject to the restrictions on transfer and ownership set forth in the articles of incorporation, upon registration under the Securities Act and listing on the American Stock Exchange or another national security exchange. As a stockholder of American Spectrum, you will have the opportunity to achieve liquidity by trading the American Spectrum shares in the public market. If you elect the notes option, however, your ability to achieve liquidity in the notes will be much more limited since the notes will not be listed on any exchange.

                       EXPECTED DISTRIBUTIONS AND PAYMENTS

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
                  Your fund makes                              As a noteholder, you                         American Spectrum
        quarterly distributions to the               will generally be entitled to                intends to make quarterly
        extent of available cash flow,               receive only the principal and               dividend and distribution
        if any. Amounts distributed to               interest payments required                   payments to its stockholders.
        you are derived from your pro                under the notes. You will have               The amount of such dividends
        rata share of cash flow from                 no right to participate in any               and distributions will be
        operations or cash flow from                 profits derived from                         established by the Board of
        sales or financings. See                     operations of any of American                Directors, taking into account
        "Selected Financial                          Spectrum's assets, including                 the cash needs of American
        Information of the Funds" for                properties acquired as part of               Spectrum, funds from
        a presentation of the cash                   the consolidation.                           operations, yields available
        distributions to you and the                                                              to stockholders, the market
        other limited partners of the                                                             price for the American
        funds over the five most                                                                  Spectrum shares, the
        recent calendar years.                                                                    requirements of the Code for
                                                                                                  qualification as a REIT and
                                                                                                  the MGCL. Under the Code,
                                                                                                  American Spectrum is required
                                                                                                  to distribute at least 90% of
                                                                                                  REIT taxable income. REIT
                                                                                                  taxable income generally
                                                                                                  includes taxable income from
                                                                                                  operations (including
                                                                                                  depreciation and deductions)
                                                                                                  but excludes gains from the
                                                                                                  sale or distributions from
                                                                                                  refinancing of properties.
                                                                                                  Unlike the funds, American
                                                                                                  Spectrum is not required to
                                                                                                  distribute net proceeds from
                                                                                                  the sale or refinancing of
                                                                                                  properties.

         Dividends will be paid if, as and when authorized by the Board of Directors in its discretion out of funds legally available therefor and declared by American Spectrum. If you become a stockholder, you will receive your pro rata share of the dividends and distributions made with respect to the American Spectrum shares. The amount of such dividends and distributions will depend upon American Spectrum's revenues, operating expenses, debt service payments, capital expenditures, and funds set aside for expansion. Interest payments made on the notes will be paid prior to any distributions with respect to the American Spectrum shares, and will reduce the amount otherwise distributable to stockholders.

                          TAXATION OF TAXABLE INVESTORS

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
                  Your fund, as a                              Interest payments                            For the taxable year
        partnership for federal income               made on the notes will                       commencing January 1, 2002,
        tax purposes, is not subject                 constitute portfolio income                  American Spectrum intends to
        to tax, but you must report                  which cannot be offset by                    qualify and be taxed as a
        your allocable share of                      "passive losses" from other                  REIT. As a REIT, American
        partnership                                                                               Spectrum

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
        income and loss on your tax                  investments. During January of               generally would be permitted
        return, whether or not cash                  each year, holders of notes                  to deduct distributions to its
        distributions are made to you.               will receive from American                   stockholders, which
        Income from your fund                        Spectrum IRS Form 1099-INT to                effectively eliminates the
        generally constitutes "passive               show the interest payments                   corporate level of the "double
        income" to you, which can                    made by American Spectrum                    taxation" (imposed at the
        generally be offset by                       during the prior calendar                    corporate and stockholder
        "passive losses" from your                   year. The amount of gain or                  levels) that typically results
        other investments. Generally,                loss recognized at the time of               when a corporation earns
        by February 15 of each year,                 the payments on the notes will               income and distributes that
        you receive an annual Schedule               be equal to the amount of the                income to stockholders in the
        K-1 with respect to                          payment multiplied by a                      form of dividends. Dividends
        information about your fund                  fraction, the denominator of                 received by you as a
        for inclusion on your federal                which is the face amount of                  stockholder would constitute
        income tax returns.                          the note and the numerator of                portfolio income, which cannot
                                                     which is the remainder of the                be offset by "passive losses"
                  You must file state                face amount of the note at the               from other investments. The
        income tax returns and incur                 time of the payment less the                 distributions from American
        state income tax in most                     noteholder's basis on the                    Spectrum might, in certain
        states in which your fund has                note.                                        circumstances, constitute a
        properties.                                                                               larger portion of taxable
                                                                                                  income than in the case of
                                                                                                  your fund. This is because a
                                                                                                  partnership's operating income
                                                                                                  is sheltered from current
                                                                                                  taxation by the partnership's
                                                                                                  depreciation deductions, while
                                                                                                  the amount of a REIT
                                                                                                  distribution that is taxable
                                                                                                  as a dividend is computed
                                                                                                  under less favorable rules.
                                                                                                  During January of each year,
                                                                                                  stockholders (including you)
                                                                                                  will be mailed the less
                                                                                                  complex Form 1099-DIV used by
                                                                                                  corporations that pay
                                                                                                  dividends to their
                                                                                                  stockholders. American
                                                                                                  Spectrum stockholders are not
                                                                                                  required to file state income
                                                                                                  tax returns and/or pay state
                                                                                                  income taxes outside of their
                                                                                                  state of residence with
                                                                                                  respect to American Spectrum's
                                                                                                  operations. American Spectrum
                                                                                                  will be required to pay state
                                                                                                  income taxes in certain states
                                                                                                  where it is qualified to do
                                                                                                  business.

         Each fund is a pass-through entity whose income and loss is not taxed at the entity level, but instead allocated to the general partners, the other limited partners and you. You are taxed on income or loss allocated to you whether or not cash distributions are made to you. In contrast, American Spectrum intends to qualify as a REIT allowing it to deduct dividends paid to its stockholders. To the extent American Spectrum has taxable income after taking into account the "dividends paid" deduction, such income is taxed at American Spectrum's level at the standard corporate tax rates.

Dividends paid to stockholders will constitute portfolio income and not passive income. Noteholders will recognize portfolio income on the interest payments received on the notes. Although distribution from American Spectrum will generally be characterized as dividends, corporate stockholders will not be able to claim the dividends received deduction.

                         TAXATION OF TAXEXEMPT INVESTORS

                    UNITS                                       NOTES                                AMERICAN SPECTRUM SHARES
        -------------------------------              -------------------------------              -------------------------------
                  None of the type of                          Interest income                              Dividends received
        income distributed by the                    received by tax-exempt                       from American Spectrum by
        funds is characterized as                    investors will not be                        tax-exempt investors should
        unrelated business taxable                   characterized as UBTI so long                not constitute UBTI if the
        income, or UBTI, if the                      as the tax-exempt investor                   tax-exempt American Spectrum
        tax-exempt investor did not                  does not hold its notes                      stockholder did not finance
        finance its acquisition of the               subject to acquisition                       its acquisition of the
        units with indebtedness.                     indebtedness.                                American Spectrum shares with
                                                                                                  indebtedness.

         A tax-exempt entity is treated as owning and carrying on the business activity conducted by a partnership in which such entity owns an interest. To the extent a tax-exempt entity owns units in the funds, the income received by the funds must not constitute UBTI in order for the tax-exempt investor to avoid taxation. In general, income attributable to the American Spectrum shares is not UBTI. Similarly, as a general matter, interest income received under the notes is not UBTI.

                              COMPENSATION AND FEES

         Under each fund's partnership agreement, general partners receive distributions, reimbursements, fees and sales proceeds. The following chart details the nature of general partner compensation for each fund and compares it to American Spectrum.

------------------------  ---------------------  -----------------------  ------------------------  ----------------------
                                                                                                        SIERRA PACIFIC
                             SIERRA PACIFIC          SIERRA PACIFIC            SIERRA PACIFIC           INSTITUTIONAL
                            DEVELOPMENT FUND       DEVELOPMENT FUND II      DEVELOPMENT FUND III        PROPERTIES V
------------------------  ---------------------  -----------------------  ------------------------  ----------------------
INTEREST IN CASH FLOW,    A PARTNERSHIP          A PROFIT SHARING         A PROFIT SHARING          A PROFIT SHARING
AND PARTNERSHIP           MANAGEMENT FEE EQUAL   PERCENTAGE FEE EQUAL     PARTICIPATION EQUAL TO    PARTICIPATION FEE
MANAGEMENT FEE            TO 1% OF  THE CASH     TO 10% OF  THE CASH      5% OF  THE CASH           EQUAL TO 10% OF  THE
                          AVAILABLE FOR          AVAILABLE FOR            AVAILABLE FOR             CASH AVAILABLE FOR
                          DISTRIBUTION.          DISTRIBUTION.            DISTRIBUTION.             DISTRIBUTION.
------------------------  ---------------------  -----------------------  ------------------------  ----------------------
REIMBURSEMENTS            REIMBURSEMENT FOR      REIMBURSEMENT FOR        REIMBURSEMENT FOR         REIMBURSEMENT FOR
                          ADMINISTRATIVE         ADMINISTRATIVE           ADMINISTRATIVE SERVICES   ADMINISTRATIVE
                          SERVICES PROVIDED TO   SERVICES PROVIDED TO     PROVIDED TO THE FUND,     SERVICES PROVIDED TO
                          THE FUND, SUCH AS      THE FUND, SUCH AS        SUCH AS ACCOUNTING,       THE FUND, SUCH AS
                          ACCOUNTING, LEGAL,     ACCOUNTING, LEGAL,       LEGAL, DATA PROCESSING    ACCOUNTING, LEGAL,
                          DATA PROCESSING AND    DATA PROCESSING AND      AND SIMILAR SERVICES;     DATA PROCESSING AND
                          SIMILAR SERVICES;      SIMILAR SERVICES;                                  SIMILAR SERVICES; AND
                                                                          REIMBURSEMENT FOR
                          REIMBURSEMENT FOR      REIMBURSEMENT FOR        INITIAL LEASING COSTS;    REIMBURSEMENT OF
                          CONSTRUCTION           INITIAL LEASING COSTS;   AND                       OUT-OF-POCKET
                          SUPERVISION COSTS;     AND                                                EXPENSES.
                                                                          REIMBURSEMENT OF
                          REIMBURSEMENT FOR      REIMBURSEMENT OF         OUT-OF-POCKET EXPENSES.
                          INITIAL LEASING        OUT-OF-POCKET EXPENSES.
                          COSTS; AND

                          REIMBURSEMENT OF
                          OUT-OF-POCKET
                          EXPENSES.

----------------------  ----------------------  ----------------------  ----------------------  ---------------------
    SIERRA PACIFIC        NOONEY INCOME FUND      NOONEY INCOME FUND     NOONEY REAL PROPERTY     AMERICAN SPECTRUM
PENSION INVESTORS '84         LTD., L.P.            LTD. II, L.P.        INVESTORS - TWO L.P.
----------------------  ----------------------  ----------------------  ----------------------  ---------------------
A PROFIT SHARING        A MANAGEMENT FEE        A MANAGEMENT FEE        A DISTRIBUTION PRO      AMERICAN SPECTRUM
PERCENTAGE FEE EQUAL    EQUAL TO 10% OF THE     EQUAL TO 10% OF THE     RATA IN ACCORDANCE      WILL PAY ALL
TO 10% OF  THE CASH     NET OPERATING CASH      NET OPERATING CASH      WITH CAPITAL            MANAGEMENT
AVAILABLE FOR           FLOW.                   FLOW OF THE FUND,       CONTRIBUTION, AND AN    EXPENSES.  SUCH
DISTRIBUTION.                                   SUBJECT TO A            ADMINISTRATIVE          MANAGEMENT EXPENSES
                                                PREFERENTIAL            MANAGEMENT FEE EQUAL    WILL REDUCE THE
                                                DISTRIBUTION TO         TO $30,000 PER ANNUM.   FUNDS AVAILABLE FOR
                                                LIMITED PARTNERS OF                             DISTRIBUTION BY
                                                7.5% PER ANNUM.                                 AMERICAN SPECTRUM.
                                                                                                AS AN INTERNALLY-
                                                                                                ADVISED REIT, AMERICAN
                                                                                                SPECTRUM WILL NOT
                                                                                                OTHERWISE PAY A
                                                                                                PORTION OF NET CASH
                                                                                                FLOW OR ALLOCATIONS
                                                                                                TO MANAGEMENT, EXCEPT
                                                                                                FOR DISTRIBUTION PRO
                                                                                                RATA IN ACCORDANCE
                                                                                                WITH OWNERSHIP OF
                                                                                                AMERICAN SPECTRUM
                                                                                                SHARES AND OPERATING
                                                                                                PARTNERSHIP UNITS.

----------------------  ----------------------  ----------------------  ----------------------  ---------------------
REIMBURSEMENT FOR       REIMBURSEMENT OF        REIMBURSEMENT OF        REIMBURSEMENT OF        AMERICAN SPECTRUM
ADMINISTRATIVE          OUT-OF-POCKET           OUT-OF-POCKET           OUT-OF-POCKET           WILL PAY ALL
SERVICES PROVIDED TO    EXPENSES, INCLUDING     EXPENSES, INCLUDING     EXPENSES, INCLUDING     MANAGEMENT
THE FUND, SUCH AS       SALARIES OF EMPLOYEES   SALARIES OF EMPLOYEES   SALARIES OF EMPLOYEES   EXPENSES.  SUCH
ACCOUNTING, LEGAL,      DIRECTLY ENGAGED IN     DIRECTLY ENGAGED IN     DIRECTLY ENGAGED IN     MANAGEMENT EXPENSES
DATA PROCESSING AND     FULL TIME LEASING,      FULL TIME LEASING,      FULL TIME LEASING,      WILL REDUCE THE
SIMILAR SERVICES;       SERVICING, OPERATION    SERVICING, OPERATION    SERVICING, OPERATION    FUNDS AVAILABLE FOR
                        OR MAINTENANCE OF THE   OR MAINTENANCE OF THE   OR MAINTENANCE OF THE   DISTRIBUTION BY
REIMBURSEMENT FOR       PROPERTIES.             PROPERTIES.             PROPERTIES.             AMERICAN SPECTRUM.
INITIAL LEASING
COSTS; AND

REIMBURSEMENT OF
OUT-OF-POCKET
EXPENSES.

------------------------  ---------------------  -----------------------  ------------------------  ----------------------
                                                                                                        SIERRA PACIFIC
                             SIERRA PACIFIC          SIERRA PACIFIC            SIERRA PACIFIC           INSTITUTIONAL
                            DEVELOPMENT FUND       DEVELOPMENT FUND II      DEVELOPMENT FUND III        PROPERTIES V
------------------------  ---------------------  -----------------------  ------------------------  ----------------------
PROPERTY MANAGEMENT FEES  A PROPERTY             A PROPERTY MANAGEMENT    A PROPERTY MANAGEMENT     A PROPERTY
                          MANAGEMENT FEE EQUAL   FEE EQUAL TO CUSTOMARY   FEE EQUAL TO 6% OF THE    MANAGEMENT FEE EQUAL
                          TO 6% OF THE GROSS     RATES, BUT NOT TO        GROSS REVENUES FROM       TO 6% OF THE GROSS
                          REVENUES FROM REAL     EXCEED 6% OF GROSS       REAL PROPERTIES OF THE    REVENUES FROM REAL
                          PROPERTIES OF THE      RECEIPTS PLUS A          FUND.                     PROPERTIES OF THE
                          FUND.                  ONE-TIME FEE FOR                                   FUND.
                                                 INITIAL LEASE-UP OF
                                                 DEVELOPMENT PROPERTIES.




------------------------  ---------------------  -----------------------  ------------------------  ----------------------
REAL ESTATE DISPOSITION   A REAL ESTATE          A REAL ESTATE            A REAL ESTATE             A REAL ESTATE
FEES                      COMMISSION ON THE      COMMISSION ON THE SALE   COMMISSION ON THE SALE    COMMISSION ON THE
                          SALE OF PROPERTIES     OF PROPERTIES IN AN      OF PROPERTIES IN AN       SALE OF PROPERTIES
                          IN AN AMOUNT NOT TO    AMOUNT NOT TO EXCEED     AMOUNT NOT TO EXCEED      IN AN AMOUNT NOT TO
                          EXCEED 50% OF THE      THE LESSER OF (1) 3%     THE LESSER OF (1) 3% OF   EXCEED THE LESSER OF
                          LESSER OF (1) THE      OF THE GROSS SALES       THE GROSS SALES PRICE     (1) 3% OF THE GROSS
                          REQUISITION FEES       PRICE OF THE PROPERTY,   OF THE PROPERTY, OR (2)   SALES PRICE OF THE
                          PAYABLE IN             OR (2) 50% OF THE        50% OF THE STANDARD       PROPERTY, OR (2) 50%
                          CONNECTION WITH THE    STANDARD REAL ESTATE     REAL ESTATE COMMISSION.   OF THE STANDARD REAL
                          ACQUISITION OF THE     COMMISSION.                                        ESTATE COMMISSION.
                          FUND'S PROPERTIES,
                          OR (2) THE STANDARD
                          REAL ESTATE
                          COMMISSION, PROVIDED
                          THAT THE REAL ESTATE
                          COMMISSION IS
                          SUBORDINATE TO
                          DISTRIBUTIONS TO THE
                          LIMITED PARTNERS OF
                          THEIR CAPITAL
                          CONTRIBUTIONS PLUS
                          6% PER ANNUM ON
                          THEIR ADJUSTED
                          CAPITAL CONTRIBUTION.
------------------------  ---------------------  -----------------------  ------------------------  ----------------------
DISTRIBUTION OF NET       GENERAL PARTNERS       GENERAL PARTNERS         GENERAL PARTNERS          GENERAL PARTNERS
SALES PROCEEDS (FROM      RECEIVE 20% OF SUCH    RECEIVE SUCH             RECEIVE SUCH              RECEIVE SUCH
LIQUIDATION)              DISPOSITIONS           DISPOSITIONS IN          DISPOSITIONS IN           DISPOSITIONS IN
                          REMAINING AFTER        PROPORTION TO THEIR      PROPORTION TO THEIR       PROPORTION TO THEIR
                          PAYMENT OF LOANS       ADJUSTED CAPITAL         ADJUSTED CAPITAL          ADJUSTED CAPITAL
                          FROM THE PARTNERS,     ACCOUNT BALANCES AFTER   ACCOUNT BALANCES AFTER    ACCOUNT BALANCES
                          AND AFTER THE          PAYMENT OF LOANS FROM    PAYMENT OF LOANS FROM     AFTER PAYMENT OF
                          LIMITED PARTNERS       THE PARTNERS AND         THE PARTNERS AND          LOANS FROM THE
                          HAVE RECEIVED THE      BROKERS' FEES, AND       BROKERS' FEES, AND        PARTNERS AND
                          AMOUNT OF THEIR        AFTER THE LIMITED        AFTER THE LIMITED         BROKERS' FEES, AND
                          CAPITAL                PARTNERS HAVE RECEIVED   PARTNERS HAVE RECEIVED    AFTER THE LIMITED
                          CONTRIBUTIONS AND 6%   THE AMOUNT OF THEIR      THE AMOUNT OF THEIR       PARTNERS HAVE
                          PER ANNUM ON THEIR     CAPITAL CONTRIBUTIONS    CAPITAL CONTRIBUTIONS     RECEIVED THE AMOUNT
                          OUTSTANDING CAPITAL    AND 15% PER ANNUM ON     AND 15% PER ANNUM ON      OF THEIR CAPITAL
                          CONTRIBUTIONS          THEIR OUTSTANDING        THEIR OUTSTANDING         CONTRIBUTIONS AND
                                                 CAPITAL CONTRIBUTIONS.   CAPITAL CONTRIBUTIONS.    12% PER ANNUM ON
                                                                                                    THEIR OUTSTANDING
                                                                                                    CAPITAL
                                                                                                    CONTRIBUTIONS.

----------------------  ----------------------  ----------------------  ----------------------  ---------------------
    SIERRA PACIFIC        NOONEY INCOME FUND      NOONEY INCOME FUND     NOONEY REAL PROPERTY     AMERICAN SPECTRUM
PENSION INVESTORS '84         LTD., L.P.            LTD. II, L.P.        INVESTORS - TWO L.P.
----------------------  ----------------------  ----------------------  ----------------------  ---------------------
A PROPERTY MANAGEMENT   A PROPERTY MANAGEMENT   A PROPERTY MANAGEMENT   A PROPERTY MANAGEMENT   THE OFFICERS AND
FEE EQUAL TO            FEE EQUAL TO 5% OF      FEE EQUAL TO 5% OF      FEE EQUAL TO 5% OF      DIRECTORS OF
CUSTOMARY RATES, BUT    THE GROSS REVENUES      THE GROSS REVENUES      THE GROSS REVENUES      AMERICAN SPECTRUM
NOT TO EXCEED 6% OF     FROM RESIDENTIAL        FROM RESIDENTIAL        FROM REAL PROPERTIES    WILL RECEIVE
GROSS RECEIPTS PLUS A   PROPERTIES AND 6% OF    PROPERTIES AND 6% OF    OF THE FUND.            COMPENSATION FOR
ONE-TIME FEE FOR        THE GROSS REVENUES      THE GROSS REVENUES                              THEIR SERVICES AS
INITIAL LEASE-UP OF     FROM INDUSTRIAL AND     FROM INDUSTRIAL AND     A FINANCING FEE         DESCRIBED HEREIN
DEVELOPMENT             COMMERCIAL PROPERTIES.  COMMERCIAL PROPERTIES.  COMPARABLE WITH FEES    UNDER "MANAGEMENT."
PROPERTIES.                                                             OR COMMISSIONS PAID     AMERICAN SPECTRUM
                                                                        TO OTHERS RENDERING     WILL NOT OTHERWISE
                                                                        SIMILAR SERVICES.       PAY ANY MANAGEMENT
                                                                                                FEES.
----------------------  ----------------------  ----------------------  ----------------------  ---------------------
A REAL ESTATE           A REAL ESTATE           A REAL ESTATE           A REAL ESTATE           NONE.  CERTAIN
COMMISSION ON THE       COMMISSION ON THE       COMMISSION ON THE       COMMISSION ON THE       EMPLOYEES OF
SALE OF PROPERTIES IN   SALE OF PROPERTIES IN   SALE OF PROPERTIES IN   SALE OF PROPERTIES IN   AMERICAN SPECTRUM
AN AMOUNT NOT TO        AN AMOUNT NOT TO        AN AMOUNT NOT TO        AN AMOUNT NOT TO        MAY RECEIVE
EXCEED THE LESSER OF    EXCEED THE LESSER OF    EXCEED THE LESSER OF    EXCEED THE LESSER OF    INCENTIVE
(1) 3% OF THE GROSS     (1) 3% OF THE GROSS     (1) 3% OF THE GROSS     (1) 4% OF THE GROSS     COMPENSATION BASED
SALES PRICE OF THE      SALES PRICE OF THE      SALES PRICE OF THE      SALES PRICE OF THE      UPON AMERICAN
PROPERTY, OR (2) 50%    PROPERTY, OR (2) 50%    PROPERTY, OR (2) 50%    PROPERTY, (2) 9% OF     SPECTRUM'S
OF THE STANDARD REAL    OF THE STANDARD REAL    OF THE STANDARD REAL    THE GROSS PROCEEDS      PROFITABILITY.
ESTATE COMMISSION.      ESTATE COMMISSION.      ESTATE COMMISSION.      RECEIVED BY THE FUND
                                                                        FROM THE OFFERING OF
                                                                        UNITS OR (3) 50% OF
                                                                        THE STANDARD REAL
                                                                        ESTATE COMMISSION.










----------------------  ----------------------  ----------------------  ----------------------  ---------------------
GENERAL PARTNERS        GENERAL PARTNERS        GENERAL PARTNERS        GENERAL PARTNERS        DISTRIBUTIONS WILL
RECEIVE SUCH            RECEIVE 15% OF SUCH     RECEIVE 15% OF SUCH     RECEIVE 25% OF SUCH     BE MADE PRO RATA IN
DISPOSITIONS IN         DISTRIBUTIONS           DISTRIBUTIONS           DISTRIBUTIONS           ACCORDANCE WITH
PROPORTION TO THEIR     REMAINING AFTER         REMAINING AFTER         REMAINING AFTER         OWNERSHIP OF
ADJUSTED CAPITAL        PAYMENT OF LOANS FROM   PAYMENT OF LOANS FROM   PAYMENT OF LOANS FROM   AMERICAN SPECTRUM
ACCOUNT BALANCES        THE PARTNERS, FEES,     THE PARTNERS, FEES,     THE PARTNERS, FEES,     SHARES AND OPERATING
AFTER PAYMENT OF        AND AFTER THE           AFTER THE PARTNERS      AND AFTER THE           PARTNERSHIP UNITS.
LOANS FROM THE          PARTNERS HAVE           HAVE RECEIVED THE       PARTNERS HAVE
PARTNERS AND BROKERS'   RECEIVED THE AMOUNT     AMOUNT OF THEIR NET     RECEIVED THE AMOUNT
FEES, AND AFTER THE     OF THEIR NET INCOME     INCOME AND CAPITAL      OF THEIR NET INCOME
LIMITED PARTNERS HAVE   AND CAPITAL             CONTRIBUTIONS, AND      AND CAPITAL
RECEIVED THE AMOUNT     CONTRIBUTIONS, AND      AFTER LIMITED           CONTRIBUTIONS, AND 7%
OF THEIR CAPITAL        10% PER ANNUM ON        PARTNERS HAVE           PER ANNUM ON THEIR
CONTRIBUTIONS AND 15%   THEIR OUTSTANDING       RECEIVED 11% PER        OUTSTANDING CAPITAL
PER ANNUM ON THEIR      CAPITAL CONTRIBUTIONS.  ANNUM ON THEIR          CONTRIBUTIONS.
OUTSTANDING CAPITAL                             OUTSTANDING CAPITAL
CONTRIBUTIONS.                                  CONTRIBUTIONS.


----------------------  ----------------------  ----------------------  ----------------------  ---------------------
GENERAL PARTNERS        GENERAL PARTNERS        GENERAL PARTNERS        GENERAL PARTNERS        DISTRIBUTIONS WILL
RECEIVE 10% OF SUCH     RECEIVE 15% OF SUCH     RECEIVE 15% OF SUCH     RECEIVE 25% OF SUCH     BE MADE PRO RATA IN
DISTRIBUTIONS           DISTRIBUTIONS           DISTRIBUTIONS           DISTRIBUTIONS           ACCORDANCE WITH
REMAINING AFTER         REMAINING AFTER ALL     REMAINING AFTER ALL     REMAINING AFTER ALL     OWNERSHIP OF
LIMITED PARTNERS HAVE   PARTNERS HAVE           PARTNERS HAVE           PARTNERS HAVE           AMERICAN SPECTRUM
RECOUPED THEIR          RECOUPED THEIR          RECOUPED THEIR          RECOUPED THEIR          SHARES AND OPERATING
CAPITAL                 CAPITAL CONTRIBUTIONS   CAPITAL                 CAPITAL CONTRIBUTIONS   PARTNERSHIP UNITS.
CONTRIBUTIONS, 6% PER   AND 10% PER ANNUM ON    CONTRIBUTIONS, 11%      AND 7% PER ANNUM ON
ANNUM ON THEIR          THEIR OUTSTANDING       PER ANNUM ON THEIR      THEIR OUTSTANDING
OUTSTANDING CAPITAL     CAPITAL CONTRIBUTIONS.  OUTSTANDING CAPITAL     CAPITAL CONTRIBUTIONS
CONTRIBUTIONS AND                               CONTRIBUTIONS.
PRIORITY
DISTRIBUTIONS.
----------------------  ----------------------  ----------------------  ----------------------  ---------------------

------------------------  ---------------------  -----------------------  ------------------------  ----------------------
                                                                                                        SIERRA PACIFIC
                             SIERRA PACIFIC          SIERRA PACIFIC            SIERRA PACIFIC           INSTITUTIONAL
                            DEVELOPMENT FUND       DEVELOPMENT FUND II      DEVELOPMENT FUND III        PROPERTIES V
------------------------  ---------------------  -----------------------  ------------------------  ----------------------
DISTRIBUTION OF NET       GENERAL PARTNERS       GENERAL PARTNERS         GENERAL PARTNERS          GENERAL PARTNERS
SALES PROCEEDS (NOT       RECEIVE 20% OF SUCH    RECEIVE 15% OF SUCH      RECEIVE 20% OF SUCH       RECEIVE 10% OF SUCH
FROM LIQUIDATION)         DISTRIBUTIONS          DISTRIBUTIONS            DISTRIBUTIONS REMAINING   DISTRIBUTIONS
                          REMAINING AFTER        REMAINING AFTER          AFTER LIMITED PARTNERS    REMAINING AFTER
                          LIMITED PARTNERS       LIMITED PARTNERS HAVE    HAVE RECOUPED THEIR       LIMITED PARTNERS
                          HAVE RECOUPED THEIR    RECOUPED THEIR CAPITAL   CAPITAL CONTRIBUTIONS,    HAVE RECOUPED THEIR
                          CAPITAL                CONTRIBUTIONS AND 15%    6% PER ANNUM ON THEIR     CAPITAL
                          CONTRIBUTIONS AND      PER ANNUM ON THEIR       OUTSTANDING CAPITAL       CONTRIBUTIONS AND
                          15% PER ANNUM ON       OUTSTANDING CAPITAL      CONTRIBUTIONS AND         PRIORITY
                          THEIR OUTSTANDING      CONTRIBUTIONS.           PRIORITY DISTRIBUTIONS.   DISTRIBUTIONS.
                          CAPITAL
                          CONTRIBUTIONS.

------------------------  ---------------------  -----------------------  ------------------------  ----------------------

----------------------  ----------------------  ----------------------  ----------------------  ---------------------
    SIERRA PACIFIC        NOONEY INCOME FUND      NOONEY INCOME FUND     NOONEY REAL PROPERTY     AMERICAN SPECTRUM
PENSION INVESTORS '84         LTD., L.P.            LTD. II, L.P.        INVESTORS - TWO L.P.
----------------------  ----------------------  ----------------------  ----------------------  ---------------------
GENERAL PARTNERS        GENERAL PARTNERS        GENERAL PARTNERS        GENERAL PARTNERS        DISTRIBUTIONS WILL
RECEIVE 10% OF SUCH     RECEIVE 15% OF SUCH     RECEIVE 15% OF SUCH     RECEIVE 25% OF SUCH     BE MADE PRO RATA IN
DISTRIBUTIONS           DISTRIBUTIONS           DISTRIBUTIONS           DISTRIBUTIONS           ACCORDANCE WITH
REMAINING AFTER         REMAINING AFTER ALL     REMAINING AFTER ALL     REMAINING AFTER ALL     OWNERSHIP OF
LIMITED PARTNERS HAVE   PARTNERS HAVE           PARTNERS HAVE           PARTNERS HAVE           AMERICAN SPECTRUM
RECOUPED THEIR          RECOUPED THEIR          RECOUPED THEIR          RECOUPED THEIR          SHARES AND OPERATING
CAPITAL                 CAPITAL CONTRIBUTIONS   CAPITAL                 CAPITAL CONTRIBUTIONS   PARTNERSHIP UNITS.
CONTRIBUTIONS, 6% PER   AND 10% PER ANNUM ON    CONTRIBUTIONS, 11%      AND 7% PER ANNUM ON
ANNUM ON THEIR          THEIR OUTSTANDING       PER ANNUM ON THEIR      THEIR OUTSTANDING
OUTSTANDING CAPITAL     CAPITAL CONTRIBUTIONS.  OUTSTANDING CAPITAL     CAPITAL CONTRIBUTIONS
CONTRIBUTIONS AND                               CONTRIBUTIONS.
PRIORITY
DISTRIBUTIONS.
----------------------  ----------------------  ----------------------  ----------------------  ---------------------

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                            TO THE GENERAL PARTNERS

         The following information has been prepared to compare the amounts of compensation paid and distributions made by the funds to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of the funds and their affiliates are entitled to receive fees in connection with managing the affairs of each fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         American Spectrum intends to operate as a REIT which is managed by its Board of Directors and officers. It will not pay fees to an outside advisor or manager. As part of the consolidation, all participating funds will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum. As stockholders, you and the other former limited partners of the funds will receive distributions in proportion with your ownership of American Spectrum shares. This cost participation and dividend payment are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1998, 1999, 2000 and the three months ended March 31, 2001, the aggregate amounts accrued or actually paid by the funds to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS


                                                                                                                    THREE MONTHS
                                                                                                                       ENDED
                                                                              YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                                     1998             1999             2000             2001
                                                                  ----------       ----------       ----------       ----------
HISTORICAL(1):
Management Fees                                                     $789,171         $808,656         $914,824         $225,938
Administrative Fees                                                  647,457          741,265          673,604          171,374
Leasing Fees                                                         230,545           72,914           18,141            6,643
Construction Supervision Fees                                         46,801           30,332               --               --
Broker Fees                                                               --               --               --               --
General Partner Distributions                                         64,239               --               --               --
Limited Partner Distributions(2)                                          --               --               --               --
                                                                  ==========       ==========       ==========       ==========
Total historical                                                  $1,778,213       $1,653,167       $1,606,569         $403,955
                                                                  ==========       ==========       ==========       ==========

PRO FORMA AS A "C" CORPORATION: (3)(4)
Distributions on American Spectrum
   Shares issuable in respect of limited
   partnership interests (5)                                          19,646          153,552          324,039           97,889
Distributions on American Spectrum
   Shares issuable in respect of the CGS
   Management Company (6)                                              4,023           31,444           66,355           20,045
Restricted Stock and Stock Options (7)                               315,410          315,410          315,410           78,853
Salary, Bonuses and Reimbursements (8)                               979,465          979,465          979,465          244,866
                                                                  ==========       ==========       ==========       ==========
Total pro forma as a "C" Corporation                              $1,318,544       $1,479,871       $1,685,269         $441,653
                                                                  ==========       ==========       ==========       ==========

PRO FORMA AS A REIT: (3)(4)
Distributions on American Spectrum
   Shares issuable in respect of limited
   partnership interests (5)                                          19,646          153,552          324,039           97,889
Distributions on American Spectrum
   Shares issuable in respect of the CGS
   Management Company (6)                                              4,023           31,444           66,355           20,045
Restricted Stock and Stock Options (7)                               315,410          315,410          315,410           78,853
Salary, Bonuses and Reimbursements (8)                               979,465          979,465          979,465          244,866
                                                                  ==========       ==========       ==========       ==========
Total pro forma as a REIT                                         $1,318,544       $1,479,871       $1,685,269       $  441,653
                                                                  ==========       ==========       ==========       ==========

----------
(1) The compensation, reimbursements and distributions paid to the funds' general partners and their affiliates were calculated based upon the compensation, reimbursements and distributions that the general partners and their affiliates received under the funds' partnership agreements. For a description of the compensation structure and the applicable formulae, see "Comparison of Ownership of Units, Notes and American Spectrum Shares."

(2) Represents distributions received in respect of the limited partnership interests in the funds owned by the general partners and their affiliates.

(3) Following the consolidation, American Spectrum will not pay fees and expense reimbursement of the types paid by the funds. Instead, American Spectrum will pay compensation to officers and directors who were affiliates to the general partners and will make distributions on American Spectrum shares including shares issuable to affiliates of the general partners. A portion of the compensation payable to the general partners and their affiliates by the funds was used to pay expenses of the funds borne by the general partners and their affiliates. Since American Spectrum will not have an outside manager, expenses of this type will be borne by American Spectrum after the consolidation.

(4) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

(5) Represents distributions which would have been received in respect of American Spectrum shares issued to the general partners and their affiliates in exchange for limited partnership interests in the funds owned by the general partners and their affiliates. The amount of distributions which would have been received is determined by multiplying the estimated cash flow available for distribution from all of the funds during the relevant periods by the percentage of the American Spectrum shares issued to all of the partners in the funds represented by the shares issued to the general partners and their affiliates.

(6) The general partners and their affiliates will be issued 19,121 American Spectrum shares on account of their interest in the CGS Management Company. For purposes of this table we assumed that all of the distributions on these shares related to the funds. The amount of distributions which would have been received is determined by multiplying the estimated cash flow available for distribution from all of the funds during the relevant periods by the percentage of the aggregate number of American Spectrum shares issued to all of the partners in the funds represented by such shares issued in respect of the CGS Management Company.

(7) The value of the restricted stock granted is based on the value per share of $15 established by us and the number of shares initially issued which vest in one year. No value is attributed to the stock options to be granted because we do not know what prices the American Spectrum shares will trade at after the closing of the consolidation.

(8) Represents our estimate of the annual cash compensation which will be payable to affiliates of the general partner following the consolidation allocated based on the percentage of the Exchange Value of American Spectrum represented by the funds.

         If you would like more detailed information regarding the general partners' compensation and distributions on a pro forma and historical basis for each fund, please read the supplement for your fund under the heading "Compensation, Reimbursements and Distributions to the General Partner."

                                VOTING PROCEDURES

DISTRIBUTION OF SOLICITATION MATERIALS

         This consent solicitation, together with the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain their votes "For" or "Against" your fund's participation in the consolidation. We refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for American Spectrum to acquire your fund, the limited partners holding units greater than 50% of the outstanding units of your fund must approve the consolidation. Your fund will be acquired by American Spectrum, in the manner described below and in the supplement relating to your fund. If you vote "For" the consolidation, you will be effectively voting against alternatives to the consolidation, including liquidation of your fund's properties and distribution of the net proceeds to the limited partners. If the consolidation is not approved by any fund, your general partner plans to liquidate that fund's properties. You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you which is on or about ________ ___, 2001, and will continue until the later of: (a) _________ ____, 2001; or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to the partnership agreement of the various funds. Under no circumstances will the solicitation period be extended beyond ____________, _____. Any consent form received by Mellon Investor Services LLC, which we hired to tabulate your votes prior to ________________ time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the consolidation and you will receive American Spectrum shares if your fund is acquired.

         The consent form consists of two parts. Part A seeks your consent to the consolidation and amendments to your fund's partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve differ for each fund and are explained in detail in the individual supplement for each fund. Some funds are required to have amendments to their partnership agreements in order to permit American Spectrum to acquire such funds in the consolidation. You should review the supplement to see if your fund's partnership agreement requires amendment. If you have interests in more than one fund, you will receive multiple consent solicitations, supplements and consent forms which will provide for separate votes for each fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the consolidation), you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi, or either of them, as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without needing to obtain your signature on multiple documents.

REQUIRED VOTE AND OTHER CONDITIONS

         In order for American Spectrum to acquire your fund, limited partners of your fund holding greater than 50% of the outstanding units and the general partners of your fund must approve the consolidation and, approve the amendments to the fund's partnership agreement. For a more detailed discussion relating to your fund and whether any amendment is required, please review the accompanying supplement. CGS and its affiliates own interests as limited partners in eight of the funds. These interests range from 5% to 33% and will be voted by affiliates of CGS in favor of the consolidation. See "The Consolidation."

         Record Date and Outstanding Partnership Units. The record date is ________ ___, 2001 for all funds. As of __________ __, _____, the following number of units were held of record by the number of limited partners indicated below:

                                                   NUMBER OF        NUMBER OF UNITS       NUMBER OF UNITS FOR
                   FUND                         LIMITED PARTNERS    HELD OF RECORD     APPROVAL OF CONSOLIDATION
--------------------------------------------    ----------------    ---------------    -------------------------
Sierra Pacific Development Fund                       1,554             29,354                   14,678
Sierra Pacific Development Fund II                    3,271             86,653                   43,327
Sierra Pacific Development Fund III                     842             36,521                   18,261
Sierra Pacific Institutional Properties V             1,393             30,777                   15,389
Sierra Pacific Pension Investors '84                  2,602             77,000                   38,501
Nooney Income Fund Ltd., L.P.                         1,065             15,180                    7,591
Nooney Income Fund Ltd. II, L.P.                      1,191             19,221                    9,611
Nooney Real Property Investors-Two, L.P.                858             12,000                    6,001

         You are entitled to one vote for each unit held. Accordingly, the number of units entitled to vote with respect to the consolidation is equivalent to the number of units held of record at the record date.

         Investor Lists. Under Rule 14a-7 of the Securities Exchange Act of 1934, as amended (the Exchange Act), your fund is required, upon your written request, to provide to you:

-        a statement of the approximate number of limited partners in your fund;
         and

- the estimated cost of mailing a proxy statement, form of proxy or other similar communication to your fund's limited partners.

In addition, you have the right, at the general partners' option, either:

- to have your fund mail (at your expense) copies of any consent statement, consent form or other soliciting materials to be furnished by you to the other limited partners of your fund; or

- to have the fund deliver to you, within five business days of the receipt of the request, a reasonably current list of the names, addresses and units held by the limited partners of your fund.

The right to receive the list of limited partners is subject to your payment of the cost of mailing and duplication at a rate of $0.25 per page.

         Tabulation of Votes. An automated system administered by Mellon Investor Services LLC will tabulate the votes. Abstentions will be tabulated with respect to the consolidation and related matters. Abstentions will have the effect of a vote against the consolidation, as will the failure to return a consent form and broker nonvotes. Broker nonvotes are where a broker submits a consent but does not have authority to vote a limited partner's units on one or more matters.

         Revocability of Consent. You may withdraw or revoke your consent form at any time before we make a public announcement that we have received consents from limited partners equal to more than 50% of outstanding limited partnership interests in your fund or we file a Form 8-K to the same effect. You can send us a written statement that you would like to revoke your consent, or you can send us a new consent form.

           SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR CGS AND THE
                            MAJORITY-OWNED AFFILIATES

INDEX TO SELECTED FINANCIAL INFORMATION


         SELECTED FINANCIAL DATA - SIERRA PACIFIC PENSION INVESTORS `84

         SELECTED FINANCIAL DATA - CGS AND MAJORITY-OWNED AFFILIATES

         SELECTED FINANCIAL DATA - THE OTHER FUNDS (MAXIMUM PARTICIPATION)

         SELECTED FINANCIAL DATA - CGS'S OTHER AFFILIATES

SELECTED FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS `84(1)

The following table sets forth certain selected historical financial data of Sierra Pacific Pension Investors '84. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Partnership. This information should be read in conjunction with the Financial Statements and Notes thereto which are included elsewhere in this consent solicitation.


                                                                                                    Three Months Ended
                                                         Year Ended December 31,                         March 31,
                                                        -------------------------                        ---------
                                          1996        1997        1998        1999        2000       2000        2001
                                          ----        ----        ----        ----        ----       ----        ----
                                                            ($ amounts, except per share data in (000's)
Operating Data:
   Revenues:
     Rental and reimbursement income    $    476    $    473    $    504    $    623    $    583    $    148    $    165
     Interest and other income               193         198         222         187         159          40          44
                                        --------    --------    --------    --------    --------    --------    --------
         Total revenues                      669         671         726         810         742         188         209
                                        --------    --------    --------    --------    --------    --------    --------
Expenses:
   Property operating                        237         214         218         296         286         128         146
   Property management                        28          36          33          36          32          --           7
   Real estate and other taxes               125         122         139         141         146          --          --
   Depreciation and amortization             237         236         259         249         151          36          48
   Interest expense                           --         115         148         137         129          33          31
                                        --------    --------    --------    --------    --------    --------    --------
         Total expenses                      627         723         797         859         744         197         232
                                        --------    --------    --------    --------    --------    --------    --------

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS '84(1)

                                                                                                               Three Months Ended
                                                               Year Ended December 31,                             March 31,
                                                              -------------------------                            ---------
                                                 1996        1997        1998        1999         2000         2000         2001
                                                 ----        ----        ----        ----         ----         ----         ----
                                                             ($ amounts, except per share data in (000's)
Net loss before gain on sale of property
   and equity in earnings (losses)
   of noncombined partnerships                       42        (52)        (71)         (49)          (2)          (9)         (23)

Gain on sale of property                             --         --          --           83           --           --           --

Equity in earnings (losses) of
   uncombined partnerships                          156       (507)        196          323          327          127          (20)
                                                -------    -------     -------     --------     --------     --------     --------
         Net income (loss)                      $   198    $  (559)    $   125     $    357     $    325     $    118     $    (43)
                                                =======    =======     =======     ========     ========     ========     ========

Other Data:
   Ratio of earnings to fixed charges (2)         22.22         --        1.79         3.40         3.32           --         4.84
   Deficiency of earnings to cover fixed
   charges (3)                                       --       (559)         --           --           --          (43)          --
   Total property owned at end of Period (4)          1          1           1            1            1            1            1

(1) The limited partners of Sierra Pacific Pension Investors '84 (SPPI '84) as a group will hold the largest block of voting common stock of American Spectrum Realty Inc. As such SPPI '84 will be the acquirer for accounting purposes in the consolidation. All accounts will be recorded at carry-over basis in the consolidation.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. When there is a deficiency amount, the ratio of earnings to fixed charges is not shown.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

(4) Sierra Pacific Pension Investors '84, in addition to owning one building, owns a 66.99% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through its ownership interest in SMMP, the Partnership also has an indirect 59.03% interest in an industrial property known as Sorrento I in San Diego, California.

SELECTED FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS `84(1)

                                                                                                           Three Months Ended
                                                             Year Ended December 31,                            March 31,
                                                            -------------------------                           ---------
                                             1996         1997         1998         1999        2000         2000         2001
                                             ----         ----         ----         ----        ----         ----         ----
                                                             ($ amounts, except per share data in (000's)
Balance Sheet Data:
   Cash and cash equivalents               $     42     $     27     $     10     $     32    $     34                  $      4
   Real estate held for investment, net       1,429        1,373        1,212        1,174       1,208                     1,198
   Accounts receivable, net                     251           50           43           47       1,736                     1,729
   Accounts receivable from affiliates        1,698        2,005        2,228        1,459         937                     1,034
   Investment in/due from partnerships        5,974        6,768        6,791        7,304       7,063                     6,857
   Other assets                                 116          252          274          792         232                       253
   Total assets, at book value                9,510       10,475       10,558       10,808      11,210                    11,074
   Total assets, at value assigned for
      the consolidation                                                                                                   35,731
   Total liabilities                             96        1,670        1,628        1,521       1,598                     1,505
   Total equity (deficit)                     9,414        8,805        8,930        9,287       9,612                     9,570

Cash Flow Data:
   Increase (decrease) in cash and
     equivalents, net                          (213)         (15)         (17)          21           2          (10)         (30)
   Cash provided by (used in) operating
     activities                                 133          (97)         (67)       1,078         (30)         (24)         (92)

SELECTED FINANCIAL DATA FOR CGS AND MAJORITY-OWNED AFFILIATES(1)

The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Company. This information should be read in conjunction with the Combined Financial Statements and Notes thereto which are included elsewhere in this consent solicitation.

                                                                                                     Three Months Ended
                                                            Year Ended December 31,                    March 31,
                                                            -------------------------                    ---------
                                          1996        1997        1998        1999        2000        2000        2001
                                          ----        ----        ----        ----        ----        ----        ----
                                                             ($ amounts, except per share data in (000's)
Operating Data:
   Revenues:
     Rental and reimbursement income    $  9,281    $ 10,004    $ 13,651    $ 14,813    $ 15,994    $  3,894    $  4,364
     Interest and other income             1,610         141       2,047       2,357       1,702         486         432
     Property management                   3,264       6,355       8,689       5,452       6,812         824       1,345
                                        --------    --------    --------    --------    --------    --------    --------
         Total revenues                   14,155      16,500      24,387      22,622      24,508       5,204       6,141
                                        --------    --------    --------    --------    --------    --------    --------
Expenses:
   Property operating                      7,443       1,683       2,886       3,396       5,486         940       1,376
   Property management                        92       7,472      12,164      10,766      11,111       1,886       2,359
   Real estate and other taxes             1,166         848       1,523       1,597       1,571         558       1,166
   Depreciation and amortization           2,202       2,203       3,313       3,259       4,634         942         468
   Interest expense                        5,801       7,901       9,585       9,982      12,620       2,840       2,971
   Impairment charges                         --          --         126       5,164          --          --          --
                                        --------    --------    --------    --------    --------    --------    --------
         Total expenses                   16,704      20,107      29,597      34,164      35,422       7,166       8,340
                                        --------    --------    --------    --------    --------    --------    --------

SELECTED FINANCIAL DATA FOR CGS AND MAJORITY-OWNED AFFILIATES(1)

                                                                                                               Three Months Ended
                                                                Year Ended December 31,                            March 31,
                                                               -------------------------                           ---------
                                                1996         1997         1998         1999         2000         2000        2001
                                                ----         ----         ----         ----         ----         ----        ----
                                                             ($ amounts, except per share data in (000's)
Net loss before gain on sale of property,
   equity in earnings (losses)
   of noncombined partnerships and
   extraordinary items                         (2,549)      (3,607)      (5,210)     (11,542)     (10,914)      (1,962)      (2,199)

Gain on sale of property                           --           --           --           --        1,328        1,193          100

Equity in earnings (losses) of
   uncombined partnerships                         --         (127)         224         (330)         235          (22)           7
                                             --------     --------     --------     --------     --------     --------     --------

Net loss before extraordinary item             (2,549)      (3,734)      (4,986)     (11,872)      (9,351)        (747)      (2,092)

Extraordinary item -- extinguishment
   of debt                                         --           50          163         (214)      (1,861)          --           --
                                             --------     --------     --------     --------     --------     --------     --------
         Net loss                            $ (2,549)    $ (3,684)    $ (4,823)    $(12,086)    $(11,212)    $   (747)    $ (2,092)
                                             ========     ========     ========     ========     ========     ========     ========

SELECTED FINANCIAL DATA FOR CGS AND MAJORITY-OWNED AFFILIATES

                                                                                                         Three Months Ended
                                                           Year Ended December 31,                           March 31,
                                                          -------------------------                          ---------
                                             1996        1997        1998        1999        2000         2000        2001
                                             ----        ----        ----        ----        ----         ----        ----
                                                             ($ amounts, except per share data in (000's)
Deficiency of earnings to cover
   fixed charges(2)(3)                      (2,549)     (3,734)     (4,986)    (11,872)     (9,351)       (747)     (2,092)

Total properties owned at end of Period          8          14          16          17          14          17          14

(1) The combined historical financial statements of CGS and Majority-Owned Affiliates include the accounts of various entities which have (a) majority ownership interest(s) held by Mssrs. Carden, Galardi and/or their affiliates, (b) agreed to transfer their properties to American Spectrum in exchange for shares of American Spectrum or limited partnership units in the operating partnership in a private transaction, and (c) are under common management. Such historical amounts have been derived from the historical audited and unaudited combined financial statements of CGS and the Majority-Owned Affiliates included elsewhere in this consent solicitation. See also Note 1 to the combined financial statements of CGS and Majority-Owned Affiliates for more information.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Because it is a deficiency amount for all periods, the ratio of earnings to fixed charges is not shown.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

SELECTED FINANCIAL DATA FOR CGS AND MAJORITY-OWNED AFFILIATES

                                                                                                             Three Months Ended
                                                              Year Ended December 31,                             March 31,
                                                             -------------------------                            ---------
                                              1996        1997         1998          1999          2000      2000          2001
                                              ----        ----         ----          ----          ----      ----          ----
                                                             ($ amounts, except per share data in (000's)
Balance Sheet Data:
   Cash and cash equivalents               $    404     $    670     $    522     $     458     $   1,787               $   1,351
   Real estate held for investment, net      62,016       78,676       90,348        95,588        86,021                  85,638
   Accounts receivable, net                   1,000        1,437        1,161         1,241         1,369                   1,346
   Accounts receivable from affiliates       16,121       17,072        4,539         3,970            95                     162
   Investment in/due from partnerships        2,053        1,840        1,517         3,297         3,241                   3,225
   Other assets                               3,177        7,510        6,741         3,881         9,669                   9,732
   Total assets, at book value               84,771      107,205      104,828       108,435       102,182                 101,454
   Total assets, at value assigned for
     the consolidation                                                                                                    161,281
   Total liabilities                         89,803      115,601      120,094       133,411       138,543                 139,785
   Total equity (deficit)                    (5,032)      (8,396)     (15,266)      (24,976)      (36,361)                (40,379)

Cash Flow Data:
   Increase (decrease) in cash and
     equivalents, net                            --          266         (148)          (64)        1,329            28      (436)
   Cash provided by (used in) operating
     activities                                  --         (939)        (911)       (2,246)      (10,769)          969      (377)

SELECTED FINANCIAL DATA OF THE OTHER FUNDS - MAXIMUM PARTICIPATION(1)

The following table sets forth certain selected combined financial data of the Other Funds. The selected operating and financial position data have been derived from the combined financial statements of the Other Funds. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the Combination. Such additional disclosures are presented elsewhere in this consent solicitation. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto for each of the Other Funds, included elsewhere in this consent solicitation.

                                                                                              Three Months Ended
                                                      Year Ended December 31,                     March 31,
                                                     -------------------------                    ---------
                                          1996       1997       1998      1999       2000      2000       2001
                                          ----       ----       ----      ----       ----      ----       ----
                                                       ($ amounts, except per share data in (000's)
Operating Data:
   Revenues:
     Rental and reimbursement income    $13,643    $13,607    $13,867    $14,555    $16,106    $3,823    $3,943
     Interest and other income              580        560        697        716        881       268       231
                                        -------    -------    -------    -------    -------    ------    ------
         Total revenues                  14,223     14,167     14,564     15,271     16,987     4,091     4,174
                                        -------    -------    -------    -------    -------    ------    ------
Expenses:
   Property operating                     4,976      5,072      4,949      6,517      4,977     1,813     2,057
   Management and advisory fees             739        758        770        839        898
   Ground lease                             383        382        374        462        361        --        --
   Real estate and other taxes            2,008      1,900      1,798      1,868      2,027       317       353
   Depreciation and amortization          4,544      4,570      4,010      3,895      4,143       988     1,047
   Interest expense                       2,965      2,815      2,431      2,366      2,902       726       707
                                        -------    -------    -------    -------    -------    ------    ------
         Total expenses                  15,615     15,497     14,332     15,947     15,308     3,844     4,164
                                        -------    -------    -------    -------    -------    ------    ------

SELECTED FINANCIAL DATA OF THE OTHER FUNDS - MAXIMUM PARTICIPATION(1)

                                                                                                          Three Months Ended
                                                                Year Ended December 31,                        March 31,
                                                               -------------------------                       ---------
                                                  1996         1997        1998      1999       2000        2000       2001
                                                  ----         ----        ----      ----       ----        ----       ----
                                                       ($ amounts, except per share data in (000's)
Netincome (loss) before loss on sale
   of property, equity in earnings (losses)
   of noncombined partnerships,
   extraordinary item, and minority interest     (1,392)     (1,330)        232      (676)      1,679         247        10

Loss on sale of Property                             --        (967)         --        --          --          --        --

Equity in earnings (losses) of
   noncombined partnerships                         221      (1,133)       (146)      117         169          49       (11)

Extraordinary item - gain or (loss)
   extingishment of debt                          1,200          --          --        --         (46)        (46)       --

Minority interest                                   (59)        847         131        44         (27)        (45)        6
                                                -------     -------     -------     -----     -------     -------     -----
         Net income (loss)                      $   (30)    $(2,583)    $   217     $(515)    $ 1,775     $   205     $   5
                                                =======     =======     =======     =====     =======     =======     =====
Other Data:
   Ratio of earnings to fixed charges(2)             --          --        1.08        --        1.61        1.28      1.01
   Deficiency of earnings to cover fixed
     charges(3)                                     (30)     (2,583)         --      (515)         --          --        --
   Cash distributions to minority investors       1,603       3,060       1,177       105       3,365       2,418       261
   Total property owned at end of Period(4)          18          17          17        17          17          17        17

SELECTED FINANCIAL DATA OF THE OTHER FUNDS - MAXIMUM PARTICIPATION(1)

                                                                                                        Three Months Ended
                                                             Year Ended December 31,                        March 31,
                                                            -------------------------                       ---------
                                              1996         1997       1998        1999        2000        2000      2001
                                              ----         ----       ----        ----        ----        ----      ----
                                                       ($ amounts, except per share data in (000's)
Balance Sheet Data:
   Cash and cash equivalents               $   2,928     $ 3,131    $  2,713     $ 5,852    $  3,469              $  3,068
   Real estate held for investment, net       63,791      56,526      54,986      53,506      51,897                51,218
   Mortgages/notes receivable, net             3,701       4,485       5,006       5,514       6,473                 7,129
   Accounts receivable, net                    3,039       2,592       2,553       2,716       7,225                 7,309
   Investment in/due from
     uncombined partnerships                   8,681       6,208       5,963       6,693       5,489                 5,262
   Other assets                                2,829       3,662       3,817       4,341       3,208                 3,093
   Total assets, at book value                84,969      76,604      75,038      78,622      77,761                77,079
   Total assets, at value assigned for
     the consolidation                                                                                             108,762
   Total liabilities                          38,609      32,936      32,406      35,656      36,927                36,664
   General partners' equity                    8,876       9,189       9,034       9,427       7,461
   Limited partners' equity                   32,053      30,020      29,215      28,225      29,894
   Total Equity                               40,929      39,209      38,249      37,652      37,355                37,080
   Other equity                                5,431       4,459       4,383       5,314       3,479                 3,335

Cash Flow Data:
   Increase (decrease) in cash and
     equivalents, net                         (1,893)        203        (418)      3,139      (2,383)        (302)    (401)
   Cash provided by (used in) operating
     activities                                2,665         934       3,276       1,782       4,171          (17)     812

SELECTED FINANCIAL DATA OF THE OTHER FUNDS - MAXIMUM PARTICIPATION(1)

(1) Includes the accounts of all Other Funds (excludes Sierra Pacific Pension Investors '84) and Sierra Mira Mesa Partners LP, a partnership wholly-owned by two of the Funds. All significant inter-fund transactions and balances have been eliminated in the presentation.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Where there is a deficiency amount, the ratio of earnings to fixed charges is not shown.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

(4) Five of the funds own interests in other partnerships, in addition to properties wholly owned. Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II collectively own a 100% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through their ownership interest in SMMP and Sierra Pacific Development Fund III, the funds also own a 100% interest in a partnership that owns an office warehouse property known as Sorrento I in San Diego, California. Nooney Income Fund Ltd. II owns a 24% interest in a partnership that owns LeaWood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% partnership interest.

SELECTED FINANCIAL DATA OF CGS'S OTHER AFFILIATES(1)

The following table sets forth certain selected combined financial data of CGS's Other Affiliates. The selected operating and financial position data have been derived from the financial statements of CGS's Other Affiliates. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the Consolidation. Such additional disclosures are presented elsewhere in this consent solicitation. This information should be read in conjunction with the Financial Statements and Notes thereto for each of CGS's Other Affiliates included elsewhere in this consent solicitation.

                                                                                  Three Months Ended
                                               Year Ended December 31,                 March 31,
                                              -------------------------                ---------
                                          1998          1999           2000        2000          2001
                                          ----          ----           ----        ----          ----
                                                  ($ amounts, except per share data in (000's)
Operating Data:
   Revenues:
     Rental and reimbursement income    $   3,039     $   2,963     $   3,141    $     790     $     777
     Interest and other income                  9            21            28            6            19
                                        ---------     ---------     ---------    ---------     ---------
         Total revenues                     3,048         2,984         3,169          796           796
                                        ---------     ---------     ---------    ---------     ---------
Expenses:
   Property operating                       1,064         1,131         1,121          261           300
   Management and advisory fees               134           132           169           43            --
   Real estate and other taxes                259           258           255           72            72
   Depreciation and amortization              524           515           512          127           127
   Interest expense                         1,316         1,271           961          317           320
                                        ---------     ---------     ---------    ---------     ---------
         Total expenses                     3,297         3,307         3,018          820           819
                                        ---------     ---------     ---------    ---------     ---------
         Net income (loss)              $    (249)    $    (323)    $     151    $     (24)    $     (23)
                                        =========     =========     =========    =========     =========

SELECTED FINANCIAL DATA OF CGS'S OTHER AFFILIATES(1)

                                                                                           Three Months Ended
                                                        Year Ended December 31,                 March 31,
                                                       -------------------------                ---------
                                                   1998          1999           2000        2000          2001
                                                   ----          ----           ----        ----          ----
                                                  ($ amounts, except per share data in (000's)
Other Data:
   Ratio of earnings to fixed charges(2)               --            --          1.16           --            --
   Deficiency of earnings to cover fixed
     charges(3)                                      (249)         (323)           --          (14)          (26)
   Total property owned at end of Period(4)             2             2             2            2             2

SELECTED FINANCIAL DATA OF CGS'S OTHER AFFILIATES (1)


                                                                      Three Months Ended
                                            Year Ended December 31,        March 31,
                                            -----------------------        ---------
                                              1999         2000         2000        2001
                                              ----         ----         ----        ----
                                             ($ amounts, except per share data in (000's)
Balance Sheet Data:
   Cash and cash equivalents                $    224     $    266                 $    409
   Real estate held for investment, net        8,790        8,447                    8,362
   Mortgages/notes receivable, net                63          153                       --
   Accounts receivable, net                       75           94                      299
   Other assets                                1,417        1,252                    1,246
   Total assets, at book value                10,569       10,212                   10,316
   Total assets, at value assigned for
     the consolidation                                                              16,825
   Total liabilities                          18,532       17,559                   17,685
   Total equity (deficit)                     (7,725)      (7,346)                  (7,369)

Cash Flow Data:
   Increase (decrease) in cash and
     equivalents, net                            (64)          42          160         143
   Cash provided by operating activities         269          661          213         313

(1) Includes the accounts of Nooney-Hazelwood Associates, LP and Nooney Rider Trail, LLC. There were no significant inter-company transactions or balances.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Where there is deficiency amount, the ratio of earnings to fixed charges is not shown.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

                  MANAGEMENT'S ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF AMERICAN SPECTRUM

CGS AND THE MAJORITY-OWNED AFFILIATES

         The following discussion should be read in conjunction with the "Selected Historical and Pro Forma Financial and Operating Data" and the historical and pro forma financial statements appearing elsewhere in this consent solicitation. This discussion is based primarily on the combined financial statements of CGS and the majority-owned affiliates for periods prior to completion of the Offering and related consolidation. The pro forma condensed balance sheet is presented as if the consolidation had occurred on December 31, 2000 and the pro forma results of operations are presented as if the consolidation occurred on January 1, 1999. Pro forma amounts reflect the maximum scenario under which all funds participate in the consolidation. Except where otherwise indicated, the comments that follow refer to CGS and the majority-owned affiliates.

         American Spectrum owns and operates office, office/warehouse, land, and apartment properties in the Midwest, Texas, Arizona, and California. It also owns and operates three shopping centers in South Carolina. American Spectrum receives real estate operating revenues from wholly owned properties. American Spectrum also receives service revenues from its property management, leasing, and construction management operations for owned properties and, prior to the consolidation, from properties owned by unrelated parties. After completion of the consolidation, American Spectrum will not provide such services to unrelated parties. To better understand the organizational structure of and the relationship among the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the management company subsidiaries of CGS before the consolidation, see the organizational chart under "THE CONSOLIDATION -- Principal Components of the Consolidation."

         Prior to the consolidation, for the year ended December 31, 2000, CGS and the majority-owned affiliates generated approximately 65.3% of its revenues from rental income and the balance of its revenues came from property management operations and income from affiliates. The funds generated 100% of their revenues from rental income. On a pro forma basis, after giving effect to the consolidation, American Spectrum will also generate 100% of its revenues from rental income.

SUBSIDIARIES

We will initially have the following subsidiaries:

Operating Partnership

         Substantially all of our assets will be held through the Operating Partnership. We will be the sole general partner of the Operating Partnership. As the sole general partner of the Operating Partnership, we generally have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership.

         The limited partnership interests in the Operating Partnership will be owned by us and any persons who transfer interests in properties to the Operating Partnership in exchange for units in the Operating Partnership. We will own one unit in the Operating Partnership for each outstanding American Spectrum share. Initially we will own 5,496,000 units or 87% of the Operating Partnership. Our interest in the Operating Partnership will entitle us to share in cash distributions from, and in profits and losses of, the Operating Partnership.

         We expect most of the properties to be owned by the Operating Partnership through subsidiary limited partnerships or limited liability companies.

MANAGEMENT COMPANY

         American Spectrum will conduct its real estate management business through the CGS Management Company. The CGS Management Company will manage all of our properties. The CGS Management Company will generally not manage properties on behalf of unaffiliated third parties. Additionally, American Spectrum, through the CGS

Management Company, generally expects to manage each property acquired in the future following its acquisition thereof. The CGS Management Company will also manage the properties of any of the funds which do not approve the consolidation until the properties are disposed of. Prior to the consolidation, CGS's property management affiliates also provided property management services to third parties. The portions of the property management business relating to the third party property management will be retained by CGS after the consolidation.

The following results of operations relate to CGS and the majority-owned affiliates.

RESULTS OF OPERATIONS

         Comparison of the Three Months Ended March 31, 2001 to the Three Months Ended March 31, 2000

         Total revenues for the three months ended March 31, 2001 increased by $938,000 or 18.0% to $6,142,000 as compared to $5,204,000 for the three months ended March 31, 2000. Revenue from property management operations increased by $521,000 or 63.2% to $1,345,000 for the three months ended March 31, 2001 as compared to $824,000 for the three months ended March 31, 2000. Revenue from property management operations increased due to additional brokerage income resulting from a brokerage affiliate company in Colorado acquired in the second quarter of 2000. Rental income for the three months ended March 31, 2001 increased by $470,000, or 12.1%, to $4,364,000 as compared to $3,894,000 for the three months ended March 31, 2000. The increase in rental income resulted primarily from new tenants moving into the recently remodeled McDonnell building, higher market rental rates and an increase in overall occupancy resulting from higher demand.

                                                 THREE MONTHS ENDED MARCH 31,
                                               2001                       2000
                                    ---------------------       ---------------------
Rental Income                       $4,364,000      71.1%       $3,894,000      74.8%
Property management operations       1,345,000      21.9           824,000      15.8
Income from affiliates                 433,000       7.0           486,000       9.3
                                    ----------     -----        ----------     -----

Total revenues                      $6,142,000     100.0%       $5,204,000     100.0%
                                    ==========     =====        ==========     =====

         Because American Spectrum will perform no third party management services, all ongoing revenues will be derived from rental income. Substantially all such revenues are earned pursuant to fixed rent commitments since average or percentage rent income is immaterial. Rental income, as a percentage of total revenues, has increased due to the increase in leasing activities and the declining role of third party management activities.

         Total expenses excluding interest for the three months ended March 31, 2001 increased by $1,091,000, or 25.3%, to $5,395,000 as compared to $4,304,000 for the three months ended March 31, 2000. Expenses excluding interest, impairment charges, depreciation and amortization for the three months ended March 31, 2001 increased by $867,000, or 25.8%, to $4,229,000 as compared to $3,362,000 for the three months ended March 31, 2000. Expenses, excluding interest, impairment charges, depreciation and amortization, as a percentage of total revenues, increased from 64.6% for the three months ended March 31, 2000 to 68.9% for the three months ended March 31, 2001. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                                THREE MONTHS ENDED MARCH 31,
                                           2001                          2000
                                    ---------------------      ----------------------
Property & maintenance              $1,376,000      22.4%      $  940,000       18.1%
Real estate taxes                      468,000       7.6          558,000       10.7
Property management operations       2,359,000      38.7        1,886,000       36.2
Other (income) expense                   7,000       0.1          (22,000)      -0.4

Total cost expenses                 $4,210,000      68.5%      $3,362,000       64.6%
                                    ==========      =====      ==========       =====

         The increase in property operating and maintenance, as a percentage of revenues, is a result of the increase in bad debt expense associated with the write-off of several uncollectable receivables.

         Interest expense increased by $131,000, or 4.6%, to $2,971,000 for the three months ended March 31, 2001 as compared to $2,840,000 for the three months ended March 31, 2000. The increase was attributed to additional interest expense associated with the participating loan on the Creekside/Riverside property.

         Net loss increased by $1,345,000 or 180.1%, to $2,092,000 for the three months ended March 31, 2001 as compared to $747,000 for the three months ended March 31, 2000, primarily due to a gain on sale of property ($1,193,000) in 2000 that did not recur in 2001.

         Comparison of the Year Ended December 31, 2000 to the Year Ended December 31, 1999

         Total revenues for the year ended December 31, 2000 increased by $1,886,000, or 8.3%, to $24,508,000 as compared to $22,622,000 for the year ended December 31, 1999. Revenue from property management operations increased by $1,360,000, or 24.9%, to $6,812,000 for the year ended December 31, 2000 as compared to $5,452,000 for the year ended December 31, 1999. Revenue from property management operations increased due to additional brokerage income resulting from a newly acquired brokerage affiliate company in Colorado. Rental income for the year ended December 31, 2000 increased by $1,181,000, or 8.0%, to $15,994,000 as compared to $14,813,000 for the year ended December 31, 1999. The increase in rental income resulted primarily from lease-up of the Autumn Ridge apartments acquired in May 1999, new tenants moving into the recently remodeled McDonnell building and an increase in overall occupancy resulting from higher demand.

                                                   YEAR ENDED DECEMBER 31,
                                               2000                       1999
                                    ----------------------       ----------------------
Rental Income                       $15,994,000      65.3%       $14,813,000      65.5%
Property management operations        6,812,000      27.8          5,452,000      24.1
Income from affiliates                1,702,000       6.9          2,357,000      10.4
                                    -----------     -----        -----------     -----
Total revenues                      $24,508,000     100.0%       $22,622,000     100.0%
                                    ===========     =====        ===========     =====

         Because American Spectrum will perform no third party management services, all ongoing revenues will be derived from rental income. Substantially all such revenues are earned pursuant to fixed rent commitments since average or percentage rent income is immaterial. Rental income, as a percentage of total revenues has increased due to the addition of the Autumn Ridge property and other leasing activities and the declining role of third party management activities.

         Total cost and expenses, excluding interest, for the year ended December 31, 2000 decreased by $1,945,000, or 7.9%, to $22,567,000 as compared to $24,512,000 for the year ended December 31, 1999. Expenses excluding interest, impairment charges, depreciation, and amortization for the year ended December 31, 2000 increased by $1,844,000, or 11.5%, to $17,933,000 as compared to $16,089,000 for the year ended December 31, 1999. Expenses, excluding interest, impairment charges, depreciation, and amortization, as a percentage of total revenues, increased from 71.2% for the year ended December 31, 1999 to 73.2% for the year ended December 31, 2000. The 1999 impairment charges of $5,164,000 were a result of applying Financial Accounting Standard No. 121, Accounting for Impairment of Long-Lived Assets to be Disposed of ("SFAS 121") to the following real estate held for investment: Richardson Plaza and Northwest Corporate Center, as well as to the management companies American Spectrum Missouri and American Spectrum Colorado. There were no impairment charges affecting real estate held for investment in 2000. Components of expenses excluding interest, impairment charges, depreciation, and amortization as a percentage of total revenues were as follows:

                                                   YEAR ENDED DECEMBER 31,
                                             2000                          1999
                                    -----------------------       ----------------------
Rental operating & maintenance      $ 5,486,000       22.4%       $ 3,396,000      15.0%
Real estate taxes                     1,571,000        6.4          1,597,000       7.1
Property management operations       11,111,000       45.3         10,766,000      47.6
Other (income) expense                 (235,000)      (1.0)           330,000       1.5
                                    -----------       ----        -----------      ----
Total cost expenses                 $17,933,000       73.2%       $16,089,000      71.2%
                                    ===========       =====       ===========      =====

         The increases in property operating and maintenance, as a percentage of revenues, is a result of the increase in maintenance cost associated with the Autumn Ridge and McDonnell properties rental income as a percentage of total revenues.

         Interest expense increased by $2,638,000, or 26.4%, to $12,620,000 for the year ended December 31, 2000 as compared to $9,982,000 for the year ended December 31, 1999. Interest expense increased for the McDonnell property by $1,650,000 as interest charges were no longer being capitalized. The Autumn Ridge property acquired in May, 1999 incurred interest charges for a full year in 2000 versus just over four months in 1999 ($680,704 increase). The remainder of the increase was due to increased interest rates on variable rate notes.

         Net loss decreased by $874,000, or 7.2%, to $11,212,000 for the year ended December 31, 2000 as compared to $12,086,000 for the year ended December 31, 1999. Excluding nonrecurring charges related to refinancing of the Seventy Seven LLC ($1,734,000), the McDonnell additional interest expense ($650,000) and the gain on sale of property ($1,328,000), the net loss for the year ended December 31, 2000 decreased by $1,930,000 as compared to the year ended December 31, 1999.

         Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

         Total revenues for the year ended December 31, 1999, decreased by $1,765,000, or 7.2%, to $22,622,000 as compared to $24,387,000 for the year ended December 31, 1998.

         Rental income for the year ended December 31, 1999, increased by $1,162,000, or 8.5%, to $14,813,000 as compared to $13,651,000 for the year ended December 31, 1998.

         Management fee income decreased $3,237,000, or 37.3%, to $5,452,000 for the year ended December 31, 1999, as compared to $8,689,000 for the year ended December 31, 1998. The decrease is a result of sales of property by unrelated clients to purchasers who elected to self-manage the properties or appoint a manager other than CGS and the majority-owned affiliates.

                                                     YEAR ENDED DECEMBER 31,
                                              1999                          1998
                                    -----------------------      -----------------------
Rental income                       $14,813,000       65.5%      $13,651,000       56.0%
Property management operations        5,452,000       24.1         8,689,000       35.6
Income from affiliates                2,357,000       10.4         2,047,000        8.4
                                    -----------      -----       -----------      -----
Total revenues                      $22,622,000      100.0%      $24,387,000      100.0%
                                    ===========      =====       ===========      =====

         Total costs and expenses for the year ended December 31, 1999, increased by $4,724,000, or 23.9%, to $24,512,000 as compared to $19,788,000 for the year ended December 31, 1998. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1999, increased by $4,778,000, or 29.0%, to $21,253,000 as compared to $16,475,000 for the year ended December 31, 1998. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 67.6% for the year ended December 31, 1998, to 94.0% for the year ended December 31, 1999, due primarily to impairment charges of $5,164,000. The impairment charges are a result of applying Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets to be Disposed of ("SFAS 121") to the following real estate held for investments: Richardson Plaza and Northwest Corporate Center, related to certain real estate held for investment and acquired management company goodwill as well as to the management companies American Spectrum Missouri and American Spectrum Colorado. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                                    YEAR ENDED DECEMBER 31,
                                              1999                         1998
                                    ----------------------      -----------------------
Rental operating & maintenance      $ 3,396,000      15.0%      $ 2,886,000       11.8%
Real estate taxes                     1,597,000       7.1         1,523,000        6.2
Property management operations       10,766,000      47.6        12,164,000       49.9
Impairment charges                    5,164,000      22.8           126,000        0.5
Other (income) expenses                 330,000       1.5          (224,000)      (0.9)
                                    -----------      ----       -----------       ----
Total revenues                      $21,253,000      94.0%      $16,475,000       67.6%
                                    ===========      ====       ===========       ====

         Interest expense increased by $397,000, or 4.2%, to $9,982,000 for the year ended December 31, 1999 as compared to $9,585,000 for the year ended December 31, 1998 due to debt incurred on new property acquisitions.

         Net loss increased by $7,263,000, or 150.6%, to $12,086,000 for the year ended December 31, 1999 as compared to $4,823,000 for the year ended December 31, 1998 due primarily to the impairment charges on real property held for sale and write off of goodwill associated with acquired management companies, neither of which affected cash flow the impairment charges detailed above, which had no impact on cash flow.

ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES

         As of March 31, 2001, American Spectrum had cash balances totaling $4,584,000 and $1,548,000 on a pro forma basis (maximum and minimum scenarios, respectively). Pro forma cash flow from operations during the three months period ended March 31, 2001 totaled $1,175,000. We expect this level of cash flow to increase in the short and long term due to the renewal of leases at the current market rates which exceed historical lease rates, lease-up of two rehabilitation projects (Northwest Corporate Center and Autumn Ridge), and future increases in lease rates created by an excess of demand over supply in the markets we serve.

         Our cash requirements immediately following consummation of the consolidation will exceed our available cash. We will need to obtain additional cash through the refinancing described below to meet cash obligations.

         At December 31, 2000, mortgage loans with a principal amount of approximately $8,603,000 secured by the Northwest Corporate Center, Marketplace and Columbia Northeast Shopping Center were in default. The mortgage loans secured by Marketplace and Columbia Northeast Shopping Center in the principal amount of $4,008,000 have been cured. In addition, a second mortgage loan in the amount of $1,944,000 on Phoenix Van Buren was declared in default by the lender subsequent to December 31, 2000. American Spectrum intends to refinance this mortgage loan subsequent to the closing of the consolidation. In addition, $40,309,000 of mortgage indebtedness becomes due over the next 12 months and will need to be refinanced.

         In addition to mortgage indebtedness, American Spectrum will have $8,693,000 of other indebtedness that was indebtedness of CGS and the majority owned-affiliates. $3,550,000 of this indebtedness was in default at December 31, 2000. None of this indebtedness remains in default.

         CGS, prior to December 31, 2000, was obligated to repay $7,473,000 of mortgage and other indebtedness under a settlement agreement with one of the funds, Sierra Pacific Development Fund II. CGS failed to make payment because it did not have sufficient cash. As a result, the plaintiffs elected to declare the settlement agreement null and void. Following the consummation of the consolidation, we intend to distribute to the limited partners of Sierra Pacific Development Fund II $7,473,000, representing the amount that would have been due under the settlement agreement. These amounts will be paid out of the anticipated proceeds of the refinancing described below.

         Also, $1,751,000 of other obligations of CGS to the funds were due, but have been extended. These obligations were taken into account in determining the exchange values of the funds and CGS and will not need to be repaid following the consummation of the consolidation.

         The defaults occurred due to a cash shortfall resulting primarily from delays in completing the consolidation transaction and expenses relating to the consolidation transaction. We believe that after the consolidation we will have operating cash flow, together with refinancing proceeds, sufficient to meet our regularly scheduled debt payments and other obligations.

         We plan to refinance at least eight of our properties in the current portfolio. We anticipate realizing total proceeds from the refinancing of approximately $45 million. We anticipate realizing net proceeds from the refinancing, after repaying current debt on the properties financed and other secured debt, of approximately $17 million. These proceeds will be used to fund the acquisition of additional properties and capital improvements to properties in the existing portfolio and for payments required in connection with the litigation described previously. During 2001 and 2002, we anticipate cash flow from operations that otherwise would be used for capital improvements will instead be available for distribution to shareholders or other uses. Capital expenditures budgeted for 2001 total $7.1 million. These consist of general property improvements ($2.7 million), remodeling of space for new or renewing tenants ($3.0 million), and lease commissions ($1.4 million). Of this amount, $600,000 is expected to be recovered from settlement of a construction related lawsuit and $400,000 will be funded from reserves held by lenders. The remaining $6.1 million will be funded by the refinancing.

         In summary, we anticipate using the net refinancing proceeds as follows:

Capital expenditures for properties                             $6,100,000
Repayment of Sierra Pacific Development Fund II loans           $7,473,000
Available for property acquisitions                             $3,427,000

         We intend to seek a credit facility to provide funds for future acquisitions, or we may seek acquisition financing on a property-by-property basis. American Spectrum has no current plans for future equity offerings. However, we will be constantly monitoring the markets in seeking opportunities to issue equity that will be used for debt reduction and additional property acquisitions.

CGS'S OTHER AFFILIATES

         The following discussion should be read in conjunction with the "Selected Financial and Operating Data" and the historical and pro forma financial statements appearing elsewhere in this consent solicitation. The following discussion is based primarily on the combined financial statements of CGS's other affiliates for periods prior to completion of the consolidation.

         CGS's other affiliates own and operate one apartment project in Missouri and one office/warehouse property in Missouri.

RESULTS OF OPERATIONS

         Comparison of the Three Months Ended 31, 2001 with the Year Ended March 31, 2000

         Total revenues for the three months ended March 31, 2001 were the same as for the three months ended March 31, 2000. Rental income for the three months ended March 31, 2001 decreased by $1,000, or 0.1%, to $789,000 as compared to $790,000 for the three months ended March 31, 2000.

                                      THREE MONTHS ENDED MARCH 31,
                                   2001                         2000
                           --------------------         -------------------
Rental income              $777,000       97.6%         $777,000      97.6%
Interest and other           19,000        2.4            19,000       2.4
                           --------      -----          --------     -----
Total revenues             $796,000      100.0%         $796,000     100.0%
                           ========      =====          ========     =====

         Total expenses excluding interest for the three months ended March 31, 2001 decreased by $4,000, or 0.8%, to $499,000 as compared to $503,000 for the three months ended March 31, 2000. Expenses excluding interest, depreciation, and amortization for the three months ended March 31, 2001 decreased by $4,000, or 1.1%, to $372,000 as compared to $376,000 for the three months ended March 31, 2000. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 47.2% for the three months ended March 31, 2000, to 46.7% for the three months ended March 31, 2001, due to a decrease in property real estate taxes. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:

                                               THREE MONTHS ENDED MARCH 31,
                                             2001                     2000
                                      -----------------       ------------------
Property operating & maintenance      $300,000    37.6%       $304,000     38.2%
Real estate taxes                       72,000     9.2          72,000      9.0
                                             0     0.0               0      0.0
                                      --------    ----        --------    -----
Total cost and expenses               $372,000    46.7%       $376,000     47.2%
                                      ========    ====        ========    =====

         Interest expense increased by $3,000, or 0.6%, to $320,000 for the three months ended March 31, 2001 as compared to $317,000 for the three months ended March 31, 2000 due to interest rate adjustments.

         Net Loss decreased by $1,000, or 8.0%, to $23,000 for the three months ended March 31, 2001 as compared to $24,000 for the three months ended March 31, 2000 due to decreases in property operating expenses.

         Comparison of the Year Ended December 31, 2000 to the Year Ended December 31, 1999

         Total revenues for the year ended December 31, 2000 increased by $184,000, or 6.2%, to $3,168,000 as compared to $2,984,000 for the year ended
December 31, 1999. Rental income for the year ended December 31, 2000 increased by $137,000, or 4.9%, to $3,100,000 as compared to $2,907,000 for the year ended December 31, 1999. The increase was caused by an increase in occupancy in 2000.

                                        YEAR ENDED DECEMBER 31,
                                   2000                          1999
                        ----------------------        ----------------------
Rental income           $3,100,000       97.9%        $2,907,000       97.4%
Interest and other          68,000        2.1             77,000        2.6
                        ----------      -----         ----------      -----
Total revenues          $3,168,000      100.0%        $2,984,000      100.0%
                        ==========      =====         ==========      =====

         Total expenses excluding interest for the year ended December 31, 2000 increased by $37,000, or 1.8%, to $2,073,000 as compared to $2,036,000 for the year ended December 31, 1999. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 2000 increased by $47,000, or 3.1%, to $1,559,000 as compared to $1,521,000 for the year ended December 31, 1999. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 51.0% for the year ended December 31, 1999 to 49.2% for the year ended December 31, 2000 due to an increase in revenue from occupancy in 2000. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:

                                                 YEAR ENDED DECEMBER 31,
                                              2000                    1999
                                     -------------------     -------------------
Property operating & maintenance     $1,304,000    41.2%     $1,263,000    42.3%
Real estate taxes                       255,000     8.2         258,000     8.6
Property management operations                0     0.0               0     0.0
                                     ----------    ----      ----------    ----
Total cost and expenses              $1,559,000    49.2%     $1,521,000    51.0%
                                     ==========    ====      ==========    ====

         Interest expense decreased by $327,000, or 25.7%, to $944,000 for the year ended December 31, 2000 as compared to $1,271,000 for the year ended December 31, 1999 due to a decline in interest rate and a $300,000 interest expense refund from Bank of America on Nooney Riders Trail loan.

         The net income of $151,000 for the year ended December 31, 2000 compares favorably to a net loss of $323,000 for the year ended December 31, 1999. The $474,000 increase in profitability is due primarily to higher rental revenues resulting from an increase in occupancy and the interest refund previously discussed.

         Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

         Total revenues for the year ended December 31, 1999 decreased by $64,000, or 2.1%, to $2,984,000 as compared to $3,048,000 for the year ended
December 31, 1998. Rental income for the year ended December 31, 1999 decreased by $79,000, or 2.5%, to $2,907,000 as compared to $2,986,000 for the year ended December 31, 1998. The decrease resulted from lower occupancy rates occurring in the first half of 1999.

                                         YEAR ENDED DECEMBER 31,
                                 1999                            1998
                        ---------------------       ------------------------
Rental income           $2,907,000      97.4%       $2,986,000         98.0%
Interest and other          77,000       2.6            62,000          2.0
                        ----------     -----        ----------        -----
Total revenues          $2,984,000     100.0%       $3,048,000        100.0%
                        ==========     =====        ==========        =====

         Total expenses excluding interest for the year ended December 31, 1999 increased by $55,000, or 2.8%, to $2,036,000 as compared to $1,981,000 for the year ended December 31, 1998. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1999 increased by $64,000, or 4.4%, to $1,521,000 as compared to $1,457,000 for the year ended December 31, 1998. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 47.8% for the year ended December 31, 1998, to 51.0% for the year ended December 31, 1999, due to an increase in property operating and maintenance expenses. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                1999                  1998
                                      -------------------    -------------------
Property operating & maintenance      $1,263,000    42.3%    $1,212,000    39.7%
Real estate taxes                        258,000     8.6        245,000     8.5
Property management operations                 0     0.0              0     0.0
                                      ----------    ----     ----------    ----
Total cost and expenses               $1,521,000    51.0%    $1,457,000    47.8%
                                      ==========    ====     ==========    ====

         Interest expense decreased by $46,000, or 3.5%, to $1,270,000 for the year ended December 31, 1999 as compared to $1,316,000 for the year ended December 31, 1998 due to interest rate adjustments.

         Net loss increased by $74,000, or 29.3%, to $323,000 for the year ended December 31, 1999 as compared to $249,000 for the year ended December 31, 1998 due to decreases in rental revenues resulting from lower occupancy.

Analysis of Liquidity and Capital Resources

         CGS's other affiliates believe that following the consolidation, their financial performance will improve by placing favorable financing on their properties and reducing overhead from consolidating into one entity from the existing three entities. CGS's other affiliates anticipate that distributions will be paid from cash available for distribution, which is expected to exceed cash historically available for distribution as a result of decreased overhead and improvement in property cash flows.

         The company believes that their principal short-term liquidity needs are to fund normal operating expenses and debt service requirements. The properties require periodic investment of capital for tenant-related improvements and general capital improvements.

CASH FLOWS

         Overview. CGS's other affiliates incurred net losses in 1998 and 1999 but generated a profit of $151,000 (included in net profit is the $300,000 interest expense refund from Bank of America previously discussed) in the year ended December 31, 2000. However, CGS's other affiliates generated positive earnings before depreciation and amortization of $275,000, $192,000 and $665,000 for 1998, 1999, and 2000 respectively.

         Comparison for the Three Months Ended March 31, 2001 to the Three Months Ended March 31, 2000

         CGS's other affiliates' cash and cash equivalents were $409,000 and $383,000 at March 31, 2001 and 2000, respectively. Cash and cash equivalents increased $26,000 during 2001 due to $313,000 of cash flow provided by operating activities, $(66,000) used in investing activities, and $(105,000) used in financing activities. The increase in cash from operating activities is primarily due to an increase in collection from accounts receivables and a decrease in operating expense. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

         Comparison for the Year Ended December 31, 2000 to the Year Ended December 31, 1999


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

         CGS's other affiliates' cash and cash equivalents were $266,000 and $224,000 at December 31, 2000 and December 31, 1999, respectively. Cash and cash equivalents decreased $42,000 during the year ended December 31, 2000 due to $661,000 of cash flow provided by operating activities, $(8,000) used in investing activities, and $(611,000) used in financing activities. The increase in cash from operating activities is primarily due to an increase in collections from accounts receivables and an increase in rental revenue. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

         Comparison for the Year Ended December 31, 1999 to the Year Ended December 31, 1998

         CGS's other affiliates' cash and cash equivalents were $224,000 and $289,000 at December 31, 1999 and 1998, respectively. Cash and cash equivalents decreased $65,000 during 1999 due to $269,000 of cash flow provided by operating activities, $(63,000) used in investing activities, and $(270,000) used in financing activities. The decrease in cash from operating activities is primarily due to a decrease in collection from accounts receivables and an increase in operating expense. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

THE FUNDS

         Management's Analysis of Financial Condition and Results of Operations for each of the Funds is set forth as part of the financial data accompanying the financial statements for each Fund beginning at page F-_______.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the exposure or loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we are exposed is interest rate risk, which is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control.

INTEREST RATE RISK

         In order to modify and manage the interest characteristics of our outstanding debt and limit the effects of interest rates on our operations, we may use a variety of financial instruments, including interest rate swaps. Historically, we have used these on only a limited basis. We do not enter into any transactions for speculative or trading purposes.

         Some of our future earnings and cash flows are dependent upon prevailing market rates of interest, such as LIBOR. Based on interest rates and outstanding balances as of March 31, 2001, a 1% increase in interest rates on our $64 million of floating rate debt upon completion of the consolidation would decrease annual future earnings and cash flows by approximately $640,000 and would not have an impact on the fair value of the floating rate debt. A 1% decrease in interest rates on our $64 million of floating rate debt would increase annual future earnings and cash flows by approximately $640,000 and would not have an impact on the fair value of the floating rate debt.

         These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost. In the event of a significant change in interest rates, we would consider taking actions to mitigate our exposure to the change. Due to the uncertainty of the specific actions that would be taken and their possible effects, however, this sensitivity analysis assumes no changes in our capital structure.


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

                          AMERICAN SPECTRUM'S BUSINESS

GENERAL

         CGS Real Estate Company, Inc. was incorporated in December 1989. Upon completion of the consolidation, assuming that all of the funds approve the consolidation, American Spectrum will own and operate a diversified portfolio of real property comprised of 34 properties in nine states. The properties consist of 12 office properties, 11 industrial properties, five shopping centers, four apartment properties, one mixed-use property and one parcel of development land. The properties to be acquired by American Spectrum have an aggregate appraised value of approximately $269 million. Since American Spectrum does not know which funds will approve the consolidation, the exact makeup of the American Spectrum's properties is unknown.

         American Spectrum intends to qualify as a REIT for federal income tax purposes beginning in 2002, and will be managed by its Board of Directors and officers. American Spectrum will not pay for the services of a REIT adviser or property manager.

BACKGROUND AND STRATEGY

         CGS has been engaged in the real estate business since 1989. William J. Carden, its founder, has been engaged in the real estate business since December 1989. Since its founding, CGS has acquired properties and companies engaged in the business of acquiring properties and organizing and managing real estate limited partnerships. CGS has also acquired established real estate management and brokerage businesses which it operates under the name "Coldwell Banker Commercial - American Spectrum" in California, Colorado, Missouri, Texas and Arizona. CGS managed a diversified portfolio throughout the United States.

         CGS has managed each of the types of properties included in our properties, and CGS senior officers have extensive experience in leasing, construction management and real estate investment brokerage. The senior officers of CGS and its subsidiaries have substantial experience in operating and acquiring residential, office, office/warehouse, apartment and shopping center properties throughout the United States. American Spectrum will own CGS's property management business relating to management of its affiliated properties. CGS's third party brokerage, property management and leasing operations will not be acquired by American Spectrum in the consolidation. The general partners of each of the funds were not affiliates of CGS at the time of their formation. In 1994, CGS acquired the capital stock of the general partners and managers of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84 and Sierra Pacific Institutional Properties V. In 1997, CGS acquired the capital stock of the general partners and managers of Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         American Spectrum will continue to operate and expand the principal businesses of CGS and will continue to pursue CGS's business objectives and acquisition strategies with the intent to increase our current asset level substantially during the next five to seven years.

         Financing American Spectrum's Growth Strategy. In order to provide the funds necessary to fund our anticipated growth, we plan to refinance the properties to a level of approximately 70% of indebtedness to total assets (based on appraised value) which we anticipate will generate significant refinancing proceeds. Additionally, we may seek to identify and work with joint venture equity partners to provide the additional capital. Under the note terms, American Spectrum's ratio of total indebtedness to total assets (based on appraised value) is limited to 70%.

         Opportunities to Acquire Undervalued and Undermanaged Properties. American Spectrum believes that it will be well positioned to invest in properties, either individually or in portfolios, at attractive prices, often at a cost lower than replacement cost. This will be accomplished using American Spectrum's knowledge of diverse geographical markets and property types, as well as its established capability to identify, and negotiate with, highly-motivated sellers, which include individual developers as well as such institutions as banks, insurance companies and pension funds. In addition, the economic circumstances of such highly-motivated sellers present an opportunity for American Spectrum to improve existing management by substituting its property management policies and personnel, thereby creating real


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

value in undermanaged properties. American Spectrum will not set a maximum target purchase price but rather we will tailor our acquisitions to underperforming properties which we believe are attractively priced due to relative physical or operating deficiencies. We believe that our real estate expertise will allow us to, when necessary, reposition, renovate or redevelop these properties to make them competitive in their local markets.

         Competitive Advantages. American Spectrum believes it will have competitive advantages that will enable it to be selective with respect to real estate investment opportunities and allow it to successfully pursue its acquisitive growth strategy. Based on CGS's experience, American Spectrum expects that its presence in geographically diverse markets will increase its exposure to opportunities to make attractive acquisitions of various types of properties throughout the United States with a primary focus on the midwestern and western regions and provide it with competitive advantages which enhance its ability to do so, including:

-        strong local market expertise;

- long-standing relationships with tenants, real estate brokers and institutional and other owners of real estate in each local market;

- fully integrated real estate operations which allow quick response to acquisition opportunities;

- its access to capital markets at competitive rates as a public company following the consolidation; and

- its ability to acquire properties in exchange for American Spectrum shares or limited partnership interests in the Operating Partnership which may make it a more attractive purchaser when compared to purchasers who are not similarly structured or are unable to make similar use of equity to purchase properties.

         Geographic and Property Type Diversification. American Spectrum intends to seek acquisitions of properties which have sufficient historical operating income to assure that dividend distributions to stockholders will not be diminished in the short-term and will be expected to increase in the long-term. American Spectrum intends to focus its acquisition on office, office/warehouse, apartment properties in the midwestern and western United States. However, American Spectrum believes that it will be best able to take advantage of attractive opportunities if it is not limited geographically or by property type. Such an absence of limits will enable American Spectrum to acquire diversified portfolios of properties, giving it a potential competitive advantage over more highly focused real estate investment trusts. Moreover, American Spectrum believes that geographic diversification of its properties will better enable it to withstand economic downturns in particular regions, and that diversification will help protect American Spectrum from possible adverse factors (e.g., overbuilding) which from time to time may affect particular types of properties.

         Property Management Strategies. CGS and its subsidiaries have developed procedures and expertise which will permit American Spectrum to manage effectively a variety of types of properties throughout the United States. Its decentralized structure with strong local management teams have enabled it to operate efficiently.

         In seeking to maximize revenues, minimize costs and increase the value of properties it manages, CGS and its subsidiaries have historically followed aggressive property management policies. Among the property management techniques CGS emphasizes are regular and comprehensive maintenance programs, regular and comprehensive financial analyses, the use of a master property and casualty insurance program, aggressive restructuring or conversion of properties to more profitable uses, the establishment of aggressive leasing programs, the building of relationships with tenants and frequent appearances before property tax commissions, planning commissions and other local governmental bodies. American Spectrum believes that its management of its properties will be a substantial factor in its ability to realize its objective of maximizing earnings from its properties.

         Managing and Monitoring Investments. American Spectrum, will actively manage the property portfolio and administer its investments. American Spectrum will monitor property level issues including property sales, real estate taxes, assessments and insurance payments and actively analyze diversification, review tenant financial statements and restructure investments in the case of underperforming and non-performing investments.

CREDIT FACILITY

         American Spectrum expects to seek a credit facility that may be used to finance acquisitions or, to a limited extent, for working capital purposes, including capital improvements. In the alternative, we may seek financing for acquisitions on a property-by-property basis. As security for such borrowings, American Spectrum expects to grant mortgage liens on its properties and on additional properties acquired by American Spectrum, and may also pledge its equity interests in the Operating Partnership units held by American Spectrum. We expect such liens to be cross-collateralized and cross-defaulted with all other liens on American Spectrum's properties which secure borrowings under the credit facility. However, due to significant currently outstanding indebtedness associated with certain of the properties and the general risks associated with acquiring credit facilities, we cannot provide assurances that we will be successful in obtaining financing.

ACQUISITION AND INVESTMENT POLICIES

         American Spectrum will continue to pursue CGS's acquisition strategies. In doing so, American Spectrum will target investments in properties in targeted midwestern, western and other markets with the potential to provide stable, favorable current cash returns in office, office/warehouse and apartment properties. Building a diversified portfolio of properties with stable cash flows and favorable appreciation potential reduces the overall risk of the portfolio and enables American Spectrum to pursue additional opportunistic acquisitions while maintaining an attractive overall risk/return profile.

         American Spectrum believes it will be well-positioned to invest in properties, either individually or in portfolios, at attractive prices, often at a cost lower than replacement cost. This will be accomplished using American Spectrum's knowledge of diverse geographical markets and property types, as well as its established capability to identify, and negotiate with, highly-motivated sellers, which include individual owners as well as such institutions as banks, insurance companies and pension funds.

         Based on CGS's experience, American Spectrum expects that its presence in geographically diverse markets will increase its exposure to opportunities to make attractive acquisitions of various types of properties primarily in the Midwestern and western United States. American Spectrum intends to seek acquisitions of properties which have sufficient historical operating income to assure that dividend distributions to stockholders will not be diminished in the short-term and will be expected to increase in the long-term. It believes that it will be best able to take advantage of attractive opportunities if it is not limited geographically or by property type, enabling it to acquire diversified portfolios of properties. American Spectrum believes that this will provide a potential competitive advantage over more focused purchasers, including other real estate investment trusts. American Spectrum believes that geographic diversification of its properties will better enable it to withstand economic downturns in particular regions, and that diversification by property type will help protect it from adverse factors such as overbuilding.

         American Spectrum's investment objectives are to maximize both current cash flow and long-term growth in cash flow and to acquire established and newly-developed income-producing properties with cash flow growth potential. American Spectrum will continue its policy of selecting properties based on their individual potentials rather than because they conform to a particular type or are located in the same geographic area as existing properties. Additionally, where prudent and possible, American Spectrum will seek to expand to upgrade both existing properties and any newly-acquired properties. American Spectrum's policy is to acquire assets primarily for generation of funds from operations and long-term value appreciation; however, where appropriate, American Spectrum will sell properties taking into account the tax consequences of such sales, as well as refinement of American Spectrum's geographic and property type focus. See "Federal Income Tax Considerations -- Taxation of American Spectrum."

         American Spectrum also intends to engage in selective development projects in its established markets, but it intends to do so only in situations which it believes are driven by market demand and are therefore likely to bear less risk than more speculative development projects.


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FINANCING POLICIES

         American Spectrum currently intends to maintain a ratio of debt-to-total assets (based on appraised value) of less than 70%. American Spectrum may from time to time re-evaluate its debt capitalization policy and decrease or increase such ratio (subject to the terms of the notes) accordingly in light of then-current economic conditions, relative costs to American Spectrum of debt and equity capital, market values of its properties, growth and acquisition opportunities and other factors. American Spectrum's articles of incorporation do not provide a limit on the ratio of debt-to-total market capitalization and, consequently, American Spectrum may in the future become more highly leveraged. To the extent that the Board of Directors of American Spectrum decides to obtain additional capital, American Spectrum may issue debt or equity securities, or retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT status), or a combination of these methods.

         American Spectrum expects to seek a credit facility that may be used to finance acquisitions or, to a limited extent, for working capital purposes, including capital improvements. In the alternative, we may seek financing for acquisitions on a property-by-property basis. American Spectrum expects that any credit facility it obtains will generally be secured by mortgages on its properties, and that it may be required to pledge its equity interests in the Operating Partnership units held by American Spectrum. These mortgages may be recourse, nonrecourse or cross-collateralized and may contain cross-default provisions. American Spectrum does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements, providing working capital to American Spectrum or meeting the taxable income distribution requirements for REITs under the Code if American Spectrum has taxable income without receipt of cash sufficient to enable American Spectrum to meet such distribution requirements. There can be no assurance that American Spectrum's current amount of leverage will not prevent it from incurring additional debt.

         Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over American Spectrum's equity interest in the property.

OTHER POLICIES

         American Spectrum may consider offering purchase money financing in connection with the sale of properties where the provision of such financing will increase the value received by American Spectrum for the property sold.

         Without the approval of a majority of American Spectrum's disinterested directors, American Spectrum will not:

- acquire any property or other assets from or sell any property or other assets to any director, officer or employee of American Spectrum, or any entity in which a director, officer or employee of American Spectrum owns directly or indirectly more than a 1% interest or serves as a general partner or controls an entity which serves as a general partner, or acquire any property or other assets from or sell any property or other assets to any affiliate of any of the foregoing;

-        make any loan to or borrow from any of the foregoing persons; or

- engage in any other material transaction with any of the foregoing persons. Any transaction of the type described above will be in all respects on such terms as are, at the time of the transaction and under the circumstances then prevailing, fair and reasonable to American Spectrum in the judgment of a majority of American Spectrum's disinterested directors.

         American Spectrum may, but does not currently intend to, make investments other than as previously described. American Spectrum has authority to offer its shares of common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its common stock or any other securities and may engage in such activities in the future. American Spectrum also may make loans to joint ventures in which it participates. American


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Spectrum will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, American Spectrum intends to make investments in such a manner as to be consistent with the requirements of the Code (or the Treasury Regulations promulgated thereunder), unless the Board of Directors determines that it is no longer in its best interests to qualify as a REIT. American Spectrum's policies with respect to such activities may be modified by American Spectrum's directors without notice to, or the vote of, stockholders.

         American Spectrum expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. Future investments, including the activities described below, will not be limited to any geographic area or to a specified percentage of American Spectrum's assets. American Spectrum believes that opportunities exist to acquire established under-performing properties, as well as to acquire properties in various stages of development.

         American Spectrum also may participate with other entities in property ownership through joint ventures or other types of co-ownership, the participation in which may be financed as discussed in "Financing Policies" above.

         While American Spectrum will emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other property interests. American Spectrum does not currently intend to invest to a significant extent in mortgages but may do so subject to the investment restrictions applicable to REIT's. The mortgages in which American Spectrum may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency.

         Subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, American Spectrum may also invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Considerations -- Taxation of American Spectrum." American Spectrum may acquire all or substantially all of the securities or assets of other REIT's or similar entities where such investments would be consistent with American Spectrum's investment policies. In any event, American Spectrum does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and American Spectrum would divest securities before any such registration would be required.

         It is the policy of CGS to acquire assets both for income and for capital gains.

         We do not have any limits on the number or amount of mortgages which may be placed on any one piece of property.

         We do not have any policy with respect to percentage of assets to be invested in any one property.

                                 THE PROPERTIES

         The properties consist of 12 office buildings properties, 12 office/warehouse properties, 4 apartment properties, 5 shopping centers, and 1 parcel of vacant land.

         Office Properties. American Spectrum will own 12 office building properties located in 8 states. The following are brief descriptions of each of the office properties:

         Leawood Fountain Plaza is a three-building office complex in Leawood, Kansas. Constructed in two phases in 1982 and 1983, the buildings contain approximately 30,000, 30,000 and 26,000 net rentable square feet respectively, or an aggregate of approximately 86,000 net rentable square feet of office space. The buildings are located on a 7.9-acre site which provides paved parking for 403 cars. The complex was 86% leased by 34 tenants at March 31, 2001.

         Countryside Office Park is a single story office building located at 1210-1270 W. Northwest Highway in Palatine, Illinois, a suburb of Chicago. Built in 1972, the building contains approximately 91,000 net rentable square feet and is situated on an 8.6-acre site which provides parking spaces for 467 cars, some of which spaces are shared with


                                      165
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adjoining properties pursuant to a mutual easement agreement which also provides for the sharing of insurance, parking lot, snow removal, and landscaping related expenses. The building was 93% leased by 32 tenants at March 31, 2001.

         NorthCreek Office Park is a three building office complex located at 8220, 8240 and 8260 NorthCreek Drive in Cincinnati, Ohio. Constructed in phases in 1984 and 1986, the three-story buildings contain 19,900, 24,000 and 48,000 net rentable square feet respectively, or an aggregate of approximately 92,000 net rentable square feet. The buildings are located on a 8.4-acre site which provides paved parking for 366 cars. The complex was 93% leased by 31 tenants at March 31, 2001.

         5850 San Felipe in Houston, Texas is a 6-story office building comprising 100,900 rentable square feet. It was 97% occupied at March 31, 2001 by 32 tenants. The property was built in 1977 and is situated on 2.1 acres and has 388 parking spaces.

         Sorrento II is comprised of two, two-story buildings located at 9980 and 10020 Huennekens Street in San Diego, California. Built in 1986, the two buildings contain approximately 88,000 rentable square feet and are located on a 3.7-acre site with 418 parking spaces. The property was 100% occupied as of March 31, 2001 by 5 tenants.

         Parkade Center is a mixed use, office/retail complex located at 601 Business Loop West in Columbia, Missouri. Built in 1965, this building is situated on a 19.39-acre site and contains approximately 221,772 rentable square feet. Parking is provided for 1,367 automobiles. The property was 86% occupied with 67 tenants as of March 31, 2001.

         Sierra Mira Mesa is located on 9444 Waples in San Diego, California. The four-story, multi-tenant office building was built in 1987 and contains approximately 89,560 rentable square feet and is situated on a 5.2-acre site. Surface parking is provided for 417 automobiles. The building was 100% occupied by 6 tenants as of March 31, 2001.

         Bristol Bay is an office building located at 2424 S.E. Bristol in Newport Beach, California. The two-story building was built in 1988 and contains approximately 50,371 rentable square feet. The building is situated on a 2.4-acre site, which provides a total of 192 parking spaces. The building was 87% occupied with 7 tenants as of March 31, 2001.

         Pacific Spectrum is a multi-tenant office located at 10201 and 10235 South 51st Street in Phoenix, Arizona. Pacific Spectrum consists of one single-story office and a two-story office joined by a breezeway. Built in 1986, the two buildings contain approximately 70,511 square feet and are located on a 5.57-acre site. Parking for 293 cars is provided. The buildings were 96% occupied with 30 tenants as of March 31, 2001.

         7700 Irvine Center Drive is a nine-story, multi-tenant office located in Irvine, California, strategically located within the Irvine Center/Spectrum area in the heart of Orange County. Built in 1989, the building is located on a 6.77-acre site and contains approximately 208,000 rentable square feet. Parking for 815 cars is provided. The building was 95% occupied with 47 tenants as of March 31, 2001.

         Northwest Corporate Center II is an office building located at 5757 Phantom Drive in St. Louis, Missouri. Built in 1983, Northwest Corporate Center II contains 87,334 rentable square feet and is located on a 4.714-acre site with 383 parking spaces. The property was 82% occupied as of March 31, 2001 by 7 tenants.
         Sierra Creekside is located at 100 Park Place in San Ramon, California. The property is comprised of two, two-story steel frame and brick-face office buildings. Built in 1985, the property contains approximately 47,800 rentable square feet and is situated on a 3.2-acre site with 216 parking spaces. The property was 98% occupied as of March 31, 2001 by 17 tenants.

         Office/Warehouse Properties. American Spectrum will own 12 properties in 6 states which are a combination of office and warehouse space. Included are bulk warehouse distribution facilities; office/warehouse properties where the office component is generally 40% or less with the warehouse portion being unfinished and used for storage, distribution or light assembly; and buildings which contain a high percentage of finished office space with the warehouse portion generally semi-finished and designed for use in the computer industry. The following are brief descriptions of each of these properties:


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         The Jackson Industrial Building A ("Jackson Warehouse") is a warehouse building located at Post Road and 30th Street in Indianapolis, Indiana. Jackson Warehouse is a one-story, masonry building and is located on a 21.87-acre site with 128 parking spaces. The building, originally constructed in 1976 and subsequently expanded in 1980, contains approximately 320,000 net rentable square feet. Jackson Warehouse was 100% leased by 2 tenants at March 31, 2001.

         Oak Grove Commons is an office/warehouse complex built beginning in 1972 through 1976 and located on Brook Drive in the city of Downers Grove, Illinois, a suburb of Chicago. Oak Grove Commons consists of three adjoining single-story buildings constructed of brick veneer with concrete block backing which contain a total of approximately 137,000 net rentable square feet and are located on a 7.6-acre site which provides paved parking for 303 cars. The complex was 83% leased by 26 tenants at March 31, 2001.

         Park Plaza I & II ("Park Plaza") is an office/warehouse center located at 5707-5797 Park Plaza Court in Indianapolis, Indiana. Park Plaza consists of two one-story, concrete block buildings. Park Plaza I was built in 1975 and Park Plaza II in 1979. Park Plaza is located on a 9-acre site which provides paved parking for 150 cars. The buildings contain a total of approximately 95,000 net rentable square feet and was 92% leased by 26 tenants at March 31, 2001.

         Morenci Professional Park Buildings A, B, C and D ("Morenci") is an office/warehouse complex located at 62nd Street and Guion Road in Indianapolis, Indiana. Morenci consists of four one-story, masonry buildings located on a 13.35-acre site with 380 parking spaces and was built in 1975. Morenci contains a total of approximately 105,600 net rentable square feet and was 86% leased by 45 tenants at March 31, 2001.

         Sierra Southwest Pointe is comprised of four one-story buildings located at 9630 Clarewood Drive in Houston, Texas. Built in 1972, the property contains approximately 101,000 rentable square feet and is located on a 6.4-acre site. Parking is provided for 168 cars. The property was 89% occupied by 22 tenants as of March 31, 2001.

         Northeast Commerce Center is a two building office/warehouse/showroom facility located at 420-422 Wards Corner Road in Loveland, Ohio, a suburb of Cincinnati. The two single-story buildings contain 50,000 net rentable square feet each, or an aggregate of approximately 100,000 net rentable square feet. The buildings were built in 1985 and are situated on a 7.5-acre site which provides parking for 278 cars. The buildings were 76% leased by 6 tenants at March 31, 2001.

         Tower Industrial Building is an office warehouse located at 750-760 Tower Road in Mundelein, Illinois, a suburb of Chicago. The one-story concrete block building was constructed in 1983, contains approximately 42,000 net rentable square feet, and is situated on a 3-acre site which provides parking for 140 cars. The building is currently 100% leased by one tenant at March 31, 2001.

         Sierra Valencia is a single-story "S" shaped building located at 3280 Hemisphere Loop in Tucson, Arizona. Built in 1987, the building contains approximately 82,560 rentable square feet and is located on a 5.5-acre site. 227 parking space are provided of which 51 are covered. The building was 100% occupied as of March 31, 2001 by 11 tenants.

         Sierra Westlakes is a complex with 2 one-story buildings located at 1560 Cable Ranch Road in San Antonio, Texas. Built in 1985, the two buildings are constructed of tilt-up concrete panels with glass window walls at the corners. The property contains approximately 95,370 rentable square feet and is located on a 6.5-acre site with 713 parking spaces. The property was 75% occupied with two tenants as of March 31, 2001.

         Sorrento I is a two-story building located at 9535 Waples Street in San Diego, California. Built in 1986, the building is constructed of concrete tilt-up panels with crushed aggregate stone finish and glass panels. The property contains approximately 43,100 rentable square feet and is located on a 2.1-acre site. On-site parking is available for 148 automobiles. The property was 100% occupied by one tenant as of March 31, 2001.

         Technology is located at 3100 Alvin Devane Boulevard in Austin, Texas. The property is comprised of two tilt-up concrete buildings. The buildings were built in 1986 and contain approximately 109, 012 rentable square feet.

Located on a 6.61-acre site, Technology provides parking spaces to accommodate 350 automobiles. The property was 100% occupied with 4 tenants at March 31, 2001.

         The Business Center is a single-story, high tech industrial building located at 13701-13739 Rider Trail North in St. Louis, Missouri. Built in 1985, the building contains approximately 64,387 rentable square feet and is located on a 5.3-acre site with 162 parking spaces. The property was 100% occupied by 5 tenants as of March 31, 2001.

         Apartment Properties. American Spectrum will own 4 apartment properties located in 3 states. The following are brief descriptions of each of the apartment properties:

         The Lakes is a 408-unit rental community located at 306 Chaparrall Creek Drive in Hazelwood, Missouri. This complex consists of 28 two-story frame buildings on a 28-acre site. The Lakes were built in 1985 and contain approximately 311,912 rentable square feet. Parking is provided for 839 automobiles. The property was at 97% occupancy at March 31, 2001.

         Creekside Apartments is a 152-unit rental complex located on Monroe Street in the City of Riverside, California. Built in 1991, the Creekside was created especially for seniors 55 and older. The complex is located on a 7.41-acre site and contains approximately 77,650 rentable square feet. Parking is provided for 150 cars. The property was 97% occupied as of March 31, 2001.

         In February 2001, one of CGS's majority-owned affiliates transferred a 49% interest as a tenant-in-common in Creekside Apartments to an unaffiliated third party (the "Tenant-in-Common") for a purchase price of $1 million. The CGS majority-owned affiliate's 51% interest as a tenant-in-common in Creekside Apartments will be transferred to American Spectrum as part of the consolidation. Under a tenancy-in-common agreement, cash flow is distributed to the co-owners in proportion to their interests in the property.

         The Tenant-in-Common has a right to cause the property to be sold to a third party on or after February 1, 2002 for a fair market price. The proceeds of the sale will be distributed first to the Tenant-in-Common in the amount of $1,030,000 plus interest at 12% per annum, less the amount of cash flow distributed to the Tenant-in-Common from the property and the balance to American Spectrum.

         The Tenant-in-Common granted CGS the right to acquire all of its interest after January 15, 2002, for a purchase price of $1,030,000 plus interest at 12% per annum, less distributions received by the Tenant-in-Common from the property. CGS has been appointed manager of the property and will receive a fee equal to 5% of the gross proceeds, collected each month for its services. The rights under this agreement and the management agreement will be assigned to American Spectrum.

         Villa Redondo is located in Long Beach, California, at 3428 Hathaway Avenue. Built in 1990, a "village" feeling is created by distributing the property's 125 units among 11 two-and three-story buildings, all set amid richly landscaped grounds on 8 acres. The complex contains approximately 96,802 rentable square feet and provides 240 parking spaces for the residents and their guests. The property was 91% occupied as of March 31, 2001.

         Autumn Ridge is a 366-unit rental complex located at 920 E. Houston Avenue in Pasadena, Texas. Built in 1965, Autumn Ridge is located on a 3.3-acre site and contains approximately 297,401 rentable square feet. Parking is provided for 387 cars. The property was 61% occupied as of March 31, 2001.

         Shopping Centers. American Spectrum will own 5 shopping center properties located in 3 states. The following are brief descriptions of each of the shopping center properties:

         Maple Tree Shopping Center ("Maple Tree") is a shopping center located at the corner of Clayton and Clarkson Roads in West St. Louis County, Missouri. Constructed in 1974 of steel and masonry block, Maple Tree contains approximately 72,000 net rentable square feet and is located on a 7.8-acre site which provides paved parking for 357 cars. The property was 99% occupied by 16 tenants as of March 31, 2001.

         Columbia North East Shopping Center is located on the west side of Two Notch Road in Richland County, South Carolina. Built in 1975 and remodeled in 1991, the one-story shopping center contains approximately 56,505 net rentable square feet. The shopping center provides parking spaces to accommodate 435 automobiles and is situated on a 5-acre site. The building was 69% occupied with 4 tenants as of March 31, 2001.

         Marketplace Shopping Center is located at 1001 Harden Street, South Carolina. The two-story shopping center was built in 1951 and remodeled in 1980. The shopping center is constructed of brick veneer and stucco with stone accents over concrete with aluminum framed glass. The building is located on a 5-acre site and contains approximately 100,000 rentable square feet. Located next to the University of South Carolina, the shopping center provides parking spaces for 351 automobiles. The building was 38% occupied with 5 tenants as of March 31, 2001.

         Richardson Plaza Shopping Center is located at 537 St. Andrews Road in Columbia, South Carolina. Built in 1982, the one-story building contains approximately 108,139 square feet and is located on an 8.8-acre site. Constructed of brick and concrete with aluminum framed glass, the shopping center provides parking spaces to accommodate 551 automobiles. The property was 72% occupied with 7 tenants as of March 31, 2001.

         Beach & Lampson Pad D is a retail building located at 8050-8060 Lampson in Stanton, California. Built in 1989, the property contains approximately 13,017 rentable square feet and has parking for 25 cars. The property was 28% occupied by 3 tenants as of March 31, 2001.

LAND HELD FOR DEVELOPMENT:

         Phoenix Van Buren is a vacant land parcel on the south side of East Van Buren Street in Phoenix, Arizona. The site is an irregularly shaped parcel containing approximately 16.65 acres and is indicated to have had several uses, including a mobile home park, retail shops and a gasoline station. This site has been cleared of all improvements since January 1997.

         Geographic Distribution of Properties. The following map shows the location of the properties which will be owned by American Spectrum upon completion of the consolidation.

                      [MAP SHOWING LOCATION OF PROPERTIES]

PROPERTY OVERVIEW

         The properties are located in 18 commercial and industrial real estate markets and in each of the four regions of the United States listed below. Information regarding the properties by region as of March 31, 2001 is set forth below. All of the properties will be owned in fee simple, assuming all of the funds participate in the consolidation. If any of the funds which hold properties as part of a joint venture with other funds do not approve the consolidation, those properties may be held in joint venture with that fund.

                                                                        PROPERTIES BY REGION
                                        ----------------------------------------------------------------------------------
                                                     RENTABLE SQUARE FEET                  ANNUALIZED NET RENT(1)
                                        --------------------------------------    ----------------------------------------
                                        NUMBER OF                                                                 PERCENT
                                        PROPERTIES     NUMBER       % OF TOTAL       AMOUNT        % OF TOTAL      LEASED
                                        ----------     ------       ----------       ------        ----------      ------
PROPERTY TYPE BY REGION
Office/Warehouse Properties
         California-Arizona Region          2           125,660        3.43%      $   927,242         2.65%       100.00%
         Carolinas Region                   0                          0.00%               --         0.00%         0.00%
         Upper Midwest Region               7           864,865       23.60%        3,740,249        10.68%        92.09%
         Texas Region                       3           305,484        8.34%        2,224,264         6.35%        88.34%
                                           --         ---------      ------       -----------       ------         -----
Total Office/Warehouse Properties          12         1,296,009       35.37%      $ 6,891,754        19.68%        93.48%

Office:
         California-Arizona Region          6           554,584       15.13%      $12,320,334        35.17%        96.35%
         Carolinas Region                   0                          0.00%                          0.00%         0.00%
         Upper Midwest Region               5           579,164       15.80%        6,603,971        18.85%        87.51%
         Texas Region                       1           100,900        2.75%        1,235,692         3.53%        97.29%
                                           --         ---------      ------       -----------       ------         -----
Total Office Properties                    12         1,234,648       33.69%      $20,159,997        57.56%        93.72%


Shopping Centers:
         California-Arizona Region          1            13,017        0.36%      $    60,888         0.17%        27.54%
         Carolinas Region                   3           265,048        7.23%          849,579         2.43%        58.12%
         Upper Midwest Region               1            72,149        1.97%          475,031         1.36%        98.89%
         Texas Region                       0                          0.00%                          0.00%         0.00%
                                           --         ---------      ------       -----------       ------         -----
Total Shopping Centers                      5           350,214        9.56%      $ 1,385,499         3.96%        61.52%

Total Commercial Leasing                   29         2,880,871       78.61%      $28,437,249        81.19%        82.90%

Apartment Properties:
         California-Arizona Region          2           174,452        4.76%      $ 2,687,145         7.67%        93.65%
         Carolinas Region                   0                                                                       0.00%
         Upper Midwest Region               1           311,912        8.51%      $ 2,480,664         7.08%        97.06%
         Texas Region                       1           297,400        8.12%      $ 1,421,961         4.06%        62.02%
                                           --         ---------      ------       -----------       ------         -----
Total Apartment Properties                  4           783,764       21.39%      $ 6,589,770        18.81%        84.24%
                                           --         ---------      ------       -----------       ------         -----
Total                                      33         3,664,635      100.00%      $35,027,019       100.00%        87.62%
                                           ==         =========      ======       ===========       ======         =====

*        Vacant land not included.

                                                                PROPERTIES BY REGION
                                                                                                                                PER
                                                                                                                              LEASED
                                                    YEAR                                                                      SQUARE
          PROPERTY         STATE        TYPE        BUILT           RENTABLE SQUARE FEET           ANNUALIZED NET RENT(1)      FOOT
          --------         -----        ----        -----           --------------------           ----------------------      ----
                                                                                       SQ. FT.
                                                               NUMBER     % LEASED     LEASED       AMOUNT      % OF TOTAL
                                                               ------     --------     ------       ------      ----------
CALIFORNIA ARIZONA
 REGION
Valencia                    AZ        OFF/WARE       1987       82,560     100.00%      82,560    $   632,090      1.80%      $ 7.66
Sorento I                   CA        OFF/WARE       1986       43,100     100.00%      43,100    $   295,152      0.84%      $ 6.85
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Industrial        AZ                                 125,660     100.00%     125,660    $   927,242                 $ 7.25
Pacific Spectrum            CA        OFFICE         1986       70,511      96.00%      67,690    $ 1,187,497      3.39%      $17.54
Mira Mesa                   CA        OFFICE         1986       89,560     100.00%      89,560    $ 2,129,449      6.08%      $23.78
Creekside Office            CA        OFFICE         1984       47,800      97.99%      46,837    $ 1,211,930      3.46%      $25.87
Sorrento II - Office        CA        OFFICE         1988       88,073     100.00%      88,073    $ 1,010,380      2.88%      $11.47
Back Bay                    CA        OFFICE         1988       50,371      87.44%      44,044    $ 1,038,570      2.97%      $23.58
7700 Irvine Center
  Drive                     CA        OFFICE         1989      208,269      95.14%     198,139    $ 5,742,507     16.39%      $28.98
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Office                                               554,584      96.35%     534,343    $12,320,334                 $21.87
Beach & Lampson Pad D       CA        RETAIL         1987       13,017      27.54%       3,585    $    60,888      0.17%      $16.98
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Retail                                                13,017      27.54%       3,585    $    60,888                 $16.98
Creekside Apts.             CA        APTS           1991       77,650      96.71%      75,095*   $ 1,074,836      3.07%
Villa Redondo               CA        APTS           1990       96,802      91.20%      88,283*   $ 1,612,309      4.60%
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Apts                                                 174,452      93.65%     163,379    $ 2,687,145

Phoenix Van Buren           AZ        LAND                          --
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Land
                                                             =========     ======    =========    ===========     =====       ======
    CALIFORNIA ARIZONA
       REGION TOTAL                                            867,713      95.30%     826,967    $15,995,608     45.67%      $19.23
                                                             ---------     ------    ---------    -----------     -----       ------
UPPER-MIDWEST REGION                                                                        --
Oak Grove Commons           IL        OFF/WARE     1972-76     137,678      83.36%     114,769    $   832,269      2.38%      $ 7.25
Jackson Industrial A        IN        OFF/WARE     1976-80     320,000     100.00%     320,000    $   783,200      2.24%      $ 2.45
Morenci Professional
  Park                      IN        OFF/WARE     1975-79     105,600      86.36%      91,200    $   420,180      1.20%      $ 4.61
Tower Industrial Bldg       IL        OFF/WARE       1974       42,120     100.00%      42,120    $   168,480      0.48%      $ 4.00
Northeast Commerce
  Ctr.                      OH        OFF/WARE       1985      100,000      76.36%      76,360    $   476,101      1.36%      $ 6.23
Business Center             MO        OFF/WARE       1985       64,387     100.00%      64,387    $   543,113      1.55%      $ 8.44
Park Plaza I and II         IN        OFF/WARE     1975-79      95,080      92.11%      87,580    $   516,905      1.48%      $ 5.90
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Industrial                                           864,865      92.09%     796,416    $ 3,740,249                 $ 5.55
Countryside Executive
  Ctr.                      IL        OFFICE         1984       91,975      92.70%      85,258    $ 1,422,652      4.06%      $16.69
Leawood Fountain Plaza      KS        OFFICE         1982       86,030      86.48%      74,398    $ 1,316,641      3.76%      $17.70
NorthCreek Office Park      OH        OFFICE       1984-86      92,053      92.56%      85,207    $ 1,302,151      3.72%      $15.28
Northwest Corporate
  Center                    MO        OFFICE       1983-87      87,334      82.42%      71,981    $ 1,297,641      3.70%      $18.03
Parkade Center              MO        OFFICE         1965      221,772      85.66%     189,960    $ 1,264,886      3.61%      $ 6.66
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Office                                               579,164      87.51%     506,804    $ 6,603,971                 $14.87
Maple Tree Shopping
  Ctr.                                RETAIL         1974       72,149      98.89%      71,349    $   475,031      1.36%      $ 6.66
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Retail                                                72,149      98.89%      71,349    $   475,031                 $ 6.66
The Lakes                   MO        APTS           1985      311,912      97.06%     302,742*   $ 2,480,664      7.08%
                                                             ---------     ------    ---------    -----------     -----       ------
    Total Apts.                                                311,912      97.06%     302,742    $ 2,480,664
                                                             ---------     ------    ---------    -----------     -----       ------
    UP-MID REGION
     TOTAL                                                   1,828,090      91.75%   1,677,311    $13,299,915     37.97%      $ 7.93
                                                             ---------     ------    ---------    -----------     -----       ------
CAROLINA REGION
Columbia North East         SC        RETAIL         1991       56,505      68.68%      38,810    $   165,780      0.47%      $ 4.27
Marketplace                 SC        RETAIL         1980      100,404      37.52%      37,674    $   181,688      0.52%      $ 4.82
Richardson Plaza            SC        RETAIL         1992      108,139      71.72%      77,559    $   502,111      1.43%      $ 6.47
                                                             ---------     ------    ---------    -----------     -----       ------
    CAROLINA REGION
       TOTAL                                                   265,048      58.12%     154,043    $   849,579      2.43%      $ 5.52

                                                                                                                               PER
                                                                                                                              LEASED
                                                    YEAR                                                                      SQUARE
          PROPERTY         STATE        TYPE        BUILT           RENTABLE SQUARE FEET          ANNUALIZED NET RENT(1)       FOOT
          --------         -----        ----        -----           --------------------          ----------------------       ----
                                                                                       SQ. FT.
                                                               NUMBER     % LEASED     LEASED       AMOUNT     % OF TOTAL
                                                               ------     --------     ------       ------     ----------
TEXAS REGION
Technology                  TX        OFF/WARE       1986      109,012     100.00%     109,012    $ 1,149,420      3.28%      $10.54
Southwest Point             TX        OFF/WARE       1972      101,102      88.60%      89,575    $   536,555      1.53%      $ 5.99
Westlakes                   TX        OFF/WARE       1985       95,370      74.75%      71,292    $   538,288      1.54%      $ 7.55
                                                             ---------     ------    ---------    -----------    ------       ------
    Total Industrial                                           305,484      88.34%     269,879    $ 2,224,264                 $ 8.03

San Felipe                  TX        OFFICE         1977      100,900      97.29%      98,165    $ 1,235,692      3.53%      $12.59
                                                             ---------     ------    ---------    -----------    ------       ------
    Total Office                                               100,900      97.29%      98,165    $ 1,235,692                 $12.59

Autumn Ridge                TX        APTS           1999      297,400      62.02%     184,447*   $ 1,421,961      4.06%
                                                             ---------     ------    ---------    -----------    ------       ------
    Total Apts.                                                297,400      62.02%     184,447    $ 1,421,961
                                                             ---------     ------    ---------    -----------    ------       ------
    TEXAS REGION
       TOTAL                                                   703,784      78.50%     552,491    $ 4,881,916     13.94%      $ 8.84
                                                             =========     ======    =========    ===========    ======       ======
                                                                                            --
Total Commercial
  Leasing                                                    2,880,871               2,560,244    $28,437,249
Total Multi-family
    Leasing                                                    783,764                 650,568    $ 6,589,770
         TOTALS                                              3,664,635      87.72%   3,210,812    $35,027,019    100.00%      $11.97
                                                             =========     ======    =========    ===========    ======       ======

                                                               PROPERTIES BY TYPE

                                              YEAR                                                                        PER LEASED
      PROPERTY            STATE    REGION     BUILT              RENTABLE SQUARE FEET          ANNUALIZED NET RENT       SQUARE FOOT
      --------            -----    ------     -----              --------------------          -------------------       -----------
                                                                                   SQ. FT                      % OF
                                                           NUMBER     % LEASED     LEASED.       AMOUNT       TOTAL
                                                          ------     --------     -------       ------        -----
OFFICE/WAREHOUSE
Valencia                   AZ      CAL-AZ     1987         82,560      100.00%      82,560    $   632,090      1.80%         $ 7.66
Sorento I                  CA      CAL-AZ     1986         43,100      100.00%      43,100    $   295,152      0.84%         $ 6.85
                                                        ---------       -----    ---------    -----------     -----          ------
    Total CAL-AZ
      Industrial                                          125,660      100.00%     125,660    $   927,242                    $ 7.25
                                                        ---------       -----    ---------    -----------     -----          ------
Park Plaza I and II        IN      UP-MID    1975-79       95,080       92.11%      87,580    $   516,905      1.48%         $ 5.90
Oak Grove Commons          IL      UP-MID    1972-76      137,678       83.36%     114,789    $   832,269      2.38%         $ 7.25
Jackson Industrial A       IN      UP-MID    1976-80      320,000      100.00%     320,000    $   783,200      2.24%         $ 2.45
Tower Industrial
   Bldg.                   IL      UP-MID     1974         42,120      100.00%      42,120    $   168,480      0.48%         $ 4.00
Northeast Commerce
  Ctr.                     OH      UP-MID     1985        100,000       76.36%      76,360    $   476,101      1.36%         $ 6.23
Business Center            MO      UP-MID     1985         64,387      100.00%      64,387    $   543,113      1.55%         $ 8.44
Morenci Professional
  Park                     IN      UP-MID    1975-79      105,600       86.36%      91,200    $   420,180      1.20%         $ 4.61
                                                        ---------       -----    ---------    -----------     -----          ------
    Total UP-MD
      Industrial                                          864,865       92.09%     796,416    $ 3,740,248                    $ 5.55
                                                        ---------       -----    ---------    -----------     -----          ------
Technology                 TX      TEXAS      1986        109,012      100.00%     109,012    $ 1,149,420      3.28%         $10.54
Southwest Point            TX      TEXAS      1972        101,102       88.60%      89,575       $536,555      1.53%         $ 5.99
Westlakes                  TX      TEXAS      1985         95,370       74.75%      71,292       $538,288      1.54%         $ 7.55
                                                        ---------       -----    ---------    -----------     -----          ------
    Total TEXAS
      Industrial                                          305,484       88.34%     269,879    $ 2,224,263                    $ 8.03
                                                        ---------       -----    ---------    -----------     -----          ------
OFFICE/WAREHOUSE
  TOTAL                                                 1,296,009       91.97%   1,191,955    $ 6,891,753     19.68%         $ 5.78
                                                        ---------       -----    ---------    -----------     -----          ------
OFFICE PROPERTIES
Pacific Spectrum           AZ      CAL-AZ     1986         70,511       96.00%      67,690    $ 1,187,497      3.39%         $17.54
Mira Mesa                  CA      CAL-AZ     1986         89,560      100.00%      89,560    $ 2,129,449      6.08%         $23.78
Creekside Office           CA      CAL-AZ     1984         47,800       97.99%      46,837    $ 1,211,930      3.46%         $25.87
Sorrento II - Office       CA      CAL-AZ     1988         88,073      100.00%      88,073    $ 1,010,380      2.88%         $11.47
Back Bay                   CA      CAL-AZ     1988         50,371       87.44%      44,044    $ 1,038,570      2.97%         $23.58
7700 Irvine Center
  Drive                    CA      CAL-AZ     1989        208,269       95.14%     198,139    $ 5,742,507     16.39%         $28.98
                                                        ---------       -----    ---------    -----------     -----          ------
    Total CAL-AZ
      Office                                              554,584       96.35%     534,343    $12,320,333                    $21.87
                                                        ---------       -----    ---------    -----------     -----          ------
Countryside Executive
  Ctr.                     IL      UP-MID     1984         91,975       92.70%      85,258    $ 1,422,652      4.06%         $16.69
Leawood Fountain
  Plaza                    KS      UP-MID     1982         86,030       86.48%      74,398    $ 1,316,641      3.76%         $17.70
NorthCreek Office
  Park                     OH      UP-MID    1984-86       92,053       92.56%      85,207    $ 1,302,151      3.72%         $15.28
Northwest Corporate
  Center                   MO      UP-MID    1983-87       87,334       82.42%      71,981    $ 1,297,641      3.70%         $18.03
Parkade Center             MO      UP-MID     1965        221,772       85.66%     189,960    $ 1,264,886      3.61%          $6.66
                                                        ---------       -----    ---------    -----------     -----          ------
    Total UP-MID
      Office               MO                             579,164       87.51%     506,804    $ 6,603,971                    $14.87

San Felipe                 TX      TEXAS      1977        100,900       97.29%      98,165    $ 1,235,692      3.53%         $12.59
                                                        ---------       -----    ---------    -----------     -----          ------
    Total TEXAS
      Office                                              100,900       97.29%      98,165    $ 1,235,692                    $12.59
                                                        ---------       -----    ---------    -----------     -----          ------
OFFICE PROPERTIES
    TOTAL                                               1,234,648       92.28%   1,139,312    $39,084,300     57.56%         $34.31
                                                        ---------       -----    ---------    -----------     -----          ------
SHOPPING CENTERS
Beach & Lampson
  Pad D                    CA      CAL-AZ     1987         13,017       27.54%       3,585    $    60,888      0.17%         $16.98
                                                        ---------       -----    ---------    -----------     -----          ------
    Total CAL-AZ
      Retail                                               13,017       27.54%       3,585    $    60,888                    $16.98

Maple Tree Shopping
   Ctr.                    MO      UP-MID     1974         72,149       98.89%      71,349    $   475,031      1.36%         $ 6.66
                                                        ---------       -----    ---------    -----------     -----          ------
    Total UP-MID
      Retail                                               72,149       98.89%      71,349    $   475,031                    $ 6.66
Columbia North East        SC      CAROL      1991         56,505       68.68%      38,810    $   165,780      0.47%         $ 4.27
Marketplace                SC      CAROL      1980        100,404       37.52%      37,674    $   181,688      0.52%         $ 4.82
Richardson Plaza           SC      CAROL      1992        108,139       71.72%      77,559    $   502,111      1.43%         $ 6.47
                                                        ---------       -----    ---------    -----------     -----          ------
    Total CAROL
      Retail                                              265,048       58.12%     154,043    $   849,579                    $ 5.52
                                                        ---------       -----    ---------    -----------     -----          ------
SHOPPING CENTERS
  TOTAL                                                   350,214       65.38%     228,977    $ 1,385,498      3.96%         $ 6.05
                                                        ---------       -----    ---------    -----------     -----          ------
APARTMENT PROPERTIES

                                              YEAR                                                                        PER LEASED
      PROPERTY            STATE    REGION     BUILT              RENTABLE SQUARE FEET          ANNUALIZED NET RENT       SQUARE FOOT
      --------            -----    ------     -----              --------------------          -------------------       -----------
                                                                                   SQ. FT.                     % OF
                                                           NUMBER     % LEASED     LEASED        AMOUNT       TOTAL
                                                          ------     --------     -------       ------        -----      -----------
Creekside Apts.            CA      CAL-AZ     1991         77,650       96.71%      75,095    $ 1,074,836      3.07%
Villa Redondo              CA      CAL-AZ     1990         96,802       91.20%      88,283    $ 1,612,309      4.60%
                                                        ---------       -----    ---------    -----------     -----          ------
    Total CAL-AZ
      Apts                                                174,452       93.65%     163,379    $ 2,687,145

The Lakes                  MO      UP-MID     1985        311,912       97.06%     302,742    $ 2,480,664      7.08%
                                                        ---------       -----    ---------    -----------     -----          ------
    Total UP-MID
      Apts                                                311,912       97.06%     302,742    $ 2,480,664

Autumn Ridge               TX      TEXAS      1999        297,400       62.02%     184,447    $ 1,421,961      4.06%
                                                        ---------       -----    ---------    -----------     -----          ------
    Total TEXAS
      Apts                                                297,400       62.02%     184,447    $ 1,421,961
                                                        ---------       -----    ---------    -----------     -----          ------
APARTMENT PROPERTIES
  TOTAL                                                   783,764       83.01%     650,568    $ 6,589,770     18.81%
                                                        ---------       -----    ---------    -----------     -----          ------
Total Commercial
  Leasing                                               2,880,871                2,560,244    $28,437,249
Total Multi-Family
  Leasing                                                 783,764                  650,568    $ 6,589,770
    TOTALS                                              3,664,635       87.62%   3,210,812    $35,027,019    100.00%         $11.97
                                                        =========       =====    =========    ===========    ======          ======


Note: % Leased subtotals and total are calculated based on the average for the applicable category.

(1) Annualized Net Rent means annualized monthly Net Rent from leases in effect as of December 31, 2000. Net Rent means contractual rent, excluding any reimbursements for real estate taxes and operating expenses.

         The following table shows the aggregate number of leases in American Spectrum's portfolio of properties which expire each calendar year through the year 2010, as well as the number of leases which expire after december 31, 2010. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.

                            LEASE EXPIRATION TABLE(1)

                                       ANNUALIZED
                       NUMBER OF        BASE RENT        SQUARE
YEAR                  LEASES(2)          AMOUNT           FEET          PERCENT
----                  ---------          ------           ----          -------
2001 .............       164         $ 5,378,158        709,662         27.72%
2002 .............       114           4,062,177        459,816         17.96%
2003 .............       122           7,919,722        630,268         24.62%
2004 .............        48           3,433,795        258,288         10.09%
2005 .............        40           3,526,295        247,971          9.69%
2006 .............        14           1,769,651         79,629          3.11%
2007 .............         4             612,781         65,222          2.55%
2008 .............         4             361,857         27,500          1.07%
2009 .............         3             474,906         16,343          0.64%
2010 .............         2             641,307         30,944          1.21%
Thereafter .......         4             256,600         34,601          1.35%
                         ---         -----------      ---------        ------
Totals ...........       519         $28,437,249      2,560,244        100.00%
                         ===         ===========      =========        ======

(1) The expiring number of leases includes suites that are billed to a master bill and may not show square footage and/or dollars for that unit. The numbers also reflect leases that have expired and reverted to a month-to-month lease. Those numbers and dollars are reflected in the 2001 figures. The amounts are arrived at by multiplying the monthly base rate as of March 31, 2001 times 12 months.

(2)      Excluding leases from apartment properties.

         Lease provisions relating to casualty loss and condemnation will vary among American Spectrum's leases. In a number of American Spectrum leases, the tenant may terminate its lease upon casualty or condemnation. In substantially all of these leases, the tenant's right to terminate the lease is conditioned on one or more of the following factors:

-        the damage or the taking being of a material nature;

- the damage or taking occurring within the last few years of the lease term and the tenant not exercising its option to extend the lease; or

- the period of time necessary to repair the premises exceeding a specified number of months.

         A tenant generally may assign its lease or sublet the property without American Spectrum's approval, although the tenant will typically remain liable under the lease and the guarantor, if any, will typically remain liable under its guaranty subsequent to assignment or sublease. The tenant may also have a right, under specified circumstances, to substitute a comparable property for a property leased from American Spectrum.

TENANT INFORMATION

         The following table sets forth the Company's 20 largest tenants based on annualized base rent as of March 31, 2001.

                                                                                                     WEIGHTED AVERAGE
                                                                                 PERCENT OF          MONTHS REMAINING
                                          TOTAL LEASED     ANNUALIZED BASE       ANNUALIZED               AFTER
TENANTS                                   SQUARE FEET        RENT(1)(2)          BASE RENT(1)       DECEMBER 31, 2000
-------                                   -----------       -----------          ------------       -----------------
State Comp. Insurance, CA                    74,567          $1,810,090             6.37%                    23
Chrysler Motors, CA                          40,320             962,688             3.39%                    40
Insight Electronics, CA                      58,923             643,736             2.26%                    23
Ion Implant Services, CA                     57,742             602,826             2.12%                    53
Pulte Home Corporation, AZ                   36,289             565,769             1.99%                    11
Von Duprin, Inc., IN                        194,000             518,600             1.82%                     8
American Office Centers, CA                  18,223             500,940             1.76%                    66
Genson, Even, Crandall, CA                   18,874             486,949             1.71%                   106
Magellan Behavioral Health, MO               23,939             442,872             1.56%                    23
Sears, Inc., TX                              45,935             431,789             1.52%                    81
Cincinnati Group Health, OH                  30,633             411,225             1.45%                    33
Onyx Acceptance Corporation, MO              23,282             407,436             1.43%                    50
Harte-Hanks, CA                              29,150             366,644             1.29%                    52
US Dept. of Agriculture, MO                  41,488             348,084             1.22%                     4
Advanced Micro Systems, SC                   31,495             340,146             1.20%                    26
Quanterra, Inc., MO                          31,927             336,444             1.18%                     9
Food Lion, SC                                59,803             309,129             1.09%                   150
Icon Clinical Research, CA                   10,282             308,460             1.08%                    47
Cubic Communications, CA                     43,100             295,152             1.04%                    25
Samsung Semiconductor, CA                     9,332             288,919             1.02%                    99
                                            -------          ----------            -----                    ---
                                            879,304          10,377,899            36.49%                    46

(1)      Aggregate of all affiliates of tenants based on information known.
(2)      Annualized Base Rent means annual contractual rent.

The following table sets forth information relating to the distribution of the Company's leases at the properties based upon rentable square feet under lease as of March 31, 2001.

                                                                                                 PERCENT OF
                                                                             ANNUALIZED          PORTFOLIO
  SQUARE FOOTAGE            NUMBER     PERCENT OF       TOTAL LEASED          BASE RENT         ANNUALIZED
   UNDER LEASE            OF LEASES    ALL LEASES       SQUARE FEET       (IN THOUSANDS)         BASE RENT
   -----------            ---------    ----------       -----------       --------------         ---------
Less than 10,001              468         90.27%         1,158,627             15,418             54.22%
10,001-20,000                  27          5.15%           356,476              4,574             16.08%
20,001-50,000                  21          4.01%           650,574              5,752             20.23%
50,001-100,000                  1          0.19%            74,567              1,910              6.72%
100,001 and over                2          0.38%           320,000                783              2.75%
-------                       ---        ------          ---------             ------            ------
                              519        100.00%         2,560,244             28,437            100.00%

SIGNIFICANT PROPERTIES

7700 Irvine Center Drive Building, Irvine, CA

DEPRECIATION OF SIGNIFICANT PROPERTY

         The 7700 Irvine Center Drive Building is deemed "significant" because it accounts for more than 10% of the Company's revenues for the last fiscal year and its book value amounted to 10% or more of the Company's total assets for such period. For federal income tax purposes, the basis, net of accumulated depreciation, in the building and improvements is approximately $20 million and the land is approximately $2.5 million at December 31, 2000. The real property associated with the building generally will be depreciated for federal income tax purposes over 39 years using the straight line method. For financial reporting purposes, the building is recorded at its historical cost and is depreciated using the straight line method over its estimated useful life, typically 40 years.

OCCUPANCY, EFFECTIVE RENT AND OTHER DATA AT SIGNIFICANT PROPERTY

         The following table sets forth year-end occupancy of and Net Effective Rent at the 7700 Irvine Center Drive Building for 1997 through 2001.

                        OCCUPANCY AT DECEMBER 31,                                  NET EFFECTIVE RENT
            --------------------------------------------------     --------------------------------------------------
            1997        1998       1999       2000       2001*      1997       1998       1999       2000       2001*
            ----        ----       ----       ----       -----      ----       ----       ----       ----       -----
           95.67%     87.19%     91.09%      96.10%    95.14%     $19.35     $20.79     $21.51      $28.50     $28.98


----------------
* As of March 31, 2001.

         The tenants of the 7700 Irvine Center Drive Building are general professional service firms and companies. As of March 31, 2001 one tenant occupied 10% or more of the rentable square footage at 7700 Irvine Center Drive. That tenant is Chrysler Motor Corporation, a division of a major automotive manufacturer. Chrysler Motor Corporation occupies 24,320 out of 208,269 rentable square feet, or 11.68% of the building. The loss of this significant tenant could have a material adverse effect on the financial performance of the property.

                                                       MONTHLY BASE                  EXPIRATION
     SUITE                TENANT               RSF         RENT       ANNUAL RENT      DATE      RENEWAL OPTIONS
     -----                ------               ---     -----------    -----------      ----      ---------------
      300       Chrysler Motor Corporation   24,320       47,424        569,088      July 2004   One option to
                                                                                                 extend for 5 years


REAL ESTATE TAXES

         7700 Irvine Center Drive had an assessed appraised value of $20,625,100 for the 2000/2001 fiscal year and total real estate taxes due of $389,100. The tax rate per $1,000 is $18,866.

LEASE EXPIRATION SCHEDULE

The following table sets forth scheduled lease expirations of 7700 Irvine Center
Drive:

                                                                        ANNUALIZED BASE          PERCENTAGE OF
                            NUMBER OF LEASES          SQUARE FOOTAGE       RENT OF                 ANNUALIZED
         YEAR                EXPIRING                 EXPIRING          EXPIRING LEASES            BASE RENT
         ----                --------                  --------        ------------------     --------------------
        2001(1)                  8                      13,583              $455,202                 7.93%

                                                                        ANNUALIZED BASE          PERCENTAGE OF
                          NUMBER OF LEASES         SQUARE FOOTAGE          RENT OF                 ANNUALIZED
         YEAR                EXPIRING                 EXPIRING          EXPIRING LEASES            BASE RENT
         ----                --------                  --------        ------------------     --------------------
         2002                    8                      10,092              $316,766                 5.52%
         2003                    7                      18,540              $576,227                10.03%
         2004                   11                      65,730            $1,689,133                29.42%
         2005                    6                      27,748              $903,551                15.73%
         2006                    4                      29,240              $873,960                15.22%
         2007                    --                         --                    --                    --
         2008                    --                         --                    --                    --
         2009                    2                      14,332              $440,719                 7.67%
         2010                    1                      18,874              $486,949                 8.48%
    2011 and after               0                          --                    --                    --
                                --                     -------            ----------               -------
                                47                     198,139            $5,742,507               100.00%

------------------------

(1)  Represents lease expirations to March 31, 2001 and month-to-month leases.

CAPITAL EXPENDITURES

         Our capital expenditure requirements include both normal recurring capital expenditures and tenant alterations and lease commissions relating to the releasing of space which is currently occupied and capital expenditures, relating to tenant improvements and lease commissions relating to space at properties which are currently unoccupied. CGS had a history of acquiring properties which require renovation, repositioning or management changes to improve their performance and enable them to compete effectively. We plan to continue investing in these types of properties. These properties may require major capital expenditures or significant tenant improvements.

         We have budgeted $7,378,806 for capital expenditures, tenant improvements and lease commissions in 2001. We plan to fund these amounts primarily from proceeds from refinancing of properties. In addition, approximately $400,000 of these amounts will be funded from reserve and approximately $600,000 is expected to be funded from proceeds relating to settlement of a claim relating to construction defects at one property.

         7700 Irvine Center Drive which may be considered a significant property will require capital expenditures primarily for maintenance of the roof, air conditioning, parking lot, tenant improvements and leasing commissions for releasing space. We have budgeted $440,000 for these purposes in 2001.

MORTGAGE DEBT

         Upon consummation of the consolidation, American Spectrum will have debt of approximately $165 million. Such debt is generally limited recourse mortgage debt and is secured by mortgages on 31 properties. Mortgage debt totaling $100 million is fixed rate and self-amortizing, and $65 million of such debt is at a variable mortgage rate, with all or a portion of the principal due in a lump sum payment at maturity. The weighted annual interest rate on the mortgage debt is 8.41% (based on the interest rates in effect at March 31, 2001). The following table provides information with respect to American Spectrum's debt, including its proportionate share of the debt of unconsolidated joint ventures:

                                                    03/31/01
PROPERTY                                             DEBT             INTEREST RATE           MATURITY
----------------------------------------------------------------------------------------------------------
Shopping Center
Beach & Lampson Pad D                               651,196             9.92%                June 2001(1)
Columbia North East                                 803,785             9.32%              2002 - 2006(2)
Maple Tree Shopping Ctr.                          1,902,680             9.01%            December 2004
Marketplace                                       4,313,722             9.55%              2002 - 2006(2)
Richardson Plaza                                  4,199,521             9.20%                 May 2008
                                                 ---------------------------
Total Shopping Center                            11,870,904             9.34%
                                                 ---------------------------

Office
Bristol Bay                                       6,898,126             9.92%                June 2001(1)
Countryside Executive Ctr.                        1,170,644             9.25%            December 2002
7700 Irvine Center Drive                         34,792,339             8.50%                July 2010
Creekside                                         4,018,219             8.71%             January 2005
Mira Mesa                                         4,191,911             7.74%             October 2010
NorthCreek Office Park                            3,703,261             9.25%            December 2002
Northwest Corporate Center                       10,734,827             8.25%                     2001(3)
Parkade Center                                    6,011,207             7.98%               April 2001(1)(2)
Park Plaza I and II                               1,953,506             9.01%            December 2004
San Felipe                                        3,000,000             5.00%               April 2004
Spectrum                                          7,596,785             8.48%              2001 & 2009(1)(2)
                                                 ---------------------------
Total Offices                                    84,070,825             8.45%
                                                 ---------------------------

Office/Warehouse

Jackson Industrial A                              3,483,404             9.31%            November 2004
Morenci Professional Park                         1,904,401             9.01%            December 2004
Nooney Rider Trail                                3,265,729             8.75%               April 2002
Northeast Commerce Ctr.                           1,849,296             9.25%            December 2002
Oak Grove Commons                                 1,097,695             8.57%                July 2001
Sorrento I                                        1,622,438             8.75%           September 2009
Southwest Point                                   1,472,809             8.35%           September 2009
Technology                                       12,801,833             9.54%              2001 & 2008(2)
Valencia                                          1,344,862             9.25%               April 2007
Westlakes                                         1,862,656             9.00%               March 2006
                                                 ---------------------------
Total Office/Warehouse                           30,705,123             9.20%
                                                 ---------------------------
                                                               April 11, 2001
Apartment Properties
Autumn Ridge                                      7,542,678             7.31%                June 2002
Creekside                                         5,489,052             8.45%              2002 & 2009(2)

                                                    03/31/01
PROPERTY                                             DEBT             INTEREST RATE           MATURITY
----------------------------------------------------------------------------------------------------------
Villa Redondo                                     9,261,353             6.51%              January 2009
The Lakes                                        12,818,617             6.61%              2006 & 2031(2)
                                                 ---------------------------
Total Apartment Properties                       35,111,700             7.02%

Development Land

Phoenix Van Buren                                 2,943,530            12.07%              2001 & 2005(2)(4)
                                                 ---------------------------
                             TOTALS             164,702,082             8.41%
                                                 ---------------------------

---------------

(1) CGS expects to extend these mortgage loans after they become due on June 30, 2001.
(2) Property is encumbered by more than one mortgage. Interest rate represents the weighted average of the mortgage indebtedness and the maturity dates shows the range of maturity dates.

(3) An affiliate of CGS defaulted on a $500,000 payment due on a second trust deed loan secured by Northwest Corporate Center in December 2000. As a result, the lender accelerated the entire $5,000,000 principal balance of the note. The lender has brought a lawsuit against CGS seeking to collect on a guaranty of the mortgage loan. See "Legal Proceedings."

(4)      An affiliate of CGS defaulted on the payment of an amount due under a note in the principal amount of $1,650,000 secured by development land in Phoenix, Arizona, which was due in January 2001.

ENVIRONMENTAL MATTERS

         American Spectrum has retained environmental consultants to undertake Phase I environmental assessments of potential environmental conditions on or from the properties that could present a material risk of harm to public health or the environment or that could become the subject of an enforcement action by a governmental regulatory agency. American Spectrum also intends to undertake Phase I environmental assessments to assist in evaluating new property acquisitions. A Phase I environmental assessment customarily involves identifying recognized environmental conditions at the property that would indicate the presence or likely presence of regulated hazardous materials or substances or petroleum products that have been or are likely to have been released into the structures, ground, ground water, or surface water of the property. A Phase I typically does not include any intrusive sampling of soil or groundwater. However, where warranted, further assessments, which could include appropriate sampling activities, may be performed by the environmental consultant. American Spectrum may decide to acquire a property with known or suspected environmental contamination after it evaluates the business risk, the potential costs of investigation or remediation, and the potential costs to cure identified non-compliances with environmental laws or regulations. In connection with its acquisitions of properties, American Spectrum may seek to have the seller indemnify it against environmental conditions or non-compliances existing as of the date of purchase, and under appropriate circumstances, it may obtain environmental insurance. In some instances, American Spectrum may become the assignee of or successor to the seller's indemnification rights arising from the seller's acquisition agreement for the property. Additionally, American Spectrum may try to structure its leases for the property to require the tenant to assume all or some of the responsibility for environmental compliance and remediation, and to provide that material non-compliance with environmental laws or regulations will be deemed a default under the lease. However, there can be no assurances that, despite these efforts, liability will not be imposed on American Spectrum under applicable federal, state, or local environmental laws or regulations relating to the properties.

INSURANCE

         American Spectrum carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of our properties, with policy specifications and insured limits which American Spectrum believes are adequate and appropriate under the circumstances. There are, however, types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, American Spectrum could lose its capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt which is with recourse to American Spectrum, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect American Spectrum. Moreover, American Spectrum will generally be liable for any unsatisfied obligations other than non-recourse obligations. American Spectrum believes that our properties are adequately insured. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

COMPETITION

         American Spectrum itself will compete with other entities both to locate suitable properties for acquisition and to locate purchasers for its properties. While the markets in which we compete are highly fragmented with no dominant competitors, we face substantial competition in both our leasing and property acquisition activities. There are numerous other similar types of leasing and property acquisition companies. There are numerous other similar types of properties located in close proximity to each of our properties. The amount of leasable space available in any market could have a material adverse effect on our ability to rent space and on the rents charged. Competition for acquisition of existing properties from institutional investors and other publicly traded REITs has increased substantially in the past several years. In many of the company's markets, institutional investors and owners and developers of properties compete vigorously for the acquisition, development and lease of space. Many of these competitors have substantial resources and experience.

EMPLOYEES

         American Spectrum will employ approximately 70 individuals, including 45 on-site property management and maintenance personnel, none of which will be covered by collective bargaining agreements. American Spectrum believes that its relationship with its employees are good.

LEGAL PROCEEDINGS

         A subsidiary of CGS is a defendant in a lawsuit commenced in Superior Court, County of Los Angeles in November 1995, entitled Teachout et al. v. S. P. Properties, Inc. and Sierra Pacific Development Fund II. The suit was a derivative action, which alleged that the general partner breached its fiduciary duties in connection with loans to the general partner and the issuance of notes to an affiliate of CGS in connection with the purchase of a property from Sierra Pacific Development Fund II. The loans to the general partner were made prior to the acquisition of the general partner by CGS and were assumed by an affiliate of CGS. The purchase was negotiated prior to the acquisition of the general partner by CGS and closed immediately prior to the acquisition of the general partner. CGS and its affiliates denied any liability. The matter was settled and, pursuant to the settlement agreement, CGS's subsidiary agreed to repay the amount of the notes with accrued interest. The obligation to repay was guaranteed by John Galardi. Under the settlement agreement, the payment was due in December, 2000. CGS did not make the payment when it was due. As a result, the plaintiff terminated the settlement agreement. In addition, plaintiff amended its complaint to claim that additional loans in the amount of $500,000 were made by Sierra Pacific Development Fund II to affiliates of the general partner in violation of the partnership agreement. The loans related to amounts advanced by Sierra Pacific Development Fund II to make a payment due under the first mortgage on the property (the "Property"). The payment prevented foreclosure of the first mortgage on the Property. One of the loans from the affiliate of the general partner to Sierra Pacific Development Fund II referred to above is secured by a second mortgage on the Property. The payment protected Sierra Pacific Development Fund II's interest in its second mortgage on the Property. Notwithstanding the termination of the settlement agreement, the Company intends to make the distribution to the limited partners of Sierra Pacific Development Fund II that they would have been entitled to under the settlement agreement.

         An action entitled Pegasus Holdings LLC v. CGS Properties (Mkt/Col.) L.P. et al. was commenced in November 2000. The action was seeking to foreclose on a mortgage in the principal amount of $2,500,000 secured by the Market Place and Columbia Northeast properties located in Columbia, South Carolina as a result of the failure to make payments due under the mortgage at maturity. The mortgage loan was refinanced and the action has been dismissed.

         Goldman Sachs Mortgage Company v. CGS Real Estate Company, Inc. was brought before the Superior Court of the State of California, Orange County. The lawsuit, which was commenced on March 31, 2001, seeks a judgment against CGS Real Estate Company, Inc. and unnamed defendants who bear responsibility for the acts allegedly committed by CGS. CGS is alleged to have breached its guaranty of a mortgage loan in the original principal amount of $5 million, made by plaintiff to McDonnell Associates, LLC. The mortgage is secured by the Northwest Corporate Center. The plaintiff has advised defendants that it intends to voluntarily dismiss this action and refile the action in New York.

         IDM Participating Income Company-II v. IDM Participating Income General Partners' Co-II et al. (United States District Court, Central District of California) IDM Participating Income Company II (the "Partnership"), and its new general partner, NewPic GP Corp. ("NewPic") commenced a legal action originally filed in the Los Angeles Superior Court on October 25, 2000 against the Partnership's former general partner, IDM Participating Income General Partners' Co. - II, the former general partner's general partner, IDM Participating Income Corporation, and the directors and former directors, including William J. Carden. CGS was added as a defendant in March 2001. This action seeks damages and injunctive relief based upon allegations of, among other things, breach of fiduciary duty, negligence and breach of the partnership agreement, and fraud based on failure to disclose information to the partners of the partnership. Damages sought in this action include recovery of loan balances written off, forgiven, or re-loaned by the Partnership to affiliates of CGS. The complaint alleges, among other things, that the defendants failed to comply with the requirements of the Partnership Agreement with respect to books, records, and financial statements and reports pertaining to the Partnership; failed to make distributions to the limited partners as required by the Partnership Agreement; misappropriated Partnership funds, assets and business opportunities to benefit themselves and their affiliates; and re-loaned interest and principal in violation of the Partnership Agreement. The Partnership estimated that these damages total in excess of $8,500,000. The defendants filed a counterclaim against NewPic and its principals alleging a violation of federal securities laws in connection with their solicitation of the consent/proxies to remove the former general partner as general partner. In June, 2001 the District Court issued a preliminary injunction that, among other things, restrained the defendants from acting or purporting to act as general partner of the Partnership and continuing a tender offer being made for units in the Partnership. The plaintiff's motion also sought a preliminary injunction restraining transfer of assets from CGS to American Spectrum. The court did not grant the preliminary injunction with respect to the transfer of assets to CGS, but required that the first $2,700,000 of proceeds realized or received by CGS, William J. Carden and their affiliates from transfer of assets to American Spectrum not be disbursed or otherwise transferred, but should be held in trust pending further order of the court.

         Prior to the closing of the consolidation, William J. Carden and John Galardi will agree to indemnify American Spectrum against losses, costs and expenses resulting from pending lawsuits to the extent that the amount of the liability exceeds the amount included in determining the exchange value. Messrs. Carden and Galardi may, at their option, pay any amount of indemnification in American Spectrum shares or OP Units valued at the lower of $15 or the current market price. In addition, they have agreed to return any American Spectrum shares or OP Units issued in respect of any properties that are foreclosed on as a result of monetary defaults existing prior to the consummation of the consolidation.

                              BUSINESS OF THE FUNDS

         The following discussion describes the current business of the funds and the terms upon which the funds' properties are leased. As of March 31, 2001 all of the proceeds raised by the funds in their respective offerings of units have been invested in properties or other investments permitted by the terms of their partnership agreements. At this time, the general partners of the funds do not expect to reinvest the proceeds from the sale of any properties in new properties or other investments. Instead, we expect to distribute such proceeds to the limited partners in accordance with the terms of each fund's partnership agreement.

GENERAL

         Between 1979 and 1985, each fund was organized as a limited partnership to purchase existing office, office/warehouse or apartment properties, including land and buildings, as well as office, office/warehouse or apartment properties upon which such office buildings or apartments would be constructed and the land underlying the office, office/warehouse or apartment building. The properties are located in the mid-western United States, Southwestern United States, and California.

MANAGEMENT SERVICES

         The CGS Management Company is responsible for assisting the funds in acquiring properties, negotiating leases, collecting rental payments, inspecting the properties and the tenants' books and records and responding to tenant inquiries and notices. The CGS Management Company also provides information to each fund about the status of the leases and the properties. In exchange for these services, the CGS Management Company is entitled to receive a management fee from each fund which, generally, is an annual fee equal to 6% of gross revenues.

         The titles to properties purchased by the funds are insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the properties are located.

         In selecting major lessees, your general partners and the CGS Management Company have historically considered the net worth of the lessee and history of lease payments combined with anticipated use of the space to be leased.

DESCRIPTION OF PROPERTIES

         General. As of March 31, 2001, the funds owned, in the aggregate, 18 properties. The following table provides annualized information with respect to the funds' properties owned as of March 31, 2001.

                                                             NUMBER OF           AVERAGE                     PERCENT OF
                                                             STATES IN            AGE OF                       TOTAL
                                                 TOTAL         WHICH             BUILDING    AGGREGATE       AMERICAN
                                                NUMBER OF    PROPERTIES            ON         TOTAL          SPECTRUM
           FUND                                PROPERTIES    ARE LOCATED        PROPERTY    REVENUE*         REVENUE*
           ----                                ----------    -----------        --------    --------         --------
Sierra Pacific Development Fund (2)                 1             1                17     $1,211,930         3.46%
Sierra Pacific Development Fund II (2)              3             1                23      2,310,535         6.60%
Sierra Pacific Development Fund III (2)             _             _               N/A            N/A           N/A
Sierra Pacific Institutional Properties V (2)       _             _               N/A            N/A           N/A
Sierra Pacific Pension Investors '84 (2)            4             2                14      4,067,071        11.61%
Nooney Income Fund Ltd., L.P. (1)                   2             2                23      2,148,910         6.14%
Nooney Income Fund Ltd. II, L.P. (1)                4             2                19      3,369,384         9.62%
Nooney Real Property Investors-Two, L.P.            4             2                24     $2,195,316         6.27%

--------------------

(1) Nooney Income Fund Ltd., L.P. and Nooney Income Fund Ltd. II L.P. own a 76% interest and a 24% interest, respectively, in an office building as tenants in common. For purposes of this table, Nooney Income Fund Ltd., L.P. is deemed to own the property since it owns a greater interest therein.

(2) Four of the Sierra Pacific funds -- Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Sierra Pacific Pension Investors '84 -- share a common interest in three of the Sierra Pacific properties -- Sierra Mira Mesa, Sierra Sorrento I and Sierra Sorrento II. Some of these interests are minority interests. For purposes of this table, the entity with the largest ownership is deemed to own the property.

         * Annualized Base Rent of expiring leases at 3/31/01.

         Land. Lot sizes generally range from 130,000 to 320,000 square feet depending upon building size and local demographic factors. Generally, the cost of the underlying land ranges from $182,000 to $2,500,000, although the cost of the land for particular properties may be higher or lower.

         Buildings. Building and site preparation costs have varied depending upon the size of the building and the site and the area in which the property is located. Building and site preparation costs ranged from $312,000 to $8,300,000 for each property.

DESCRIPTION OF LEASES

         The leases of the properties are summarized below. The terms and conditions of any lease, however, entered into by any of the funds with regard to a property may vary from those described below.

         General. A fund is the lessor under the lease except that five of the properties are owned by a fund under a joint venture or co-tenancy arrangement with another fund which, in turn, owns the property. In those cases, the joint venture, rather than the fund, will be the lessor, and all references in this section to the fund as lessor therefore should be read accordingly.

         Term of Leases. Each fund's properties are leased for an initial term of two to ten years with some leases having renewal options. The minimum rental payment under the renewal option generally is greater than that due for the final lease year of the initial term of the lease.

         As of March 31, 2001, the average remaining initial lease term with respect to the funds' properties was approximately two years. Leases accounting for approximately 70.3% of the total annualized base rent for the period ended March 31, 2001, have initial lease terms extending until at least December 31, 2003.

         The following table shows the aggregate number of leases in American Spectrum's portfolio of properties which expire each calendar year through the year 2010, as well as the number of leases which expire after March 31, 2010. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.

                             LEASE EXPIRATION TABLE

                                                                                    BASE RENT
                                                                    -----------------------------------------------
YEAR                                                                NUMBER           AMOUNT                 PERCENT
----                                                                ------           ------                 -------
2001 .......................................................         86             3,065,225                20.03%
2002 .......................................................         81             2,566,797                16.77%
2003 .......................................................         90             5,571,930                36.41%
2004 .......................................................         25             1,320,829                 8.63%
2005 .......................................................         18             1,244,554                 8.13%
2006 .......................................................          7               625,653                 4.09%
2007 .......................................................          3               536,605                 3.51%
2008 .......................................................          2               155,409                 1.02%
2009 .......................................................          1                34,187                  .22%
2010 .......................................................          2               154,358                 1.01%
Thereafter .................................................          2                27,600                  .18%
                                                                    ----           ----------               ------
Totals .....................................................        317            15,303,147               100.00%

FINANCING

         The funds are generally authorized to borrow funds. The Partnership Agreements of each of the funds contain restrictions on the funds' authority to borrow. As a matter of overall policy, the funds have limited the amount that they have borrowed. As of March 31, 2001, the funds had a ratio of total indebtedness to total assets of 33.8%.

SALE OF PROPERTIES

         The funds generally hold their properties until their general partners determine either that their sale or other disposition is advantageous in view of each fund's investment objectives, or that such objectives will not be met. The general partners originally intended to sell each fund's properties within five to ten years after their acquisition or as soon thereafter as market conditions permit. In deciding whether to sell properties, the general partners will consider factors such as potential capital appreciation, net cash flow and federal income tax considerations.

         In connection with any sale of a property, the general partners do not anticipate and, in most cases, the funds are prohibited from, making reinvestment of the net sales proceeds in additional properties. Net sales proceeds not reinvested in properties or used to establish reserves deemed necessary or advisable by the general partners are distributed to the limited partners in accordance with each fund's partnership agreement.

         In connection with sales of properties by the funds, purchase money security interests may be taken by the funds as part payment of the sales price. The terms of payment are affected by custom in the area in which the property is located and by prevailing economic conditions. When a purchase money security interest is accepted in lieu of cash upon the sale of a fund's property, the fund continues to have a mortgage on the property and the proceeds of the sale will be realized over a period of years rather than at closing of the sale.

COMPETITION

         The competitive environment in which the funds operate is substantially similar to that of American Spectrum, as described above on page ____.

                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

         The following is a discussion of investment, financing and other policies of American Spectrum and of the funds. In the case of American Spectrum, American Spectrum's Board of Directors has determined these policies, and generally, the Board may amend or revise such policies from time to time without a vote of the stockholders. for the funds, the policies have been set according to the investment objectives set forth in the partnership agreement governing each fund. The description included here regarding the funds is general to all the funds.

                                AMERICAN SPECTRUM

INVESTMENT POLICIES

         Real Estate Investments. American Spectrum seeks to acquire and manage a diversified portfolio of real estate and other assets and will reinvest proceeds from its sale of properties.

         Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. American Spectrum may in the future invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. American Spectrum may acquire all or substantially all of the securities or assets of REITs or similar entities where such investments would be consistent with its investment policies. In any event, American Spectrum does not intend that its investments in securities will require it to register as an "Investment Company" under the Investment Company Act, and American Spectrum would divest itself of such securities before any such registration would be required.

         Joint Ventures and Wholly-Owned Subsidiaries. American Spectrum may in the future enter into joint ventures or general partnerships and other participation with real estate developers, owners and others for the purpose of obtaining an equity interest in a particular property or properties in accordance with American Spectrum's investment policies. Such investments permit American Spectrum to own interests in large properties without unduly restricting diversification and, therefore, add flexibility in structuring American Spectrum's portfolio.

         Engaging in the Purchase and Sale of Investments and Investing in the Securities of Others for the Purpose of Exercising Control. As part of its investment activities, American Spectrum may acquire, own and dispose of general and limited partner interests, stock, warrants, options or other equity interests in entities and exercise all rights and powers granted to the owner of any such interests.

         Offering Securities in Exchange for Property. American Spectrum may offer American Spectrum shares, Operating Partnership units or other securities in exchange for a property.

         Repurchasing or Reacquiring Its Own Shares. American Spectrum may purchase or repurchase American Spectrum shares from any person for such consideration as the Board of Directors may determine in its reasonable discretion, whether more or less than the original issuance price of American Spectrum shares or the then trading price of American Spectrum shares.

FINANCING POLICIES

         Issuance of Additional Securities. American Spectrum's Board of Directors may, in its discretion, issue additional equity securities. American Spectrum expects to issue additional equity from time to time to increase its available capital. The issuance of additional equity interests may result in the dilution of the interests of the American Spectrum stockholders at the time of such issuance.

         Issuance of Senior Securities. American Spectrum may at any time issue securities senior to the American Spectrum shares, upon such terms and conditions as may be determined by the Board of Directors.

         Borrowing Policy. American Spectrum may, at any time, borrow, on a secured or unsecured basis, funds to finance its business and in connection therewith execute, issue and deliver promissory notes, commercial paper, notes, debentures, bonds and other debt obligations which may be convertible into American Spectrum shares or other equity interests or be issued together with warrants to acquire American Spectrum shares or other equity interests.

MISCELLANEOUS POLICIES

         Making Annual or Other Reports to Stockholders. American Spectrum will be subject to the reporting requirements of the Exchange Act and will file annual and quarterly reports thereunder. American Spectrum currently intends to provide annual and quarterly reports to its stockholders.

         Restrictions on Related Party Transactions. American Spectrum's bylaws prohibit American Spectrum from engaging in a transaction with a director, officer or person owning or controlling 1% or more of any class of American Spectrum's outstanding voting securities (or any affiliate of such persons) (to all of whom we refer to here as the Interested Parties), except to the extent that such transactions are specifically authorized by the terms of the bylaws. The bylaws will permit a transaction, including the acquisition of property, with any of the Interested Parties, however, if the terms or conditions of such transaction have been disclosed to the Board of Directors and approved by a majority of directors not otherwise interested in the transaction, and such directors, in approving the transaction, have determined the transaction to be fair, competitive, commercially reasonable and on terms and conditions no less favorable to American Spectrum than those available from unaffiliated third parties.

         Ownership Restrictions. The articles of incorporation prohibit any one stockholder from owning greater than 5% of any class of its outstanding shares. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares at the effective date of the consolidation.

         Company Control. The Board of Directors has exclusive control over American Spectrum's business and affairs subject only to the restrictions in the articles of incorporation and bylaws. Stockholders have the right to elect members of the Board of Directors. The Directors are accountable to American Spectrum as fiduciaries and are required to exercise good faith and integrity in conducting American Spectrum's affairs as described in "Fiduciary Responsibility" on page ____.

WORKING CAPITAL RESERVES

         American Spectrum will maintain working capital reserves or immediate borrowing capacity in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of its business and investments.

                                    THE FUNDS

INVESTMENT POLICIES

         Real Estate Investments. The funds' principal investment activity was the acquisition of a diversified portfolio of real estate assets consisting primarily of office and office/warehouse. While the funds generally hold their properties for long-term investment, a fund may dispose of a property if the general partners deem such disposition to be in its best interests. Generally, any proceeds from such disposition must be distributed to the partners in the fund according to the terms of the partnership agreement governing such fund. The funds are finite term entities which are structured to dissolve when the assets of the funds are liquidated. The funds generally intended to hold their properties for five to ten years.

FINANCING

         The funds are generally restricted in the amount and nature of borrowings. Additionally, none of the funds are authorized to raise additional capital for (or reinvest the net sale or refinancing proceeds in) new investments, absent amendments to their partnership agreements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of American Spectrum are as follows:

                                                                                                  APPROXIMATE
NAME                                      POSITION                                      AGE     TIME IN OFFICE (1)
----                                      --------                                      ---     ------------------
William J. Carden                         Chief Executive Officer, President and        56      Since 1989
                                          Chairman of the Board
Timothy R. Brown                          Director                                      54      Since August 2000
William W. Geary, Jr.                     Director                                      58      Since August 2000
Lawrence E. Fiedler                       Director                                      62      Since August 2000
Harry A. Mizrahi                          Chief Operating Officer, Senior Vice          43      Since 2000
                                          President and Director

Thomas N. Thurber                         Chief Financial Officer and Senior Vice       50      Since 1995
                                          President
Paul E. Perkins                           Senior Vice President                         35      Since 1994
Patricia A. Nooney                        Senior Vice President                         44      Since 2000

---------------------
(1)      Including serving with CGS and its affiliates.

         William J. Carden - Mr. Carden is president and one of the founders of CGS Real Estate Services, Inc. Mr. Carden also serves as Chairman of the Board of American Spectrum Real Estate Services, Inc., a full services real estate broker, five of the offices of which are Coldwell Banker Commercial franchises. Mr. Carden also serves as an officer and director of the corporate general partners of each of the funds. He received an accounting degree from Long Beach State. Mr. Carden has been an officer, director and controlling shareholder of corporations engaged in the real estate business which have been unable to meet their debt obligations, have filed for protection under the federal bankruptcy laws and were adjudicated bankrupt. These filings occurred more than five years ago. In addition, in connection with serving as a general partner or controlling person of the general partner of limited partnerships, Mr. Carden has been a defendant in law suits brought by investors, which among other things have alleged fraud and breach of fiduciary duty.

         Timothy R. Brown - Mr. Brown has been a partner in the law firm of Thompson Knight Brown Parker & Leahy L.L.P. since 1999. Prior to that, for more than the five past years, he was a founder and partner at Brown, Parker & Leahy L.L.P. He received his B.A. from Stanford University and his Juris Doctorate from the University of Texas School of Law.

         William W. Geary, Jr. - Mr. Geary has served as the President of Carlsberg Management Company, a real estate development company, since February 1986. Mr. Geary received his MBA and BS degrees from Northwestern University in Chicago, Illinois. Mr. Geary received his Charter Financial Analyst's designation. Mr. Geary received the Certified Property manager's (CPM) designation from the Institute of Real Estate management, Specialist in Real Estate Securities (SRS) designation from the Real Estate Management, Specialist in Real Estate Securities (SRS) designation from the Real Estate Securities and Syndication Institute and the Certified Commercial-Investment Member (CCIM) designation from the Realtors National Marketing Institute. He is a Member of Los Angeles Society of Security Analysts.

         Lawrence E. Fiedler - Mr. Fiedler has served as President of JRM Development Enterprises, Inc. and its affiliated companies since 1987. These companies have developed, acquired, managed and leased retail, residential and commercial properties throughout the United States. In addition, Mr. Fiedler has been an Adjunct Professor at the New York University Real Estate Institute since 1979. Mr. Fiedler received a Bachelor of Sciences degree from Syracuse University, an LLB from New York University School of Law and an LL.M. from New York University School of Law in Taxation. In November 2000, a limited partnership in which Mr. Fiedler is the president and sole director of the general partner, filed a petition for reorganization under Chapter XI of the Federal Bankruptcy Act. The limited partnership owns an office building.

         Harry A. Mizrahi - Mr. Mizrahi is Chief Operating Officer of American Spectrum Realty. During 1999-2000, Mr. Mizrahi headed the New York office of International Property Corporation, an affiliate of the Reichmann Group of Companies. Mr. Mizrahi is also an Adjunct Assistant Professor at New York University's Real Estate Institute. From 1994-1998, Mr. Mizrahi was a Vice President and Director of Salomon Brothers' and Salomon Smith Barney's Real Estate Investment Banking Groups. During 1981-1991, Mr. Mizrahi was employed by Eastdil Realty and became an officer and Partner. Mr. Mizrahi received a B.A. from Northwestern University and an M.B.A. from Columbia University Graduate School of Business, and attended Harvard University Kennedy School of Government.

         Thomas N. Thurber - From 1995 to present, Mr. Thurber has served as the Chief Financial Officer of CGS Real Estate Company, Inc. ("CGS"). Mr. Thurber is also the president of S-P Properties, Inc., the corporate general partner of the Sierra Pacific funds. Prior to joining CGS, from 1993 through 1995 he was self-employed as a real estate advisor and investor in Houston. From 1989 to 1993, Mr. Thurber was the Director of Real Estate and Chief Financial Officer for the Horowitz Trust, a real estate investment firm; from 1987 to 1989 he held the same positions with The Vanderbilt Group, a retail development company in Southern California. Mr. Thurber was a partner in a regional C.P.A. firm, Williamson & Associates later BDO Seidman, from 1983 to 1987. In 1982 and 1983, Mr. Thurber served as Senior Controller for Joseph C. Canizaro Interests, a real estate developer in New Orleans. From 1979 to 1982, Mr. Thurber was the Controller, U.S. Operations for Daon Corporation and from 1972 to 1979 he held various positions with Arthur Andersen LLP, progressing to Senior Tax Manager. Mr. Thurber is a CPA and holds a degree in accounting from Florida State University.

         Paul E. Perkins - Mr. Perkins has been with CGS Real Estate Company, Inc. since 1994 and currently heads the financial services group. From 1988 to 1992 he was an investment broker with the Seeley Company, a Los Angeles-based commercial real estate brokerage firm. Mr. Perkins holds an undergraduate degree in business and finance from the University of Southern California and a Master's Degree in real estate from New York University.

         Patricia A. Nooney - Ms. Nooney has served as President of the St. Louis office of Coldwell Banker Commercial American Spectrum since October 1997. From 1981 through September 1997, Ms. Nooney was an officer of Brooklyn Street Properties, Inc. Ms. Nooney was an auditor with Deloitte & Touche from 1978 to 1981. Ms. Nooney received a B.A. in Business Administration from the University of Miami. Ms. Nooney holds the designations of Certified Property Manager (CPM) and Certified Commercial Investment Member (CCIM). She will serve as the national secretary/treasurer of the Institute of Real Estate Management (IREM) in 2001.

BOARD OF DIRECTORS

         General. American Spectrum will operate under the direction of its Board of Directors, the members of which are subject to a statutory standard of conduct under the MGCL. A majority of the directors will be independent directors.

         American Spectrum currently has five directors. It may have no fewer directors than the minimum number required under the MGCL and no more than 15. Directors will be elected annually, and each director will hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified or until the director resigns. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any incumbent director.

         Any director may resign at any time. Any director may be removed, with or without cause, only by the stockholders upon the affirmative vote of at least a majority of all the shares of common stock outstanding and entitled to vote in the election of the directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

         Committees of the Board of Directors. Pursuant to the articles of incorporation, the Board of Directors may establish committees as it deems appropriate. Currently, American Spectrum has an audit committee which consists of American Spectrum's three independent directors. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of American Spectrum's internal accounting controls.

         The Board of Directors may from time to time establish other committees to facilitate American Spectrum's management. The Board of Directors initially will not have a nominating committee and the entire Board of Directors will perform the function of such committee.

         Compensation of Directors. Each non-employee director is entitled to receive $12,000 annually for serving on the Board of Directors, as well as fees of $1,000 per meeting attended and $500 for each telephonic meeting in which the Director participates, including committee meetings. A director may elect to receive the fee in cash or American Spectrum shares. We will also reimburse each director for travel expenses for attending meetings. Under the plan, each non-employee director will also be entitled to an initial grant of an option to acquire 10,000 American Spectrum shares, 5,000 of which will be granted at the Exchange Value of $15 per share on closing of the consolidation and 5,000 of which will be granted on the six-month anniversary of the closing of the consolidation at the fair market value on the date of grant. In addition, each non-employee director will be entitled to an annual automatic grant of an option to acquire 5,000 American Spectrum shares. The first automatic grant will be on the date of the 2002 annual meeting. The annual grant will be at the fair market value on the date of the grant. The plan is described below.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth the compensation earned for each of the last three completed fiscal years by:

- the persons who served as American Spectrum's chief executive officer during the last completed fiscal year; and

- the four most highly compensated officers of American Spectrum other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus equaled or exceeded $100,000.

                                                                                 ANNUAL COMPENSATION
                                                                        -------------------------------------------
NAME AND PRINCIPAL POSITION                                             YEAR           SALARY           BONUS
---------------------------                                             ----           ------           -----
William J. Carden, Chairman of the Board, President and Chief           2000              $470,000          $50,000
Executive Officer
                                                                        1999               470,000           50,000
                                                                        1998               460,000           50,000

Thomas N. Thurber, Chief Financial Officer                              2000               187,200                0
                                                                        1999               187,200           50,000
                                                                        1998               171,600                0

Patricia A. Nooney, Senior Vice President                               2000               145,000                0
                                                                        1999               139,000           45,000
                                                                        1998               122,000                0

                                                                                   ANNUAL COMPENSATION
                                                                        -------------------------------------------
NAME AND PRINCIPAL POSITION                                             YEAR                SALARY         BONUS
------------------------------------                                    ----                ------         -----

Paul E. Perkins, Senior Vice President                                  2000                85,000          100,000
                                                                        1999                85,000          100,000
                                                                        1998                85,000          100,000

EMPLOYMENT AGREEMENTS

         Effective __________ ___, 2001, American Spectrum entered into employment agreements with William J. Carden, Harry A. Mizrahi, Thomas N. Thurber, Paul E. Perkins and Patricia A. Nooney. Each of the employment agreements provides for a base salary as follows: William J. Carden - $480,000; Harry A. Mizrahi - $200,000, subject to increase to up to $500,000 upon achievement of targets relating to the Company's total assets; Thomas N. Thurber
- $300,000, Paul E. Perkins - $125,000; and Patricia A. Nooney - $125,000. In addition, each of the employment agreements provide for a discretionary bonus. Each of the employment agreements also provides for the grant of the following number of shares of common stock and the grant of options to purchase the number of American Spectrum shares set forth below. 50% of such options will be granted at Exchange Value on the date of the consummation of the consolidation and 50% of such options will be granted on the six month anniversary of the consummation of the consolidation at the fair market value on the date of grant. William J. Carden - grant of 17,500 shares and 25,000 options; Harry A. Mizrahi - grant of 35,000 shares and 50,000 options; Thomas N. Thurber - grant of 35,000 shares and 50,000 options; Paul E. Perkins - grant of 10,000 shares and 15,000 options; and Patricia A. Nooney - grant of 2,000 shares and 4,500 options. Each of the employment agreements terminates on the third anniversary of the consummation of the consolidation. The stock grants and options will vest over a four-year period.

         American Spectrum has also entered into noncompetition agreements with each of the foregoing persons providing that they will not engage in specified activities in the office, office/warehouse or multifamily apartment industry which compete with the Company.

OPTION AND RESTRICTED SHARE PLANS

         American Spectrum has adopted the Performance Incentive Plan (or, the
Plan). The Board believes that the Plan is in the best interest of American Spectrum and will enable it to attract and retain highly qualified executive officers, directors and employees.

         The Plan is qualified under Rule 16b-3 under the Exchange Act. The Plan will be administered by the Board of Directors and provides for the granting of options, stock appreciation rights or restricted stock. Under the Plan, 720,000 American Spectrum shares are available for issuance to executive officers, directors or other key employees of American Spectrum, which number may increase over time based on the number of outstanding American Spectrum shares. Options to acquire American Spectrum shares are expected to be in the form of non-statutory stock options and are exercisable for up to 10 years following the date of the grant. The exercise price of each option will be set by the Board of Directors, but the Plan requires that the price per American Spectrum share must be equal to or greater than the fair market value of the American Spectrum shares on the grant date.

         The Plan also provides for the issuance of stock appreciation rights, which generally entitle a holder to receive cash or stock, as determined by the Board of Directors at the time of exercise, equal to the difference between the exercise price and the fair market value of the American Spectrum shares, restricted American Spectrum shares to executive officers, directors or other key employees upon such terms and conditions as shall be determined by the Board of Directors in its sole discretion and other performance-based incentives.

INCENTIVE COMPENSATION

         American Spectrum has established an incentive compensation plan for key officers of American Spectrum. This plan provides for payment of cash bonuses to participating officers after evaluating the officer's performance and the overall performance of American Spectrum. The Chief Executive Officer makes recommendations to the Board of Directors, which makes the final determination for the award of bonuses. The Board of Directors determines such bonuses, if any, for the Chief Executive Officer.

                   PRINCIPAL STOCKHOLDERS OF AMERICAN SPECTRUM

         The table below provides information regarding beneficial ownership of American Spectrum shares as of the date of the issuance of American Spectrum shares in the consolidation (assuming that American Spectrum acquires 100% of the funds).

                                                          NUMBER OF SHARES OF COMMON      PERCENTAGE OF OUTSTANDING
NAME OF BENEFICIAL OWNER (1)                                       STOCK(2)                    COMMON STOCK (3)
William J. Carden (4)                                             635,000                            10.0%
John N. Galardi (5)                                               934,000                            14.8%
Harry A. Mizrahi                                                   41,250                               *
Thomas N. Thurber                                                  41,250                               *
Paul E. Perkins                                                    11,850                               *
Patricia A. Nooney                                                  2,563                               *
Timothy R. Brown (6)                                                2,500                               *
William W. Geary, Jr. (7)                                           2,500                               *
Lawrence E. Fiedler (8)                                             2,500                               *

---------------------

*        Less than 1%.

(1) Except as specifically noted in the footnotes below, the address of each of the named beneficial owners is c/o American Spectrum Realty, Inc., 1800 East Deere Avenue, Santa Ana, California 92705.

(2) For each beneficial owner, American Spectrum shares subject to options or conversion rights exercisable, respectively within 60 days of the consummation of the consolidation are deemed outstanding. Includes as to Messrs. Carden and Galardi American Spectrum shares issuable in exchange for Operating Partnership units. Does not include any American Spectrum shares to be issued under the 2000 Plan six months after the consummation of the consolidation.

(3) The percentage ownership after the consolidation is based on 6,328,366 American Spectrum shares outstanding upon completion of the consolidation assuming the consolidation of 100% of the funds, that no notes are issued and that all Operating Partnership units are exchanged for American Spectrum shares. Beneficial ownership is determined in accordance with the rules of the SEC.

(4) Includes American Spectrum shares and Operating Partnership units owned by trusts for the benefit of Mr. Carden's children, as to which Michael Matkins is trustee and by Mr. Carden's wife. Also includes American Spectrum shares owned by corporations in which Mr. Carden, Mr. Galardi and Mr. Matkins own common stock. The American Spectrum shares owned by such corporations may be deemed to be beneficially owned by each of such persons.

(5) Mr. Galardi's address is 39590 Highway 82, Aspen, Colorado 81611. Includes American Spectrum shares and Operating Partnership units owned by trusts for the benefit of Mr. Galardi's children. Also includes American Spectrum shares owned by corporations in which Mr. Carden, Mr. Galardi and Mr. Matkins own common stock. The American Spectrum shares owned by such corporations may be deemed to be beneficially owned by each of such persons.

(6) Mr. Brown's address is Two Allen Center, 1200 Smith Street, Suite 3600, Houston, Texas 77002.

(7) Mr. Geary's address is 6171 West Century Boulevard, Suite 100, Los Angeles, California 90045.

(8) Mr. Fiedler's address is 156 West 56th Street, Suite 1101, New York, New York 10019.

                           RELATED PARTY TRANSACTIONS

TRANSACTIONS RELATING TO THE CONSOLIDATION

         In connection with the consolidation, limited partnerships and limited liability companies owned or controlled by William J. Carden and John N. Galardi and their family members and affiliates will be merged into American Spectrum. Upon completion of the consolidation, 16 properties in which these principal shareholders hold interests, in addition to the properties owned by the funds, will be owned by American Spectrum. In addition, the principal shareholders hold limited partnership interests in the funds. Upon completion of these transactions, the principal shareholders and members of their family will own 1,569,000 American Spectrum shares and Operating Partnership units having a value of $23,535,000, based on the Exchange Value of $15 per share. The interests contributed by the principal shareholders to American Spectrum have a net book value at March 31, 2001 of $(40,551,000).

EXCHANGE RIGHTS

         American Spectrum will enter into the agreement of limited partnership and an exchange rights agreement with the limited partners of the Operating Partnership. In addition to the limited partnership interests held by American Spectrum, we estimate that there will be approximately 832,000 limited partnership interests held by limited partners. These limited partners will be the partners in CGS and the majority-owned affiliates and CGS's other affiliates including the Principal Shareholders. The exchange rights agreement provides that holders of Operating Partnership units have the right, on and after the first anniversary of the year of the consolidation, to cause the Operating Partnership to exchange Operating Partnership units for cash at the then fair market value of the American Spectrum shares or, at the election of American Spectrum, to exchange the Operating Partnership units for American Spectrum shares (on a one-for-one basis).

REGISTRATION RIGHTS AGREEMENT

         American Spectrum will enter into a registration rights agreement with persons issued American Spectrum shares and Operating Partnership units in private transactions in connection with the consolidation with CGS and the majority-owned affiliates and CGS's other affiliates, including the principal shareholders. Under a registration rights agreement, American Spectrum will agree to register for resale under the Securities Act American Spectrum shares issued to such persons, or issuable in exchange for Operating Partnership units issued to them, after the first anniversary of the consummation of the consolidation.

THIRD PARTY MANAGEMENT SERVICES

         Prior to consummation of the consolidation, subsidiaries of CGS furnished property management and brokerage services to both affiliated entities and to third parties. Prior to consummation of the consolidation, the Third Party Management Company will be distributed to the shareholders of CGS. The Third Party Management Company had revenues of $4,746,000, $7,614,000, and $1,427,000 for 1999, 2000, and the three months ended March 31, 2001, respectively. It incurred net losses of $(4,014,000), $(1,896,000) and $(531,000) for 1999, 2000, and the three months ended March 31, 2001, respectively. Based on the methodology used to value the CGS Management Company, we do not believe that the Third Party Management Company has material value.

OTHER TRANSACTIONS

         In connection with the operation of the properties, there have been transactions relating to the properties between entities controlled by the principal shareholders and CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. These transactions include loans and advances and furnishing of services. The funds paid affiliates of CGS an aggregate of $5,038,000 for services rendered during 1998, 1999 and 2000. Messrs. Carden and Thurber received salaries and bonuses from CGS, which are set forth in the table under "Management -- Executive Compensation". Messrs. Carden and Galardi have received distributions from CGS and the majority-owned affiliates and CGS's other affiliates with respect to their ownership interests on the same basis as unaffiliated third parties. During 1998, 1999 and 2000, Messrs. Carden and Galardi received distributions of $551,000, $852,000 and $54,000, respectively.

         Obligations of CGS and the majority-owned affiliates and CGS's other affiliates, including bank loans and amounts payable to Sierra Pacific Development Fund II, L.P. in settlement of a litigation, the proceeds of which will be distributed to the limited partners of Sierra Pacific Development Fund II, will be liabilities of American Spectrum following the closing of the consolidation. The obligations and indebtedness, other than mortgage indebtedness, of CGS and the majority-owned affiliates and CGS's other affiliates will become indebtedness of American Spectrum, which aggregate approximately $14,760,000. $13,639,000 of these liabilities were guaranteed by Carden or Galardi. These liabilities were deducted in determining the number of American Spectrum shares and Operating Partnership units to be owned by the principal shareholders.

         CGS and the majority-owned affiliates and CGS's other affiliates owe approximately $14,760,000 to the funds and third parties which will become obligations of American Spectrum following the consolidation. $13,639,000 of this debt is guaranteed by William J. Carden or John N. Galardi. If the consolidation is consummated, CGS and the majority-owned affiliates and CGS's other affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. The assumption of these liabilities by American Spectrum will result in a reduction in the number of American Spectrum shares allocated to CGS and the majority-owned affiliates and CGS's other affiliates.

         CGS and the majority-owned affiliates and CGS's other affiliates owe approximately $200,000 to a group consisting of Timothy R. Brown, partners of a law firm of which Mr. Brown is a partner, and other individuals. American Spectrum will be responsible for this debt as part of the consolidation and will repay the debt following the consummation of the consolidation. Mr. Brown is a director of American Spectrum. CGS and the majority owned affiliates owe John Galardi $1,500,000 and ASJ, which is owned by William J. Carden and his children, $24,981. These will become obligations of American Spectrum and will be repaid subsequent to the closing. The assumption of these liabilities by American Spectrum will result in a reduction in the number of American Spectrum shares allocated to CGS and the majority-owned affiliates and CGS's other affiliates.

                            FIDUCIARY RESPONSIBILITY

DIRECTORS AND OFFICERS OF AMERICAN SPECTRUM

         The directors of American Spectrum must perform their duties in good faith, in a manner believed to be in American Spectrum's best interests and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The charter provides that the directors will not be personally liable to American Spectrum or to any stockholder for monetary damages, to the full extent that such limitation or elimination of liability is permitted under Maryland law. The bylaws provide that American Spectrum will indemnify its directors and officers to the full extent permitted under Maryland law. Pursuant to the bylaws and the MGCL, American Spectrum will indemnify each director and officer against any liability and related expenses, including attorneys' fees, incurred in connection with any proceeding in which he or she may be involved by reason of his or her service in such position unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or
(c) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or on behalf of American Spectrum to procure a judgment in its favor by reason of his or her service in such position if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, American Spectrum's best interests, except that no such indemnification will be made if the director or officer is judged to be liable to American Spectrum, unless the applicable court of law determines that, despite the adjudication of liability, the director or officer is reasonably entitled to indemnification for such expenses. The bylaws authorize American Spectrum to advance funds to a director or officer for costs and expenses, including attorneys' fees, incurred in a suit or proceeding upon receipt of an undertaking by such director or officer on his or her behalf to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. American Spectrum has entered into agreements with its directors and executive officers, indemnifying them to the fullest extent permitted by Maryland law. If the consolidation is consummated, you and other stockholders of American Spectrum may have more limited recourse against the directors and officers than you would have absent these agreements and the provisions in the charter and bylaws.

         To the extent that these indemnification provisions apply to actions arising under the Securities Act, American Spectrum has been informed that, in the opinion of the SEC, such indemnification provisions are contrary to public policy as expressed in the Securities Act and, therefore, are not enforceable. American Spectrum has obtained insurance policies indemnifying the directors and officers against civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

GENERAL PARTNERS OF THE FUNDS

         The general partners of the funds are accountable to the funds as fiduciaries and owe each fund and the partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the fund's affairs. Each fund's partnership agreement generally provides that neither the general partners, nor any of their affiliates performing services on behalf of the fund, will be liable to the fund or any of the limited partners for any act or omission by them performed in good faith pursuant to authority granted to them by the partnership agreement, or in accordance with its provisions, and in a manner they reasonably believed to be within the scope of their authority and in the best interests of the fund, provided that such act or omission did not constitute negligent misconduct or a breach of their fiduciary duty. As a result, you and the other limited partners might have a more limited right of action than you would have in the absence of such a provision in the partnership agreements.

         Each fund's partnership agreement also generally provides that the general partners and some of their affiliates are indemnified from losses relating to acts performed or failures to act in connection with the business of the fund, except to the extent indemnification is prohibited by law provided that the general partner or their affiliate determined in good faith that the course of conduct was in the best interests of the fund and provided further that the course of conduct did not constitute negligence, misconduct, or a breach of their fiduciary duty. Notwithstanding the foregoing, neither the general partners nor any of the their affiliates will be indemnified by any fund from any liability, loss, damage, cost or expense incurred by the general partners or any affiliate in connection with any claim involving allegations that the general partners or their affiliate violated federal or state securities laws unless:

- a court has held in the general partner or their affiliate's favor on the merits of the claims of each count involving alleged securities law violations as to the person seeking indemnification and the court approves indemnification of the litigation costs;

- a court of competent jurisdiction has dismissed such claims with prejudice on the merits, and the court approves indemnification of the litigation costs; or

- a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification and finds that indemnification of the settlement and related costs should be made.

         In each of the situations described above, the court of law considering the request for indemnification must be advised as to the position of the SEC, the applicable state securities authority and any other applicable regulatory authority regarding indemnification for violations of securities laws. Any indemnification may not be enforceable as to liabilities arising from claims under the Securities Act and state securities laws, and, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable. For purposes of the foregoing, the general partners' affiliates will be indemnified only when operating within the scope of the general partners' authority. Any claim for indemnification under a partnership agreement will be satisfied only out of the assets of the fund, and no limited partner has any personal liability to satisfy an indemnification claim made against the fund.

         Each fund may also advance funds to a third person indemnified under the partnership agreement for legal expenses incurred as a result of legal action brought against such person if:

- the legal action relates to the performance of duties or services by such person on behalf of the fund;

-        the legal action is initiated by a party other than a limited partner;
         and

- such person undertakes to repay the advanced funds to the fund if it is subsequently determined that such person is not entitled to indemnification pursuant to the terms of the partnership agreement.

         The partnership agreement of each fund provides that the fund may pay the attorneys' fees of a person indemnified under the partnership agreement as they are incurred. No fund pays for any insurance covering liability of the general partners or any other indemnified person for acts or omissions for which indemnification is not permitted by its partnership agreement, although the general partners may be named as additional insured parties on policies obtained for the benefit of the fund if there is no additional cost to such fund. As part of its assumption of liabilities in the consolidation, American Spectrum will indemnify the general partners and their affiliates for periods prior to and following the consolidation to the extent of the general partners and their affiliates' indemnity under the terms of the partnership agreements and applicable law.

                          DESCRIPTION OF CAPITAL STOCK

         The articles of incorporation authorize a total of 125 million shares of capital stock, consisting of 100 million shares of common stock, $.01 par value per share, and 25 million shares of preferred stock, $.01 par value per share. As of the consummation of the consolidation, American Spectrum will have 5,375,000 shares of common stock outstanding and no preferred stock outstanding. Currently, there is no established public trading market for the American Spectrum shares. American Spectrum has applied to list the American Spectrum shares on the American Stock Exchange. Upon consummation of the consolidation, the American Spectrum shares will be approved for listing on the American Stock Exchange under the symbol "AQQ," or on another national securities exchange.

         Stockholders are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such distributions as may be authorized by the Board of Directors in its discretion from funds legally available for these distributions and declared by American Spectrum. In the event of the liquidation, dissolution or winding up of American Spectrum, stockholders are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any holders of preferred stock. Stockholders have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares entitled to vote thereon.

         American Spectrum shares offered in the consolidation will be fully paid and nonassessable when issued.

PREFERRED STOCK

         Under the articles of incorporation, the Board of Directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. The Board of Directors may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of stockholders.

OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

         If American Spectrum elects REIT status:

- not more than 50% in value of outstanding equity securities of all classes, or equity shares, may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year;

- the equity shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

- American Spectrum must satisfy complex requirements with respect to the nature of its income and assets for it to maintain such REIT status.

         To ensure that five or fewer individuals do not own more than 50% in value of the outstanding equity shares, American Spectrum's amended and restated articles of incorporation provide generally that no holder may own, or be deemed to own by virtue of attribution provisions of the Code, more than 5% of the issued and outstanding equity shares of American Spectrum referred to as the ownership limit. This limitation will not apply to holders who own more than the ownership limit at the date of the consummation of the consolidation. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Directors, in its sole discretion, may waive or change, in whole or in part, the application of the ownership limit with respect to any person that is not an individual, as defined in Section 542(a)(2) of the Code. In connection with any such waiver or change, the Board of Directors may require such representations and undertakings from such person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of equity shares on American Spectrum's status as a REIT for federal income tax purposes.

         In addition, the Board of Directors, from time to time, may increase the ownership limit, except that:

- the ownership limit may not be increased and no additional limitations may be created if, after giving effect thereto, American Spectrum would be "closely held" within the meaning of Section 856(h) of the Code; and

- the ownership limit may not be increased to a percentage that is greater than 5%.

This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares at the effective date of the consolidation. Prior to any modification of the ownership limit, the Board of Directors will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure American Spectrum's status as a REIT.

         The ownership limit will not be automatically removed even if the REIT provisions of the Code are changed so that they no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving American Spectrum's status as a REIT for federal income tax purposes, the ownership limit may prevent any person or small group of persons from acquiring control of American Spectrum.

         Pursuant to the articles of incorporation, if any purported transfer of preferred stock or common stock of American Spectrum or any other event would otherwise result in any person violating the ownership limit or such other limit as provided in the articles of incorporation or as otherwise permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares in excess of the ownership limit or such other limit. We refer to the purported transferee as the prohibited transferee and the shares in excess of the ownership limit as the excess shares. The prohibited transferee shall acquire no right or interest in the excess shares. Any excess shares will be transferred automatically by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by American Spectrum. The transferee will be a person unaffiliated with American Spectrum who is designated by American Spectrum. The automatic transfer will be effective as of the close of business on the business day prior to the date of the transfer. Within 20 days of receiving notice from American Spectrum of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the ownership limit or as otherwise permitted by the Board of Directors. The trustee will distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for such excess shares.

         In the case of any excess shares resulting from any event other than a transfer or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any of the excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by American Spectrum with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to the MGCL, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority, in its sole discretion to:

- rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by American Spectrum that such shares have been transferred to the trust; and

- recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if American Spectrum has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner prior to the discovery by American Spectrum that such shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the ownership limit or such other limit as provided in the articles of incorporation or as otherwise permitted by the Board of Directors, then the articles of incorporation provide that the transfer of the excess shares will be voided.

         In addition, American Spectrum shares held in trust shall be deemed to have been offered for sale to American Spectrum, or its designee, at a price per share equal to the lesser of:

- the price per share on the transaction that resulted in such transfer to the trust, or, in the case of a gift, the market price at the time of the gift; and

- the market price on the date American Spectrum, or its designee, accepts such offer.

American Spectrum shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to American Spectrum, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

         If any purported transfer of shares of preferred stock or common stock would cause American Spectrum to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

         All certificates issued by American Spectrum representing equity shares will bear a legend referring to the restrictions described above.

         The articles of incorporation of American Spectrum also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding equity shares, or such lower percentage as may be set by the Board of Directors, must file an affidavit with American Spectrum containing information specified in the amended and restated articles of incorporation no later than January 31st of each year. In addition, each stockholder, upon demand, shall be required to disclose to American Spectrum in writing such information with respect to the direct, indirect and constructive ownership of shares as the directors deem necessary to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of an authority or governmental agency.

         The ownership limitations described above may have the effect of precluding acquisitions of control of American Spectrum by a third party.


REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the American Spectrum shares is Mellon Investor Service LLC.

                            DESCRIPTION OF THE NOTES

         The notes will be issued under the Indenture between American Spectrum and The Chase Manhattan Bank, as trustee. We refer to The Chase Manhattan Bank as the Indenture Trustee. A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this consent solicitation is a part. The note terms include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and, if you are to be a holder of notes, we refer you to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture. As used in this section, the term American Spectrum means American Spectrum and all of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

GENERAL

         A separate series of notes will be issued pursuant to the Indenture to the limited partners of each fund who elect to receive notes in exchange for their units in connection with the consolidation. The terms of each series of notes will be substantially identical. The notes will be direct, senior unsecured and unsubordinated obligations of American Spectrum and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of American Spectrum from time to time outstanding. The notes will be recourse obligations of American Spectrum, but the holders thereof will not have recourse against any stockholder, officer or director of American Spectrum. The notes will be effectively subordinated to mortgages and other secured indebtedness of American Spectrum to the extent of the value of the property securing such indebtedness. As of March 31, 2001, on a pro forma basis assuming American Spectrum had acquired all of the funds, American Spectrum would have had aggregate consolidated debt of approximately $182 million, to which the notes were effectively subordinated or which ranked equal with such notes.

         The notes will mature on _________ ___, ______, which is approximately eight years following the currently expected date that the consolidation will be completed.

         Except as described under " -- Limitation on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of American Spectrum to incur indebtedness or that would afford holders (as defined below) of the notes protection in the event of:

         - a highly leveraged or similar transaction involving American Spectrum or the management of American Spectrum (for example, a leveraged buy-out);

         -        a change of control of American Spectrum; or

         - a reorganization, restructuring, merger or similar transaction involving American Spectrum that may adversely affect the noteholders.

         In addition, subject to the limitations set forth under " -- Merger, Consolidation or Sale," American Spectrum may, in the future, enter into transactions such as the sale of all or substantially all of its assets or the merger or consolidation of American Spectrum that would increase the amount of American Spectrum's indebtedness or substantially reduce or eliminate American Spectrum's assets, which may have an adverse effect on American Spectrum's ability to service its indebtedness, including the notes. American Spectrum and its management have no present intention of engaging in a highly leveraged or similar transaction involving American Spectrum.

         The notes will be issued in fully registered form. This means that for each limited partner who elects to receive notes, such limited partner will be issued a note in his, her or its name. In the event that a limited partner wishes to transfer the note, the limited partner will be required to produce the note prior to transfer and endorse the note over to the transferee in the manner required by the transferee.




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PRINCIPAL AND INTEREST

         The principal amount of the notes with respect to each fund is equal to the estimated liquidation value of the fund. The estimated liquidation value will be equal to 95.3% - 100% of your portion of the Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund. For information concerning the determination of the estimated liquidation value, see "BACKGROUND OF AND REASONS FOR THE CONSOLIDATION -- Comparison of Alternatives -- Estimated Liquidation Values."

         The notes will bear interest at a fixed rate of interest equal to ___% per annum, which was determined based on 120% of the applicable federal rate as of ________ __, 2001. Interest will accrue from the closing of the consolidation or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each June 15 and December 15, commencing __________ ___, 2001 (each, an Interest Payment
Date), and on the Maturity Date, to the persons in whose names the notes are registered in the security register for the notes at the close of business on the date 14 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined in the Indenture. If any interest payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

         The principal of each note payable on the Maturity Date will be paid against presentation and surrender of such note at an office or agency maintained by American Spectrum in New York, New York (the Paying Agent) in United States dollars. Initially, the Indenture Trustee will act as Paying Agent.

REDEMPTION

         Notes of any series may be redeemed at any time at the option of American Spectrum, in whole or from time to time in part, at a redemption price equal to the sum of the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date, which we refer to as the Redemption Price.

         In the event that, following the closing of the consolidation, American
Spectrum:

- sells or otherwise disposes of any property owned by a fund immediately prior to the consolidation and realizes net cash proceeds in excess of:

         - the amount required to repay mortgage indebtedness outstanding immediately prior to the consolidation secured by such property or otherwise required to be applied to the reduction of indebtedness of American Spectrum; and

         - the costs incurred by American Spectrum in connection with such sale or other disposition; or

- refinances, whether at maturity or otherwise, any indebtedness secured by any property owned by the fund immediately prior to the consolidation and realizes net cash proceeds in excess of the amount of indebtedness secured by such property at the time of the consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the consolidation, and the costs incurred by American Spectrum in connection with such refinancing (in either case, Net Cash Proceeds),

American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the Redemption Price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

         If the Paying Agent, other than American Spectrum or an affiliate thereof, holds, on the redemption date of any notes, money sufficient to pay such notes, then on and after that date such notes will cease to be outstanding and interest on them will cease to accrue.

         Notice of any optional or mandatory redemption of any notes will be given to holders at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by such Holder to be redeemed.



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         If less than all the notes of any series are to be redeemed, the
Indenture Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part.

PROCEEDS FROM SALE OF PROPERTIES FORMERLY OWNED BY THE FUNDS

         In the event that, following the closing of the consolidation, American Spectrum sells or otherwise disposes of any property owned by a fund immediately prior to the consolidation and realizes Net Cash Proceeds, in excess of:

         - the amount required to repay mortgage indebtedness outstanding immediately prior to the consolidation secured by such property or otherwise required to be applied to the reduction of indebtedness of American Spectrum; and

         - the costs incurred by American Spectrum in connection with such sale or other disposition,

         American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

PROCEEDS FROM REFINANCINGS OF PROPERTIES FORMERLY OWNED BY THE FUNDS

         In the event that, following the closing of the consolidation, American Spectrum refinances, whether at maturity or otherwise, any indebtedness secured by any property owned by a fund immediately prior to the consolidation and realizes Net Cash Proceeds in excess of:

         - the amount of indebtedness secured by such property at the time of the consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the consolidation; and

         - the costs incurred by American Spectrum in connection with such refinancing,

         American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

LIMITATION ON INCURRENCE OF INDEBTEDNESS

         Pursuant to the terms of the Indenture, American Spectrum will not, and will not permit any of its subsidiaries to, incur any indebtedness, including indebtedness that is acquired as the result of acquisitions, other than intercompany indebtedness that is subordinate in right of payment to the notes, if immediately after giving effect to the incurrence of such indebtedness, the aggregate principal amount of all outstanding indebtedness of American Spectrum and its subsidiaries on a consolidated basis, determined in accordance with GAAP, is greater than 70% of American Spectrum's Total Assets, as defined below.

         As used in the Indenture and the description thereof herein:

         Appraised Real Estate Value means the appraised value of our properties or any property subsequently purchased by American Spectrum, as determined by Stanger or another independent real estate appraiser retained by American Spectrum.

         Subsidiary means: any of the following, which are required to be included in American Spectrum's consolidated financial statements.

         - a corporation, partnership, limited liability company, trust, REIT or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by American Spectrum or by one or more subsidiaries of American Spectrum;



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-        a partnership, limited liability company, trust, REIT or other entity not treated as a corporation for federal income tax purposes, a majority of the equity interests of which are owned, directly or indirectly, by American Spectrum or a subsidiary of American Spectrum; or

- one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined in the Indenture, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by American Spectrum or by one or more subsidiaries.

         Total Assets means the sum of:

-        Appraised Real Estate Value; and

- all other assets (excluding intangibles) of American Spectrum and its Subsidiaries determined on a consolidated basis (it being understood that the accounts of Subsidiaries shall be consolidated with those of American Spectrum only to the extent of American Spectrum's proportionate interest therein).

MERGER, CONSOLIDATION OR SALE

         American Spectrum will not merge or consolidate with or into, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets, as an entirety or substantially as an entirety in one transaction or a series of related transactions, to any individual, corporation, limited liability company, fund, joint venture, association, joint stock company, trust, REIT, unincorporated organization or government or any agency or political subdivision thereof (any such entity, a Person), or permit any Person to merge with or into American Spectrum, unless:

         - either American Spectrum shall be the continuing Person or the Person (if other than American Spectrum) formed by such consolidation or into which American Spectrum is merged or that acquired such property and assets of American Spectrum shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Indenture Trustee, all of the obligations of American Spectrum on the notes and under the Indenture;

         - immediately after giving effect, on a pro forma basis, to such transaction, no default or event of default, as described below, shall have occurred and be continuing; and

         - American Spectrum will have delivered to the Indenture Trustee an officers' certificate stating that such consolidation, merger or transfer and such supplemental indenture complies with such conditions.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The following events are Events of Default with respect to the notes of any series:

         - default for 30 days in the payment of any installment of interest on any note of such series;

         - default in the payment of the principal of any note when due and payable at maturity, redemption, by acceleration or otherwise;

         - default in the payment of any mandatory redemption of principal on or before the date 90 days after the receipt of the total Net Cash Proceeds from the applicable sale or other disposition or refinancing of a property giving rise to the obligation to make such redemption;

         - default in the performance of any other covenant or agreement of American Spectrum contained in the Indenture, such default having continued for 60 days after written notice as provided in the Indenture; and



                                      203
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         -        certain events of bankruptcy, insolvency or reorganization set forth in the Indenture, or court appointment of a receiver, liquidator, assignee or trustee of American Spectrum or any Significant Subsidiary or any of their respective property.
                  The term Significant Subsidiary means any Subsidiary which is a "significant subsidiary" of American Spectrum as defined by Regulation S-X promulgated under the Securities Act.

         If an Event of Default under the Indenture occurs and is continuing, then in every such case other than a bankruptcy-related Event of Default as described above, in which case the principal amount of the notes shall become immediately due and payable, the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding notes of any series may declare the principal amount of all of the notes of any series to be due and payable immediately by written notice thereof to American Spectrum, and to the Indenture Trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to any series of notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the holders of not less than a majority of the principal amount of outstanding notes of any series may rescind and annul such declaration and its consequences if:

- American Spectrum shall have paid or deposited with the Indenture Trustee all required payments of the principal of and interest on the notes of any series, plus fees, expenses, disbursements and advances of the Indenture Trustee; and

- all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof) and interest on the notes have been cured or waived.

The Indenture provides that the holders of not less than a majority of the principal amount of the outstanding notes of a series may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of or interest on any note, or in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

         The Indenture Trustee will be required to give notice to noteholders within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Indenture Trustee may withhold notice to the holders of any default, except a default in the payment of the principal of or interest on any note or in the payment of any mandatory redemption installment in respect of any note, if specified Responsible Officers (as defined in the Indenture) of the Indenture Trustee determine in good faith such withholding to be in the interest of such holders.

         The Indenture provides that no noteholders may institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any noteholders from instituting suit for the enforcement of payment of the principal of and interest on such notes at the respective due dates thereof.

         Subject to provisions in the Indenture relating to its duties in case of default, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of any outstanding notes under the Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee if the Indenture Trustee in good faith determines that the proceeding will involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of notes of such series not joining therein. Within 120 days after the close of each fiscal year, American Spectrum must deliver to the Indenture Trustee a certificate, signed by one of several specified officers of American Spectrum, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.



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MODIFICATION OF THE INDENTURE

         Modifications and amendments of the Indenture will be permitted to be made by American Spectrum and the Indenture Trustee without the consent of any holder of notes for any of the following purposes:

-        to cure any ambiguity, defect or inconsistency in the Indenture;

- to evidence the succession of another Person to American Spectrum as obligor under the Indenture;

- to permit or facilitate the issuance of the notes in uncertificated form;

- to make any change that does not adversely affect the rights of any holder of notes;

- to provide for the issuance of and establish the form and terms and conditions of the notes of any series as permitted by the Indenture;

- to add to the covenants of American Spectrum or to add Events of Default for the benefit of holders or to surrender any right or power conferred upon American Spectrum in the Indenture;

- to evidence and provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee;

-        to provide for guarantors or collateral for the notes of any series; or

- to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

         Modifications and amendments of the Indenture, other than those described above, will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of each noteholder affected thereby:

- change the stated maturity of the principal of, any installment of interest on, any note;

-        reduce the principal amount of or interest on any note;

- change the place of payment, or the coin or currency, for the payment of principal of or interest on any note;

- impair the right to institute suit for the enforcement of any payment on or with respect to any note;

- waive a default in the payment of principal of or interest on the notes, other than a recission of acceleration of the notes of any series and a waiver of the payment default that resulted from such acceleration, as provided in the Indenture; or

- reduce the percentages of outstanding notes of any series necessary to modify or amend the Indenture or to waive compliance with provisions of the indenture or defaults and consequences which are specified in the Indenture.

         The Indenture provides that the holders of not less than a majority in principal amount of outstanding notes have the right to waive compliance by American Spectrum with covenants in the Indenture.

SATISFACTION AND DISCHARGE

         American Spectrum may discharge obligations to noteholders under the notes that have not already been delivered to the Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the Indenture



                                      205
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Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such notes in respect of principal and interest to the date of such deposit (if such notes have become due and payable) or to the stated maturity or redemption date, as the case may be, and delivering to the Indenture Trustee an officers' certificate and a legal opinion stating that the conditions precedent to such discharge have been complied with.

NO CONVERSION RIGHTS

         The notes will not be convertible into or exchangeable for any capital stock of American Spectrum.

GOVERNING LAW

         The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of the material federal income tax issues associated with the consolidation was prepared by Proskauer Rose LLP, and is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this consent solicitation, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. All statements under this heading, "Federal Income Tax Considerations" that constitute matters of law, summaries of legal matters on legal conclusions are the opinion of Proskauer Rose LLP. However, Proskauer Rose LLP is not opining as to whether gain will be recognized by the funds in the consolidation. If gain is recognized by the funds, each partner will be taxed on his pro rata share of the gain. This discussion does not purport to deal with all of the federal income or other tax consequences applicable to you in light of your particular investment or other circumstances.

         American Spectrum has not requested a ruling from the Internal Revenue Service (or IRS) or any other tax authority on the federal, state or local tax considerations relevant to the operation of American Spectrum, the consolidation, or the ownership or disposition of American Spectrum shares or notes. Proskauer Rose LLP has rendered the opinions discussed herein and believes that if the IRS were to challenge the conclusions expressed in the opinions, the conclusions should prevail in court. Opinions of counsel are not binding on the IRS or on the courts, however, and we cannot predict whether the conclusions reached by Proskauer Rose LLP would be sustained in court.

         You should consult your own tax advisor in determining the federal, state, local, foreign and other tax consequences to you of the receipt, ownership, and disposition of American Spectrum shares, or notes (if you are eligible for and choose the notes option). You should also consult your own tax advisor regarding the tax treatment of a REIT and potential changes in applicable tax laws.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option.

         If American Spectrum consolidates with your fund and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each fund is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum, as a stockholder of American Spectrum, you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the funds' tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to some of its properties than the method of depreciation these funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the funds' tax depreciation. Accordingly, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you. For other differences attributable to American Spectrum's status as a REIT, see " -- Taxation of American Spectrum" and " -- Taxation of Stockholders -- Taxable Domestic Stockholders" below.



                                      207
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TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, the transaction will be effected by merging each fund into a newly formed limited liability company wholly owned by American Spectrum Inc. Each entity will subsequently merge into the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the consolidation of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal the funds' basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         Tax Consequences to Limited Partners Who Receive Shares. Each fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss is if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, under Section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. Because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, American Spectrum and the funds will take the position that the transfer of the assets was not to an investment company at the time of the transfer. Accordingly, American Spectrum and the funds will take the position that the funds will not recognize gain upon their transfer of assets to American Spectrum except with respect to Nooney Real Property Investors - Two, L.P.

         We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails each fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation, because there is no authority and accordingly it is uncertain as to whether American Spectrum will be treated as an investment company under Section 351 at the time of transfer of assets by the funds.

         Nooney Real Property Investors-Two, L.P. will recognize gain in addition to any gain resulting from an IRS challenge. The gain will be equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and your share of the gain will be allocated to limited partners of this fund. The estimated amount of the gain is set forth in the supplement for this fund.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the



                                      208
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payment of tax as the principal amount is paid on notes held. See "Tax
Consequences of the Liquidation and Termination of Your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution and you are a partner in Nooney Real Property Investors-Two, L.P. your fund will recognize gain to the extent that the liabilities assumed by American Spectrum exceed the bases of the assets your fund contributed to American Spectrum. See "Tax Consequences to Limited Partners who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by the transferor fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

         Tax Issues Relating to Foreign Limited Partners. The rules governing U.S. federal income taxation of nonresident alien individuals and foreign entities are complex, and we will not try here to provide more than a brief



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summary of rules relating to the consolidation. If you are a foreign limited partner, you should consult your tax advisors to determine the impact of the consolidation under the tax laws applicable to you, including any reporting requirements.

         The Foreign Investment in Real Property Tax Act of 1980 (FIRPTA) introduced special rules applicable to foreign investors in United States real property and partnerships owning United States real property. FIRPTA generally subjects foreign investors to United States taxation at regular United States rates on the gain from the sale by such foreign investors of United States real property interests. These include:

         -        United States real estate; and

         -        interests in partnerships holding United States real estate.
                  FIRPTA also imposes withholding on such sales.

         Section 702(b) of the Code determines the character of an item included in a partner's distributive share of gain as if the item were realized directly by the partner from the source from which the item was realized by the partnership. Therefore, if a partnership sells a United States real property interest, FIRPTA should apply as if the foreign partner had sold the United States real property interest directly. Substantially all of the assets in the funds consist of United States real property interests. Accordingly, you should take into account your distributive share of any gain or loss recognized by your fund on its disposition of the United States real property interests in the consolidation. Consequently, you will be subject to tax upon your distributive share of any such gain.

         Section 1446 requires partnerships to withhold at a 39.6% rate with respect to noncorporate foreign partners and at a 35% rate with respect to corporate foreign partners on "effectively connected taxable income" allocable to foreign partners. A foreign partner's distributive share of the income from a disposition of a United States real property interest is subject to withholding under section 1446 because FIRPTA characterizes such gain as effectively connected taxable income. Any amounts withheld with respect to the distributive share of a foreign partner are treated as a credit against the United States tax liability of such partner for the taxable year to which the withholding relates. Withheld amounts are treated as a distribution on the last day of the partnership taxable year for which the withheld amount was paid (or, if earlier, on the last day on which the partner owned an interest in the partnership).

         To satisfy the above withholding obligation with respect to the consolidation, your fund may retain and place in an escrow account, or similar arrangement, American Spectrum shares or notes to be received by any foreign limited partner, pending a sale of a portion of American Spectrum shares or notes sufficient to satisfy the withholding requirement or, alternatively, the receipt of an amount of cash from such foreign limited partner sufficient to satisfy the withholding requirement.

TAXATION OF NOTEHOLDERS

         Stated Interest. If you use the accrual method of tax accounting, and you receive notes from your cash method fund you must include the value of the note in income when received. If you are a cash method taxpayer and receive notes in the consolidation, under general principles of the Code, you must include stated interest in income as it is actually or constructively received.

         Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities (e.g., any interest in a trade or business held as a limited partner in which you do not materially participate) if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

         Receipt of Principal. Noteholders will recognize gain or loss when American Spectrum makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made is equal to the amount of the principal payment multiplied by a fraction, the denominator of which is the face amount of the note and the numerator of which is the remainder of the face amount of the note less the noteholder's basis in the note. If, however, the notes are redeemed in part prior to the Maturity Date, the amount of gain or loss recognized at the time the



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principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

         Disposition of Notes. In general, if you are a noteholder, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note. Such gain is equal to the difference between:

         - the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest); and

         - your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

         If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5 million, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

TAXATION OF AMERICAN SPECTRUM

         General. Until American Spectrum elects to be taxed as a REIT American Spectrum will be taxed as an ordinary corporation and it will be subject to federal income tax on its taxable income at regular corporate rates. Any distribution by American Spectrum to its stockholders will be subject to tax as a dividend at stockholder's respective dividend rates. Beginning with the tax year ending on December 31, 2002, American Spectrum intends to elect to be taxed as a REIT for federal income tax purposes, as defined in sections 856 through 860 of the Code. American Spectrum believes that it is organized and will operate so as to qualify as a REIT. The qualification and taxation of American Spectrum as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels, share ownership requirements and various qualifications imposed under the Code. Accordingly, while American Spectrum intends to qualify as a REIT and believes that it will be able to do so, American Spectrum cannot predict that the actual results of American Spectrum's operations for any particular year will satisfy the requirements. The provisions of the Code pertaining to REITs are highly technical and complex. Accordingly, we urge you to review this summary with your tax advisor as well as the applicable Code sections, rules and regulations issued thereunder, and administrative and judicial interpretations thereof.

         If American Spectrum qualifies as a REIT for federal income tax purposes, it generally will not be subject to federal corporate income tax on net income that is currently distributed to American Spectrum stockholders. This treatment substantially eliminates the "double taxation" that generally results from investments in a corporation. Double taxation is tax imposed at the corporate level when earned and once again at the stockholder level when distributed.

         Corporate Level Taxation. Regardless of whether American Spectrum qualifies as a REIT, American Spectrum will be subject to federal income tax in the following circumstances:

         - American Spectrum will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

         - American Spectrum may be subject to the alternative minimum tax on its items of tax preference.

         - If American Spectrum has net income from foreclosure property, it will be subject to tax on this income at the highest corporate rate. Foreclosure property is real property, and any attached personal property acquired as a result of default on a lease of, or on a loan secured by, this property.

         - If American Spectrum has net income derived from a prohibited transaction, this income will be subject to a 100% tax. A prohibited transaction is a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of business.



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         -        If American Spectrum should fail to satisfy the 75% gross
                  income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or the 95% test.

         - If, during each calendar year, American Spectrum fails to distribute at least the sum of:

                  - 85% of its real estate investment trust ordinary income for such year;

                  - 95% of its real estate investment trust capital gain net income for such year, and

                  -        any undistributed taxable income from prior periods,

                  American Spectrum will be subject to a four percent excise tax on the excess of the required distribution over the amounts actually distributed.

         - In addition, a REIT is subject to an entity level tax on the sale of property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in-gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT for any taxable year and relief provisions do not apply, American Spectrum will be subject to federal income tax as an ordinary corporation on its taxable income at regular corporate rates. To the extent that American Spectrum would be subject to tax liability for any taxable year, the amount of cash available for satisfaction of its liabilities and for distribution to its stockholders would be reduced. In addition, if American Spectrum fails to qualify as a REIT, distributions made to you, as a stockholder of American Spectrum, generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits. In addition, subject to limitations, certain investors would be eligible for the corporate dividends received deduction. We cannot guarantee that any such distributions would be made. American Spectrum would not be eligible to elect REIT status for the four taxable years after the taxable year it failed to qualify as a REIT, unless its failure to qualify was due to reasonable cause and not willful neglect and other requirements were satisfied.

         Requirements for Qualification. As discussed more fully below, the Code defines a REIT as a corporation, trust or association that:

         -        is managed by one or more trustees or directors;

         - uses transferable shares or transferable certificates to evidence beneficial ownership;

         - would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

         -        is neither a financial institution nor an insurance company;

         -        has at least 100 persons as beneficial owners;

         -        is not closely held as defined in section 856(h) of the Code;
                  and

         - satisfies other tests that are described below regarding the nature of its assets and income and the amount of its distributions.

         Following the consummation of the consolidation, American Spectrum will satisfy the share ownership requirement set forth above. In order to ensure continuing compliance with these ownership requirements, American Spectrum will place restrictions on the transfer of its stock. These restrictions will prevent further concentration of stock ownership. See "DESCRIPTION OF CAPITAL STOCK -- Ownership Limits and Restrictions on Transfer." Moreover, to evidence compliance with these requirements, American Spectrum must maintain records which disclose actual



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ownership of its outstanding common stock. In fulfilling its obligation to maintain these records, American Spectrum must demand written statements each year from the record holders of designated percentages of its common stock disclosing the actual owners of such common stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of American Spectrum's records. Although a failure to make such demand to ascertain the actual ownership of its shares will not cause a disqualification of REIT status, a monetary fine will result. A stockholder failing or refusing to comply with American Spectrum's written demand must submit with his or her tax return a similar statement and other information.

         In the case of a REIT that is a partner in a partnership, the Treasury Regulations deem that the REIT owns its proportionate share of the assets of the partnership and is entitled to the income of the partnership attributable to its proportionate share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT retain the same character as in the hands of the partnership for purposes of section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, American Spectrum's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of American Spectrum for purposes of applying the asset and gross income tests described below.

         Income Tests. In order for American Spectrum to qualify as a REIT, there are currently two requirements relating to American Spectrum's gross income that must be satisfied annually.

         - First, at least 75% of American Spectrum's gross income for each taxable year must consist of temporary investment income or of other defined categories of income derived directly or indirectly from investments relating to real property or the mortgages on real property. Subject to various limitations, these categories include:

                  -        rents from real property;

                  -        interest on mortgages on real property;

                  - gain from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business;

                  -        income from foreclosure property;

                  - dividends or other distributions on, and gain (other than from prohibited transactions) from the sale or disposition of, shares in other REITs; and

                  - amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property.

         - Second, at least 95% of American Spectrum's gross income for each taxable year must be derived either from income qualifying under the 75% test or from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         American Spectrum expects to satisfy the two current tests for the taxable year commencing January 1, 2002 and subsequent taxable years.

         Much of American Spectrum's income will be derived from rent from its properties. Rent from its properties qualifies as "rents from real property" in satisfying the two gross income tests only if the following conditions are met:

         - The rent must not be based in whole or in part, directly or indirectly, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;



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         -        Rents received from a tenant will not qualify as "rents from real property" if American Spectrum, or a direct or indirect owner of 10% or more of American Spectrum, owns, directly or constructively, 10% or more of the tenant;

         - If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property"; and

         - For rents to qualify as "rents from real property," American Spectrum generally must not operate or manage the property or furnish or render services to the tenants of such property, except that American Spectrum may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services that are considered to be rendered to the occupant of the property. However, American Spectrum is permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants without causing the rental income to fail to qualify as rents from real property.

         American Spectrum has represented to Proskauer Rose LLP that it will not violate any of the four conditions specified above. Specifically, American Spectrum expects that a substantial majority of its income will be derived from leases of the type described in "American Spectrum's Business and the Properties -- The Properties-Description of Leases". American Spectrum does not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% and 95% income tests.

         If American Spectrum fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT if:

         - American Spectrum's failure is due to reasonable cause and not willful neglect;

         - It reports the nature and amount of each item of its income on a schedule attached to its tax return for such year; and

         - The reporting of any incorrect information is not due to fraud with intent to evade tax.

Even if these three requirements are met and American Spectrum is not disqualified as a REIT, however, a penalty tax would be imposed by reference to the amount by which American Spectrum failed the 75% or 95% test (whichever amount is greater).

         Asset Tests. For tax years commencing January 1, 2002, at the end of each quarter of American Spectrum's taxable year, at least 75% of the value of its total assets must consist of "real estate assets," cash and cash items (including receivables), and government securities. The balance of American Spectrum's assets generally may be invested without restriction. However, securities holdings with respect to any one issuer and not within the 75% class of assets generally must not, except with respect to a taxable REIT subsidiary, exceed 5% of the value of American Spectrum's assets or 10% of an issuer's value or outstanding voting securities. In addition, not more than 20% of the value of American Spectrum's total assets may consist of the total value of all of its taxable REIT subsidiaries. The term "real estate assets" includes:

         -        Real property;

         -        Interests in real property;

         -        Leaseholds of land or improvements thereon; and

         - Mortgages on any such property or leasehold and any property attributable to the temporary investment of new capital (but only if this investment is in stock or a debt instrument and only for the one-year period beginning on the date that American Spectrum receives the capital).



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         After initially meeting the asset tests at the close of any quarter,
American Spectrum will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

         American Spectrum believes that it will satisfy the requirements for the three asset tests described above. American Spectrum intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. In particular, at the end of each calendar quarter, American Spectrum will limit and diversify its ownership of securities as necessary to satisfy the REIT asset tests described above.

         Ownership Tests. The Code provides the following ownership requirements for qualification as a REIT:

         - During the last half of each taxable year, not more than 50% in value of the REIT's outstanding shares may be owned, directly or indirectly (applying attribution rules), by five or fewer individuals (or entities defined in the Code); and

         - There must be at least 100 stockholders (without reference to any attribution rules) on at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year).

         These requirements do not apply to the first taxable year for which American Spectrum would make a REIT election. In keeping with these requirements, American Spectrum's articles of incorporation generally prohibit any person or entity from actually, constructively or beneficially acquiring or owning more than 5% of the issued and outstanding American Spectrum capital stock. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares as of the effective date of the consolidation.

         Under the articles of incorporation, the Board of Directors may require that each holder of American Spectrum shares disclose to American Spectrum's Board of Directors in writing such information with respect to actual, constructive or beneficial ownership of American Spectrum shares. Treasury Regulations govern the method by which American Spectrum is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause American Spectrum to fail to qualify as a REIT. We believe that American Spectrum will meet these stock ownership requirements for each taxable year and will be able to demonstrate its compliance with these requirements.

         Distribution Requirements. American Spectrum must distribute to its stockholders for each taxable year ordinary income dividends in an amount equal to at least:

         -        90% of the sum of:

                  - its "real estate investment trust taxable income" (computed before deduction of dividends and excluding any net capital gains) and;

                  - the excess of net income from foreclosure property over the tax on such income, minus

         -         excess noncash income.

"Real estate investment trust taxable income" generally is the taxable income of a REIT computed as if it were an ordinary corporation, with adjustments specified in the Code. American Spectrum must make distributions in the taxable year to which they relate, or, if declared before the timely filing of American Spectrum's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

         American Spectrum intends to make distributions to stockholders that will meet the 90% distribution requirement. Under some circumstances, however, American Spectrum may not have sufficient funds from its operations to make cash distributions to satisfy the 90% distribution requirement. For example, in the event of the default or financial failure of one or more tenants or lessees, American Spectrum might be required under federal income tax principles to continue to accrue rent for some period of time even though American Spectrum would not currently be



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receiving the corresponding amounts of cash. Similarly, American Spectrum might not be entitled, under federal income tax principles, to deduct some types of expenses at the time those expenses are incurred. In either case, American Spectrum's cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to American Spectrum is insufficient to make the necessary distributions, American Spectrum might raise cash by borrowing funds, issuing new securities or selling assets. If American Spectrum ultimately were unable to satisfy the 90% distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation.

         If American Spectrum fails to satisfy the 90% distribution requirement as a result of an adjustment to its tax returns by the IRS, under requirements set forth in the Code, it may be able to rectify its failure by paying a "deficiency dividend" (plus a penalty and interest) within 90 days after such adjustment. This deficiency dividend would be included in American Spectrum's deductions for dividends paid for the taxable year affected by such adjustment. The deduction for a deficiency dividend will be denied, however, if any part of the adjustment resulting in the deficiency is attributable to fraud with intent to evade tax or to willful failure to file an income tax return on time.

         Opinion of Proskauer Rose LLP. Based upon representations made by officers of American Spectrum with respect to relevant factual matters upon the existing Code provisions, the applicable regulations issued under the Code (Treasury Regulations), and reported administrative and judicial interpretations of the Code and Treasury Regulations, upon Proskauer Rose LLP's independent review of relevant documents, and upon the assumption that American Spectrum will operate in the manner described in this consent solicitation, Proskauer Rose LLP has opined the following:

         - American Spectrum is organized in conformity with the requirements for qualification as a REIT; and

         - if American Spectrum is operated in a manner consistent with this consent solicitation, American Spectrum would be organized and will operate so as to qualify a REIT for Federal Income Tax purposes.

You should bear in mind, however, that American Spectrum's ability to qualify and remain qualified as a REIT depends upon actual operating results and future actions by and events involving American Spectrum and others. Proskauer Rose LLP's opinion does not ensure that the actual results of American Spectrum's operations and future actions and events (including changes in tax laws) will enable American Spectrum to satisfy in any given year the requirements for qualification and taxation as a REIT.

         Upon receipt of a written request from you or from your representative designated in writing, we will provide you with a free copy of Proskauer Rose LLP's opinion.

TAXATION OF STOCKHOLDERS

         Taxable Domestic Stockholders. For any taxable year in which American Spectrum qualifies as a REIT for federal income tax purposes, if you (as a stockholder) are a United States person, you generally will be taxed in the following manner. A United States person generally, is any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation:

         - Distributions American Spectrum makes to you generally will be taxed as ordinary income;

         - Amounts that you receive that American Spectrum properly designates as capital gain dividends generally will be taxed as long-term capital gain, without regard to the period for which you have held American Spectrum shares, to the extent that they do not exceed American Spectrum's actual net capital gain for the taxable year;

         - If you are a corporate stockholder, you may have to treat up to 20% of certain capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations;

         - American Spectrum may elect to retain and pay income tax on its net long-term capital gain. If American Spectrum so elects, you will take into income your share of the retained capital gain as

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                  long-term capital gain and will receive a credit or refund for your share of the tax paid by American Spectrum. In addition, you will increase the basis of your American Spectrum shares by an amount equal to the excess of the retained capital gain included in your income over the tax deemed paid by you;

         - Distributions in excess of American Spectrum's current or accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your American Spectrum shares, but rather will reduce the adjusted basis of your American Spectrum shares. Assuming the shares are a capital asset in your hands, to the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your American Spectrum shares, such distributions will be included in your income as capital gain. The capital gain will be long term capital gain or short-term capital gain if you have held the American Spectrum shares for one year or less;

         -        Any distribution that is:

                  - declared by American Spectrum in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months; and

                  - actually paid by American Spectrum in January of the following year, shall be deemed to have been received by each stockholder on December 31 of the calendar year in which the dividend is declared and, as a result, will be includable in your gross income for that taxable year;

         - You may not deduct on your income tax returns any net operating or net capital losses of American Spectrum;

         - Upon the sale or other disposition of your American Spectrum shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of your American Spectrum shares involved in the transaction. The gain or loss will be long term capital gain or loss if, at the time of sale or other disposition, you have held the American Spectrum shares involved for more than one year;

         - If you receive a capital gain dividend with respect to American Spectrum shares that you have held for six months or less at the time of sale or other disposition, any loss by you recognize will be long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain; and

         - Generally, the redemption of American Spectrum shares by American Spectrum will result in recognition of ordinary income by you unless you "completely terminate" or substantially reduce your interest in American Spectrum, as described in the Code.

         The tax treatment discussed above is a summary of the general rules and may not deal with all of the tax consequences applicable to you in light of your particular investment or other circumstances. Therefore, you should consult your own tax advisors for an explanation of the tax consequences to you of the receipt, ownership, and disposition of American Spectrum shares.

         Tax-Exempt Stockholders. If you are an American Spectrum stockholder and a tax-exempt entity, you generally will be taxed in the following manner:

         - Dividends paid by American Spectrum to you generally will not constitute Unrelated Business Taxable Income (UBTI) as defined in section 512(a) of the Code, provided that you have not financed the acquisition of American Spectrum shares with "acquisition indebtedness" within the meaning of section 524(c) of the Code and your American Spectrum shares are not otherwise used in an unrelated trade or business; and

         - If you are a qualified trust (i.e., any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% (by value) of the shares of American Spectrum, and if:

                  - treating qualified trusts holding American Spectrum shares as individuals would result in a determination that American Spectrum is "closely held" within the meaning of section 856(h)(1) of the Code; and

                  - American Spectrum is "predominantly held" by qualified trusts, you may be required to treat a percentage of American Spectrum's distributions as UBTI. The restrictions on ownership of American Spectrum shares in the articles of incorporation will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing American Spectrum shares, absent a waiver of the restrictions by American Spectrum's Board of Directors, as discussed in "Description of Capital Stock ownership limits and Restrictions on Transfer."

         The tax treatment of distributions by qualified retirement plans, IRAs, Keogh plans and other tax-exempt entities is beyond the scope of this discussion. If you are one of these entities, you should consult your own tax advisors regarding such questions.

         Foreign Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign participants and other foreign stockholders (collectively, Non-U.S. Stockholders) are complex, and we will not try here to provide more than a summary of such rules, so if you are a prospective Non-U.S. Stockholder, you should consult with your tax advisors to determine the impact of federal, state and local laws with regard to an investment in American Spectrum shares, including any reporting requirements.

         Assuming that the income from investment in American Spectrum shares will not be effectively connected with your conduct of a United States trade or business, if you are a Non-U.S. Stockholder, you generally will be taxed in the following manner:

         - Distributions that are not attributable to gain from sales or exchanges by American Spectrum of United States real property interests and not designated by American Spectrum as capital gain dividends will be treated as dividends of ordinary income to the extent American Spectrum makes such distributions out of current and accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax;

         - Distributions in excess of American Spectrum's current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed the adjusted basis of your American Spectrum shares, but rather will reduce the adjusted basis of your American Spectrum shares;

         - To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your American Spectrum shares, the distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your American Spectrum shares;

         - If it cannot be determined at the time American Spectrum pays a distribution whether the distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate of 30%. You may seek a refund of the withheld amount from the IRS, however, if it is subsequently determined that the distribution was, in fact, in excess of American Spectrum's current and accumulated earnings and profits;

         - American Spectrum is permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. To the extent American Spectrum determines that the distributions are to exceed current or accumulated earnings and profits, a 10% withholding tax will apply to each such distributions, which may be refunded to the extent it exceeds your actual U.S. tax liability, provided you furnish required information to the IRS;

         - Distributions that are attributable to gain from sales or exchanges by American Spectrum of United States real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (or, FIRPTA), as amended. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to you as if such gain were effectively connected with a United States business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. Treasury Regulations require American Spectrum to withhold 35% of any distribution that it could designate as a capital gain dividend. You may credit this amount against your FIRPTA tax liability; and

         - Gain that you recognize upon a sale of American Spectrum shares generally will not be taxed under FIRPTA if American Spectrum is a "domestically controlled REIT." American Spectrum currently believes that it will be a "domestically controlled REIT."

         Gain not subject to FIRPTA nonetheless will be taxable to you if:

         - Investment in the American Spectrum shares is treated as "effectively connected" with your U.S. trade or business; or

         - You are a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met. If you are a foreign corporate stockholder, "effectively connected" gain you realize may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of your American Spectrum shares were to be subject to taxation under FIRPTA, you would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). The purchaser of your American Spectrum shares would be required to withhold and remit to the IRS 10% of the purchase price.

STATE AND LOCAL TAXES

         American Spectrum or its stockholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws on an investment in the common stock of American Spectrum.

                                     EXPERTS

         The combined audited financial statements and schedules of CGS and the majority-owned affiliates and the audited financial statements and schedules of Nooney Rider Trail, LLC and the related financial statements schedule included in this consent solicitation to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Nooney Income Fund Ltd., Nooney Income Fund Ltd. II, L.P., Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84 and Sierra Pacific Institutional Properties V and Sierra Mira Mesa Partners as of December 31, 2000, and the financial statements of Nooney Real Property Investors-Two, L.P. as of November 30, 2000, and the related financial statement schedules included in the consent solicitation, have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports appearing in the registration statement (such report for Sierra Pacific Development Fund III expresses an unqualified opinion and includes an explanatory paragraph relating to partnership's ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Nooney Income Fund Ltd., Nooney Income Fund Ltd. II, L.P., Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84, Sierra Pacific Institutional Properties V, Sierra Mira Mesa Partners and Sorrento I Partners as of December 31, 1999, and for each of the two years in the period ended December 31, 1999 and the financial statements of Nooney Real Property Investors-Two, L.P. as of November 30, 1999 and for each of the two years in the period ended November 30, 1999, and the related financial statement schedules included in the consent solicitation, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in the registration statement (such report for Sierra Pacific Development Fund III expresses an unqualified opinion and includes an explanatory paragraph relating to partnership's ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated balance sheets of Nooney-Hazelwood Associates, L.P. and Investor as of December 31, 1998, 1999 and 2000 and the related statements of operations, partners capital and cash flows for each of the three years then ended and the related financial statements schedules, included in this consent solicitation, have been audited by Wolfe, Nilges, Nahorski, P.C., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such report.

                                  LEGAL MATTERS

         Certain legal matters, including tax matters, will be passed upon by Proskauer Rose LLP for American Spectrum. Certain legal matters relating to Maryland law will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP for American Spectrum.

                       WHERE YOU CAN FIND MORE INFORMATION

         American Spectrum and each fund are subject to the reporting requirements of the Exchange Act, and are required to file reports and other information with the Securities Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549. In addition, American Spectrum has filed a Registration Statement on Form S-4 under the Securities Act with respect to the securities offered pursuant to this consent solicitation. This consent solicitation, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the consolidation, you should refer to American Spectrum's Registration Statement and such exhibits and schedules which are available at the SEC's web site at http://www.sec.gov. Also, you may examine copies of such documents without charge at, or obtain copies of such documents upon payment of prescribed fees from, the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at Room 1400, 75 Park Place, New York, New York 10007 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         The supplement to this consent solicitation has been prepared for your fund and will be delivered to you and the other limited partners of your fund. Upon receipt of a written request by you or your representative so designated in writing, we will send a copy of any supplement without charge. All requests should be directed to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, or call toll free at (800) 322-2885.

         Statements contained in this consent solicitation or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         In addition to applicable legal or American Stock Exchange requirements, if any, American Spectrum will send to holders of American Spectrum shares annual reports containing audited financial statements with a report thereon by

American Spectrum's independent public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

         The Annual Report for Nooney Real Property Investors-Two, L.P. (File Number 0-10287) on Form 10-K for the year ended November 30, 2000 is incorporated by reference.

         The Quarterly Report for Nooney Real Property Investors - Two L.P. (File Number 0-10287) on Form 10-Q for the three months ended February 28, 2001 is hereby incorporated by reference.

         The Annual Reports on Form 10-K for the year ended December 31, 2000 for each of the following funds are incorporated by reference:

         Nooney Income Fund Ltd. II, L.P. (File Number 0-14360)
         Nooney Income Fund Ltd., L.P. (File Number 0-13241)
         Sierra Pacific Development Fund (File Number 0-11068)
         Sierra Pacific Development Fund II (File Number 0-12036)
         Sierra Pacific Development Fund III (File Number 0-14276) Sierra Pacific Institutional Properties V (File Number 0-15702) Sierra Pacific Pension Investors '84 (File Number 0-14268)

         The Quarterly Reports on Form 10-Q for the three months ended March 31, 2001 for each of the following funds are hereby is incorporated by reference:

         Nooney Income Fund Ltd. II, L.P. (File Number 0-14360)
         Nooney Income Fund Ltd., L.P. (File Number 0-13241)
         Sierra Pacific Development Fund (File Number 0-11068)
         Sierra Pacific Development Fund II (File Number 0-12036)
         Sierra Pacific Development Fund III (File Number 0-14276) Sierra Pacific Institutional Properties V (File Number 0-15702) Sierra Pacific Pension Investors '84 (File Number 0-14268)

                          INDEX TO FINANCIAL STATEMENTS

Pro Forma Unaudited Financial Information

     MAXIMUM SCENARIO:
         American Spectrum Unaudited Pro Forma Consolidated Balance Sheet - March 31, 2001 ....................      F-9
         American Spectrum Unaudited Pro Forma Consolidated Statement of Operations - for the three
                  months ended March 31, 2001 .................................................................     F-10
         American Spectrum Unaudited Pro Forma Consolidated Statement of Operations - for the year
                  ended December 31, 2000 .....................................................................     F-11
         American Spectrum Unaudited Pro Forma Consolidated Statement of Cash Flows - for the three months
                  ended March 31, 2001 ........................................................................     F-12
         American Spectrum Unaudited Pro Forma Consolidated Statement of Cash Flows - for the
                  year ended December 31, 2000 ................................................................     F-13

     MINIMUM SCENARIO:

         American Spectrum Unaudited Pro Forma Consolidated Balance Sheet - March 31, 2001 ....................     F-14
         American Spectrum Unaudited Pro Forma Consolidated Statement of Operations - for the three
                  months ended March 31, 2001 .................................................................     F-15
         American Spectrum Unaudited Pro Forma Consolidated Statement of Operations -- for the year
                  ended December 31, 2000 .....................................................................     F-16
         American Spectrum Unaudited Pro Forma Consolidated Statement of Cash Flows - for the three months
                  ended March 31, 2001 ........................................................................     F-17
         American Spectrum Unaudited Pro Forma Consolidated Statement of Cash Flows - for the
                  year ended December 31, 2000 ................................................................     F-18
         Notes to the Pro Forma Unaudited Consolidated Financial Information of American Spectrum .............     F-19

     American Spectrum Realty, Inc. ...........................................................................     F-91
         Report of Independent Public Accountants .............................................................     F-92
         Balance Sheet - December 31, 2000 and the three months ended March 31, 2001 (Unaudited) ..............     F-93
         Statement of Operations from Inception (August 8, 2000) to December 31, 2000 and the three months
                  ended March 31, 2001 (Unaudited) ............................................................     F-94
         Statement of Stockholder Equity (Deficit) from inception (August 8, 2000) to March 31, 2001
                  (Unaudited) .................................................................................     F-95
         Statement of Cash Flows from inception (August 8, 2000) to December 31, 2000 and the three months
                  ended March 31, 2001 (Unaudited) ............................................................     F-96

         Notes to Financial Statements and Unaudited Interim Financial Statements .............................     F-97

     CGS and the majority-owned affiliates:

         Report of Independent Public Accountants .............................................................    F-100
         Combined Balance Sheets - December 31, 1999 and 2000 and the three
                  months ended March 31, 2001 (Unaudited) .....................................................    F-101
         Combined Statements of Operations - for the years ended December 31,
                  1998, 1999 and 2000 and the three months ended March 31, 2000
                  and 2001 (Unaudited) ........................................................................    F-102
         Combined Statements of Cash Flows for the years ended December 31, 1998,
                  1999 and 2000 and the three months ended March 31, 2000
                  and 2001 (Unaudited) ........................................................................    F-103
         Combined Statements of Equity (Deficit) for the years ended December
                  31, 1997, 1998, 1999 and 2000 and the three months ended March
                  31, 2001 (Unaudited) ........................................................................    F-105
         Supplemental Disclosure of Noncash Investing and Financing Activities
                  for the years ended December 31, 1998, 1999 and 2000 ........................................    F-106
         Notes to Combined Financial Statements and Unaudited Interim Financial Statements ....................    F-107

Nooney Rider Trail, LLC
     Report of Independent Public Accounts ....................................................................   F-124
     Balance Sheets - December 31, 1999 and 2000 and the three months ended
         March 31, 2001 (Unaudited) ...........................................................................   F-125
     Statements of Operations for the years ended December 31, 1998, 1999 and
          2000 and the three months ended March 31, 2000 and 2001 (Unaudited) .................................   F-126
     Statements of Cash Flows for the years ended December 31, 1998, 1999 and
          2000 and the three months ended March 31, 2000 and 2001 (Unaudited) .................................   F-127
     Statements of Equity (Deficit) for the years ended December 31, 1997, 1998,
         1999 and 2000 and the three months ended March 31, 2001 (Unaudited) ..................................   F-128
     Notes to Financial Statements and Unaudited Interim Financial Statements .................................   F-129

Nooney Hazelwood Associates, L.P. And Investee
     Independent Auditors' Report .............................................................................   F-136
     Consolidated Balance Sheets - December 31, 1999 and 2000 and the three
         months ended March 31, 2001 (Unaudited) ..............................................................   F-137
     Consolidated Statements of Operations - for the years ended December 31,
          1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001 (Unaudited) ..................   F-138
     Consolidated Statements of Cash Flows for the years ended December 31,
          1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001 (Unaudited) ..................   F-139
     Consolidated Statements of Partners' Capital (Deficit) for the years ended
         December 31, 1997, 1998, 1999 and 2000 and the three months ended March
         31, 2001 .............................................................................................   F-140
     Notes to the Consolidated Financial Statements and Unaudited Interim Financial Statements ................   F-141

Sierra Pacific Development Fund I
     Selected Historical Financial Data .......................................................................   F-150
     Management's Analysis of Financial Condition and Results of Operations
         December 31, 2000, 1999 and 1998 .....................................................................   F-153
     Management's Analysis of Financial Condition and Results of Operations -
          March 31, 2000 and 2001 .............................................................................   F-155
     Independent Auditor's Report .............................................................................   F-157
     Balance Sheets - December 31, 1999 and 2000 ..............................................................   F-159
     Statements of Operations - for the years ended December 31, 1998, 1999 and 2000 ..........................   F-160
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1998, 1999 and 2000 .............   F-161
     Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000 ............................   F-162
     Notes to Financial Statements and Schedules ..............................................................   F-163
     Balance Sheets - March 31, 2001 and December 31, 2000 ....................................................   F-171
     Statements of Operations - for the three months ended March 31, 2000 and 2001 (Unaudited) ................   F-172
     Statement of Partners' Equity (Deficit)for the years ended December 31, 2000
        and the three months ended March 31, 2001 (Unaudited) .................................................   F-173
     Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (Unaudited). .................   F-174
     Notes to Interim Financial Statements and Scheduled (Unaudited) ..........................................   F-175

Sierra Pacific Development Fund II
     Selected Historical Financial Data .......................................................................   F-179
     Management's  Analysis of Financial Condition and Results of Operations
          -  December 31, 1999, 1998 and 2000 .................................................................   F-182
     Management's  Analysis of Financial Condition and Results of Operations
          -  March 31, 2000 and 2001 ..........................................................................   F-186
     Independent Auditor's Report .............................................................................   F-189
     Balance Sheets - December 31, 1999 and 2000 ..............................................................   F-191
     Statements of Operations - for the years ended December 31, 1998, 1999 and 2000 ..........................   F-192
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1998, 1999 and 2000 .............   F-193
     Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000 ............................   F-194
     Notes to Financial Statements and Schedules ..............................................................   F-196

     Balance Sheets - March 31, 2001 and December 31, 2000 ....................................................   F-212
     Statements of Operations - for the three months ended March 31, 2000 and 2001 (Unaudited) ................   F-213
     Statement of Partners' Equity (Deficit) for the years ended December 31, 2000 and the
     three months ended March 31, 2001 (Unaudited) ............................................................   F-214
     Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (Unaudited). .................   F-215
     Notes to Interim Financial Statements and Scheduled (Unaudited) ..........................................   F-216
     Audited Financial Statements of Sierra Mira Mesa Partners ................................................   F-220
         Independent Auditors' Report .........................................................................   F-221
         Balance Sheets for the years ended December 31, 1999 and 2000 ........................................   F-223
         Statement of Operations for the years ended December 31, 2000, 1999 and 1998 .........................   F-224
         Statement of Changes in General Partners' Equity for the
         years ended December 31, 1999 and 2000 ...............................................................   F-225
         Statements of Cash Flows for the years ended December 31, 2000, 1999
         and 1998 .............................................................................................   F-226
         Notes to Financial Statements ........................................................................   F-228

Sierra Pacific Development Fund III
     Selected Historical Financial Data .......................................................................   F-240
     Management's Analysis of Financial Condition and Results of Operations
         December 31, 2000, 1999 and 1998 .....................................................................   F-244

     Management's  Analysis of Financial Condition and Results of Operations
          -  March 31, 2000 and 2001 ..........................................................................   F-246
     Independent Auditor's Report .............................................................................   F-247
     Balance Sheets - December 31, 1999 and 2000 ..............................................................   F-249
     Statements of Operations - for the years ended December 31, 1998, 1999 and 2000 ..........................   F-250
     Statement of Partners' Equity (Deficit) for the years ended
     December 31, 1998, 1999 and 2000 .........................................................................   F-251
     Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000 ............................   F-252
     Notes to Financial Statements and Schedules ..............................................................   F-253
     Balance Sheets
     - March 31, 2001 (Unaudited) and December 31, 2000 .......................................................   F-259
     Statements of Operations - for the three months ended March 31, 2000 and 2001 (Unaudited) ................   F-260
     Statement of Partners' Equity (Deficit) for the three months ended March 31, 2000 and 2001 (Unaudited) ...   F-261
     Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (Unaudited) ..................   F-262
     Notes to Interim Financial Statements and Schedules (Unaudited) ..........................................   F-263
     Audited Financial Statements of Sorrento I Partners -
             Independent Auditors' Report .....................................................................   F-266
           - Balance Sheets for the years ending December 31, 1999 and 2000 ...................................   F-268
           - Statements of Operations - December 31, 1997, 1998 and 1999 ......................................   F-269
           - Statements of Changes in General Partners' Equity (Deficit) for the years ended December 31,
                  2000, 1999 and 1998 .........................................................................   F-270
           - Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998 ....................   F-271
           - Notes to Financial Statements ....................................................................   F-272

Sierra Pacific Institutional Properties V
     Selected Historical Financial Data .......................................................................   F-281
     Management's Analysis of Financial Condition and Results of Operations -
          - December 31, 2000, 1999 and 1998 ..................................................................   F-284
     Management's Analysis of Financial
     Condition and Results of Operations
          - March 31, 2000 and 2001 ...........................................................................   F-287
     Independent Auditor's Report .............................................................................   F-289
     Balance Sheets - December 31, 1999 and 2000 ..............................................................   F-291
     Statements of Operations - for the years ended December 31, 1998, 1999 and 2000 ..........................   F-293
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1998,
         1999 and 2000 ........................................................................................   F-294
     Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000 ............................   F-295
     Notes to Financial Statements and Schedules ..............................................................   F-297
     Balance Sheets - March 31, 2001 and December 31, 2000 ....................................................   F-305

         Statements of Operations - for the three months ended March 31, 2000 and 2001 (Unaudited) ............   F-306
         Statement of Partners' Equity (Deficit) for the years ended December 31, 2000 and the three
                  months ended March 31, 2001 (Unaudited) .....................................................   F-307
         Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (Unaudited) ..............   F-308
         Notes to Interim Financial Statements and Scheduled (Unaudited) ......................................   F-309

Sierra Pacific Pension Investors '84
         Selected Historical Financial Data ...................................................................   F-314
         Management's  Analysis of Financial Condition and Results of Operations
           - December 31, 2000, 1999 and 1998 .................................................................   F-317
         Management's  Analysis of Financial Condition and Results of Operations
           - March 31, 2000 and 2001 ..........................................................................   F-319
         Independent Auditor's Report .........................................................................   F-320
         Balance Sheets - December 31, 1999 and 2000 ..........................................................   F-322
         Statements of Operations - for the years ended December 31, 1998, 1999 and 2000 ......................   F-323
         Statement of Partners' Equity (Deficit) for the years ended December 31, 1998,
                  1999 and 2000 ...............................................................................   F-324
         Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000 ........................   F-325
         Notes to Financial Statements and Schedules ..........................................................   F-327
         Balance Sheets - March 31, 2001 (Unaudited) and December 31, 2000 ....................................   F-344
         Statements of Operations - for the three months ended March 31, 2000 and 2001 (Unaudited) ............   F-345
         Statement of Partners' Equity (Deficit) for the three months ended March 31, 2000 and 2001 (Unaudited_)  F-346
         Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (Unaudited) ..............   F-347
         Notes to Interim Financial Statements and Schedules (Unaudited) ......................................   F-348
         Audited Financial Statements of Sierra Mira Mesa Partners and Subsidiary
         -        Independent Auditors' Report ................................................................   F-352
         -        Balance Sheets - December 31, 1999 and 2000 .................................................   F-354
         -        Statements of Operations - December 31, 1998, 1999 and 2000 .................................   F-356
         -        Statements of Changes in General Partners' Equity - December 31, 1998, 1999 and 2000 ........   F-358
         -        Statements of Cash Flows- December 31, 1998, 1999 and 2000 ..................................   F-359
         -        Notes to Financial Statements ...............................................................   F-361

Nooney Income Fund Ltd , L P
         Selected Historical Financial Data ...................................................................   F-375
         Management's  Analysis of Financial Condition and Results of Operations
         -        December 31, 2000, 1999 and 1998 ............................................................   F-378
         Management's  Analysis of Financial Condition and Results of Operations
                  - March 31, 2000 and 2001 ...................................................................   F-383
         Independent Auditor's Report .........................................................................   F-387
         Balance Sheets - December 31, 1999 and 2000 ..........................................................   F-389
         Statements of Operations - for the years ended December 31, 1998, 1999 and 2000 ......................   F-390
         Statement of Partners' Equity (Deficit) for the years ended December 31,
                  1998, 1999 and 2000 .........................................................................   F-391
         Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000 ........................   F-392
         Notes to Financial Statements and Schedules ..........................................................   F-393
         Balance Sheets - March 31, 2001 (Unaudited) and December 31, 2000 ....................................   F-401
         Statements of Operations and Partners' Equity - for the three months ended
                  March 31, 2000 and 2001 (Unaudited) .........................................................   F-402
         Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (Unaudited) ..............   F-403
         Notes to Interim Financial Statements and Schedules (Unaudited) ......................................   F-404

Nooney Income Fund Ltd  II, L P
         Selected Historical Financial Data ...................................................................   F-411
         Management's  Analysis of Financial Condition and Results of Operations
         -        December 31, 2000, 1999 and 1998 ............................................................   F-414
         Management's  Analysis of Financial Condition and Results of Operations

         - March 31, 2000 and 2001 ............................................................................   F-421
         Independent Auditor's Report .........................................................................   F-426
         Balance Sheets - December 31, 1999 and 2000 ..........................................................   F-428
         Statements of Operations - for the years ended December 31, 1998, 1999 and 2000 ......................   F-429
         Statement of Partners' Equity (Deficit) for the years ended December 31, 1998,
                  1999 and 2000 ...............................................................................   F-430
         Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000 ........................   F-431
         Notes to Financial Statements and Schedules ..........................................................   F-432
         Balance Sheets - March 31, 2001 (Unaudited) and December 31, 2000 ....................................   F-441
         Statements of Operations and Partners' Equity - for the three months ended
                  March 31, 2000 and 2001 (Unaudited) .........................................................   F-442
         Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (Unaudited) ..............   F-443
         Notes to Interim Financial Statements and Schedules (Unaudited) ......................................   F-444

Nooney Real Property Investors - Two L P
         Selected Historical Financial Data ...................................................................   F-451
         Management's  Analysis of Financial Condition and Results of Operations
         -        November 30, 1999 and 1998 ..................................................................   F-454
         Management's  Analysis of Financial Condition and Results of Operations
         -        February 28, 2001 and February 29, 2000 .....................................................   F-460
         Independent Auditor's Report .........................................................................   F-465
         Balance Sheets - November 30, 1999 and 2000 ..........................................................   F-467
         Statements of Operations - for the years ended November 30, 1998, 1999 and 2000 ......................   F-468
         Statements of Deficiency in Assets years ended November 30, 1998, 1999 and 2000 ......................   F-469
         Statements of Cash Flows for the years ended November 30, 1998, 1999 and 2000 ........................   F-470
         Notes to Financial Statements and Schedules ..........................................................   F-471
         Balance Sheets - February 28, 2001 (Unaudited) and November 30, 2000 .................................   F-480
         Statements of Operations and Partners' Equity - for the three months ended
                  February 28, 2001 and February 29, 2000 (Unaudited) .........................................   F-481
         Statements of Cash Flows for the three months ended February 28, 2001
                  and February 29, 2000 (Unaudited) ...........................................................   F-482
         Notes to Interim Financial Statements and Schedules (Unaudited).......................................   F-483

 PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION OF AMERICAN
                   SPECTRUM REALTY, INC. ("AMERICAN SPECTRUM")

Background

The Consolidation will involve the simultaneous merger or acquisition of assets of the following entities (to the extent approved by their owners):

     1)   American Spectrum Realty, Inc. (the Registrant and legal acquirer)

     2) Sierra Pacific Pension Investors '84 (accounting acquirer and predecessor to American Spectrum Realty, Inc. for future 1934 Act filing purposes)

     3) CGS and the Majority-Owned Affiliates* (a group of private entities under common management)

     4)   Sierra Pacific Development Fund** (a public limited partnership)

     5)   Sierra Pacific Development Fund II** (a public limited partnership)

     6)   Sierra Pacific Development Fund III** (a public limited partnership)

     7) Sierra Pacific Institutional Properties V** (a public limited partnership)

     8) Sierra Mira Mesa Partners** (a partnership jointly owned by Sierra Pacific Development Fund II and Sierra Pacific Pension Investors '84)

     9)   Nooney Income Fund Ltd, LP** (a public limited partnership)

     10)  Nooney Income Fund II, LP** (a public limited partnership)

     11) Nooney Real Property Investors Two, LP** (a public limited partnership)

     12)  CGS' Other Affiliates, which include the following entities:

          a)   Nooney Rider Trail, LLC (a private, widely held entity)

          b)   Nooney-Hazelwood LP (a private, widely held entity)

* Excluding certain assets related to the Company's third party management operations, and other assets and liabilities (principally investments in joint ventures and a property which will not participate in the consolidation and certain affiliate payables), which will not be acquired

**   Collectively referred to as the Other Funds

Pro Forma Presentation

We have provided on the following pages the unaudited pro forma consolidated financial statements of American Spectrum Realty, Inc., which have been derived by the application of pro forma adjustments to the historical financial statements included in this Consent Solicitation of the entities participating in the Consolidation. The unaudited pro forma statements of operations and cash flows for the year ended December 31, 2000 and the three months ended March 31, 2001 give effect to the Consolidation as if the respective transactions occurred on January 1, 2000. The unaudited pro forma balance sheet gives effect to the Consolidation as if American Spectrum had completed the Consolidation on March 31, 2001. Pro forma financial data has been provided under two separate assumptions: (1) all of the public limited partnerships (the "Funds") participate in the Consolidation ("Maximum Participation") and (2) only Sierra

Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II, and Sierra Pacific Development Fund III participate in the Consolidation ("Minimum Participation"). The Minimum Participation scenario includes Sierra Pacific Pension Investors `84, as this fund is required to participate in the Consolidation and three funds that, on a combined basis, have the lowest combined net cash provided by operating activities that also satisfy all conditions to consummate the Consolidation. CGS's Other Affiliates and CGS and the Majority-Owned Affiliates will have previously agreed to the Consolidation.

You should not consider the pro forma consolidated financial statements indicative of actual results that would have been achieved had the Consolidation been consummated on the date or for the periods indicated. These financial statements also do not purport to indicate balance sheet data, results of operations or cash flows as of or for any future period. You should read this data in conjunction with the historical financial statements and notes to such statements for the entities participating in this Consolidation, included elsewhere in this Consent Solicitation. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Consent Solicitation and the accompanying Supplements for your fund.

We applied pro forma adjustments to the respective historical financial statements to reflect the accounting for the Consolidation using purchase accounting, with Sierra Pacific Pension Investors 84 as the accounting acquirer. Accordingly, the assets and liabilities of the acquired entities have been reflected at their estimated fair values and these adjustments have been reflected in the "Purchase Accounting Adjustments" column. The assets and liabilities of Sierra Pacific Pension Investors 84 have been reflected at their historical cost bases in the accompanying pro forma financial statements.

We also applied pro forma adjustments to the historical financial statements of CGS and the Majority Owned Affiliates to (a) carve-out the assets and liabilities of the third party operations of the CGS property management subsidiaries included in the historical financial statements that will not be acquired in the Consolidation ("Management Company Adjustments" column) and (b) carve-out investments, affiliate payables, properties and related revenue and expenses, that will not be acquired in the Consolidation ("Carve-Out Adjustments" column). Certain pro forma adjustments were also necessary to reflect the effect of the consolidation on American Spectrum Realty, Inc.

We have also presented consolidating entries to eliminate transactions and balances among the entities participating in the Consolidation (included in the "Eliminations" column).

INDEX TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION OF AMERICAN SPECTRUM

MAXIMUM SCENARIO:

1. AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET - MARCH 31, 2001

2.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     - FOR THE THREE MONTHS ENDED MARCH 31, 2001

3.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     - FOR THE YEAR ENDED DECEMBER 31, 2000

4.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
     - FOR THE THREE MONTHS ENDED MARCH 31, 2001

5.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
     - FOR THE YEAR ENDED DECEMBER 31, 2000


MINIMUM SCENARIO:

6. AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET - MARCH 31, 2001

7.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     - FOR THE THREE MONTHS ENDED MARCH 31, 2001

8.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     - FOR THE YEAR ENDED DECEMBER 31, 2000

9.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
     - FOR THE THREE MONTHS ENDED MARCH 31, 2001

10.  AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
     - FOR THE YEAR ENDED DECEMBER 31, 2000


NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION OF AMERICAN SPECTRUM

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET OF AMERICAN SPECTRUM
 (Amounts in thousands)
 Fund Participation Assumption:            MAXIMUM
 Period Covered:                           AS OF MARCH 31, 2001

                                                                            CGS and
                                             American     Sierra Pacific  the Majority-  Sierra Pacific  Sierra Pacific
                                             Spectrum        Pension        Owned         Development    Development
                                            Realty, Inc.   Investors '84  Affiliates         Fund          Fund II
                                           (See Note 1)    (See Note 2)   (See Note 3)   (See Note 4)    (See Note 5)
                                           ------------------------------------------------------------------------------
ASSETS:

    Real estate held for investment, net   $      65      $   1,198       $ 124,578      $   8,636       $  15,888
    Cash                                        --                4           1,102             25               7
    Accounts Receivable, net                      70            111           1,351             54             823
    Accounts and notes receivable from
    affiliates, net                             --            2,652             (42)          --              --
    Investment in uncombined partnerships       --
       and joint ventures                       --            6,857           3,243           --             1,561

    Goodwill and other                           100            253           9,330          2,654             235
                                           ---------      ---------       ---------      ---------       ---------

    Total assets                           $     235      $  11,075       $ 139,562      $  11,369       $  18,514
                                           =========      =========       =========      =========       =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
    Accounts payable, accrued expenses &
    other                                  $   1,177      $     160       $   5,767      $     244       $     907

    Mortgage notes payable, net                 --            1,345         105,276          4,051           6,285

    Notes payable to affiliates                4,392           --            11,779           --              --

    Other                                       --             --             3,781           --              --
                                           ---------      ---------       ---------      ---------       ---------


    Total Liabilities                          5,569          1,505         126,603          4,295           7,192
                                           ---------      ---------       ---------      ---------       ---------




MINORITY INTEREST                                --             --            12,673           --              --



EQUITY (DEFICIT)                               (5,334)         9,570             286          7,074          11,322
                                           ---------      ---------       ---------      ---------       ---------




    Total liabilities and equity (deficit) $     235      $  11,075       $ 139,562      $  11,369       $  18,514
                                           =========      =========       =========      =========       =========


OTHER PRO FORMA DATA:
    Book value per share (14)



                                                                                                                       Nooney Real
                                           Sierra Pacific  Sierra Pacific   Sierra         Nooney        Nooney         Property
                                           Development     Institutional   Mira Mesa     Income Fund   Income Fund    Investors Two,
                                             Fund III      Properties V   Partners (A),   Ltd., LP     Ltd., II LP       LP (B)
                                           (See Note 6)    (See Note 7)   (See Note 8)   (See Note 9)  (See Note 10)  (See Note 11)
                                           -----------------------------------------------------------------------------------------
ASSETS:

    Real estate held for investment, net   $     681        7,740         $   8,306      $  10,322     $  21,417      $  15,208
    Cash                                           1           14                 8            522         1,744            748
    Accounts Receivable, net                    --            363               903            124           269             90
    Accounts and notes receivable from
    affiliates, net                             --           --               2,696          1,405            99          1,855
    Investment in uncombined partnerships
       and joint ventures                       (366)        --               1,105           --            --             --

    Goodwill and other                          --           --                 816             19          --              257
                                           ---------        -----         ---------      ---------     ---------      ---------

    Total assets                           $     316        8,117         $  13,834      $  12,392     $  23,529      $  18,158
                                           =========    =========         =========      =========     =========      =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
    Accounts payable, accrued expenses &
    other                                  $      13           58         $     211      $     358     $     495      $     408

    Mortgage notes payable, net                 --           --               5,814          1,098         6,723          9,340

    Notes payable to affiliates                 --           --                --             --            --             --

    Other                                       --           --                --              147           287             98
                                           ---------        -----         ---------      ---------     ---------      ---------


    Total Liabilities                             13           58             6,025          1,603         7,505          9,846
                                           ---------        -----         ---------      ---------     ---------      ---------




MINORITY INTEREST                                  16        3,685              (366)          --            --             --



EQUITY (DEFICIT)                                  287        4,374             8,175         10,789        16,024          8,312
                                           ---------        -----         ---------      ---------     ---------      ---------




    Total liabilities and equity (deficit) $     316        8,117         $  13,834      $  12,392     $  23,529      $  18,158
                                           =========        =====         =========      =========     =========      =========


OTHER PRO FORMA DATA:
    Book value per share (14)



                                             CGS'
                                             Other                           Pro Forma
                                            Afiliates     Eliminations     Consolidated
                                           (See Note 12)  (See Note 13)
                                           ---------------------------------------------
ASSETS:

    Real estate held for investment, net   $  19,224                           233,263
    Cash                                         409                             4,584
    Accounts Receivable, net                      94                             4,252
    Accounts and notes receivable from
    affiliates, net                              205         (8,870)(a)           --
    Investment in uncombined partnerships
       and joint ventures                       --          (12,400)(b)           --

    Goodwill and other                           479         (2,596)(b)         11,547
                                           ---------      ---------            -------

    Total assets                           $  20,411      $ (23,866)           253,646
                                           =========      =========            =======

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
    Accounts payable, accrued expenses &
    other                                  $   1,106                            10,904

    Mortgage notes payable, net               16,465                           156,397

    Notes payable to affiliates                    7         (8,960)(a)          7,218

    Other                                        107                             4,420
                                           ---------      ---------            -------


    Total Liabilities                         17,685         (8,960)           178,939
                                           ---------      ---------            -------




MINORITY INTEREST                               2,726        (3,335)(b)         15,399



EQUITY (DEFICIT)                                 --         (11,571)(a)         59,308
                                           ---------      ---------            -------
                                                                    (b)



    Total liabilities and equity (deficit) $  20,411      $ (23,866)           253,646
                                           =========      =========            =======


OTHER PRO FORMA DATA:
    Book value per share (14)                                                    11.05
                                                                               =======



(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II, that account for their investments in SMM on the equity method. Accordingly, SMM is included in the combination of the funds under the maximum scenario. All equity method accounting related to the investment in SMM held by Investors' 84 and Development Fund II has been eliminated in the Consolidation (see Note 13).

(B) Nooney Real Property Investors Two, LP has a fiscal quarter ending on November 30. The one month period December 31 is not material to the pro forma presentation of financial condition and results of operations.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM
 (Amounts in thousands)
 Fund Participation Assumption:                MAXIMUM
 Period Covered:                               THREE MONTHS ENDED MARCH 31, 2001

                                                                                         CGS and
                                                           American    Sierra Pacific  the Majority-  Sierra Pacific  Sierra Pacific
                                                           Spectrum      Pension          Owned        Development    Development
                                                         Realty, Inc.  Investors '84     Affiliates        Fund          Fund II
                                                         (See Note 1)  (See Note 2)    (See Note 3)   (See Note 4)    (See Note 5)
                                                       -----------------------------------------------------------------------------
REVENUES:

       Rental and reimbursement                            $   --      $    166          $  4,331       $    286       $    631
       Property management                                     --          --                --             --             --
       Affiliate income and other                              --            44               423           --              151
                                                           --------    --------          --------       --------       --------


          Total Revenues                                       --           210             4,754            286            782

EXPENSES:
       Property operating                                       144         154             1,216            220            514
       Management and advisory                                 --          --                --             --             --
       Property management                                     --          --                 519           --             --
       Fees to related parties                                 --          --                --             --             --
       Real estate and other taxes                             --          --                 455           --             --
       Depreciation and amortization                              6          47             2,144            146            249
       Interest                                                --            31             2,856             91            110
                                                           --------    --------          --------       --------       --------



          Total Expense                                         150         232             7,190            457            873
                                                           --------    --------          --------       --------       --------


Loss before equity in loss on noncombined
       partnerships and gain (loss)
         on sale of property                                   (150)        (22)           (2,436)          (171)           (91)

       Equity in income of noncombined
        partnerships                                           --           (21)               (8)          --               (5)
       Gain (loss) on sale of property                         --          --                 100           --             --
                                                           --------    --------          --------       --------       --------


Net income (loss) before extraordinary item and
       minority interest                                       (150)        (43)           (2,344)          (171)           (96)

       Minority interest in (loss) income                      --          --                  14           --             --

       Extraordinary item - extinguishments of debt            --          --                --             --             --
                                                           --------    --------          --------       --------       --------


Net income (loss)                                          $   (150)   $    (43)         $ (2,330)      $   (171)      $    (96)
                                                           ========    ========          ========       ========       ========




OTHER PRO FORMA DATA
       Basic and diluted loss per share (14)

       Weighted average shares outstanding (14)

       Deficiency to cover fixed charges (15)




                                                                                                                        Nooney Real
                                                         Sierra Pacific   Sierra Pacific      Sierra         Nooney         Nooney
                                                          Development    Institutional     Mira Mesa     Income Fund    Income Fund
                                                            Fund III       Properties V   Partners (A),     Ltd., LP     Ltd., II LP
                                                         (See Note 6)     (See Note 7)    (See Note 8)   (See Note 9)  (See Note 10)
                                                       -----------------------------------------------------------------------------
REVENUES:

       Rental and reimbursement                          $   --            $    317          $    556      $    495       $  1,040
       Property management                                   --                --                --            --             --
       Affiliate income and other                            --                --                 106             6           --
                                                         --------          --------          --------      --------       --------

          Total Revenues                                     --                 317               662           501          1,040

EXPENSES:
       Property operating                                      22               162               195           186            313
       Management and advisory                               --                --                --            --             --
       Property management                                   --                --                --            --             --
       Fees to related parties                               --                --                --              30             72
       Real estate and other taxes                           --                --                  25            72            152
       Depreciation and amortization                            4               112               143           201            442
       Interest                                              --                --                 123            25            143
                                                         --------          --------          --------      --------       --------



          Total Expense                                        26               274               486           514          1,122
                                                         --------          --------          --------      --------       --------


Loss before equity in loss on noncombined
       partnerships and gain (loss)
         on sale of property                                  (26)               43               176           (13)           (82)

       Equity in income of noncombined
        partnerships                                           (9)             --                --            --             --
       Gain (loss) on sale of property                       --                --                --            --             --
                                                         --------          --------          --------      --------       --------


Net income (loss) before extraordinary item and
       minority interest                                      (35)               43               176           (13)           (82)

       Minority interest in (loss) income                       7                (9)             --            --             --

       Extraordinary item - extinguishments of debt          --                --                --            --             --
                                                         --------          --------          --------      --------       --------


Net income (loss)                                        $    (28)         $     34          $    176      $    (13)      $    (82)
                                                         ========          ========          ========      ========       ========




OTHER PRO FORMA DATA
       Basic and diluted loss per share (14)

       Weighted average shares outstanding (14)

       Deficiency to cover fixed charges (15)






                                                             Property         CGS'
                                                           Investors Two,      Other                              Pro Forma
                                                                LP (B)        Afiliates       Eliminations       Consolidated
                                                           (See Note 11)   (See Note 12)    (See Note 13)
                                                       ----------------------------------------------------------------------
REVENUES:

       Rental and reimbursement                              $    627          $    777                         $  9,226
       Property management                                       --                --             --
       Affiliate income and other                                   5                19           (537)(c)           217
                                                             --------          --------       --------          --------
                                                                                                       (e)

          Total Revenues                                          632               796           (537)            9,443

EXPENSES:
       Property operating                                         175               257                            3,558
       Management and advisory                                   --                --             --
       Property management                                       --                --             (275)(c)           244
       Fees to related parties                                     39                43                              184
       Real estate and other taxes                                 95                72                              871
       Depreciation and amortization                              388               363                            4,245
       Interest                                                   220               320           (262)(e)         3,657
                                                             --------          --------       --------          --------



          Total Expense                                           917             1,055           (537)           12,759
                                                             --------          --------       --------          --------


Loss before equity in loss on noncombined
       partnerships and gain (loss)
         on sale of property                                     (285)             (259)          --              (3,316)

       Equity in income of noncombined
        partnerships                                             --                --               43(d)           --
       Gain (loss) on sale of property                           --                --                                100
                                                             --------          --------       --------          --------


Net income (loss) before extraordinary item and
       minority interest                                         (285)             (259)            43            (3,216)

       Minority interest in (loss) income                        --                --             (12)(f)            488
                                                                                                  488(g)
       Extraordinary item - extinguishments of debt              --                --                               --
                                                             --------          --------       --------          --------


Net income (loss)                                            $   (285)         $   (259)      $    519          $ (2,728)
                                                             ========          ========       ========          ========




OTHER PRO FORMA DATA
       Basic and diluted loss per share (14)                                                                       (0.51)
                                                                                                                ========
       Weighted average shares outstanding (14)                                                                    5,369
                                                                                                                ========
       Deficiency to cover fixed charges (15)                                                                     (3,216)
                                                                                                                ========






(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors 84 and Sierra Pacific Development Fund II, that account for their investments in SMM on the equity method. Accordingly, SMM is included in the combination of the funds under the maximum scenario. All equity method accounting related to the investment in SMM held by Investors' 84 and Development Fund II has been eliminated in the Consolidation (see Note 13).

(B) Nooney Real Property Investors Two, LP has a fiscal quarter ending on November 30. The one month period December 31 is not material to the pro forma presentation of financial condition and results of operations.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM
 (Amounts in thousands)
 Fund Participation Assumption:                   MAXIMUM
 Period Covered:                                  YEAR ENDED DECEMBER 31, 2000

                                                                                         CGS and
                                                          American    Sierra Pacific  the Majority-  Sierra Pacific  Sierra Pacific
                                                          Spectrum       Pension          Owned       Development     Development
                                                        Realty, Inc.  Investors '84    Affiliates         Fund          Fund II
                                                        (See Note 1)   (See Note 2)   (See Note 3)    (See Note 4)    (See Note 5)
                                                        ----------------------------------------------------------------------------
 REVENUES:
    Rental and reimbursement                              $   --        $    583        $ 15,856      $  1,035          $  2,809
    Property management                                       --            --              --            --                --
    Affiliate income and other                                --             159           1,666          --                 498
                                                          --------      --------        --------      --------          --------


       Total Revenues                                         --             742          17,522         1,035             3,307

 EXPENSES:
    Property operating                                         376           212           5,088           359               911
    Management and advisory                                   --            --              --            --                --
    Property management                                       --              15           2,274          --                --
    Fees to related parties                                   --              92            --              89               399
    Real estate and other taxes                               --             146           1,520           110               453
    Depreciation and amortization                                9           151           8,494           616             1,013
    Interest                                                  --             128          11,947           360               446
                                                          --------      --------        --------      --------          --------


       Total Expense                                           385           744          29,323         1,534             3,222
                                                          --------      --------        --------      --------          --------


 Loss before equity in loss on noncombined
    partnerships and gain (loss) on sale of property          (385)           (2)        (11,801)         (499)               85

    Equity in income of noncombined partnerships              --            --               233          --                --
    Gain (loss) on sale of property                           --            --             1,328          --                --
                                                          --------      --------        --------      --------          --------


 Net income (loss) before extraordinary item and
    minority interest                                         (385)           (2)        (10,240)         (499)               85

    Minority interest in (loss) income                        --            --              --              12               142

    Extraordinary item - extinguishments of debt              --            --            (1,861)          (46)             --
                                                          --------      --------        --------      --------          --------



 Net income (loss)                                        $   (385)     $     (2)       $(12,101)     $   (533)         $    227
                                                          ========      ========        ========      ========          ========



 OTHER PRO FORMA DATA
    Basic and diluted loss per share (14)

    Weighted average shares outstanding (14)

    Deficiency to cover fixed charges (15)





                                                         Sierra Pacific  Sierra Pacific      Sierra        Nooney         Nooney
                                                          Development    Institutional     Mira Mesa     Income Fund   Income Fund
                                                            Fund III      Properties V   Partners (A),    Ltd., LP     Ltd., II LP
                                                          (See Note 6)    (See Note 7)    (See Note 8)  (See Note 9)  (See Note 10)
                                                        ----------------------------------------------------------------------------
 REVENUES:
    Rental and reimbursement                               $   --          $  1,329      $  2,152         $  2,046        $  4,066
    Property management                                        --              --            --               --              --
    Affiliate income and other                                 --                11           250               41               5
                                                           --------        --------      --------         --------        --------


       Total Revenues                                          --             1,340         2,402            2,087           4,071

 EXPENSES:
    Property operating                                           14             160           583              831             956
    Management and advisory                                    --              --            --               --               355
    Property management                                        --              --            --               --              --
    Fees to related parties                                    --               196           250              123             241
    Real estate and other taxes                                --               121           103              301             564
    Depreciation and amortization                                18             587           571              814           1,713
    Interest                                                   --              --             486              108             618
                                                           --------        --------      --------         --------        --------


       Total Expense                                             32           1,064         1,993            2,177           4,447
                                                           --------        --------      --------         --------        --------


 Loss before equity in loss on noncombined
    partnerships and gain (loss) on sale of property            (32)            276           409              (90)           (376)

    Equity in income of noncombined partnerships                (17)            (61)         --               --              --
    Gain (loss) on sale of property                            --              --            --               --              --
                                                           --------        --------      --------         --------        --------


 Net income (loss) before extraordinary item and
    minority interest                                           (49)            215           409              (90)           (376)

    Minority interest in (loss) income                            5            --            --               --              --

    Extraordinary item - extinguishments of debt               --              --            --               --              --
                                                           --------        --------      --------         --------        --------



 Net income (loss)                                         $    (44)       $    215      $    409         $    (90)       $   (376)
                                                           ========        ========      ========         ========        ========



 OTHER PRO FORMA DATA
    Basic and diluted loss per share (14)

    Weighted average shares outstanding (14)

    Deficiency to cover fixed charges (15)






                                                          Nooney Real
                                                             Property          CGS'
                                                          Investors Two,      Other                         Pro Forma
                                                              LP (B)        Afiliates    Eliminations       Consolidated
                                                           (See Note 11)  (See Note 12)  (See Note 13)
                                                        ----------------------------------------------------------------------------
 REVENUES:
    Rental and reimbursement                               $  2,670          $  3,101                         $ 35,647
    Property management                                        --                --                                --
    Affiliate income and other                                   76                68        (1,971)(c)            803
                                                           --------          --------      --------            --------
                                                                                                    (e)

       Total Revenues                                         2,746             3,169        (1,971)            36,450

 EXPENSES:
    Property operating                                          606             1,135                           11,231
    Management and advisory                                    --                --                                355
    Property management                                        --                --          (1,070)(c)          1,219
    Fees to related parties                                     162               169                            1,721
    Real estate and other taxes                                 375               255                            3,948
    Depreciation and amortization                             1,572             1,440                           16,998
    Interest                                                    883               945          (901)(e)         15,020
                                                           --------          --------      --------            --------


       Total Expense                                          3,598             3,944        (1,971)            50,492
                                                           --------          --------      --------            --------


 Loss before equity in loss on noncombined
    partnerships and gain (loss) on sale of property           (852)             (775)         --              (14,042)

    Equity in income of noncombined partnerships               --                --            (155)(d)            --
    Gain (loss) on sale of property                            --                --                              1,328
                                                           --------          --------      --------            --------


 Net income (loss) before extraordinary item and
    minority interest                                          (852)             (775)         (155)           (12,714)

    Minority interest in (loss) income                         --                --             (17)(f)          2,338
                                                                                              2,196(g)
    Extraordinary item - extinguishments of debt               --                --                             (1,907)
                                                           --------          --------      --------            --------



 Net income (loss)                                         $   (852)         $   (775)     $  2,024            $(12,283)
                                                           ========          ========      ========            ========



 OTHER PRO FORMA DATA
    Basic and diluted loss per share (14)                                                                         (2.29)
                                                                                                               ========
    Weighted average shares outstanding (14)                                                                      5,369
                                                                                                               ========
    Deficiency to cover fixed charges (15)                                                                      (16,528)
                                                                                                               ========




(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors 84 and Sierra Pacific Development Fund II, that account for their investments in SMM on the equity method. Accordingly, SMM is included in the combination of the funds under the maximum scenario. All equity method accounting related to the investment in SMM held by Investors' 84 and Development Fund II has been eliminated in the consolidation (see Note 13).

(B) Nooney Real Property Investors Two, LP has a fiscal quarter ending on November 30. The one month period December 31 is not material to the pro forma presentation of financial condition and results of operations.

 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS OF AMERICAN SPECTRUM (Amounts in thousands)
 Fund Participation Assumption:   MAXIMUM
 Period Covered:                  FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                                             CGS and
                                                               American    Sierra Pacific  the Majority-  Sierra Pacific
                                                               Spectrum       Pension          Owned       Development
                                                             Realty, Inc.  Investors '84    Affiliates         Fund
                                                             (See Note 1)   (See Note 2)   (See Note 3)    (See Note 4)
                                                             -------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES               $  (752)       $   (92)       $   892          $    48

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                --              (21)          (261)              (9)
     Purchase of equipment                                       --             --               25             --
     Other                                                       --             --             --               --
                                                              -------        -------        -------          -------
        Net cash provided by (used in) investing activities      --              (21)          (236)              (9)

CASH FLOWS FROM FINANCING ACTIVITIES:                            --
     Net borrowings (repayments) of notes payable*               --               (5)          (512)              (7)
     Net borrowings (repayments) of affiliate notes               752            (97)          (385)            --
     Net equity contributions (distributions)                    --              185           (881)             (55)
     Other                                                       --             --            1,203             --
                                                              -------        -------        -------          -------
        Net cash (used in) provided by financing activities       752             83           (575)             (62)

     Net increase (decrease) in cash                             --              (30)            81              (23)

     Cash, beginning of period                                   --               34          1,787               48
                                                              -------        -------        -------          -------

     Cash, end of period                                      $  --          $     4        $ 1,868          $    25
                                                              =======        =======        =======          =======



                                                             Sierra Pacific  Sierra Pacific  Sierra Pacific      Sierra
                                                              Development      Development   Institutional     Mira Mesa
                                                                Fund II         Fund III      Properties V   Partners (A),
                                                              (See Note 5)    (See Note 6)    (See Note 7)    (See Note 8)
                                                             ----------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                $  (116)         $    (9)       $   156          $   184

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                  (47)            --             --                (73)
     Purchase of equipment                                        --               --             --               --
     Other                                                         (83)            --             --                193
                                                               -------          -------        -------          -------
        Net cash provided by (used in) investing activities       (130)            --             --                120

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable*                 (15)            --             --                (77)
     Net borrowings (repayments) of affiliate notes               --               --             --               --
     Net equity contributions (distributions)                       86                9           (147)            (271)
     Other                                                          (8)            --             --               --
                                                               -------          -------        -------          -------
        Net cash (used in) provided by financing activities         63                9           (147)            (348)

     Net increase (decrease) in cash                              (183)            --                9              (44)

     Cash, beginning of period                                     190                1              4               52
                                                               -------          -------        -------          -------

     Cash, end of period                                       $     7          $     1        $    13          $     8
                                                               =======          =======        =======          =======


                                                                                            Nooney Real
                                                                  Nooney         Nooney        Property         CGS'
                                                               Income Fund    Income Fund   Investors Two,      Other
                                                                 Ltd., LP     Ltd., II LP       LP (B)        Afiliates
                                                               (See Note 9)  (See Note 10)   (See Note 11)  (See Note 12)
                                                             -------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                  $   259        $   209        $    83          $   313

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                    (17)            (2)            (4)             (30)
     Purchase of equipment                                          --             --             --               --
     Other                                                          --             --             --                (36)
                                                                 -------        -------        -------          -------
        Net cash provided by (used in) investing activities          (17)            (2)            (4)             (66)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable*                    (6)           (33)             7              (52)
     Net borrowings (repayments) of affiliate notes                 (557)           (99)          --                (52)
     Net equity contributions (distributions)                       --             --             --               --
     Other                                                          --             --             --               --
                                                                 -------        -------        -------          -------
        Net cash (used in) provided by financing activities         (563)          (132)             7             (104)

     Net increase (decrease) in cash                                (321)            75             86              143

     Cash, beginning of period                                       843          1,668            662              266
                                                                 -------        -------        -------          -------

     Cash, end of period                                         $   522        $ 1,743        $   748          $   409
                                                                 =======        =======        =======          =======






                                                                               Pro Forma
                                                              Eliminations     Consolidated
                                                             (See Note 13)
                                                             -------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                 $   1,175

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                                    (464)
     Purchase of equipment                                                             25
     Other                                                                             74
                                                                 -------          -------
        Net cash provided by (used in) investing activities         --               (365)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable*                                   (700)
     Net borrowings (repayments) of affiliate notes                                  (438)
     Net equity contributions (distributions)                                      (1,074)
     Other                                                                          1,195
                                                                 -------          -------
        Net cash (used in) provided by financing activities         --             (1,017)

     Net increase (decrease) in cash                                --               (207)

     Cash, beginning of period                                                      5,555
                                                                 -------          -------

     Cash, end of period                                                          $ 5,348
                                                                 =======          =======





      *Net of issuance costs

(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors 84 and Sierra Pacific Development Fund II, that account for their investments in SMM on the equity method. Accordingly, SMM is included in the combination of the funds under the maximum scenario. All equity method accounting related to the investment in SMM held by Investors' 84 and Development Fund II has been eliminated in the Consolidation (see Note 13).

(B) Nooney Real Property Investors Two, LP has a fiscal quarter ending on November 30. The one month period December 31 is not material to the pro forma presentation of financial condition and results of operations.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS OF AMERICAN SPECTRUM
 (Amounts in thousands)
 Fund Participation Assumption:            MAXIMUM
 Period Covered:                           FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                       CGS and
                                                         American    Sierra Pacific  the Majority-  Sierra Pacific  Sierra Pacific
                                                         Spectrum        Pension         Owned       Development      Development
                                                       Realty, Inc.   Investors '84   Affiliates         Fund           Fund II
                                                       (See Note 1)   (See Note 2)   (See Note 3)    (See Note 4)    (See Note 5)
                                                       -----------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES        $ (3,559)     $    (30)       $ (4,237)       $     92        $   (268)


CASH FLOWS FROM INVESTING ACTIVITIES:
      Additions to real estate held for investment         --            (128)         (2,975)            (19)           (177)
      Purchase of equipment                                 (81)         --              (314)           --              --
      Other                                                --            --             8,527            --               421
                                                       --------      --------        --------        --------        --------
         Net cash provided by (used in) investing           (81)         (128)          5,238             (19)            244
     activities


CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowings (repayments) of notes payable*        --             (49)         (2,276)          2,240             (47)
      Net borrowings (repayments) of affiliate notes      3,640          (355)          5,150            --              --
      Net equity contributions (distributions)             --             564            (173)         (2,399)           --
      Other                                                --            --               600            --              --
                                                       --------      --------        --------        --------        --------
         Net cash (used in) provided by financing         3,640           160           3,301            (159)            (47)
     activities


      Net increase (decrease) in cash                      --               2           4,302             (86)            (71)

      Cash, beginning of period                            --              32             458             134             261
                                                       --------      --------        --------        --------        --------


      Cash, end of period                              $   --        $     34        $  4,760        $     48        $    190
                                                       ========      ========        ========        ========        ========




                                                       Sierra Pacific  Sierra Pacific      Sierra        Nooney         Nooney
                                                        Development    Institutional     Mira Mesa     Income Fund   Income Fund
                                                          Fund III      Properties V   Partners (A),    Ltd., LP     Ltd., II LP
                                                        (See Note 6)    (See Note 7)    (See Note 8)  (See Note 9)  (See Note 10)
                                                       ----------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES         $    (14)       $  1,006        $    861        $    708    $  1,219


CASH FLOWS FROM INVESTING ACTIVITIES:
      Additions to real estate held for investment          --               (74)            (44)           (232)       (626)
      Purchase of equipment                                 --              --              --              --          --
      Other                                                   11            --             1,274            --          --
                                                        --------        --------        --------        --------    --------
         Net cash provided by (used in) investing             11             (74)          1,230            (232)       (626)
     activities


CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowings (repayments) of notes payable*         --              --              (288)            (22)       (115)
      Net borrowings (repayments) of affiliate notes        --              --              --              (848)       --
      Net equity contributions (distributions)              --             1,114          (2,070)           --          --
      Other                                                 --            (2,176)           --              --          --
                                                        --------        --------        --------        --------    --------
         Net cash (used in) provided by financing           --            (1,062)         (2,358)           (870)       (115)
     activities


      Net increase (decrease) in cash                         (3)           (130)           (267)           (394)        478

      Cash, beginning of period                                4             135             319           1,237       1,190
                                                        --------        --------        --------        --------    --------


      Cash, end of period                               $      1        $      5        $     52        $    843    $  1,668
                                                        ========        ========        ========        ========    ========




                                                          Nooney Real
                                                            Property         CGS'
                                                         Investors Two,      Other                        Pro Forma
                                                             LP (B)        Afiliates   Eliminations       Consolidated
                                                          (See Note 11)  (See Note 12) (See Note 13)
                                                       ----------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           $    567        $    661                         $ (2,994)


CASH FLOWS FROM INVESTING ACTIVITIES:
      Additions to real estate held for investment            (313)           (118)                         (4,706)
      Purchase of equipment                                   --              --                              (395)
      Other                                                   --               110                          10,343
                                                          --------        --------      --------          --------
         Net cash provided by (used in) investing             (313)             (8)         --               5,242
     activities


CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowings (repayments) of notes payable*           (310)           (630)                         (1,497)
      Net borrowings (repayments) of affiliate notes        (1,855)           (209)                          5,523
      Net equity contributions (distributions)                --               228                          (2,736)
      Other                                                   --              --                            (1,576)
                                                          --------        --------      --------          --------
         Net cash (used in) provided by financing           (2,165)           (611)          --               (286)
     activities


      Net increase (decrease) in cash                       (1,911)             42          --               1,962

      Cash, beginning of period                              2,572             224                           6,566
                                                          --------        --------      --------          --------


      Cash, end of period                                 $    661        $    266                        $  8,528
                                                          ========        ========      ========          ========







       *Net of issuance costs

(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors 84 and Sierra Pacific Development Fund II, that account for their investments in SMM on the equity method. Accordingly, SMM is included in the combination of funds under the maximum scenario. All equity method accounting related to the investment in SMM held by Investors '84 and Development Fund II has been eliminated in the Consolidation (see Note 13).

(B) Nooney Real Property Investors Two, LP has a fiscal quarter ending on November 30. The one month period December 31 is not material to the pro forma presentation of financial condition and results of operations.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:                      MINIMUM
Period Covered:                                     AS OF MARCH 31, 2001

                                                                                   CGS and
                                                    American    Sierra Pacific  the Majority-  Sierra Pacific  Sierra Pacific
                                                    Spectrum       Pension          Owned       Development      Development
                                                  Realty, Inc.  Investors '84     Affiliates        Fund           Fund II
                                                  (See Note 1)   (See Note 2)    (See Note 3)   (See Note 4)    (See Note 5)
                                                 ----------------------------------------------------------------------------
ASSETS:

  Real estate held for investment, net           $      65       $   1,198      $ 124,578       $   8,636      $  15,888
  Cash                                                --                 4          1,102              25              7
  Accounts Receivable, net                              70             111          1,351              54            823
  Accounts and notes receivable from affiliate        --             2,652            (42)           --             --
  Investment in uncombined partnerships               --              --
     and joint ventures                               --             6,857          3,243            --            1,561
  Goodwill and other                                   100             253          9,330           2,654            235
                                                 ---------       ---------      ---------       ---------      ---------


  Total assets                                   $     235       $  11,075      $ 139,562       $  11,369      $  18,514
                                                 =========       =========      =========       =========      =========


LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable, accrued expenses & other     $   1,177       $     160      $   5,767       $     244      $     907
  Mortgage notes payable, net                         --             1,345        105,276           4,051          6,285
  Notes payable to affiliates                        4,392            --           11,779            --             --
  Other                                               --              --            3,781            --             --
                                                 ---------       ---------      ---------       ---------      ---------


  Total Liabilities                                  5,569           1,505        126,603           4,295          7,192
                                                 ---------       ---------      ---------       ---------      ---------



MINORITY INTEREST                                     --              --           12,673            --             --


EQUITY (DEFICIT)                                    (5,334)          9,570            286           7,074         11,322
                                                 ---------       ---------      ---------       ---------      ---------



  Total liabilities and equity (deficit)         $     235       $  11,075      $ 139,562       $  11,369      $  18,514
                                                 =========       =========      =========       =========      =========




OTHER PRO FORMA DATA:
  Book value per share (14)





                                                  Sierra Pacific      GGS's
                                                    Development       Other                           Pro Forma
                                                     Fund III       Afiliates       Eliminations      Consolidated
                                                   (See Note 6)   (See Note 12)    (See Note 13)
                                                -------------------------------------------------------------------
ASSETS:

  Real estate held for investment, net              $     681       $  19,224                           $ 170,270
  Cash                                                      1             409                               1,548
  Accounts Receivable, net                               --                94                               2,503
  Accounts and notes receivable from affiliate           --               205          (2,555)(a)             260
  Investment in uncombined partnerships                                                                        -
     and joint ventures                                  (366)           --                                11,295
  Goodwill and other                                     --               479                              13,051
                                                    ---------       ---------       ---------           ---------

  Total assets                                      $     316       $  20,411       $  (2,555)          $ 198,927
                                                    =========       =========       =========           =========


LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable, accrued expenses & other        $      13       $   1,106                           $   9,374
  Mortgage notes payable, net                            --            16,465                             133,422
  Notes payable to affiliates                            --                 7          (1,751)(a)          14,427
  Other                                                  --               107                               3,888
                                                    ---------       ---------       ---------           ---------

  Total Liabilities                                        13          17,685          (1,751)            161,111
                                                    ---------       ---------       ---------           ---------



MINORITY INTEREST                                          16           2,726                              15,415


EQUITY (DEFICIT)                                          287            --              (804)(a)          22,401
                                                    ---------       ---------       ---------           ---------

  Total liabilities and equity (deficit)            $     316       $  20,411       $  (2,555)          $ 198,927
                                                    =========       =========       =========           =========




OTHER PRO FORMA DATA:
  Book value per share (14)                                                                                   8.19
                                                                                                         =========

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:          MINIMUM
Period Covered:                         THREE MONTHS ENDED MARCH 31, 2001

                                                                                      CGS and
                                                        American    Sierra Pacific  the Majority-  Sierra Pacific  Sierra Pacific
                                                        Spectrum        Pension         Owned        Development    Development
                                                      Realty, Inc.   Investors '84   Affiliates         Fund          Fund II
                                                      (See Note 1)   (See Note 2)   (See Note 3)    (See Note 4)    (See Note 5)
                                                      -----------------------------------------------------------------------------
REVENUES:
  Rental and reimbursement                            $  --            $   166          $ 4,331       $   286          $   631
  Property management                                    --               --               --            --               --
  Affiliate income and other                             --                 44              423          --                151
                                                      -------          -------          -------       -------          -------


     Total Revenues                                      --                210            4,754           286              782

EXPENSES:
  Property operating                                      144              154            1,216           220              514
  Management and advisory                                --               --               --            --               --
  Property management                                    --               --                519          --               --
  Fees to related parties                                --               --               --            --               --
  Real estate and other taxes                            --               --                455          --               --
  Depreciation and amortization                             6               47            2,144           146              249
  Interest                                               --                 31            2,856            91              110
                                                      -------          -------          -------       -------          -------



     Total Expense                                        150              232            7,190           457              873
                                                      -------          -------          -------       -------          -------


Loss before equity in loss on noncombined
  partnerships and gain (loss) on sale of property       (150)             (22)          (2,436)         (171)             (91)

  Equity in income of noncombined partnerships           --                (21)              (8)         --                 (5)
  Gain (loss) on sale of property                        --               --                100          --               --
                                                      -------          -------          -------       -------          -------


Net income (loss) before extraordinary item and
  minority interest                                      (150)             (43)          (2,344)         (171)             (96)

  Minority interest in (loss) income                     --               --                 14          --               --
  Extraordinary item - extinguishments of debt           --               --               --            --               --
                                                      -------          -------          -------       -------          -------


Net income (loss)                                     $  (150)         $   (43)         $(2,330)      $  (171)         $   (96)
                                                      =======          =======          =======       =======          =======


OTHER PRO FORMA DATA
  Basic and diluted loss per share (14)

  Weighted average shares outstanding (14)

  Deficiency to cover fixed charges (15)





                                                        Sierra Pacific      GGS's
                                                         Development        Other                       Pro Forma
                                                           Fund III       Afiliates     Eliminations    Consolidated
                                                         (See Note 6)   (See Note 12)  (See Note 13)
                                                     ---------------------------------------------------------------
REVENUES:
  Rental and reimbursement                                   $  --         $   777                       $ 6,191
  Property management                                           --            --            --              --
  Affiliate income and other                                    --              19          (280)(c)         357
                                                             -------       -------       -------         -------
                                                                                                 (e)

     Total Revenues                                             --             796          (280)          6,548

EXPENSES:
  Property operating                                              22           257                         2,527
  Management and advisory                                       --            --            --
  Property management                                           --              43           (85)(c)         477
  Fees to related parties                                       --            --                            --
  Real estate and other taxes                                   --              72                           527
  Depreciation and amortization                                    4           363                         2,959
  Interest                                                      --             320          (195)(e)       3,213
                                                             -------       -------       -------         -------



     Total Expense                                                26         1,055          (280)          9,703
                                                             -------       -------       -------         -------


Loss before equity in loss on noncombined
  partnerships and gain (loss) on sale of property               (26)         (259)         --            (3,155)

  Equity in income of noncombined partnerships                    (9)         --                             (43)
  Gain (loss) on sale of property                               --            --                             100
                                                             -------       -------       -------         -------


Net income (loss) before extraordinary item and
  minority interest                                              (35)         (259)         --            (3,098)

  Minority interest in (loss) income                               7          --             799(g)          820
  Extraordinary item - extinguishments of debt                  --            --            --              --
                                                             -------       -------       -------         -------


Net income (loss)                                            $   (28)      $  (259)      $   799         $(2,278)
                                                             =======       =======       =======         =======


OTHER PRO FORMA DATA
  Basic and diluted loss per share (14)                                                                  $ (0.83)
                                                                                                         =======
  Weighted average shares outstanding (14)                                                                 2,735
                                                                                                         =======
  Deficiency to cover fixed charges (15)                                                                 $(3,098)
                                                                                                         =======

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:       MINIMUM
Period Covered:                      YEAR ENDED DECEMBER 31, 2000

                                                                                         CGS and
                                                           American    Sierra Pacific  the Majority-  Sierra Pacific  Sierra Pacific
                                                           Spectrum        Pension         Owned       Development      Development
                                                         Realty, Inc.   Investors '84    Affiliates        Fund           Fund II
                                                         (See Note 1)   (See Note 2)    (See Note 3)   (See Note 4)    (See Note 5)
                                                         ---------------------------------------------------------------------------
REVENUES:

    Rental and reimbursement                             $    --            $    583       $ 15,856       $  1,035       $  2,809
    Property management                                       --                 --             --              --             --
    Affiliate income and other                                --                 159          1,666             --            498
                                                         -------            --------       --------       --------       --------
       Total Revenues                                          --                742         17,522          1,035          3,307

EXPENSES:
    Property operating                                        376                212          5,088            359            911
    Management and advisory                                    --                 --             --             --             --
    Property management                                        --                 15          2,274             --             --
    Fees to related parties                                    --                 92             --             89            399
    Real estate and other taxes                                --                146          1,520            110            453
    Depreciation and amortization                               9                151          8,494            616          1,013
    Interest                                                   --                128         11,947            360            446
                                                         --------           --------       --------       --------       --------
       Total Expense                                          385               744          29,323          1,534          3,222
                                                         --------           --------       --------       --------       --------
Loss before equity in loss on noncombined
    partnerships and gain (loss) on sale of property         (385)               (2)        (11,801)          (499)            85

    Equity in income of noncombined partnerships               --                --             233             --             --
    Gain (loss) on sale of property                            --                --           1,328             --             --
                                                         --------           --------       --------       --------       --------
Net income (loss) before extraordinary item and
    minority interest                                        (385)               (2)        (10,240)          (499)            85

    Minority interest in (loss) income                         --                --              --             12            142
    Extraordinary item - extinguishments of debt               --                --          (1,861)           (46)            --
                                                         --------           --------       --------       --------       --------
Net income (loss)                                        $   (385)         $     (2)       $(12,101)      $   (533)      $    227
                                                         ========          = ======        ========       ========       ========

OTHER PRO FORMA DATA
    Basic and diluted loss per share (14)

    Weighted average shares outstanding (14)

    Deficiency to cover fixed charges (15)






                                                          Sierra Pacific       CGS's
                                                           Development         Other                                Pro Forma
                                                             Fund III       Affiliates     Eliminations             Consolidated
                                                           (See Note 6)    (See Note 12)  (See Note 13)
                                                        -------------------------------------------------------------------------
REVENUES:

    Rental and reimbursement                                 $   --         $  3,101                                $ 23,384
    Property management                                          --             --                  --
    Affiliate income and other                                   --               68            (1,455)(c)               936
                                                              -----         --------          --------              --------
                                                                                                       (e)
       Total Revenues                                            --            3,169            (1,455)               24,320

EXPENSES:
    Property operating                                           14            1,135                                   8,095
    Management and advisory                                      --               --                                      --
    Property management                                          --               --                                   2,289
    Fees to related parties                                      --              169              (554)(c)               195
    Real estate and other taxes                                  --              255                                   2,484
    Depreciation and amortization                                18            1,440                                  11,741
    Interest                                                     --              945              (901)(e)            12,925
                                                           --------         --------          --------              --------
       Total Expense                                             32            3,944            (1,455)               37,729
                                                           --------         --------          --------              --------
Loss before equity in loss on noncombined
    partnerships and gain (loss) on sale of property            (32)            (775)               --               (13,409)

    Equity in income of noncombined partnerships                (17)              --                                     216
    Gain (loss) on sale of property                              --               --                                   1,328
                                                           --------         --------          --------              --------

Net income (loss) before extraordinary item and
    minority interest                                           (49)            (775)               --               (11,865)

    Minority interest in (loss) income                            5               --             3,535(g)              3,694
    Extraordinary item - extinguishments of debt                 --               --                                  (1,907)
                                                           --------         --------          --------              --------
Net income (loss)                                          $    (44)        $   (775)         $  3,535              $(10,078)
                                                           ========         ========          ========              ========

OTHER PRO FORMA DATA
    Basic and diluted loss per share (14)                                                                           $  (3.68)
                                                                                                                    ========
    Weighted average shares outstanding (14)                                                                           2,735
                                                                                                                    ========
    Deficiency to cover fixed charges (15)                                                                          $ 15,679
                                                                                                                    ========

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:        MINIMUM
Period Covered:                       FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                                                CGS and
                                                                 American     Sierra Pacific  the Majority-  Sierra Pacific
                                                                 Spectrum        Pension          Owned       Development
                                                               Realty, Inc.   Investors '84    Affiliates         Fund
                                                               (See Note 1)    (See Note 2)   (See Note 3)    (See Note 4)
                                                               ------------    ------------   ------------    ------------

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                $   (752)         $   (92)       $   892         $    48



CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                      -             (21)         (261)             (9)
     Purchase of equipment                                             -                -            25               -
     Other                                                             -                -             -               -
                                                               --------          -------        -------         -------
        Net cash provided by (used in) investing activities            -             (21)         (236)             (9)


CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable                      -              (5)         (512)             (7)
     Net borrowings (repayments) of affiliate notes                  752             (97)         (385)               -
     Net equity contributions (distributions)                          -              185         (881)            (55)
     Other                                                             -                -         1,203               -
                                                                --------          -------        -------         -------
        Net cash (used in) provided by financing activities          752               83         (575)            (62)


     Net increase (decrease) in cash                                   -             (30)            81            (23)

     Cash, beginning of period                                         -               34         1,787              48
                                                                --------          -------        -------         -------


     Cash, end of period                                        $    -            $     4       $  1,868         $    25
                                                                ========          =======        =======         =======



                                                            Sierra Pacific  Sierra Pacific     GGS's
                                                             Development     Development       Other                       Pro Forma
                                                               Fund II         Fund III      Afiliates   Eliminations   Consolidated
                                                             (See Note 5)    (See Note 6)  (See Note 12) (See Note 13)
                                                             ------------    ------------  ------------- -------------  ------------

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES              $   (116)        $    (9)       $   313                      $   284


CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                 (47)               -          (30)                         (368)
     Purchase of equipment                                           -               -             -                           25
     Other                                                        (83)               -          (36)                         (119)
                                                             --------         -------        -------     -------          -------
        Net cash provided by (used in) investing activities      (130)               -          (66)             -           (462)


CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable                 (15)               -          (52)                         (591)
     Net borrowings (repayments) of affiliate notes                  -               -          (52)                          218
     Net equity contributions (distributions)                       86               9             -                        (656)
     Other                                                         (8)               -             -                        1,195
                                                              --------         -------        -------     -------          -------
        Net cash (used in) provided by financing activities         63               9         (104)             -            166


     Net increase (decrease) in cash                             (183)               -           143                          (12)
                                                                                                                                -
     Cash, beginning of period                                     190               1           266                        2,326
                                                              --------         -------        -------     -------          -------


     Cash, end of period                                        $     7         $     1       $   409                     $  2,314
                                                               ========         =======       =======      =======          =======

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:              MINIMUM
Period Covered:                             FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                              CGS and                     Sierra
                                                               American    Sierra Pacific  the Majority-  Sierra Pacific  Pacific
                                                               Spectrum        Pension         Owned        Development Development
                                                             Realty, Inc.   Investors '84    Affiliates        Fund       Fund II
                                                             (See Note 1)   (See Note 2)    (See Note 3)  (See Note 4) (See Note 5)
                                                             ----------------------------------------------------------------------

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES              $(3,559)      $   (30)            $(4,237)      $    92       $  (268)


CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment               --            (128)             (2,975)          (19)         (177)
     Purchase of equipment                                       (81)         --                  (314)         --            --
     Other                                                      --            --                 8,527          --             421
                                                             -------       -------             -------       -------       -------
        Net cash provided by (used in) investing activities      (81)         (128)              5,238           (19)          244


CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable               --             (49)             (2,276)        2,240           (47)
     Net borrowings (repayments) of affiliate notes            3,640          (355)              5,150          --            --
     Net equity contributions (distributions)                   --             564                (173)       (2,399)         --
     Other                                                      --            --                   600          --            --
                                                             -------       -------             -------       -------       -------
        Net cash (used in) provided by financing activities    3,640           160               3,301          (159)          (47)


     Net increase (decrease) in cash                            --               2               4,302           (86)          (71)

     Cash, beginning of period                                  --              32                 458           134           261
                                                             -------       -------             -------       -------       -------
     Cash, end of period                                     $  --         $    34             $ 4,760       $    48       $   190
                                                             =======       =======             =======       =======       ========




                                                                Sierra Pacific     CGS's
                                                                 Development       Other                        Pro Forma
                                                                  Fund III        Afiliates     Eliminations     Consolidated
                                                                (See Note 6)    (See Note 12)  (See Note 13)
                                                              ----------------------------------------------------------------

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                  $   (14)      $   661                         $(7,355)


CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                   --            (118)                         (3,417)
     Purchase of equipment                                          --            --                              (395)
     Other                                                            11           110                           9,069
                                                                 -------       -------       ------            -------
        Net cash provided by (used in) investing activities           11            (8)         --               5,257


CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable                   --            (630)                           (762)
     Net borrowings (repayments) of affiliate notes                 --            (209)                          8,226
     Net equity contributions (distributions)                       --             228                          (1,780)
     Other                                                          --            --                               600
                                                                 -------       -------       ------            -------
        Net cash (used in) provided by financing activities         --            (611)         --               6,284


     Net increase (decrease) in cash                                  (3)           42                           4,186

     Cash, beginning of period                                         4           224                           1,113
                                                                 -------       -------       ------            -------
     Cash, end of period                                         $     1       $   266       $  --             $ 5,299
                                                                 =======       =======       ======            =======


                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION




1.   AMERICAN SPECTRUM REALTY

     American Spectrum Realty, Inc. ("ASR," the Registrant and legal acquirer in the Consolidation) is a recently formed Maryland corporation with no significant operations. ASR was established to act as the registrant and legal acquirer in a transaction whereby owners in existing related partnerships and companies engaged in the ownership, operation and management of real estate, would trade their partnership units and other ownership interests for (i.)shares in this new public entity or (ii.)units in an operating partnership that will be initially wholly-owned by ASR. The Company is a wholly-owned subsidiary of CGS Real Estate Company, Inc. (see
     Note 3), a privately held company also engaged in the ownership, operation, and management of real estate.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of American Spectrum Realty, Inc.

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION


AMERICAN SPECTRUM REALTY

                                                                                           PRO FORMA
                                                                                           ---------
                                                                                          ADJUSTMENTS
                                                                                          -----------
                                                                  HISTORICAL         DR                 CR         PRO FORMA
                                                                  ----------         --                 --         ---------
BALANCE SHEET- 3/31/01
ASSETS:
              Real estate held for investment, net                $      65              $-                $-      $      65
              Cash                                                       --                                               --
              Accounts Receivable, net                                   70                                               70
              Accounts and notes receivable from affiliates, net         --                                               --
              Investment in uncombined partnerships
                 and joint ventures                                      --                                               --
              Goodwill and other                                      3,723                             3,623(a)         100
                                                                  ---------                                        ---------
              Total assets                                        $   3,858                                        $     235
                                                                  =========                                        =========
LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
              Accounts payable, accrued expenses & other          $      --                             1,177(b)   $   1,177
              Mortgage notes payable, net                                --                                               --
              Notes payable to affiliates                             4,392                                            4,392
              Other                                                      --                                               --
                                                                  ---------                                        ---------
              Total Liabilities                                   $   4,392                                        $   5,569
                                                                  =========                                        =========


MINORITY INTEREST                                                        --                                               --


EQUITY (DEFICIT)                                                       (534)          3,623(a)
                                                                                      1,177(b)                        (5,334)

                                                                  ---------       ---------         ---------      ---------
              Total liabilities and equity (deficit)              $   3,858       $   4,800         $   4,800      $     235
                                                                  ---------       ---------         ---------      ---------

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION


AMERICAN SPECTRUM REALTY

                                                                                             PRO FORMA
                                                                                             ---------
                                                                                            ADJUSTMENTS
                                                                                            -----------
                                                                    HISTORICAL         DR                 CR         PRO FORMA
                                                                    ----------         --                 --         ---------
STATEMENT OF OPERATIONS- FOR THE THREE MONTHS ENDED 3/31/01
REVENUES:
              Rental and reimbursement                              $      --                                        $      --
              Property management                                          --                                               --
              Affiliate income and other                                   --                                               --
                                                                    ---------                                        ---------

                 Total Revenues                                            --                                               --

EXPENSES:
              Property operating                                          144                                              144
              Management and advisory                                      --                                               --
              Property management                                          --                                               --
              Fees to related parties                                      --                                               --
              Real estate and other taxes                                  --                                               --
              Depreciation and amortization                                 6                                                6
              Interest                                                     --                                               --
                                                                    ---------                                        ---------


                 Total Expense                                            150                                              150
                                                                    ---------                                        ---------

Loss before equity in loss on noncombined
              partnerships and gain (loss) on sale of property           (150)                                            (150)

              Equity in income of noncombined partnerships                 --                                               --
              Gain on sale of property                                     --                                               --
                                                                    ---------                                        ---------

Net income (loss) before extraordinary item and
              minority interest                                          (150)                                            (150)

              Minority interest in (loss) income                           --                                               --
              Extraordinary item - extinguishments of debt                 --                                               --
                                                                    ---------                                        ---------

Net income (loss)                                                   $    (150)                                       $    (150)
                                                                    ---------                                        ---------

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION


AMERICAN SPECTRUM REALTY

                                                                                             PRO FORMA
                                                                                             ---------
                                                                                            ADJUSTMENTS
                                                                                            -----------
                                                                    HISTORICAL         DR                 CR         PRO FORMA
                                                                    ----------         --                 --         ---------

STATEMENT OF OPERATIONS- FOR THE YEAR ENDED 12/31/00
REVENUES:
              Rental and reimbursement                              $      --                                        $      --
              Property management                                          --                                               --
              Affiliate income and other                                   --                                               --
                                                                    ---------                                        ---------

                 Total Revenues                                            --                                               --

EXPENSES:
              Property operating                                          376                                              376
              Management and advisory                                      --                                               --
              Property management                                          --                                               --
              Fees to related parties                                      --                                               --
              Real estate and other taxes                                  --                                               --
              Depreciation and amortization                                 9                                                9
              Interest                                                     --                                               --
                                                                    ---------                                        ---------


                 Total Expense                                            385                                              385
                                                                    ---------                                        ---------

Loss before equity in loss on noncombined
              partnerships and gain (loss) on sale of property           (385)                                            (385)

              Equity in income of noncombined partnerships                 --                                               --
              Gain on sale of property                                     --                                               --
                                                                    ---------                                        ---------

Net income (loss) before extraordinary item and
              minority interest                                          (385)                                            (385)

              Minority interest in (loss) income                           --                                               --
              Extraordinary item - extinguishments of debt                 --                                               --
                                                                    ---------                                        ---------

Net income (loss)                                                   $    (385)                                       $    (385)
                                                                    ---------                                        ---------

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION


AMERICAN SPECTRUM REALTY

                                                                                                   PRO FORMA
                                                                                                   ---------
                                                                                                  ADJUSTMENTS
                                                                                                  -----------
                                                                          HISTORICAL         DR               CR         PRO FORMA
                                                                          ----------         --               --         ---------
STATEMENT OF CASH FLOW- FOR THE THREE MONTHS ENDED 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                           $    (752)                                     $    (752)

CASH FLOWS FROM INVESTING ACTIVITIES:
              Additions to real estate held for investment                       --                                             --
              Purchase of equipment                                              --                                             --
              Other                                                              --                                             --
                                                                          ---------                                      ---------
                 Net cash used in investing activities                           --                                             --

CASH FLOWS FROM FINANCING ACTIVITIES:
              Net borrowings (repayments) of notes payable                       --                                             --
              Net borrowings (repayments) of affiliate notes                    752                                            752
              Net equity contributions (distributions)                           --                                             --
              Other                                                              --                                             --
                                                                          ---------                                      ---------
                 Net cash (used in) provided by financing activities            752                                            752

              Net increase (decrease) in cash                                    --                                             --

              Cash, beginning of period                                          --                                             --
                                                                          ---------                                      ---------

              Cash, end of period                                         $      --                                      $      --
                                                                          ---------                                      ---------

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION


AMERICAN SPECTRUM REALTY

                                                                                                   PRO FORMA
                                                                                                   ---------
                                                                                                  ADJUSTMENTS
                                                                                                  -----------
                                                                          HISTORICAL         DR               CR         PRO FORMA
                                                                          ----------         --               --         ---------
STATEMENT OF CASH FLOW -- FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                           $  (3,559)                                     $  (3,559)

CASH FLOWS FROM INVESTING ACTIVITIES:
              Additions to real estate held for investment                       --                                             --
              Purchase of equipment                                             (81)                                           (81)
              Other                                                              --                                             --
                                                                          ---------                                      ---------
                 Net cash used in investing activities                          (81)                                           (81)

CASH FLOWS FROM FINANCING ACTIVITIES:
              Net borrowings (repayments) of notes payable                       --                                             --
              Net borrowings (repayments) of affiliate notes                  3,640                                          3,640
              Net equity contributions (distributions)                           --                                             --
              Other                                                              --                                             --
                                                                          ---------                                      ---------
                 Net cash (used in) provided by financing activities          3,640                                          3,640

              Net increase (decrease) in cash                                    --                                             --

              Cash, beginning of period                                          --                                             --
                                                                          ---------                                      ---------

              Cash, end of period                                         $      --                                      $      --
                                                                          ---------                                      ---------

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION


     The pro forma adjustments to the historical financial statements consist of the following:

     (a) To charge transaction costs incurred and capitalized to date to equity as a cost of raising capital (see Note 16)

     (b) To accrue and charge remaining transaction costs to equity as a cost of raising capital

2.   SIERRA PACIFIC PENSION INVESTORS '84
     Sierra Pacific Pension Investors '84 (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc., (a wholly-owned subsidiary of CGS), is the General Partner and manager of the Partnership.

     The limited partners of Sierra Pacific Pension Investors '84 (the "Partnership") as a group will receive the largest block of voting shares of American Spectrum Realty, Inc. to be issued as part of the Consolidation. Therefore, despite the fact that American Spectrum Realty, Inc. is the legal acquirer, the Partnership will be the accounting acquirer for purposes of this pro forma presentation, in accordance with APB 16 and SEC staff accounting bulletin No. 97. Upon consummation of the transaction, the accounting acquirer will be the entity with the shareholder group receiving the largest ownership interest in the combined company. As such, the Partnership's accounts are reflected at carry-over basis in the accompanying pro forma financial statements.

3.   CGS AND THE MAJORITY-OWNED AFFILIATES
     The combined historical financial statements of CGS and the Majority-Owned Affiliates include the accounts of the following entities and properties:

     A) CGS Real Estate Company, Inc and its consolidated subsidiaries ("CGS"), including subsidiaries engaged in the property management business (the "CGS Management Company")

     B)   Common control entities:

          1)   Creekside Riverside LLC

          2)   Pacific Spectrum LLC

          3)   McDonnell Associates LLP

     C)   Closely-held private entities:

          1) A property owned by No-So, Inc. (Beach and Lampson, land presented on a carve-out basis in the historical financial statements)

          2) Two properties owned by Third Coast LLC (Richardson Plaza and Sierra Technology, presented on a carve-out basis in the historical financial statements)

          3)   CGS Properties Marketplace Columbia LP

          4)   Seventy Seven LLC

          5)   Back Bay LLC

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION


     All of these entities and properties are wholly-owned or controlled by Carden and Galardi, have agreed to participate in the Consolidation and are under common management. As such, and because these entities and properties are also acquisition targets, combined historical financial statements from which the amounts discussed are derived are presented in accordance with ARB 51 and SEC Rule 3-05. The historical audited and unaudited financial statements are included elsewhere in this Consent Solicitation.

     Although CGS, as the general partner, exercises day-to-day managerial control over the Partnership and the Other Funds, the Partnership agreement permits the limited partners to remove the general partner upon the affirmative vote of a reasonable percentage of the limited partners. Therefore, CGS's insignificant limited partnership interests and degree of control as general partner are not sufficient to permit CGS to consolidate the Partnership and the Other Funds under SOP 78-9. CGS has historically accounted for its investments in the Partnership and the Other Funds using the equity method.

     In the Consolidation, all assets of CGS Real Estate Company, Inc. will be acquired, except for the following:

          1) West Florissant - a property and related mortgage debt and working capital accounts owned by CGS.

          2) CGS Management Company assets and liabilities associated with non-affiliate (third party) management contracts.

          3) Certain joint venture interests in properties that will not be participating in the Consolidation, owned by CGS.

          4)   Certain affiliate liabilities and assets

     Pro forma adjustments have been presented in the accompanying financial statements to carve-out these amounts from the historical financial statements.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of CGS and the Majority-Owned Affiliates.

[BLANK PAGE]

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION



 CGS AND THE MAJORITY OWNED AFFILIATES

                                                                                                                 BEFORE CARVE-
                                                                                                                 -------------
                                                                                 MGT COMPANY ADJUSTMENTS        OUT ADJUSTMENT
                                                                                 -----------------------        --------------
                                                                HISTORICAL         DR               CR            PRO FORMA
                                                                ----------         --               --            ---------
Balance Sheet -3/31/01
ASSETS:
        Real estate held for investment, net                    $  85,638                                         $  85,638


        Cash                                                        1,351                              223(a)         1,128

        Accounts Receivable, net                                    1,346            486(b)            374(b)         1,458

        Accounts and notes receivable from affiliates, net            162                              162(e)            --
        Investment in uncombined partnerships
           and joint ventures                                       3,225                                             3,225
        Goodwill and other                                          9,732                            2,038(c)         7,694


                                                                ---------                                         ---------

        Total assets                                            $ 101,454                                         $  99,143
                                                                =========                                         =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
        Accounts payable, accrued expenses & other              $   6,821            973(d)                       $   5,848

        Mortgage notes payable, net                               109,663          1,220(e)                         108,443

        Notes payable to affiliates                                19,520                                            19,520


        Other                                                       3,781                                             3,781
                                                                ---------                                         ---------

        Total Liabilities                                         139,785                                           137,592

MANDATORILY-REDEEMABLE COMMON STOCK OF
              SUBSIDIARY                                            1,045          1,045(f)                              --
MINORITY INTEREST                                                   1,003                                             1,003


EQUITY (DEFICIT)                                                  (40,379)           223(a)            486(b)       (39,452)
                                                                                     374(b)            973(d)
                                                                                   2,038(c)          1,220(e)
                                                                                     162(e)          1,045(f)


                                                                ---------      ---------         ---------        ---------
        Total liabilities and equity (deficit)                  $ 101,454      $   6,521         $   6,521        $  99,143
                                                                ---------      ---------         ---------        ---------

                                                                                                  BEFORE PURCHASE
                                                                                                  ---------------
                                                                    CARVE OUT ADJUSTMENTS           ACCOUNTING
                                                                    ---------------------           ----------
                                                                     DR                CR           PRO FORMA
                                                                     --                --           ---------
Balance Sheet -3/31/01
ASSETS:
        Real estate held for investment, net                                      $     968(j)     $  84,605

                                                                                         65(n)
        Cash                                                                             26(j)         1,102

        Accounts Receivable, net                                                         37(j)
                                                                                         70(n)         1,351
        Accounts and notes receivable from affiliates, net                               42(j)           (42)
        Investment in uncombined partnerships
           and joint ventures                                         18(k)                            3,243
        Goodwill and other                                                                7(j)
                                                                                      3,723(n)         3,964

                                                                                                    ---------

        Total assets                                                                                $  94,223
                                                                                                    =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
        Accounts payable, accrued expenses & other                    81(j)                         $   5,767

        Mortgage notes payable, net                                1,122(j)                           107,321

        Notes payable to affiliates                                3,335(l)                                --
                                                                      14(j)
                                                                   4,392(n)                            11,779
        Other                                                                                           3,781
                                                                                                    ---------

        Total Liabilities                                                                             128,648

MANDATORILY-REDEEMABLE COMMON STOCK OF
              SUBSIDIARY                                                                                   --
MINORITY INTEREST                                                                                       1,003


EQUITY (DEFICIT)                                                                      3,335(l)
                                                                                         18(k)
                                                                                        137(j)
                                                                                        534(n)        (35,428)


                                                                ---------          ---------        ---------
        Total liabilities and equity (deficit)                  $   8,962          $   8,962        $  94,223
                                                                ---------          ---------        ---------



                                                                PURCHASE ACCOUNTING ADJUSTMENTS
                                                                -------------------------------
                                                                     DR               CR           PRO FORMA
                                                                     --               --           ---------
Balance Sheet -3/31/01
ASSETS:
        Real estate held for investment, net                    $  39,973(o)       $      --       $ 124,578


        Cash                                                                                           1,102

        Accounts Receivable, net
                                                                                                       1,351
        Accounts and notes receivable from affiliates, net                                               (42)
        Investment in uncombined partnerships
           and joint ventures                                                                          3,243
        Goodwill and other
                                                                    8,072(p)           1,700(r)
                                                                                       1,006(q)        9,330
                                                                                                   ---------

        Total assets                                                                               $ 139,562
                                                                                                   =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
        Accounts payable, accrued expenses & other                                                 $   5,767

        Mortgage notes payable, net                                 2,045(s)                         105,276

        Notes payable to affiliates                                                                       --

                                                                                                      11,779
        Other                                                                                          3,781
                                                                                                   ---------

        Total Liabilities                                                                            126,603

MANDATORILY-REDEEMABLE COMMON STOCK OF
              SUBSIDIARY                                                                                  --
MINORITY INTEREST                                                                     11,670(t)       12,673


EQUITY (DEFICIT)                                                                                          --


                                                                    1,700(r)           2,045(s)
                                                                   11,670(t)          39,973(o)
                                                                    1,006(q)           8,072(p)          286
                                                                ---------          ---------       ---------
        Total liabilities and equity (deficit)                  $  64,466          $  64,466       $ 139,562
                                                                ---------          ---------       ---------


                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION



 CGS AND THE MAJORITY OWNED AFFILIATES


                                                                                                         BEFORE CARVE-
                                                                                                         -------------
                                                                              MGT COMPANY ADJUSTMENTS   OUT ADJUSTMENT
                                                                              -----------------------   --------------
                                                                HISTORICAL        DR            CR         PRO FORMA
                                                                ----------        --            --         ---------
Statement of Operations- For the Three Months Ended 3/31/01
REVENUES:
         Rental and reimbursement                                $ 4,364                                   $ 4,364
         Property management                                       1,345         1,345(g)                       --


         Affiliate income and other                                  432                                       432
                                                                 -------                                   -------

            Total Revenues                                         6,141                                     4,796

EXPENSES:
         Property operating                                        1,376                                     1,376

         Management and advisory                                      --                                        --
         Property management                                       2,359                       1,840(h)        519
         Fees to related parties                                      --                                        --
         Real estate and other taxes                                 468                                       468
         Depreciation and amortization                             1,166                          98(h)      1,068


         Interest                                                  2,971                          20(h)      2,951
                                                                 -------                                   -------


            Total Expense                                          8,340                                     6,382
                                                                 -------                                   -------
Loss before equity in loss on noncombined
         partnerships and gain (loss) on sale of property         (2,199)                                   (1,586)

         Equity in loss of noncombined partnerships                   (7)                                       (7)
         Gain on sale of property                                    100                                       100
                                                                 -------                                   -------
Net income (loss) before extraordinary item and
         minority interest                                        (2,106)                                   (1,493)

         Minority interest in (loss) income                           14                                        14
         Extraordinary item - extinquishments of debt                 --                                        --
                                                                 -------       -------       -------       -------
Net income (loss)                                                $(2,092)      $ 1,345       $ 1,958       $(1,479)
                                                                 -------       -------       -------       -------

                                                                                             BEFORE          PURCHASE
                                                                                            PURCHASE        ACCOUNTING
                                                                                            --------        ----------
                                                                 CARVE OUT ADJUSTMENTS     ACCOUNTING       ADJUSTMENTS
                                                                 ---------------------     ----------       -----------
                                                                   DR            CR      PRO FORMA     DR           CR     PRO FORMA
                                                                   --            --      ---------     --           --     ---------
Statement of Operations- For the Three Months Ended 3/31/01
REVENUES:
         Rental and reimbursement                                    33(j)                $ 4,331                           $ 4,331
         Property management                                                                   --                                --


         Affiliate income and other                                   9(j)                    423                               423
                                                                                          -------                           -------

            Total Revenues                                                                  4,754                             4,754

EXPENSES:
         Property operating                                                      16(j)
                                                                                144(n)      1,216                             1,216
         Management and advisory                                                               --                                --
         Property management                                                                  519                               519
         Fees to related parties                                                               --                                --
         Real estate and other taxes                                             13(j)        455                               455
         Depreciation and amortization                                            7(j)
                                                                                  6(n)      1,055        887(u)
                                                                                                         202(u)               2,144
         Interest                                                                15(j)

                                                                                 80(i)      2,856                             2,856
                                                                                          -------                           -------
            Total Expense                                                                   6,101                             7,190
                                                                                          -------                           -------
Loss before equity in loss on noncombined
         partnerships and gain (loss) on sale of property                                  (1,347)                           (2,436)

         Equity in loss of noncombined partnerships                   1(k)                     (8)                               (8)
         Gain on sale of property                                                             100                               100
                                                                                          -------                           -------
Net income (loss) before extraordinary item and
         minority interest                                                                 (1,255)                           (2,344)

         Minority interest in (loss) income                                                    14                                14
         Extraordinary item - extinguishments of debt                                          --                                --
                                                                -------     -------       -------    -------     -------    -------
Net income (loss)                                               $    43     $   281       $(1,241)   $ 1,089     $    --    $(2,330)
                                                                -------     -------       -------    -------     -------    -------

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION



 CGS AND THE MAJORITY OWNED AFFILIATES


                                                                                                   BEFORE CARVE-
                                                                                                   -------------
                                                                        MGT COMPANY ADJUSTMENTS   OUT ADJUSTMENT
                                                                        -----------------------   --------------
                                                          HISTORICAL        DR            CR         PRO FORMA
                                                          ----------        --            --         ---------
 STATEMENT OF OPERATIONS- FOR THE YEAR ENDED 12/31/00
 REVENUES:
      Rental and reimbursement                            $ 15,994                                  $ 15,994
      Property management                                    6,812         6,812(g)                       --

      Affiliate income and other                             1,702                                     1,702
                                                          --------                                  --------

         Total Revenues                                     24,508                                    17,696

EXPENSES:
      Property operating                                     5,486                                     5,486

      Management and advisory                                                                             --
      Property management                                   11,111                       8,837(h)      2,274
      Fees to related parties                                                                             --
      Real estate and other taxes                            1,571                                     1,571
      Depreciation and amortization                          4,634                         427(h)      4,207


      Interest                                              12,620                         246(h)     12,374
                                                          --------                                  --------



         Total Expense                                      35,422                                    25,912
                                                          --------                                  --------

Loss before equity in loss on noncombined
      partnerships and gain (loss) on sale of property     (10,914)                                   (8,216)

      Equity in income of noncombined partnerships             235                                       235
      Gain on sale of property                               1,328                                     1,328
                                                          --------                                  --------
Net income (loss) before extraordinary item and
      minority interest                                     (9,351)                                   (6,653)

      Minority interest in (loss) income                        --                                        --
      Extraordinary item - extinguishments of debt          (1,861)                                   (1,861)
                                                          --------      --------      --------      --------
Net income (loss)                                         $(11,212)     $  6,812      $  9,510      $ (8,514)
                                                          ========      ========      ========      ========


                                                                                      BEFORE            PURCHASE
                                                                                     PURCHASE           ACCOUNTING
                                                                                     --------           ----------
                                                          CARVE OUT ADJUSTMENTS      ACCOUNTING         ADJUSTMENTS
                                                          ---------------------      ----------         -----------
                                                            DR            CR         PRO FORMA         DR          CR     PRO FORMA
                                                            --            --         ---------         --          --     ---------
 STATEMENT OF OPERATIONS- FOR THE YEAR ENDED 12/31/00
 REVENUES:
      Rental and reimbursement                                 138(j)                  $ 15,856                            $ 15,856
      Property management                                                                    --                                  --

      Affiliate income and other                                36(j)                     1,666                               1,666
                                                                                       --------                            --------

         Total Revenues                                                                  17,522                              17,522

EXPENSES:
      Property operating                                                      22(j)
                                                                             376(n)       5,088                               5,088
      Management and advisory                                                                --                                  --
      Property management                                                                 2,274                               2,274
      Fees to related parties                                                                --                                  --
      Real estate and other taxes                                             51(j)       1,520                               1,520
      Depreciation and amortization                                           26(j)
                                                                               9(n)       4,172       3,515(u)
                                                                                                        807(u)                8,494
      Interest                                                               107(j)

                                                                             320(i)     11,947                               11,947
                                                                                       -------                             --------

         Total Expense                                                                  25,001                               29,323
                                                                                       --------                            --------

Loss before equity in loss on noncombined
      partnerships and gain (loss) on sale of property                                  (7,479)                             (11,801)

      Equity in income of noncombined partnerships               2(k)                      233                                  233
      Gain on sale of property                                                           1,328                                1,328
                                                                                       -------                              -------
Net income (loss) before extraordinary item and
      minority interest                                                                 (5,918)                             (10,240)

      Minority interest in (loss) income                                                    --                                   --
      Extraordinary item - extinguishments of debt                                      (1,861)                              (1,861)
                                                          --------      --------       --------    --------     --------   --------
Net income (loss)                                         $    176      $    911       $ (7,779)   $  4,322     $     --   $(12,101)
                                                          ========      ========       ========    ========     ========   ========

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION



 CGS AND THE MAJORITY OWNED AFFILIATES


                                                                                 MGT COMPANY       BEFORE CARVE-
                                                                                 ADJUSTMENTS      OUT ADJUSTMENT
                                                                                 -----------      --------------
                                                                 HISTORICAL     DR         CR       PRO FORMA
                                                                 ----------     --         --       ---------
 Statement of Cash Flows- For the Three Months Ended 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                     $  (377)   515(i)                 $   138

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                  (261)                             (261)
         Purchase of equipment                                           25                                25
         Other                                                           --                                --
                                                                    -------                           -------
            Net cash used in investing activities                      (236)                             (236)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                  (512)                             (512)
         Net borrowings (repayments) of affiliate notes                 367                               367
         Net equity contributions (distributions)                      (881)                             (881)
         Other                                                        1,203                             1,203
                                                                    -------                           -------
            Net cash (used in) provided by financing activities         177                               177

         Net increase (decrease) in cash                               (436)                               79

         Cash, beginning of period                                    1,787                             1,787
                                                                    -------                           -------
         Cash, end of period                                        $ 1,351                           $ 1,866
                                                                    =======                           =======


                                                                                          BEFORE          PURCHASE
                                                                         CARVE OUT        PURCHASE       ACCOUNTING
                                                                        ADJUSTMENTS      ACCOUNTING      ADJUSTMENTS
                                                                        -----------      ----------      -----------
                                                                      DR          CR     PRO FORMA     DR           CR    PRO FORMA
                                                                      --          --     ---------     --           --    ---------
 Statement of Cash Flows- For the Three Months Ended 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                      752(n)                $   892                          $   892
                                                                       2(ii)
CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                                         (261)                            (261)
         Purchase of equipment                                                                  25                               25
         Other                                                                                  --                               --
                                                                                           -------                          -------
            Net cash used in investing activities                                             (236)                            (236)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                                         (512)                            (512)
         Net borrowings (repayments) of affiliate notes                          752(n)       (385)                            (385)
         Net equity contributions (distributions)                                             (881)                            (881)
         Other                                                                               1,203                            1,203
                                                                                           -------                          -------
            Net cash (used in) provided by financing activities                               (575)                            (575)

         Net increase (decrease) in cash                                                        81                               81

         Cash, beginning of period                                                           1,787                            1,787
                                                                                           -------                          -------
         Cash, end of period                                                               $ 1,868                          $ 1,868
                                                                                           =======                          =======

     (i) Reflects elimination of cash property management revenue, expenses, and interest expense.

     (ii) Reflects the elimination of cash revenue and expenses associated with West Florissant, Joint Venture Interests, and ASR.

                         AMERICAN SPECTRUM REALTY, INC.
         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION



 CGS AND THE MAJORITY OWNED AFFILIATES


                                                                             MGT COMPANY      BEFORE CARVE-         CARVE OUT
                                                                             ADJUSTMENTS     OUT ADJUSTMENT        ADJUSTMENTS
                                                                             -----------     --------------       --------------
                                                             HISTORICAL     DR         CR      PRO FORMA          DR          CR
                                                             ----------     --         --      ---------         ----        ----
STATEMENT OF CASH FLOWS- FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES              $(10,769)     2,271(i)              $ (8,498)       702(ii)
                                                                                                               3,559(n)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment              (2,975)                             (2,975)
     Purchase of equipment                                       (395)                               (395)        81(n)
     Other                                                      8,527                               8,527
                                                             --------                            --------
        Net cash used in investing activities                   5,157                               5,157

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable              (2,276)                             (2,276)
     Net borrowings (repayments) of affiliate notes             8,790                               8,790                   3,640(n)
     Net equity contributions (distributions)                    (173)                               (173)
     Other                                                        600                                 600
                                                             --------                            --------
        Net cash (used in) provided by financing activities     6,941                               6,941

     Net increase (decrease) in cash                            1,329                               3,600

     Cash, beginning of period                                    458                                 458
                                                             --------                            --------

     Cash, end of period                                     $  1,787                            $  4,058
                                                             ========                            ========


                                                                    BEFORE          PURCHASE
                                                                    PURCHASE       ACCOUNTING
                                                                   ACCOUNTING      ADJUSTMENTS
                                                                   ----------      -----------
                                                                   PRO FORMA     DR           CR    PRO FORMA
                                                                   ---------     --           --    ---------
STATEMENT OF CASH FLOWS- FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                     $ (4,237)                        $ (4,237)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to real estate held for investment                     (2,975)                          (2,975)
     Purchase of equipment                                              (314)                            (314)
     Other                                                             8,527                            8,527
                                                                    --------                         --------
        Net cash used in investing activities                          5,238                            5,238

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) of notes payable                     (2,276)                          (2,276)
     Net borrowings (repayments) of affiliate notes                    5,150                            5,150
     Net equity contributions (distributions)                           (173)                            (173)
     Other                                                               600                              600
                                                                    --------                         --------
        Net cash (used in) provided by financing activities            3,301                            3,301

     Net increase (decrease) in cash                                   4,302                            4,302

     Cash, beginning of period                                           458                              458
                                                                    --------                         --------

     Cash, end of period                                            $  4,760                         $  4,760
                                                                    ========                         ========


     (i) Reflects elimination of cash property management revenue, expenses, and interest expense.

     (ii) Reflects the elimination of cash revenue and expenses associated with West Florissant, Joint Venture Interests, and ASR.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     Management Company Adjustments

     The consolidated property management subsidiaries of CGS have, in part, historically provided property management, brokerage and leasing services to properties not affiliated with the Partnership, CGS and the Majority-Owned Affiliates, the Other Funds or CGS's Other Affiliates, (i.e. third parties). The specific assets, liabilities, revenues and expenses related thereto, which are included in the historical amounts of CGS, have been carved-out in the pro forma presentation since American Spectrum will not acquire the third party management operations. The following eliminating entries represent the carve-out of the third party property management operations.

     (a) To carve-out cash associated with third party property management operations

     (b) To carve-out accounts receivable and related allowance for doubtful accounts associated with third party property management operations

     (c) To carve-out goodwill and other long term assets associated with third party property management operations

     (d) To carve-out accounts payable and accrued expenses associated with third party property management operations

     (e) To carve-out notes payable to third parties and notes receivable from affiliates associated with third party property management operations

     (f) To carve-out mandatorily redeemable common stock of subsidiary associated with third party property management operations

     (g) To carve-out revenues associated with third party property management operations

     (h) To carve-out operating expenses associated with third party property management operations

     Carve-Out Adjustments

     The carve-out adjustments to eliminate assets and liabilities of CGS that will not be acquired in the consolidation are as follows:

     (i) To carve-out interest expense related to affiliate notes payable not to be included in the Consolidation

     (j) To carve-out the assets, liabilities and operations of West Florissant, a property owned by CGS that will not be included in the Consolidation

     (k)  To carve-out joint venture interests and the related equity in income
          (loss) not to be included in the Consolidation

     (l) To carve-out affiliate payables of entities not to be included in the Consolidation

     (m)  Not used

     (n) To carve-out the assets, liabilities and operations of American Spectrum Realty, which is presented on a standalone basis

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     Purchase Accounting Adjustments

     The ownership interests in the common control entities and the closely held private entities will be acquired in their entirety, except as discussed below. The properties, related mortgage indebtedness and working capital accounts of No-So, Inc. and Third Coast, LLC (presented on a carve-out basis in the historical financial statements of CGS and the Majority Owned Affiliates) will be acquired in the Consolidation.

     Except for the net assets of the CGS Management Company to be acquired (for which the shareholders will receive ASR shares), the former owners will receive units in the American Spectrum Realty operating partnership, a consolidated subsidiary of ASR. As such, the ownership interests of those former owners receiving operating units are reflected as minority interest in the accompanying pro forma balance sheet.

     In the Consolidation, the acquisition of these entities and assets will be accounted for using purchase accounting.


     The pro forma purchase accounting adjustments to the historical financial statements reflect the acquisition of selected assets in the CGS Management company in exchange for 19,120 ASR shares and also consist of the following:

     (o) Reflects allocation of purchase price to real estate based on December 31, 2000 independent appraisals.

     (p) To establish goodwill upon purchase of selected assets of the CGS Management Company.

     (q)  To write-off deferred loan costs.

     (r)  To write-off deferred leasing costs.

     (s)  To reflect estimated fair value adjustment to mortgage notes payable.

     (t) To establish minority interest associated with the purchase of assets and interests in CGS and the Majority Owned Affiliates in exchange for 778,035 operating partnership units. The operating partnership will be a consolidated subsidiary of ASR at the completion of the Consolidation and will hold all of the properties acquired.

     (u) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties and goodwill. Goodwill will be amortized over 10 years.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     The purchase price and the fair value of the real estate properties has been estimated by management based on (i.) appraisals of the real estate properties (discussed elsewhere in this prospectus) and (ii.) management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.

4.   SIERRA PACIFIC DEVELOPMENT FUND
     Sierra Pacific Development Fund (the "Partnership") was organized on February 13, 1981 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc., (a wholly-owned subsidiary of CGS), is the General Partner and manager of the Partnership.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of Sierra Pacific Development Fund.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
BALANCE SHEET - 3/31/01
ASSETS:
           Real estate held for investment, net                    $   2,316        $6,320(a)   $   --      $   8,636
           Cash                                                           25                                       25
           Accounts Receivable, net                                       54                                       54
           Accounts and notes receivable from affiliates, net                                                      --
           Investment in uncombined partnerships
              and joint ventures                                                                                   --
           Goodwill and other                                          2,918                       126(b)
                                                                                                   138(c)       2,654
                                                                   ---------                                ---------

           Total assets                                            $   5,313                                $  11,369
                                                                   =========                                =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
           Accounts payable, accrued expenses & other              $     244                                    $ 244
           Mortgage notes payable, net                                 4,018                        33(e)       4,051
           Notes payable to affiliates                                                                             --
           Other                                                                                                   --
                                                                   ---------                                ---------

           Total Liabilities                                           4,262                                    4,295


MINORITY INTEREST                                                         --                                       --

EQUITY (DEFICIT)                                                       1,051
                                                                                       126(b)
                                                                                       138(c)
                                                                                        33(e)    6,320(a)       7,074
                                                                   ---------        ------      ------      ---------


           Total liabilities and equity (deficit)                  $   5,313        $6,617      $6,617      $  11,369
                                                                   ---------        ------      ------      ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
STATEMENT OF OPERATIONS - FOR THE THREE MONTHS ENDED 3/31/01
REVENUES:
           Rental and reimbursement                                $     286                                $     286
           Property management                                            --                                       --
           Affiliate income and other                                     --                                       --
                                                                   ---------                                ---------

              Total Revenues                                             286                                      286

EXPENSES:
           Property operating                                            220                                      220
           Management and advisory                                        --                                       --
           Property management                                            --                                       --
           Fees to related parties                                        --                                       --
           Real estate and other taxes                                    --                                       --
           Depreciation and amortization                                  72           74(d)                      146
           Interest                                                       91                                       91
                                                                   ---------                                ---------


              Total Expense                                              383                                      457
                                                                   ---------                                ---------

Loss before equity in loss on noncombined
           partnerships and gain (loss) on sale of property              (97)                                    (171)

           Equity in income of noncombined partnerships                   --                                       --
           Gain on sale of property                                       --                                       --
                                                                   ---------                                ---------

Net income (loss) before extraordinary item and
           minority interest                                             (97)                                    (171)

           Minority interest in (loss) income                             --                                       --
           Extraordinary item - extinguishments of debt                   --                                       --
                                                                   ---------        -----       -----       ---------

Net income (loss)                                                  $     (97)       $  74                   $    (171)
                                                                   ---------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
STATEMENT OF OPERATIONS - FOR THE YEAR ENDED 12/31/00
REVENUES:
           Rental and reimbursement                                $   1,035                                $   1,035
           Property management                                            --                                       --
           Affiliate income and other                                     --                                       --
                                                                   ---------                                ---------

              Total Revenues                                           1,035                                    1,035

EXPENSES:
           Property operating                                            359                                      359
           Management and advisory                                        --                                       --
           Property management                                            --                                       --
           Fees to related parties                                        89                                       89
           Real estate and other taxes                                   110                                      110
           Depreciation and amortization                                 315          301(d)                      616
           Interest                                                      360                                      360
                                                                   ---------                                ---------


              Total Expense                                            1,233                                    1,534
                                                                   ---------                                ---------

Loss before equity in loss on noncombined                                                                        (499)
           partnerships and gain (loss) on sale of property             (198)

           Equity in income of noncombined partnerships                   --                                       --
           Gain on sale of property                                       --                                       --
                                                                   ---------                                ---------

Net income (loss) before extraordinary item and
           minority interest                                            (198)                                    (499)

           Minority interest in (loss) income                             12                                       12
           Extraordinary item - extinguishments of debt                  (46)                                     (46)
                                                                   ---------        -----       -----       ---------

Net income (loss)                                                  $    (232)       $ 301                   $    (533)
                                                                   ---------        -----       -----       ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
STATEMENT OF CASH FLOW - FOR THE THREE MONTHS ENDED 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $      48                                $      48

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                     (9)                                      (9)
         Purchase of equipment                                            --                                       --
         Other                                                            --                                       --
                                                                   ---------                                ---------
            Net cash used in investing activities                         (9)                                      (9)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                     (7)                                      (7)
         Net borrowings (repayments) of affiliate notes                                                            --
         Net equity contributions (distributions)                        (55)                                     (55)
         Other                                                                                                     --
                                                                   ---------                                ---------
            Net cash (used in) provided by financing activities          (62)                                     (62)

         Net increase (decrease) in cash                                 (23)                                     (23)

         Cash, beginning of period                                        48                                       48
                                                                   ---------                                ---------

         Cash, end of period                                       $      25                                $      25
                                                                   ---------                                ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
STATEMENT OF CASH FLOW - FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $      92                                $      92

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                    (19)                                     (19)
         Purchase of equipment                                            --                                       --
         Other                                                            --                                       --
                                                                   ---------                                ---------
            Net cash used in investing activities                        (19)                                     (19)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                  2,240                                    2,240
         Net borrowings (repayments) of affiliate notes                   --                                       --
         Net equity contributions (distributions)                     (2,399)                                  (2,399)
         Other                                                            --                                       --
                                                                   ---------                                ---------
            Net cash (used in) provided by financing activities         (159)                                    (159)

         Net increase (decrease) in cash                                 (86)                                     (86)

         Cash, beginning of period                                       134                                      134
                                                                   ---------                                ---------

         Cash, end of period                                       $      48                                $      48
                                                                   ---------                                ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     The purchase accounting adjustments to the historical financial statements reflect the acquisition of the limited partnership interests of the fund in exchange for 471,594 ASR shares and consist of the following:

     (a) Reflects allocation of purchase price to real estate based on December 31, 2000 independent appraisals.

     (b)  To write-off deferred loan costs.

     (c)  To write-off deferred leasing costs.

     (d) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties.

     (e)  To reflect estimated fair value adjustment to mortgage notes payable.

     All purchase accounting adjustments above are based on appraisals of the real estate properties (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.

5.   SIERRA PACIFIC DEVELOPMENT FUND II
     Sierra Pacific Development Fund II (the "Partnership") was organized on April 29, 1983 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate commercial and industrial real properties. S-P Properties, Inc., (a wholly-owned subsidiary of CGS), is the General Partner and manager of the Partnership.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of Sierra Pacific Development Fund II.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL        DR           CR         PRO FORMA
                                                                   ----------        --           --         ---------
BALANCE SHEET - 3/31/01
ASSETS:
           Real estate held for investment, net                    $   9,892       $ 5,996(a)   $   --       $  15,888
           Cash                                                            7                                         7
           Accounts Receivable, net                                      823                                       823
           Accounts and notes receivable from affiliates, net          5,758                      5,758(e)          --
           Investment in uncombined partnerships
              and joint ventures                                       1,561                                     1,561
           Goodwill and other                                            821                        134(b)
                                                                                                    452(c)         235
                                                                   ---------                                 ---------

           Total assets                                            $  18,862                                 $  18,514
                                                                   =========                                 =========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
           Accounts payable, accrued expenses & other                  $ 907                                 $     907
           Mortgage notes payable, net                                 6,335            50(d)                    6,285
           Notes payable to affiliates                                                                              --
           Other                                                                                                    --
                                                                   ---------                                 -----------

           Total Liabilities                                           7,242                                     7,192


MINORITY INTEREST                                                         --                                        --


EQUITY (DEFICIT)                                                      11,620
                                                                                       134(b)
                                                                                       452(c)
                                                                                     5,758(e)        50(d)
                                                                                                  5,996(a)
                                                                                                                11,322
                                                                   ---------       -------      -------      ---------
           Total liabilities and equity (deficit)                  $  18,862       $12,390      $12,390      $  18,514
                                                                   ---------       -------      -------      ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
STATEMENT OF OPERATIONS - FOR THE THREE MONTHS ENDED 3/31/01
REVENUES:
           Rental and reimbursement                                $     631                                $     631
           Property management                                            --                                       --
           Affiliate income and other                                    151                                      151
                                                                   ---------                                ---------

              Total Revenues                                             782                                      782

EXPENSES:
           Property operating                                            514                                      514
           Management and advisory                                        --                                       --
           Property management                                            --                                       --
           Fees to related parties                                        --                                       --
           Real estate and other taxes                                    --                                       --
           Depreciation and amortization                                 224           25(f)                      249
           Interest                                                      110                                      110
                                                                   ---------                                ---------


              Total Expense                                              848                                      873
                                                                   ---------                                ---------

Loss before equity in loss on noncombined                                                                         (91)
           partnerships and gain (loss) on sale of property              (66)

           Equity in income of noncombined partnerships                   (5)                                      (5)
           Gain on sale of property                                        --                                      --
                                                                   ---------                                ---------

Net income (loss) before extraordinary item and
           minority interest                                             (71)                                     (96)

           Minority interest in (loss) income                                                                      --
           Extraordinary item - extinguishments of debt                   --                                       --
                                                                   ---------        -----       -----       ---------

Net income (loss)                                                  $     (71)        $ 25       $  --       $     (96)
                                                                   ---------        -----       -----       ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
STATEMENT OF OPERATIONS - FOR THE YEAR ENDED 12/31/00
REVENUES:
           Rental and reimbursement                                $   2,809                                $   2,809
           Property management                                            --                                       --
           Affiliate income and other                                    498                                      498
                                                                   ---------                                ---------

              Total Revenues                                           3,307                                    3,307

EXPENSES:
           Property operating                                            911                                      911
           Management and advisory                                        --                                       --
           Property management                                            --                                       --
           Fees to related parties                                       399                                      399
           Real estate and other taxes                                   453                                      453
           Depreciation and amortization                                 895          118(f)                    1,013
           Interest                                                      446                                      446
                                                                   ---------                                ---------


              Total Expense                                            3,104                                    3,222
                                                                   ---------                                ---------

Loss before equity in loss on noncombined                                                                          85
           partnerships and gain (loss) on sale of property              203

           Equity in income of noncombined partnerships                   --                                       --
           Gain on sale of property                                       --                                       --
                                                                   ---------                                ---------

Net income (loss) before extraordinary item and
           minority interest                                             203                                       85

           Minority interest in (loss) income                            142                                      142
           Extraordinary item - extinguishments of debt                   --                                       --
                                                                   ---------        -----       -----       ---------

Net income (loss)                                                  $     345        $ 118       $  --       $     227
                                                                   ---------        -----       -----       ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
STATEMENT OF CASH FLOW - FOR THE THREE MONTHS ENDED 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $    (116)                               $    (116)

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                    (47)                                     (47)
         Purchase of equipment                                            --                                       --
         Other                                                           (83)                                     (83)
                                                                   ---------                                ---------
            Net cash used in investing activities                       (130)                                    (130)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                    (15)                                     (15)
         Net borrowings (repayments) of affiliate notes                   --                                       --
         Net equity contributions (distributions)                         86                                       86
         Other                                                            (8)                                      (8)
                                                                   ---------                                ---------
            Net cash (used in) provided by financing activities           63                                       63

         Net increase (decrease) in cash                                (183)                                    (183)

         Cash, beginning of period                                       190                                      190
                                                                   ---------                                ---------

         Cash, end of period                                       $       7                                $       7
                                                                   ---------                                ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
STATEMENT OF CASH FLOW - FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $    (268)                               $    (268)

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                   (177)                                    (177)
         Purchase of equipment                                                                                     --
         Other                                                           421                                      421
                                                                   ---------                                ---------
            Net cash used in investing activities                        244                                      244

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                    (47)                                     (47)
         Net borrowings (repayments) of affiliate notes                    -                                       --
         Net equity contributions (distributions)                          -                                       --
         Other                                                             -                                       --
                                                                   ---------                                ---------
            Net cash (used in) provided by financing activities          (47)                                     (47)

         Net increase (decrease) in cash                                 (71)                                     (71)

         Cash, beginning of period                                       261                                      261
                                                                   ---------                                ---------

         Cash, end of period                                       $     190                                $     190
                                                                   ---------                                ---------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     The pro forma purchase accounting adjustments to the historical financial statements reflect the acquisition of the limited partnership interests of the fund in exchange for 754,800 ASR shares and consist of the following:

     (a) Reflects allocation of purchase price to real estate based on December 31, 2000 independent appraisals.

     (b)  To write-off deferred loan costs.

     (c)  To write-off deferred leasing costs.

     (d)  To reflect estimated fair value adjustment to mortgage notes payable.

     (e) To adjust affiliate receivable to reflect amount included in determination of exchange value (corresponding affiliate payable will be settled in cash - see note 18).

     (f) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties.


     All purchase accounting adjustments above are based on appraisals of the real estate properties (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.

6.   SIERRA PACIFIC DEVELOPMENT FUND III
     Sierra Pacific Development Fund III (the "Partnership) was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain commercial and industrial real properties. S-P Properties, Inc., (a wholly-owned subsidiary of CGS), is the General Partner and manager of the Partnership.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of Sierra Pacific Development Fund III.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
BALANCE SHEET -- 3/31/01
ASSETS:
           Real estate held for investment, net                                     $ 681(a)    $  --       $    681
           Cash                                                            1                                       1
           Accounts Receivable, net                                                                                -
           Accounts and notes receivable from affiliates, net                                                      -
           Investment in uncombined partnerships
              and joint ventures                                        (366)                                   (366)
           Goodwill and other                                                                                      -
                                                                    --------                                --------

           Total assets                                             $   (365)                               $    316
                                                                    ========                                ========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
           Accounts payable, accrued expenses & other                   $ 13                                    $ 13
           Mortgage notes payable, net                                    --                                      --
           Notes payable to affiliates                                    --                                      --
           Other                                                          --                                      --
                                                                    --------                                --------

           Total Liabilities                                              13                                      13

MINORITY INTEREST                                                         16                                      16

EQUITY (DEFICIT)                                                        (394)
                                                                                                  681(a)         287
                                                                    --------        -----       -----       --------

           Total liabilities and equity (deficit)                   $   (365)       $ 681       $ 681       $    316
                                                                    --------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL          DR          CR       PRO FORMA
                                                                   ----------          --          --       ---------
STATEMENT OF OPERATIONS - FOR THE THREE MONTHS ENDED 3/31/01
REVENUES:
           Rental and reimbursement                                 $     --                                $     --
           Property management                                            --                                      --
           Affiliate income and other                                     --                                      --
                                                                    --------                                --------

              Total Revenues                                              --                                      --

EXPENSES:
           Property operating                                             22                                      22
           Management and advisory                                        --                                      --
           Property management                                            --                                      --
           Fees to related parties                                        --                                      --
           Real estate and other taxes                                    --                                      --
           Depreciation and amortization                                  --            4(b)                       4
           Interest                                                       --                                      --
                                                                    --------                                --------


              Total Expense                                               22                                      26
                                                                    --------                                --------

Loss before equity in loss on noncombined                                                                        (26)
           partnerships and gain (loss) on sale of property              (22)

           Equity in income of noncombined partnerships                   (9)                                     (9)
           Gain on sale of property                                       --                                      --
                                                                    --------                                --------

Net income (loss) before extraordinary item and
           minority interest                                             (31)                                    (35)

           Minority interest in (loss) income                              7                                       7
           Extraordinary item - extinguishments of debt                   --                                      --
                                                                    --------        -----       -----       --------

Net income (loss)                                                   $    (24)       $   4       $  --       $    (28)
                                                                    --------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL          DR          CR       PRO FORMA
                                                                   ----------          --          --       ---------
STATEMENT OF OPERATIONS - FOR THE YEAR ENDED 12/31/00
REVENUES:
           Rental and reimbursement                                $      --                                $     --
           Property management                                            --                                      --
           Affiliate income and other                                     --                                      --
                                                                   ---------                                --------

              Total Revenues                                              --                                      --

EXPENSES:
           Property operating                                             14                                      14
           Management and advisory                                        --                                      --
           Property management                                            --                                      --
           Fees to related parties                                        --                                      --
           Real estate and other taxes                                    --                                      --
           Depreciation and amortization                                  --           18(b)                      18
           Interest                                                       --                                      --
                                                                   ---------                                --------


              Total Expense                                               14                                      32
                                                                   ---------                                --------

Loss before equity in loss on noncombined                                                                        (32)
           partnerships and gain (loss) on sale of property              (14)

           Equity in income of noncombined partnerships                  (17)                                    (17)
           Gain on sale of property                                       --                                      --
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
           minority interest                                             (31)                                    (49)

           Minority interest in (loss) income                              5                                       5
           Extraordinary item - extinguishments of debt                   --                                      --
                                                                   ---------        -----       -----       --------

Net income (loss)                                                  $     (26)       $  18       $   -       $    (44)
                                                                   ---------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE THREE MONTHS ENDED 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $      (9)                               $     (9)

CASH FLOWS FROM INVESTING ACTIVITIES:
           Additions to real estate held for investment                   --                                      --
           Purchase of equipment                                          --                                      --
           Other                                                          --                                      --
                                                                   ---------                                --------
             Net cash used in investing activities                        --                                      --

CASH FLOWS FROM FINANCING ACTIVITIES:
           Net borrowings (repayments) of notes payable                   --                                      --
           Net borrowings (repayments) of affiliate notes                 --                                      --
           Net equity contributions (distributions)                        9                                       9
           Other                                                          --                                      --
                                                                   ---------                                --------
             Net cash (used in) provided by financing activities           9                                       9

           Net increase (decrease) in cash                                --                                      --

           Cash, beginning of period                                       1                                       1
                                                                   ---------                                --------

           Cash, end of period                                     $       1                                $      1
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $     (14)                               $    (14)

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                     --                                      --
         Purchase of equipment                                            --                                      --
         Other                                                            11                                      11
                                                                   ---------                                --------
           Net cash used in investing activities                          11                                      11

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                     --                                      --
         Net borrowings (repayments) of affiliate notes                   --                                      --
         Net equity contributions (distributions)                         --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
           Net cash (used in) provided by financing activities            --                                      --

         Net increase (decrease) in cash                                  (3)                                     (3)

         Cash, beginning of period                                         4                                       4
                                                                   ---------                                --------

         Cash, end of period                                       $       1                                $      1
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     The pro forma purchase accounting adjustments to the historical financial statements reflect the acquisition of the limited partnership interests of the fund in exchange for 19,127 ASR shares and consist of the following:

     (a) Reflects allocation of purchase price to pro-rata real estate interest owned through investment in uncombined partnership based on December 31, 2000 independent appraisals.

     (b) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the real estate interest.

     All purchase accounting adjustments above are based on appraisals of the real estate properties (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.

7.   SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
     Sierra Pacific Institutional Properties V (the "Partnership") was organized on October 8, 1985 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire and operate commercial and industrial real properties. S-P Properties, Inc., (a wholly-owned subsidiary of CGS), is the General Partner and manager of the Partnership.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of Sierra Pacific Development Fund V.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
BALANCE SHEET - 3/31/01
ASSETS:
           Real estate held for investment, net                    $   5,393        $2,347(a)   $   --      $  7,740
           Cash                                                           14                                      14
           Accounts Receivable, net                                      363                                     363
           Accounts and notes receivable from affiliates, net                                                     --
           Investment in uncombined partnerships
              and joint ventures                                                                                  --
           Goodwill and other                                            216                       216(b)         --
                                                                   ---------                                --------

           Total assets                                            $   5,986                                $  8,117
                                                                   =========                                ========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
           Accounts payable, accrued expenses & other              $      58                                $     58
           Mortgage notes payable, net                                                                            --
           Notes payable to affiliates                                                                            --
           Other                                                                                                  --
                                                                   ---------                                --------

           Total Liabilities                                              58                                      58



MINORITY INTEREST                                                      3,685                                   3,685


EQUITY (DEFICIT)                                                       2,243
                                                                                       216(b)

                                                                                                 2,347(a)      4,374
                                                                   ---------        ------      ------      --------



           Total liabilities and equity (deficit)                  $   5,986        $2,563      $2,563      $  8,117
                                                                   ---------        ------      ------      --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF OPERATIONS - FOR THE THREE MONTHS ENDED 3/31/01
REVENUES:
           Rental and reimbursement                                $     317                                $    317
           Property management                                            --                                      --
           Affiliate income and other                                     --                                      --
                                                                   ---------                                --------

              Total Revenues                                             317                                     317

EXPENSES:
           Property operating                                            162                                     162
           Management and advisory                                        --                                      --
           Property management                                            --                                      --
           Fees to related parties                                        --                                      --
           Real estate and other taxes                                    --                                      --
           Depreciation and amortization                                 103            9(c)                     112
           Interest                                                       --                                      --
                                                                   ---------                                --------


              Total Expense                                              265                                     274
                                                                   ---------                                --------

Loss before equity in loss on noncombined                                                                         43
           partnerships and gain (loss) on sale of property               52

           Equity in income of noncombined partnerships                                                           --
           Gain on sale of property                                       --                                      --
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
           minority interest                                              52                                      43

           Minority interest in (loss) income                             (9)                                     (9)
           Extraordinary item - extinguishments of debt                   --                                      --
                                                                   ---------        -----       -----       --------

Net income (loss)                                                  $      43            9          --       $     34
                                                                   ---------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF OPERATIONS - FOR THE YEAR ENDED 12/31/00
REVENUES:
           Rental and reimbursement                                $   1,329                                $  1,329
           Property management                                            --                                      --
           Affiliate income and other                                     11                                      11
                                                                   ---------                                --------

              Total Revenues                                           1,340                                   1,340

EXPENSES:
           Property operating                                            160                                     160
           Management and advisory                                        --                                      --
           Property management                                            --                                      --
           Fees to related parties                                       196                                     196
           Real estate and other taxes                                   121                                     121
           Depreciation and amortization                                 543           44(c)                     587
           Interest                                                       --                                      --
                                                                   ---------                                --------

              Total Expense                                            1,020                                   1,064
                                                                   ---------                                --------

Loss before equity in loss on noncombined                                                                        276
           partnerships and gain (loss) on sale of property              320

           Equity in income of noncombined partnerships                  (61)                                    (61)
           Gain on sale of property                                       --                                      --
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
           minority interest                                             259                                     215

           Minority interest in (loss) income                             --                                      --
           Extraordinary item - extinguishments of debt                   --                                      --
                                                                   ---------        -----       -----       --------

Net income (loss)                                                  $     259           44          --       $    215
                                                                   ---------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE THREE MONTHS ENDED 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $     156                                $    156

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                     --                                      --
         Purchase of equipment                                            --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash used in investing activities                         --                                      --

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                     --                                      --
         Net borrowings (repayments) of affiliate notes                   --                                      --
         Net equity contributions (distributions)                       (147)                                   (147)
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash (used in) provided by financing activities         (147)                                   (147)

         Net increase (decrease) in cash                                   9                                       9

         Cash, beginning of period                                         4                                       4
                                                                   ---------                                --------

         Cash, end of period                                       $      13                                $     13
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $   1,006                                $  1,006

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                    (74)                                    (74)
         Purchase of equipment                                            --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash used in investing activities                        (74)                                    (74)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                     --                                      --
         Net borrowings (repayments) of affiliate notes                   --                                      --
         Net equity contributions (distributions)                      1,114                                   1,114
         Other                                                        (2,176)                                 (2,176)
                                                                   ---------                                --------
            Net cash (used in) provided by financing activities       (1,062)                                 (1,062)

         Net increase (decrease) in cash                                (130)                                   (130)

         Cash, beginning of period                                       135                                     135
                                                                   ---------                                --------

         Cash, end of period                                       $       5                                $      5
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     The pro forma purchase accounting adjustments to the historical financial statements reflect the acquisition of the limited partnership interests of the fund in exchange for 291,581 ASR shares and consist of the following:

     (a) Reflects allocation of purchase price to real estate based on December 31, 2000 independent appraisals.

     (b)  To write-off deferred leasing costs.

     (c) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties.

     All purchase accounting adjustments above are based on appraisals of the real estate properties (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.

8.   SIERRA MIRA MESA PARTNERS
     Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property know as Sierra Mira Mesa, an office building, located in San Diego, California.

     Purchase accounting step-up related to this entity is reflected through purchase accounting for Sierra Pacific Development Fund II in the adjustment to purchase price of real estate. There are no other material purchase accounting adjustments required for Sierra Mira Mesa Partners.

     All equity method accounting related to the investment in SMM held by Sierra Pacific Pension Investors' 84 and Sierra Pacific Development Fund II has been eliminated in the Consolidation (see Note 13).

9.   NOONEY INCOME FUND LTD., L.P.
     Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12,1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downers Grove, Illinois (Oak Grove Commons) which generated 47.2% of rental and other income for the year ended

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     December 31, 2000. The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of Nooney Income Fund Ltd., L.P.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., LP

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
BALANCE SHEET - 3/31/01
ASSETS:
           Real estate held for investment, net                    $   5,103        $5,219(a)   $   --      $ 10,322
           Cash                                                          522                                     522
           Accounts Receivable, net                                      124                                     124
           Accounts and notes receivable from affiliates, net          1,405                                   1,405
           Investment in uncombined partnerships
              and joint ventures                                                                                  --
           Goodwill and other                                            139                       120(b)         19
                                                                   ---------                                --------

           Total assets                                            $   7,293                                $ 12,392
                                                                   =========                                ========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
           Accounts payable, accrued expenses & other                  $ 358                                   $ 358
           Mortgage notes payable, net                                 1,098                                   1,098
           Notes payable to affiliates                                                                            --
           Other                                                         147                                     147
                                                                   ---------                                --------

           Total Liabilities                                           1,603                                   1,603



MINORITY INTEREST                                                         --                                      --


EQUITY (DEFICIT)                                                       5,690           120(b)    5,219(a)     10,789
                                                                   ---------        ------      ------      --------


           Total liabilities and equity (deficit)                  $   7,293        $5,339      $5,339      $ 12,392
                                                                   ---------        ------      ------      --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF OPERATIONS - FOR THE THREE MONTHS ENDED 3/31/01
REVENUES:
           Rental and reimbursement                                $     495                                $    495
           Property management                                            --                                       -
           Affiliate income and other                                      6                                       6
                                                                   ---------                                --------

              Total Revenues                                             501                                     501

EXPENSES:
           Property operating                                            186                                     186
           Management and advisory                                        --                                      --
           Property management                                            --                                      --
           Fees to related parties                                        30                                      30
           Real estate and other taxes                                    72                                      72
           Depreciation and amortization                                 111           90(c)                     201
           Interest                                                       25                                      25
                                                                   ---------                                --------


              Total Expense                                              424                                     514
                                                                   ---------                                --------

Loss before equity in loss on noncombined                                                                        (13)
           partnerships and gain (loss) on sale of property               77

           Equity in income of noncombined partnerships                   --                                      --
           Gain on sale of property                                       --                                      --
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
           minority interest                                              77                                     (13)

           Minority interest in (loss) income                             --                                      --
           Extraordinary item - extinguishments of debt                   --                                      --
                                                                   ---------        -----       -----       --------

Net income (loss)                                                  $      77         $ 90         $ -       $    (13)
                                                                   ---------        -----       -----       --------


                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF OPERATIONS - FOR THE YEAR ENDED 12/31/00
REVENUES:
           Rental and reimbursement                                $   2,046                                $  2,046
           Property management                                             -                                       -
           Affiliate income and other                                     41                                      41
                                                                   ---------                                --------

              Total Revenues                                           2,087                                   2,087

EXPENSES:
           Property operating                                            831                                     831
           Management and advisory                                         -                                       -
           Property management                                             -                                       -
           Fees to related parties                                       123                                     123
           Real estate and other taxes                                   301                                     301
           Depreciation and amortization                                 448          366(c)                     814
           Interest                                                      108                                     108
                                                                   ---------                                --------


              Total Expense                                            1,811                                   2,177
                                                                   ---------                                --------

Loss before equity in loss on noncombined                                                                        (90)
           partnerships and gain (loss) on sale of property              276

           Equity in income of noncombined partnerships                    -                                       -
           Gain on sale of property                                        -                                       -
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
           minority interest                                             276                                     (90)

           Minority interest in (loss) income                              -                                       -
           Extraordinary item - extinguishments of debt                    -                                       -
                                                                   ---------        -----       -----       --------

Net income (loss)                                                  $     276        $ 366       $   -       $    (90)
                                                                   ---------        -----       -----       --------


                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE THREE MONTHS ENDED 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $     259                                $    259

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                    (17)                                    (17)
         Purchase of equipment                                             -                                       -
         Other                                                             -                                       -
                                                                   ---------                                --------
            Net cash used in investing activities                        (17)                                    (17)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                     (6)                                     (6)
         Net borrowings (repayments) of affiliate notes                 (557)                                   (557)
         Net equity contributions (distributions)                          -                                       -
         Other                                                             -                                       -
                                                                   ---------                                --------
            Net cash (used in) provided by financing activities         (563)                                   (563)

         Net increase (decrease) in cash                                (321)                                   (321)

         Cash, beginning of period                                       843                                     843
                                                                   ---------                                --------

         Cash, end of period                                       $     522                                $    522
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $     708                                $    708

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                   (232)                                   (232)
         Purchase of equipment                                            --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash used in investing activities                       (232)                                   (232)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                    (22)                                    (22)
         Net borrowings (repayments) of affiliate notes                 (848)                                   (848)
         Net equity contributions (distributions)                         --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash (used in) provided by financing activities         (870)                                   (870)

         Net increase (decrease) in cash                                (394)                                   (394)

         Cash, beginning of period                                     1,237                                   1,237
                                                                   ---------                                --------

         Cash, end of period                                       $     843                                $    843
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     The pro forma purchase accounting adjustments to the historical financial statements reflect the acquisition of the limited partnership interests of the fund in exchange for 719,254 ASR shares and consist of the following:

     (a) Reflects allocation of purchase price to real estate based on December 31, 2000 independent appraisals.

     (b)  To write-off deferred leasing costs.

     (c) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties.

     All purchase accounting adjustments above are based on appraisals of the real estate properties (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.

10.  NOONEY INCOME FUND LTD. II, L.P.
     Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of Nooney Income Fund Ltd. II, L.P.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., II LP

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
BALANCE SHEET - 3/31/01
ASSETS:
           Real estate held for investment, net                    $  14,024        $7,393(a)   $   --      $ 21,417
           Cash                                                        1,744                                   1,744
           Accounts Receivable, net                                      269                                     269
           Accounts and notes receivable from affiliates, net             99                                      99
           Investment in uncombined partnerships
              and joint ventures                                                                                  --
           Goodwill and other                                            331                       331(b)         --
                                                                   ---------                                --------

           Total assets                                            $  16,467                                $ 23,529
                                                                   =========                                ========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
           Accounts payable, accrued expenses & other                  $ 495                                   $ 495
           Mortgage notes payable, net                                 6,723                                   6,723
           Notes payable to affiliates                                                                            --
           Other                                                         287                                     287
                                                                   ---------                                --------

           Total Liabilities                                           7,505                                   7,505


MINORITY INTEREST                                                         --                                      --


EQUITY (DEFICIT)                                                       8,962           331(b)    7,393(a)     16,024
                                                                   ---------        ------      ------      --------


           Total liabilities and equity (deficit)                  $  16,467        $7,724      $7,724      $ 23,529
                                                                   ---------        ------      ------      --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., II LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF OPERATIONS - FOR THE THREE MONTHS ENDED 3/31/01
REVENUES:
           Rental and reimbursement                                $   1,040                                $  1,040
           Property management                                            --                                      --
           Affiliate income and other                                     --                                      --
                                                                   ---------                                --------

              Total Revenues                                           1,040                                   1,040

EXPENSES:
           Property operating                                            313                                     313
           Management and advisory                                        --                                      --
           Property management                                            --                                      --
           Fees to related parties                                        72                                      72
           Real estate and other taxes                                   152                                     152
           Depreciation and amortization                                 225          217(c)                     442
           Interest                                                      143                                     143
                                                                   ---------                                --------


              Total Expense                                              905                                   1,122
                                                                   ---------                                --------

Loss before equity in loss on noncombined
           partnerships and gain (loss) on sale of property              135                                     (82)

           Equity in income of noncombined partnerships                   --                                      --
           Gain on sale of property                                       --                                      --
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
           minority interest                                             135                                     (82)

           Minority interest in (loss) income                             --                                       -
           Extraordinary item - extinguishments of debt                   --                                       -
                                                                   ---------        -----       -----       --------

Net income (loss)                                                  $     135        $ 217       $  --       $    (82)
                                                                   ---------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., II LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF OPERATIONS - FOR THE YEAR ENDED 12/31/00
REVENUES:
           Rental and reimbursement                                $   4,066                                $  4,066
           Property management                                            --                                      --
           Affiliate income and other                                      5                                       5
                                                                   ---------                                --------

              Total Revenues                                           4,071                                   4,071

EXPENSES:
           Property operating                                            956                                     956
           Management and advisory                                       355                                     355
           Property management                                            --                                      --
           Fees to related parties                                       241                                     241
           Real estate and other taxes                                   564                                     564
           Depreciation and amortization                                 837          876(c)                   1,713
           Interest                                                      618                                     618
                                                                   ---------                                --------


              Total Expense                                            3,571                                   4,447
                                                                   ---------                                --------

Loss before equity in loss on noncombined                                                                       (376)
           partnerships and gain (loss) on sale of property              500

           Equity in income of noncombined partnerships                   --                                      --
           Gain on sale of property                                       --                                      --
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
           minority interest                                             500                                    (376)

           Minority interest in (loss) income                             --                                      --
           Extraordinary item - extinguishments of debt                   --                                      --
                                                                   ---------        -----       -----       --------

Net income (loss)                                                  $     500        $ 876       $  --       $   (376)
                                                                   ---------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., II LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE THREE MONTHS ENDED 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $     209                                $    209

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                     (2)                                     (2)
         Purchase of equipment                                            --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash used in investing activities                         (2)                                     (2)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                    (33)                                    (33)
         Net borrowings (repayments) of affiliate notes                  (99)                                    (99)
         Net equity contributions (distributions)                         --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash (used in) provided by financing activities         (132)                                   (132)

         Net increase (decrease) in cash                                  75                                      75

         Cash, beginning of period                                     1,668                                   1,668
                                                                   ---------                                --------

         Cash, end of period                                       $   1,743                                $  1,743
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY INCOME FUND LTD., II LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $   1,219                                $  1,219

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                   (626)                                   (626)
         Purchase of equipment                                            --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash used in investing activities                       (626)                                   (626)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                   (115)                                   (115)
         Net borrowings (repayments) of affiliate notes                   --                                      --
         Net equity contributions (distributions)                         --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash (used in) provided by financing activities         (115)                                   (115)

         Net increase (decrease) in cash                                 478                                     478

         Cash, beginning of period                                     1,190                                   1,190
                                                                   ---------                                --------

         Cash, end of period                                       $   1,668                                $  1,668
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



     The pro forma purchase accounting adjustments to the historical financial statements reflect the acquisition of the limited partnership interests of the fund in exchange for 1,068,248 ASR shares and consist primarily of the following:

     (a) Reflects allocation of purchase price to real estate based on December 31, 2000 independent appraisals.

     (b)  To write-off deferred leasing costs.

     (c) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties.

     All purchase accounting adjustments above are based on appraisals of the real estate properties (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.

11.  NOONEY REAL PROPERTY INVESTORS TWO, L.P.
     Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office building, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; two office/warehouse complexes, a multi-tenant office and a warehouse all located in Indianapolis, Indiana.

     The following table reflects the application of the pro forma adjustments to the historical financial statements of Nooney Real Property Investors Two, L.P.

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY REAL PROPERTY INVESTORS TWO, LP

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR          CR        PRO FORMA
                                                                   ----------         --          --        ---------
BALANCE SHEET - 2/28/01
ASSETS:
           Real estate held for investment, net                    $   6,184        $9,024(a)   $   --      $ 15,208
           Cash                                                          748                                     748
           Accounts Receivable, net                                       90                                      90
           Accounts and notes receivable from affiliates, net          1,855                                   1,855
           Investment in uncombined partnerships
              and joint ventures                                                                                  --
           Goodwill and other                                            447                       167(b)
                                                                                                    23(c)        257
                                                                   ---------                                --------

           Total assets                                            $   9,324                                $ 18,158
                                                                   =========                                ========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
           Accounts payable, accrued expenses & other                  $ 408                                   $ 408
           Mortgage notes payable, net                                 9,085                       255(d)      9,340
           Notes payable to affiliates                                                                            --
           Other                                                          98                                      98
                                                                   ---------                                --------

           Total Liabilities                                           9,591                                   9,846


MINORITY INTEREST                                                         --                                      --

EQUITY (DEFICIT)                                                        (267)          167(b)    9,024(a)
                                                                                        23(c)
                                                                                       255(d)                  8,312
                                                                   ---------        ------      ------      --------


           Total liabilities and equity (deficit)                  $   9,324        $9,469      $9,469      $ 18,158
                                                                   ---------        ------      ------      --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY REAL PROPERTY INVESTORS TWO, LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF OPERATIONS - FOR THE THREE MONTHS ENDED 2/28/01
REVENUES:
           Rental and reimbursement                                $     627                                $    627
           Property management                                            --                                      --
           Affiliate income and other                                      5                                       5
                                                                   ---------                                --------

              Total Revenues                                             632                                     632

EXPENSES:
           Property operating                                            175                                     175
           Management and advisory                                        --                                      --
           Property management                                            --                                      --
           Fees to related parties                                        39                                      39
           Real estate and other taxes                                    95                                      95
           Depreciation and amortization                                 136          252(e)                     388
           Interest                                                      220                                     220
                                                                   ---------                                --------


              Total Expense                                              665                                     917
                                                                   ---------                                --------

Loss before equity in loss on noncombined                                                                       (285)
           partnerships and gain (loss) on sale of property              (33)

           Equity in income of noncombined partnerships                   --                                      --
           Gain on sale of property                                       --                                      --
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
              minority interest                                          (33)                                   (285)

           Minority interest in (loss) income                             --                                      --
           Extraordinary item - extinguishments of debt                   --                                      --
                                                                   ---------                                --------

Net income (loss)                                                  $     (33)       $ 252       $   -       $   (285)
                                                                   ---------        -----       -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY REAL PROPERTY INVESTORS TWO, LP

                                                                                      PURCHASE ACCTG
                                                                                      --------------
                                                                                       ADJUSTMENTS
                                                                                       -----------
                                                                   HISTORICAL         DR         CR         PRO FORMA
                                                                   ----------         --         --         ---------
STATEMENT OF OPERATIONS - FOR THE YEAR ENDED 11/30/00
REVENUES:
           Rental and reimbursement                                  $ 2,670                                $  2,670
           Property management                                             -                                       -
           Affiliate income and other                                     76                                      76
                                                                   ---------                                --------

              Total Revenues                                           2,746                                   2,746

EXPENSES:
           Property operating                                            606                                     606
           Management and advisory                                         -                                       -
           Property management                                             -                                       -
           Fees to related parties                                       162                                     162
           Real estate and other taxes                                   375                                     375
           Depreciation and amortization                                 535         1,037(e)                  1,572
           Interest                                                      883                                     883
                                                                   ---------                                --------


              Total Expense                                            2,561                                   3,598
                                                                   ---------                                --------

Loss before equity in loss on noncombined                                                                       (852)
           partnerships and gain (loss) on sale of property              185

           Equity in income of noncombined partnerships                    -                                       -
           Gain on sale of property                                        -                                       -
                                                                   ---------                                --------

Net income (loss) before extraordinary item and
           minority interest                                             185                                    (852)

           Minority interest in (loss) income                              -                                       -
           Extraordinary item - extinguishments of debt                    -                                       -
                                                                   ---------                                --------

Net income (loss)                                                      $ 185        $1,037      $  --       $   (852)
                                                                   ---------        ------      -----       --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY REAL PROPERTY INVESTORS TWO, LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE THREE MONTHS ENDED 2/28/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                         $ 83                                $     83

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                     (4)                                     (4)
         Purchase of equipment                                            --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash used in investing activities                         (4)                                     (4)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                      7                                       7
         Net borrowings (repayments) of affiliate notes                   --                                      --
         Net equity contributions (distributions)                         --                                      --
         Other                                                            --                                      --
                                                                   ---------                                --------
            Net cash (used in) provided by financing activities            7                                       7

         Net increase (decrease) in cash                                  86                                      86

         Cash, beginning of period                                       662                                     662
                                                                   ---------                                --------

         Cash, end of period                                           $ 748                                $    748
                                                                   ---------                                --------

                         American Spectrum Realty, Inc.
         Notes to Pro Forma Unaudited Consolidated Financial Information



NOONEY REAL PROPERTY INVESTORS TWO, LP

                                                                                     PURCHASE ACCTG
                                                                                     --------------
                                                                                      ADJUSTMENTS
                                                                                      -----------
                                                                   HISTORICAL        DR          CR         PRO FORMA
                                                                   ----------        --          --         ---------
STATEMENT OF CASH FLOW - FOR THE YEAR ENDED 11/30/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    $     567                                $    567

CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to real estate held for investment                   (313)                                   (313)
         Purchase of equipment                                             -                                       -
         Other                                                             -                                       -
                                                                   ---------                                --------
            Net cash used in investing activities                       (313)                                   (313)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments) of notes payable                   (310)                                   (310)
         Net borrowings (repayments) of affiliate notes               (1,855)                                 (1,855)
         Net equity contributions (distributions)                          -                                       -
         Other                                                             -                                       -
                                                                   ---------                                --------
            Net cash (used in) provided by financing activities       (2,165)                                 (2,165)

         Net increase (decrease) in cash                              (1,911)                                 (1,911)

         Cash, beginning of period                                     2,572                                   2,572
                                                                   ---------                                --------

         Cash, end of period                                       $     661                                $    661
                                                                   ---------                                --------

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


   The pro forma purchase accounting adjustments to the historical financial statements reflect the acquisition of the limited partnership interests of the fund in exchange for 554,155 ASR shares and consist of the following:

(a) Reflects allocation of purchase price to real estate based on December 31, 2000 independent appraisals.

(b)   To write-off deferred loan costs,

(c)   To write-off deferred leasing costs.

(d)   To reflect estimated fair value adjustment to mortgage notes payable.

(e) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties.


   All purchase accounting adjustments above are based on appraisals of the real estate properties (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.



12. CGS'S OTHER AFFILIATES

   CGS's Other Affiliates are entities in which the affiliates of Mssrs. Carden and Galardi (or their families) have some common ownership, but also have significant outside interests and are managed by consolidated subsidiaries of CGS. Such Other Affiliates consist of:

   Nooney Rider Trail LLC - a Missouri limited liability company that owns a retail center located in Earth City, Missouri. The property manager, CGS Real Estate Company, Inc., has a 1% limited member interest.

   Nooney-Hazelwood Associates, L.P. - a Missouri limited partnership, organized on December 10, 1984 to acquire and hold an interest in Lindbergh Boulevard Partners, L.P. (the Investee), a Missouri limited partnership. The general partner is Nooney Development Partners.

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


   The historical information of these entities has been combined in the pro forma presentation. All inter-company transactions and balances have been eliminated in the pro forma consolidation. These amounts reflect solely the combination of the historical financial statements of the Other Affiliates and do not reflect the application or any effects of the Consolidation.

   The historical audited and unaudited combined financial data from which the disclosed amounts are derived can be found elsewhere in this consent solicitation. In the Consolidation, the acquisition of each of the Other Affiliates will be accounted for using purchase accounting.

   The following table reflects the application of the pro forma adjustments to the historical financial statements of CGS's Other Affiliates.

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


CGS'S OTHER AFFILIATES

                                                                   NOONEY RIDER      NOONEY-      COMBINED
                                                                       TRAIL        HAZELWOOD    HISTORICAL
                                                                   ------------     ---------    ----------
Balance Sheet- 3/31/01
ASSETS:
          Real estate held for investment, net                      $  1,394         $  6,968      $  8,362
          Cash                                                            43              366           409
          Accounts Receivable, net                                        69               25            94
          Accounts and notes receivable from affiliates, net             201                4           205
          Investment in uncombined partnerships
             and joint ventures                                           --               --            --
          Goodwill and other                                              34            1,212         1,246

                                                                    --------         --------      --------

          Total assets                                              $  1,741         $  8,575      $ 10,316
                                                                    ========         ========      ========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
          Accounts payable, accrued expenses & other                $    907         $    199      $  1,106
          Mortgage notes payable, net                                  3,646           12,819        16,465
          Notes payable to affiliates                                      7               --             7
          Other                                                           28               79           107
                                                                    --------         --------      --------

          Total Liabilities                                            4,588           13,097        17,685



MINORITY INTEREST                                                         --                             --


EQUITY (DEFICIT)                                                      (2,847)          (4,522)       (7,369)


                                                                    --------         --------      --------

          Total liabilities and equity (deficit)                    $  1,741         $  8,575      $ 10,316
                                                                    --------         --------      --------

                                                                         PURCHASE ACCTG       COMBINED
                                                                        DR           CR       PRO FORMA
                                                                     ---------------------    ---------
Balance Sheet- 3/31/01
ASSETS:
          Real estate held for investment, net                       $ 10,862(a)  $     --     $ 19,224
          Cash                                                                                      409
          Accounts Receivable, net                                                                   94
          Accounts and notes receivable from affiliates, net                                        205
          Investment in uncombined partnerships
             and joint ventures                                                                      --
          Goodwill and other                                                           731(b)
                                                                                        36(c)       479
                                                                                               --------

          Total assets                                                                         $ 20,411
                                                                                               ========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
          Accounts payable, accrued expenses & other                                           $  1,106
          Mortgage notes payable, net                                                            16,465
          Notes payable to affiliates                                                                 7
          Other                                                                                     107
                                                                                               --------

          Total Liabilities                                                                      17,685



MINORITY INTEREST                                                                    2,726(d)     2,726


EQUITY (DEFICIT)                                                          731(b)
                                                                           36(c)
                                                                        2,726(d)    10,862(a)        --
                                                                     --------     --------     --------

          Total liabilities and equity (deficit)                     $ 14,355     $ 14,355     $ 20,411
                                                                     --------     --------     --------

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


CGS'S OTHER AFFILIATES

                                                              NOONEY RIDER   NOONEY-    COMBINED         PURCHASE ACCTG   COMBINED
                                                                  TRAIL     HAZELWOOD   HISTORICAL        DR       CR     PRO FORMA
                                                              ------------  ---------   ----------       --------------   ----------
Statement of Operations- For the Three Months Ended 3/31/01
REVENUES:
          Rental and reimbursement                              $   136      $   641     $   777                            $   777
          Property management                                        --           --          --                                 --
          Affiliate income and other                                 15            4          19                                 19
                                                                -------      -------     -------                            -------

             Total Revenues                                         151          645         796                                796

EXPENSES:
          Property operating                                         10          247         257                                257
          Management and advisory                                    --           --          --                                 --
          Property management                                        --           --          --                                 --
          Fees to related parties                                     8           35          43                                 43
          Real estate and other taxes                                32           40          72                                 72
          Depreciation and amortization                              19          108         127          236(e)                363
          Interest                                                  108          212         320                                320
                                                                -------      -------     -------                            -------


             Total Expense                                          177          642         819                              1,055
                                                                -------      -------     -------                            -------

Loss before equity in loss on noncombined                                                                                      (259)
          partnerships and gain (loss) on sale of property          (26)           3         (23)

          Equity in income of noncombined partnerships               --           --          --                                 --
          Gain on sale of property                                   --           --          --                                 --
                                                                -------      -------     -------                            -------

Net income (loss) before extraordinary item and
          minority interest                                         (26)           3         (23)                              (259)

          Minority interest in (loss) income                         --           --          --                                 --
          Extraordinary item - extinguishments of debt               --           --          --                                 --
                                                                -------      -------     -------                            -------

Net income (loss)                                               $   (26)     $     3     $   (23)     $   236      $ --     $  (259)
                                                                -------      -------     -------      -------      ----     -------

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


CGS'S OTHER AFFILIATES

                                                             NOONEY RIDER   NOONEY-      COMBINED       PURCHASE ACCTG    COMBINED
                                                                TRAIL      HAZELWOOD    HISTORICAL      DR          CR    PRO FORMA
                                                             ------------  ---------    ----------     ----------------   ---------
STATEMENT OF OPERATIONS- FOR THE YEAR ENDED 12/31/00
REVENUES:
          Rental and reimbursement                             $   545      $ 2,556      $ 3,101                           $ 3,101
          Property management                                       --           --           --                                --
          Affiliate income and other                                51           17           68                                68
                                                               -------      -------      -------                           -------

             Total Revenues                                        596        2,573        3,169                             3,169

EXPENSES:
          Property operating                                        55        1,080        1,135                             1,135
          Management and advisory                                   --           --           --                                --
          Property management                                       --           --           --                                --
          Fees to related parties                                   29          140          169                               169
          Real estate and other taxes                               95          160          255                               255
          Depreciation and amortization                             80          434          514         926(e)              1,440
          Interest                                                  84          861          945                               945
                                                               -------      -------      -------                           -------


             Total Expense                                         343        2,675        3,018                            3,944
                                                               -------      -------      -------                           -------

Loss before equity in loss on noncombined                                                                                    (775)
          partnerships and gain (loss) on sale of property         253         (102)         151

          Equity in income of noncombined partnerships              --           --           --                                --
          Gain on sale of property                                  --           --           --                                --
                                                               -------      -------      -------                           -------

Net income (loss) before extraordinary item and
          minority interest                                        253         (102)         151                              (775)

          Minority interest in (loss) income                        --           --           --                                --
          Extraordinary item - extinguishments of debt              --           --           --                                --
                                                               -------      -------      -------     -------       ---     -------

Net income (loss)                                              $   253      $  (102)     $   151     $   926       $--     $  (775)
                                                               -------      -------      -------     -------       ---     -------

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


CGS'S OTHER AFFILIATES

                                                                     NOONEY RIDER   NOONEY-    COMBINED   PURCHASE ACCTG  COMBINED
                                                                        TRAIL      HAZELWOOD  HISTORICAL   DR       CR    PRO FORMA
                                                                     ------------  ---------  ----------  --------------  ---------
Statement of Cash Flow- For the Three Months Ended 3/31/01
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                           $ 109      $ 204      $ 313                     $ 313

CASH FLOWS FROM INVESTING ACTIVITIES:
          Additions to real estate held for investment                       --        (30)       (30)                      (30)
          Purchase of equipment                                              --         --         --                        --
          Other                                                              --        (36)       (36)                      (36)
                                                                          -----      -----      -----                     -----
             Net cash used in investing activities                           --        (66)       (66)                      (66)

CASH FLOWS FROM FINANCING ACTIVITIES:
          Net borrowings (repayments) of notes payable*                     (21)       (31)       (52)                      (52)
          Net borrowings (repayments) of affiliate notes                    (52)        --        (52)                      (52)
          Net equity contributions (distributions)                           --         --         --                        --
          Other                                                              --         --         --                        --
                                                                          -----      -----      -----                     -----
             Net cash (used in) provided by financing activities            (73)       (31)      (104)                     (104)

          Net increase (decrease) in cash                                    36        107        143                       143

          Cash, beginning of period                                           7        259        266                       266
                                                                          -----      -----      -----                     -----

          Cash, end of period                                             $  43      $ 366      $ 409                     $ 409
                                                                          =====      =====      =====                     =====

*Net of issuance costs

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


CGS'S OTHER AFFILIATES

                                                                  NOONEY RIDER    NOONEY-      COMBINED    PURCHASE ACCTG  COMBINED
                                                                     TRAIL       HAZELWOOD     HISTORICAL    DR       CR   PRO FORMA
                                                                  ------------   ---------     ----------  --------------  ---------

STATEMENT OF CASH FLOW- FOR THE YEAR ENDED 12/31/00
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                      $ 351         $ 310         $ 661                     $ 661

CASH FLOWS FROM INVESTING ACTIVITIES:
          Additions to real estate held for investment                  --          (118)         (118)                     (118)
          Purchase of equipment                                         --            --            --                        --
          Other                                                         --           110           110                       110
                                                                     -----         -----         -----                     -----
             Net cash used in investing activities                      --            (8)           (8)                       (8)

CASH FLOWS FROM FINANCING ACTIVITIES:
          Net borrowings (repayments) of notes payable*               (384)         (246)         (630)                     (630)
          Net borrowings (repayments) of affiliate notes              (209)           --          (209)                     (209)
          Net equity contributions (distributions)                     228            --           228                       228
          Other                                                         --            --            --                        --
                                                                     -----         -----         -----                     -----
             Net cash (used in) provided by financing activities      (365)         (246)         (611)                     (611)

          Net increase (decrease) in cash                              (14)           56            42                        42

          Cash, beginning of period                                     21           203           224                       224
                                                                     -----         -----         -----                     -----

          Cash, end of period                                        $   7         $ 259         $ 266                     $ 266
                                                                     -----         -----         -----                     -----

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


   The pro forma purchase accounting adjustments to the historical financial statements consist of the following:

(a) Reflects allocation of purchase price to real estate based on December 31,2000 independent appraisals.

(b)   To write-off deferred loan costs.

(c)   To write-off deferred leasing costs.

(d) To establish minority interest associated with the purchase of interests in CGS's Other Affiliates in exchange for 181,711 operating partnership units. The operating partnership will be a consolidated subsidiary of ASR at the completion of the Consolidation and will hold all of the properties acquired.

(e) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties.

   All purchase accounting adjustments above are based on appraisals of the real estate properties (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. Real estate appraisals were performed as of December 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of March 31, 2001.

13.   ELIMINATIONS
   The various entities to be included in the Consolidation have paid management fees and administrative fees to consolidated subsidiaries of CGS. A subsidiary of American Spectrum will manage the properties subsequent to the Consolidation. Inter-company fees are eliminated in the pro forma consolidation.

   The eliminating entries are as follows:

(a) To eliminate accounts and notes receivable and payable between the Partnership, CGS and the Majority-Owned Affiliates, the Other Funds (notes 4-11) and CGS's Other Affiliates (includes write-off of deferred gain recorded by one of the other funds)
(b) To eliminate CGS and the Partnership's investments in the Other Funds and Other Affiliates.
(c) To eliminate property management and administrative fee revenue and expenses between CGS and the Majority-Owned Affiliates, the Other Funds and CGS's Other Affiliates.

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


(d) To eliminate historical equity in income of entities that are included in the consolidated pro forma financial statements.
(e) To eliminate interest revenue and expense between CGS and the Majority-Owned Affiliates' properties and the Other Funds.
(f)   To eliminate historical minority interest in (loss) income of Other
      Funds.
(g) To reflect minority interest in loss of American Spectrum Realty Operating Partnership (all properties will be held and all operations will be conducted through the Operating Partnership after the Consolidation, therefore all of the pro forma loss is attributed to the operating partnership). The minority ownership interest is approximately 15% under the Maximum Scenario and approximately 26% under the Minimum Scenario.

14.   LOSS PER SHARE AND BOOK VALUE PER SHARE
   The number of shares outstanding has been adjusted to reflect the number of shares to be issued to effect the Consolidation. The effect of the conversion of operating partnership units to shares of ASR would be anti-dilutive to basic and diluted loss per share.

15.   DEFICIENCY TO COVER FIXED CHARGES
   Since it would be less than 1.0, the ratio of earnings to fixed charges is not presented as it is not meaningful. The deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes, minority interest and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance of costs and that portion of operating rental expense representing interest.

16.   TRANSACTION FEES
   Total transaction fees are estimated to be approximately $4.8 million, of which approximately $3.6 million was advanced by the Other Funds to ASR and which is recorded in other assets as of March 31, 2001. All of the transaction fees relate to the issuance of common stock and operating partnership units. The total transaction costs have been reflected as an increase in accounts payable and a decrease in other assets and a reduction in equity in the pro forma balance sheet.

17.   PROMISSORY NOTE OPTION
   The accompanying pro forma statements have been prepared assuming none of the limited partners of the Other Funds opt for promissory notes instead of shares of American Spectrum.

   The following would be the impact on net loss, net loss per share and cash flows, assuming different amounts of promissory notes are issued. The promissory notes are unsecured, bear interest at 8% and mature in 8 years.

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


                              Max              Min
                            ------            -----
Total exchange value        79,702            40,744
Assumed Interest Rate           8%                8%


Assumption                   5.00%(a)  Three Months Ended
                                         March 31, 2001
                                       ------------------
                                        Min         Max
                                       ------      ------

Net Income (Loss)                      (2,278)     (2,728)
Interest charge(c)                       (163)       (319)
                                       ------      ------
Adjusted net loss                      (2,441)     (3,047)
                                       ======      ======

Shares                                  2,735       5,369
Adjustment(c)                            (137)       (268)
                                       ------      ------
Adjusted Shares                         2,598       5,101
                                       ======      ======


Adjusted net loss per share             (0.94)      (0.60)
                                       ======      ======


Cash Flow from operations                 284       1,175
Interest Charge(c)                       (163)       (319)
                                       ------      ------
Adjusted cash flow from operations        121         856
                                       ======      ======


Assumption                  10.00%(b)  Three Months Ended
                                         March 31, 2001
                                       ------------------
                                        Min         Max
                                       ------      ------

Net Income (Loss)                      (2,278)     (2,728)
Interest charge(c)                       (326)       (638)
                                       ------      ------
Adjusted net loss                      (2,604)     (3,366)
                                       ======      ======

Shares                                  2,735       5,369
Adjustment(c)                            (274)       (537)
                                       ------      ------
Adjusted Shares                         2,461       4,832
                                       ======      ======


Adjusted net loss per share             (1.06)      (0.70)
                                       ======      ======


Cash Flow from operations                 284       1,175
Interest Charge(c)                       (326)       (638)
                                       ------      ------
Adjusted cash flow from operations        (42)        537
                                       ------      ------

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


                          Max                Min
                         ------             ------
Total exchange value     79,702             40,744
Assumed Interest Rate        8%                 8%


Assumption                5.00%(a)         Year ended
                                           December 31
                                       --------------------
                                         Min          Max
                                       -------      -------

Net Income (Loss)                      (10,078)     (12,283)
Interest charge(c)                        (163)        (319)
                                       -------      -------
Adjusted net loss                      (10,241)     (12,602)
                                       =======      =======

Shares                                   2,735        5,369
Adjustment(c)                             (137)        (268)
                                       -------      -------
Adjusted Shares                          2,598        5,101
                                       =======      =======


Adjusted net loss per share              (3.94)       (2.47)
                                       =======      =======


Cash Flow from operations               (7,355)      (2,994)
Interest Charge(c)                        (163)        (319)
                                       -------      -------
Adjusted cash flow from operations      (7,518)      (3,313)
                                       =======      =======


Assumption               10.00% (b)         Year ended
                                            December 31
                                       --------------------
                                          Min         Max
                                       -------      -------

Net Income (Loss)                      (10,078)     (12,283)
Interest charge(c)                        (326)        (638)
                                       -------      -------
Adjusted net loss                      (10,404)     (12,921)
                                       =======      =======

Shares                                   2,735        5,369
Adjustment(c)                             (274)        (537)
                                       -------      -------
Adjusted Shares                          2,461        4,832
                                       =======      =======


Adjusted net loss per share              (4.23)       (2.67)
                                       =======      =======


Cash Flow from operations               (7,355)      (2,994)
Interest Charge(c)                        (326)        (638)
                                       -------      -------
Adjusted cash flow from operations      (7,681)      (3,632)
                                       -------      -------

                        American Spectrum Realty, Inc.
       Notes to Pro Forma Unaudited Consolidated Financial Information


(a) Management believes that this scenario represents a reasonable estimate of the minimum amount of notes that would be elected by the limited partners of the Partnership and Other Funds participating in the Consolidation, representing aggregate exchange value of approximately $4.0 million or 5% of the total exchange value, attributable to the Partnership and Other Funds of $79.7 million under the maximum scenario.

(b) This represents the maximum amount of debt that management believes will be issued to the limited partners of the Partnership and Other Funds representing aggregate exchange value of approximately $8.0 million, or 10% of the total exchange value attributable to the Partnership and Other Funds under the maximum scenario.

(c) Net loss, net loss per share and cash flow from operations reflect the pro forma net loss reported in the pro forma financial statements for American Spectrum, adjusted for incremental interest charges associated with the issuance of promissory notes under the two scenarios. Net loss per share also reflects the shares included in the pro forma financial statements, adjusted for a reduction in the number of shares to be issued due to the issuance of promissory notes.

      Each 1% increase in the notes issued would increase net loss and decrease cash flow from operations by 64 on an annual basis. Net loss per share would increase by 0.04 under the maximum scenario and 0.06 under the minimum scenario.

18.   LIMITED PARTNER DISTRIBUTION
   In December 1994, a subsidiary of CGS acquired the corporate general partner of Sierra Pacific Development Fund II ("Fund II") in exchange for assumption of unsecured loans payable to Fund II ("Unsecured Debt"). Separately, CGS and the Majority-Owned Affiliates acquired property from Fund II in exchange for cash and a purchase money note payable to Fund II secured by the property acquired ("Secured Debt"). In connection with litigation relating to the Unsecured Debt, the Secured Debt, and other matters, CGS expects to repay both debts and cause Fund II to distribute the proceeds to the partners of Fund II. As of December 31, 2000, interest and principal due Fund II with respect to the Unsecured Debt and Secured Debt totaled $7,218,000. This amount has been reflected as a current payable in the accompanying pro forma financial statements.

HISTORICAL FINANCIAL STATEMENTS:

   AMERICAN SPECTRUM REALTY, INC.

   CGS AND THE MAJORITY-OWNED AFFILIATES

   NOONEY RIDER TRAIL, LLC

   NOONEY HAZELWOOD ASSOCIATES, L.P.

   SIERRA PACIFIC DEVELOPMENT FUND I

   SIERRA PACIFIC DEVELOPMENT FUND II

   SIERRA PACIFIC DEVELOPMENT FUND III

   SIERRA PACIFIC DEVELOPMENT FUND V

   SIERRA PACIFIC PENSION INVESTORS `84

   NOONEY INCOME FUND LTD., L.P.

   NOONEY INCOME FUND LTD. II, L.P.

   NOONEY REAL PROPERTY INVESTORS - TWO, L.P.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Financial Statements as of December 31, 2000
Together With Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholder of American Spectrum
   Realty, Inc.:

We have audited the accompanying balance sheet of American Spectrum Realty, Inc. (a Maryland corporation) as of December 31, 2000, and the related statements of operations, stockholder's equity and cash flows for the period from inception (August 8, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Spectrum Realty, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the period from inception (August 8, 2000) to December 31, 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon its parent to fund its operations. The parent company has experienced recurring losses from operations, has a net capital deficiency and has debt in default. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/S/ ARTHUR ANDERSEN LLP



Orange County, California
April 16, 2001

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Balance Sheets


                                     Assets


                                                                                     December 31,       March 31,
                                                                                         2000             2001
                                                                                     -----------      -----------
                                                                                                      (Unaudited)



Cash                                                                                 $        --      $        --
Accounts receivable                                                                          100           70,100
Property and equipment,
    net of accumulated depreciation of $ 9,607 and $15,378                                71,183           65,412
Transaction costs                                                                      3,553,931        3,622,548
Other assets                                                                             100,000          100,000
                                                                                     -----------      -----------
                    Total assets                                                     $ 3,725,214      $ 3,858,060
                                                                                     ===========      ===========



                 Liabilities and Stockholder's Equity (Deficit)


Accrued liabilities                                                                  $   469,846      $        --
Notes payable to affiliates                                                            3,639,702        4,391,878
                                                                                     -----------      -----------
                    Total liabilities                                                  4,109,548        4,391,878

Stockholder's Equity (Deficit):
    Common stock and capital in excess of par value,
        $.01 par value; 1,000 shares authorized, 10 shares issued                            100              100
    Accumulated deficit                                                                 (384,434)        (533,918)

                                                                                     -----------      -----------
                    Total stockholder's equity (deficit)                                (384,334)        (533,818)

                                                                                     -----------      -----------
                    Total liabilities and stockholder's equity (deficit)             $ 3,725,214      $ 3,858,060
                                                                                     ===========      ===========


The accompanying notes are an integral part of this balance sheet.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Statements of Operations


                                       Inception             Three Months
                                     (August 8, 2000)           Ended
                                      to December 31,          March 31,
                                         2000                   2001
                                       ---------              ---------
                                                             (Unaudited)

Revenues:                              $      --              $      --
                                       ---------              ---------
                    Total revenues            --                     --
                                       ---------              ---------

Expenses:
    Depreciation                           9,607                  5,771
    Property taxes and insurance             446                  3,438
    Salaries and benefits                143,365                 67,179
    Maintenance and repairs                   70                     --
    Rent expenses                         90,994                 39,627
    Office expenses                       57,576                 11,542
    Travel and entertainment              82,376                 21,927
                                       ---------              ---------
                    Total expenses       384,434                149,484
                                       ---------              ---------
Net loss                               $(384,434)             $(149,484)
                                       =========              =========


The accompanying notes are an integral part of this balance sheet.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Statements of Stockholder's Equity (Deficit)
From Inception (August 8, 2000) to March 31, 2001



                                                          Accumulated
                                            Equity          Deficit           Total
                                           ---------       ---------       -----------

Balance - Inception (August 8, 2000)       $     100       $      --        $     100

    Net loss                                      --        (384,434)        (384,434)

                                           ---------       ---------        ---------
Balance - December 31, 2000                      100        (384,434)        (384,334)

    Net loss (Unaudited)                          --        (149,484)        (149,484)

                                           ---------       ---------        ---------

Balance - March 31, 2001 (Unaudited)       $     100       $(533,918)       $(533,818)

                                           =========       =========        =========


The accompanying notes are an integral part of this financial statement.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Statements of Cash Flows



                                                             Inception         Three Months
                                                          (August 8, 2000)        Ended
                                                           to December 31,       March 31,
                                                               2000               2001
                                                          ----------------     -----------
                                                                               (Unaudited)

Net loss                                                    $  (384,434)       $  (149,484)

Operating Activities:
    Depreciation of property and equipment                        9,607              5,771
    Increase in accounts receivable                                (100)           (70,000)

    Increase in transaction costs                            (3,553,931)           (68,617)

    Increase in other assets                                   (100,000)                --

    Increase  (decrease) in accrued liabilities                 469,846           (469,846)
                                                            -----------        -----------

                    Cash used in operating activities        (3,559,012)          (752,176)

Investing Activities:
    Purchases of property and equipment                         (80,790)                --


Financing Activities:
    Common stock issued to shareholder                              100                 --
    Increase in notes payable to affiliates                   3,639,702            752,176

                                                            -----------        -----------

Cash provided by financing activities                         3,639,802            752,176

Increase/decrease in cash                                            --                 --

Cash, beginning of period                                            --                 --
                                                            -----------        -----------

Cash, end of period                                         $        --        $        --
                                                            ===========        ===========


The accompanying notes are an integral part of this financial statement.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Notes to Financial Statements
December 31, 2000


BASIS OF PRESENTATION

The accompanying unaudited interim financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 2000. In the opinion of management, the unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the balance sheet as of March 31, 2001, the statement of operations for the three months ended March 31, 2001 and the statement of cash flows for the three months ended March 31, 2001. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2001.

Corporate Organization and Operations

American Spectrum Realty, Inc. ("ASR" or the "Company") is a Maryland corporation established August 8, 2000 to be the legal acquiror and registrant in a consolidation transaction whereby partners in existing related partnerships would trade partnership units for shares in this new public entity and owners of existing related entities would exchange ownership interests for units in an operating partnership that will be formed and will initially be wholly owned by the Company. ASR is a wholly owned subsidiary of CGS and the Majority Owned Affiliates (CGS). ASR will (subject to approval) acquire eight public limited partnerships and two private entities. The accounting acquirer in this transaction will be one of the eight public limited partnerships. These events are collectively referred to as the "Transaction".

CGS includes CGS Real Estate Company, Inc. and various other entities and properties involved in real estate development, management, ownership and operation. CGS' operations are located principally in the Midwestern and Western United States and consist mainly of office, office/ warehouse, shopping center and multi-family apartment properties.

The major activity affecting the Company's books and records during the period from inception (August 8, 2000) to December 31, 2000 were costs related to the Transaction. Costs that were incremental and directly attributable to the Transaction as well as those paid to third party vendors were capitalized as transaction costs. These costs will be charged to equity upon successful completion of the Transaction as a cost of issuing securities. Until this Transaction occurs, the Company will be dependent upon CGS to fund its operations. The combined financial statements of CGS disclose an uncertainty regarding its ability to continue as a going concern. Management plans in regard to these matters include the parent company obtaining additional loans from shareholders, obtaining extensions from lenders, or refinancing all debt through the completion of the Transaction.

The notes payable included in the accompanying balance sheet are payable to three of the public limited partnerships and are guaranteed by CGS, the general partner of the limited partnerships and parent company of ASR. These notes payable will be eliminated upon consummation of the Transaction assuming all of the partnerships elect to participate.

ACCOUNTING POLICIES

The accounting policies of ASR will be identical to those described in the financial statements of CGS upon consummation of the Transaction.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations.

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 2000
TOGETHER WITH AUDITORS' REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To CGS and the Majority-Owned Affiliates:

We have audited the accompanying combined balance sheets of CGS and the Majority-Owned Affiliates as of December 31, 1999 and 2000, and the related combined statements of operations, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CGS and the Majority-Owned Affiliates as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has debt in default. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ ARTHUR ANDERSEN LLP

Orange County, California
April 16, 2001 (except with respect to the matter discussed in Note 11, as to which the date is June 20, 2001)

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED BALANCE SHEETS

                                                                December 31,               March 31
                                                        --------------------------        ---------
             (In 000's)                                   1999             2000             2001
                                                        ---------        ---------        ---------
                                                                                          (Unaudited)
ASSETS:
   Real estate held for investment, net                 $  95,588        $  86,021        $  85,638
   Cash                                                       458            1,787            1,351
   Accounts receivable, net                                 1,241            1,369            1,346
   Notes and accounts receivable from affiliates            3,970               95              162
   Investments in uncombined partnerships                   3,297            3,241            3,225
   Equipment, net                                             705              606              482
   Goodwill, net                                               --            1,373            1,329
   Prepaid and other assets, net                            3,176            7,690            7,921
                                                        ---------        ---------        ---------
         Total assets                                   $ 108,435        $ 102,182        $ 101,454
                                                        =========        =========        =========
LIABILITIES AND EQUITY (DEFICIT)

LIABILITIES:
   Accounts payable and accrued expenses                $   4,893        $   6,283        $   6,821
   Deferred revenue                                         1,553            2,167            2,281
   Notes payable                                          110,590          110,175          109,663
   Notes and accounts payable to affiliates                15,675           18,618           19,520
   Notes payable to shareholders                              700            1,300            1,500
                                                        ---------        ---------        ---------
         Total liabilities                                133,411          138,543          139,785
                                                        ---------        ---------        ---------
MANDATORILY-REDEEMABLE COMMON STOCK OF SUBSIDIARY           1,045            1,045            1,045
                                                        ---------        ---------        ---------
MINORITY INTEREST                                              --               --            1,003
                                                        ---------        ---------        ---------
COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)
   Capital                                                  2,527            2,481            2,481
   Accumulated deficit                                    (28,548)         (39,887)         (42,860)
                                                        ---------        ---------        ---------
         Total equity (deficit)                           (26,021)         (37,406)         (40,379)
                                                        ---------        ---------        ---------
         Total liabilities and equity (deficit)         $ 108,435        $ 102,182        $ 101,454
                                                        =========        =========        =========


The accompanying notes are an integral part of these combined balance sheets.

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED STATEMENTS OF OPERATIONS

                                                                                                  Three Months Ended
                                                           Year Ended December 31,                     March 31,
                                                                                                      (Unaudited)
                                               ----------------------------------------        ------------------------
             (In 000's)                          1998            1999            2000            2000            2001
                                               --------        --------        --------        --------        --------
REVENUES:
   Rental income                               $ 13,651        $ 14,813        $ 15,994        $  3,894        $  4,364
   Property management operations                 8,689           5,452           6,812             824           1,345
   Income from affiliates                         2,047           2,357           1,702             486             432
                                               --------        --------        --------        --------        --------
         Total revenues                          24,387          22,622          24,508           5,204           6,141
                                               --------        --------        --------        --------        --------
COSTS AND EXPENSES:
   Property operating expense                     2,886           3,396           5,486             940           1,376
   Property management expense                   12,164          10,766          11,111           1,886           2,359
   Depreciation and amortization                  3,313           3,259           4,634             942           1,166
   Real estate taxes                              1,523           1,597           1,571             558             468
   Equity in (income) loss of uncombined
     partnerships                                  (224)            330            (235)            (22)              7
   Impairment charges                               126           5,164              --              --              --
                                               --------        --------        --------        --------        --------
         Total costs and expenses                19,788          24,512          22,567           4,304           5,376

OTHER (INCOME) EXPENSES:
   Interest expense                               9,585           9,982          12,620           2,840           2,971
   Gain on sale of property                          --              --          (1,328)         (1,193)           (100)
                                               --------        --------        --------        --------        --------
         Total other (income) expenses            9,585           9,982          11,292           1,647           2,871
                                               --------        --------        --------        --------        --------
   Minority Interest                                 --              --              --              --             (14)

   Net loss before extraordinary items           (4,986)        (11,872)         (9,351)           (747)         (2,092)

   Extraordinary items--gain (loss) on
     extinguishment of debt                         163            (214)         (1,861)             --              --
                                               --------        --------        --------        --------        --------
         Net loss                              $ (4,823)       $(12,086)       $(11,212)       $   (747)       $ (2,092)
                                               ========        ========        ========        ========        ========


The accompanying notes are an integral part of these combined financial statements.

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS


                                                                            Year  Ended                     Three Months Ended
                                                                            December 31,                        March 31,
                                                                                                               (Unaudited)
                                                               ------------------------------------        ---------------------
(In 000's)                                                       1998          1999          2000            2000         2001
                                                               --------      --------      --------        --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                    $ (4,823)     $(12,086)     $(11,212)       $   (747)    $ (2,092)
    Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
    Gain on sale of property                                         --            --        (1,328)             --           --
    Depreciation and amortization                                 3,313         3,259         4,634             942        1,166
    Equity in (income) loss of uncombined
        partnerships                                               (224)          330          (235)            (22)          16
    Impairment charges                                              126         5,164            --              --           --
    Extraordinary (gain) loss                                      (163)          214         1,861              --           --
    Changes in assets and liabilities:
        Decrease (increase) in accounts receivable, net             276           (80)         (128)           (313)          25
        Decrease (increase) in note receivable, net                  --            --            --          (1,927)          --
        Decrease (increase) in prepaid and other assets,
        net                                                        (369)         (687)       (7,691)            526         (145)
        Increase (decrease) in deferred revenue                    (198)          654         1,940           1,313          114
        Increase (decrease) in accounts payable and
        accrued expenses                                          1,151           986         1,390           1,197          539
                                                               --------      --------      --------        --------     --------
            Net cash provided by (used in) operating
            activities:                                            (911)       (2,246)      (10,769)            969         (377)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Distributions from (investments in)
     uncombined partnerships, net                                    99        (2,062)          291            (274)          --
   Purchases of real estate held for investment                  (1,480)       (4,854)       (2,975)           (721)        (311)
   Proceeds from sales of real estate held for
     investment                                                      --            --         8,236              --           50
   Purchases of equipment                                            --            --          (395)             --           25
                                                               --------      --------      --------        --------     --------
         Net cash provided by (used in)
            investing activities                                 (1,381)       (6,916)        5,157            (995)        (236)
                                                               --------      --------      --------        --------     --------


The accompanying notes are an integral part of these combined financial statements.

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings (repayments) of notes
     payable, net                                      3,511          10,322          (2,276)            796            (512)
   Minority interest, net                                 --              --              --              --           1,003
   Equity contributions (distributions), net          (2,038)          2,376            (173)            532            (881)
   Proceeds from (repayments of) loan from
     shareholders                                        700              --             600            (700)            200
   Decrease (increase) in notes and accounts
     receivables from affiliates                         (12)            569           5,847              --             (67)
   Increase (decrease) in notes and accounts
     payable to affiliates                               (17)         (4,169)          2,943            (574)            434
                                                    --------        --------        --------        --------        --------
   Net cash provided by (used in)
            financing activities                       2,144           9,098           6,941              54             177
---------------------------------------------       --------        --------        --------        --------        --------
Increase (Decrease) in Cash                             (148)            (64)          1,329              28            (436)

Cash, beginning of period                                670             522             458             458           1,787
                                                    --------        --------        --------        --------        --------
Cash, end of period                                 $    522        $    458        $  1,787        $    486        $  1,351
                                                    ========        ========        ========        ========        ========

Supplemental Disclosures:
   Cash paid for interest, net of amounts
         capitalized of $320, $880 and $0 for
         the years ended December 31, 1998,
         1999, 2000 and 2001, respectively          $  7,763        $  8,253        $ 14,699        $  2,646        $  1,838
                                                    ========        ========        ========        ========        ========


The accompanying notes are an integral part of these combined financial statements.

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED STATEMENTS OF EQUITY (DEFICIT)


                                                                       Accumulated
             (In 000's)                                  Equity          Deficit          Total
                                                        --------       -----------      ---------

Balance, December 31, 1997                              $   (152)       $ (9,298)       $ (9,450)

   Net income (loss)                                          --          (4,823)         (4,823)

   Contributions (distributions), net                      1,360          (3,398)         (2,038)
                                                        --------        --------        --------
Balance, December 31, 1998                                 1,208         (17,519)        (16,311)

   Net income (loss)                                          --         (12,086)        (12,086)

   Contributions (distributions), net                      1,319           1,057           2,376
                                                        --------        --------        --------
Balance, December 31, 1999                                 2,527         (28,548)        (26,021)

   Net income (loss)                                          --         (11,212)        (11,212)

   Contributions (distributions), net                        (46)           (127)           (173)
                                                        --------        --------        --------
Balance, December 31, 2000                                 2,481         (39,887)        (37,406)

   Net income (loss) - Unaudited                              --          (2,092)         (2,092)

   Contributions (distributions), net - Unaudited             --            (881)           (881)
                                                        --------        --------        --------
Balance as of March 31, 2001 - Unaudited                $  2,481        $(42,860)       $(40,379)
                                                        ========        ========        ========


The accompanying notes are an integral part of these combined financial statements.

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During 1998, the Company acquired the McDonnell property and other assets for a purchase price of $12,493,000 primarily by assuming debt for $11,637,000 and paying $856,000 cash.

During 1999, the Company purchased a property by assuming approximately $4,415,000 in liabilities.

During 2000, the Company purchased a 100% interest in two property management and brokerage companies for $1,498,000. The Company issued notes to pay for part of the purchase and allocated the majority of the purchase price to goodwill.

During 2000, the Company transferred land with book value of $3,298,000 to Sorrento II Partners Fund, an affiliated partnership in exchange for cash and forgiveness of rent prepayments to the Company from Sorrento II Partners.

During 2000, various net affiliate payables of $173,000 were converted to equity.

CGS AND THE MAJORITY-OWNED AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000


1       ORGANIZATION         BASIS OF PRESENTATION
                             The accompanying unaudited interim financial statements should be read in conjunction with the Company's financial statements for the year ended
                             December 31, 2000. In the opinion of management, the unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the balance sheet as of March 31, 2001, the statements of operations for the three months ended March 31, 2001 and 2000 and the statements of cash flows for the three months ended March 31, 2001 and 2000.
                             Operating results for the three months ended March
                             31, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2001.

                             NATURE OF BUSINESS AND PRINCIPLES OF COMBINATION CGS and the Majority-Owned Affiliates (the "Company") includes CGS Real Estate Company, Inc., ("CGS" a Texas corporation) and various other entities and properties involved in real estate development, management, ownership, and operation. The Company's operations are located principally in the Midwest and Western United States and consist mainly of office, office/warehouse, shopping center, and multi-family apartment properties.

                             The entities and properties included in the combined financial statements of the Company (1) have majority ownership interests held by Mr. William J. Carden and Mr. John Galardi and/or their affiliates, (2) have agreed to participate in a consolidation transaction with other entities in which Mssrs. Carden and Galardi have interests, and
                             (3) are under common management. Certain entities and assets included in these combined financial statements will be merged into a subsidiary of the operating partnership owned by American Spectrum Realty, Inc. (ASR). ASR is a Maryland corporation, the legal acquirer in the consolidation transaction, and is a wholly owned subsidiary of CGS. ASR will then (subject to approval) acquire eight public limited partnerships and two private entities. The accounting acquirer in this transaction will be one of the eight public limited partnerships (Sierra Pacific Pension Investors '84). These events are collectively referred to as the "Transaction". Assuming all entities elect to be included in the transaction, the assets and liabilities of each entity will be exchanged for stock and promissory notes of ASR and operating partnership units in a newly formed operating partnership, that will initially be wholly-owned by ASR and will continue to be a consolidated subsidiary of ASR thereafter. The private entities and public limited partnerships which can be included in the transaction are engaged in substantially the same business as the Company. The Company currently provides property management services to these entities. ASR intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning in 2002.

                             The combined financial statements include CGS and its consolidated subsidiaries and properties as follows:

                             Legal Entities                                   CGS Ownership

                             American Spectrum Realty, Inc.                       100%
                             Pasadena Autumn Ridge, LP                            100%
                             Villa Redondo LLC                                    100%
                             American Spectrum Real Estate Services, Inc.          80%
                             SP Properties, Inc.                                  100%
                             Nooney Income Investments, Inc.                      100%
                             Nooney Income Investments-Two                        100%
                             Nooney Investors, Inc.                               100%

                             Wholly-Owned Properties

                             Parkade Center
                             Autumn Ridge
                             Villa Redondo
                             West Florissant
                             Phoenix Van Buren Land

1       ORGANIZATION         CGS also owns interests in the public limited
        (CONTINUED)          partnerships and private entities to be acquired in
                             the Transaction.

                             Property management operations are conducted through various consolidated property management subsidiaries in which CGS has ownership interests of 80 to 100 percent and which are referred to as the CGS Management Company.

                             The Company's combined financial statements also include one privately-held real estate limited partnership and two LLCs where the ownership percentages are in substance identical to the ownership of CGS (the "common controlled entities") as follows:

                             Legal Entity                                      Properties
                             ------------                                      ----------
                             McDonnell Associates LLP                          Northwest Corporate Center

                             Pacific Spectrum LLC                              Pacific Spectrum

                             Creekside/Riverside LLC                           Creekside Senior Apartments

                             Additionally, the combined financial statements include one privately-held real estate limited partnership and two LLCs (the "closely-held private entities") where the general partner or managing member and more than 50% of the limited partnership interests are controlled by the owners of CGS as follows:

                             Legal Entity                                Properties
                             ------------                                ----------
                             CGS Properties Marketplace Columbia LP      Columbia N.E. Marketplace

                             Back Bay LLC                                Back Bay Office

                             Seventy Seven LLC                           Chrysler

                             The combined financial statements also include, on a carve-out basis, three properties, Beach and Lampson Pad "D", Richardson Plaza and Sierra Technology which will be acquired by ASR from the entities that own these properties. The entities that own these properties are also controlled by the owners of CGS.

                             Transactions and accounts between combined entities have been eliminated. Accounts and transactions eliminated include inter-entity loans and advances and management fees charged to various entities by the management company subsidiaries of CGS.

                             Going Concern and Management Plans

                             The Company has experienced losses in the periods presented and has a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default (See
                             Note 7). In addition, certain entities are in default on certain notes payable to affiliates totaling $7,218,000 (See Note 8). Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

                             Management plans in regard to these matters include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management believes operating losses are a result of the Company's business plan that includes acquisition and turn-around of under performing properties. During the turn-around period, losses can accrue due to the temporary excess of operating expenses, interest expense, and management costs over rental income.

2       SUMMARY OF           REAL ESTATE HELD FOR INVESTMENT
        SIGNIFICANT          Real estate held for investment is carried at cost
        ACCOUNTING POLICIES  net of accumulated depreciation and amortization.
                             Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing. Buildings and improvements included in real estate held for investment are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years.

                             EVALUATION OF IMPAIRMENT
                             Long-lived assets, including real estate held for investment that are expected to be held and used in operations are carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. An impairment charge is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based upon estimated discounted future cash flows. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                             During 1999, the Company evaluated certain goodwill associated with acquired management companies and recorded an impairment charge of $2.2 million. The goodwill impaired relates to the management companies located in Missouri and Colorado, which were acquired in October and August 1997, respectively. The impairment charge was the result of the loss of several management contracts. See also Note 4 for discussion of impairment applicable to certain real estate properties. The analysis of impairment on real estate properties was performed due to the deteriorating operating performance of certain properties and included independent appraisals of the properties, which were based upon projected future cash flows of the properties.

                             ALLOWANCE FOR CREDIT LOSSES
                             A provision for credit losses is recorded based upon management's judgement of tenant creditworthiness. The activity in the allowance for credit losses during 1998, 1999 and 2000 was as follows:

     (In 000's)
                                      Balance at
                                     Beginning of     Provisions for  Accounts Written   Balance at End
      Allowance for credit losses       Period        Credit Losses          Off           of Period
-------------------------------------------------------------------------------------------------------
     Year ended December 31, 1998      $   (109)          $   (675)        $   450           $  (334)
     Year ended December 31, 1999      $   (334)          $   (309)        $   122           $  (521)
     Year ended December 31, 2000      $   (521)          $   (842)        $   463           $  (900)

2     SUMMARY OF SIGNIFICANT     EQUIPMENT
      ACCOUNTING POLICIES        Equipment is stated at cost and is depreciated
      (CONTINUED)                using the straight-line method over the
                                 estimated useful lives of the related assets, ranging from three to five years. Maintenance and repairs are charged to expense as incurred.
                                 Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations.

                                 CAPITALIZATION OF INTEREST
                                 The Company follows the practice of
                                 capitalizing interest to real estate held for investment during the period of development, in accordance with SFAS 34, "Capitalization of Interest Cost". Interest costs capitalized during 1998 and 1999 were $320,000 and $880,000, respectively. No amounts were capitalized during the year ended December 31, 2000.

                                 INVESTMENTS IN UNCOMBINED PARTNERSHIPS
                                 The Company invests in various public and private limited partnerships and in limited liability companies that are engaged in substantially the same business as the Company.

                                 Investments may be reduced below zero if the investee records losses which the general partner is obligated to fund. The Company does not record any losses in excess of investments when it only acts as a limited partner. The Company accounts for its investments in limited partnerships using the equity method. Under this method, the Company initially records its investment in the limited partnerships at cost and adjusts the carrying amount of the investment to recognize its share of the income or losses of the limited partnerships after the date of acquisition. Partnership income and losses are allocated in accordance with the respective partnership agreements.

2     SUMMARY OF SIGNIFICANT     DEFERRED REVENUE
      ACCOUNTING POLICIES        Deferred revenue represents non-refundable
      (CONTINUED)                prepayments of rents on certain operating
                                 properties, which are recognized as revenue when earned.

                                 INTEREST RATE SWAP
                                 The Company, from time to time, utilizes interest rate swaps to manage interest rate sensitivity for its debt arrangements. The periodic net settlement for interest rate swaps is recorded as an adjustment to interest expense or capitalized if the project containing the swap is still in the development period as discussed above under Capitalization of Interest.

                                 REVENUE RECOGNITION
                                 Lease agreements with tenants are accounted for as operating leases and rental income is recognized on the straight-line method over the term of the related operating lease. Unbilled rent receivable represents the difference between rent recognized under the straight-line method and the actual cash payments and is included in accounts receivable on the accompanying combined balance sheets. Property operating cost reimbursements due from tenants for common area maintenance are recognized in the period the expenses are incurred at amounts expected to be recovered from the tenants.

                                 DEBT ISSUANCE COSTS AND DISCOUNTS
                                 Debt issuance costs and discounts related to the Company's notes payable are deferred and amortized to interest expense using the effective interest method over the term of the related notes. Debt issuance costs are included in other assets in the accompanying consolidated balance sheets.

                                 MANDATORILY-REDEEMABLE COMMON STOCK OF
                                 SUBSIDIARY
                                 In August 1997, American Spectrum Real Estate Services, Inc. (ASRESI), initially a wholly-owned subsidiary of CGS, acquired all of the common stock of Spectrum Holdings, Ltd. (a property management company) in exchange for new mandatorily-redeemable common shares of ASRESI. The selling shareholders of Spectrum Holdings, Ltd. have the right to put their shares of ASRESI at $522.500 per share or $1,045,000. As a result of this transaction, ASRESI is 80% owned by CGS and continues to be a consolidated subsidiary, while the mandatorily-redeemable common stock of subsidiary represents the minority interest.

2      SUMMARY OF SIGNIFICANT    INCOME TAXES
       ACCOUNTING POLICIES       Currently, the Company includes various
       (CONTINUED)               partnerships and limited liability companies
                                 that are not subject to Federal or significant state income tax at the entity level.

                                 The corporate entities that are subject to income tax account for income taxes using the asset and liability method. Deferred income tax assets and liabilities are determined based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. These entities have accumulated net operating losses for both Federal and State reporting purposes and pay minimal taxes. The Company has operations in California, Arizona, Texas, Missouri, South Carolina, North Carolina, Colorado, Maryland, Illinois, Indiana, Kansas, Minnesota, Nebraska, and Ohio. Consummation of the Transaction may significantly impact the future utilization of net operating loss carry-forwards.

                                 The successor to the Company intends to qualify as a REIT beginning in 2002 for federal income tax purposes. As a REIT, the Company will not generally be liable for federal corporate income taxes. As such, uncertainty exists as to the ultimate tax asset to be realized. Management has recorded a valuation allowance against the entire net deferred tax asset to reflect this uncertainty. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes on its taxable income at regular corporate tax rates.

                                 COMPREHENSIVE INCOME
                                 Net income as reported by the Company is the same as total comprehensive income for the years ended December 31, 1998, 1999 and 2000.

                                 SEGMENT DISCLOSURE
                                 Management believes that the Company operates in a single segment as the Company's real estate operations have similar economic and environmental conditions, business processes, types of customers (i.e., tenants), and services provided, and because resource allocation and other operating decisions made by senior management are based upon evaluation of the entire portfolio.

2      SUMMARY OF SIGNIFICANT    USE OF ESTIMATES
       ACCOUNTING POLICIES       The preparation of combined financial
       (CONTINUED)               statements in conformity with generally
                                 accepted accounting principles requires
                                 management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could materially differ from those estimates.

                                 In assessing impairment of real estate assets, certain estimates were used by management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

                                 NEW ACCOUNTING PRONOUNCEMENTS
                                 On December 3, 1999, the Securities and
                                 Exchange Commission issued Staff Accounting
                                 Bulletin No. 101 (SAB 101), which addressed certain revenue recognition policies, including the accounting for overage rent by a lessor. SAB 101 requires overage rent to be recognized as revenue only when the tenants' sales exceed their sales threshold. In addition, SAB 101 will impact the timing in which overage rent is recognized throughout each year, but will not have a material impact on the total overage rent recognized each full year. Because the Company does not have a significant amount of existing leases with overage rent provisions, the adoption of this standard did not have any material effect on the Company's financial statements.

                                 On June 15, 1998, the Financial Accounting
                                 Standards Board (FASB) issued Statement of
                                 Financial Accounting Standards No. 133 (SFAS
                                 133) as amended by SFAS 137 and 138, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 will be effective for the Company beginning with the 2001 fiscal year and may not be applied retroactively. Management does not believe that SFAS 133 will have a material impact on the combined financial statements.

3      ACQUISITIONS              The following property was acquired during
                                 the two year period ended December 31, 2000:

                                 (In 000's)                                            Acquisition
                                 Property                       Description               Date       Purchase Price
                                 ----------------------------------------------------------------------------------
                                 Autumn Ridge                   Apartments              May 1999          $   5,450
                                 ----------------------------------------------------------------------------------

                                 Substantially the entire purchase price, except for working capital amounts, was allocated to the real estate property.


4       REAL ESTATE HELD FOR     Real estate held for investment consists of
        INVESTMENT, NET          the following:

                                                                               December 31,            March 31,
                                                                                                          2001
                                 (000'S)                                     1999          2000       (Unaudited)
                                 --------------------------------------------------------------------------------
                                 Income producing property:
                                     Land                               $  23,087      $ 17,790        $ 17,790
                                     Building and improvements             83,220        81,251          81,545
                                 --------------------------------------------------------------------------------
                                                                        $ 106,307      $ 99,041        $ 99,335
                                 Accumulated depreciation and
                                    amortization                          (10,719)      (13,020)        (13,697)
                                 --------------------------------------------------------------------------------
                                                                        $  95,588      $ 86,021        $ 85,638
                                 ================================================================================

                                 Included in real estate held for investment is a mixed-use commercial operating property located in Missouri, the McDonnell property, which was acquired in August 1998 and had an original carrying value of $13,197,000 with secured debt totaling $14,398,000. During 1999, the Company recorded an impairment loss of $1,156,000 based in part on the planned sale of one of two buildings on the property. This sale was consummated in 2000. No gain or loss was recorded on the sale of the building.

                                 During 1999, the Company also recorded an impairment loss of $1,593,000 on a retail building which was acquired in February 1989, and an impairment loss of $168,000 on land which was acquired in September 1998, in accordance with SFAS No 121. The analysis of impairment was performed due to the deteriorating operating performance of the properties and included independent appraisals, which were based upon projected cash flows of the properties.

5       EQUIPMENT, NET           Equipment consists primarily of furniture and
                                 fixtures and information technology/computer equipment. Accumulated depreciation was approximately $1,761,000 and $2,444,000 at
                                 December 31, 1999, and December 31, 2000 respectively.

6    INVESTMENTS IN             The Company is a general partner and has a
     UNCOMBINED PARTNERSHIPS    fifty percent or less ownership interest in the
                                following uncombined partnerships at December
                                31, 2000:


                                                                                        General           Limited
                                                                                        Partner           Partner
                               ----------------------------------------------------------------------------------
                               Sierra Pacific Institutional Properties V*                    1 %             0 %
                               Sierra Pacific Development Fund III*                          1               0
                               Sierra Pacific Development Fund II*                           1               0
                               Sierra Pacific Development Fund*                              1               6.03
                               Sierra Pacific Pension Investors '84*                         1               4.91
                               Nooney Income Fund LTD*                                       1              13.60
                               Nooney Income Fund II*                                        1               5.83
                               Nooney Real Property Investors Two LP*                        1               5.40
                               Nooney Rider Trail, LLC*                                      0               1
                               8622 Starcrest Investors LLC                                  0              38.25
                               Mariner's Place                                               9.62            0
                               Meadow Wood Village Associates LTD LP                         1               0
                               California Consultants, Limited                               1               0
                               ----------------------------------------------------------------------------------

*Entities expected to participate in the Transaction (Note 1).

                                The Company uses the equity method of accounting for its investments in these fifty percent or less owned partnerships (Note 2). The accounting policies of the entities are substantially the same as those of the Company.

7      NOTES PAYABLE            Debt consists of the following:                                December 31,              March 31,
                                                                                                                           2001
                                (IN 000'S)                                                 1999            2000        (Unaudited)
                                ----------------------------------------------------------------------------------------------------
                                Fixed rate debt payable to financial
                                   institutions, primarily secured by real estate
                                   held for investment at an interest rate
                                   between 6.5% and 20.0% due between
                                   2001 and 2010.                                       $  23,693        $  61,561       $  61,281

                                Variable rate debt payable to financial
                                   institutions and other lenders, primarily
                                   secured by real estate held for investment at
                                   an interest rate between 8% and 12% or based
                                   on various indexes, due between 2000
                                   and 2008.                                               87,017           48,614          48,382
                                ----------------------------------------------------------------------------------------------------
                                                                                          110,710          110,175         109,663
                                Discount on Debt                                             (120)              --              --
                                ----------------------------------------------------------------------------------------------------
                                                                                        $ 110,590        $ 110,175       $ 109,663
                                ====================================================================================================

7       NOTES PAYABLE            Generally, the debt is arranged on a
        (CONTINUED)              property-specific basis and is secured by the
                                 property. Mssrs. Carden and Galardi have provided guarantees on certain borrowings and/or stock of CGS and/or its subsidiaries have been pledged as collateral.

                                 During 2000, the Company refinanced
                                 approximately $31,765,000 of debt with a bank loan of $34,940,000, principal and interest due monthly at an interest rate of 8.5% per annum, with remaining unpaid principal and interest due on July 10, 2010. In connection with the debt refinancing, the Company incurred a $1,861,000 extraordinary loss for prepayment penalties and write-off of deferred loan costs.

                                 Certain of the Company's notes payable provide for various warranties, covenants and restrictions pertaining to financial and non-financial matters requiring compliance on a continuing basis. Default on any warranty, covenant or restriction could affect the lender's commitment to lend, and if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the notes.

                                 As of December 31, 2000, the Company was not in compliance with certain financial and other covenants of certain debt agreements. Accordingly, various lenders have notified the Company of loans that were placed into a default status. Total defaulted loans, as of December 31, 2000, was approximately $10,250,000, in which the maturity dates of these loans have been accelerated and total unpaid principal and interest is due in full. Approximately $8,603,000 of defaulted loans are secured by real estate held for investment. These loans in default are also guaranteed by Mssrs. Carden and Galardi.

                                 Additionally, the primary portion of the remaining $1,647,000 of defaulted loans is guaranteed by Mssrs. Carden and Galardi. The Company is in the process of obtaining bridge financing to repay these defaulted loans. The Company also intends to refinance a large portion of their notes payable upon completion of the Transaction as discussed in Note 1.

                                 Future principal payments, excluding the effect of any future refinancing are as follows:

                                 Years ending December 31,                                         Amount (IN 000'S)
                                 -----------------------------------------------------------------------------------
                                          2001                                                        $   43,751
                                          2002                                                               824
                                          2003                                                             1,092
                                          2004                                                               618
                                          2005                                                               681
                                          Thereafter                                                      63,209
                                 -----------------------------------------------------------------------------------
                                                                                                      $  110,175
                                 ===================================================================================

8      RELATED PARTY              NOTES PAYABLE TO SHAREHOLDERS
       TRANSACTIONS               Notes payable to shareholders consist of
                                  non-interest bearing advances, due on demand.

                                  NOTES PAYABLE TO AFFILIATES
                                  Notes payable to affiliates consists of
                                  various notes secured usually by real estate. The notes bear interest at various rates, ranging from 6% to 12% and generally mature in various years through January 2005. Notes payable totaling $7,218,000 are part of a settlement agreement entered into in 1999 and were due prior to December 31, 2000. Such notes were not paid on their due dates and are in default. Management intends to settle these liabilities upon completion of the Transaction and refinancing of the real estate.

                                  INCOME FROM AFFILIATES AND MANAGEMENT COMPANY The Company includes various property management subsidiaries that provide leasing, brokerage, and other services to affiliates and unrelated parties. Amounts paid/received for property management services to properties included in these combined financial statements are eliminated. The property management subsidiaries also perform services for various uncombined entities in which the Company has ownership interests, which has been reflected as income from affiliates in the accompanying combined financial statements.

 9     COMMITMENTS AND            LEASE OBLIGATIONS AS LESSOR
       CONTINGENCIES              The Company, through ownership of various
                                  commercial and retail operating properties and ground-leased land, is a lessor under various non-cancelable operating leases. Minimum future rental income under these non-cancelable operating leases are as follows:


                                   Years ending December 31,                                     Amount (IN 000'S)
                                   -------------------------------------------------------------------------------
                                            2001                                                   $    10,029
                                            2002                                                         8,982
                                            2003                                                         7,951
                                            2004                                                         6,578
                                            2005                                                         3,876
                                            Thereafter                                                   6,810
                                   -------------------------------------------------------------------------------
                                                                                                   $    44,226
                                   ===============================================================================


                                    The Company's lease rent income from overage or percentage rents was not material for each of the periods presented.

                                    The Company has an interest in three
                                    apartment complexes. The rental of apartment units is generally for terms of one year or less. Accordingly, the above table does not reflect minimum future rental income for such apartment complexes.

9       COMMITMENTS AND            LEASE OBLIGATIONS AS LESSEE
        CONTINGENCIES              The Company is a lessee under various
        (CONTINUED)                noncancellable operating leases for
                                   the land underlying office facilities.
                                   Minimum future rentals under these
                                   noncancellable operating leases are as
                                   follows:

                                                  Years ending December 31,                    Amount (IN 000'S)
                                   -------------------------------------------------------------------------------
                                                             2001                                  $      708
                                                             2002                                         440
                                                             2003                                         305
                                                             2004                                          25
                                   -------------------------------------------------------------------------------
                                                                                                  $     1,478
                                   ===============================================================================


                                   EMPLOYEE OBLIGATIONS
                                   The Company is obligated under various
                                   employment agreements with key employees.
                                   Minimum future obligations under these
                                   employment agreements are as follows:

                                                  Years ending December 31,                   Amount (IN 000'S)
                                   -------------------------------------------------------------------------------
                                                            2001                                   $     880
                                                            2002                                         715
                                                            2003                                          19
                                   -------------------------------------------------------------------------------

                                                                                                   $   1,614
                                   ===============================================================================

9       COMMITMENTS AND            LITIGATION
        CONTINGENCIES              In December 1994, a subsidiary of CGS
        (CONTINUED)                acquired the corporate general partner of
                                   certain public real estate investment funds
                                   (the "Funds") in exchange for assumption of unsecured loans payable to the Funds
                                   (Unsecured Debt). Separately, the Company acquired property from a Fund in exchange for cash and a purchase money note payable to such Fund secured by the property acquired
                                   (Secured Debt). Pursuant to the terms of an existing litigation settlement agreement relating to the Unsecured Debt, the Secured
                                   Debt, and other matters, CGS agreed to repay both debts and cause the Funds to distribute the proceeds to the partners of the Funds. As of December 31, 2000 and as also described in
                                   Note 1 and 8, interest and principal due the Funds with respect to the Unsecured Debt and Secured Debt totaled $7,218,000. A provision for this settlement is accrued for in the notes payable affiliate account on the accompanying balance sheet.

                                   The Company is currently in default of this settlement agreement for failure to pay the notes and cause the distribution of the proceeds to the partners of the Funds. There can be no assurance that additional litigation will not ensue due to the Company's current default status with regard to the settlement agreement.

                                   In March 2001, the Company was named as a defendant in an action brought by certain limited partners seeking damages in excess of $8,500,000. The claims arise out of allegations by the limited partners that the Company, as former general partner, breached various legal duties to the partnership for benefit of individuals and entities affiliated with the general partner. The Company is alleged to be one of those affiliates. The outcome of this matter is uncertain.

                                   As discussed in Note 7, the Company is
                                   currently not in compliance with certain financial and other covenants of certain debt agreements. Accordingly, various lenders have notified the Company of loans that have been placed into a default status. In addition, a lender has initiated foreclosure proceedings on the property known as McDonnell Associates LLP. The Company plans to secure bridge financing to ameliorate the situation, however, there can be no assurance that such bridge financing can be secured. The loan that encumbers the McDonnell Associates LLP property is also guaranteed by Mssrs. Carden and Galardi.

                                   The Company is also party to various lawsuits and disputes that have arisen in the normal course of business. The liability, if any, arising from the unfavorable outcome of these other matters is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these other actions will not materially affect the financial position or results of operations of the Company.

                                   INTEREST RATE SWAP

                                   At December 31, 1999, the Company had one interest rate swap outstanding with a notional amount of $11,950,000. The interest rate swap was executed as part of a debt agreement issued in conjunction with the financing of a property owned by the Company. The swap involves the exchange of a floating rate interest payment for a fixed rate interest payment. As of December 31, 1999, the interest rate swap had an estimated market value of $23,000. The swap expired in August 2000 and was not renewed.

10       MINORITY INTEREST         On February 28, 2001, a third party buyer
         (UNAUDITED)               (the "Buyer") purchased a 49% undivided
                                   tenancy-in-common interest in the Company's
                                   Creekside property (the "Property"). In
                                   exchange for this interest, the Buyer agreed to pay the Company $1,000,000. In addition, the sale agreement stipulates income and expenses shall be allocated to the Company and the Buyer based upon their respective ownership interests.

                                   From and after February 1, 2002, the Buyer, under the terms of the sale agreement, shall have the unilateral right to cause the sale of the Property to be sold to a bona fide third party purchaser for a fair market price upon commercially reasonable terms and provisions. Upon the sale of the Property, all net proceeds shall be distributed as follows:

                                   (1) the then outstanding principal balance of the Creekside Loan is to be paid;

                                   (2) the Buyer is to receive $1,030,000 plus simple interest of 12% per annum accruing from the date of the sale agreement less any distributions made during the same period;

                                   (3) the remaining balance of such net sale proceeds shall be distributed to the Company.

                                   Further, under the terms of the sales
                                   agreement, an affiliated property management company (the "Manager") that manages the day-to-day operations of the Property has the right to purchase the Buyer's 49% interest in the property if the lender calls the loan under a "due on sale" provision included in the Creekside Loan.

                                   The Company has accounted for this
                                   transaction as a joint venture and as such, the purchase price is accounted for as minority interest on the accompanying balance sheet. Further, income and distributions allocable to the Buyer are accounted for as an offset to the minority interest account. In addition, to the extent that the accumulation of net income less distributions made to the Buyer do not cover the guaranteed return ($30,000) and simple interest of 12% per annum), the Company records an accrual for any such difference in each fiscal period until such obligation is paid in full.

11 SUBSEQUENT EVENTS               As of December 31, 2000, the Company was in
                                   default with respect to $10.250 million of debts payable to lenders and $7.218 million due to affiliates resulting from a legal settlement agreement.

                                   Subsequent to December 31, 2000, the Company has taken steps to cure certain of the $10.250 million of debts in default and is currently in negotiations to extend or refinance other remaining debts that are past due.

                                   Specifically, the Company has paid-off and obtained separate financing for approximately $4.0 million of debts payable that were in default as of December 31, 2000. In addition, the Company entered into a verbal agreement requiring a $100,000 payment to cure a debt payable in default as of December 31, 2000 in the amount of $1.108 million. Further, the Company extended debt terms for approximately $416,000 of debt payable in default as of December 31, 2000 subject to the Company's stock being traded on the American Stock Exchange by September 1, 2001.

                                   The Company had also agreed in principle to extend the terms of a debt payable that was in default as of December 31, 2000 in the amount of $4.594 million subject to $500,000 in payments to be made as required under the revised agreement. However, the lender has subsequently rescinded its offer to resolve this default and has informed the Company that it will proceed with foreclosure proceedings in order to collect the loan.

                                   The $7.218 million due affiliates under the settlement agreement was not paid when specified in the agreement (December 31, 2000). As a result of non-payment, the Plaintiffs elected to declare the settlement agreement null and void. As such, it is anticipated that further litigation will ensue related to this matter. The Company continues to account for the original $7.218 million judgment against the Company as a liability in the Company's financial statements.

                                   The Company has reached a preliminary
                                   agreement to extend debt of approximately $22 million until December 15, 2001 which came due on April 30, 2001. This agreement is not final and is subject to the Company making certain payments and meeting other conditions as outlined by the bank. In the opinion of management, this extension will be successfully completed.

NOONEY RIDER TRAIL, LLC
Financial Statements as of December 31, 1999 and 2000
Together With Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Members of Nooney Rider Trail, LLC:

We have audited the accompanying balance sheets of Nooney Rider Trail, LLC as of December 31, 1999 and 2000, and the related statements of operations, members' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Rider Trail, LLC as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.




/S/ ARTHUR ANDERSEN LLP



Orange County, California
March 27, 2001

NOONEY RIDER TRAIL, LLC
BALANCE SHEETS

                                                                        December 31,          March 31
       (In 000's)                                                    1999          2000         2001
       ----------                                                    ----          ----         ----
                                                                                             (Unaudited)
ASSETS
       Real estate held for investment, net                         $1,474        $1,410        $1,394
       Cash                                                             21             7            43
       Accounts receivable                                              63            71            69
       Accounts receivable from affiliates                              71           149           201
       Prepaid and other assets, net                                    54            36            34
                                                                    ------        ------        ------
                                 Total assets                       $1,683        $1,673        $1,741
                                                                    ======        ======        ======

LIABILITIES AND EQUITY (DEFICIT)

LIABILITIES
       Accounts payable and accrued expenses                          $796          $820          $907
       Accounts payable to affiliates                                   67            --            --
       Deferred Revenue                                                 --            --            28
       Notes payable                                                 4,051         3,667         3,646
       Notes payable to affiliates                                      71             7             7
                                                                    ------        ------        ------
                                 Total liabilities                   4,985         4,494         4,588
                                                                    ------        ------        ------

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)
       Members' equity                                                 601           601           601
       Accumulated deficit                                          (3,903)       (3,422)       (3,448)
                                                                    ------        ------        ------
                                 Total equity (deficit)             (3,302)       (2,821)       (2,847)
                                                                    ------        ------        ------
                                 Total liabilities and equity
                                 (deficit)                          $1,683        $1,673        $1,741
                                                                    ======        ======        ======


The accompanying notes are an integral part of these balance sheets.

NOONEY RIDER TRAIL
STATEMENTS OF OPERATIONS

                                                                                               Three Months Ended
                                                      Year Ended December 31,                       March 31,
                                                      -----------------------                       ---------
       (In 000's)                              1998             1999            2000           2000           2001
       ----------                              ----             ----            ----           ----           ----
                                                                                           (Unaudited)     (Unaudited)
REVENUES
       Rental income                         $     541       $     505       $     545      $     135       $     136
       Tenant reimbursements                        53              56              40             13              12
       Other income                                  3              10              11              3               3
                                             ---------       ---------       ---------      ---------       ---------
               Total revenues                      597             571             596            151             151
                                             ---------       ---------       ---------      ---------       ---------

COSTS AND EXPENSES
       Property operating                           49              45              28              9               3
       Depreciation and amortization                70              74              80             19              19
       Real estate taxes                            90              99              95             32              32
       Management fees to affiliate                 32              28              29              7               8
       Repairs and maintenance                      20              27              27              3               7
                                             ---------       ---------       ---------      ---------       ---------
               Total costs and expenses            261             273             259             70              69
                                             ---------       ---------       ---------      ---------       ---------

OTHER EXPENSE
       Interest expense                            413             395              84            100             108
                                             ---------       ---------       ---------      ---------       ---------
               Net (loss) income             $     (77)      $     (97)      $     253      $     (19)      $     (26)
                                             =========       =========       =========      =========       =========

NOONEY RIDER TRAIL
STATEMENTS OF CASH FLOWS

                                                                                                    Three Months Ended
                                                           Year Ended December 31,                       March 31,
                                                           -----------------------                       ---------
       (In 000's)                                   1998             1999            2000           2000           2001
       ----------                                   ----             ----            ----           ----           ----
                                                                                                (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net (loss) income                          $     (77)      $     (97)      $     253       $     (19)     $      (26)
      Adjustments to reconcile net loss to
         net cash provided by (used in)
         operating activities:
           Depreciation and amortization                70              74              80              19              19
           Changes in assets and
           liabilities:
             (Increase) decrease in                     --             (19)             (8)            (10)              2
                accounts receivable
             (Increase) decrease in prepaid             (3)            (36)              2              (2)             --
                and other assets
             Increase in accounts payable
                and accrued expenses                    88             120              24              42             114
                                                 ---------       ---------       ---------       ---------      ----------
             Net cash provided by operating
                activities                              78              42             351              30             109
                                                 ---------       ---------       ---------       ---------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Additions to real estate held for
         investment                                    (48)             (9)             --              --              --
                                                 ---------       ---------       ---------       ---------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Decrease (increase) in accounts
         receivable from affiliates                     13             (71)            (78)             20             (52)
      Repayments on notes payable                      (91)            (77)           (384)            (21)            (21)
      Contributions from affiliate                      --              --             228              --              --
      Borrowings (repayments) on notes
         payable to affiliates, net                     --              71             (64)             31              --
      Increase (decrease) in accounts                   32              35             (67)            (67)             --
         payable to affiliates
                                                 ---------       ---------       ---------       ---------      ----------
          Net cash used in financing
             activities                                (46)            (42)           (365)            (37)            (73)
                                                 ---------       ---------       ---------       ---------      ----------
      Increase (decrease) in cash                      (16)             (9)            (14)             (7)             36
      Cash, beginning of period                         46              30              21              21               7
                                                 ---------       ---------       ---------       ---------      ----------
      Cash, end of period                        $      30       $      21       $       7       $      14       $      43
                                                 =========       =========       =========       =========      ==========
SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest                     $     356       $     300       $     362       $     116       $      80
                                                 =========       =========       =========       =========      ==========

The accompanying notes are an integral part of these financial statements.

NOONEY RIDER TRAIL, LLC
STATEMENTS OF MEMBERS' EQUITY

(In 000's)                                  Members'      Accumulated
                                            Equity          Deficit          Total
                                            ------          -------          -----
Balance, December 31, 1997                $     601       $  (3,729)      $  (3,128)

  Net loss                                                      (77)            (77)
                                          ---------       ---------       ---------
Balance, December 31, 1998                      601          (3,806)         (3,205)

  Net loss                                       --             (97)            (97)
                                          ---------       ---------       ---------
Balance, December 31, 1999                      601          (3,903)         (3,302)

  Net income                                     --             253             253

  Contributions, net                             --             228             228
                                          ---------       ---------       ---------
Balance, December 31, 2000                      601          (3,422)         (2,821)
                                          ---------       ---------       ---------
  Net income - Unaudited                         --             (26)            (26)

  Contributions, net - Unaudited                 --              --              --
                                          ---------       ---------       ---------
 Balance, March 31, 2001 - Unaudited      $     601       $  (3,448)      $  (2,847)
                                          =========       =========       =========

The accompanying notes are an integral part of these balance sheets.

                  NOONEY RIDER TRAIL, LLC

                  NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1999 AND 2000


1       ORGANIZATION               BASIS OF PRESENTATION
                                   The accompanying unaudited interim financial
                                   statements should be read in conjunction with
                                   the Company's financial statements for the
                                   year ended December 31, 2000. In the opinion
                                   of management, the unaudited financial
                                   statements contain all adjustments,
                                   consisting only of normal recurring
                                   adjustments, necessary for a fair statement
                                   of the balance sheet as of March 31, 2001,
                                   the statements of operations for the three
                                   months ended March 31, 2001 and 2000 and the
                                   statements of cash flows for the three months
                                   ended March 31, 2001 and 2000. Operating
                                   results for the three months ended March 31,
                                   2001 are not necessarily indicative of the
                                   results that may be expected for the entire
                                   fiscal year ending December 31, 2001.

                                   NATURE OF BUSINESS
                                   Nooney Rider Trail, LLC, (the "Company") is a
                                   Missouri limited liability company that owns a retail center located in Earth City, Missouri. The property manager, CGS Real
                                   Estate Company, Inc., has a 1% ownership interest.

                                   This property has been identified as a
                                   potential property to be included in a
                                   consolidation transaction (the "Transaction") with other entities, certain of which share common ownership with the property manager.
                                   Subsequent to the Transaction, the successor company intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning in 2002.

2       SUMMARY OF SIGNIFICANT     REAL ESTATE HELD FOR INVESTMENT
        ACCOUNTING POLICIES        Real estate held for investment is carried at
                                   cost net of impairment losses, determined
                                   based upon estimated future cash flows.
                                   Economic, market, environmental and political
                                   conditions may affect management's
                                   development, investment and/or marketing
                                   plans. In addition, the implementation of
                                   such development, investment and/or marketing
                                   plans could be affected by the availability
                                   of future financing.

                                   Real estate held for investment is
                                   depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years. Land is not depreciated.

2      SUMMARY OF SIGNIFICANT     EVALUATION OF IMPAIRMENT
       ACCOUNTING POLICIES        Long-lived assets and certain identifiable
       (CONTINUED)                intangibles to be held and used are
                                  reviewed for impairment whenever events or
                                  changes in circumstances indicate that the
                                  carrying amount of the asset may not be
                                  recoverable.

                                  Long-lived assets, including real estate held for investment that are expected to be held and used in operations are carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. A charge for impairment loss is triggered if the sum of expected future cash flows
                                  (undiscounted and without interest charges) is less than the carrying amount of the asset.
                                  Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include, estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based upon estimated future cash flows, including appropriate return and interest. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                                  REVENUE RECOGNITION
                                  Lease agreements with tenants are accounted for as operating leases and rental income is recognized on the straight-line method over the term of the related lease. Unbilled rent receivable represents the difference between rent recognized under the straight-line method and actual rent payments and is recorded in accounts receivable on the accompanying balance sheet. Property operating cost reimbursements due from tenants for common area maintenance are recognized in the period the expenses are incurred.

                                  INCOME TAXES
                                  Currently, the Company is a limited liability corporation that is not subject to Federal or most state income taxes. Income taxes are generally the responsibility of the individual members.

                                  COMPREHENSIVE INCOME
                                  Net income as reported by the Company is the same as comprehensive income for the years ended December 31, 1998, 1999 and 2000.

                                  USE OF ESTIMATES
                                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.
                                  Actual results could materially differ from those estimates.

                                  NEW ACCOUNTING PRONOUNCEMENTS
                                  On December 3, 1999, the Securities and
                                  Exchange Commission issued Staff Accounting
                                  Bulletin No. 101 (SAB 101), which addressed certain revenue recognition policies, including the accounting for overage rent by a landlord. SAB 101 requires overage rent to be recognized as revenue only when the tenants' sales exceed their sales threshold. Because the Company does not have existing leases with overage rent provisions, the adoption of this standard did not have any effect on the Company's financial statements.

3      REAL ESTATE                Real estate held for investment consists of
       HELD FOR INVESTMENT        the following:



                                                                               March 31,
                                                      December 31,               2001
(IN 000'S)                                        1999            2000        (Unaudited)
----------                                        ----            ----        -----------
Income producing property:
    Land                                       $     390       $     390       $     390
    Building and improvements                      2,057           2,057            2057
                                               ---------       ---------       ---------
                                                   2,447           2,447           2,447

Accumulated depreciation and amortization           (973)         (1,037)         (1,053)
                                               ---------       ---------       ---------
                                               $   1,474       $   1,410       $   1,394
                                               =========       =========       =========

4      NOTES PAYABLE              Notes payable consist of:


                                                                                 March 31,
                                                         December 31,              2001
(IN 000'S)                                           1999           2000        (Unaudited)
----------                                           ----           ----        -----------
Debt payable to a financial institution,
   secured by real estate held for
   investment, interest payable monthly at an
   interest rate of prime plus 0.75%; (9.75%,
   10.25% and 10.25% as of December 31, 1999
   and 2000, and March 31, 2001,
   respectively), principal payment of $7 due
   monthly with
   remaining outstanding principal due in
   full on April 30, 2002                          $   3,671      $   3,287      $   3,266

Various unsecured debt bearing interest at
   15% per annum, due in 2001                            380            380            380
                                                   ---------      ---------      ---------
                                                   $   4,051      $   3,667      $   3,646
                                                   =========      =========      =========

                                   Future aggregate maturities on notes payable are as follows:

         Years Ending December 31,
                   2001                      $     464
                   2002                          3,203
                                             ---------
                                             $   3,667
                                             =========

5       RELATED PARTY              MANAGEMENT COMPANY
        TRANSACTIONS               The Company pays property management fees to
                                   an entity affiliated with a limited partner for providing leasing, brokerage, and other services.

6       COMMITMENTS               LEASE COMMITMENTS AS LESSOR
        AND CONTINGENCIES         The Company is a lessor under various
                                  non-cancelable operating leases. Minimum future rentals under these non-cancelable operating leases as of December 31, 2000 are as follows:

Years ending December 31,              Amount (IN 000'S)
-------------------------              -----------------
          2001                               $     519
          2002                                     181
          2003                                      86
          2004                                      82
          2005                                      82
                                             ---------
                                             $     950
                                             =========

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE

                         DECEMBER 31, 1999 AND 2000 AND
                           MARCH 31, 2001 (UNAUDITED)

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE

                         DECEMBER 31, 1999 AND 2000 AND
                           MARCH 31, 2001 (UNAUDITED)

                                    CONTENTS

INDEPENDENT AUDITORS' REPORT                                                 1


FINANCIAL STATEMENTS
         Consolidated Balance Sheets                                         2
         Consolidated Statements of Partners' Capital (Deficit)              3
         Consolidated Statements of Operations                               4
         Consolidated Statements of Cash Flows                               5
         Notes to the Consolidated Financial Statements                   6-12

                          INDEPENDENT AUDITORS' REPORT



To the Partners
Nooney-Hazelwood Associates, L.P.
St. Louis, Missouri

We have audited the accompanying consolidated balance sheets of Nooney-Hazelwood Associates, L.P. and Investee, as of December 31, 1999 and 2000, and the related consolidated statements of operations, partners' capital (deficit) accounts, and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney-Hazelwood Associates, L.P. and Investee as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles.




/s/ Wolfe, Nilges, Nahorski
A Professional Corporation

February 9, 2001
St. Louis, Missouri

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                           CONSOLIDATED BALANCE SHEETS
                            December 31,1999 and 2000
                               and March 31, 2001

                                                                                                                Unaudited
                                                                                 December 31,                   March 31,
                                                                                 ------------                   ---------
                                                                            1999               2000               2001
                                                                            ----               ----               ----
ASSETS:
    Cash                                                                $    203,188       $    258,867       $    365,756
    Accounts receivable, net of allowance for doubtful accounts of
         $18,672, $6,850 and $8,829 respectively                                  --             23,185             24,650
    Accounts receivable from affiliates                                        4,350              4,350              4,350
    Prepaid expenses                                                          67,879             67,822             37,459
    Restricted deposits and funded reserves (Note 2)                         527,395            417,381            453,587
    Property and equipment, net (Note 3)                                   7,315,684          7,037,164          6,967,969
    Loan fees, net of amortization                                           767,761            730,944            721,740
                                                                        ------------       ------------       ------------
TOTAL ASSETS                                                            $  8,886,257       $  8,539,713       $  8,575,511
                                                                        ============       ============       ============


LIABILITIES AND PARTNERS' CAPITAL (DEFICIT):

LIABILITIES:
    Accounts payable and accrued expenses                               $    132,786       $    132,706       $    198,919
    Tenant security deposits                                                  70,750             79,783             77,933
    Deferred revenue                                                           9,444              1,770              1,844
    Notes payable (Note 3)                                                13,096,120         12,850,160         12,818,697
                                                                        ------------       ------------       ------------
         Total Liabilities                                                13,309,100         13,064,419         13,097,393
                                                                        ------------       ------------       ------------

PARTNERS' CAPITAL (DEFICIT):
    Equity                                                                 8,300,022          8,300,022          8,300,022
    Accumulated deficit                                                  (12,496,636)       (12,722,865)       (12,824,728)
    Net income (loss)                                                       (226,229)          (101,863)             2,824
                                                                        ------------       ------------       ------------
         Total Partners' Capital (Deficit)                                (4,422,843)        (4,524,706)        (4,521,882)
                                                                        ------------       ------------       ------------

TOTAL LIABILITIES AND PARTNERS'
    CAPITAL (DEFICIT)                                                   $  8,886,257       $  8,539,713       $  8,575,511
                                                                        ============       ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1998, 1999 and 2000
             and for the Three Months Ended March 31, 2000 and 2001

                                                                                            Unaudited Three
                                             Year Ended December 31,                     Months Ended March 31,
                                 -----------------------------------------------         ----------------------
                                     1998              1999             2000              2000             2001
REVENUES:
    Rental income                $ 2,445,448       $ 2,402,432       $ 2,555,596       $   642,044       $   641,044
    Other income                       5,648            10,651            16,852             3,372             3,650
                                 -----------       -----------       -----------       -----------       -----------

         Total Revenues            2,451,096         2,413,083         2,572,448           645,416           644,694
                                 -----------       -----------       -----------       -----------       -----------

COSTS AND EXPENSES:
    Property operating               732,795           754,513           790,755           191,802           182,179
    Depreciation and
         amortization                453,924           440,762           433,588           108,313           107,961
    Real estate taxes                154,875           159,338           159,588            39,834            39,897
    Management fees                  134,272           132,123           140,220            35,553            35,225
    Repairs and maintenance          244,110           276,320           289,572            57,736            64,625
                                 -----------       -----------       -----------       -----------       -----------

         Total Costs and
            Expenses               1,719,976         1,763,056         1,813,723           433,238           429,887
                                 -----------       -----------       -----------       -----------       -----------

INTEREST EXPENSE                     903,038           876,256           860,588           216,913           211,983
                                 -----------       -----------       -----------       -----------       -----------

NET INCOME (LOSS)                $  (171,918)      $  (226,229)      $  (101,863)      $    (4,735)      $     2,824
                                 ===========       ===========       ===========       ===========       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1998, 1999 and 2000
             and for the Three Months Ended March 31, 2000 and 2001

                                                                                                            Unaudited Three
                                                                         Year Ended December 31,         Months  Ended March 31,
                                                                  ------------------------------------   -----------------------
                                                                     1998         1999         2000         2000         2001
                                                                     ----         ----         ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                             $(171,918)   $(226,229)   $(101,863)   $  (4,735)   $   2,824
    Adjustments to reconcile net income (loss) to
        net cash provided by operating activities:
            Depreciation and amortization                           453,924      440,762      433,588      108,313      107,961
            Changes in assets and liabilities:
                 Decrease (increase) in accounts
                   receivable, net                                      200          200      (23,185)      (8,085)      (1,465)
                 Decrease (increase) in accounts
                   receivable from affiliates                        (2,125)      (2,225)          --           --           --
                 Decrease (increase) in prepaid expenses             (6,308)         788           57       30,214       30,363
                 Increase (decrease) in deferred revenue                347        4,636       (7,674)       1,846           74
          Increase (decrease) in security deposit liabilities          (860)          15        9,033          200       (1,850)
          Increase (decrease) in accounts payable
            and accrued expenses                                    (32,749)       9,360          (81)      55,110       66,213
                                                                  ---------    ---------    ---------    ---------    ---------
         Net Cash Provided by Operating Activities                  240,511      227,307      309,875      182,863      204,120
                                                                  ---------    ---------    ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    (Increase) decrease in restricted deposits
       and funded reserves                                           29,142       48,405      110,014       13,270      (36,206)
    Additions to rental property and improvements                   (59,058)    (102,164)    (118,250)          --      (29,562)
                                                                  ---------    ---------    ---------    ---------    ---------
          Net Cash Provided by (Used in) Investing Activities       (29,916)     (53,759)      (8,236)      13,270      (65,768)
                                                                  ---------    ---------    ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on mortgage                                 (361,484)    (228,489)    (245,960)     (29,522)     (31,463)
                                                                  ---------    ---------    ---------    ---------    ---------
        Net Cash Used in Financing Activities                      (361,484)    (228,489)    (245,960)     (29,522)     (31,463)
                                                                  ---------    ---------    ---------    ---------    ---------

INCREASE (DECREASE) IN CASH                                        (150,889)     (54,941)      55,679      166,611      106,889
CASH, BEGINNING OF PERIOD                                           409,018      258,129      203,188      203,188      258,867
                                                                  ---------    ---------    ---------    ---------    ---------

CASH, END OF PERIOD                                               $ 258,129    $ 203,188    $ 258,867    $ 369,799    $ 365,756
                                                                  =========    =========    =========    =========    =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                        $ 912,623    $ 873,741    $ 863,203    $ 192,599    $ 190,657
                                                                  =========    =========    =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
              For the Years Ended December 31, 1998, 1999 and 2000
                  and for the Three Months Ended March 31, 2001

                                               General         Limited
                                               Partner         Partners           Total
                                               -------         --------           -----
Balance, December 31, 1997                   $ (268,312)     $(3,756,384)      $(4,024,696)

Net loss                                         (1,719)        (170,199)         (171,918)
                                             ----------      -----------       -----------

Balance, December 31, 1998                   $ (270,031)     $(3,926,583)      $(4,196,614)
                                             ==========      ===========       ===========


Balance, December 31, 1998                   $ (270,031)     $(3,926,583)      $(4,196,614)

Net loss                                         (2,262)        (223,967)         (226,229)
                                             ----------      -----------       -----------

Balance, December 31, 1999                   $ (272,293)     $(4,150,550)      $(4,422,843)
                                             ==========      ===========       ===========


Balance, December 31, 1999                   $ (272,293)     $(4,150,550)      $(4,422,843)

Net loss                                         (1,019)        (100,844)         (101,863)
                                             ----------      -----------       -----------

Balance, December 31, 2000                   $ (273,312)     $(4,251,394)      $(4,524,706)
                                             ==========      ===========       ===========



Balance, December 31, 2000                   $ (273,312)     $(4,251,394)      $(4,524,706)

Net income, unaudited                                28            2,796             2,824
                                             ----------      -----------       -----------

Balance, March 31, 2001, unaudited           $ (273,284)     $(4,248,598)      $(4,521,882)
                                             ==========      ===========       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


                                  ORGANIZATION

Nooney-Hazelwood Associates, L.P. (the Partnership) was organized as a Missouri limited partnership on December 10, 1984. The Partnership was organized to acquire and hold an interest in Lindbergh Boulevard Partners, L.P. (the Investee), a Missouri limited partnership. The general partner is Nooney Development Partners.

Lindbergh Boulevard Partners, L.P. (the Investee) was organized as a Missouri Limited Partnership on December 10, 1984 to construct, own, operate and ultimately sell The Lakes Apartments project. This project consists of 26 buildings with 408 residential units. The general partner is Nooney Hazelwood Associates, L.P., which owns 99% of this Partnership. On August 28, 1996, the Partnership refinanced its mortgage under Section 207 pursuant to Section 223(f) of the National Housing Act. The Partnership's mortgage is co-insured by the Secretary of Housing and Urban Development through the Federal Housing Administration. This HUD insured loan is the Partnership's only major HUD-assisted program. Such projects are regulated by the United States Department of Housing and Urban Development as to operating methods and distributions to owners.

                               BASIS OF ACCOUNTING

The Partnership uses the accrual basis of accounting for both tax and financial statement purposes.

                               ACCOUNTS RECEIVABLE

The Partnership provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables. The estimated losses are based on a review of the current status of the existing receivables.

                        APARTMENT BUILDINGS AND EQUIPMENT

Land, buildings, furnishings and equipment are recorded at cost. Expenditures in the nature of normal repairs and maintenance are charged to operations as incurred.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                   (Continued)


Depreciation is computed using straight-line and accelerated methods based upon estimated useful lives as follows:

              Buildings                                  15-31 years
              Building equipment - portable                5 years
              Land improvements                            5 years
              Office furniture and equipment               5 years

                        ALLOCATION OF PROFITS AND LOSSES

Pursuant to the terms of the Partnership Agreement, profits and losses from operations are allocated 1% to the general partner and 99% to the limited partner.

                                    LOAN FEES

Loan fees are to be amortized over the 35 year term of the mortgage loan on a straight-line basis.

                              MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                           PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership and its 99% owned Investee, Lindbergh Boulevard Partners, L.P. Significant interpartnership accounts and transactions have been eliminated. Amounts in the financial statements are shown at 100%. The minority interest's share of Lindbergh Boulevard Partners, L.P.'s accumulated net losses at December 31, 1998, 1999 and 2000 amounted to $90,170, $90,610 and $89,898, respectively. In accordance with generally accepted accounting principles, this amount has been absorbed by the Partnership.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                   (Continued)


                                CASH EQUIVALENTS

For purposes of reporting the statement of cash flows, the Partnership considers all cash accounts and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                               REVENUE RECOGNITION

Lease agreements with tenants are accounted for as operating leases and rental income is recognized using the straight-line method over the term of the related operating lease. Deferred revenue represents tenant rent paid in advance of the month it is actually due.

                            EVALUATION OF IMPAIRMENT

The Partnership reviews its investment in property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, property operation costs and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 1999 or 2000.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 2000 consist of cash, restricted deposits and funded reserves, receivables from tenants and affiliates, accounts payable, tenant security deposits and notes payable. For cash, restricted deposits and funded reserves, receivables, accounts payable and tenant security deposits, the carrying amounts approximate fair value due to the short term nature of these items. In the opinion of management, it was not practicable to estimate the fair value of the notes payable because quoted market prices for the same or similar issues and current rates for debt of the same remaining maturities with similar collateral requirements and restrictions are not available. See Note 3 for additional information on notes payable

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


                                     NOTE 2
                            RESTRICTED CASH ACCOUNTS


Restricted cash accounts included in the balance sheet are as follows:

                                                1999             2000
                                                ----             ----
     Tenant security deposits                $  73,944        $  78,825
     Escrow deposits                            78,815           76,390
     Replacement reserve                       374,636          262,166
                                             ---------        ---------

                                             $ 527,395        $ 417,381
                                             =========        =========

Tenant security deposits are required by the regulatory agreement to be placed in a segregated, interest bearing account in a Federally insured depository. The balance of this account must at all times be at least equal to the security deposit liability.

Escrow deposits are required by HUD and the mortgage note for the purpose of funding the payment of property taxes, hazard insurance premiums and mortgage insurance premiums. The escrow must be funded monthly at a level which the Mortgagee estimates will accumulate sufficient funds to pay all escrow obligations before they become due. The escrow is required by HUD to be deposited in a separate account in a Federally insured depository.

The replacement reserve is required by the regulatory agreement for the purpose of funding extraordinary maintenance, repair and replacement of capital items. As required by HUD, $7,310 is deposited monthly and the balance of this account must be maintained at a level determined by HUD to be sufficient to meet project requirements. The reserves must be held in a Federally insured depository and any disbursements from the reserve must be approved by HUD.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


                                     NOTE 3
                                 LONG-TERM DEBT


Mortgage Note Payable:

Lindbergh Boulevard Partners, L.P. refinanced its mortgage note on August 28, 1996. The mortgage is financed by Midland Loan Services, Inc. and collateralized by a fully-modified mortgage-backed security (GNMA Security). Funding for the GNMA Security was provided by the issuance of Multifamily Housing Revenue Refunding Bonds Series 1996 A, in the amount of $11,225,000, and Taxable Multifamily Housing Revenue Refunding Bonds Series 1996B, in the amount of $1,185,000, by the Industrial Development Authority of the City of Hazelwood, Missouri. The mortgage is co-insured by the Secretary of Housing and Urban Development acting through the Federal Housing Administration under Section 207 pursuant to 223(F) of the National Housing Act. The mortgage is secured by a first lien mortgage on and security interest in property comprising The Lakes Apartments along with a pledge of the rents, profits, income and charges from operations to meet all debt and reserve requirements.

The mortgage is payable in monthly installments of $74,040 including principal and interest at 6.39% per year through September 1, 2031.

Cash Flow Note Payable:

As part of the refinancing described above, Nooney-Hazelwood Associates obtained a loan from the Industrial Development Authority of the City of Hazelwood, Missouri ("Authority"). Funding was provided from the sale of the Authority's Subordinate Distributed Cashflow Multifamily Housing Revenue Refunding Bonds Series 1996C in the aggregate amount of $1,400,000. Interest accrues at 9.5% per year and is payable semi-annually. Principal payments, which began May 1, 1998, are due semi-annually. The note is subject to mandatory prepayment on each November 1, in integral multiples of $5,000, from Available Distributed Surplus Cash. Available Distributed Surplus Cash is defined as 50% of Distributed Surplus Cash, as defined by the Regulatory Agreement with the Federal Housing Administration dated August 28, 1996, remaining after all scheduled payments of principal and interest on this note have been paid.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


                                     NOTE 3
                           LONG-TERM DEBT (Continued)


Scheduled maturities of the notes at December 31, 2000 are as follows:

                  Mortgage        Cash Flow
                    Note            Note             Total
                    ----            ----             -----
2001            $   128,918      $   135,000      $   263,918
2002                137,402          155,000          292,402
2003                146,444          165,000          311,444
2004                156,080          185,000          341,080
2005                166,351          200,000          366,351
Thereafter       11,209,965           65,000       11,274,965
                 ----------           ------       ----------

                $11,945,160      $   905,000      $12,850,160
                ===========      ===========      ===========

                                     NOTE 4
                           RELATED PARTY TRANSACTIONS

The managing general partner of the Partnership is Nooney Development Partners, a Missouri limited partnership. One of Nooney Development Partners general partners, Nooney II, L.P., a Missouri limited partnership, is a wholly-owned subsidiary of CGS Real Estate Company. American Spectrum Midwest (formerly known as Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company, manages the Partnership's real estate for a management fee equal to 5% of the gross income from the operation of the Lakes Apartments. Property management fees charged by American Spectrum for the years ended December 31, 1998, 1999 and 2000 amounted to $122,272, $120,123 and $128,220, respectively. In addition, for each of the years ended December 31, 1998, 1999 and 2000 the Partnership paid American Spectrum Midwest $12,000 for administrative services and indirect expenses in connection with the management of the Partnership.

                                     NOTE 5
                                  INCOME TAXES

The financial statements do not reflect a provision or liability for income taxes as the partners are taxed directly on their individual shares of partnership earnings.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


                                     NOTE 6
                          CONCENTRATION OF CREDIT RISK


The Partnership maintains its cash accounts in five commercial banks located in St. Louis, Missouri. Accounts at each bank are secured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. Mortgage escrow deposits and reserve for replacements totaling $338,556 at December 31, 2000 are held by Midland Loan Services, Inc., the mortgagee, in trust. A summary of the total insured and uninsured cash balances at December 31, 2000 excluding mortgage escrow deposits and reserve for replacements, is as follows:

         Total cash in bank                     $ 360,677
         Portion insured by FDIC                 (360,677)
                                                ---------

         Total uninsured cash                   $      --
                                                =========

                                     NOTE 7
                               PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is continuing the development of a plan which will combine the property owned by Nooney-Hazelwood Associates, L.P. with properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquirer would qualify as a real estate investment trust. Limited partners would receive shares of common stock from the acquirer, which would be listed on a national securities exchange. The transaction is subject to the approval of the limited partners of the Partnership and portions of the other partnerships. CGS's management filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission.

                                     NOTE 8
                          UNAUDITED INTERIM INFORMATION

The accompanying financial information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual combined financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                         Sierra Pacific Development Fund
                            Historical Financial Data

                         Sierra Pacific Development Fund
                                Table of Contents


A.       Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 2000, 1999, 1998.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - March 31, 2001 and 2000.

D.       Audited Financial Statements - December 31, 2000, 1999, 1998

E.       Unaudited Financial Statements - March 31, 2001 and 2000

A.     SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Partnership. Additionally, the selected operating and financial position as of March 31,2001and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In 000, except for per share data)

                                                                                              THREE MONTHS ENDED
                                                      YEARS-ENDED DECEMBER 31,                     MARCH 31,
                                       -------------------------------------------------------------------------
                                         1996       1997       1998       1999       2000       2000       2001
                                         ----       ----       ----       ----       ----       ----       ----

OPERATING DATA:
REVENUES:

Rental and reimbursement income        $   748    $   758    $   920    $   919    $ 1,034    $   229    $   286
Interest and other income                    8       --         --         --         --         --         --
                                       -------    -------    -------    -------    -------    -------    -------
Total revenues                             756        758        920        919      1,034        229        286
                                       -------    -------    -------    -------    -------    -------    -------

EXPENSES:
Property operating                         390        379        348        377        398        154        220
Management and advisory fees                29         34         42         40         49       --         --
Real estate and other taxes                 77         78         92        102        110       --         --
Depreciation and amortization              468        409        371        337        315         81         72
Interest expense                           164        160        157        153        361         73         91
                                       -------    -------    -------    -------    -------    -------    -------
Total expenses                           1,128      1,060      1,010      1,009      1,233        308        383
                                       -------    -------    -------    -------    -------    -------    -------

Net loss before extraordinary item
   and minority interest                  (372)      (302)       (90)       (90)      (199)       (79)       (97)
Extraordinary item - loss from write
   off of deferred loan costs             --         --         --         --          (46)       (46)      --
Minority interest                           70         15          8          6         13          6       --
                                       -------    -------    -------    -------    -------    -------    -------
Net Loss                               $  (302)   $  (287)   $   (82)   $   (84)   $  (232)   $  (119)   $   (97)
                                       =======    =======    =======    =======    =======    =======    =======

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND

                                                                                                        THREE MONTHS ENDED
                                                           YEARS-ENDED DECEMBER 31,                          MARCH 31,
                                           --------------------------------------------------------------------------------
                                             1996        1997        1998        1999        2000        2000        2001
                                             ----        ----        ----        ----        ----        ----        ----

OTHER DATA:

Weighted average number of units
   outstanding                               29,000      29,000      29,000      29,000      29,000      29,000      29,000
Loss per unit                                (10.29)      (9.79)      (2.79)      (2.87)      (7.84)      (3.99)      (3.28)
Deficiency of earnings to cover fixed
   charges (1) (2)                             (302)       (287)        (82)        (84)       (232)        (97)       (118)

Cash distributions to minority investors       (541)        (25)       (178)        (87)     (2,543)     (2,362)        (86)

Total properties owned at end of period           1           1           1           1           1           1           1

Book value per limited partnership unit          62          53          50          47          42                      39
Per unit value assigned for the
   consolidation                                                                                                        244

BALANCE SHEET DATA:
Cash and cash equivalents                  $     56    $     87    $     83    $    134    $     48                $     25
Real estate held for investment, net          3,223       2,981       2,773       2,557       2,354                   2,316
Accounts receivable, net                        104          72          56          61          69                      54
Investment in/due from
   partnerships                                  27          27         103         129       2,541                   2,596
Other assets                                    300         269         252         238         303                     322
Total assets, at book value                   3,710       3,436       3,267       3,119       5,315                   5,313

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND

                                                                                                THREE MONTHS ENDED
                                                                                                      MARCH 31,
                                                         YEAR-ENDED DECEMBER 31,                     (UNAUDITED)
                                            ----------------------------------------------------------------------
                                             1996       1997      1998       1999      2000       2000       2001
                                             ----       ----      ----       ----      ----       ----       ----

Total assets, at valued assigned for the
   consolidation                                                                                            12,247

Total liabilities                            1,979      1,864     1,802      1,738     4,167      4,180      4,262


Limited partners equity                      1,834      1,547     1,465      1,381     1,232      1,345      1,135
Other equity (deficit)                        (103)        25      --         --        --         --         --


CASH FLOW DATA:
Increase (decrease) in cash and
   equivalents, net                           (732)        32        (4)        51       (86)       (52)       (23)

Cash provided by operating activities           46         19       210        182        92         48         48


(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 2000, 1999, 1998

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 2000, the Partnership owns a 94.92% interest in the Sierra Creekside Partners, which operates one property, Sierra Creekside (the "Property").

Results of Operations:

Comparison of year ended December 31, 2000 to year ended December 31, 1999.

Rental income for the year ended December 31, 2000 increased approximately $115,000, or 13%, when compared to the prior year, primarily due to an increase in rental rates. One tenant, who leases 7,331 square feet of the Property, extended his lease for an additional five-year term in March 2000 at a higher rate. Several other tenants renewed or extended their leases in 2000 at higher rates as well. Although occupancy decreased from 100% at December 31, 1999 to 96% at December 31, 2000, the weighted-average effective annual rent per square foot, on an accrual basis, increased from $19.52 at December 31, 1999 to $23.71 at December 31, 2000.

Total operating expenses increased approximately $16,000, or 2%. This increase was in large part due to an increase in utilities associated with higher energy costs. Further, legal and accounting costs increased in 2000 principally due to required quarterly reviews by independent auditors. Other operating expenses rose as a result of higher renting and space planning costs associated with tenant turnover and lease extensions at the Property. The increase in total operating expenses was partially offset by a decrease in depreciation and amortization expenses, due to fully depreciated capitalized tenant improvements and fully amortized lease costs.

Interest expense increased approximately $208,000 or 136%, in comparison to the prior year. As stated below, the Partnership refinanced its mortgage loan on the Property in January 2000.

An extraordinary loss of approximately $46,000 was recorded in 2000 due to the write-off of deferred loan costs associated with the pay-off the Partnership's mortgage loan with Federal Home Savings.

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income for the year ended December 31, 1999 remained virtually unchanged in comparison to the prior year, despite an increase in rental rates and occupancy. In 1998, rental income included a lease buy-out negotiated with a former tenant. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $18.57 at December 31, 1998 to $19.52 at December 31, 1999. Occupancy rose from 96% at December 31, 1998 to 100% at December 31, 1999.

Operating expenses remained relatively unchanged, increasing approximately $4,000, when compared to 1998. Bad debt expense of approximately $27,000 was recorded as a result of a receivable write-off from an affiliate. Further, property taxes and insurance, and administrative costs rose during the period. This increase was primarily offset by a decrease in depreciation and amortization expenses. Depreciation expense decreased principally as a result of fully depreciated tenant improvements.

Liquidity and Capital Resources:

In January 2000, the Partnership paid its loan balance due to Home Federal Savings and entered into a new loan agreement with General Electric Capital Corporation ("GECC") for $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. The loan is secured by a trust deed on the Property and bears interest at 2.75% above the GECC Composite Commercial Paper Rate. Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005. The Partnership received net proceeds of $2,222,000 as a result of the new loan. The proceeds were primarily used as a source for contributions to the minority owner of the Property, SMMP.

During 2000, the Partnership generated cash flows from operations of approximately $92,000 and paid $86,000 for property additions and lease commissions. SMMP received net distributions of $2,400,000 from the Partnership in 2000.

The Partnership is in a liquid position at December 31, 2000 with cash and billed rents of approximately $71,000 and current liabilities of approximately $66,000.

The Partnership's primary capital requirements will be for construction of new tenant space and debt obligations. It is anticipated that these requirements will be funded from the operations of the Property, the $200,000 tenant improvement/lease commission holdback and contributions from SMMP. SMMP has adequate resources to make any necessary contributions to the Partnership in the foreseeable future.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - MARCH 31, 2001 AND 2000

Overview:

The following discussion should be read in conjunction with the Sierra Pacific Development Fund's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 100% interest in the Sierra Creekside Partnership, which operates the Sierra Creekside property (the Property) in San Diego, CA.

Results of Operations:

Rental income for the three months ended March 31, 2001 increased by approximately $57,000, or 25%, when compared to the same period in the prior year. This increase was primarily due to higher rental rates obtained as a result of tenant rollover at the Property. Further, several tenants renewed or extended their leases at higher rental rates. The Property was 100% occupied at March 31, 2001 and 2000.

Operating expenses for the three months ended March 31, 2001 increased by approximately $66,000, or 42%, in comparison to the corresponding period in 2000. This increase was principally due to higher maintenance and repair costs and utilities incurred during the quarter. In addition, insurance, accounting and auditing costs, and other operating expenses rose during the quarter.

Depreciation and amortization expenses for the first quarter decreased by approximately $9,000, or 11%, principally due to fully depreciated capitalized tenant improvements, when compared to the first quarter of the prior year.

Interest expense for the first quarter increased by approximately $19,000, or 26%, when compared to the first quarter of the prior year. As stated below, the Partnership refinanced its mortgage loan on the Property in January 2000.

An extraordinary loss of approximately $46,000 was recorded in the first quarter of the prior year due to the write-off of deferred loan costs associated with the payoff of the mortgage loan with Home Federal Savings.

Liquidity and Capital Resources:

In January 2000, the Partnership paid its loan balance of $1,669,000 to Home Federal Savings and entered into a loan agreement with General Electric Capital Corporation (GECC) in the principal amount of $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. The Partnership received net proceeds of $2,222,000 as a result of the new loan. The loan is secured by the Property and bears interest at 2.75% above the GECC Composite Commercial Paper Rate. Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005. The majority of the loan proceeds were distributed to the minority owner of the property, Sierra Mira Mesa Partners (SMMP).

The Partnership is in an illiquid position at March 31, 2001 with cash and billed receivables of approximately $29,000 and current liabilities of approximately $155,000. A secondary source of cash is available through contributions from SMMP. Management expects these contributions will be adequate to meet the financial obligations of the Partnership in the foreseeable future. During the three months ended March 31, 2000, SMMP contributed $31,000 to the Partnership and received distributions of $86,000 from the Partnership.

The Partnership's primary capital requirements are for the construction of new tenant space and debt obligations. It is anticipated that these requirements will be funded from the operations of the Property, the $200,000 tenant improvement/lease commission holdback, and contributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2001.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Sierra Pacific Development Fund

We have audited the accompanying consolidated balance sheet of Sierra Pacific Development Fund, a California limited partnership, and subsidiary, (the "Partnership") as of December 31, 2000 and the related consolidated statements of operations, changes in partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



/s/ARTHUR ANDERSEN LLP



Houston, Texas
March 26, 2001 (except with respect to the matter discussed in Note 9, as to which the date is April 19, 2001.)

                          INDEPENDENT AUDITORS' REPORT



To the Partners of Sierra Pacific Development Fund

We have audited the accompanying consolidated balance sheet of Sierra Pacific Development Fund, a California limited partnership, (the "Partnership") as of December 31, 1999 and the related consolidated statements of operations, changes in partners' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP



Houston, Texas
February 25, 2000

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999


                                                          December 31,   December 31
                                                              2000           1999
                                                          -----------    -----------

ASSETS

Cash and cash equivalents                                 $    47,822    $   134,154
Rent receivables:
     Unbilled rent (Notes 1 and 4)                             45,968         51,981
     Billed rent (Note 1)                                      23,154          8,640
Income-producing property - net of accumulated
     depreciation and valuation allowance of $3,321,820
     and $3,289,481 (Note 4)                                2,354,368      2,557,487
Other assets - net of accumulated amortization of
     $188,798 and $263,977 (Notes 1, 2 and 3)                 303,252        238,197
Excess distributions to minority partner (Note 4)           2,540,963        128,513
                                                          -----------    -----------
Total Assets                                              $ 5,315,527    $ 3,118,972
                                                          ===========    ===========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                    $   141,487    $    64,825
Notes payable (Note 5)                                      4,025,544      1,673,186
                                                          -----------    -----------

Total Liabilities                                           4,167,031      1,738,011
                                                          -----------    -----------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 7)

Partners' equity (deficit) (Notes 1 and 6):
     General Partner                                          (83,096)             0
     Limited Partners: 30,000 units authorized,
     29,354 issued and outstanding                          1,231,592      1,380,961
                                                          -----------    -----------
Total Partners' equity                                      1,148,496      1,380,961
                                                          -----------    -----------
Total Liabilities and Partners' equity                    $ 5,315,527    $ 3,118,972
                                                          ===========    ===========



The accompanying notes are an integral part of these consolidated financial statements.

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2000, 1999 and 1998


                                               2000           1999           1998
                                           -----------    -----------    -----------

REVENUES:
     Rental income (Note 1)                $ 1,034,485    $   919,172    $   919,602
     Interest income                                13             12             12
                                           -----------    -----------    -----------
                Total revenues               1,034,498        919,184        919,614
                                           -----------    -----------    -----------

EXPENSES:
Operating expenses:
     Depreciation and amortization             314,794        337,049        370,805
     Maintenance and repairs                   113,446        113,003        109,938
     Utilities                                 121,314         97,821        112,428
     Property taxes and insurance              110,298        102,316         91,815
     Legal and accounting                       47,106         36,786         36,215
     Administrative fees (Note 3)               37,650         48,023         29,717
     General and administrative                 40,214         35,876         37,185
     Management fees (Note 3)                   48,832         39,654         41,516
     Salaries and payroll taxes                 14,400         14,014         14,400
     Bad debt expense (Note 3)                       0         26,916              0
     Other operating expenses                   24,529          5,286          9,206
                                           -----------    -----------    -----------

                Total operating expenses       872,583        856,744        853,225

Interest                                       360,801        152,563        156,636
                                           -----------    -----------    -----------

                Total expenses               1,233,384      1,009,307      1,009,861
                                           -----------    -----------    -----------

LOSS BEFORE EXTRAORDINARY LOSS                (198,886)       (90,123)       (90,247)
EXTRAORDINARY LOSS FROM WRITE-OFF
     OF DEFERRED LOAN COSTS                    (46,020)             0              0
                                           -----------    -----------    -----------
LOSS BEFORE MINORITY INTEREST'S SHARE
     OF CONSOLIDATED JOINT VENTURE LOSS       (244,906)       (90,123)       (90,247)
                                           -----------    -----------    -----------
MINORITY INTEREST'S SHARE OF
     CONSOLIDATED JOINT VENTURE LOSS            12,441          5,903          8,420
                                           -----------    -----------    -----------

NET LOSS                                   $  (232,465)   $   (84,220)   $   (81,827)
                                           ===========    ===========    ===========

Per limited partnership unit:
     Loss before extraordinary loss        $     (6.29)   $     (2.87)   $     (2.79)
     Extraordinary loss                          (1.55)             0              0
                                           -----------    -----------    -----------
Net loss per limited partnership unit      $     (7.84)   $     (2.87)   $     (2.79)
                                           ===========    ===========    ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                       (A California Limited Partnership)
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 2000, 1999 and 1998

                                                       Limited Partners                           Total
                                                  --------------------------      General       Partners'
                                                  Per Unit          Total         Partner         Equity
                                                  --------       -----------    -----------    -----------
Partners' equity - January 1, 1998                $  52.70       $ 1,547,008    $         0    $ 1,547,008
Net loss                                             (2.79)          (81,827)                      (81,827)
                                                  --------       -----------    -----------    -----------

Partners' equity - December 31, 1998                 49.91         1,465,181              0      1,465,181
Net loss                                             (2.87)          (84,220)                      (84,220)
                                                  --------       -----------    -----------    -----------

Partners' equity - December 31, 1999                 47.04         1,380,961              0      1,380,961
Transfer among general partner and
       limited partners                               2.75            80,771        (80,771)             0
Net loss                                             (7.84)         (230,140)        (2,325)      (232,465)
                                                  --------       -----------    -----------    -----------

Partners' equity (deficit) - December 31, 2000    $  41.95       $ 1,231,592    $   (83,096)   $ 1,148,496
                                                  ========       ===========    ===========    ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2000, 1999 and 1998


                                                               2000           1999           1998
                                                            -----------    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                               $  (232,465)   $   (84,220)   $   (81,827)
     Adjustments to reconcile net loss
        to net cash provided by operating activities:
     Depreciation and amortization                              314,794        337,049        370,805
     Extraordinary loss from write-off of deferred
         loan costs                                              46,020              0              0
     Minority interest's share of consolidated
         joint venture loss                                     (12,441)        (5,903)        (8,420)
     Bad debt expense                                                 0         26,916              0
     (Increase) decrease in rent receivable                      (8,501)        (4,331)        16,672
     Increase in other assets                                   (91,629)       (70,753)       (68,258)
     Increase (decrease) in accrued and other liabilities        76,662        (17,194)       (18,493)

                                                            -----------    -----------    -----------
         Net cash provided by operating activities               92,440        181,564        210,479
                                                            -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Payments for property additions                            (18,685)       (36,680)       (78,467)
                                                            -----------    -----------    -----------
         Net cash used in investing activities                  (18,685)       (36,680)       (78,467)
                                                            -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on deferred loan costs                           (112,436)             0              0
     Contributions from minority investor                       143,288         40,000         85,300
     Distributions to minority investor                      (2,543,297)       (87,000)      (178,000)
     Proceeds from note payable secured by property           4,050,000              0              0
     Principal payments on note payable                      (1,697,642)       (47,138)       (43,096)
                                                            -----------    -----------    -----------
         Net cash used in financing activities                 (160,087)       (94,138)      (135,796)
                                                            -----------    -----------    -----------

NET (DECREASE) INCREASE IN CASH
     AND CASH EQUIVALENTS                                       (86,332)        50,746         (3,784)

CASH AND CASH EQUIVALENTS - Beginning of year                   134,154         83,408         87,192
                                                            -----------    -----------    -----------

CASH AND CASH EQUIVALENTS - End of year                     $    47,822    $   134,154    $    83,408
                                                            ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for real estate taxes        $    78,339    $    72,946    $    73,633
                                                            ===========    ===========    ===========

     Cash paid during the year for interest                 $   340,663    $   152,916    $   156,959
                                                            ===========    ===========    ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                       (A California Limited Partnership)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund (the "Partnership") was organized on February 13, 1981 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership.

The Partnership's first real estate investment was for the acquisition of land and development of a 41,000 square foot office project in San Bernardino, California known as Sierra Commercenter. This property was subsequently sold by the Partnership. In 1983, the Partnership acquired land in San Ramon, California as the first step in development of the Sierra Creekside office project (the "Property"), a 47,800 square foot building that was completed in October 1984.

In February 1994, the Partnership created a California general partnership (Sierra Creekside Partners) with Sierra Mira Mesa Partners ("SMMP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Creekside property. The Partnership contributed the Property and SMMP contributed cash to this newly formed California general partnership. At December 31, 2000, the Partnership's remaining real estate asset was a 94.92% interest in Sierra Creekside Partners.

Basis of Financial Statements

The consolidated financial statements include the accounts of the Partnership and Sierra Creekside Partners, a majority owned California general partnership (see Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

The Partnership maintains its books and prepares its financial statements in accordance with accounting principles generally accepted in the United States. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

Fair Value of Financial Instruments

The financial instruments of the Partnership at December 31, 2000 and 1999 consist of cash and cash equivalents, receivables, accounts payable and note payable. The fair value of cash and cash equivalents, receivables, and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the note payable approximates the carrying value at December 31, 2000 as the interest rate is based on a floating index.

Income-Producing Property

Property is carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements are carried at cost and depreciated on the straight-line method over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

Prior to 1995, the Partnership assessed impairment of income-producing properties based upon appraised values and established provisions for impairment where appraisals indicated other than temporary declines in value. Effective January 1, 1995, the Partnership implemented Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with the Statement. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. Impairments totaling $1,000,000 were recognized prior to 1995 as appraisals indicated other than temporary declines in value. No such impairments have been recognized by the Partnership since 1995.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 2000. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore, actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

The Partnership periodically reviews its outstanding receivables for uncollectibility and provides a provision for bad debts for those accounts it believes it may not collect in full.

Calculation of Equity and Net Loss Per Limited Partnership Unit

Equity and net loss per limited partnership unit are determined by dividing the Limited Partners' equity and net loss by 29,354, the number of limited partnership units outstanding for all periods presented.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), on Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 2000 and 1999, is as follows:


                                                             2000         1999
                                                           --------     --------

Other assets:
     Prepaid expenses                                      $ 22,782     $ 14,906
     Tax impound                                             16,632            0
     Deferred loan costs, net of accumulated
         amortization of $26,739 and $36,365                125,697       86,020
     Deferred leasing costs, net of accumulated
         amortization of $162,059 and $227,612              138,141      137,271
                                                           --------     --------
                                                           $303,252     $238,197
                                                           ========     ========

Accrued and other liabilities:
     Accounts payable                                      $ 20,413     $  2,684
     Accrued expenses                                         9,338            0
     Security deposits                                       74,998       49,592
     Interest payable                                        32,899       12,549
     Unearned rental income                                   3,839            0
                                                           --------     --------
                                                           $141,487     $ 64,825
                                                           ========     ========


3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

Affiliates of the General Partner receive a monthly management fee totaling 6% of the gross rental income (as defined in the partnership agreement) collected from the property or $600, whichever is greater. Management fees paid to the affiliate for the years ended December 31, 2000, 1999 and 1998 were $48,832, $39,654 and $41,516, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $40,485, $50,428 and $38,922 for such services for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Partnership reimbursed affiliates for construction supervision costs incurred by the affiliates. For the years ended December 31, 2000, 1999 and 1998 the affiliates received $0, $0 and $6,209, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, affiliates of the General Partner are paid initial leasing costs. For the years ended December 31, 2000, 1999 and 1998 these fees amounted to $0, $2,875 and $42,738, respectively, and were recorded as deferred leasing costs.

During 1996, the Partnership made a non-interest bearing loan to an affiliate in the amount of $26,916. This loan was uncollectible and subsequently written off to bad debt expense in 1999.

4. INCOME-PRODUCING PROPERTY

At December 31, 2000 and 1999, the total cost and accumulated depreciation of the property are as follows:

                                       2000               1999
                                   -----------        -----------

Land                               $ 1,555,033        $ 1,555,033
Building and improvements            4,121,155          4,291,935
         Total                       5,676,188          5,846,968

Accumulated depreciation            (2,321,820)        (2,289,481)
Valuation allowance (Note 1)        (1,000,000)        (1,000,000)
                                   -----------        -----------
         Net                       $ 2,354,368        $ 2,557,487
                                   ===========        ===========

During 2000 and 1999, the Partnership removed $189,465 and $103,329, respectively, from its buildings and improvements and related accumulated depreciation accounts for fully depreciated property.

On February 1, 1994, the Partnership formed a California general partnership with Sierra Mira Mesa Partners ("SMMP"), an affiliate. The joint venture, known as Sierra Creekside Partners ("SCP"), was formed to develop and operate the Sierra Creekside property. The Partnership had a 79.2% equity interest in SCP with its contribution of Sierra Creekside. Such interest was computed based upon the estimated fair value of SCP's net assets at the date of formation of the joint venture. SMMP was allocated a 20.8% initial equity interest in SCP in exchange for its $745,000 cash contribution ($290,859, net, through December 31, 1997). SMMP made additional cash contributions of $85,300, $40,000 and $143,288 and received distributions of $178,000, $87,000 and $2,543,297 during 1998, 1999 and 2000, respectively. The percentage interests of the Partnership and SMMP are to be adjusted each year on January 1 during the term of SCP, beginning January 1, 1995 and ending December 31, 2013 unless terminated sooner, based upon the relative net contributions and distributions since inception through the preceding December 31. Accordingly, as of January 1, 1998, 1999 and 2000, the Partnership's interest in SCP was changed to 90.67%, 93.45% and 94.92%, respectively. On January 1, 2001, the Partnership's interest will be increased to 100% and SMMP's interest will be decreased to 0% to reflect the 2000 contributions and distributions. The excess of cash distributions to SMMP over cash contributions from SMMP and cumulative loss allocated to SMMP is reported as an asset in the Partnership's balance sheet. Under the terms of the SCP joint venture agreement,

SMMP would be obligated to contribute to the Partnership any negative balance outstanding in its capital account upon liquidation of the Partnership.

Future minimum base rental income, under the existing operating leases for the Sierra Creekside property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

        Year Ending        Straight-line      Cash
        December 31,           Basis          Basis
        ------------       -------------    ----------
           2001             $1,011,775      $1,010,878
           2002                849,895         866,281
           2003                610,484         627,474
           2004                312,290         322,417
           2005                103,843         107,205
                            ----------      ----------
           Total            $2,888,287      $2,934,255
                            ==========      ==========

During the year ended December 31, 2000, the Partnership relied on three tenants to generate 46% of total rental income. The breakdown for these three tenants' industry segments and rental income contribution is as follows: 15% for a construction industry tenant, 17% for a billing and collection services tenant, and 14% for a banking tenant.

During the year ended December 31, 1999, the Partnership relied on three tenants to generate 44% of total rental income. The breakdown for these three tenants' industry segments and rental income contribution is as follows: 16% for a tenant in the construction industry, 13% billing and collection services, and 15% banking.

5. NOTES PAYABLE

At December 31, 1999, note payable consisted of one loan with a bank with an original principal balance of $1,850,000. The note bore interest at 3.5% above the 11th District Cost of Funds Index with a minimum of 9% and a maximum of 14% (9% at December 31, 1999). The note was secured by substantially all of the assets of the Partnership. The maturity date of the note was July 1, 2005.

On January 25, 2000, the bank note was repaid. On the same date, the Partnership entered into a new loan agreement with General Electric Capital Corporation ("GECC") in the amount of $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. This loan, which is secured by the Sierra Creekside property, bears interest at 2.75% above the GECC Composite Commercial Paper Rate (9.49% at December 31, 2000). Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005. At December 31, 2000, the loan balance was $4,025,544.

Annual maturities on the GECC loan are: $29,347 in 2001; $29,347 in 2002; $29,347 in 2003; $29,347 in 2004; and $3,908,156 in 2005. The Partnership is
exposed to interest rate fluctuations associated with the loan.

6. PARTNERS' EQUITY

The partners' equity accounts have been adjusted to reflect an allocation of cumulative net loss to the partners in accordance with the agreement of limited partnership. This agreement provides that 99% of operating income, gains, losses, deductions and credits of the Partnership shall be allocated among the Limited Partners and 1% shall be allocated to the General Partner.

Prior year balances have not been adjusted because management does not believe that the effects of these adjustments are significant to the prior year partners' equity balances.

Upon any sale, refinancing or other dispositions of the Partnership's real property, allocations of the proceeds are distributed to the Limited Partners until each has received 100% of his Adjusted Capital Contributions plus a 15% per annum cumulative return on such invested capital. Any remaining proceeds shall be distributed 80% to the Limited Partners and 20% to the General Partner.

7. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Partnership occasionally becomes party to litigation. In the opinion of management, pending or threatened litigation involving the Partnership will not have a material adverse effect on its financial condition.

8. PENDING TRANSACTION

CGS Real Estate Company, Inc. ("CGS") is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates ("the Transaction"). These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would qualify as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange. The Transaction is subject to approval of the limited partners of the partnerships. ASR filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission. The Registration Statement was amended February 14, 2001.

9. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of the parent of the General Partner and other affiliates were issued. The independent public accountants' report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed

$10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management does not believe that the effect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2001 AND DECEMBER 31, 2000

                                                               March 31,     December 31,
                                                                 2001           2000
                                                              (Unaudited)
                                                              -----------    -----------

ASSETS
Cash and cash equivalents                                     $    24,914    $    47,822
Receivables:
     Unbilled rent                                                 50,078         45,968
     Billed rent                                                    4,099         23,154
     Income-producing property - net of accumulated
         depreciation and valuation allowance of $3,368,666
         and $3,321,820, respectively                           2,315,931      2,354,368
Other assets - net of accumulated amortization
     of $214,032 and $188,798, respectively                       322,118        303,252
Excess distributions to minority partner                        2,595,963      2,540,963
                                                              -----------    -----------
Total Assets                                                  $ 5,313,103    $ 5,315,527
                                                              ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities                                 $   243,579    $   141,487
Note payable                                                    4,018,219      4,025,544
                                                              -----------    -----------
Total Liabilities                                               4,261,798      4,167,031
                                                              -----------    -----------
Partners' equity (deficit):
     General Partner                                              (84,068)       (83,096)
     Limited Partners:
         30,000 units authorized, 29,354 issued
         and outstanding                                        1,135,373      1,231,592
                                                              -----------    -----------
Total Partners' equity                                          1,051,305      1,148,496
                                                              -----------    -----------
Total Liabilities and Partners' equity                        $ 5,313,103    $ 5,315,527
                                                              ===========    ===========


SEE ACCOMPANYING NOTES

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                                                         2001           2000
                                                      (Unaudited)    (Unaudited)
                                                       ---------      ---------

REVENUES:
     Rental income                                     $ 286,237      $ 229,440
                                                       ---------      ---------
         Total revenues                                  286,237        229,440
                                                       ---------      ---------

EXPENSES:
     Operating expenses                                  219,691        154,180
     Depreciation and amortization                        72,080         81,042
     Interest                                             91,657         72,881
                                                       ---------      ---------
         Total costs and expenses                        383,428        308,103
                                                       ---------      ---------

LOSS BEFORE EXTRAORDINARY LOSS                           (97,191)       (78,663)
EXTRAORDINARY LOSS FROM WRITE-OFF
     OF DEFERRED LOAN COSTS                                    0        (46,020)
                                                       ---------      ---------
LOSS BEFORE MINORITY INTEREST'S SHARE
     OF CONSOLIDATED JOINT VENTURE LOSS                  (97,191)      (124,683)
                                                       ---------      ---------
MINORITY INTEREST'S SHARE OF CONSOLIDATED
     JOINT VENTURE LOSS                                        0          6,334
                                                       ---------      ---------

NET LOSS                                               $ (97,191)     $(118,349)
                                                       =========      =========

Per limited partnership unit:

     Loss before extraordinary loss                    $   (3.28)     $   (2.44)
     Extraordinary loss                                        0          (1.55)
                                                       ---------      ---------
Net loss per limited partnership unit                  $   (3.28)     $   (3.99)
                                                       =========      =========


SEE ACCOMPANYING NOTES

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                  AND FOR THE THREE MONTHS ENDED MARCH 31, 2001


                                                     Limited Partners                          Total
                                                 -----------------------       General       Partner's
                                                 Per Unit       Total          Partner         Equity
                                                 --------   ------------    ------------    ------------

Proceeds from sale of
     partnership units                           $500.00    $ 14,677,000                    $ 14,677,000
Underwriting commissions
     and other organization expenses              (60.29)     (1,769,862)                     (1,769,862)
Cumulative net (loss) income
     (to December 31, 1999)                      (225.92)     (6,631,704)   $     14,600      (6,617,104)
Cumulative distributions
     (to December 31, 1999)                      (166.75)     (4,894,473)        (14,600)     (4,909,073)
                                                 -------    ------------    ------------    ------------

Partners' equity - January 1, 2000                 47.04       1,380,961               0       1,380,961
Transfer among general partner and limited
     Partners                                       2.75          80,771         (80,771)              0
Net loss                                           (7.84)       (230,140)         (2,325)       (232,465)
                                                 -------    ------------    ------------    ------------

Partners' equity (deficit) - December 31, 2000
     (audited)                                     41.95       1,231,592         (83,096)      1,148,496
Net loss (unaudited)                               (3.28)        (96,219)           (972)        (97,191)
                                                 -------    ------------    ------------    ------------

Partners' equity (deficit) - March 31, 2001
     (unaudited)                                 $ 38.67    $  1,135,373    $    (84,068)   $  1,051,305
                                                 =======    ============    ============    ============


SEE ACCOMPANYING NOTES

                 SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                  2001            2000
                                                               (Unaudited)    (Unaudited)
                                                               -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                       $   (97,191)   $  (118,349)
Adjustments to reconcile net loss
  to cash provided by operating activities:
     Depreciation and amortization                                  72,080         81,042
     Extraordinary loss from write-off of deferred
     loan costs                                                          0         46,020
     Minority interest's share of consolidated joint venture
     Loss                                                                0         (6,334)
     Decrease in receivables                                        14,945          9,553
     Increase in other assets                                      (44,100)       (31,566)
     Increase in accrued and other liabilities                     102,092         67,176
                                                               -----------    -----------
Net cash provided by operating activities                           47,826         47,542
                                                               -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Payments for property additions                                (8,409)             0
                                                               -----------    -----------
Net cash used in investing activities                               (8,409)             0
                                                               -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from note payable secured by property                      0      4,050,000
     Principal payments on notes payable                            (7,325)    (1,675,632)
     Payments on deferred loan costs                                     0       (112,436)
     Contributions from minority partner                            31,000              0
     Distributions to minority partner                             (86,000)    (2,361,547)
                                                               -----------    -----------
Net cash used in financing activities                              (62,325)       (99,615)
                                                               -----------    -----------
NET DECREASE IN CASH AND CASH
EQUIVALENTS                                                        (22,908)       (52,073)
CASH AND CASH EQUIVALENTS
     Beginning of period                                            47,822        134,154
                                                               -----------    -----------
CASH AND CASH EQUIVALENTS
     End of period                                             $    24,914    $    82,081
                                                               ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest                       $    94,416    $    55,108
                                                               ===========    ===========


SEE ACCOMPANYING NOTES

SIERRA PACIFIC DEVELOPMENT FUND AND SUBSIDIARY
(A Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)


1.       ORGANIZATION

In February 1994, Sierra Pacific Development Fund (the Partnership) created a general partnership (Sierra Creekside Partners (SCP)) with Sierra Mira Mesa Partners (SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Creekside property. The percentage interests of the Partnership and SMMP are to be adjusted each year on January 1 during the term of SCP, beginning January 1, 1995 and ending December 31, 2013 unless terminated sooner, based upon the relative net contributions and distributions since inception through the preceding December 31. In 2000, SCP made distributions to SMMP in excess of SMMP's net cumulative contributions. Accordingly, on January 1, 2001, the Partnership's interest in SCP was increased to 100% from 94.92%. The excess distributions made to SMMP and cumulative loss allocated to SMMP is reported as an asset in the Partnership's balance sheet. Under the terms of the SCP joint venture agreement, SMMP would be obligated to contribute to the Partnership any negative balance standing in its capital account upon liquidation of the Partnership.

2.       BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and SCP at March 31, 2001. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at March 31, 2001 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 2000.

3.       RELATED PARTY TRANSACTIONS

Included in the financial statements for the three months ended March 31, 2001 and 2000 are affiliate transactions as follows:

                                                    March 31
                                            ------------------------
                                               2001          2000
                                            ----------    ----------

              Management fees               $   15,859    $   10,987
              Administrative fees               10,355        10,632

4.       PARTNERS' EQUITY

Equity and net loss per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net loss by the number of limited partnership units outstanding, 29,354.

During 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership was allocated among the limited partners and 1% was allocated to the general partner. Management does not believe that the effect of this transfer was significant.

5.       PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the corporate general partner of the Partnership, is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. (ASR), would qualify in the future as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange.

The Partnership's participation in this plan will require the consent of its limited partners. ASR filed a registration statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission (SEC). The registration statement was amended February 14, 2001 and April 24, 2001. The plan and the benefits and risks thereof will be described in detail in the final prospectus/consent solicitation statement included in the registration statement filed under the Securities Act of 1933 at the time it is declared effective by the SEC. Following effectiveness, solicitation materials will be provided to limited partners in connection with the solicitation of the consent of the limited partners. There can be no assurances that the plan described above will be consummated.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership adopted the accounting provisions of SFAS No. 133 in 2001. The implementation of SFAS No. 133 did not have a significant effect on the Partnership's financial conditions or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 (SAB 101), on Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

7.       SUBSEQUENT EVENT

On April 16, 2001, the combined financial statements of the parent of the general partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,520,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the general partner, to continue as a going concern.

Management of the combined entities has plans related to these matters, which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the transaction discussed in Note 5. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. The Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                       SIERRA PACIFIC DEVELOPMENT FUND II
                            HISTORICAL FINANCIAL DATA

                       Sierra Pacific Development Fund II

                                Table of Contents

A.       Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 2000, 1999, 1998.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - March 31, 2001 and 2000.

D.       Audited Financial Statements - December 31, 2000, 1999, 1998

E.       Unaudited Financial Statements - March 31, 2001 and 2000.

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND II

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Partnership. Additionally, the selected operating and financial position data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands except for per share data)


                                                                                    THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                   MARCH 31,
                                   ----------------------------------------------   ------------------
                                    1996      1997      1998      1999      2000      2000      2001
                                   ------    ------    ------    ------    ------    ------    ------

OPERATING DATA:
REVENUES:
Rental and reimbursement income    $1,778    $1,841    $2,298    $2,356    $2,809    $  568    $  631
Interest and other income             350       339       375       410       498       114       151
                                   ------    ------    ------    ------    ------    ------    ------
Total revenues                      2,128     2,180     2,673     2,766     3,307       682       782
                                   ======    ======    ======    ======    ======    ======    ======

EXPENSES:
Property operating                    968     1,068     1,039     2,312     1,177       481       481
Management and advisory
   fees                                90        93       119       112       133        30        33
Real estate and other taxes           334       311       344       373       453      --        --
Depreciation and
   amortization                       633       787       891       869       895       218       224
Interest expense                      465       436       439       437       446       112       110
                                   ------    ------    ------    ------    ------    ------    ------
Total expenses                      2,490     2,695     2,832     4,103     3,104       841       848
                                   ======    ======    ======    ======    ======    ======    ======

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                                                   THREE MONTHS
                                                                                                                       ENDED
                                                                    YEARS ENDED DECEMBER 31,                         MARCH 31,
                                                -----------------------------------------------------------------------------------
                                                  1996         1997         1998         1999         2000        2000       2001
                                                --------     --------     --------     --------     --------    --------   --------
Net income (loss) before partnership's share
   of unconsolidated joint venture income
   (loss)                                           (362)        (515)        (159)      (1,337)         203        (159)       (66)
                                                --------     --------     --------     --------     --------    --------   --------

Partnership's share of unconsolidated joint
   venture income (loss)                             162         (285)         (15)         160          142          55         (5)
                                                --------     --------     --------     --------     --------    --------   --------
Net income (loss)                               $   (200)    $   (800)    $   (174)    $ (1,177)    $    345    $   (104)  $    (71)
                                                ========     ========     ========     ========     ========    ========   ========


OTHER DATA:
Weighted average number of units
   outstanding                                    87,000       87,000       87,000       87,000       87,000      87,000     87,000
Income (loss) per unit                             (2.30)       (9.24)       (2.01)      (13.59)        3.94       (1.18)     (0.82)

Ratio of earnings to fixed charges (1)               --           --           --           --          1.77         --         --

Deficiency of earnings to cover fixed
   charges (2)                                      (200)        (800)        (174)      (1,177)         --         (104)       (71)
Cash distributions                                  (300)         (50)         --           --           --          --         --

Total properties owned at end of period                3            3            3            3            3                      3

Book value per limited partnership unit              156          146          144          131          136                    134

Per unit value assigned for consolidation                                                                                       130

HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                                                THREE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                             MARCH 31,
                                              -------------------------------------------------------------------------------------
                                                1996         1997         1998        1999         2000         2000         2001
                                              --------     --------     --------    --------     --------     --------     --------
BALANCE SHEET DATA:
Cash and cash equivalents                     $     23     $     70     $     71    $    261     $    190                  $      7
Real estate held for investment, net            11,206       11,212       10,899      10,591       10,028                     9,892
Mortgages/notes receivable, net                  2,164        2,454        2,773       3,063        4,600                     4,684
Accounts receivable, net                           360          356          364         378          716                       673
Investment in/due from partnerships              5,857        4,368        4,200       4,037        2,727                     1,561
Interest receivable                                                                                                             150
Other assets                                       620        1,017        1,036         874          934                     1,895
Total assets, at book value                     20,230       19,477       19,343      19,204       19,196                    18,862
  Total assets, at valued assigned for the
     consolidation                                                                                                           28,989
  Total liabilities                              6,674        6,771        6,811       7,849        7,496                     7,242
  Limited partner's equity                      13,556       12,706       12,532      11,355       11,700                    11,620
CASH FLOW DATA:

Increase (decrease) in cash and
   equivalents, net                               (180)          47            1         190          (71)        (238)        (183)


Cash (used in) provided by operating
   activities                                      401         (673)         242          85         (268)        (575)        (116)


(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 2000, 1999, 1998

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 2000, the Partnership owns three properties, Sierra Westlakes, Sierra Southwest Pointe and 5850 San Felipe. The Partnership sold its interest in the Sierra Technology property on December 31, 1994. In addition, the Partnership holds a 30.17% interest in SMMP. SMMP owns an office building - Sierra Mira Mesa in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 2000 to year ended December 31, 1999.

Rental income increased approximately $453,000, or 19%, principally due to higher common area maintenance ("CAM") fees billed between years. CAM reconciliations for the year ended December 31, 1999 were performed during the year ended December 31, 2000. As such, CAM recoveries during the year ended December 31, 2000 included both the current and prior year. Further, CAM recovery revenue rose in 2000 as a result of an increase in operating expenses at the properties when compared to the prior year. The increase in rental income was also attributable to higher rental rates. The weighted-average effective annual rent per square foot, on an accrual basis, supports the increase from $11.82 to $11.97 at 5850 San Felipe and from $5.53 to $6.41 at Sierra Southwest Pointe in 2000. Rental rates at Sierra Westlakes remained unchanged. Occupancy at Sierra Southwest Pointe increased from 78% at December 31, 1999 to 81% at December 31, 2000. Occupancy at 5850 San Felipe and Sierra Westlakes remained comparable between the two years. At December 31, 2000, 5850 San Felipe was 97% occupied and Sierra Westlakes was 75% occupied.

Total operating expenses decreased approximately $1,008,000, or 27%, when compared to the prior year, primarily due to the settlement of a lawsuit against the Partnership in the prior year. As stipulated in the settlement agreement, not withstanding other terms and conditions, the Partnership agreed to pay the plaintiff's attorney fees of $1,000,000. These fees and other legal costs associated with the lawsuit were included in operating expenses for the year ended December 31, 1999. Further, the decrease in total operating expenses was also attributable to bad debt expense of approximately $76,000 recognized in the prior year. No such expense was recorded in 2000. The decrease in total operating expenses was partially offset by higher property taxes and insurance attributable to an increase in the assessed values of the Properties. The Partnership's share of income from its investment in SMMP decreased approximately $19,000, or 12%, in comparison to the prior year. This decrease was primarily due to a decrease in the Partnership's ownership interest in SMMP from 33.01% in 1999 to 30.17% in 2000.

Comparison of year ended December 31, 1999 to year ended December 31, 1998. Rental income increased approximately $59,000, or 3%, for the year ended December 31, 1999 when compared to the prior year, primarily due to an increase in rental rates at 5850 San Felipe and Sierra Southwest Pointe. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $11.36 to $11.82 at 5850 San Felipe and from $5.11 to $5.53 at Sierra Southwest Pointe in 1999. Rental rates at Sierra Westlakes remained unchanged. This increase was partially offset due a decrease in occupancy at Sierra Southwest Pointe from 94% at December 31, 1998 to 78% at December 31, 1999. Occupancy at 5850 San Felipe and Sierra Westlakes remained comparable between the two years.

Total operating expenses increased approximately $1,274,000, or 53%, in comparison to the prior year, principally due to the settlement of a lawsuit against the Partnership. As stipulated in the settlement agreement, not withstanding other terms and conditions, the Partnership agreed to pay the plaintiff's attorney fees of $1,000,000. These fees and other legal costs associated with the lawsuit were included in operating expenses for the year ended December 31, 1999. The increase in total operating expenses was also attributable to higher administrative costs and maintenance and repair expenses incurred during the year. In addition, a loan made to an affiliate in 1996 and a rent receivable balance from a former tenant was deemed uncollectible and subsequently written-off to bad debt expense in 1999. Further, property taxes rose primarily as a result of an increase in the assessed value of 5850 San Felipe and Sierra Southwest Pointe.

The Partnership's share of income (loss) from its investment in SMMP was approximately $160,000 for the year ended December 31, 1999 compared to approximately $(15,000) for the prior year. SMMP generated income for the years ended December 31, 1999 and 1998. The Partnership's loss from its investment in SMMP in the prior year was largely due to an adjustment of approximately $76,000 recorded in the first quarter of 1998 to correct an understatement of its share of unconsolidated joint venture loss in 1997.

Liquidity and Capital Resources:

In December 1999, a lawsuit was settled against the Partnership that provided for a complete release of the Partnership, general partners and all affiliates. The suit related to three loans made to affiliates, two by the Partnership and one by SMMP. As part of the material terms of the Settlement, S-P Properties, Inc. ("S-P"), the General

Partner of the Partnership, on or before December 31, 2000, would call and collect the two demand notes with balances of $1,073,460 and $5,336,584, respectively, at December 31, 2000 and a portion of the SMMP loan (the date of collection being referred to herein as the "Payment Date"). In the case of the SMMP loan, the amount due is equal to that percentage of the loan corresponding to the Partnership's interest in SMMP, which in any event is no less than thirty percent (30%). The loan proceeds received by the Partnership would be distributed on a per-unit basis to the limited partners and assignees of the Partnership of record as of the Payment Date ("See Legal Proceedings").

The Partnership also agreed to pay plaintiff's attorneys' fees of $1,000,000. In 2000, the Partnership paid scheduled Plaintiff's attorneys' fees of $500,000. The $500,000 balance was due December 31, 2000. As of March 30, 2001, S-P has not called and collected the notes and the Partnership has not satisfied its remaining legal fee obligation.

On February 21, 2001, the Plaintiff served S-P with a Notice of Default Election stating that the Plaintiff was declaring the Settlement null and void because of S-P's failure to collect various loans and distribute the proceeds no later than January 30, 2001 as required under the Settlement Agreement. The Notice of Default Election also stated the Plaintiff's intention to ask the court to put the case back on the active trial list. In addition, the Plaintiff filed a motion to file a supplemental complaint alleging new violations of the Partnership Agreement.

On March 16, 2001, the court granted the Plaintiff's motion to file the supplemental complaint. In the supplemental complaint, the Plaintiff has included new allegations alleging that after entering into the Settlement Agreement, S-P breached the Partnership Agreement by lending certain persons and entities over $500,000 by transferring these funds to certain executive officers of S-P or their alleged affiliates. The court also restored the case to the civil active list and set a further status conference for May 23, 2001 with the intention of setting a trial date for approximately three months thereafter.

S-P intends to file a demurrer to the supplemental complaint and otherwise vigorously defend the action.

The collection and distribution of the two demand notes held by the Partnership would result in a reduction of equity and notes receivable. The collection and distribution of the note receivable held by SMMP would ultimately result in a reduction in equity and investment in unconsolidated joint venture of approximately $809,000 (30% of SMMP's note receivable balance of $2,696,350). The Partnership used cash of approximately $268,000 from its operating activities and paid approximately $265,000 for property additions and lease costs in 2000. The Partnership also advanced an additional $1,102,000 on its trust deed note receivable in 2000. The Partnership's joint venture, SMMP, made net distributions of $1,507,000 to the Partnership to assist with these cash outlays.

The Partnership is in an illiquid position at December 31, 2000 with cash and billed rents of $690,000 and current liabilities of approximately $1,046,000, which includes accrued legal fees of $500,000.

The Partnership's primary capital requirement is the remaining legal obligation. Management anticipates fulfilling this obligation and settlement of the notes receivable upon the completion of the consolidation transaction discussed in
Item 1 (c.). However, there can be no assurance such transaction will be executed. Should the Partnership be unable to settle the note receivable, a principal shareholder of S-P has unconditionally guaranteed this payment. Other capital requirements principally will be for construction of new tenant space and debt obligations. It is anticipated that these requirements will be funded from the operation of the properties and distributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - MARCH 31, 2001 AND 2000.

OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Development Fund II's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q. The Partnership currently owns three properties; 5850 San Felipe, Sierra Westlakes, and Sierra Southwest Pointe. In addition, the Partnership holds a 19.68% interest in Sierra Mira Mesa Partners (SMMP).

RESULTS OF OPERATIONS

Rental income for three months ended March 31, 2001 increased by approximately $64,000, or 11%, when compared to the corresponding period in the prior year, primarily due to an increase in occupancy and rental rates. Occupancy at Sierra Southwest Pointe rose from 73% at March 31, 2000 to 89% at March 31, 2001. At 5850 San Felipe, occupancy decreased slightly from 100% to 97% between the same periods. Sierra Westlakes remained 75% occupied. The increase in rental income was also attributable to higher common area maintenance fee recovery revenue at 5850 San Felipe.

Interest income for the quarter ended March 31, 2001, rose by approximately $36,000, or 32%, in comparison to the same period in 2000, due to higher loan balances on notes receivable from affiliates.

Operating expenses for the three months ended March 31, 2001 increased by approximately $3,000, or 1%, when compared to the same period in the prior year. Utilities increased due to higher energy costs and property taxes rose as a result of increases in the assessed values of the properties. Further, rents deemed uncollectible at 5850 San Felipe and Sierra Southwest Pointe were written-off to bad debt expense. These increases were partially offset by a decrease in legal fees incurred during the quarter.

Depreciation and amortization expenses for the three months ended March 31, 2001 rose by approximately $6,000, or 3%, when compared to the corresponding period in the prior year, principally due to increased depreciation on additional tenant improvements associated with the increase in occupancy at Sierra Southwest Pointe.

The Partnership's share of unconsolidated joint venture (loss) income was approximately $(5,000) for the three months ended March 31, 2001, in comparison to $55,000 for the same period in the prior year. The loss incurred by SMMP was in large part due to an increase in utilities associated with higher energy costs, and as a result of the write-off of rents deemed uncollectible to bad debt expense. The loss was also attributable to its share of Sorrento II Partners' (SIIP) income. SIIP, which SMMP accounts for as an unconsolidated joint venture investment on the equity method, recorded a decrease in income primarily due to lower common area maintenance fees recovery revenue incurred during the quarter.

LIQUIDITY AND CAPITAL RESOURCES

In December 1999, a lawsuit was settled against the Partnership that provided for a complete release of the Partnership, general partners and all affiliates. The suit related to three loans made to affiliates, two by the Partnership and one by SMMP. As part of the material terms of the settlement agreement (Settlement), S-P Properties, Inc. (S-P), the general partner of the Partnership, on or before December 31, 2000, would call and collect the two demand notes with balances of $1,073,460 and $5,336,584, respectively, at March 31, 2001 and a portion of the SMMP loan (the date of collection being referred to herein as the "Payment Date"). In the case of the SMMP loan, the amount due is equal to that percentage of the loan corresponding to the Partnership's interest in SMMP, which in any event is no less than thirty percent (30%). The loan proceeds received by the Partnership would be distributed on a per-unit basis to the limited partners and assignees of the Partnership of record as of the Payment Date.

The Partnership also agreed to pay plaintiff's attorneys' fees of $1,000,000. In 2000, the Partnership paid scheduled plaintiff's attorneys' fees of $500,000. The $500,000 balance was due by December 31, 2000. As of May 14, 2001, S-P has not called and collected the notes and the Partnership has not satisfied its remaining legal fee obligation.

On February 21, 2001, the Plaintiff served S-P with a Notice of Default Election stating that the Plaintiff was declaring the Settlement null and void because of S-P's failure to collect various loans and distribute the proceeds no later than January 30, 2001 as required under the Settlement. The Notice of Default Election also stated the Plaintiff's intention to ask the court to put the case back on the active trial list. In addition, the Plaintiff filed a motion to file a supplemental complaint alleging new violations of the Partnership Agreement.

On March 16, 2001, the court granted the Plaintiff's motion to file the supplemental complaint. In the supplemental complaint, the Plaintiff has included new allegations alleging that after entering into the Settlement, S-P breached the Partnership Agreement by lending certain persons and entities over $500,000 by transferring these funds to certain executive officers of S-P or their alleged affiliates. The court also restored the case to the civil active list and set a further status conference for May 23, 2001 with the intention of setting a trial date for approximately three months thereafter.

S-P intends to file a demurrer to the supplemental complaint and otherwise vigorously defend the action. The collection and distribution of the two demand notes held by the Partnership will result in a reduction of equity and notes receivable.

The collection and distribution of the note receivable held by SMMP will ultimately result in a reduction in equity and investment in unconsolidated joint venture of approximately $809,000 (30% of SMMP's note receivable balance of $2,696,350).

The Partnership is in an illiquid position as of March 31, 2001 with cash and billed rents of approximately $471,000 and current liabilities of approximately $806,000, which includes the remaining legal obligation of $500,000.

The Partnership's primary capital requirement is the remaining legal obligation. Management anticipates fulfilling this obligation and settlement of the notes receivable upon the completion of the consolidation transaction discussed in
Note 5. However, there can be no assurance such transaction will be executed. Should the Partnership be unable to settle the notes receivable, a principal shareholder of S-P has unconditionally guaranteed their payment. Other capital requirements principally will be for construction of new tenant space and debt obligations. It is anticipated that these requirements will be funded from the operation of the properties and distributions from SMMP. During the three months ended March 31, 2001, SMMP made net distributions of approximately $86,000 to the Partnership.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2001.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Sierra Pacific Development Fund II


We have audited the accompanying consolidated balance sheet of Sierra Pacific Development Fund II, a California limited partnership, and subsidiary (the "Partnership") as of December 31, 2000 and the related consolidated statements of operations, changes in partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund II and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



/s/ARTHUR ANDERSEN LLP


Houston, Texas
March 26, 2001 (except with respect to the matter discussed in Note 10, as to which the date is April 19, 2001.)

                          INDEPENDENT AUDITORS' REPORT



To the Partners of Sierra Pacific Development Fund II


We have audited the accompanying consolidated balance sheet of Sierra Pacific Development Fund II and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999, and the related consolidated statements of operations, changes in partners' equity and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund II and subsidiary as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP



Houston, Texas
February 25, 2000

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999


                                                                  December 31      December 31
                                                                     2000             1999
                                                                 ------------     ------------

ASSETS
Cash and cash equivalents                                        $    190,205     $    260,963
Receivables:
     Note, net of deferred gain of $736,271 (Notes 3 and 4)         4,600,313        3,062,629
     Unbilled rent (Notes 1 and 4)                                    216,099          239,271
     Billed rent (Note 1)                                             499,487          140,211
     Due from affiliates (Note 3)                                   1,074,460        1,013,698
Income-producing properties - net of accumulated depreciation and valuation allowance of $4,353,177 and $3,728,719
     (Notes 1, 4 and 6)                                            10,027,772       10,590,651
Investment in unconsolidated joint venture (Notes 1 and 5)          1,653,025        3,023,177
Other assets - net of accumulated amortization
     of $514,075 and $393,674 (Notes 1, 2 and 3)                      934,311          873,728
                                                                 ------------     ------------
Total Assets                                                     $ 19,195,672     $ 19,204,328
                                                                 ============     ============

LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities (Notes 2 and 8)                    $  1,146,320     $  1,452,577
Notes payable (Note 6)                                              6,350,041        6,397,116
                                                                 ------------     ------------
Total Liabilities                                                   7,496,361        7,849,693
                                                                 ------------     ------------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)
Partners' equity (deficit) (Notes 1 and 7):
     General Partner                                                  (60,558)               0
     Limited Partners:
     Class A Limited Partners: 60,000 units authorized,
         56,674 issued and outstanding                              7,691,371        7,426,335

     Class B Limited Partners: 60,000 units authorized,
         29,979 issued and outstanding                              4,068,498        3,928,300
                                                                 ------------     ------------
Total Partners' equity                                             11,699,311       11,354,635
                                                                 ------------     ------------
Total Liabilities and Partners' equity                           $ 19,195,672     $ 19,204,328
                                                                 ============     ============



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2000, 1999 and 1998


                                                               2000           1999            1998
                                                           -----------    -----------     -----------
REVENUES:
  Rental income (Note 1)                                   $ 2,809,291    $ 2,356,436     $ 2,297,908
  Interest income (Note 3)                                     498,264        409,717         375,420

                       Total revenues                        3,307,555      2,766,153       2,673,328
                                                           -----------    -----------     -----------

EXPENSES:
  Operating expenses:
    Depreciation and amortization                              895,231        869,457         890,846
    Property taxes and insurance                               453,345        372,696         343,864
    Administrative fees (Note 3)                               246,561        283,875         244,116
    Maintenance and repairs                                    327,100        328,528         293,874
    Utilities                                                  235,669        204,376         215,449
    Management fees (Note 3)                                   133,141        112,161         118,976
    Legal and accounting (Note 8)                              168,634      1,227,643         130,252
    General and administrative                                  64,731         59,304          36,549
    Salaries expense                                            36,000         36,000          36,000
    Renting expenses                                            29,523         17,179          13,761
    Bad debt expense                                                 0         76,021               0
    Other operating expenses                                    68,278         79,139          69,151
                                                           -----------    -----------     -----------
             Total operating expenses                        2,658,213      3,666,379       2,392,838
Interest                                                       446,167        437,352         439,499
                                                           -----------    -----------     -----------
                       Total expenses                        3,104,380      4,103,731       2,832,337
                                                           -----------    -----------     -----------
INCOME (LOSS) BEFORE PARTNERSHIP'S SHARE
   OF UNCONSOLIDATED JOINT VENTURE
   INCOME (LOSS)                                               203,175     (1,337,578)       (159,009)
                                                           -----------    -----------     -----------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
   JOINT VENTURE INCOME (LOSS) (Note 5)                        141,501        160,324         (14,912)
                                                           -----------    -----------     -----------
NET INCOME (LOSS)                                          $   344,676    $(1,177,254)    $  (173,921)
                                                           ===========    ===========     ===========

Net income (loss) per limited partnership unit (Note 1)    $      3.94    $    (13.59)    $     (2.01)
                                                           ===========    ===========     ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 2000, 1999 and 1998


                                                  Limited Partners                                                      Total
                                    ----------------------------------------------                   General          Partners'
                                      Class A          Class B           Total        Per Unit       Partner            Equity
                                    ------------     ------------     ------------    --------     ------------     ------------

Partners' equity -
  January 1, 1998                   $  8,310,049     $  4,395,761     $ 12,705,810     $146.63     $          0     $ 12,705,810
Net loss                                (113,750)         (60,171)        (173,921)      (2.01)                         (173,921)
                                    ------------     ------------     ------------     -------     ------------     ------------

Partners' equity -
   December 31, 1998                   8,196,299        4,335,590       12,531,889      144.62                0       12,531,889
Net loss                                (769,964)        (407,290)      (1,177,254)     (13.59)                       (1,177,254)
                                    ------------     ------------     ------------     -------     ------------     ------------

Partners' equity -
  December 31, 1999                    7,426,335        3,928,300       11,354,635      131.03                0       11,354,635
  Transfer among general partner
    and limited partners                  41,861           22,144           64,005        0.74          (64,005)               0
Net income                               223,175          118,054          341,229        3.94            3,447          344,676
                                    ------------     ------------     ------------     -------     ------------     ------------

Partners' equity (deficit) -
   December 31, 2000                $  7,691,371     $  4,068,498     $ 11,759,869     $135.71     $    (60,558)    $ 11,699,311
                                    ============     ============     ============     =======     ============     ============


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2000, 1999 and 1998

                                                                 2000            1999            1998
                                                             -----------     -----------     -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                          $   344,676     $(1,177,254)    $  (173,921)
  Adjustments to reconcile net income (loss) to cash
  (used in) provided by operating activities:
    Depreciation and amortization                                895,231         869,457         890,846
    Undistributed (income) loss of unconsolidated
      joint venture                                             (141,501)       (160,324)         14,912
    Bad debt expense                                                   0          76,021               0
    Increase in rent receivable                                 (336,104)        (64,370)           (437)
    Increase in other receivables                               (496,860)       (324,739)       (343,229)
    Increase in other assets                                    (227,616)         (6,618)       (212,500)
    (Decrease) increase in accrued and other liabilities        (306,257)        872,756          65,831
                                                             -----------     -----------     -----------
    Net cash (used in) provided by operating activities         (268,431)         84,929         241,502
                                                             -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                               (176,681)       (387,242)       (416,813)
  Proceeds from insurance company                                 16,220               0               0
  Loan to affiliate of the general partner                    (1,101,586)              0               0
  Capital contributions to unconsolidated joint venture         (119,678)        (44,000)         (8,490)
  Distributions from unconsolidated joint venture              1,626,473         370,184         211,490
                                                             -----------     -----------     -----------
  Net cash provided by (used in) investing activities            244,748         (61,058)       (213,813)
                                                             -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable secured by property                       0       1,500,000               0
  Principal payments on notes payable                            (47,075)     (1,334,088)        (26,299)
                                                             -----------     -----------     -----------
      Net cash (used in) provided by financing activities        (47,075)        165,912         (26,299)
                                                             -----------     -----------     -----------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                                    (70,758)        189,783           1,390
CASH AND CASH EQUIVALENTS - Beginning of year                    260,963          71,180          69,790
                                                             -----------     -----------     -----------
CASH AND CASH EQUIVALENTS - End of  year                     $   190,205     $   260,963     $    71,180
                                                             ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for real estate taxes            $   223,178     $   270,074     $   139,638
                                                             ===========     ===========     ===========
  Cash paid during the year for interest                     $   435,032     $   437,352     $   443,823
                                                             ===========     ===========     ===========

In 2000, 1999 and 1998, interest receivable of $496,860, $347,222 and $373,078, respectively, was added to the principal balance of the related notes receivable from affiliates. These transactions are noncash items not reflected in the above statements of cash flows.


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund II (the "Partnership") was organized on April 29, 1983 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate commercial and industrial real properties. S-P Properties, Inc. ("S-P") is the General Partner and manager of the Partnership.

The Partnership's activities have involved the ownership and operation of four real estate projects in Texas: Sierra Technology Center in Austin, Texas; Sierra Westlakes in San Antonio, Texas; Sierra Southwest Pointe in Houston, Texas; and 5850 San Felipe in Houston, Texas.

In December 1997, Sierra Southwest Pointe LLC ("SSPLLC") was formed with the Partnership being the sole member. This company was formed solely to engage in the following activities: a) to acquire from Sierra Pacific Development Fund II the property known as Sierra Southwest Pointe, b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property,
c) to exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth. Title to the Sierra Southwest Pointe property was transferred from the Partnership to SSPLLC. The accounts of SSPLLC are consolidated into the financial statements of the Partnership since the date of formation and all significant intercompany transactions are eliminated in consolidation. All entities in which the Partnership has a controlling equity interest are consolidated in the financial statements.

In December 1994, the Partnership sold Sierra Technology Center for $6,000,000. The sale proceeds were received in cash, a note receivable from the buyer, and equity in the 5850 San Felipe property.

In 1985 Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed between the Partnership and Sierra Pacific Pension Investors '84 (SPPI'84). SMMP was initially created to develop and operate the office building known as Sierra Mira Mesa in San Diego, California. The Partnership's initial ownership interest in SMMP was 51%; the remaining 49% was owned by SPPI'84. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio on January 1, each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1998, 1999 and 2000 was 33.74%, 33.01% and 30.17%, respectively, for the Partnership and 66.26%, 66.99% and 69.83%, respectively, for SPPI'84. During 2000, SMMP made net distributions of $1,506,795 to the Partnership and $563,993 to SPPI'84. Accordingly on January 1, 2001, the sharing ratio will be decreased to

19.68% for the Partnership and increased to 80.32% for SPPI'84 to reflect the 2000 contributions and distributions.

As of December 31, 2000 SMMP also holds an 83.24% interest in Sorrento I Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1993), a 43.92% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in
1993), a 5.08% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.36% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with accounting principles generally accepted in the United States. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

Fair Value of Financial Instruments

The financial instruments of the Partnership at December 31, 2000 and 1999 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the estimated fair value of the notes payable, based on market rates at December 31, 2000, is $6,013,000. Management does not estimate the fair value of the amounts due from affiliates due to the related party nature of this receivable.

Income-Producing Properties

Property is carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements are carried at cost and depreciated on the straight-line method over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

Prior to 1995, the Partnership assessed impairment of income-producing properties based upon appraised values and established provisions for impairment where appraisals indicated other than temporary declines in value. Effective January 1, 1995, the Partnership implemented Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with the Statement. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. Impairments totaling $450,000 were recognized prior to 1995 as appraisals indicated other than temporary declines in value. No such impairments have been recognized by the Partnership since 1995.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 2000. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore, actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

The Partnership periodically reviews its outstanding receivables for uncollectibility and provides a provision for bad debts for those accounts it believes it may not collect in full.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 56,674 Class A and 29,979 Class B, the number of limited partnership units outstanding for all periods presented.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 2000 and 1999 is as follows:


                                                                 2000          1999
                                                              ----------    ----------
Other assets:
   Prepaid expenses                                           $   38,854    $   21,203
   Deferred loan costs, net of accumulated amortization
     of $60,996 in 2000 and $41,467 in 1999                      133,638       153,167
   Deferred leasing costs, net of accumulated amortization
     of $453,079 in 2000 and $352,207 in 1999                    451,552       511,143
   Tax and insurance impounds                                    213,264       155,388
   Tenant improvements reserves                                   87,003        22,827
   Deposits                                                       10,000        10,000
                                                              ----------    ----------
                                                              $  934,311    $  873,728
                                                              ==========    ==========

Accrued and other liabilities:
   Accounts payable                                           $  141,048    $  115,967
   Security deposits                                             100,453        90,974
   Accrued expenses                                              377,914       233,136
   Unearned rental income                                          3,770             0
   Interest payable                                               23,135        12,500
   Accrued legal liability                                       500,000     1,000,000
                                                              ----------    ----------
                                                              $1,146,320    $1,452,577
                                                              ==========    ==========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

Affiliates of the General Partner may receive a monthly management fee totaling 5% of the gross rental income collected from the properties. Management fees paid to affiliates for the years ended December 31, 2000, 1999 and 1998 were $133,141, $112,161 and $118,976, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $266,043, $292,790 and $252,201 for such services for the years ended December 31, 2000, 1999 and 1998, respectively. The Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 2000, 1999 and 1998 the affiliate received $0, $0 and $16,754, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, affiliates of the General Partner are paid initial leasing costs. For the years ended December 31, 2000, 1999 and 1998 affiliates were paid $75,182, $53,746 and $49,811, respectively. These payments were recorded as deferred leasing costs.

Sierra Pacific Development Fund II and subsidiary

During 1993, the Partnership loaned funds to a former affiliate of the General Partner in the form of demand notes. Interest was paid at rates approximately 100 basis points above certificate of deposit rates established by major commercial banks. The loans reached a maximum of $1,100,000. The loans were reduced to $812,000 at December 31, 1994 and the interest rate was fixed at 6%. In 2000, 1999 and 1998, interest receivable of $60,762, $57,322 and $54,078 was added to the principal balance of the note. Interest income of $60,762, $57,322 and $54,078 was recognized in 2000, 1999, and 1998, respectively, related to this note. The balance outstanding at December 31, 2000 was $1,073,460. The note is guaranteed by the owners of CGS Real Estate Company, Inc. (See Note 8).

Two affiliates of the General Partner lease a total of 22,841 square feet of 5850 San Felipe, a property of the Partnership. The terms of the leases are consistent with the current market conditions for office space in the area of the property. During the years ended December 31, 2000, 1999, and 1998, the Partnership recognized rental income of $215,051, $219,760, and $219,760, respectively, related to these leases.

As further described in Note 4, in 1994 the Partnership sold a property to an affiliate of the General Partner for cash of $3,100,000 and a $2,900,000 trust deed note. The original note called for monthly interest only payments and bore interest of 10% per annum until December 1997, when the entire indebtedness was due in full. In each of the three years ended December 31, 2000, maturity has been extended for additional one-year terms. In 2000, 1999 and 1998, interest receivable of $436,098, $289,900 and $319,000, respectively, was added to the principal balance of the note. In 2000, the Partnership funded an additional $1,101,586. This amount was added to the principal balance of the note. All other terms of the original note remained unchanged. The Partnership recognized interest income of $436,098, $350,900 and $319,000 related to the note during 2000, 1999 and 1998, respectively. The December 31, 2000 principal balance was $5,336,584. The note is secured by a second lien on the property and management believes the collateral combined with the guarantee from a major shareholder has sufficient value to recover the Partnership's net investment in the note after satisfaction of the first lien holder (See Note 8).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $50,083. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

4. INCOME-PRODUCING PROPERTIES

At December 31, 2000 and 1999 the total cost and accumulated depreciation of the properties are as follows:


                                                  2000                 1999
                                              ------------         ------------

Land                                          $  4,263,746         $  4,263,746
Building and improvements                       10,117,203           10,055,624
                                              ------------         ------------
   Total                                        14,380,949           14,319,370

Accumulated depreciation                        (3,903,177)          (3,278,719)
Valuation allowance                               (450,000)            (450,000)
                                              ------------         ------------
     Net                                      $ 10,027,772         $ 10,590,651
                                              ============         ============

During 2000 and 1999, the Partnership removed $98,882 and $84,834, respectively, from its buildings and improvements and related accumulated depreciation accounts for fully depreciated property.

On December 30, 1994, the Sierra Technology Center property, with a historical cost basis of $3,849,228, was sold for $6,000,000 ($3,100,000 cash down-payment and $2,900,000 trust deed note) to an affiliate of Finance Factors, Inc. In a related transaction, on December 30, 1994, the Partnership purchased 5850 San Felipe, an office building in Houston, Texas for $5,000,000 from an affiliate of Finance Factors, Inc. The Partnership paid $973,713 as cash down-payment and assumed a first trust deed note with a balance of $4,026,287. In accordance with Emerging Issues Task Force No. 87-29, "Exchange of Real Estate Involving Boot", the fair value of the assets and liabilities transferred in the two transactions was allocated between a monetary and a non-monetary component. Accordingly, the historical cost of the San Felipe building was reduced by $243,068, representing the non-monetary portion of the gain on sale of the Sierra Technology Center. The monetary portion of the gain on sale was recorded in accordance with Statement of Financial Accounting Standards No. 66 "Accounting For Sales of Real Estate" using the installment method and the Partnership recorded a gain of $539,835 (net of selling costs and unamortized loan fees and lease costs). A deferred gain of $736,271 will be recognized as principal payments on the trust deed note are received.

Future minimum base rental income, under the existing operating leases for the properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                 Straight-line          Cash
Year Ending December 31,             Basis              Basis
                                 -------------       ----------

   2001                           $1,977,881         $2,021,543
   2002                            1,615,746          1,657,612
   2003                            1,040,701          1,088,977
   2004                              823,906            864,733
   2005                              618,367            619,823
Thereafter                         1,362,926          1,402,938
                                  ----------         ----------

Total                             $7,439,527         $7,655,626
                                  ==========         ==========

Sears, Roebuck and Company generated rental revenues of 18% and 15%, respectively, during the years ended December 31, 1999 and 2000.

5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between the Partnership and Sierra Pacific Pension Investors '84, an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and was 100% leased at December 31, 2000. At December 31, 2000 the Partnership's interest in SMMP was 30.17%; the remaining 69.83% interest was owned by Sierra Pacific Pension Investors '84.

The Partnership's investment in SMMP as of December 31, 2000 and 1999 is comprised of the following:

                                               2000              1999
                                            ----------        ----------

Equity interest                             $1,512,205        $2,877,499
Other investment fees, less accum-
   ulated amortization of
   $68,017 and $63,160
   in 2000 and 1999, respec-
   tively                                   $  140,820        $  145,678
                                            ----------        ----------

Investment in unconsolidated
   joint venture                            $1,653,025        $3,023,177
                                            ==========        ==========

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership for the years ended December 31, 2000 and 1999. The condensed balance sheets at December 31, 2000 and 1999, and the condensed statements of operations for the years ended December 31, 2000, 1999 and 1998 for SMMP are as follows:

                      Condensed Consolidated Balance Sheets

                                                   December 31,      December 31,
                                                       2000             1999
                                                   ------------     ------------
Assets

Cash and cash equivalents                          $     51,660     $    319,400
Rent receivable                                         932,011        1,198,515
Due from affiliates                                   2,696,350        2,451,227
Income-producing property,
  net of accumulated depreciation                     8,346,471        8,723,396

Investment in unconsolidated
  joint ventures                                      1,295,403        2,526,875
Other assets, net of accumulated
  amortization                                          787,724          793,658
                                                   ------------     ------------

Total Assets                                       $ 14,109,619     $ 16,013,071
                                                   ============     ============

Liabilities and General Partners' Equity

Accrued and other liabilities                      $    104,558     $    101,104
Notes payable                                         5,890,607        6,179,038
                                                   ------------     ------------

Total Liabilities                                     5,995,165        6,280,142
                                                   ------------     ------------

Minority interest in joint venture                     (357,312)        (340,614)
                                                   ------------     ------------

General Partners' equity                              8,471,766       10,073,543
                                                   ------------     ------------

Total Liabilities and General Partners'
  equity                                           $ 14,109,619     $ 16,013,071
                                                   ============     ============

                Condensed Consolidated Statements of Operations

                                                   For the Year Ended December 31,
                                                 2000           1999            1998
                                             -----------    -----------     -----------
Revenues:
 Rental income                               $ 2,151,930    $ 2,126,106     $ 1,883,630
 Other income                                    249,827        224,308         205,781
                                             -----------    -----------     -----------
      Total revenues                           2,401,757      2,350,414       2,089,411
                                             -----------    -----------     -----------

Expenses:
 Operating expenses                              936,177        800,654         754,978
 Depreciation and amortization                   571,117        587,070         581,956
 Interest                                        485,730        450,177         438,711
                                             -----------    -----------     -----------

      Total expenses                           1,993,024      1,837,901       1,775,645
                                             -----------    -----------     -----------

Income before Partnership's
  share of unconsolidated joint
  venture income (losses)                        408,733        512,513         313,766

Partnership's share of unconsolidated
  joint venture income (losses)                   43,580        (36,405)       (131,897)
                                             -----------    -----------     -----------

Income before minority interest's
  share of consolidated joint venture
  loss (income)                                  452,313        476,108         181,869
                                             -----------    -----------     -----------

Minority interest's share of consolidated
  joint venture loss (income)                     16,698          7,618            (787)
                                             -----------    -----------     -----------

Net income                                   $   469,011    $   483,726     $   181,082
                                             ===========    ===========     ===========

As of December 31, 2000, SMMP also holds a 43.92% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 5.08% interest in Sierra Creekside Partners ("SCP"), (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.36% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994). Under the terms of the SCP joint venture agreement, SMMP would be obligated to contribute any negative balance outstanding in its capital account upon liquidation of the partnership. Such balance was $2,540,963 and $128,513 at December 31, 2000 and 1999, respectively.

SMMP has a note receivable from an affiliate of S-P with a principal balance outstanding at December 31, 2000 of $2,696,350. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. ("CGS") The note receivable was involved in a lawsuit in which the Partnership was the defendant. In connection with the settlement of the lawsuit by the Partnership, SMMP would call a portion of the note receivable. The portion called would be that percentage of the loan that is equal to the Partnership's ownership interest in SMMP, in any event no less than 30%. Such funds would have been distributed to the Partnership in accordance with the lawsuit settlement. As of March 26, 2001, the note has not been called, the settlement has been declared null and void, and a supplemental complaint alleging new allegations has been filed. (See further discussion at note 8).

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:

                       Condensed Combined Balance Sheets

                                            December 31,   December 31,
                                                2000           1999
                                            -----------    -----------
Assets

Cash and cash equivalents                   $    53,567    $   272,657
Rent receivable                                 449,743        588,742
Income-producing property,
  net of accumulated depreciation             7,831,381      8,109,927
Other assets, net of accumulated
  amortization                                  538,029      1,897,050
                                            -----------    -----------

Total Assets                                $ 8,872,720    $10,868,376
                                            ===========    ===========

Liabilities and General Partners' Equity

Accrued and other liabilities               $   215,570    $   350,272
Note payable                                  4,025,544      1,673,186
                                            -----------    -----------

Total Liabilities                             4,241,114      2,023,458
                                            -----------    -----------

Ground lessors' equity in
   income-producing property                          0      3,000,000
                                            -----------    -----------

General Partners' equity                      4,631,606      5,844,918
                                            -----------    -----------

Total Liabilities and General Partners'
   equity                                   $ 8,872,720    $10,868,376
                                            ===========    ===========

                   Condensed Combined Statements of Operations

                                                 For the Year Ended December 31,
                                              2000            1999            1998
                                           -----------     -----------     -----------
Revenues:
 Rental income                             $ 2,363,463     $ 2,112,254     $ 1,734,403
 Interest income                                11,218          34,540               0

 Other income                                        0          15,151          93,668
                                           -----------     -----------     -----------
      Total revenues                         2,374,681       2,161,945       1,828,071
                                           -----------     -----------     -----------
Expenses:
 Operating expenses                          1,048,507       1,407,262       1,302,968
 Depreciation and amortization                 857,613         779,142         829,081
 Interest                                      360,801         152,563         156,636
                                           -----------     -----------     -----------

      Total expenses                         2,266,921       2,338,967       2,288,685
                                           -----------     -----------     -----------

Income (loss) before extraordinary loss        107,760        (177,022)       (460,614)

Extraordinary loss from write-off of
 deferred loan costs                           (46,020)              0               0
                                           -----------     -----------     -----------

Net income (loss)                          $    61,740     $  (177,022)    $  (460,614)
                                           ===========     ===========     ===========

Reference is made to the audited financial statements of Sierra Mira Mesa Partners included herein.

6. NOTES PAYABLE

At December 31, 2000 and 1999, notes payable consisted of the following:

                                                                   2000          1999
                                                                ----------    ----------
Mortgage note payable, due in monthly interest only payments at 5%, collateralized by certain land and buildings. This
note matures in April 2004                                       3,000,000     3,000,000

Mortgage note payable, due in monthly installments with
interest at 9%, collateralized by certain land and
buildings. This note matures in March 2006                       1,870,972     1,902,438

Mortgage note payable, due in monthly installments with
interest at 8.35%, collateralized by certain land and
buildings. This note matures in September 2009                   1,479,069     1,494,678
                                                                ----------    ----------

                                                                $6,350,041    $6,397,116
                                                                ==========    ==========

Annual maturities of notes payable as of December 31, 2000, are: $50,056 in 2001; $57,632 in 2002; $62,921 in 2003; $3,068,346 in 2004; $74,970 in 2005; and
$3,036,116 thereafter.

7. PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 56,674 Class A and 29,979 Class B.

Partners' equity accounts have been adjusted to reflect an allocation of cumulative net loss to the partners in accordance with the agreement of limited partnership. This agreement provides that 99% of operating income, gains, losses, deductions and credits of the Partnership shall be allocated among the Limited Partners and 1% shall be allocated to the General Partner.

Prior year balances have not been adjusted because management does not believe that the effects of these adjustments are significant to the prior year partners' equity balances.

Upon any sale, refinancing or other disposition of the Partnership's real properties, allocations and distributions are made after each Limited Partner has received 100% of his Adjusted Capital Contributions plus a 15% per annum cumulative return on such invested capital. Any remaining proceeds shall be distributed 85% to the Limited Partners and 15% to the General Partner. Distributions of the remaining proceeds to the Limited Partners shall be made in a manner such that Limited Partners holding Class A Units shall receive distributions 15% greater than the distributions received by the holders of Class B Units.

8. COMMITMENTS AND CONTINGENT LIABILITIES

In November 1995, a limited partner of the Partnership, on their own behalf and on behalf of all others similarly situated, filed a lawsuit against S-P Properties, Inc., ("S-P"), the General Partner of the Partnership, among others, in the Superior Court of the State of California, County of Los Angeles (the "Court"). This suit alleged breach of fiduciary duty and breach of contract. The Plaintiff's claims relate to three loans made to affiliates, two by the Partnership and one by SMMP, which were allegedly improper or made below market rates. The Plaintiffs were seeking unspecified compensatory and punitive damages and removal of the General Partner.

In September 1997, the Court denied the Plaintiff's motion for class certification, but granted the Plaintiff leave to file an amended complaint. The Partnership demurred to all class action allegations in the amended complaint. The Court granted the demurred without leave to amend, thereby reducing the Plaintiff's allegations to a derivative suit.

In December 1999, as a compromise to all claims asserted in what became a derivative action on behalf of the Partnership, the parties agreed to enter into a Mutual Compromise and Settlement ("the Settlement"). The Settlement provides for a complete release of the Partnership, general partners and all affiliates. As part of the material terms of the Settlement, S-P as the general partner of the Partnership, on or before December 31, 2000, would call and collect the two demand notes with balances of $1,073,460 and $5,336,584, respectively, at December 31, 2000 and a portion of the SMMP loan (the date of collection being referred to herein as the "Payment Date"). In the case of the SMMP loan, the amount due being that percentage of the loan that is equal to the Partnership's interest in SMMP, and in any event no less than thirty percent (30%). The loan proceeds received by the Partnership, totaling approximately $7,200,000, would be distributed on a per-unit basis to the limited partners and assignees of the Partnership of record within 30 days of the Payment Date. The Partnership would pay Plaintiff's attorneys' fees of $1,000,000. The Plaintiff, on behalf of the Partnership, would dismiss the entire action with prejudice. The court approved the Settlement on February 9, 2000.

In 2000, the Partnership paid scheduled Plaintiff's attorneys' fees of $500,000. The $500,000 balance was due December 31, 2000. As of March 30, 2001, S-P has not called and collected the notes and the Partnership has not satisfied its remaining legal fee obligation. The $500,000 legal fee obligation is included in accrued and other liabilities on the balance sheet at December 31, 2000.

On February 21, 2001, the Plaintiff served S-P with a Notice of Default Election stating that the Plaintiff was declaring the Settlement null and void because of S-P's failure to collect various loans and distribute the proceeds no later than January 30, 2001 as required under the Settlement Agreement. The Notice of Default Election also stated the Plaintiff's intention to ask the court to put the case back on the active trial list. In addition, the Plaintiff filed a motion to file a supplemental complaint alleging new violations of the Partnership Agreement.

On March 16, 2001, the court granted the Plaintiff's motion to file the supplemental complaint. In the supplemental complaint, the Plaintiff has included new allegations alleging that after entering into the Settlement Agreement, S-P breached the Partnership Agreement by lending certain persons and entities over $500,000 by transferring these funds to certain executive officers of S-P or their alleged affiliates. The court also restored the case to the civil active list and set a further status conference for May 23, 2001 with the intention of setting a trial date for approximately three months thereafter.

S-P intends to file a demurrer to the supplemental complaint and otherwise vigorously defend the action.

Management anticipates settlement of the notes receivable upon the completion of the consolidation transaction (See Note 9). However, there can be no assurance such transaction will be executed. Should the partnerships be unable to settle the notes receivable subject to the litigation, a principal shareholder of S-P has unconditionally guaranteed their payment.

S-P has denied and continues to deny that it has committed any violations of law, and states that it has entered into the Settlement solely to eliminate the burden and expense of further litigation. Management believes the ultimate outcome of this litigation will not have a material adverse effect on the Partnership.

9. PENDING TRANSACTION

CGS is continuing the development of a plan which will combine the Partnership's properties with the properties of other real estate partnerships managed by CGS and its affiliates ("the Transaction"). These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would qualify as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange. The Transaction is subject to the approval of the limited partners of the partnerships. ASR filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission. The Registration Statement was amended February 14, 2001.

10. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of CGS and other affiliates were issued. The independent public accountants' report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the effect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
        CONSOLIDATED BALANCE SHEETS MARCH 31, 2001 AND DECEMBER 31, 2000

                                                    (unaudited)
                                                 March 31, 2001  December 31, 2000
                                                 --------------  -----------------
ASSETS

Cash and cash equivalents                         $      7,140     $    190,205
Receivables:
   Note, net of deferred gain of $736,271            4,683,742        4,600,313
   Unbilled rent                                       209,145          216,099
   Billed rent                                         463,973          499,487
   Due from affiliates                               1,074,460        1,074,460
   Interest                                            150,213                0
Income-producing properties - net of
   accumulated depreciation and valuation
   allowance of $4,475,581 and $4,353,177,
   respectively                                      9,891,789       10,027,772
Investment in unconsolidated joint venture           1,560,598        1,653,025
Other assets - net of accumulated amortization
   of $466,345 and $514,075, respectively              820,934          934,311
                                                  ------------     ------------
Total Assets                                      $ 18,861,994     $ 19,195,672
                                                  ============     ============

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities                     $    906,865     $  1,146,320
Notes payable                                        6,335,465        6,350,041
                                                  ------------     ------------
Total Liabilities                                    7,242,330        7,496,361
                                                  ------------     ------------
Partners' equity (deficit

   General Partner                                     (61,272)         (60,558)
   Limited Partners:
       Class A Limited Partners:
          60,000 units authorized,
          56,634 issued and outstanding              7,636,893        7,691,371
       Class B Limited Partners:
          60,000 units authorized,
          29,979 issued and outstanding              4,044,043        4,068,498
                                                  ------------     ------------
Total Partners' equity                              11,619,664       11,699,311
                                                  ------------     ------------
Total Liabilities and Partners' equity            $ 18,861,994     $ 19,195,672
                                                  ============     ============


SEE ACCOMPANYING NOTES

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                                                       2001              2000
                                                    (Unaudited)      (Unaudited)
                                                    -----------      -----------
REVENUES:

Rental income                                        $ 631,336        $ 567,727
Interest income                                        150,800          114,371
                                                     ---------        ---------
Total revenues                                         782,136          682,098
                                                     ---------        ---------
EXPENSES:

Operating expenses                                     514,023          511,105
Depreciation and amortization                          224,120          217,826
Interest                                               110,349          111,766
                                                     ---------        ---------
Total costs and expenses                               848,492          840,697
                                                     ---------        ---------
LOSS BEFORE PARTNERSHIP'S SHARE
OF UNCONSOLIDATED JOINT VENTURE
(LOSS) INCOME                                          (66,356)        (158,599)
                                                     ---------        ---------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
JOINT VENTURE
(LOSS) INCOME                                           (5,011)          55,011
                                                     ---------        ---------
NET LOSS                                             $ (71,367)       $(103,588)
                                                     =========        =========
Net loss per limited partnership unit                $   (0.82)       $   (1.18)
                                                     =========        =========


SEE ACCOMPANYING NOTES

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                       CONSOLIDATED STATEMENTS OF CHANGES
            IN PARTNERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 2000
                  AND FOR THE THREE MONTHS ENDED MARCH 31, 2001


                                                          Limited Partners                                                Total
                                                  -----------------------------                        General          Partners'
                                     Per Unit       Class A          Class B           Total           Partner           Equity
                                     --------     ------------     ------------     ------------     ------------     ------------
Proceeds from sale of
partnership units                     $250.00     $ 14,392,000     $  7,579,000     $ 21,971,000                      $ 21,971,000
Underwriting commissions
and other organization expenses        (33.68)      (1,939,045)      (1,021,124)      (2,960,169)                       (2,960,169)
Repurchase of 1,231 partnership
units                                    0.06         (177,934)         (66,167)        (244,101)                         (244,101)
Cumulative net (loss) income
(to December 31, 1999)                 (20.55)      (1,163,641)        (616,129)      (1,779,770)    $     46,674       (1,733,096)
Cumulative distributions
(to December 31, 1999)                 (64.80)      (3,685,045)      (1,947,280)      (5,632,325)         (46,674)      (5,678,999)
                                      -------     ------------     ------------     ------------     ------------     ------------
Partners' equity - January 1, 2000     131.03        7,426,335        3,928,300       11,354,635                0       11,354,635
Transfer among general partner
and limited partners                     0.74           41,861           22,144           64,005          (64,005)               0
Net income                               3.94          223,175          118,054          341,229            3,447          344,676
                                      -------     ------------     ------------     ------------     ------------     ------------
Partners' equity (deficit) -
December 31, 2000 (audited)            135.71        7,691,371        4,068,498       11,759,869          (60,558)      11,699,311
Repurchase of 40 partnership units      (0.02)          (8,280)                           (8,280)                           (8,280)
Net loss (unaudited)                    (0.82)         (46,198)         (24,455)         (70,653)            (714)         (71,367)
                                      -------     ------------     ------------     ------------     ------------     ------------
Partners' equity (deficit) -
March 31, 2001 (unaudited)            $134.87     $  7,636,893     $  4,044,043     $ 11,680,936     $    (61,272)    $ 11,619,664
                                      =======     ============     ============     ============     ============     ============


SEE ACCOMPANYING NOTES

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                                                           2001          2000
                                                       (Unaudited)   (Unaudited)
                                                       -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                $ (71,367)    $(103,588)
Adjustments to reconcile net loss
to cash used in operating activities:
Depreciation and amortization                             224,120       217,826
Partnership's share of unconsolidated
joint venture loss (income)                                 5,011       (55,011)
Decrease in rent receivable                                42,468        29,851
Increase in interest receivable                          (150,213)     (114,176)
Decrease in other assets                                   73,206        44,169
Decrease in accrued and other liabilities                (239,455)     (594,544)
                                                        ---------     ---------
Net cash used in operating activities                    (116,230)     (575,473)
                                                        ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to affiliate of the general partner                  (83,429)     (403,924)
Payments for property additions                           (46,746)      (58,318)
                                                        ---------     ---------
Net cash used in investing activities                    (130,175)     (462,242)
                                                        ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of partnership units                            (8,280)            0
Principal payments on notes payable                       (14,576)      (11,868)
Contributions to unconsolidated joint venture             (33,000)            0
Distributions from unconsolidated joint venture           119,196       811,773
                                                        ---------     ---------
Net cash provided by financing activities                  63,340       799,905
                                                        ---------     ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS                (183,065)     (237,810)
CASH AND CASH EQUIVALENTS - Beginning of period           190,205       260,963
                                                        ---------     ---------
CASH AND CASH EQUIVALENTS - End of period               $   7,140     $  23,153
                                                        =========     =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for property taxes          $ 369,787     $ 223,178
                                                        =========     =========
Cash paid during the period for interest                $ 120,984     $ 111,766
                                                        =========     =========


SEE ACCOMPANYING NOTES

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1. BASIS OF FINANCIAL STATEMENTS In the opinion of Sierra Pacific Development Fund II's (the Partnership) management, these unaudited consolidated financial statements reflect all adjustments necessary for a fair presentation of financial position on March 31, 2001 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. The financial statements include the accounts of Sierra Southwest Pointe LLC, a wholly-owned subsidiary. All significant intercompany balances are eliminated in consolidation. The Partnership consolidates all entities in which it has a controlling equity interest. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 2000.

2. RELATED PARTY TRANSACTIONS

Included in the financial statements for the three months ended March 31, 2001 and 2000 are affiliate transactions as follows:

                                               March 31
                                        ----------------------
                                          2001           2000
                                        -------        -------
Management fees                         $33,247        $29,800
Administrative fees                      68,045         69,864
Leasing fees                              6,643         18,141

3. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE Sierra Mira Mesa Partners (SMMP) was formed in 1985 between the Partnership and Sierra Pacific Pension Investors '84 (SPPI'84), an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building located in San Diego, California. The Partnership's initial ownership interest in SMMP was 51%; the remaining 49% was owned by SPPI'84. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. As of March 31, 2001 the Partnership's interest in SMMP is 19.68%; the remaining 80.32% interest is owned by SPPI'84.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority-owned California general partnership. Summarized income statement information for SMMP for the three months ended March 31, 2001 and 2000 is as follows:

                                               March 31
                                        -----------------------
                                          2001           2000
                                        --------       --------
Rental income                           $547,511       $556,156
Total revenues                           615,633        617,334
Operating expenses                       358,622        219,914
Share of unconsolidated
joint venture income                       2,546         45,176
Net (loss) income                        (34,395)       175,848

As of March 31, 2001, SMMP held a 51.51% interest in Sorrento II Partners
(SIIP), a California general partnership with Sierra Pacific Institutional Properties V formed in 1993, a 0% interest in Sierra Creekside Partners (SCP), a California general partnership with Sierra Pacific Development Fund formed in 1994, and a 33.55% interest in Sierra Vista Partners (SVP), a California general partnership with Sierra Pacific Development Fund III formed in 1994.

Summarized income statement information for these Partnerships, which are accounted for by SMMP under the equity method, for the three months ended March 31, 2001 and 2000 is as follows:

                                 SCP                         SVP                       SIIP
                      -----------------------     -----------------------     ----------------------
                              March 31                    March 31                   March 31
                      -----------------------     -----------------------     ----------------------
                         2001          2000          2001          2000          2001         2000
                      ---------     ---------     ---------     ---------     ---------    ---------
Rental income         $ 286,237     $ 229,440     $       0     $       0     $ 316,806    $ 385,844
Total revenues          286,237       229,440             0             0       316,806      397,049
Operating expenses      219,691       154,180        21,765        13,665       162,034      124,762
Extraordinary loss            0        46,020             0             0             0            0
Net (loss) income       (97,191)     (124,683)      (30,703)      (20,154)       52,078      127,660

4. PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 56,634 Class A and 29,979 Class B at March 31, 2001. In February 2001, 40 Class A units were repurchased by the Partnership.

During 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership was allocated among the limited partners and 1% was allocated to the general partner. Management does not believe that the effect of this transfer was significant.

5. PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the corporate general partner of the Partnership, is continuing the development of a plan which will combine the Partnership's properties with the properties of other real estate partnerships managed by CGS and its affiliates.

These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. (ASR), would qualify in the future as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange.

The Partnership's participation in this plan will require the consent of its limited partners. ASR filed a registration statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission (SEC). The registration statement was amended February 14, 2001 and April 24, 2001. The plan and the benefits and risks thereof will be described in detail in the final prospectus/consent solicitation statement included in the registration statement filed under the Securities Act of 1933 at the time it is declared effective by the SEC. Following effectiveness, solicitation materials will be provided to limited partners in connection with the solicitation of the consent of the limited partners. There can be no assurances that the plan described above will be consummated.

6. RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership adopted the accounting provisions of SFAS No. 133 in 2001. The implementation of SFAS No. 133 did not have a significant effect on the Partnership's financial conditions or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

7. SUBSEQUENT EVENT

On April 16, 2001, the combined financial statements of the parent of the general partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,520,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the general partner, to continue as a going concern.

Management of the combined entities has plans related to these matters, which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the transaction discussed in Note 5. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. The Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

Sierra Mira Mesa Partners and Subsidiary
(A California General Partnership)


Consolidated balance sheets as of December 31, 2000 and 1999 and statements of operations, changes in general partners' equity and cash flows for each of the three years in the period ended December 31, 2000 and Report of Independent Public Accountants

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Sierra Mira Mesa Partners

We have audited the accompanying consolidated balance sheet of Sierra Mira Mesa Partners, a California general partnership, and subsidiary (the "Partnership") as of December 31, 2000 and the related consolidated statements of operations, changes in partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



/s/ARTHUR ANDERSEN LLP



Houston, Texas
March 26, 2001 (except with respect to the matter discussed in Note 9, as to which the date is April 19, 2001.)

                          INDEPENDENT AUDITORS' REPORT



To the Partners of Sierra Mira Mesa Partners



We have audited the accompanying consolidated balance sheet of Sierra Mira Mesa Partners and subsidiary, a California general partnership, (the "Partnership") as of December 31, 1999 and the related consolidated statements of operations, changes in partners' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 1999 and the results of its operations and cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP


Houston, Texas
February 25, 2000

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999

                                                   December 31,     December 31,
                                                       2000             1999
                                                   ------------     ------------
ASSETS

Cash and cash equivalents                          $     51,660     $    319,400
Receivables:
   Unbilled rent (Notes 1 and 4)                        898,542        1,114,598
   Billed rent (Note 1)                                  33,469           83,917
Due from affiliates, net (Note 3)                     2,696,350        2,451,227
Income-producing property - net of accumulated
   depreciation of $3,914,748 and $3,564,380
   (Notes 1, 4 and 6)                                 8,346,471        8,723,396
Investment in unconsolidated
   joint ventures (Notes 1 and 5)                     1,295,403        2,526,875
Other assets - net of accumulated amortization
   of $581,788 and $721,525 (Notes 1, 2 and 3)          787,724          793,658
                                                   ------------     ------------
Total Assets                                       $ 14,109,619     $ 16,013,071
                                                   ============     ============

LIABILITIES AND GENERAL PARTNERS' EQUITY

Accrued and other liabilities (Note 2)             $    104,558     $    101,104
Notes payable (Note 6)                                5,890,607        6,179,038
                                                   ------------     ------------
Total Liabilities                                     5,995,165        6,280,142
                                                   ------------     ------------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 7)

Minority interest in consolidated
   joint venture (Note 1)                              (357,312)        (340,614)

General Partners' equity (Note 1)                     8,471,766       10,073,543
                                                   ------------     ------------

Total Liabilities and General Partners' equity     $ 14,109,619     $ 16,013,071
                                                   ============     ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
(A California General Partnership)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2000, 1999 and 1998

                                                2000           1999            1998
                                             -----------    -----------     -----------
Revenues:
   Rental income (Note 1)                    $ 2,151,930    $ 2,126,106       1,883,630
   Interest income                               249,827        224,308         205,781
                                             -----------    -----------     -----------
                 Total revenues                2,401,757      2,350,414       2,089,411
                                             -----------    -----------     -----------

Expenses:
   Operating expenses:
   Depreciation and amortization                 571,117        587,070         581,956
   Property taxes and insurance                  102,883         98,611          97,781
   Administrative fees (Note 3)                  115,621        121,889         111,206
   Maintenance and repairs                       246,460        233,615         240,965
   Management fees (Note 3)                      134,447        119,166         109,725
   Utilities                                     194,507        135,301         135,077
   Legal and accounting                           35,239         24,767          27,657
   General and administrative                     19,937         16,122           7,443
   Bad debt expense                               67,673          4,770               0
   Other operating expenses                       19,410         46,413          25,124
                                             -----------    -----------     -----------
       Total operating expenses                1,507,294      1,387,724       1,336,934

   Interest                                      485,730        450,177         438,711
                                             -----------    -----------     -----------
                 Total expenses                1,993,024      1,837,901       1,775,645
                                             -----------    -----------     -----------

INCOME BEFORE PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT VENTURE
   INCOME (LOSSES)                               408,733        512,513         313,766
                                             -----------    -----------     -----------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
   JOINT VENTURE INCOME (LOSSES) (Note 5)         43,580        (36,405)       (131,897)
                                             -----------    -----------     -----------
INCOME BEFORE MINORITY INTEREST'S
   SHARE OF CONSOLIDATED JOINT VENTURE
   LOSS (INCOME)                                 452,313        476,108         181,869
                                             -----------    -----------     -----------
MINORITY INTEREST'S SHARE OF CONSOLIDATED
   JOINT VENTURE LOSS (INCOME)                    16,698          7,618            (787)
                                             -----------    -----------     -----------
NET INCOME                                   $   469,011    $   483,726     $   181,082
                                             ===========    ===========     ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
         CONSOLIDATED STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY
              For the Years Ended December 31, 2000, 1999 and 1998

                                                              General Partners
                                               -----------------------------------------------
                                               Sierra Pacific  Sierra Pacific
                                                 Development       Pension
                                                   Fund II      Investors '84         Total
                                               --------------  ---------------    ------------
General Partners' equity - January 1, 1998      $  3,261,917     $  6,603,968     $  9,865,885
Net (loss) income                                    (14,912)         195,994          181,082
Contributions                                          8,490           42,000           50,490
Distributions                                       (211,490)        (211,250)        (422,740)
                                                ------------     ------------     ------------

General Partners' equity - December 31, 1998       3,044,005        6,630,712        9,674,717
Net income                                           159,678          324,048          483,726
Contributions                                         44,000          539,784          583,784
Distributions                                       (370,184)        (298,500)        (668,684)
                                                ------------     ------------     ------------

General Partners' equity - December 31, 1999       2,877,499        7,196,044       10,073,543
Net income                                           141,501          327,510          469,011
Contributions                                        119,678           53,900          173,578
Distributions                                     (1,626,473)        (617,893)      (2,244,366)
                                                ------------     ------------     ------------

General Partners' equity - December 31, 2000    $  1,512,205     $  6,959,561     $  8,471,766
                                                ============     ============     ============


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

            CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended
                        December 31, 2000, 1999 and 1998


                                                                2000            1999            1998
                                                            -----------     -----------     -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                             $   469,011     $   483,726     $   181,082
     Adjustments to reconcile net income
     to cash provided by operating activities:
       Depreciation and amortization                            571,117         587,070         581,956
       Undistributed (income) losses of
         unconsolidated joint ventures                          (43,580)         36,405         131,897
       Minority interest in consolidated
         joint venture (loss) income                            (16,698)         (7,618)            787
       Bad debt expense                                          67,673           4,770               0
       Decrease in rent receivable                              198,831          27,641          60,853
       Increase in due from affiliates                         (245,123)       (222,839)       (202,581)
       Increase in other assets                                (143,525)        (45,022)       (215,974)
       Increase (decrease) in accrued and other
         liabilities                                              3,454        (150,886)        183,225
                                                            -----------     -----------     -----------

     Net cash provided by operating activities                  861,160         713,247         721,245
                                                            -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Payments for property additions                            (44,733)       (160,815)       (346,113)
     Capital contributions to unconsolidated
       joint ventures                                        (2,090,088)     (1,027,820)       (350,900)
     Distributions received from unconsolidated
       joint ventures                                         3,365,140         105,000         372,312
                                                            -----------     -----------     -----------

     Net cash provided by (used in) investing
       activities                                             1,230,319      (1,083,635)       (324,701)
                                                            -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Capital contributions from General Partners                173,578         583,784          50,490
     Cash distributions to General Partners                  (2,244,366)       (668,684)       (422,740)
     Proceeds from note payable secured by
       Property                                                       0       1,637,500               0
     Principal payments on notes payable                       (288,431)       (876,876)       (254,638)
                                                            -----------     -----------     -----------

     Net cash (used in) provided by financing activities     (2,359,219)        675,724        (626,888)
                                                            -----------     -----------     -----------

NET (DECREASE) INCREASE IN CASH
     AND CASH EQUIVALENTS                                      (267,740)        305,336        (230,344)

CASH AND CASH EQUIVALENTS -
     Beginning of year                                          319,400          14,064         244,408
                                                            -----------     -----------     -----------

CASH AND CASH EQUIVALENTS -
     End of year                                            $    51,660     $   319,400     $    14,064
                                                            ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:

  Cash paid during the year for real estate taxes           $    73,176     $    72,469     $    71,184
                                                            ===========     ===========     ===========

  Cash paid during the year for interest                    $   487,020     $   439,792     $   439,756
                                                            ===========     ===========     ===========

In 2000, 1999, and 1998 interest receivable of $245,123, $222,839, and $202,581, respectively, was added to the principal balance of the related note receivable from affiliate. These transactions are noncash items not reflected in the above statement of cash flows.

The accompanying notes are an integral part of these consolidated financial statements.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and was 100% leased at December 31, 2000.

Per the terms of the partnership agreement, SPDFII and SPPI'84 shared in earnings, contributions and distributions in a ratio of 51% to 49%, respectively. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. The sharing ratio in effect for 1998, 1999 and 2000 was 33.74%, 33.01% and 30.17%,
respectively, for SPDFII and 66.26%, 66.99% and 69.83%, respectively, for SPPI'84. On January 1, 2001, the sharing ratio will be decreased to 19.68% for SPDFII and increased to 80.32% for SPPI'84 to reflect the 2000 contributions and distributions.

S-P Properties, Inc. is the General Partner and manager of SPDFII and SPPI'84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc. ("CGS"), a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS.

SMMP also holds investments in other industrial/commercial properties through its investments in unconsolidated joint ventures. Refer to Note 5 for additional information.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with accounting principles generally accepted in the United States. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners ("SIP"), a majority owned joint venture as of December 31, 2000. SMMP consolidates all subsidiaries in which it a has controlling equity interest. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

Fair Value of Financial Instruments

The financial instruments of the Partnership at December 31, 2000 and 1999 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximate the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the notes payable approximates the carrying value based on market rates at December 31, 2000 and 1999. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.

Income-Producing Properties

Property is carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements are carried at cost and depreciated on the straight-line method over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Statement of Financial Accounting Standards No.121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership at December 31, 2000.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 2000. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Ventures

The investment in unconsolidated joint ventures is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint ventures (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

The Partnership periodically reviews its outstanding receivables for uncollectibility and provides a provision for bad debts for those accounts it believes it may not collect in full.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 2000 and 1999, is as follows:


                                                   2000        1999
                                                 --------    --------
Other assets:
   Prepaid expenses                              $ 13,067    $  7,383
   Deferred loan costs, net of accumulated
     amortization of $65,972 and $49,842          152,096     168,225
   Deferred leasing costs, net of accumulated
     amortization of $655,553 and $531,945        384,097     507,000
   Deposits                                        25,000           0
   Tax impounds and insurance impounds             34,491      26,831
   Tenant improvement reserves                    178,973      84,219
                                                 --------    --------
                                                 $787,724    $793,658
                                                 ========    ========
Accrued and other liabilities:
   Accounts payable                              $ 29,964    $ 51,008
   Security deposits                               32,573      17,922
   Accrued expenses                                11,138           0
   Interest payable                                30,883      32,174
                                                 --------    --------
                                                 $104,558    $101,104
                                                 ========    ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

Affiliates of S-P Properties, Inc. receive a monthly management fee totaling 5.5% of the gross rental income collected from the properties or $600, whichever is greater. This fee amounted to $134,447, $119,166, and $109,725 respectively, for the years ended December 31, 2000, 1999, and 1998. This fee was recorded as part of the operating expenses of the properties.

SMMP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SMMP such as accounting, data processing and similar services. The affiliate was reimbursed $115,621, $122,239, and $111,206 respectively, for such services for the years ended December 31, 2000, 1999, and 1998. Additionally, SMMP reimbursed an affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 2000, 1999, and 1998, the affiliate received $0, $28,201, and $1,327 respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of SMMP's property, an affiliate of S-P Properties, Inc. is paid initial leasing costs. For the years ended December 31, 2000, 1999, and 1998, these fees amounted to $0, $0, and $63,492 respectively, and were recorded as deferred leasing costs.

During 1993, SMMP loaned funds to a former affiliate of S-P Properties, Inc. in the form of a demand note. The liability was assumed by Finance Factors, Inc. which acquired S-P Properties, Inc. as of December 30, 1994. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc. who has assumed the note. The annual interest rate of the loan was variable at bank prime plus

2 1/4% - 3% with a minimum rate of 9%. The loan totaled $2,360,000 at December 31, 1993 and was reduced to $1,687,787 at December 31, 1994. This loan was amended effective January 1, 1995 fixing the interest rate at 10%. On December 31, 2000, 1999, 1998 and 1997, interest receivable of $245,123, $222,839,
$202,581 and $338,020, respectively, was added to the principle balance of the loan. No interest related to this loan was due to the Partnership at December 31, 2000 and 1999. The principal balance outstanding at December 31, 2000 was $2,696,350. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. ("CGS").

The note receivable was involved in a lawsuit in which SPDFII was the defendant. In connection with the settlement of the lawsuit by SPDFII, the Partnership would call a portion of the note receivable from Bancor Real Estate Company, Inc. The portion called would be that percentage of the loan that is equal to SPDFII's ownership interest in the Partnership, in any event no less than 30%. Such funds would have been distributed to SPDFII in accordance with the lawsuit settlement. As of March 26, 2001, the note has not been called, the settlement has been declared null and void, and a supplemental complaint alleging new allegations has been filed.

Management anticipates settlement of the SMMP note receivable upon completion of the consolidation transaction (see Note 8). However, there can be no assurance such transaction will be executed. Should the partnerships be unable to settle the note receivable subject to the litigation, a principal shareholder of S-P Properties, Inc. has unconditionally guaranteed their payment.

S-P Properties Inc. has denied and continues to deny that it has committed any violations of law. Management believes the ultimate outcome of this litigation will not have a material adverse effect on the Partnership.

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $4,770. The advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 6 for note payable transactions with related parties.

4. INCOME-PRODUCING PROPERTIES

At December 31, 2000 and 1999 the total cost and accumulated depreciation of the properties are as follows:

                                          2000             1999
                                      ------------     ------------

Land                                  $  3,786,458     $  3,786,458
Building and improvements                8,474,761        8,501,318
                                      ------------     ------------

               Total                    12,261,219       12,287,776

Accumulated depreciation                (3,914,748)      (3,564,380)
                                      ------------     ------------

               Net                    $  8,346,471     $  8,723,396
                                      ============     ============

During 2000 and 1999, the Partnership removed $71,290 and $147,303, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

Future minimum base rental income, under the existing operating leases for the Sierra Mira Mesa and Sorrento I properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:


      Year Ending        Straight-line          Cash
      December 31,           Basis              Basis
      ------------       -------------       ----------

          2001            $2,092,837         $2,407,018
          2002             2,083,837          2,507,237
          2003               653,201            737,422
          2004               179,747            184,288
          2005               154,746            164,174
       Thereafter            438,415            501,186
                          ----------         ----------

       Total              $5,602,783         $6,501,325
                          ==========         ==========

In each of the three years in the period ending December 31, 2000, two tenants accounted for the majority of the Partnership's rental income. A state governmental agency associated with workers compensation insurance accounted for 69% of rental income in 2000 and 1999, and 78% in 1998; a tenant in the communications sector accounted for 13% of rental income in 2000, 1999 and 1998.

5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

SMMP holds the following investments accounted for under the equity method at December 31, 2000:

      a 43.92% equity interest in Sorrento II Partners ("SIIP"), a joint venture formed on October 1, 1993 with Sierra Pacific Institutional Properties V, an affiliate, to develop and operate Sierra Sorrento II, an industrial building located in San Diego, California. SMMP's investment in SIIP as of December 31, 2000 and 1999 is $3,822,355 and $2,647,872, respectively.
      SMMP's share of the net income (loss) of SIIP for the three years ended December 31, 2000, 1999 and 1998 is $60,583, $(30,637) and $(143,251),
      respectively;

      a 5.08% equity interest in Sierra Creekside Partners ("SCP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund, an affiliate, to develop and operate Sierra Creekside, a commercial office building in San Ramon, California. SMMP's investment in SCP as of December 31, 2000 and 1999 was $(2,540,963) and $(128,513), respectively. SMMP's share of the net loss of SCP for the three years ended December 31, 2000, 1999 and 1998 was $(12,441), $(5,903) and $(8,420), respectively;

      a 33.36% equity interest in Sierra Vista Partners ("SVP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund III, an affiliate, to develop and operate Sierra Vista, an industrial building in Anaheim, California. SMMP's investment in SVP as of December 31, 2000 and 1999 was $14,011 and $7,516, respectively. SMMP's share of the net (loss) income of SVP for the three years ended December 31, 2000, 1999 and 1998 was $(4,562), $135 and $19,774, respectively. The Sierra Vista property was sold in October 1997.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:

                        Condensed Combined Balance Sheets

                                                       December 31,   December 31,
                                                           2000           1999
                                                       -----------    -----------
Assets

Cash and cash equivalents                              $    53,567    $   272,657
Rent receivable                                            449,743        588,742
Income-producing property,
  net of accumulated depreciation                        7,831,381      8,109,927
Other assets, net of accumulated
  amortization                                             538,029      1,897,050
                                                       -----------    -----------
Total Assets                                           $ 8,872,720    $10,868,376
                                                       ===========    ===========

Liabilities and General Partners' Equity

Accrued and other liabilities                          $   215,570    $   350,272
Note payable                                             4,025,544      1,673,186
                                                       -----------    -----------

Total Liabilities                                        4,241,114      2,023,458
                                                       -----------    -----------

Ground lessors' equity in income-producing property              0      3,000,000
                                                       -----------    -----------

General Partners' equity                                 4,631,606      5,844,918
                                                       -----------    -----------

Total Liabilities and General Partners' equity         $ 8,872,720    $10,868,376
                                                       ===========    ===========

                  Condensed Combined Statements of Operations

                                                  For the Year Ended December 31,
                                           -------------------------------------------
                                              2000            1999            1998
                                           -----------     -----------     -----------
Revenues:
   Rental income                           $ 2,363,463     $ 2,112,254     $ 1,734,403
   Interest income                              11,218          34,540               0
   Other income                                      0          15,151          93,668
                                           -----------     -----------     -----------
      Total revenues                         2,374,681       2,161,945       1,828,071
                                           -----------     -----------     -----------

Expenses:
   Operating expenses                        1,048,507       1,407,262       1,302,968
   Depreciation and amortization               857,613         779,142         829,081
   Interest                                    360,801         152,563         156,636
                                           -----------     -----------     -----------

      Total expenses                         2,266,921       2,338,967       2,288,685
                                           -----------     -----------     -----------

Income (loss) before extraordinary loss        107,760        (177,022)       (460,614)

Extraordinary loss from write-off of
  deferred loan costs                          (46,020)              0               0
                                           -----------     -----------     -----------

Net income (loss)                          $    61,740     $  (177,022)    $  (460,614)
                                           ===========     ===========     ===========

6. NOTES PAYABLE


                                                 2000          1999
                                              ----------    ----------

Mortgage note payable, due in monthly
installments with interest at 7.74% per
annum, collateralized by the real property
known as Sierra Mira Mesa. This note
matures in October 2010                       $4,265,067    $4,543,984

Mortgage note payable, due in monthly
installments with interest at 8.75% per
annum, collateralized by the Sorrento I
property. The note matures in September
2009                                           1,625,540     1,635,054
                                              ----------    ----------

                                              $5,890,607    $6,179,038
                                              ==========    ==========

In August 1999, SIP paid its mortgage note due to CGS, an affiliate of the General Partner, with an outstanding balance of $607,693. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Principal and interest payments of $12,882 are due monthly until maturity in September 2009. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999. The note balance as of December 31, 2000 was $1,625,540.

As of December 31, 2000, annual maturities on notes payable were: $314,146 in 2001; $339,483 in 2002; $366,864 in 2003; $396,456 in 2004; $428,435 in 2005;
and $4,045,223 thereafter.

7. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Partnership occasionally becomes party to litigation. In the opinion of management, pending or threatened litigation involving the Partnership will not have a material adverse effect on its financial condition.

Under the terms of the Sierra Creekside Partners ("SCP") joint venture agreement, SMMP would be obligated to contribute any negative balance outstanding in its capital account upon liquidation of the Partnership. Such balance was $2,540,963 and $128,513 at December 31, 2000 and 1999, respectively.

8. PENDING TRANSACTION

CGS is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates ("the Transaction"). These partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would qualify as a real estate investment trust. ASR filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission. The Registration Statement was amended February 14, 2001.

9. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of CGS and other affiliates were issued. The independent public accountants' report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the effect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                       SIERRA PACIFIC DEVELOPMENT FUND III
                            HISTORICAL FINANCIAL DATA

                                Table of Contents

                       Sierra Pacific Development Fund III



A.   Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 2000, 1999 and 1998

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - March 31, 2001 and 2000

D.   Audited Financial Statements - December 31, 2000, 1999, and 1998.

E.   Unaudited Financial Statements - March 31, 2001 and 2000

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III
The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Partnership. Additionally, the selected operating and financial position data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                      THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                     MARCH 31,
                                   ---------------------------------------------------------------------
                                    1996      1997      1998      1999       2000       2000       2001
                                    ----      ----      ----      ----       ----       ----       ----
OPERATING DATA:
REVENUES:
Rental and reimbursement income    $  736    $  558    $   --    $   --     $   --     $   --     $   --
Interest and other income              --         1        94        15         --
                                   ------    ------    ------    ------     ------     ------     ------
Total revenues                        736       559        94        15         --         --         --
                                   ======    ======    ======    ======     ======     ======     ======

EXPENSES:
Property operating                    406       386        37        15         14         14         22
Management and advisory fees           39        40        --        --         --         --         --
Real estate and other taxes            70        63        --        --         --         --         --
Depreciation and amortization         546       464        --        --         --         --         --
Interest expense                      264       299        --        --         --         --         --
                                   ------    ------    ------    ------     ------     ------     ------
Total expenses                      1,325     1,252        37        15         14         14         22
                                   ======    ======    ======    ======     ======     ======     ======


SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                                 THREE MONTHS ENDED
                                                    YEARS-ENDED DECEMBER 31,                          MARCH 31,
                                    -------------------------------------------------------------------------------
                                      1996        1997        1998        1999        2000        2000        2001
                                      ----        ----        ----        ----        ----        ----        ----
Net income (loss) before
 loss on sale of property
 and equity in earnings
 (losses) of non-consolidated
  partnerships                          (589)       (693)         57          --         (14)        (14)        (22)

Loss on sale of property                  --        (967)         --          --          --

Equity in earnings (losses) of
 non consolidated partnerships           413           8           1          (7)        (17)         (6)         (9)
                                     -------     -------     -------     -------     -------     -------     -------

Net income (loss) before minority
  interest                              (176)     (1,652)         58          (7)        (31)        (20)        (31)
Minority interest                        223         781         (20)         --           5           5           7
                                     -------     -------     -------     -------     -------     -------     -------
Net income (loss)                    $    47     $  (871)    $    38     $    (7)    $   (26)    $   (15)    $   (24)
                                     =======     =======     =======     =======     =======     =======     =======

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                                                THREE MONTHS ENDED
                                                                    YEARS-ENDED DECEMBER 31,                         MARCH 31,
                                                    ------------------------------------------------------------------------------
                                                      1996       1997        1998        1999        2000        2000        2001
                                                      ----       ----        ----        ----        ----        ----        ----
OTHER DATA:
Weighted average number of units outstanding          37,000     64,000          --          --      37,000      37,000      37,000
Income (loss) per unit                                  1.28     (13.60)         --          --          --          --          --
Ratio of earnings to fixed charges(1)                   1.18         --          --          --          --          --          --
Deficiency of earnings to cover fixed charges(2)          --       (871)         --          --          --          --          --
Cash distributions to minority investors                  --     (2,152)       (109)        (14)         (9)         (2)         --
Total properties owned at end of period                    1         --          --          --          --          --          --
Book value per limited partnership unit                   13         --          --          --          --          --          --
Per unit value assigned for the consolidation                                                                                  7.75

BALANCE SHEET DATA:
Cash and cash equivalents                           $     97   $     15    $      1    $      4    $      1                $      1
Real estate held for investment, net                   5,828         --          --          --          --                      --
Accounts receivable, net                                 187          6          --          --          --
Investment in/due from partnership                         5         --          --          --          --                      --
Other assets                                             155         --          --          --          --                      --
Total assets, at book value                            6,272         21           1           4           1                       1
Total assets, at valued assigned for the
   consolidation                                                                                                                605

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III


                                                                                          THREE MONTHS ENDED
                                                YEARS-ENDED DECEMBER 31,                      MARCH 31,
                                   -------------------------------------------------------------------------
                                    1996       1997       1998       1999       2000       2000       2001
                                    ----       ----       ----       ----       ----       ----       ----

Total liabilities                   3,978        338        333        341        357                   379
General partner's deficit              --       (374)      (337)      (344)      (370)                 (393)
Limited partner's equity              497         --         --         --         --                    --
Other equity                        1,797         57          5          7         14                    15

CASH FLOW DATA:
Increase (decrease) in cash and
  equivalents, net                     81        (83)       (14)         3         (3)         9         --
Cash provided by (used in)
  operating activities               (163)      (508)        58         --        (14)        (9)        (9)


(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 2000, 1999, 1998

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 2000, the Partnership owned a 66.64% interest in Sierra Vista Partners, which operated the Sierra Vista property, which was sold in October 1997. In addition, the Partnership held a 16.76% interest in Sorrento I Partners ("SIP"), which operates the Sorrento I property.

Results of Operations:

Comparison of year ended December 31, 2000 to year ended December 31, 1999.

No rental income has been generated since the sale of the property in 1997. The Partnership recorded other income of approximately $15,000 in 1999 as a result of refunds associated with 1998 operations. Total operating expenses decreased by approximately $1,000, or 7%, principally due to higher professional fees incurred in 1999. Total operating expenses for the year ended December 31, 2000 primarily consisted of accounting and auditing costs.

The Partnership's remaining real estate investment is a 16.76% minority interest in the Sorrento I property. The Partnership's share of loss from its investment in SIP was approximately $17,000 for the year ended December 31, 2000 compared to approximately $8,000 for the year ended December 31, 1999. This increase in loss was principally due to higher interest expense associated with the refinance of the Sorrento I property in August 1999. In accordance with the Sorrento I partnership agreement, the Partnership's share of loss was allocated in proportion to its ownership interest for the years ended December 31, 1999 and 2000.

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

No rental income was recorded for the years ended December 31, 1999 and 1998 due to the sale of the Property in 1997. Other income of approximately $15,000 was recorded in 1999 principally as a result of refunds associated with prior year operations. In 1998, the Partnership received approximately $94,000 associated with an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. This amount was recorded as other income. Operating expenses for the year ended December 31, 1999 were approximately $15,000, which consisted primarily of accounting and auditing costs. In 1998, operating expenses amounted to approximately $37,000. The Partnership's share of (loss) income from its investment in SIP was approximately $(8,000) for the year ended December 31, 1999 compared to approximately $1,000 for the year ended December 31, 1998.

In accordance with the Sorrento I partnership agreement, the Partnership's share of loss was allocated in proportion to its 11.88% ownership interest in 1999.

Liquidity and Capital Resources:

The Partnership received net cash proceeds of $2,141,000 from the sale of the property in 1997. In accordance with the Sierra Vista Partners joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,000 to the Partnership through the sale date.

One tenant began leasing the entire 43,100 rentable square feet of the Sorrento I property in 1996. This lease commenced May 1, 1996 and expires April 30, 2003. The current base rent called for under this lease is $23,204 per month and shall increase in subsequent periods. The lease contains an option to extend for an additional five years.

In August 1999, SIP repaid its $607,693 loan balance to CGS Real Estate Company, Inc. and entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. The loan is collateralized by the Sorrento I property and bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The majority of the loan proceeds were distributed to SMMP in accordance with the partnership agreement.

In accordance with the SIP joint venture agreement, cash distributions of available "Distributable Funds" shall first be distributed to SMMP as a return of capital in proportion to its aggregate unreturned contributed capital and then to the Partnership in proportion to its aggregate unreturned contributed capital. Any remaining proceeds shall first be distributed pro rata in proportion to the partners' positive balances in their capital accounts and then in accordance with their percentage interest.

The Partnership's primary capital requirements will be for the continued development and operation of the Sorrento I property. It is anticipated that these requirements will be funded from the operations of the property and the Partnership's joint venture partner, SMMP. As required, SMMP advances or contributes cash to meet SIP's requirements. SMMP has adequate resources to make the necessary advances during the foreseeable future. In 2000, the Partnership received net contributions of $11,000 from SMMP. These proceeds were used to pay operating expenses incurred during the year.

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Partnership be unable to continue as a going concern.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - MARCH 31, 2001 AND 2000

Overview:

The following discussion should be read in conjunction with Sierra Pacific Development Fund III's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 66.45% interest in the Sierra Vista Partnership, which operated the Sierra Vista property (the Property). The Property was sold in October 1997. The Partnership's remaining real estate investment is an 18.72% minority interest in Sorrento I Partners (SIP), which operates the Sierra Sorrento I property. The Partnership records its interest in SIP as an investment in unconsolidated joint venture and accounts for such investment on the equity method.

Results of Operations:

No rental income has been generated since the sale of the Property in 1997.

Operating expenses for the quarter ended March 31, 2001 increased by approximately $8,000, or 59%, in comparison to the corresponding period in the prior year, principally due to an increase in accounting and auditing costs. Such costs accounted for the majority of all operating expenses for the three months ended March 31, 2001 and 2000.

The Partnership's share of loss from its investment in SIP increased by approximately $2,000, or 38%, when compared to the same period in the prior year. This increase in loss was primarily due to higher accounting and auditing costs incurred by SIP.

Liquidity and Capital Resources:

The Partnership's primary capital requirements are for the continued development and operation of the Sierra Sorrento I property. It is anticipated that these requirements will be funded from the operations of Sierra Sorrento I and the Partnership's joint venture partner, Sierra Mira Mesa Partners (SMMP). As required, SMMP either advances or contributes cash to meet these requirements. SMMP has adequate resources to make the necessary advances during the foreseeable future. During the three months ended March 31, 2001, the Partnership received net contributions of approximately $9,000 from SMMP. These proceeds were used to pay operating expenses incurred during the period.

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Partnership be unable to continue as a going concern.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Sierra Pacific Development Fund III


We have audited the accompanying consolidated balance sheet of Sierra Pacific Development Fund III, a California limited partnership, and subsidiary (the "Partnership") as of December 31, 2000, and the related consolidated statements of operations, changes in partners' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund III and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 1 to the financial statements, the Partnership has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ ARTHUR ANDERSEN LLP


Houston, Texas
March 26, 2001 (except with respect to
the matter discussed in Note 8, as to
which the date is April 19, 2001.)

                          INDEPENDENT AUDITORS' REPORT



To the Partners of Sierra Pacific Development Fund III


We have audited the accompanying consolidated balance sheet of Sierra Pacific Development Fund III, a California limited partnership, (the "Partnership") as of December 31, 1999 and the related consolidated statements of operations, changes in partners' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund III as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.

The accompanying 1999 financial statements have been prepared assuming that the Partnership will continue as a going concern. As described in Note 1 to the financial statements, the Partnership's reduced operations, Partner's capital deficiency, and lack of funds to pay operating expenses raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ DELOITTE & TOUCHE LLP


Houston, Texas
February 25, 2000

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999

                                                    December 31,    December 31,
                                                        2000           1999
                                                     ---------       ---------
ASSETS

Cash and cash equivalents                            $   1,100       $   3,722
                                                     ---------       ---------

Total Assets                                         $   1,100       $   3,722
                                                     =========       =========

LIABILITIES AND PARTNERS' (DEFICIT)

Investment in unconsolidated
  joint venture (Notes 1 and 4)                      $ 357,312         340,614
                                                     ---------       ---------

Total Liabilities                                      357,312         340,614
                                                     ---------       ---------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)

Minority interest in consolidated
   joint venture (Note 3)                               14,011           7,516
                                                     ---------       ---------

Partners' (deficit) (Notes 1 and 5):
  General Partner                                     (370,223)       (344,408)
  Limited Partners:
    60,000 units authorized,
    36,521 issued and outstanding                            0               0
                                                     ---------       ---------

Total Partners' (deficit)                             (370,223)       (344,408)
                                                     ---------       ---------

Total Liabilities and Partners' deficit              $   1,100       $   3,722
                                                     =========       =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2000, 1999 and 1998


                                               2000         1999         1998
                                             --------     --------     --------
REVENUES:
  Other income (Note 3)                      $      0     $ 15,139     $ 93,656
                                             --------     --------     --------
     Total revenues                                 0       15,139       93,656
                                             --------     --------     --------

EXPENSES:
Operating expenses:
  Legal and accounting                         13,679       14,651       16,818
  General and administrative                        0          101       20,226
                                             --------     --------     --------
     Total operating expenses                  13,679       14,752       37,044
                                             --------     --------     --------

(LOSS) INCOME BEFORE PARTNERSHIP'S SHARE
   OF UNCONSOLIDATED JOINT VENTURE
   (LOSS) INCOME                              (13,679)         387       56,612
                                             --------     --------     --------

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
   JOINT VENTURE (LOSS) INCOME                (16,698)      (7,618)         787

(LOSS) INCOME BEFORE MINORITY INTEREST'S
  SHARE OF CONSOLIDATED JOINT VENTURE
  LOSS (INCOME)                               (30,377)      (7,231)      57,399
                                             --------     --------     --------

MINORITY INTEREST'S SHARE OF CONSOLIDATED
  JOINT VENTURE LOSS (INCOME) (Note 3)          4,562         (135)     (19,774)
                                             --------     --------     --------
NET (LOSS) INCOME                            $(25,815)    $ (7,366)    $ 37,625
                                             ========     ========     ========
Net (loss) income per limited partnership
unit (Note 1)                                $      0     $      0     $      0
                                             ========     ========     ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' (DEFICIT)
              For the Years Ended December 31, 2000, 1999 and 1998

                                              Limited Partners                      Total
                                           ----------------------     General      Partners'
                                           Per Unit       Total       Partner       Equity
                                           ---------    ---------    ---------     ---------
Partners' (deficit) - January 1, 1998      $       0    $       0    $(374,667)    $(374,667)
Net income                                         0            0       37,625        37,625
                                           ---------    ---------    ---------     ---------

Partners' (deficit) - December 31, 1998            0            0     (337,042)     (337,042)
Net loss                                           0            0       (7,366)       (7,366)
                                           ---------    ---------    ---------     ---------

Partners' (deficit) - December 31, 1999            0            0     (344,408)     (344,408)
Net loss                                           0            0      (25,815)      (25,815)
                                           ---------    ---------    ---------     ---------

Partners' (deficit) - December 31, 2000    $       0    $       0    $(370,223)    $(370,223)
                                           =========    =========    =========     =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2000, 1999 and 1998


                                                            2000          1999          1998
                                                         ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                      $ (25,815)    $  (7,366)    $  37,625
  Adjustments to reconcile net (loss) income to cash
  (used in) provided by operating activities:
    Partnership's share of unconsolidated
      joint venture loss (income)                           16,698         7,618          (787)
    Minority interest's share of consolidated
      joint venture (loss) income                           (4,562)          135        19,774
    Decrease in other receivables                                0             0         6,137
    Decrease in accrued and other liabilities                    0             0        (4,660)
                                                         ---------     ---------     ---------

  Net cash (used in) provided by operating activities      (13,679)          387        58,089
                                                         ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from minority investor                      20,000        16,400        36,900
  Distributions to minority investor                        (8,943)      (14,000)     (108,656)
                                                         ---------     ---------     ---------

  Net cash provided by (used in) financing activities       11,057         2,400       (71,756)
                                                         ---------     ---------     ---------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS        (2,622)        2,787       (13,667)

CASH AND CASH EQUIVALENTS - Beginning of year                3,722           935        14,602
                                                         ---------     ---------     ---------

CASH AND CASH EQUIVALENTS - End of year                  $   1,100     $   3,722     $     935
                                                         =========     =========     =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund III (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership.

In February 1985, the Partnership acquired land in San Diego, California as the first step in the development of Sierra Sorrento I. This 43,100 square foot industrial/warehouse project was completed in February 1986. In October 1986, the Partnership acquired land in Anaheim, California for the development of Sierra Vista. This property, a 102,855 square foot industrial/office project, was completed in April 1988.

In April 1993, the Partnership created a California general partnership Sorrento I Partners ("SIP") with Sierra Mira Mesa Partners ("SMMP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento I property. SIP is an unconsolidated joint venture of the Partnership. In February 1994, the Partnership formed a California general partnership with SMMP known as Sierra Vista Partners ("SVP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Vista property. The Partnership contributed the properties and SMMP contributed cash to these newly formed partnerships. SMMP has made additional contributions each year to these partnerships since inception.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received net cash proceeds of $2,140,598 from the sale. In accordance with the SVP joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,204 to the Partnership through the sale date.

Going Concern Considerations

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investments is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Partnership be unable to continue as a going concern.

The Partnership has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management anticipates the operations of the Partnership will not require significant amounts of cash in the future and any cash requirements of SIP will be funded by SMMP. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Financial Statements

The consolidated financial statements include the accounts of the Partnership and Sierra Vista Partners, a majority owned joint venture as of December 31, 2000 (see Note 3). All significant intercompany balances and transactions have been eliminated in consolidation.

The Partnership maintains its books and prepares its financial statements in accordance with accounting principles generally accepted in the United States. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the Untied States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash

Cash include highly liquid, short-term investments with original maturities of three months or less.

Investment in Unconsolidated Joint Venture

The investment in the unconsolidated joint venture is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Rental Income

Rental income is recognized on a straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standard No. 13, "Accounting for Leases." The Partnership periodically reviews its outstanding receivables for uncollectibility and provides a provision for bad debts for those accounts it believes it may not collect in full.

Calculation of Equity (Deficit) and Net Income (Loss) Per Limited Partnership
Unit

Equity (deficit) and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 36,521, the number of limited partnership units outstanding for all periods.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.

2. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

No such transactions were incurred for the years ended December 31, 2000, 1999, 1998.

3. INCOME-PRODUCING PROPERTIES

On April 1, 1993, the Sierra Sorrento I property was transferred to a joint venture called SIP (Note 4). The historical cost basis of the property and related assets at the date of transfer was $2,662,877 and the outstanding balance of the related debt was $2,986,024 with accrued interest of $22,824.

On February 1, 1994, the Partnership formed a joint venture with SMMP, an affiliate. The joint venture, known as SVP, was formed as a California general partnership to develop and operate the Sierra Vista property. The Partnership received an 81.5% equity interest for its contribution of Sierra Vista. Such interest was computed based upon the Partnership's contribution relative to the estimated fair value of SVP's net assets at the date of formation of the joint venture. SMMP was allocated an 18.5% initial equity interest in SVP in exchange for its $600,000 cash contribution ($1,396,203, net, through December 31, 1997). SMMP made additional cash contributions of $36,900, $16,400, and $20,000 and received distributions of $108,656, $14,000 and $8,943 during 1998, 1999 and 2000, respectively. The percentage interests of the Partnership and SMMP are to be adjusted every January 1 during the term of SVP, beginning January 1, 1995 and ending December 31, 2013 unless terminated sooner, based upon net contributions made through the preceding December 31. Accordingly, as of January 1, 1998, 1999 and 2000, the Partnership's interest in SVP was changed to 65.49%, 66.68% and 66.64%, respectively, and SMMP's interest was changed to 34.51%, 33.32%, and 33.36%, respectively. On January 1, 2001, the Partnership's interest in SVP will be decreased to 66.45% and SMMP's interest will be increased to 33.55%.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received net cash proceeds of $2,140,598 from the sale for its 52.95% interest in this property and the purchaser assumed the Partnership's $3,044,397 debt on the property. The Partnership also incurred additional selling costs and credited security deposits and prorata rents for October 1997 to the buyer. In accordance with the SVP joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP received preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,204 to the Partnership through the sale date. In 1998, the Partnership received a cash payment of $94,000, recorded as other income, related to an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. Other income of $15,000 was recorded in 1999 principally as a result of refunds associated with prior year operations.

4. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

SIP was formed on April 1, 1993 between the Partnership and SMMP, an affiliate, to develop and operate the real property known as Sorrento I, an industrial building located in San Diego, California. One tenant began leasing the entire 43,100 rentable square feet of Sorrento I in 1996. Rental income of $23,636 per month is recognized under this lease, which expires in April 2003.

At December 31, 2000, the Partnership owned a 16.76% equity interest in SIP with its contribution of Sorrento I and the related debt; SMMP owned an 83.24% equity interest as a result of its $1,557,370 net cash contributions through 1999. In accordance with the SIP joint venture agreement, proceeds shall first be distributed to SMMP as a return of capital in proportion to its aggregate unreturned contributed capital and then to the Partnership in proportion to its aggregate unreturned contributed capital. Any remaining proceeds shall first be distributed pro rata in proportion to the partners' positive balances in their capital accounts and then in accordance with their percentage interest. On January 1, 2001, the Partnership and SMMP owned an 18.72% and 81.28% equity interest in SIP, respectively.

SIP had a $750,000 note payable to CGS Real Estate Co., Inc ("CGS") which was modified on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest, inclusive until maturity in March 2015.

In August 1999, the CGS note, with an outstanding balance of $607,693, was repaid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 2000 was $1,625,540.

Reference is made to the audited financial statements of SIP included herein.

5. PARTNERS' EQUITY (DEFICIT)

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. During 1997, the General Partner was allocated losses to the extent they were in excess of the Limited Partners' capital balances since the Limited Partners cannot be allocated losses that would result in a negative capital account balance. Profits recognized in 1998 were allocated to the General Partner to offset previous losses. The losses recognized in 1999 and 2000 were allocated solely to the General Partner.

Upon any sale, refinancing or other dispositions of the Sorrento I property, allocations and distributions are made to the Limited Partners until they have received distributions from the sale or financing proceeds in an amount equal to 100% of their unreturned capital, capital contributions net of any distributions. Thereafter, distributions generally will be allocated 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions from all sources equal to the sum of their respective priority distributions (an amount equal to 15% per annum cumulative on each Limited Partner's unreturned capital).

However, after the Limited Partners have received distributions of sale or financing proceeds equal to their unreturned capital plus distributions from all sources equal to a cumulative but not compounded return of 6% per annum on their unreturned capital, the General Partner may be entitled to special distributions not to exceed 3% of the gross sales prices of properties sold by the Partnership. Thereafter, the General Partners will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described in the preceding sentence, will equal 20% of the total net sale or financing proceeds available for distribution to the Partners. Any remaining sale or financing proceeds will be distributed to the Limited Partners.

The proceeds from the sale of the Sierra Vista property were required to be distributed to SMMP under the provisions of the joint venture agreement with SMMP and thus were not allocated in accordance with the provisions described above.

6. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Partnership occasionally becomes party to litigation. In the opinion of management, pending or threatened litigation involving the Partnership will not have a material adverse effect on its financial condition.

7. PENDING TRANSACTION

CGS is continuing the development of a plan which will combine the property owned by SIP with the properties of other real estate partnerships managed by CGS and its affiliates ("the Transaction"). These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would qualify as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange. The Transaction is subject to the approval of the limited partners of the Partnerships. ASR filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission. The Registration Statement was amended on February 14, 2001.


8. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of CGS and other affiliates were issued. The independent public accountants' report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                      March 31, 2001 and December 31, 2000



                                           March 31,    December 31,
                                             2001           2000
                                           ---------     ---------
                                          (Unaudited)
ASSETS

Cash and cash equivalents                  $   1,420     $   1,100
                                           ---------     ---------

Total Assets                               $   1,420     $   1,100
                                           =========     =========


LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities              $  13,085     $       0
Investment in unconsolidated
  joint venture                              366,250       357,312
                                           ---------     ---------

Total Liabilities                            379,335       357,312
                                           ---------     ---------

Minority interest in consolidated
  joint venture                               15,709        14,011
                                           ---------     ---------

Partners' deficit:
  General Partner                           (393,624)     (370,223)
  Limited Partners:
    60,000 units authorized,
    36,521 issued and outstanding                 --            --
                                           ---------     ---------

Total Partners' deficit                     (393,624)     (370,223)
                                           ---------     ---------

Total Liabilities and Partners' deficit    $   1,420     $   1,100
                                           =========     =========

The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 2001 and 2000


                                          March 31, 2001    March 31, 2000
                                           (Unaudited)       (Unaudited)
                                          --------------    --------------
REVENUES:
Total revenues                              $       0         $       0

EXPENSES
 Operating expenses                            21,765            13,665
                                            ---------         ---------
Total costs and expenses                       21,765            13,665
LOSS BEFORE PARTNERSHIP'S SHARE OF
UNCONSOLIDATED JOINT VENTURE LOSS             (21,765)          (13,665)
                                            ---------         ---------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
JOINT VENTURE LOSS                             (8,938)           (6,489)
                                            ---------         ---------
LOSS BEFORE MINORITY INTEREST'S SHARE
OF CONSOLIDATED JOINT VENTURE LOSS            (30,703)          (20,154)
MINORITY INTEREST'S SHARE OF
CONSOLIDATED JOINT VENTURE LOSS                 7,302             4,559
                                            ---------         ---------
NET LOSS                                    $ (23,401)        $ (15,595)
                                            =========         =========
Net loss per limited partnership unit       $       0         $       0
                                            =========         =========


The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' (DEFICIT)
               For the Three Months Ended March 31, 2001 and 2000

                                                        Limited Partners                           Total
                                                   --------------------------       General       Partners'
                                                    Per Unit         Total          Partner        Equity
                                                   ----------     -----------     -----------    -----------
Proceeds from sale of
  partnership units                                $   250.00     $ 9,222,500                    $ 9,222,500
Underwriting commissions
  and other organization expenses                      (37.00)     (1,364,985)                    (1,364,985)
Repurchase of 369 partnership units                     (0.18)        (85,005)                       (85,005)
Cumulative net loss
  (to December 31, 1999)                              (201.63)     (7,363,663)    $  (322,886)     (7,686,549)
Cumulative distributions
  (to December 31, 1999)                               (11.19)       (408,847)        (21,522)       (430,369)
                                                   ----------     -----------     -----------     -----------

Partners' deficit - January 1, 2000                        --              --        (344,408)       (344,408)
Net loss                                                   --              --         (25,815)        (25,815)
                                                   ----------     -----------     -----------     -----------

Partners' deficit - December 31, 2000 (audited)            --              --        (370,223)       (370,223)
Net loss                                                   --              --         (23,401)        (23,401)
                                                   ----------     -----------     -----------     -----------

Partners' deficit - March 31, 2001 (unaudited)     $       --     $        --     $  (393,624)    $  (393,624)
                                                   ==========     ===========     ===========     ===========



The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 2001 and 2000


                                                  2001           2000
                                              (Unaudited)    (Unaudited)
                                               ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                       $ (23,401)     $ (15,595)
Adjustments to reconcile net loss
  to cash used in operating activities
    Partnership's share of unconsolidated
      joint venture loss                           8,938          6,489
    Minority interest's share of
      consolidated joint venture loss             (7,302)        (4,559)
    Increase in accrued and other
      liabilities                                 13,085          4,251
                                               ---------      ---------
    Net cash used in operating activities         (8,680)        (9,414)
                                               ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
    Contributions from minority partner            9,000         20,000
    Distributions to minority partner                 --         (1,943)
                                               ---------      ---------
    Net cash provided by financing
      activities                                   9,000         18,057
                                               ---------      ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS            320          8,643
CASH AND CASH EQUIVALENTS
    Beginning of period                            1,100          3,722
                                               ---------      ---------
CASH AND CASH EQUIVALENTS
    End of period                              $   1,420      $  12,365
                                               =========      =========

The accompanying notes are an integral part of these consolidated financial statements

               SIERRA PACIFIC DEVELOPMENT FUND III AND SUBSIDIARY
                             (A Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               For the Three Months Ended March 31, 2001 and 2000
                                   (Unaudited)


1.   ORGANIZATION

In April 1993, Sierra Pacific Development Fund III (the Partnership) created a general partnership (Sorrento I Partners (SIP)) with Sierra Mira Mesa Partners
(SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento I property. In February 1994, the Partnership formed a joint venture with SMMP known as Sierra Vista Partners
(SVP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Vista property.

The Partnership Agreements of SIP and SVP (the Agreements) were amended effective January 1, 1995 to consider both contributions and distributions when calculating each partner's percentage interest at January 1 of each year as called for by the Agreements. Accordingly, on January 1, 2001, the Partnership's interest in SIP was increased from 16.76% to 18.72% and the Partnership's interest in SVP was decreased from 66.64% to 66.45% to reflect 2000 contributions and distributions.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received cash proceeds of $2,141,000 from the sale, and the purchaser assumed the Partnership's debt on the property. In accordance with the joint-venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available Distributable Funds (as defined) from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,000 to the Partnership through the sale date.

The Partnership's remaining real estate investment is a 18.72% minority interest in SIP. Because the Partnership owns less than 50% of this entity, it records its interest in SIP as an investment in an unconsolidated joint venture using the equity method of accounting.

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Partnership be unable to continue as a going concern.


2.   BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and SVP, a majority-owned joint venture as of March 31, 2001. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of its financial position at March 31, 2001 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 2000.

3.   INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

SIP was formed on April 1, 1993 between the Partnership and SMMP, an affiliate, to develop and operate the Sierra Sorrento I property, an industrial building located in San Diego, California. At March 31, 2001, the Partnership has an 18.72% equity interest in SIP. This investment is accounted for using the equity method.

Summarized income statement information for SIP for the three months ended March 31, 2001 and 2000 is as follows:

                                                March 31
                                          ---------------------
                                            2001         2000
                                          --------     --------
                  Rental income           $ 70,909     $ 70,909
                  Total revenue             70,909       70,909
                  Operating expenses        49,892       40,255
                  Net loss                  47,743       38,718


4.   PARTNERS' EQUITY (DEFICIT)

Equity and net loss per limited partnership unit is determined by dividing the limited partner's share of the Partnership's equity and net loss by the number of limited partnership units outstanding, 36,521.


5.   PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the corporate general partner of the Partnership, is continuing the development of a plan which will combine the property owned by SIP with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. (ASR), would qualify in the future as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange.

The Partnership's participation in this plan will require the consent of its limited partners. ASR filed a registration statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission (SEC). The registration statement was amended February 14, 2001 and April 24, 2001. The plan and the benefits and risks thereof will be described in detail in the final prospectus/consent solicitation statement included in the registration statement filed under the Securities Act of 1933 at the time it is declared effective by the SEC. Following effectiveness, solicitation materials will be provided to limited partners in connection with the solicitation of the consent of the limited partners. There can be no assurances that the plan described above will be consummated.


6.   Recent Accounting PronouncementS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.


7.   SUBSEQUENT EVENT

On April 16, 2001, the combined financial statements of the parent of the general partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,520,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the general partner, to continue as a going concern.

Management of the combined entities has plans related to these matters, which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the transaction discussed in Note 5. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. The Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of Sorrento I Partners


We have audited the accompanying balance sheet of Sorrento I Partners, a California general partnership, (the "Partnership") as of December 31, 2000 and the related statements of operations, changes in general partners' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sorrento I Partners as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



/s/ ARTHUR ANDERSEN LLP


Houston, Texas
March 26, 2001 (except with respect to
the matter discussed in Note 8, as to
which the date is April 19, 2001.)

                          INDEPENDENT AUDITORS' REPORT



To the Partners of Sorrento I Partners


We have audited the accompanying balance sheet of Sorrento I Partners, a California general partnership, (the "Partnership") as of December 31, 1999 and the related statements of operations, changes in general partners' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sorrento I Partners as of December 31, 1999 and the results of its operations and cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP


Houston, Texas
February 25, 2000

                               SORRENTO I PARTNERS
                       (A California General Partnership)
                                 BALANCE SHEETS
                           December 31, 2000 and 1999

                                                      December 31,    December 31,
                                                          2000            1999
                                                       ----------      ----------
ASSETS

Cash and cash equivalents                              $   38,435      $  249,534
Receivables:
   Unbilled rent (Notes 1 and 4)                           44,584          50,533
Income-producing property - net of accumulated
   depreciation of $844,251 and $741,797
   (Notes 1, 4 and 5)                                   2,138,527       2,240,981
Other assets - net of accumulated amortization of
   $126,383 and $95,882 (Notes 1, 2 and 3)                168,911         154,108
                                                       ----------      ----------
Total Assets                                           $2,390,457      $2,695,156
                                                       ==========      ==========

LIABILITIES AND GENERAL PARTNERS' EQUITY

Accounts payable                                       $   13,258      $   13,690
Note payable (Note 5)                                   1,625,540       1,635,054
                                                       ----------      ----------

Total Liabilities                                       1,638,798       1,648,744
                                                       ----------      ----------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 7)

General Partners' equity (Notes 1 and 6)                  751,659       1,046,412
                                                       ----------      ----------

Total Liabilities and General Partners' equity         $2,390,457      $2,695,156
                                                       ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                               SORRENTO I PARTNERS
                       (A California General Partnership)
                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2000, 1999 and 1998

                                         2000            1999            1998
                                      ----------      ----------      ----------
Revenues:
   Rental income (Note 1)             $  283,685      $  283,985      $  282,322
                                      ----------      ----------      ----------

           Total revenues                283,685         283,985         282,322
                                      ----------      ----------      ----------

Expenses:
   Operating expenses:
   Depreciation and amortization         132,954         130,639         127,662
   Property taxes and insurance            8,964           6,639           7,762
   Administrative fees (Note 3)           40,485          45,025          38,922
   Maintenance and repairs                     0              42             395
   Management fees (Note 3)               19,637          16,707          17,189
   Legal and accounting                   24,146          15,809          17,650
   General and administrative             11,926           9,947           7,413
   Bad debt expense                            0           4,770               0
   Other operating expenses                  201          29,884           5,574
                                      ----------      ----------      ----------

     Total operating expenses            238,313         259,462         222,567

   Interest                              145,001          88,648          57,926
                                      ----------      ----------      ----------

           Total expenses                383,314         348,110         280,493
                                      ----------      ----------      ----------

NET (LOSS) INCOME                     $  (99,629)     $  (64,125)     $    1,829
                                      ==========      ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                               SORRENTO I PARTNERS
                       (A California General Partnership)
           STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY (DEFICIT)
              For the Years Ended December 31, 2000, 1999 and 1998

                                                                           General Partners

                                                           Sierra Pacific        Sierra
                                                             Development       Mira Mesa
                                                              Fund III          Partners           Total
                                                            ------------      ------------      ------------
General Partners' equity (deficit) - January 1, 1998        $   (333,783)     $  2,321,098      $  1,987,315
Net income                                                           787             1,042             1,829
Contributions                                                          0             8,500             8,500
Distributions                                                          0          (118,000)         (118,000)
                                                            ------------      ------------      ------------

General Partners' equity (deficit) - December 31, 1998          (332,996)        2,212,640         1,879,644
Net loss                                                          (7,618)          (56,507)          (64,125)
Contributions                                                          0            65,313            65,313
Distributions                                                          0          (834,420)         (834,420)
                                                            ------------      ------------      ------------

General Partners' equity (deficit) - December 31, 1999          (340,614)        1,387,026         1,046,412
Net loss                                                         (16,698)          (82,931)          (99,629)
Contributions                                                          0            89,160            89,160
Distributions                                                          0          (284,284)         (284,284)
                                                            ------------      ------------      ------------

General Partners' equity (deficit) - December 31, 2000      $   (357,312)     $  1,108,971      $    751,659
                                                            ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                               SORRENTO I PARTNERS
                       (A California General Partnership)
                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2000, 1999 and 1998

                                                                 2000            1999            1998
                                                              ----------      ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                           $  (99,629)     $  (64,125)     $    1,829
  Adjustments to reconcile net (loss) income
  to cash (used in) provided by operating activities:
    Depreciation and amortization                                132,954         130,639         127,662
    Bad debt expense                                                   0           4,770               0
    Decrease (increase) in rent receivable                         5,949          (5,188)        (10,439)
    Decrease (increase) in other receivables                           0          14,572            (271)
    Increase in other assets                                     (45,303)        (70,498)              0
    (Decrease) increase in accrued and other liabilities            (432)         (6,847)          4,413
                                                              ----------      ----------      ----------
  Net cash (used in) provided by operating activities             (6,461)          3,323         123,194
                                                              ----------      ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                                    0          (5,278)              0
                                                              ----------      ----------      ----------
  Net cash used in investing activities                                0          (5,278)              0
                                                              ----------      ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Contributions by the General Partners                         89,160          65,313           8,500
    Distributions to the General Partners                       (284,284)       (834,420)       (118,000)
    Proceeds from note payable secured by property                     0       1,637,500               0
    Principal payments on notes payable                           (9,514)       (618,669)        (15,604)
                                                              ----------      ----------      ----------
  Net cash (used in) provided by financing activities           (204,638)        249,724        (125,104)
                                                              ----------      ----------      ----------
NET (DECREASE) INCREASE IN CASH
   AND CASH EQUIVALENTS                                         (211,099)        247,769          (1,910)

CASH AND CASH EQUIVALENTS - Beginning of period                  249,534           1,765           3,675
                                                              ----------      ----------      ----------
CASH AND CASH EQUIVALENTS - End of period                     $   38,435      $  249,534      $    1,765
                                                              ==========      ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for interest                    $  145,073      $   76,328      $   57,926
                                                              ==========      ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                               SORRENTO I PARTNERS
                       (A California General Partnership)
                          NOTES TO FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sorrento I Partners ("SIP") was formed as a California general partnership on April 1, 1993 between Sierra Mira Mesa Partners ("SMMP") and Sierra Pacific Development Fund III ("SPDFIII") to develop and operate the real property known as Sorrento I, an industrial building, located in San Diego, California. The property contains 43,100 square feet and is located adjacent to Sierra Mira Mesa office building, which is owned and operated by Sierra Mira Mesa Partners. In 1993, SMMP contributed cash of $383,836 ($2,326,477, net through December 31,
1997) for a 55.03% interest in SIP and SPDFIII contributed the property and all associated encumbrances for a 44.97% interest. During 1998, 1999 and 2000, SMMP contributed an additional $8,500, $65,313 and $89,160 and received distributions amounting to $118,000, $834,420 and $284,284 respectively. The partnership agreement calls for a recalculation of the percentage ownership interest each year on January 1 to account for the Partner's aggregate capital contributions and distributions since inception through the preceding December 31. Accordingly, as of January 1, 1998, 1999, and 2000, SPDFIII's interest in SIP was changed to 11.41%, 11.88% and 16.76%, respectively, and SMMP's interest was changed to 88.59%, 88.12% and 83.24%, respectively. On January 1, 2001, SPDFIII's interest will be increased to 18.72% and SMMP's interest will be reduced to 81.28% to reflect the 2000 contributions and distributions.

S-P Properties, Inc. is the General Partner of SPDFIII and of SMMP's general partners, Sierra Pacific Development Fund II and Sierra Pacific Pension Investors '84.

Basis of Financial Statements

SIP maintains its books and prepares its financial statements in accordance with accounting principles generally accepted in the United States. However, SIP prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income
(loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

Fair Value of Financial Instruments

The financial instruments of SIP at December 31, 2000 and 1999 consist of cash and cash equivalents, receivables, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the note payable approximates the carrying value based on market rates at December 31, 2000.

Income-Producing Properties

Property is carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements are carried at cost and depreciated on the straight-line method over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

SIP regularly evaluates long-lived assets for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement") whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, SIP shall recognize an impairment loss in accordance with the Statement. No such impairments have been recognized by the Partnership for the year ended December 31, 2000.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 2000. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. SIP may provide write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. SIP adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on SIP's financial condition or results of operations.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 2000 and 1999 is as follows:

                                                    2000          1999
                                                  --------      --------
Other assets:
  Deferred loan costs, net of accumulated
    amortization of $6,822 and $2,007             $ 41,735      $ 46,550
  Deferred leasing costs, net of accumulated
    amortization of $119,561 and $93,876            59,931        85,616
  Prepaid expenses                                   3,553           560
  Tax impounds                                       4,886         2,675
  Tenant Improvements reserve                       58,806        18,707
                                                  --------      --------
                                                  $168,911      $154,108
                                                  ========      ========


3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

Affiliates of the General Partner receive a monthly management fee totaling 6% of the gross rental income (as defined in the partnership agreement) collected from the property or $600, whichever is greater. Management fees paid to the affiliates for the years ended December 31, 2000, 1999, and 1998 were $19,637, $16,707, and $17,189, respectively.

SIP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SIP such as accounting, data processing and similar services. The affiliate was reimbursed $40,485, $45,025, and $38,922, for such services for the years ended December 31, 2000, 1999 and 1998, respectively.

During 1996, SIP made a non-interest bearing advance to an affiliate in the amount of $4,770. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 5 for note payable transactions with related parties.

4. INCOME-PRODUCING PROPERTIES

At December 31, 2000 and 1999 the total cost and accumulated depreciation of the property were as follows:

                                  2000            1999
                               ----------      ----------
Land                           $1,305,518      $1,305,518
Building and improvements       1,677,260       1,677,260
                               ----------      ----------

             Total              2,982,778       2,982,778

Accumulated depreciation         (844,251)       (741,797)
                               ----------      ----------

             Net               $2,138,527      $2,240,981
                               ==========      ==========

Future minimum base rental income to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

   Year Ending       Straight-line           Cash
   December 31,          Basis               Basis
   -----------       -------------         --------
      2001             $283,635            $295,152
      2002              283,635             306,960
      2003               94,546             104,288
                       --------            --------

      Total            $661,816            $706,400
                       ========            ========

SIP relied on one tenant for 100% of rental income for 2000, 1999 and 1998, respectively. The lease agreement requires the tenant to pay expenses such as utilities, insurance and property taxes related to the property. The principal business of the tenant is research and development in the communications sector.


5. NOTE PAYABLE

SIP had a $750,000 note payable to CGS Real Estate Co., Inc ("CGS") which was modified on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and called for monthly principal and interest payments of $6,048 until maturity in March 2015.

In August 1999, the CGS note with an outstanding balance of $607,693 was repaid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. Capitalized loan costs paid to Finova Realty Capital, Inc. were $48,557. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Principal and interest payments of $12,882 are due and payable monthly until the loan matures in September 2009. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999. The note balance as of December 31, 2000 was $ 1,625,540.

Annual maturities on the Finova loan as of December 31, 2000 are: $12,860 in 2001; $14,031 in 2002; $15,309 in 2003; $16,704 in 2004; $18,225 in 2005; and
$1,548,411 thereafter.


6. GENERAL PARTNERS' EQUITY (DEFICIT)

In accordance with the partnership agreement, accrual basis losses resulting from operations of the partnership are first allocated to the General Partners in proportion to the relative amounts of net cumulative partnership profits until such allocated losses equal the previously allocated net cumulative partnership profits. Then, losses are allocated in proportion to the Partners' percentage interests as computed January 1 of the year in which the loss occurred.

Likewise, accrual basis profits resulting from operations of the partnership are first allocated to the General Partners in proportion to the relative amounts of net cumulative partnership losses until such allocation of profits equals the previously allocated net cumulative partnership losses. Then, profits are allocated in proportion to the distributions made to the Partners during the year.

Distributions made to the Partners during the year are made from distributable funds, those funds at the end of each calendar quarter in excess of the working capital requirements as determined by the Partners. Distributions are made to the partners as follows: a) first, to SMMP until it has received an aggregate amount equal to the sum of its capital contributions to the Partnership; b) second to Fund III until it has received an aggregate amount equal to the sum of its capital contributions; and c) third, to the Partners in accordance with their respective percentage interests for the year in which the distribution is made.

Upon dissolution of the partnership, any proceeds should be distributed first to SMMP as a return of capital in proportion to its aggregate unreturned capital contributed and then to Sierra Pacific Development Fund III in proportion to its aggregate unreturned capital contributed. Any remaining proceeds shall be first distributed pro rata in proportion to the Partners' positive balances in their capital accounts and then in accordance with their percentage interest in the year of dissolution.


7. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Partnership occasionally becomes party to litigation. In the opinion of management, pending or threatened litigation involving the Partnership will not have a material adverse effect on its financial condition.


CGS is continuing the development of a plan which will combine the Partnership's properties with the properties of other real estate partnerships managed by CGS and its affiliates (the "Transaction"). These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would qualify as a real estate investment trust, Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange. The Transaction is subject to the approval of the limited partners of the partnerships. ASR filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission. The Registration Statement was amended February 14, 2001.

8. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of CGS and other affiliates were issued. The independent public accountants' report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the effect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                            HISTORICAL FINANCIAL DATA

                    Sierra Pacific Institutional Properties V
                                Table of Contents





A. Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 2000, 1999, 1998.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - March 31, 2001 and 2000

D. Audited Financial Statements - December 31, 2000, 1999, 1998

E. Unaudited Financial Statements - March 31, 2001 and 2000

A.       SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC INSTITUTIONAL
         PROPERTIES V

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Partnership. Additionally, the selected operating and financial position data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                                               THREE MONTHS ENDED
                                                         YEARS-ENDED DECEMBER 31,                                   MARCH 31,
                                    ---------------------------------------------------------------------------------------------
                                      1996           1997           1998           1999           2000         2000         2001
                                    -------        -------        -------        -------        -------        -----        -----
OPERATING DATA:
REVENUES:
Rental and reimbursement
  income                            $   991        $   979        $   815        $ 1,193        $ 1,329        $ 386        $ 317
Interest and other income                --             --             --             35             11           11            0
                                    -------        -------        -------        -------        -------        -----        -----
Total revenues                          991            979            815          1,228          1,340          397          317
                                    =======        =======        =======        =======        =======        =====        =====
EXPENSES:
Property operating                      246            238            255            283            241          125          162
Management and advisory fees             54             60             50             69             86           --           --
Ground Lease                            383            382            374            410             29           29           --
Real estate and other taxes              91             89            105            111            121           --           --
Depreciation and amortization           447            447            458            442            543          115          103
                                    -------        -------        -------        -------        -------        -----        -----
Total expenses                        1,221          1,216          1,242          1,315          1,020          269          265
                                    =======        =======        =======        =======        =======        =====        =====
Net income (loss) before
  minority interest                    (230)          (237)          (427)           (87)           320          128           52
Minority interest                        62             59            143             30            (61)         (56)         (10)
                                    -------        -------        -------        -------        -------        -----        -----
Net income (loss)                   $  (168)       $  (178)       $  (284)       $   (57)       $   259        $  72        $  42
                                    =======        =======        =======        =======        =======        =====        =====

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                                          THREE MONTHS ENDED
                                                           YEARS-ENDED DECEMBER 31,                            MARCH 31,
                                         -------------------------------------------------------------------------------------
                                          1996         1997         1998         1999         2000         2000         2001
                                         -------      -------      -------      -------      -------      -------      -------
OTHER DATA:
Weighted average number of units
   outstanding                            31,000       31,000       31,000       31,000       31,000       31,000       31,000
Income (loss) per unit                     (5.46)       (5.79)       (9.22)       (1.84)        8.36         2.30         1.36
Ratio of earnings to fixed charges (1)        --           --           --           --           --          8.2           --
Deficiency of earnings to cover
  fixed charges (2)                         (168)        (178)        (284)         (57)          --           --           --
Cash distributions to minority
   investors                                (191)        (262)         (86)          (4)        (813)         (55)        (175)
Total properties owned at end of
   period                                      1            1            1            1            1            1            1
Book value per limited partnership
   unit                                       79           74           64           63           73                        74
Per unit value assigned for the
   consolidation                                                                                                           141

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                                         THREE MONTHS ENDED
                                                          YEARS-ENDED DECEMBER 31,                           MARCH 31,
                                         ----------------------------------------------------------------------------------
                                           1996        1997         1998         1999         2000         2000      2001
                                         -------      -------      -------      -------      -------     -------    -------
BALANCE SHEET DATA:
Cash and cash equivalents                $     9      $    23      $     3      $   135      $     5                $    14
Real estate held for investment, net       5,992        5,630        5,571        5,552        5,477                  5,393
Accounts receivable, net                     490          476          486          528          380                    363
Investment in/due from partnerships           19           19           19           --           --                     --
Other assets                                 276        1,065        1,068        1,659          235                    216
Total assets, at book value                6,786        7,213        7,147        7,874        6,097                  5,986
 Total assets, at value assigned for                                                                                  5,091
   the consolidation
Total liabilities                            248          220          439          285           74                     58
General partner's deficit                     --           --           --           --          (52)                   (51)
Limited partner's equity                   2,459        2,282        1,997        1,941        2,253                  2,294
Other equity                               4,079        4,711        4,711        5,648        3,822                  3,685
CASH FLOW DATA:
Increase (decrease) in cash and
 equivalents, net                            (58)          15          (20)         132         (130)     (104)           9
Cash (used in) provided by
   operating activities                      159         (647)         177         (493)       1,006       224          156

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 2000, 1999, 1998

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 2000, the Partnership owned a 56.08% interest in Sierra Sorrento II, an industrial property located in San Diego, California ("the Property").

Results of Operations:

Comparison of year ended December 31, 2000 to year ended December 31, 1999.

Rental income increased approximately $136,000, or 11%, due to higher common area maintenance ("CAM") fees billed between years. Supplemental billings were made in March 2000 to recover higher than anticipated prior year CAM fees. Concurrently, new rates were implemented to reflect anticipated current year CAM fees. The Property remained 100% occupied in 2000.

Interest income associated with the Partnership's prepaid ground lease balance decreased approximately $23,000, when compared to the prior year. As stated below, the Partnership's ground lease terminated upon the purchase of the Sorrento II land holdings in February 2000. The current prepaid balance was credited toward the purchase price.

Total operating expenses decreased approximately $295,000, or 22%, in comparison to the prior year, primarily due to the termination of the Partnership's ground lease. Ground lease expense decreased as a result of the land purchase and subsequent ground lease termination. Further, other operating expenses decreased during the year due to lower garage parking expense. In 1998, contract garage parking was obtained from an adjacent property to accommodate for lack of available parking at the Property. In June 1999, work was completed on a parking expansion project at the Property, and the contract parking ceased. The decrease in total operating expenses related to ground lease expense was partially offset by an increase in depreciation and amortization, principally as a result of the write-off of predevelopment costs in 2000 associated with an abandoned unrelated parking lot project from a prior period.

Net income before Sierra Mira Mesa Partner's ("SMMP") share of consolidated joint venture income was approximately $320,000 in 2000, compared to a net loss of approximately $87,000 in 1999. In accordance with the Sorrento II partnership agreement, income resulting from its operations is first allocated to the General Partners in proportion to the relative amounts of net cumulative losses until such allocation of income equals the previously allocated net cumulative losses. Then, profits are allocated in proportion to the distributions made to the General Partners during the year. As such, Sorrento II Partners allocated the Partnership 81.09% of its income, and the other General Partner, SMMP, received 18.91% of its income for the year ended December 31, 2000.

Comparison of year ended December 31, 1999 to year ended December 31,1998.

Rental income increased approximately $378,000, or 46%, principally as a result of 100% occupancy for the entire year. During the first seven months of 1998, 29,150 square feet of the Property was vacant. A single tenant leased 22,150 square feet in August 1998 and the remaining 7,000 square feet in December 1998. The weighted-average annual rent per square foot, on an accrual basis, was $11.04 at December 31, 1999 compared to $10.95 at December 31, 1998.

The Partnership made additional ground lease prepayments totaling approximately $825,000 in 1999. Effective October 1999, all minimum base rent amounts becoming payable under the terms of the lease were to be applied against the prepaid balance until such time that the prepaid balance is extinguished plus interest at the rate of 10% per annum. Interest income of approximately $35,000 was recorded in 1999 as a result.

Total operating expenses increased approximately $73,000, or 6%, in comparison to the prior year, primarily due to an increase in ground lease expense, management fees and administrative costs. Additionally, a loan made to an affiliate in 1996 was deemed uncollectible and written-off to bad debt expense in 1999. Ground lease expense rose as a result of higher additional rents becoming due effective January 1999 in accordance with the lease agreement. The increase in management fees is attributable to the higher rental income. The increase in total operating expenses was partially offset by a decrease in depreciation and amortization, and by lower maintenance and repair costs incurred in 1999.

Net loss before SMMP share of consolidated joint venture loss was approximately $87,000 in 1999, compared to approximately $427,000 in 1998. In accordance with the Sorrento II partnership agreement, the Partnership's share of loss was allocated in proportion to its ownership interest for the years ended December 31, 1998 and 1999.

Liquidity and Capital Resources:

On October 1, 1993, the Partnership created a California general partnership (Sorrento II Partners) with SMMP, an affiliate, to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. SMMP has adequate resources to make the necessary advances during the foreseeable future.

In February 2000, the Partnership purchased the Sorrento II land holdings from CGS Real Estate, Inc. for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745. SMMP contributed the majority of the cash for the land purchase. In 2000, SMMP made contributions totaling $1,926,800 to the Partnership and received distributions totaling $812,900 from the Partnership.

The Partnership generated cash from operations of $1,006,000 and paid $2,175,742 for the ground lease buyout and $74,565 for parking lot improvements. At December 31, 2000, the Partnership is in an illiquid position with cash and billed rents of $14,000 and current liabilities of $67,000.

The Partnership's primary capital requirements will be for construction of new tenant space. It is anticipated that these requirements and any operating capital requirements will be funded from operations of the Property and SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OVERVIEW - MARCH 31, 2001 AND 2000

The following discussion should be read in conjunction with Sierra Pacific Institutional Properties V's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 48.49% interest in the Sorrento II Partnership, which operates the Sorrento II property (the Property) in San Diego, California.

RESULTS OF OPERATIONS

Rental income for the three months ended March 31, 2001 decreased by approximately $69,000, or 18%, when compared to the corresponding period in 2000. This decrease was primarily due to lower common area maintenance fees billed during the period. Supplemental billings were made in the first quarter of 2000 to recover higher than anticipated prior year common area maintenance fees. The Property was 100% occupied at March 31, 2001 and 2000.

No interest income was incurred for the quarter ended March 31, 2001. Interest income of approximately $11,000 associated with the Partnership's prepaid ground lease balance was recorded during the first quarter of the prior year. The Partnership purchased the Sorrento II land holdings in February 2000 and its ground lease subsequently terminated. The current prepaid ground lease balance was credited toward the purchase price.

Total operating expenses for the three months ended March 31, 2001 increased by approximately $37,000, or 30%, in comparison to the same period in the prior year, primarily due to an increase in maintenance and repair costs. Property taxes rose as a result of an increase in the assessed value of the Property. In addition, higher accounting and auditing costs were incurred during the quarter.

No ground lease expense was incurred for the three months ended March 31, 2001. The Partnership's ground lease terminated upon the purchase of the Sorrento II land holdings in February 2000.

Depreciation and amortization expenses for the quarter decreased by approximately $12,000, or 11%, principally as a result of fully depreciated capitalized tenant improvements.

Net income before Sierra Mira Mesa Partner's (SMMP) share of consolidated joint venture income was approximately $52,000 for the three months ended March 31, 2001, compared to approximately $128,000 for the same period in the prior year. In accordance with the Sorrento II partnership agreement, income resulting from its operations is first allocated to the general partners in proportion to the relative amounts of net cumulative losses until such allocation of income equals the previously allocated net cumulative losses. Then, profits are allocated in proportion to the distributions made to the general partners during the year. As such, Sorrento II Partners allocated the Partnership 81.09% of its income, and the other general partner, SMMP, received 18.91% of its income for the quarter ended March 31, 2001. During the corresponding period in the prior year, the Partnership's share of income was allocated in proportion to its ownership interest. Such income was reallocated to the general partners in proportion to net cumulative losses in the fourth quarter of 2000.

LIQUIDITY AND CAPITAL RESOURCES

The Partnership is in an illiquid position as of March 31, 2001 with cash and billed receivables of approximately $33,000 and current liabilities of approximately $51,000. A source of cash is available through contributions from the minority owner of the property, SMMP. SMMP has adequate resources to make any necessary contributions during the foreseeable future. During the three months ended March 31, 2000, SMMP contributed $28,000 to the Partnership and received distributions of $175,000 from the Partnership.

In February 2000, the Partnership purchased the Sorrento II land holdings from CGS Real Estate Company, Inc., an affiliate of the general partner, for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745. SMMP contributed the majority of the cash for the land purchase.

The Partnership's primary capital requirements will be for construction of new tenant space. It is anticipated that these requirements and any operating capital requirements will be funded from the operations of the property and SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of Sierra Pacific Institutional Properties V


We have audited the accompanying consolidated balance sheet of Sierra Pacific Institutional Properties V, a California limited partnership, and subsidiary (the "Partnership") as of December 31, 2000 and the related consolidated statements of operations, changes in partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Institutional Properties V and subsidiary, as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



/s/ ARTHUR ANDERSEN LLP


Houston, Texas
March 26, 2001 (except with respect to the matter discussed in Note 8, as to which the date is April 19, 2001.)

                          INDEPENDENT AUDITORS' REPORT


To the Partners of Sierra Pacific Institutional Properties V


We have audited the accompanying consolidated balance sheets of Sierra Pacific Institutional Properties V, a California limited partnership, (the "Partnership") as of December 31, 1999 and the related consolidated statements of operations, changes in partners' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Institutional Properties V as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP


Houston, Texas
February 25, 2000

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEET
                           December 31, 2000 and 1999

             -------------------------------------------------------

                                                        December 31, 2000  December 31, 1999
                                                        -----------------  -----------------
ASSETS

Cash and cash equivalents                                  $     4,645        $  134,781
Receivables:
  Unbilled rent (Notes 1 and 4)                                371,476           451,414
  Billed rent (Note 1)                                           9,145            76,707
Prepaid ground lease (Note 3)                                        0         1,344,540
Income-producing property - net of accumulated
  depreciation of $2,571,655 and $2,195,937 (Note 4)         5,477,013         5,552,440
Other assets - net of accumulated amortization of
  $391,994 and $306,675 (Notes 1, 2 and 3)                     234,777           314,313
                                                           -----------        ----------

Total Assets                                               $ 6,097,056        $7,874,195
                                                           ===========        ==========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                     $    74,083        $   90,908
Ground lease payable (Note 1)                                        0           194,539
                                                           -----------        ----------

Total Liabilities                                               74,083           285,447
                                                           -----------        ----------

Ground lessor's equity in income-producing
  property (Note 3)                                                  0         3,000,000
                                                           -----------        ----------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)

Minority interest in consolidated
  joint venture (Note 4)                                     3,822,355         2,647,872
                                                           -----------        ----------

Partners' equity (deficit) (Notes 1 and 5):
  General Partner                                              (51,757)                0
  Limited Partners:
    140,000 units authorized,
    30,777 issued and outstanding                            2,252,375         1,940,876
                                                           -----------        ----------

Total Partners' equity                                       2,200,618         1,940,876
                                                           -----------        ----------

                                                        December 31, 2000  December 31, 1999
                                                        -----------------  -----------------

Total Liabilities and Partners' equity                     $ 6,097,056        $7,874,195
                                                           ===========        ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2000, 1999 and 1998

           -----------------------------------------------------------

                                                                 2000               1999               1998
                                                              -----------        -----------        -----------
REVENUES:
  Rental income (Note 1)                                      $ 1,328,978        $ 1,193,082        $   814,801
  Interest income (Note 3)                                         11,205             34,540                  0
                                                              -----------        -----------        -----------
        Total revenues                                          1,340,183          1,227,622            814,801
                                                              -----------        -----------        -----------

EXPENSES:
  Operating expenses:
     Depreciation and amortization                                542,819            442,093            458,276
     Ground lease (Note 3)                                         29,441            409,607            373,805
     Property taxes and insurance                                 120,985            111,292            104,621
     Maintenance and repairs                                       69,880             67,996             80,758
     Administrative fees (Note 3)                                  77,319             87,110             74,059
     Management fees (Note 3)                                      85,584             69,072             49,919
     Legal and accounting                                          44,462             29,722             29,742
     General and administrative                                    19,177             17,661             15,055
     Utilities                                                     22,775             23,211             26,250
     Bad debt expense (Note 3)                                          0             18,995                  0
     Other operating expenses                                       7,416             38,149             29,295
                                                              -----------        -----------        -----------
       Total operating expenses                                 1,019,858          1,314,908          1,241,780
                                                              -----------        -----------        -----------

INCOME (LOSS) BEFORE MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE (INCOME) LOSS                        320,325            (87,286)          (426,979)
                                                              -----------        -----------        -----------

MINORITY INTEREST'S SHARE OF CONSOLIDATED JOINT
  VENTURE (INCOME) LOSS                                           (60,583)            30,637            143,251
                                                              -----------        -----------        -----------

NET INCOME (LOSS)                                             $   259,742        $   (56,649)       $  (283,728)
                                                              ===========        ===========        ===========

Net income (loss) per limited partnership unit (Note 1)       $      8.36        $     (1.84)       $     (9.22)
                                                              ===========        ===========        ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                       (A California Limited Partnership)
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 2000, 1999 and 1998
        ----------------------------------------------------------------

                                                         Limited Partners                       Total
                                                    ---------------------------        General          Partners'
                                                    Per Unit          Total            Partner           Equity
                                                    --------       -----------        ---------        ----------
Partners' equity - January 1, 1998                   $74.12        $ 2,281,253        $       0        $2,281,253
Net loss                                              (9.22)          (283,728)                          (283,728)
                                                     ------        -----------        ---------        ----------

Partners' equity - December 31, 1998                  64.90          1,997,525                0         1,997,525
Net loss                                              (1.84)           (56,649)                           (56,649)
                                                     ------        -----------        ---------        ----------

Partners' equity - December 31, 1999                  63.06          1,940,876                0         1,940,876
Transfer among general partner and
   limited partners                                    1.77             54,354          (54,354)                0
Net income                                             8.36            257,145            2,597           259,742
                                                     ------        -----------        ---------        ----------

Partners' equity (deficit) - December 31, 2000       $73.19        $ 2,252,375        $ (51,757)       $2,200,618
                                                     ======        ===========        =========        ==========

The accompanying notes are an integral part of these consolidated financial statements.

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2000, 1999 and 1998
             -------------------------------------------------------

                                                                             2000             1999             1998
                                                                         -----------        ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                      $   259,742        $ (56,649)       $(283,728)
  Adjustments to reconcile net income (loss) to cash
  provided by (used in) operating activities:
    Depreciation and amortization                                            542,819          442,093          458,276
    Minority interest's share of unconsolidated
      joint venture income (loss)                                             60,583          (30,637)        (143,251)
    Bad debt expense                                                               0           18,995                0
    Decrease (increase) in rent receivable                                   147,500          (41,883)          (9,960)
    Increase (decrease) in prepaids and other assets                          13,011         (671,833)         (62,463)
    (Decrease) increase in accrued and other liabilities                     (17,384)        (153,180)         218,183
                                                                         -----------        ---------        ---------

    Net cash provided by (used in) operating activities                    1,006,271         (493,094)         177,057
                                                                         -----------        ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                                            (74,565)        (342,748)        (340,376)
                                                                         -----------        ---------        ---------

  Net cash used in investing activities                                      (74,565)        (342,748)        (340,376)
                                                                         -----------        ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Buyout of ground lease                                                  (2,175,742)               0                0
  Distributions to minority investor                                        (812,900)          (4,000)         (85,657)
  Contributions from minority investor                                     1,926,800          971,420          228,700
                                                                         -----------        ---------        ---------

  Net cash (used in) provided by financing activities                     (1,061,842)         967,420          143,043
                                                                         -----------        ---------        ---------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                        (130,136)         131,578          (20,276)

CASH AND CASH EQUIVALENTS - Beginning of year                                134,781            3,203           23,479
                                                                         -----------        ---------        ---------
CASH AND CASH EQUIVALENTS - End of  year                                 $     4,645        $ 134,781        $   3,203
                                                                         ===========        =========        =========

                                                                             2000             1999             1998
                                                                         -----------        ---------        ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:

  Cash paid during the year for real estate taxes                        $    91,375        $  88,975        $  80,768
                                                                         ===========        =========        =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

             SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                        A California Limited Partnership)
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT
            ---------------------------------------------------------

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Institutional Properties V (the "Partnership") was organized on October 8, 1985 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire and operate commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership.

The Partnership acquired land in August 1987 for the development of an 88,073 square foot office property in San Diego, California known as Sierra Sorrento
II. This development consists of two separate buildings; a two-story building consisting of 29,500 usable square feet that was completed in November 1988 and a two-story building consisting of 58,573 usable square feet that was completed in May 1989.

On October 1, 1993, the Partnership created a California general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners ("SMMP"), an affiliate, to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento II property. The Partnership contributed the Sierra Sorrento II property and cash and SMMP contributed cash to the newly formed partnership. At December 31, 2000, the Partnership's remaining asset was a 56.08% interest in Sorrento II Partners.

On July 8, 1997, CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, purchased the Sierra Sorrento II land from Lincoln National Life Insurance Company. On September 24, 1997, all rights, title and interest in the ground lease were transferred and assigned to CGS (See Note 3).

On February 1, 2000, the Partnership purchased the land holdings from CGS for $3,500,000 and the ground lease was subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745 (See Note 3).

Basis of Financial Statements

The consolidated financial statements include the accounts of the Partnership and Sorrento II Partners, a majority owned California general partnership (see
Note 4). The Partnership consolidates all subsidiaries in which it has a controlling equity interest. All significant intercompany balances and transactions have been eliminated in consolidation.

The Partnership maintains its books and prepares its financial statements in accordance with accounting principles generally accepted in the United States. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

Fair Value of Financial Instruments

The financial instruments of the Partnership at December 31, 2000 and 1999 consist of cash and cash equivalents, receivables and accounts payable. The fair value of cash and cash equivalents, receivables, and accounts payable approximates the carrying value at December 31, 2000 due to the short term nature of these items.

Income-Producing Property

Property is carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements are carried at cost and depreciated on the straight-line method over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement") whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership at December 31, 2000.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 2000. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Unbilled rent receivable represents the difference between rent recognized on the straight-line method and actual cash due.

The Partnership periodically reviews its outstanding receivables for uncollectibility and provides a provision for bad debts for those accounts it believes it may not collect in full.

Ground Lease Payable
Ground lease payable represents the difference between rent recognized on the straight-line method in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases" and actual cash due and paid by that date.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 30,777, the number of limited partnership units outstanding for all periods.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 2000 and 1999, is as follows:

                                                        2000           1999
                                                      --------       --------
Other assets:
     Prepaid expenses                                 $ 11,410       $  5,626
     Deferred leasing costs, net of accumulated
       amortization of $391,994 in 2000
       and $306,675 in 1999                            223,367        308,687
                                                      --------       --------
                                                      $234,777       $314,313
                                                      ========       ========

Accrued and other liabilities:
     Accounts payable                                 $ 65,256       $ 43,980
     Unearned rental income                                  0         23,800
     Security deposits                                   7,249          7,249
     Other                                               1,578         15,879
                                                      --------       --------
                                                      $ 74,083       $ 90,908
                                                      ========       ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

Affiliates of the General Partner receive a management fee totaling 6% of the gross rental income (as defined in the partnership agreement) collected from the property or $600, whichever is greater. Management fees paid to affiliates for the years ended December 31, 2000, 1999 and 1998 were $85,584, $69,072 and $49,919, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $80,969, $89,275 and $77,844 for such services for the years ended December 31, 2000, 1999, and 1998, respectively. In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate is paid initial leasing costs. For the years ended December 31, 2000, 1999 and 1998, a total of $0, $16,293, and $74,504 respectively, was paid for initial leasing costs. Additionally, the Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 2000, 1999, and 1998, the affiliate received $0, $0, and $22,511, respectively, for tenant improvements supervisory costs.

The Partnership sold the Sierra Sorrento II land holdings to Lincoln National Life Insurance Company for $3,000,000 on February 1, 1989. Upon ownership transfer, the Partnership entered into a 40 year ground lease with the insurance company. The Sierra Sorrento II land lease required initial minimum payments of $25,000 per month commencing February 1989 and increases over the lease term. Subject to the provisions of the ground lease, the Partnership had the right to sell the property (land and buildings) to a third party. Upon ownership transfer the ground lease would terminate. Upon sale, the ground lessor would be entitled to remuneration of the prior $3,000,000 investment prior to distribution of proceeds to the Partnership. The ground lessor would also participate in the appreciation of the property (upon sale) based on a formula contained in the ground lease agreement. On July 8, 1997, the land was purchased from Lincoln National Life Insurance Company by CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner. On September 24, 1997, all rights, title and interest in the ground lease were transferred and assigned to CGS.

In October 1997, the Partnership prepaid $900,000 of the ground lease payments to CGS in exchange for an amendment reducing the minimum rent required under the lease from $360,000 to $330,000 per year from 1999 to 2008. The minimum basic rent effective January 1, 2009 through December 31, 2028 remained unchanged at $360,000 per year. The November 1997, December 1997, and January 1998 rent amounts payable under the terms of the lease were applied against the prepaid balance. Effective February 1998, rent amounts were to be paid at the rate of $18,000 per month until such time that the prepaid balance was extinguished.

In 1999, the Partnership made additional ground lease prepayments totaling $825,000. Effective October 1999, all minimum base rent amounts becoming payable were applied against the prepaid balance until such time that the prepaid balance was extinguished plus interest at the rate of 10% per annum. Interest income of $34,540 and $11,205 was recorded in 1999 and 2000, respectively, as a result. The prepaid balance at December 31, 1999 was $1,344,540.

On February 1, 2000, the Partnership purchased the land holdings from CGS for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745.

During 1996, the Partnership made a non-interest bearing loan to an affiliate in the amount of $18,995. The loan was deemed uncollectible and subsequently written off to bad debt expense in 1999.

4. INCOME-PRODUCING PROPERTY

At December 31, 2000 and 1999 the total cost and accumulated depreciation of the property are as follows:

                                    2000               1999
                                -----------        -----------
Land                            $ 2,915,068        $ 2,569,815
Building and improvements         5,133,600          5,178,562
                                -----------        -----------
                 Total            8,048,668          7,748,377
Accumulated depreciation         (2,571,655)        (2,195,937)
                                -----------        -----------
                 Net            $ 5,477,013        $ 5,552,440
                                ===========        ===========

During 2000 and 1999, the Partnership removed $81,781 and $925,986, respectively, from its buildings and improvements and related depreciation accounts for fully depreciated property.

Sierra Sorrento II experienced a land ownership transfer in February 2000 (See
Note 3).

On October 1, 1993, the Partnership formed a joint venture with SMMP, an affiliate. The joint venture, known as Sorrento II Partners ("SIIP"), was formed as a California general partnership to develop and operate the Sierra Sorrento II property. The Partnership had an 83.2% equity interest with its contribution of Sierra Sorrento II and $115,000 in cash. Such interest was computed based upon the estimated fair value of SIIP's net assets at the date of formation of the joint venture. SMMP was allocated a 16.8% initial equity interest in SIIP in exchange for its $710,000 cash contribution ($2,015,800, net, through December 31, 1997). SMMP made additional cash contributions amounting to $228,700, $971,420, and $1,926,800, and received distributions amounting to $85,657, $4,000 and $812,900 during 1998, 1999 and 2000, respectively. The percentage interests of the Partnership and SMMP are to be adjusted each year on January 1 during the term of SIIP, beginning January 1, 1995 and ending December 31, 2013 unless terminated sooner, based upon the relative net contributions and distributions since inception through the preceding December 31. Accordingly, as of January 1, 1998, 1999 and 2000, the Partnership's interest in SIIP was changed to 66.45%, 64.90% and 56.08%, respectively, and SMMP's interest was changed to 33.55%, 35.10% and 43.92%, respectively. On January 1, 2001, the Partnership's interest will be decreased to 48.49% and SMMP's interest will be increased to 51.51% to reflect the 2000 contributions and distributions. Under the terms of the SIIP joint venture agreement, SMMP will receive preferential cash distributions of available "Distributable Funds" from the operation of SIIP or sale of its property to the extent of its net capital contributions. Additional Distributable Funds are allocable to the Partnership to the extent of the deemed fair value of its original property contribution, with the remainder allocated to the Partnership and SMMP in proportion to their respective equity interests.

Future minimum base rental income, under the existing operating leases for the Sierra Sorrento II property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                  Straight-line                Cash
Year Ending December 31,              Basis                    Basis
                                  -------------             ----------
         2001                       $  972,183              $1,086,440
         2002                          972,183               1,118,346
         2003                          530,098                 576,160
         2004                          441,680                 479,230
         2005                          257,646                 285,090
                                    ----------              ----------

           Total                    $3,173,790              $3,545,266
                                    ==========              ==========

In 2000, 55% of rental income was generated from an electronics manufacturer and 45% was from a media and marketing company. In 1999, an electronics manufacturer generated 56% of rental income and the remaining 44% was from a media and marketing company. In 1998, 82% of all rental income was from an electronics manufacturer and 18% was from a tenant in the healthcare sector.

5. PARTNERS' EQUITY

The partners' equity accounts have been adjusted to reflect an allocation of cumulative net loss to the partners in accordance with the agreement of limited partnership. This agreement provides that 99% of operating income, gains, losses, deductions and credits of the Partnership shall be allocated among the Limited Partners and 1% be allocated to the General Partner.

Prior year balances have not been adjusted because management does not believe that the effects of these adjustments are significant to the prior year partners' equity balances.

Upon any sale or other disposition of the Partnership's real properties, distributions will be made to the Limited Partners until they have received distributions from sales proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be divided 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions from all sources equal to the sum of their respective priority distributions (an amount equal to not less than 12% per annum cumulative, but not compounded, on each Limited Partners' unreturned capital). Thereafter, the General Partner will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described above, are equal to 10% of the total net sale proceeds available for distribution to the Partners. Any remaining sale proceeds will be distributed to the Limited Partners.

6. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Partnership occasionally becomes party to litigation. In the opinion of management, pending or threatened litigation involving the Partnership will not have a material adverse effect on its financial condition.

7. PENDING TRANSACTION

CGS is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates ("the Transaction"). These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would qualify as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange. The Transaction is subject to the approval of the limited partners of the Partnerships. ASR filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission. The Registration Statement was amended February 14, 2001.

8. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of CGS and other affiliates were issued. The independent public accountants' report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2001 AND DECEMBER 31, 2000
          ------------------------------------------------------------

                                                    March 31, 2001   December 31, 2000
                                                     (Unaudited)
                                                    --------------   -----------------
ASSETS

Cash and cash equivalents                            $    13,369        $     4,645
Receivables:
   Unbilled rent                                         344,056            371,476
   Billed rent                                            19,143              9,145
Income-producing property - net of
   accumulated depreciation of $2,655,355
   and $2,571,655, respectively                        5,393,312          5,477,013
Other assets - net of accumulated amortization
   of $410,988 and $391,994, respectively                215,970            234,777
                                                     -----------        -----------
Total Assets                                         $ 5,985,850        $ 6,097,056
                                                     ===========        ===========

LIABILITIES AND PARTNERS' EQUITY

 Accrued and other liabilities                       $    57,799        $    74,083
                                                     -----------        -----------
Total Liabilities                                         57,799             74,083
                                                     -----------        -----------
Minority interest in consolidated
   joint venture                                       3,685,203          3,822,355
                                                     -----------        -----------
Partners' equity (deficit):
   General Partner                                       (51,335)           (51,757)
   Limited Partners:
     140,000 units authorized,
     30,777 issued and
     outstanding                                       2,294,183          2,252,375
                                                     -----------        -----------
Total Partners' equity                                 2,242,848          2,200,618
                                                     -----------        -----------
Total Liabilities and Partners' equity               $ 5,985,850        $ 6,097,056
                                                     ===========        ===========

                             SEE ACCOMPANYING NOTES

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                 -----------------------------------------------

                                                 2001             2000
                                             (Unaudited)      (Unaudited)
                                              ---------        ---------
REVENUES:
   Rental income                              $ 316,806        $ 385,844
   Interest income                                    0           11,205
                                              ---------        ---------
          Total revenues                        316,806          397,049
                                              ---------        ---------
EXPENSES:
   Operating expenses                           162,034          124,762
   Ground lease                                       0           29,441
   Depreciation and amortization                102,694          115,186
                                              ---------        ---------
          Total costs and expenses              264,728          269,389
                                              ---------        ---------
INCOME BEFORE MINORITY INTEREST'S SHARE
   OF CONSOLIDATED JOINT VENTURE INCOME          52,078          127,660
                                              ---------        ---------
MINORITY INTEREST'S SHARE OF
   CONSOLIDATED JOINT VENTURE INCOME             (9,848)         (56,068)
                                              ---------        ---------
NET INCOME                                    $  42,230        $  71,592
                                              =========        =========
Net income per limited partnership unit       $    1.36        $    2.30
                                              =========        =========

                             SEE ACCOMPANYING NOTES

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 2000 AND
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
               --------------------------------------------------

                                                                    Limited Partners                                  Total
                                                               --------------------------          General           Partners'
                                                                Per Unit           Total           Partner            Equity
                                                               -----------    -----------        -----------        -----------
Proceeds from sale of
   partnership units                                           $    250.00    $ 7,694,250                           $ 7,694,250
Underwriting commissions
   and other organization expenses                                  (37.21)    (1,145,333)                           (1,145,333)
Cumulative net loss
   (to December 31, 1999)                                          (147.04)    (4,525,280)       $     9,193         (4,516,087)
Cumulative distributions
   (to December 31, 1999)                                            (2.69)       (82,761)            (9,193)           (91,954)
                                                               -----------    -----------        -----------        -----------
Partners' equity - January 1, 2000                                   63.06      1,940,876                  0          1,940,876
Transfer among general partner and limited partners                   1.77         54,354            (54,354)                 0
Net income                                                            8.36        257,145              2,597            259,742
                                                               -----------    -----------        -----------        -----------
Partners' equity (deficit) - December 31, 2000 (audited)             73.19      2,252,375            (51,757)         2,200,618
Net income                                                            1.36         41,808                422             42,230
                                                               -----------    -----------        -----------        -----------
Partners' equity (deficit) - March 31, 2001 (unaudited)        $     74.55    $ 2,294,183        $   (51,335)       $ 2,242,848
                                                               ===========    ===========        ===========        ===========

                             SEE ACCOMPANYING NOTES

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
              -----------------------------------------------------

                                                        2001              2000
                                                    (Unaudited)       (Unaudited)
                                                     ---------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                        $  42,230        $    71,592
   Adjustments to reconcile net income
   to cash provided by operating activities:
     Depreciation and amortization                     102,694            115,186
     Minority interest's share of consolidated
       joint venture income                              9,848             56,068
     Decrease (increase) in rent receivable             17,422            (15,429)
     (Increase) decrease in other assets                  (186)            23,014
     Decrease in accrued and other liabilities         (16,284)           (26,169)
                                                     ---------        -----------
     Net cash provided by operating activities         155,724            224,262
                                                     ---------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Payments for property additions                         0             (1,487)
                                                     ---------        -----------
     Net cash used in investing activities                   0             (1,487)
                                                     ---------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Buyout of ground lease                                  0         (2,174,255)
     Contributions from minority partner                28,000          1,902,000
     Distributions to minority partner                (175,000)           (55,000)
                                                     ---------        -----------
     Net cash used in financing activities            (147,000)          (327,255)
                                                     ---------        -----------
NET INCREASE (DECREASE) IN
     CASH AND CASH EQUIVALENTS                           8,724           (104,480)

CASH AND CASH EQUIVALENTS -
     Beginning of period                                 4,645            134,781
                                                     ---------        -----------
CASH AND CASH EQUIVALENTS -
     End of period                                   $  13,369        $    30,301
                                                     =========        ===========

                             SEE ACCOMPANYING NOTES

            SIERRA PACIFIC INSTITUTIONAL PROPERTIES V AND SUBSIDIARY
                             (A Limited Partnership)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
           ----------------------------------------------------------

1. ORGANIZATION

In October 1993, Sierra Pacific Institutional Properties V (the Partnership) created a general partnership (Sorrento II Partners (SIIP)) with Sierra Mira Mesa Partners (SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. The percentage interests of the Partnership and SMMP are to be adjusted each year on January 1 during the term of SIIP, beginning January 1, 1995 and ending December 31, 2013 unless terminated sooner, based upon the relative net contributions and distributions since inception through the preceding December 31. Accordingly, on January 1, 2001, the Partnership's interest in SIIP was decreased from 56.08% to 48.49% to reflect 2000 contributions and distributions.

2. BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and SIIP, a majority-owned joint venture at March 31, 2001. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of its financial position at March 31, 2001 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 2000.

Certain reclassifications have been made to the March 31, 2000 Consolidated Statement of Cash Flows to conform to the March 31, 2001 presentation.

3.         RELATED PARTY TRANSACTIONS

In February 2000, the Partnership purchased the Sorrento II land holdings from CGS Real Estate Company, Inc., an affiliate of the general partner, for $3,500,000 and its ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745.

Included in the financial statements for the three months ended March 31, 2001 and 2000 are other affiliate transactions as follows:

                                                 March 31
                                          ---------------------
                                           2001          2000
                                          ---------------------
                Management fees           $20,054       $18,957
                Administrative fees        20,709        21,263

4. PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partner's share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 30,777.

During 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership was allocated among the limited partners and 1% was allocated to the general partner. Management does not believe that the effect of this transfer was significant.

5. PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the corporate general partner of the Partnership, is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. (ASR), would qualify in the future as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange.

The Partnership's participation in this plan will require the consent of its limited partners. ASR filed a registration statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission (SEC). The registration statement was amended February 14, 2001 and April 24, 2001. The plan and the benefits and risks thereof will be described in detail in the final prospectus/consent solicitation statement included in the registration statement filed under the Securities Act of 1933 at the time it is declared effective by the SEC. Following effectiveness, solicitation materials will be provided to limited partners in connection with the Sierra solicitation of the consent of the limited partners. There can be no assurances that the plan described above will be consummated.

6. RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership adopted the accounting provisions of SFAS No. 133 in 2001. The implementation of SFAS No. 133 did not have a significant effect on the Partnership's financial conditions or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

7. SUBSEQUENT EVENT

On April 16, 2001, the combined financial statements of the parent of the general partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,520,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the general partner, to continue as a going concern.

Management of the combined entities has plans related to these matters, which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the transaction discussed in Note 5. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. The Partnership does not believe that the effect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                      SIERRA PACIFIC PENSION INVESTORS `84
                            HISTORICAL FINANCIAL DATA

                      Sierra Pacific Pension Investors '84
                                Table of Contents


A. Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 2000, 1999, 1998.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - March 31, 2001 and 2000

D. Audited Financial Statements - December 31, 2000, 1999, 1998

E. Unaudited Financial Statements - March 31, 2001 and 2000

F. Sierra Mira Mesa Partners and Subsidiary Audited Financial Statements

A.  SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC PENSION INVESTORS `84

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                                           THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                              MARCH 31
                                             ---------------------------------------------------------------------------------
                                             1996       1997         1998         1999         2000         2000         2001
                                             ----       -----        -----        -----        -----        -----        -----
OPERATING DATA:
REVENUES:
Rental and reimbursement income              $476       $ 473        $ 504        $ 623        $ 583        $ 148        $ 165
Interest and other income                     193         198          222          187          159           40           44
                                             ----       -----        -----        -----        -----        -----        -----
Total revenues                                669         671          726          810          742          188          209
                                             ----       -----        -----        -----        -----        -----        -----
EXPENSES:
Property operating                            237         214          218          295          286          128          153
Management and advisory fees                   28          36           33           36           32
Real estate and other taxes                   125         122          139          142          146
Depreciation and amortization                 237         236          259          249          151           36           48
Interest expense                               --         115          148          137          129           33           31
                                             ----       -----        -----        -----        -----        -----        -----
Total expenses                                627         723          797          859          744          197          232
                                             ----       -----        -----        -----        -----        -----        -----
 Net income (loss) before gain on sale
  of property and equity in earnings
  (losses) of non-consolidated
  partnerships                                 42         (52)         (71)         (49)          (2)          (9)         (23)
Gain on sale of property                       --          --           --           83           --           --           --
Equity in earnings (losses) of non
  consolidated partnerships                   156        (507)         196          323          327          127          (20)
                                             ----       -----        -----        -----        -----        -----        -----
Net income (loss)                            $198       $(559)       $ 125        $ 357        $ 325        $ 118        $ (43)
                                             ====       =====        =====        =====        =====        =====        =====

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC PENSION INVESTORS '84


                                                                                                            THREE MONTHS ENDED
                                                                    YEARS-ENDED DECEMBER 31,                     MARCH 31,
                                                     --------------------------------------------------------------------------


OTHER DATA:                                            1996        1997      1998      1999       2000       2000        2001
                                                     --------    --------   -------   -------   --------    -------    --------
Weighted average number of units outstanding           77,000      77,000    77,000    77,000     77,000     77,000      77,000
Income (loss) per unit                                   2.57       (7.26)     1.62      4.64       4.18       1.52       (0.55)
Ratio of earnings to fixed charges (1)                     --          --      1.84      3.61       3.52        (.3)       4.84
 Deficiency of earnings to cover fixed charges (2)         --        (559)       --        --         --        (43)         --
Cash distributions                                       (200)        (50)       --        --         --         --          --
Cash distributions per unit                              2.60        0.65        --        --         --         --          --
Total properties owned at end of period (3)                 1           1         1         1          1          1           1
Book value per limited partnership unit                   122         114       116       121        127                    127
Per unit value assigned for the consolidation                                                                               287
BALANCE SHEET DATA:
Cash and cash equivalents                            $     42    $     27   $    10   $    32   $     34               $      4
Real estate held for investment, net                    1,429       1,373     1,212     1,174      1,208                  1,198
Mortgages/notes receivable, net                         1,698       2,005     2,228     1,459      1,618                  1,618
Accounts receivable, net                                  251          50        43        47        118                    110
Investment in/due from partnerships                     5,974       6,768     6,791     7,304      7,063                  6,857
Other assets                                              116         252       274       792      1,169                  1,287
Total assets, at book value                             9,510      10,475    10,558    10,808     11,210                 11,074
Total assets, at valued assigned for
   the consolidation                                                                                                     35,731
Total liabilities                                          96       1,670     1,628     1,521      1,598                  1,505
General partner's deficit                                  --          --        --        --       (183)                  (183)
Limited partner's equity                                9,414       8,805     8,930     9,287      9,795                  9,753

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC PENSION INVESTORS `84

                                                                                                           THREE MONTHS ENDED
                                                                   YEARS  ENDED DECEMBER 31,                     MARCH 31
                                                       ----------------------------------------------------------------------
                                                       1996       1997       1998       1999      2000       2000       2001
                                                       ----       ----       ----       ----      ----       ----       ----
CASH FLOW DATA:
Increase (decrease) in cash and equivalents, net       (213)       (15)       (17)        21         2        (10)       (30)
Cash provided by (used in) operating activities         133        (97)       (67)       497       (30)       (24)       (92)

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

3) Sierra Pacific Pension Investors '84, in addition to owning one building, owns a 66.99% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through its ownership interest in SMMP, the Partnership also has an indirect 59.03% interest in a partnership that owns an industrial property known as Sorrento I in San Diego, California

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - DECEMBER 31, 2000, 1999, 1998

Management's Discussion and Analysis of Financial Condition and Results of Operations include certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 2000, the Partnership owns Sierra Valencia, ("The Property") an industrial office building in Tucson, Arizona. The Partnership also owns a 69.83% interest in Sierra Mira Mesa Partners ("SMMP"). SMMP owns an office building - Sierra Mira Mesa in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 2000 to year ended December 31, 1999.

Rental income decreased approximately $40,000, or 6%, principally due to occupancy fluctuations and lower common area maintenance fees billed between years. Occupancy fluctuated between 74% and 97% in 2000, as two tenants vacated during the year. Available lease space was subsequently re-leased at higher rental rates. As such, the weighted-average effective rent per square foot, on an accrual basis, increased from $7.19 at December 31, 1999 to $7.52 at December 31, 2000. The decrease in rental income was also attributable to lower common area maintenance fees billed between years. Supplemental billings were made in 1999 to recover higher than anticipated prior year common area maintenance fees. The Property was 93% occupied at December 31, 2000.

Total operating expenses decreased approximately $107,000, or 15%, in comparison to 1999, primarily due to a decrease in depreciation and amortization expenses associated with the write-off of fully depreciated tenant improvements and lease costs. Lower administrative costs incurred in 2000 also attributed to the decrease in total operating expenses.

In 1999, the Partnership received a principal pay-down of $943,000 on its note receivable from affiliate and recognized $83,000 of its deferred gain associated with the note. No such activity was incurred in 2000.

The Partnership's share of income from investment in SMMP increased approximately $4,000, or 1%. This increase was primarily due to an increase in the Partnership's ownership interest in SMMP from 66.99% in 1999 to 69.83% in 2000.

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased approximately $119,000, or 24%, principally due to higher rental rates and common area maintenance charges. One tenant, whose lease accounted for 19,255 square feet, vacated in 1998. This space was re-leased to two new tenants at higher rental rates. The weighted-average effective rent per square foot, on an accrual basis, increased from $6.99 at December 31, 1998 to $7.19 at December 31, 1999. The Property was 86% occupied at December 31, 1999.

Total operating expenses increased approximately $73,000, or 11%, when compared to the prior year. This increase was partially attributable to the write-off of a loan made to an affiliate in 1996. The loan was deemed uncollectible and subsequently written-off to bad debt expense in 1999. In addition, higher administrative costs incurred in 1999 attributed to the increase in total operating expenses. This increase was partially offset by a decrease in depreciation and amortization expenses associated with the write-off of fully depreciated building and tenant improvements.

In 1999, the Partnership received a principal pay-down of $943,000 on its note receivable from affiliate and recognized $83,000 of its deferred gain associated with the note.

The Partnership's share of income from investment in SMMP increased approximately $127,000, primarily due to improved operations of SMMP's rental properties and its joint ventures.

Liquidity and Capital Resources:

The Partnership used cash of approximately $30,000 in its operating activities and paid $179,000 for property additions and lease costs in 2000. The Partnership is in an illiquid position at December 31, 2000 with cash and billed rents of approximately $103,000 and current liabilities of approximately $216,000. The Partnership anticipates cash required to meet debt obligations, operating expenses and costs for construction of new tenant space will be funded from the operations of the Property and distributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - MARCH 31, 2001 AND 2000

Overview:

The following discussion should be read in conjunction with the Sierra Pacific Pension Investors '84's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q. The Partnership currently owns one property, Sierra Valencia (the Property). In addition, the Partnership holds an 80.32% interest in Sierra Mira Mesa Partners (SMMP), which is maintained on the equity method of accounting.

Results of Operations

Rental income for the three months ended March 31, 2001 increased by approximately $17,000, or 11%, when compared to the corresponding period in the prior year, primarily as a result of an increase in occupancy at the Property. Occupancy rose from 87% at March 31, 2000 to 100% at March 31, 2001.

Operating expenses increased by approximately $25,000, or 20%, for the three months ended March 31, 2001. This increase was principally due to higher maintenance and repair costs associated with the increased occupancy of the Property. Further, data processing expenses and accounting and auditing costs rose during the period.

Depreciation and amortization expenses for the three months ended March 31, 2001 rose by approximately $11,000, or 30%, when compared to the corresponding period in the prior year, principally due to increased depreciation and amortization on additional tenant improvements and lease costs associated with the increased occupancy of the Property. The Partnership's share of unconsolidated joint venture (loss) income was approximately $(20,000) for the three months ended March 31, 2001, in comparison to $127,000 for the same period in the prior year. The loss incurred by SMMP was in large part due to an increase in utilities associated with higher energy costs, and as a result of the write-off of rents deemed uncollectible to bad debt expense. The loss was also attributable to its share of Sorrento II Partners' (SIIP) income. SIIP, which SMMP accounts for as an unconsolidated joint venture investment on the equity method, recorded a decrease in income primarily due to lower common area maintenance fees recovery revenue incurred during the quarter.

Liquidity and Capital

As of March 31, 2001, the Partnership is in an illiquid position. Total cash and billed receivables amount to approximately $21,000 compared to approximately $133,000 of current liabilities. The Partnership anticipates cash required to meet debt obligations, operating expenses and costs for the construction of new tenant space will be funded from the operations of the Property and distributions from SMMP. During the three months ended March 31, 2001, SMMP made distributions of $185,000 to the Partnership.

 Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2001.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Sierra Pacific Pension Investors '84

We have audited the accompanying consolidated balance sheet of Sierra Pacific Pension Investors '84, a California limited partnership, and subsidiary, (the "Partnership") as of December 31, 2000 and the related consolidated statements of operations, changes in partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Pension Investors '84 and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Houston, Texas
March 26, 2001 (except with respect to the matter discussed in Note 10, as to which the date of April 19, 2001.)

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Pension Investors '84

We have audited the accompanying consolidated balance sheets of Sierra Pacific Pension Investors '84 and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and the related consolidated statements of operations, changes in partners' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Pension Investors '84 and subsidiary as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999

                   ------------------------------------------

                                                     December 31, 2000    December 31,1999
                                                     -----------------    ----------------
ASSETS

Cash and cash equivalents                               $     33,647        $    31,562
Receivables:
   Note, net of deferred gain of $132,471
     (Notes 3 and 4)                                       1,618,300          1,459,139
   Unbilled rent (Notes 1 and 4)                              48,713             44,708
   Billed rent (Note 1)                                       69,118              2,762
   Due from affiliate (Note 9)                               936,752            581,036
Income-producing property - net of accumulated
  depreciation and valuation allowance of
  $2,861,598 and $2,864,363 (Notes 4 and 6)                1,208,166          1,174,239
Investment in unconsolidated joint venture
  (Notes 1 and 5)                                          7,063,438          7,303,940
Other assets - net of accumulated amortization of
  $197,100 and $172,144 (Notes 1, 2, 3 and 8)                232,067            210,932
                                                        ------------        -----------

Total Assets                                            $ 11,210,201        $10,808,318
                                                        ============        ===========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                  $    248,108        $   122,891
Notes payable (Note 6)                                     1,349,748          1,398,368
                                                        ------------        -----------

Total Liabilities                                          1,597,856          1,521,259
                                                        ------------        -----------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)

Partners' equity (deficit) (Notes 1 and 7):
  General Partner                                           (183,103)                 0
  Limited Partners:
    80,000 units authorized,
    77,000 issued and outstanding                          9,795,448          9,287,059
                                                        ------------        -----------

Total Partners'                                            9,612,345          9,287,059
                                                        ------------        -----------

Total Liabilities and Partners' equity                  $ 11,210,201        $10,808,318
                                                        ============        ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2000, 1999 and 1998
             ------------------------------------------------------

                                                 2000            1999             1998
                                              ---------        ---------        ---------
REVENUES:
  Rental income (Note 1)                      $ 582,815        $ 622,524        $ 504,016
  Interest income (Note 3)                      159,172          187,405          222,138
                                              ---------        ---------        ---------
                   Total revenues               741,987          809,929          726,154
                                              ---------        ---------        ---------
EXPENSES:
Operating expenses:
  Depreciation and amortization                 151,430          249,067          258,718
  Property taxes and insurance                  145,551          141,531          139,225
  General and administrative                     35,543           39,848           33,353
  Legal and accounting                           61,635           60,322           62,651
  Administrative fees (Note 3)                   65,430           84,970           51,699
  Maintenance and repairs                        33,968           40,182           40,688
  Management fees (Note 3)                       32,275           36,373           33,341
  Utilities                                      20,005           16,272           15,526
  Bad debt expense                               63,848           46,342                0
  Other operating expenses                        5,862            7,297           14,349
                                              ---------        ---------        ---------
         Total operating expenses               615,547          722,204          649,550
                                              ---------        ---------        ---------
  Interest                                      128,664          137,091          147,712
                                              ---------        ---------        ---------

                   Total expenses               744,211          859,295          797,262
                                              ---------        ---------        ---------
LOSS BEFORE GAIN FROM PROPERTY
  DISPOSITION                                    (2,224)         (49,366)         (71,108)

GAIN FROM PROPERTY DISPOSITION (Note 4)               0           83,315                0
                                              ---------        ---------        ---------

(LOSS) INCOME BEFORE PARTNERSHIP'S
  SHARE OF UNCONSOLIDATED JOINT
  VENTURE INCOME                                 (2,224)          33,949          (71,108)
                                              ---------        ---------        ---------

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
  JOINT VENTURE INCOME (Note 5)                 327,510          323,402          195,994
                                              ---------        ---------        ---------

NET INCOME                                    $ 325,286        $ 357,351        $ 124,886
                                              =========        =========        =========

Net income per limited partnership unit
  (Note 1)                                    $    4.18        $    4.64        $    1.62
                                              =========        =========        =========

The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 2000, 1999 and 1998

           -----------------------------------------------------------

                                              Limited Partners
                                           ------------------------        General          Partners'
                                           Per Unit        Total           Partner           Equity
                                           -------       ----------       ---------        ----------
Partners' equity - January 1, 1998         $114.35       $8,804,822       $       0        $8,804,822
Net income                                    1.62          124,886                           124,886
                                           -------       ----------       ---------        ----------

Partners' equity December 31, 1998          115.97        8,929,708               0         8,929,708
Net income                                    4.64          357,351                           357,351
                                           -------       ----------       ---------        ----------

Partners' equity December 31, 1999          120.61        9,287,059               0         9,287,059
Transfer among general partner and
limited partners                              2.42          186,356        (186,356)                0
Net income                                    4.18          322,033           3,253           325,286
                                           -------       ----------       ---------        ----------

Partners' equity - December 31, 2000       $127.21       $9,795,448       $(183,103)       $9,612,345
                                           =======       ==========       =========        ==========

The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2000, 1999 and 1998

               --------------------------------------------------

                                                               2000               1999             1998
                                                             ---------        -----------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $ 325,286        $   357,351        $ 124,886
  Adjustments to reconcile net income to cash
  (used in) provided by operating activities:
    Depreciation and amortization                              151,430            249,067          258,718
    Gain from property disposition                                   0            (83,315)               0
    Undistributed income of unconsolidated
      joint venture                                           (327,510)          (323,402)        (195,994)
    Bad debt expense                                            63,848             46,342                0
    (Increase) decrease in rent receivable                    (134,209)            (4,177)           6,739
    (Increase) decrease in note receivable                    (159,161)           851,803         (222,128)
    (Increase) decrease in other assets                        (74,487)             3,784          (74,181)
    Increase (decrease) in accrued and
      other liabilities                                        125,217            (19,472)          35,443
                                                             ---------        -----------        ---------

    Net cash (used in) provided by operating
      activities                                               (29,586)         1,077,981          (66,517)
                                                             ---------        -----------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                             (127,986)          (147,606)         (42,614)
  Capital contributions to
    unconsolidated joint venture                               (53,900)          (539,784)         (42,000)
  Distributions from unconsolidated
    joint venture                                              617,893            298,500          211,250
                                                             ---------        -----------        ---------

   Net cash provided by (used in) investing activities         436,007           (388,890)         126,636
                                                             ---------        -----------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Loan to affiliate                                           (355,716)          (581,036)               0
  Principal payments on notes payable                          (48,620)           (86,615)         (77,151)
                                                             ---------        -----------        ---------

                                                               2000               1999             1998
                                                             ---------        -----------        ---------
  Net cash used in financing activities                       (404,336)          (667,651)         (77,151)
                                                             ---------        -----------        ---------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                              2,085             21,440          (17,032)

CASH AND CASH EQUIVALENTS -
   Beginning of year                                            31,562             10,122           27,154
                                                             ---------        -----------        ---------

CASH AND CASH EQUIVALENTS -
   End of year                                               $  33,647        $    31,562        $  10,122
                                                             =========        ===========        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:

  Cash paid during the year for real estate taxes            $ 112,563        $   106,720        $  96,407
                                                             =========        ===========        =========

  Cash paid during the year for interest                     $ 128,956        $   137,574        $ 148,142
                                                             =========        ===========        =========

In 2000, 1999 and 1998, interest receivable of $159,161, $91,610 and $222,128 was added to the principal balance of the related note receivable. These transactions are noncash items not reflected in the above statements of cash flows.

The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ------------------------------------------

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Pension Investors '84 (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc. ("S-P") is the General Partner and manager of the Partnership.

The Partnership's activities have involved the ownership and operation of two real estate projects in Arizona: Sierra Spectrum in Phoenix, Arizona and Sierra Valencia in Tucson, Arizona. In December 1994, the Partnership sold Sierra Spectrum.

On March 7, 1997 Sierra Valencia LLC ("SVLLC") was formed with the Partnership being the sole member. This company was formed solely to engage in the following activities: a) to acquire from Sierra Pacific Pension Investors '84 the property known as Sierra Valencia, b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property, c) to exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth. Title to the Sierra Valencia property was transferred from the Partnership to SVLLC. The accounts of SVLLC are consolidated into the financial statements of the Partnership since the date of formation and all significant intercompany transactions are eliminated in consolidation.

In 1985 Sierra Mira Mesa Partners ("SMMP"), a California general partnership was formed between the Partnership and Sierra Pacific Development Fund II ("SPDFII"). SMMP was initially created to develop and operate the office building known as Sierra Mira Mesa in San Diego, California. The Partnership's initial ownership interest in SMMP was 49%; the remaining 51% was owned by SPDFII. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year on January 1 based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1998, 1999 and 2000 was 66.26%, 66.99% and 69.83%, respectively, for the Partnership and 33.74%, 33.01% and 30.17%, respectively, for SPDFII. During 2000, SMMP made net distributions of $563,993 to the Partnership and $1,506,795 to SPDFII. Accordingly, on January 1, 2001, the sharing ratio will be increased to 80.32% for the Partnership and decreased to 19.68% for SPDFII to reflect the 2000 contributions and distributions.

As of December 31, 2000, SMMP also holds an 83.24% interest in Sorrento I Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1993), a 43.92% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in
1993), a 5.08% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.36% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).


Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with accounting principles generally accepted in the United States. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and its subsidiary. The Partnership consolidates all subsidiaries in which it has a controlling equity interest. All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

Fair Value of Financial Instruments

The financial instruments of the Partnership at December 31, 2000 and 1999 consist of cash and cash equivalents, receivables, due from affiliate, note receivables, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion on management, the fair value of the notes payable approximates the carrying value based on market rates at December 31, 2000 and 1999. The note receivable and due from affiliate are not fair valued due to their related party nature.



Income-Producing Properties

Property is carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements are carried at cost and depreciated on the straight-line method over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (the "Statement") whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. An impairment of $1,880,000 was recognized prior to 1995 as appraisals indicated an other than temporary decline in value. No such impairments have been recognized by the partnership since 1995.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 2000. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Reclassifications

Certain reclassifications have been made in the 1999 financial statements to conform to the 2000 presentation.

Investment in Unconsolidated Joint Venture

The investment in the unconsolidated joint venture is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease the property and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

The Partnership periodically reviews its outstanding receivables for uncollectibility and provides a provision for bad debts for those accounts it believes it may not collect in full.

Calculation of Equity and Net Income Per Limited Partnership Unit

Equity and net income per limited partnership unit are determined by dividing the Limited Partners' equity and net income by 77,000, the number of limited partnership units outstanding for all periods.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 2000 and 1999, is as follows:

                                                         2000              1999
                                                         ----              ----
Other assets:
   Prepaid expenses                                    $ 10,868          $  3,501
   Tax and insurance impounds                            46,499            35,645
   Tenant improvements reserves                          27,676            22,736
   Deferred loan costs, net of accumulated
      amortization of $34,238 and $25,051                57,420            66,608
   Deferred leasing costs, net of accumulated
      amortization of $162,862 and 147,093               89,604            82,442
                                                       --------          --------
                                                       $232,067          $210,932
                                                       ========          ========
Accrued and other liabilities:
   Accounts payable                                    $114,698          $ 34,558
   Accrued expenses                                     100,945            67,368
   Security deposits                                     32,465            20,965
                                                       --------          --------
                                                       $248,108          $122,891
                                                       ========          ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

Affiliates of the General Partner receive a monthly management fee totaling 6% of the gross rental income collected from the properties or $600, whichever is greater. Management fees to the affiliates for the years ended December 31, 2000, 1999 and 1998 were $17,216, $21,105, and $20,103, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $75,486, $91,885 and $72,284 for such services for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Partnership reimbursed the affiliates for construction supervision costs incurred by the affiliates. For the years ended December 31, 2000, 1999, and 1998, the affiliates received $0, $2,131 and $0, respectively, for tenant improvement supervisory costs.

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $47,466. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

Reference is made to Note 9.

As further described in Note 4, in 1994 the Partnership sold a property to an affiliate of the General Partner for cash of $800,000 and a $3,200,000 trust deed note dated December 31, 1994. This note calls for monthly interest only payments and bears interest of 10% per annum. In 1999 and 2000, interest receivable of $91,610 and $159,161 respectively, was added to the principal balance of the note and maturity was extended for additional one-year terms. All other terms of the original note remained unchanged. Interest income related to this note of $159,161, $187,227, and $222,128 was recognized during the years ended December 31, 2000, 1999, and 1998, respectively. The December 31, 2000 balance of the note was $1,750,771, which includes a deferred gain of $132,471, and was secured by a second lien on the property. The note matures December 31, 2001. Management believes the collateral has sufficient value to recover the Partnership's net investment in the note after satisfaction of the first lien holder.

4. INCOME-PRODUCING PROPERTIES

At December 31, 2000 and 1999 the total cost and accumulated depreciation of the property are as follows:

                                          2000                  1999
                                          ----                  ----
Land                                  $   977,677           $   977,677
Building and improvements               3,092,087             3,060,925
                                      -----------           -----------

             Total                      4,069,764             4,038,602

Accumulated depreciation                 (981,598)             (984,363)
Valuation allowance (Note 1)           (1,880,000)           (1,880,000)
                                      -----------           -----------

             Net                      $ 1,208,166           $ 1,174,239
                                      ===========           ===========

In 2000 and 1999, the Partnership removed $96,824 and $1,062,956, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

On December 30, 1994, the Sierra Spectrum property, with a historical cost basis of $2,993,134, was sold for $4,000,000 ($800,000 cash down-payment and a $3,200,000 trust deed note) to an affiliate of Finance Factors, Inc. The gain on sale was recorded using the installment method and the Partnership recorded a deferred gain of $367,296 at December 31, 1994, which will be recognized as principal payments on the trust deed note are received. During the year ended December 31, 1995, the Partnership received principal payments of $1,317,928 on the trust deed note and recognized $151,510 of the deferred gain related to this transaction. In 1999, the Partnership received a principal payment of $943,413 and recognized an additional $83,315 of the deferred gain. As of December 31, 2000 the remaining deferred gain was $132,471.

Future minimum base rental income, under the existing operating leases for the Sierra Valencia property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                     Straight-line           Cash
Year Ending December 31,                 Basis               Basis
                                         -----               -----
         2001                         $  493,928          $  492,273
         2002                            353,175             357,532
         2003                            274,738             288,636
         2004                            211,066             235,441
         2005                             39,122              46,860
                                      ----------          ----------
           Total                      $1,372,029          $1,420,742
                                      ==========          ==========

During the year ended December 31, 2000, the Partnership relied on three tenants to generate approximately 55% of total rental revenues. The breakdown of these three tenants' industry segments and rental income contribution is as follows:
17% - electronics manufacturer; 16% - telecommunications manufacturing; and 21%
- healthcare administration.

During the year ended December 31, 1999, the Partnership relied on three tenants to generate approximately 51% of total rental revenues. The breakdown of these three tenants' industry segments and rental income contribution is as follows:
16% - optics research and development; 15% - telecommunications manufacturing; and 20% - healthcare administration.

5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between the Partnership and Sierra Pacific Development Fund II, an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and was 100% leased at December 31, 2000. At December 31,

2000 the Partnership's interest in SMMP was 69.83%; the remaining 30.17% interest was owned by Sierra Pacific Development Fund II.

The Partnership's investment in SMMP as of December 31, 2000 and 1999 is comprised of the following:

                                           2000                1999
                                           ----                ----
Equity interest                         $6,959,561          $7,196,044
Other investment
  fees, less accumulated
  amortization of $149,702 and
  $145,683                                 103,877             107,896
                                        ----------          ----------

Investment in unconsolidated
  joint venture                         $7,063,438          $7,303,940
                                        ==========          ==========

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership for the years ended December 31, 2000 and 1999. The condensed balance sheets at December 31, 2000 and 1999, and the condensed statements of operations for the years ended December 31, 2000, 1999 and 1998 for SMMP follow:

                      Condensed Consolidated Balance Sheets

                                                    December 31,          December 31,
                                                       2000                   1999
                                                       ----                   ----
Assets

Cash and cash equivalents                         $     51,660           $    319,400
Rent receivable                                        932,011              1,198,515
Due from affiliates                                  2,696,350              2,451,227
Income-producing property,
  net of accumulated depreciation                    8,346,471              8,723,396
Investment in unconsolidated
  joint ventures                                     1,295,403              2,526,875
Other assets, net of accumulated
  amortization                                         787,724                793,658
                                                  ------------           ------------

Total Assets                                      $ 14,109,619           $ 16,013,071
                                                  ============           ============

Liabilities and General Partners' Equity
Accrued and other liabilities                     $    104,558           $    101,104
Notes payable                                        5,890,607              6,179,038
                                                  ------------           ------------

Total Liabilities                                    5,995,165              6,280,142
                                                  ------------           ------------

Minority interest in joint venture                    (357,312)              (340,614)
                                                  ------------           ------------

General Partners' equity                             8,471,766             10,073,543
                                                  ------------           ------------

Total Liabilities and
General Partners' equity                          $ 14,109,619           $ 16,013,071
                                                  ============           ============

 Condensed Consolidated Statements of Operations

                                                               For the Year Ended December 31,
                                                               -------------------------------
                                                         2000               1999                1998
                                                         ----               ----                ----
Revenues:
   Rental income                                      $2,151,930        $ 2,126,106         $ 1,883,630
   Other income                                          249,827            224,308             205,781
                                                      ----------        -----------         -----------
                 Total revenues                        2,401,757          2,350,414           2,089,411
                                                      ----------        -----------         -----------
Expenses:
   Operating expenses                                    936,177            800,654             754,978
   Depreciation and amortization                         571,117            587,070             581,956
   Interest                                              485,730            450,177             438,711
                                                      ----------        -----------         -----------

                 Total expenses                        1,993,024          1,837,901           1,775,645
                                                      ----------        -----------         -----------

Income before Partnership's share of
  unconsolidated joint venture income (losses)           408,733            512,513             313,766

Partnership's share of unconsolidated
  joint venture income (losses)                           43,580            (36,405)           (131,897)
                                                      ----------        -----------         -----------

Income before minority interest's
  share of consolidated joint venture
  loss (income)                                          452,313            476,108             181,869
                                                      ----------        -----------         -----------

Minority interest's share of consolidated
  joint venture loss (income)                             16,698              7,618                (787)
                                                      ----------        -----------         -----------

Net income                                            $  469,011        $   483,726         $   181,082
                                                      ==========        ===========         ===========

As of December 31, 2000, SMMP holds a 43.92% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 5.08% interest in Sierra Creekside Partners ("SCP") (a California general partnership with Sierra Pacific Development Fund formed in
1994), and a 33.36% interest in Sierra Vista Partners (a

California general partnership with Sierra Pacific Development Fund III formed in 1994). Under the terms of the SCP joint venture agreement, SMMP would be obligated to contribute any negative balance outstanding in its capital account upon liquidation of the partnership. Such balance was $2,540,963 and $128,513 at December 31, 2000 and 1999, respectively.

SMMP has a note receivable from an affiliate of S-P with a principal balance outstanding at December 31, 2000 of $2,696,350. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. ("CGS"). The note receivable was involved in a lawsuit in which SPDFII was the defendant. In connection with the settlement of the lawsuit by SPDFII, SMMP would call a portion of the note receivable. The portion called would be that percentage of the loan that is equal to SPDFII's ownership interest in SMMP, in any event no less than 30%. Such funds would have been distributed to SPDFII in accordance with the lawsuit settlement. As of March 26, 2001, the note has not been called, the settlement has been declared null and void, and a supplemental complaint alleging new allegations has been filed.

Management anticipates settlement of the SMMP note receivable upon completion of the consolidation transaction (See Note 9). However, there can be no assurance such transaction will be executed. Should the partnerships be unable to settle the notes receivable subject to the litigation, a principal shareholder of S-P has unconditionally guaranteed their payment.

S-P has denied and continues to deny that it has committed any violations of law. Management believes the ultimate outcome of this litigation will not have a material adverse effect on the Partnership.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:

                        Condensed Combined Balance Sheets

                                                       December 31,      December 31,
                                                          2000               1999
                                                          ----               ----
Assets

Cash and cash equivalents                             $   53,567        $   272,657
Rent receivable                                          449,743            588,742
Income-producing property,
  net of accumulated depreciation                      7,831,381          8,109,927
Other assets, net of accumulated
  amortization                                           538,029          1,897,050
                                                      ----------        -----------

Total Assets                                          $8,872,720        $10,868,376
                                                      ==========        ===========

Liabilities and General Partners' Equity

Accrued and other liabilities                         $  215,570        $   350,272
Note payable                                           4,025,544          1,673,186

                                                      ----------        -----------

Total Liabilities                                      4,241,114          2,023,458
                                                      ----------        -----------

Ground lessors' equity in income
producing property                                             0          3,000,000
                                                      ----------        -----------

General Partners' equity                               4,631,606          5,844,918
                                                      ----------        -----------

Total Liabilities and General Partners' equity        $8,872,720        $10,868,376
                                                      ==========        ===========

                   Condensed Combined Statements of Operations

                                                          For the Year Ended December 31,
                                                          -------------------------------
                                                   2000                1999                1998
                                                   ----                ----                ----
Revenues:
   Rental income                               $ 2,363,463           2,112,254           1,734,403
   Interest income                                  11,218              34,540                   0
   Other income                                          0              15,151              93,668
                                               -----------         -----------         -----------
                  Total revenues                 2,374,681           2,161,945           1,828,071
                                               -----------         -----------         -----------
Expenses:
   Operating expenses                            1,048,507           1,407,262           1,302,968
   Depreciation and amortization                   857,613             779,142             829,081
   Interest                                        360,801             152,563             156,636
                                               -----------         -----------         -----------

                  Total expenses                 2,266,921           2,338,967           2,288,685
                                               -----------         -----------         -----------

Income (loss) before extraordinary loss            107,760            (177,022)           (460,614)

Extraordinary loss from write-off of
    deferred loan costs                            (46,020)                  0                   0
                                               -----------         -----------         -----------

Net income (loss)                              $    61,740         $  (177,022)        $  (460,614)
                                               ===========         ===========         ===========


Reference is made to the audited financial statements of Sierra Mira Mesa Partners included herein.

6. NOTES PAYABLE

On March 27, 1997, Sierra Valencia LLC entered into a loan agreement with First Union Bank of North Carolina in the amount of $1,404,000. This loan, which is secured by a first lien on the Sierra Valencia property, bears interest at 9.25% per annum and calls for monthly principal and interest payments of $12,024 on the first day of each month. Such payments shall continue until April 2007, when the indebtedness is due in full. There is a 1% premium for prepayment of this note. As of December 31, 2000 the loan balance was $1,349,748.

On April 15, 1997, the Partnership entered into a loan agreement with IDM Participating Income Company II, an affiliate of the general partner, in the amount of $200,000. This loan was secured by a second lien on the Sierra Valencia property. This note bore a variable interest rate determined by the Federal Reserve of San Francisco's discount rate prevailing on the 25th day of the month preceding the payment due date plus a 3% premium. The interest rate could be adjusted the last day of March, June, September and December of each year until note agreement was fulfilled. The minimum and maximum rates were 12.12% and 15.15%, respectively. The current interest rate paid was 12.12%. Monthly payments of $6,659, consisting of both interest and principal, commenced on May 15, 1997 and continued until April 15, 2000, when the indebtedness was paid in full.

Annual maturities of the First Union Bank of North Carolina note payable as of December 31, 2000 are $20,277 in 2001, $22,234 in 2002, $24,380 in 2003, $26,733
in 2004, $29,314 in 2005, and $1,226,810 thereafter.

7. PARTNERS' EQUITY

Partners' equity accounts have been adjusted to reflect an allocation of cumulative net loss to the partners in accordance with the agreement of limited partnership. This agreement provides that 99% of operating income, gains, losses, deductions and credits of the Partnership shall be allocated among the Limited Partners and 1% shall be allocated to the General Partner.

Prior year balances have not been adjusted because management does not believe that the effects of these adjustments are significant to the prior year partner's equity balances.

Upon any sale, refinancing or other disposition of the Partnership's real property, distributions will be made to the Limited Partners until they have received distributions from the sale or financing proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be divided 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions equal to 15% per annum cumulative on each Limited Partner's unreturned capital. However, after the Limited

Partners have received distributions from the sale or financing proceeds equal to their unreturned capital plus distributions from all sources equal to a cumulative but not compounded return of 6% per annum on their unreturned capital, the General Partner may be entitled to special distributions not to exceed 3% of the gross sales prices of property sold by the Partnership. Thereafter, the General Partner will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described in the preceding sentence, will equal 10% of the total net sale or financing proceeds available for distribution to the Partners. Any remaining sale or financing proceeds will be distributed to the Limited Partners.

8. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Partnership occasionally becomes party to litigation. In the opinion of management, pending or threatened litigation involving the Partnership will not have a material adverse effect on its financial condition.

9. PENDING TRANSACTION

CGS is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates ("the Transaction"). These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would qualify as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange. The Transaction is subject to the approval of the limited partners of the partnerships. ASR filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission. The Registration Statement was amended February 14, 2001.

The Partnership has advanced more than its proportionate share of the costs relating to the Transaction. To the extent that expenses advanced by the Partnership exceed its proportionate share, the Partnership will receive a credit for any excess portion in determining the shares issued to the limited partners in the Partnership. If the Transaction is not consummated, or if the Partnership does not participate, the general partner of the Partnership will reimburse the Partnership for expenses incurred in connection with the transaction. At December 31, 2000, these advances to ASR totaled $936,752 and are included as an affiliate receivable on the balance sheet.

10. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of CGS and other affiliates were issued. The independent public accountants' report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the effect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

As discussed in Note 9, the Partnership has a receivable from the General Partner for costs incurred in anticipation of the Transaction. The Partnership has obtained the guarantee of the major individual owner of CGS with respect to the repayment of these costs if the Transaction is not consummated.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                             March 31, 2001 and 2000
                        ---------------------------------

                                                        March 31, 2001     December 31, 2000
                                                         (Unaudited)
                                                         -----------       -----------------
ASSETS
Cash and cash equivalents                               $      3,933         $     33,647
Receivables:
   Note receivable, net of deferred gain of
         $132,471                                          1,618,300            1,618,300
   Unbilled rent                                              49,790               48,713
   Billed rent                                                16,666               69,118
   Interest                                                   43,769                    0
   Due from affiliate                                      1,033,578              936,752
Income-producing property - net of
   accumulated depreciation and valuation
         allowance of $2,892,673
         and $2,861,598 respectively                       1,198,155            1,208,166
Investment in unconsolidated joint venture                 6,856,988            7,063,438
Other assets - net of accumulated
         Amortization of $206,788 and
         $197,100, respectively                              253,432              232,067
                                                        ------------         ------------
Total Assets                                            $ 11,074,611         $ 11,210,201
                                                        ============         ============

LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities                           $    160,324         $    248,108
Notes payable                                              1,344,862            1,349,748
                                                        ------------         ------------
Total Liabilities                                          1,505,186            1,597,856
                                                        ------------         ------------
Partners' equity (deficit):
         General Partner                                    (183,532)            (183,103)
         Limited Partners:
                   80,000 units authorized,
                   77,000 issued and outstanding           9,752,957            9,795,448
                                                        ------------         ------------
Total Partners' equity                                     9,569,425            9,612,345
                                                        ------------         ------------
Total Liabilities and Partners' equity                  $ 11,074,611         $ 11,210,201
                                                        ============         ============


The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)


                      CONSOLIDATED STATEMENTS OF OPERATIONS

               For the Three months ended March 31, 2001 and 2000

                  --------------------------------------------

                                                         2001              2000
                                                     (Unaudited)        (Unaudited)
                                                     -----------        -----------
REVENUES:
  Rental income                                       $ 165,456         $ 148,485
  Interest income                                        43,772            39,793
                                                      ---------         ---------

           Total revenues                               209,228           188,278
                                                      ---------         ---------

EXPENSES:
  Operating expenses                                    153,265           128,074
  Depreciation and amortization                          47,288            36,355
  Interest expense                                       31,145            32,568
                                                      ---------         ---------

           Total costs and expenses                     231,698           196,997
                                                      ---------         ---------

LOSS BEFORE PARTNERSHIP'S SHARE OF
  UNCONSOLIDATED JOINT VENTURE
  (LOSS) INCOME                                         (22,470)           (8,719)

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
  JOINT VENTURE (LOSS) INCOME                           (20,450)          127,326
                                                      ---------         ---------

NET (LOSS) INCOME                                     $ (42,920)        $ 118,607
                                                      =========         =========

Net (loss) income per limited partnership unit        $   (0.55)        $    1.52
                                                      =========         =========


The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
               For the Three Months Ended March 31, 2001 and 2000

                                                           Limited Partners                                        Total
                                                      --------------------------              General            Partners'
                                                      Per Unit            Total               Partner             Equity
                                                      --------            -----               -------             ------
Proceeds from sale of
  partnership units                                   $250.00         $ 19,418,250                             $ 19,418,250
Underwriting commissions
  and other organization expenses                      (37.34)          (2,894,014)                              (2,894,014)
Repurchase of 665 partnership units                     (0.03)            (151,621)                                (151,621)
Cumulative net (loss) income
  (to December 31, 1999)                               (70.59)          (5,435,550)        $    133,334          (5,302,216)
Cumulative distributions
  (to December 31, 1999)                               (21.43)          (1,650,006)            (133,334)         (1,783,340)
                                                      -------         ------------         ------------         -----------

Partners' equity - January 1, 2000                     120.61            9,287,059                    0           9,287,059
Transfer among general partner and limited
  Partner                                                2.42              186,356             (186,356)                  0
Net income                                               4.18              322,033                3,253             325,286
                                                      -------         ------------         ------------         -----------

Partners' equity (deficit) - December 31, 2000
  (audited)                                            127.21            9,795,448             (183,103)          9,612,345
Net loss (unaudited)                                    (0.55)             (42,491)                (429)            (42,920)
                                                      -------         ------------         ------------         -----------

Partners' equity (deficit) - March 31, 2001
  (unaudited)                                         $126.66         $  9,752,957         $   (183,532)        $ 9,569,425
                                                      =======         ============         ============         ===========

The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 2001 and 2000
                   -------------------------------------------

                                                                          2001            2000
                                                                      (Unaudited)      (Unaudited)
                                                                      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net (loss) income                                               $ (42,920)        $ 118,607
      Adjustments to reconcile net (loss) income
      to cash used in operating activities:
          Depreciation and amortization                                  47,288            36,355
          Partnership's share of unconsolidated joint
            venture loss (income)                                        20,450          (127,326)
          Decrease (increase) in rent receivable                         51,375            (8,475)
          Increase in interest receivable                               (43,769)          (39,790)
          Increase in other assets                                      (36,578)          (31,687)
          (Decrease) increase in accrued and other liabilities          (87,784)           28,174
                                                                      ---------         ---------
      Net cash used in operating activities                             (91,938)          (24,142)
                                                                      ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Payments for property additions                                   (21,064)           (1,813)
                                                                      ---------         ---------
      Net cash used in investing activities                             (21,064)           (1,813)
                                                                      ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Principal payments on notes payable                                (4,886)          (16,885)
      Capital contributions to unconsolidated joint venture                   0           (34,000)
      Distributions from unconsolidated joint venture                   185,000           107,000
      Loan from affiliate                                               (96,826)          (39,934)
                                                                      ---------         ---------
      Net cash provided by financing activities                          83,288            16,181
                                                                      ---------         ---------

NET DECREASE IN CASH  AND CASH EQUIVALENTS                              (29,714)           (9,774)
CASH AND CASH EQUIVALENTS - Beginning of period                          33,647            31,562
                                                                      ---------         ---------
CASH AND CASH EQUIVALENTS - End of period                             $   3,933         $  21,788
                                                                      =========         =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
      INFORMATION:
          Cash paid during the period for interest                    $  31,184         $  32,504
                                                                      =========         =========


The accompanying notes are an integral part of these consolidated financial statements.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                             (A LIMITED PARTNERSHIP)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.    BASIS OF FINANCIAL STATEMENTS

In the opinion of Sierra Pacific Pension Investors '84's (the Partnership) management, these unaudited consolidated financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at March 31, 2001 and results of operations and cash flows for the periods presented. All adjustments included in these financial statements are of a normal and recurring nature. The financial statements include the accounts of Sierra Valencia, LLC, a wholly-owned subsidiary. All significant intercompany balances are eliminated in consolidation. The Partnership consolidates all entities in which it has a controlling equity interest. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 2000.

Certain reclassifications have been made to the March 31, 2000 Consolidated Statement of Cash Flows to conform to the March 31, 2001 presentation.

2.    RELATED PARTY TRANSACTIONS

Included in the financial statements for the three months ended March 31, 2001 and 2000 are affiliate transactions as follows:

                                                  March 31
                                            2001             2000
                                          ------------------------
             Management fees              $ 6,678          $ 4,449
             Administrative fees           18,930           19,744

3.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners (SMMP) was formed in 1985 between the Partnership and Sierra Pacific Development Fund II (SPDFII), an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The Partnership's initial ownership interest in SMMP was 49%; the remaining 51% was owned by SPDFII. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. At March 31, 2001 the Partnership's interest in SMMP was 80.32%; the remaining 19.68% interest is owned by SPDFII.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership. Summarized income statement information for SMMP for the three months ended March 31, 2001 and 2000 is as follows:

                                                      March 31
                                               2001              2000
                                               -----------------------
          Rental income                     $ 547,511         $556,156
          Total revenues                      615,633          617,334
          Operating expenses                  358,622          219,914
          Share of unconsolidated
                joint venture income            2,546           45,176
          Net (loss) income                   (34,395)         175,848

As of March 31, 2001, SMMP holds a 51.51% interest in Sorrento II Partners
(SIIP), a California general partnership with Sierra Pacific Institutional Properties V formed in 1993, a 0% interest in Sierra Creekside Partners (SCP), a California general partnership with Sierra Pacific Development Fund formed in 1994, and a 33.55%
interest in Sierra Vista Partners (SVP), a California general partnership with Sierra Pacific Development Fund III formed in 1994.

Summarized income statement information for these Partnerships, which are accounted for by SMMP under the equity method, for the three months ended March 31, 2001 and 2000 is as follows:

                                       SCP                               SVP                               SIIP
                          ----------------------------------------------------------------------------------------------
                                     March 31                          March 31                          March 31
                          ----------------------------------------------------------------------------------------------
                             2001              2000             2001             2000             2001            2000
                          ----------------------------------------------------------------------------------------------
Rental income             $ 286,237         $ 229,440         $      0         $      0         $316,806        $385,844
Total revenues              286,237           229,440                0                0          316,806         397,049
Operating expenses          219,691           154,180           21,765           13,665          162,034         124,762
Extraordinary loss                0            46,020                0                0                0               0
Net (loss) income           (97,191)         (124,683)         (30,703)         (20,154)          52,078         127,660

4.    PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income by the number of limited partnership units outstanding, 77,000.

During 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1% was allocated to the general partner. Management does not believe that the effect of this transfer was significant.

5.    PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), and affiliate of the corporate general partner of the Partnership, is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. (ASR), would qualify in the future as a real estate investment trust. Limited partners would receive shares of common stock in ASR, which would be listed on a national securities exchange.

The Partnership's participation in this plan will require the consent of its limited partners. ASR filed a registration statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the SEC. The registration statement was amended February 14, 2001 and April 24, 2001. The plan and the benefits and risks thereof will be described in detail in the final prospectus/consent solicitation statement included in the registration statement filed under the Securities Act of 1933 at the time it is declared effective by the SEC. Following effectiveness, solicitation materials will be provided to limited partners in connection with the solicitation of the consent of the limited partners. There can be no assurances that the plan described above will be consummated.

As of March 31, 2001, the Partnership has paid a total of $1,033,578 in expenses relating to the pending transaction. These costs primarily relate to professional fees and are recorded as an affiliate receivable on the balance sheet. When the transaction is finalized, the Partnership will be compensated with additional stock. If the transaction is terminated, the Partnership will be reimbursed by CGS for all costs incurred.

6.    RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership adopted the accounting provisions of SFAS No. 133 in 2001. The implementation of SFAS No. 133 did not have a significant effect on the Partnership's financial conditions or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

7.    SUBSEQUENT EVENT

On April 16, 2001, the combined financial statements of the parent of the general partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,520,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the general partner, to continue as a going concern.

Management of the combined entities has plans related to these matters, which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the transaction discussed in Note 5. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. The Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

As discussed in Note 5, the Partnership has an affiliate receivable for costs incurred in the anticipation of the transaction. The Partnership has obtained the guarantee of the major individual owner of the parent of the general partner with respect to the repayment of these costs in the transaction if not consummated.

                    Sierra Mira Mesa Partners and Subsidiary
                       (A California General Partnership)

 Consolidated balance sheets as of December 31, 2000 and 1999 and statements of operations, changes in general partners' equity and cash flows for each of the three years in the period ended December 31, 2000 and Report of
                         Independent Public Accountants

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Sierra Mira Mesa Partners

We have audited the accompanying consolidated balance sheet of Sierra Mira Mesa Partners, a California general partnership and subsidiary, (the "Partnership") as of December 31, 2000 and the related consolidated statements of operations, changes in partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Houston, Texas
March 26, 2001 (except with respect to the matter discussed in Note 9, as to which the date is April 19, 2001.)

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Mira Mesa Partners

We have audited the accompanying consolidated balance sheet of Sierra Mira Mesa Partners and subsidiary, a California general partnership, (the "Partnership") as of December 31, 1999 and the related consolidated statements of operations, changes in partners' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 1999 and the results of its operations and cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999

                 -----------------------------------------------

                                                         December 31,      December 31,
                                                            2000               1999
                                                            ----               ----
ASSETS

Cash and cash equivalents                              $     51,660         $    319,400
Receivables:
   Unbilled rent (Notes 1 and 4)                            898,542            1,114,598
   Billed rent (Note 1)                                      33,469               83,917
Due from affiliates, net (Note 3)                         2,696,350            2,451,227
Income-producing property - net of
    Accumulated depreciation
   of $3,914,748 and $3,564,380
   (Notes 1, 4 and 6)                                     8,346,471            8,723,396
Investment in unconsolidated
   joint ventures (Notes 1 and 5)                         1,295,403            2,526,875
Other assets - net of accumulated amortization
   of $581,788 and $721,525 (Notes 1, 2 and 3)              787,724              793,658
                                                       ------------         ------------

Total Assets                                           $ 14,109,619         $ 16,013,071
                                                       ============         ============
LIABILITIES AND GENERAL PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                 $    104,558         $    101,104
Notes payable (Note 6)                                    5,890,607            6,179,038
                                                       ------------         ------------

Total Liabilities                                         5,995,165            6,280,142
                                                       ------------         ------------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 7)

Minority interest in consolidated
   joint venture (Note 1)                                  (357,312)            (340,614)

General Partners' equity (Note 1)                         8,471,766           10,073,543
                                                       ------------         ------------

Total Liabilities and General Partners' equity         $ 14,109,619         $ 16,013,071
                                                       ============         ============

The accompanying notes are an integral part of these consolidated financial statements.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2000, 1999 and 1998
           -----------------------------------------------------------

                                                2000               1999                1998
                                                ----               ----                ----
Revenues:
      Rental income (Note 1)                 $2,151,930        $ 2,126,106         $ 1,883,630
      Interest income                           249,827            224,308             205,781
                                             ----------        -----------         -----------
            Total revenues                    2,401,757          2,350,414           2,089,411
                                             ----------        -----------         -----------
Expenses:
      Operating expenses:
      Depreciation and amortization             571,117            587,070             581,956
      Property taxes and insurance              102,883             98,611              97,781
      Administrative fees (Note 3)              115,621            121,889             111,206
      Maintenance and repairs                   246,460            233,615             240,965
      Management fees (Note 3)                  134,447            119,166             109,725
      Utilities                                 194,507            135,301             135,077
      Legal and accounting                       35,239             24,767              27,657
      General and administrative                 19,937             16,122               7,443
      Bad debt expense                           67,673              4,770                   0
      Other operating expenses                   19,410             46,413              25,124
                                             ----------        -----------         -----------
      Total operating expenses                1,507,294          1,387,724           1,336,934
      Interest                                  485,730            450,177             438,711
                                             ----------        -----------         -----------
            Total expenses                    1,993,024          1,837,901           1,775,645
                                             ----------        -----------         -----------

INCOME BEFORE PARTNERSHIP'S SHARE OF
      UNCONSOLIDATED JOINT VENTURE
      INCOME (LOSSES)                           408,733            512,513             313,766
                                             ----------        -----------         -----------

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
      JOINT VENTURE INCOME
      (LOSSES) (Note 5)                          43,580            (36,405)           (131,897)
                                             ----------        -----------         -----------

INCOME BEFORE MINORITY INTEREST'S
      SHARE OF CONSOLIDATED JOINT
      VENTURE LOSS (INCOME)                     452,313            476,108             181,869
                                             ----------        -----------         -----------

MINORITY INTEREST'S SHARE OF
      CONSOLIDATED JOINT VENTURE
      LOSS (INCOME)                              16,698              7,618                (787)
                                             ----------        -----------         -----------

NET INCOME                                   $  469,011        $   483,726         $   181,082
                                             ==========        ===========         ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

         CONSOLIDATED STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY
              For the Years Ended December 31, 2000, 1999 and 1998
           -----------------------------------------------------------


                                                                      General Partners
                                                   ------------------------------------------------------
                                                   Sierra Pacific      Sierra Pacific
                                                     Development          Pension
                                                       Fund II         Investors '84            Total
                                                       -------         -------------            -----
General Partners' equity - January 1, 1998          $ 3,261,917         $ 6,603,968         $  9,865,885
Net (loss) income                                       (14,912)            195,994              181,082
Contributions                                             8,490              42,000               50,490
Distributions                                          (211,490)           (211,250)            (422,740)
                                                    -----------         -----------         ------------

General Partners' equity - December 31, 1998          3,044,005           6,630,712            9,674,717
Net income                                              159,678             324,048              483,726
Contributions                                            44,000             539,784              583,784
Distributions                                          (370,184)           (298,500)            (668,684)
                                                    -----------         -----------         ------------

General Partners' equity - December 31, 1999          2,877,499           7,196,044           10,073,543
Net income                                              141,501             327,510              469,011
Contributions                                           119,678              53,900              173,578
Distributions                                        (1,626,473)           (617,893)          (2,244,366)
                                                    -----------         -----------         ------------

General Partners' equity - December 31, 2000        $ 1,512,205         $ 6,959,561         $  8,471,766
                                                    ===========         ===========         ============


The accompanying notes are an integral part of these consolidated financial statements.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2000, 1999 and 1998

           -----------------------------------------------------------

                                                                      2000                1999              1998
                                                                      ----                ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                 $   469,011         $   483,726         $ 181,082
      Adjustments to reconcile net income
      to cash provided by operating activities:
         Depreciation and amortization                               571,117             587,070           581,956
         Undistributed (income) losses of
            unconsolidated joint ventures                            (43,580)             36,405           131,897
         Minority interest in consolidated
            joint venture (loss) income                              (16,698)             (7,618)              787
         Bad debt expense                                             67,673               4,770                 0
         Decrease in rent receivable                                 198,831              27,641            60,853
         Increase in due from affiliates                            (245,123)           (222,839)         (202,581)
         Increase in other assets                                   (143,525)            (45,022)         (215,974)
         Increase (decrease) in accrued and other
            liabilities                                                3,454            (150,886)          183,225
                                                                 -----------         -----------         ---------

      Net cash provided by operating activities                      861,160             713,247           721,245
                                                                 -----------         -----------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Payments for property additions                                (44,733)           (160,815)         (346,113)
      Capital contributions to unconsolidated
         joint ventures                                           (2,090,088)         (1,027,820)         (350,900)
      Distributions received from unconsolidated
         joint ventures                                            3,365,140             105,000           372,312
                                                                 -----------         -----------         ---------

      Net cash provided by (used in) investing
         activities                                                1,230,319          (1,083,635)         (324,701)
                                                                 -----------         -----------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Capital contributions from General Partners                    173,578             583,784            50,490
      Cash distributions to General Partners                      (2,244,366)           (668,684)         (422,740)

      Proceeds from note payable secured by
         Property                                                          0           1,637,500                 0
      Principal payments on notes payable                           (288,431)           (876,876)         (254,638)
                                                                 -----------         -----------         ---------

      Net cash (used in) provided by financing activities         (2,359,219)            675,724          (626,888)
                                                                 -----------         -----------         ---------

NET (DECREASE) INCREASE IN CASH
      AND CASH EQUIVALENTS                                          (267,740)            305,336          (230,344)

CASH AND CASH EQUIVALENTS -
      Beginning of year                                              319,400              14,064           244,408
                                                                 -----------         -----------         ---------

CASH AND CASH EQUIVALENTS -
      End of year                                                $    51,660         $   319,400         $  14,064
                                                                 ===========         ===========         =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:

  Cash paid during the year for real estate taxes                $    73,176         $    72,469         $  71,184
                                                                 ===========         ===========         =========

  Cash paid during the year for interest                         $   487,020         $   439,792         $ 439,756
                                                                 ===========         ===========         =========

In 2000, 1999, and 1998 interest receivable of $245,123, $222,839, and $202,581, respectively, was added to the principal balance of the related note receivable from affiliate. These transactions are noncash items not reflected in the above statement of cash flows.

The accompanying notes are an integral part of these consolidated financial statements.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ----------------------------------------------

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and was 100% leased at December 31, 2000.

Per the terms of the partnership agreement, SPDFII and SPPI'84 shared in earnings, contributions and distributions in a ratio of 51% to 49%, respectively. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. The sharing ratio in effect for 1998, 1999 and 2000 was 33.74%, 33.01% and 30.17%,
respectively, for SPDFII and 66.26%, 66.99% and 69.83%, respectively, for SPPI'84. On January 1, 2001, the sharing ratio will be decreased to 19.68% for SPDFII and increased to 80.32% for SPPI'84 to reflect the 2000 contributions and distributions.

S-P Properties, Inc. is the General Partner and manager of SPDFII and SPPI'84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc. ("CGS"), a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS.

SMMP also holds investments in other industrial/commercial properties through its investments in unconsolidated joint ventures. Refer to Note 5 for additional information.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with accounting principles generally accepted in the United States. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners ("SIP"), a majority owned joint venture as of December 31, 2000. SMMP consolidates all subsidiaries in which it has a controlling equity interest. All significant intercompany balances and transactions have been eliminated in consolidation.


Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

Fair Value of Financial Instruments

The financial instruments of the Partnership at December 31, 2000 and 1999 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximate the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the notes payable approximates the carrying value based on market rates at December 31, 2000 and 1999. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.

Income-Producing Properties

Property is carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements are carried at cost and depreciated on the straight-line method over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Statement of Financial Accounting Standards No.121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership at December 31, 2000.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 2000. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Ventures

The investment in unconsolidated joint ventures is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint ventures (equity method).


Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

The Partnership periodically reviews its outstanding receivables for uncollectibility and provides a provision for bad debts for those accounts it believes it may not collect in full.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Partnership has evaluated SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. The Partnership believes the adoption of SFAS No. 133 will not have a material effect on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership adopted the accounting provisions of SAB 101 in 2000. The implementation of SAB 101 did not have a significant effect on the Partnership's financial condition or results of operations.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 2000 and 1999, is as follows:

                                                       2000            1999
                                                       ----            ----
Other assets:
   Prepaid expenses                                  $ 13,067        $  7,383
   Deferred loan costs, net of accumulated
     amortization of $65,972 and $49,842              152,096         168,225
   Deferred leasing costs, net of accumulated
     amortization of $655,553 and $531,945            384,097         507,000
   Deposits                                            25,000               0
   Tax impounds and insurance impounds                 34,491          26,831
   Tenant improvement reserves                        178,973          84,219
                                                     --------        --------
                                                     $787,724        $793,658
                                                     ========        ========

Accrued and other liabilities:
   Accounts payable                                  $ 29,964        $ 51,008
   Security deposits                                   32,573          17,922
   Accrued expenses                                    11,138               0
   Interest payable                                    30,883          32,174
                                                     --------        --------
                                                     $104,558        $101,104
                                                     ========        ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

Affiliates of S-P Properties, Inc. receive a monthly management fee totaling 5.5% of the gross rental income collected from the properties or $600, whichever is greater. This fee amounted to $134,447, $119,166, and $109,725 respectively, for the years ended December 31, 2000, 1999, and 1998. This fee was recorded as part of the operating expenses of the properties.

SMMP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SMMP such as accounting, data processing and similar services. The affiliate was reimbursed $115,621, $122,239, and $111,206 respectively, for such services for the years ended December 31, 2000, 1999, and 1998. Additionally, SMMP reimbursed an affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 2000, 1999, and 1998, the affiliate received $0, $28,201, and $1,327 respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of SMMP's property, an affiliate of S-P Properties, Inc. is paid initial leasing costs. For the years ended December 31, 2000, 1999, and 1998, these fees amounted to $0, $0, and $63,492 respectively, and were recorded as deferred leasing costs.

During 1993, SMMP loaned funds to a former affiliate of S-P Properties, Inc. in the form of a demand note. The liability was assumed by Finance Factors, Inc. which acquired S-P Properties, Inc. as of December 30, 1994. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc. who has assumed the note. The annual interest rate of the loan was variable at bank prime plus 2 1/4% - 3% with a minimum rate of 9%. The loan totaled $2,360,000 at December 31, 1993 and was reduced to $1,687,787 at December 31, 1994. This loan was amended effective January 1, 1995 fixing the interest rate at 10%. On December 31, 2000, 1999, 1998 and 1997, interest receivable of $245,123, $222,839, $202,581 and $338,020, respectively, was added to the principle balance of the loan. No interest related to this loan was due to the Partnership at December 31, 2000 and 1999. The principal balance outstanding at December 31, 2000 was $2,696,350. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. ("CGS").

The note receivable was involved in a lawsuit in which SPDFII was the defendant. In connection with the settlement of the lawsuit by SPDFII, the Partnership would call a portion of the note receivable from Bancor Real Estate Company, Inc. The portion called would be that percentage of the loan that is equal to SPDFII's ownership interest in the Partnership, in any event no less than 30%. Such funds would have been distributed to SPDFII in accordance with the lawsuit settlement. As of March 26, 2001, the note has not been called, the settlement has been declared null and void, and a supplemental complaint alleging new allegation has been filed.

Management anticipates settlement of the SMMP note receivable upon completion of the consolidation transaction (See Note 8). However, there can be no assurance such transaction will be executed. Should the partnerships be unable to settle the notes receivable subject to the litigation, a principal shareholder of S-P Properties, Inc. has unconditionally guaranteed their payment.

S-P Properties, Inc. has denied and continues to deny that it has committed any violations of law. Management believes the ultimate outcome of this litigation will not have a material adverse effect on the Partnership.

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $4,770. The advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 6 for note payable transactions with related parties.

4. INCOME-PRODUCING PROPERTIES

At December 31, 2000 and 1999 the total cost and accumulated depreciation of the properties are as follows:

                                      2000                 1999
                                      ----                 ----
Land                             $  3,786,458         $  3,786,458
Building and improvements           8,474,761            8,501,318
                                 ------------         ------------

             Total                 12,261,219           12,287,776

Accumulated depreciation           (3,914,748)          (3,564,380)
                                 ------------         ------------

             Net                 $  8,346,471         $  8,723,396
                                 ============         ============

During 2000 and 1999, the Partnership removed $71,290 and $147,303, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

Future minimum base rental income, under the existing operating leases for the Sierra Mira Mesa and Sorrento I properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

  Year Ending          Straight-line         Cash
  December 31,             Basis             Basis
  ------------             -----             -----
      2001              $2,092,837        $2,407,018
      2002               2,083,837         2,507,237
      2003                 653,201           737,422
      2004                 179,747           184,288
      2005                 154,746           164,174
Thereafter                 438,415           501,186
                        ----------        ----------
Total                   $5,602,783        $6,501,325
                        ==========        ==========

In each of the three years in the period ending December 31, 2000, two tenants accounted for the majority of the Partnership's rental income. A state governmental agency associated with workers compensation insurance accounted for 69% of rental income in 2000 and 1999, and 78% in 1998; a tenant in the communications sector accounted for 13% of rental income in 2000, 1999 and 1998.

5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

SMMP holds the following investments accounted for under the equity method at December 31, 2000:

- a 43.92% equity interest in Sorrento II Partners ("SIIP"), a joint venture formed on October 1, 1993 with Sierra Pacific Institutional Properties V, an affiliate, to develop and operate Sierra Sorrento II, an industrial building located in San Diego, California. SMMP's investment in SIIP as of December 31, 2000 and 1999 is $3,822,355 and $2,647,872, respectively.
      SMMP's share of the net income (loss) of SIIP for the three years ended December 31, 2000, 1999 and 1998 is $60,583, $(30,637) and $(143,251),
      respectively;

- a 5.08% equity interest in Sierra Creekside Partners ("SCP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund, an affiliate, to develop and operate Sierra Creekside, a commercial office building in San Ramon, California. SMMP's investment in SCP as of December 31, 2000 and 1999 was $(2,540,963) and $(128,513), respectively. SMMP's share of the net loss of SCP for the three years ended December 31, 2000, 1999 and 1998 was $(12,441), $(5,903) and $(8,420), respectively;

- a 33.36% equity interest in Sierra Vista Partners ("SVP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund III, an affiliate, to develop and operate Sierra Vista, an industrial building in Anaheim, California. SMMP's investment in SVP as of December 31, 2000 and 1999 was $14,011 and $7,516, respectively. SMMP's share of the net (loss) income of SVP for the three years ended December 31, 2000, 1999 and 1998 was $(4,562), $135 and $19,774, respectively. The Sierra Vista property was sold in October 1997.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:

                        Condensed Combined Balance Sheets

                                                December 31,      December 31,
                                                   2000               1999
                                                   ----               ----
Assets

Cash and cash equivalents                       $   53,567        $   272,657
Rent receivable                                    449,743            588,742
Income-producing property,
  net of accumulated depreciation                7,831,381          8,109,927
Other assets, net of accumulated
  amortization                                     538,029          1,897,050
                                                ----------        -----------

Total Assets                                    $8,872,720        $10,868,376
                                                ==========        ===========

Liabilities and General Partners' Equity

Accrued and other liabilities                   $  215,570        $   350,272
Note payable                                     4,025,544          1,673,186
                                                ----------        -----------

Total Liabilities                                4,241,114          2,023,458
                                                ----------        -----------

Ground lessors' equity in
   income-producing property                             0          3,000,000
                                                ----------        -----------

General Partners' equity                         4,631,606          5,844,918
                                                ----------        -----------
Total Liabilities and
   General Partners' equity                     $8,872,720        $10,868,376
                                                ==========        ===========

                   Condensed Combined Statements of Operations

                                                     For the Year Ended December 31,
                                                     -------------------------------
                                              2000                1999                1998
                                              ----                ----                ----
Revenues:
   Rental income                          $ 2,363,463         $ 2,112,254         $ 1,734,403
   Interest income                             11,218              34,540                   0
   Other income                                     0              15,151              93,668
                                          -----------         -----------         -----------
           Total revenues                   2,374,681           2,161,945           1,828,071
                                          -----------         -----------         -----------
Expenses:
   Operating expenses                       1,048,507           1,407,262           1,302,968
   Depreciation and amortization              857,613             779,142             829,081
   Interest                                   360,801             152,563             156,636
                                          -----------         -----------         -----------

           Total expenses                   2,266,921           2,338,967           2,288,685
                                          -----------         -----------         -----------

Income (loss) before extraordinary            107,760            (177,022)           (460,614)
   loss

Extraordinary loss from write-off
   of deferred loan costs                     (46,020)                  0                   0
                                          -----------         -----------         -----------

Net income (loss)                         $    61,740         $  (177,022)        $  (460,614)
                                          ===========         ===========         ===========

6. NOTES PAYABLE

                                                                 2000                1999
                                                                 ----                ----
Mortgage note payable, due in monthly installments with
interest at 7.74% perannum, collateralized by the real
property known as Sierra Mira Mesa. This note matures in
October 2010                                                   $4,265,067        $4,543,984

Mortgage note payable, due in monthly installments with
interest at 8.75% per annum, collateralized by the
Sorrento I property. The note matures in September 2009         1,625,540         1,635,054
                                                               ----------        ----------

                                                               $5,890,607        $6,179,038
                                                               ==========        ==========

In August 1999, SIP paid its mortgage note due to CGS, an affiliate of the General Partner, with an outstanding balance of $607,693. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Principal and interest payments of $12,882 are due monthly until maturity in September 2009. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999. The note balance as of December 31, 2000 was $1,625,540.

As of December 31, 2000, annual maturities on notes payable were: $314,146 in 2001; $339,483 in 2002; $366,864 in 2003; $396,456 in 2004; $428,435 in 2005;
and $4,045,223 thereafter.

7. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Partnership occasionally becomes party to litigation. In the opinion of management, pending or threatened litigation involving the Partnership will not have a material adverse effect on its financial condition.

Under the terms of the Sierra Creekside Partners ("SCP"), joint venture agreement, SMMP would be obligated to contribute any negative balance outstanding in its capital account upon liquidation of the Partnership. Such balance was $2,540,963 and $128,513 at December 31, 2000 and 1999, respectively.

8. PENDING TRANSACTION

CGS is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates ("the Transaction"). These partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would qualify as a real estate investment trust. ASR filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission. The Registration Statement was amended February 14, 2001.

9. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of CGS and other affiliates were issued. The independent public accountants' report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the effect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                          NOONEY INCOME FUND LTD., L.P.
                            HISTORICAL FINANCIAL DATA

                          Nooney Income Fund Ltd., L.P.
                                Table of Contents



A.       Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 2000, 1999, 1998.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - March 31, 2001 and 2000.

D.       Audited Financial Statements - December 31, 2000, 1999, 1998

E.       Unaudited Financial Statements - March 31, 2001 and 2000.

A.       SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD., L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.
(In thousands, except for per share data)


                                                                                                         THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                              MARCH 31,
                                        ----------------------------------------------------------       -------------------
                                         1996         1997         1998         1999         2000         2000         2001
                                        ------       ------       ------       ------       ------       ------       ------
OPERATING DATA:


REVENUES:

  Rental and reimbursement income       $1,778       $1,772       $1,852       $2,087       $2,046         $507         $495

Interest and other income                   20           24           16           29           41           11            6
                                        ------       ------       ------       ------       ------         ----         ----
Total revenues                           1,798        1,796        1,868        2,116        2,087          518          501
                                        ======       ======       ======       ======       ======         ====         ====
EXPENSES:

Property operating                         681          662          733          820          832          172          185
Management and advisory fees               107          107          112          125          123           37           30
Real estate and other taxes                247          274          250          253          301           63           72
Depreciation and amortization              466          443          434          403          448           95          111
Interest expense                           122          117          106           93          108           26           25
                                        ------       ------       ------       ------       ------         ----         ----
Total expenses                           1,623        1,603        1,635        1,694        1,812          393          423
                                        ======       ======       ======       ======       ======         ====         ====
Net income                              $  175       $  193       $  233       $  422       $  275         $125         $ 78
                                        ======       ======       ======       ======       ======         ====         ====

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD., L.P.

                                                                                                                    THREE MONTHS
                                                                        YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                          ------------------------------------------------      -----------------
                                                             1996      1997      1998      1999      2000         2000     2001
                                                          --------  --------  --------  --------  --------      -------   -------
OTHER DATA:
Weighted average limited partnership units outstanding      15,180    15,180    15,180    15,180    15,180       15,180    15,180
Limited partnership income per unit                           9.57     10.74     12.72     27.55     17.96         6.98      4.00
Ratio of earnings to fixed charges (1)                        2.43      2.65      3.20      5.54      3.55         5.81      4.12
Cash distributions                                            (316)     (316)     (422)       --        --           --        --
Cash distribution per unit (2)                               18.75     18.75     25.00        --        --           --        --
Total properties owned at end of period                          2         2         2         2         2            2         2
Book value per limited partnership unit                        354       346       334       362       375                    379
Per unit value assigned for the consolidation                                                                                 711

BALANCE SHEET DATA:
Cash and cash equivalents                                 $    797  $    865  $    805  $  1,237  $    843                $   522
Real estate held for investment, net                         5,836     5,661     5,537     5,329     5,177                  5,103
Accounts receivable, net                                       175       115        97       172       115                    124
Other assets                                                    75        72       124       134       134                    140
Total assets, at book value                                  6,883     6,713     6,563     6,872     7,118                  7,293
Total assets, at valued assigned for the
    consolidation                                                                                                          12,819
Total liabilities                                            1,657     1,610     1,648     1,535     1,506                  1,603
General partners (deficit) equity                              (88)      (90)      (91)      (88)      (85)
Limited partners equity                                      5,314     5,193     5,006     5,425     5,697                  5,690

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD., L.P.

                                                                                                 THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                    -------------------------------------        ------------------
                                                    1996    1997    1998     1999    2000           2000    2001
                                                    ----    ----    ----     ----    ----           ----    ----
CASH FLOW DATA:
Increase (decrease) in cash and equivalents, net     140      68     (61)     433    (394)           239    (321)
Cash provided by operating activities                635     680     680      615     708            250     259

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Cash distributions based on investment income per unit and Cash distributions based on return of capital per unit were added to arrive at the cash distribution per unit.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

Cash on hand as of December 31, 2000 was $843,093, a decrease of $394,201 from the year ended December 31, 1999. The decrease in cash can primarily be attributed to the Registrant having advanced more than its proportionate share of the costs relating to the formation of the real estate investment trust currently being formed by affiliates of the general partner. To the extent that expenses advanced by the Registrant exceed its proportionate share, the Registrant will receive a credit for any excess portion in determining the shares in the real estate investment trust to be issued to partners in the Registrant. If the transaction is not consummated, the general partner of the Registrant will reimburse the Registrant for expenses incurred by the Registrant in connection with the transaction. The Registrant expects the capital expenditures during the year 2001 will be adequately funded by current cash reserves and the properties' operating cash flow. The anticipated capital expenditures in 2001 by property are as follows:

                                     Other         Leasing
                                    Capital        Capital        Total
                                   --------       --------       --------

Oak Grove Commons                  $ 15,400       $ 85,556       $100,956
Leawood Fountain Plaza (76%)         28,652        196,988        225,640
                                   --------       --------       --------
                                   $ 44,052       $282,544       $326,596
                                   ========       ========       ========

At Oak Grove Commons and Leawood Fountain Plaza, leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants. The other capital at Oak Grove Commons has been budgeted for the installation of new drainage tile. The other capital at Leawood Fountain Plaza has been budgeted for the replacement of concrete curbs and sidewalks, as well as the replacement of exterior window frames at one of the buildings.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there are not adequate funds, the capital improvement will be postponed until such funds are available.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended December 31, 2000, 1999 and 1998 are detailed in the schedule below. Expenses of the Registrant are excluded.

                 Oak Grove     Leawood Fountain
                  Commons         Plaza (76%)
                 ----------    ----------------
2000

Revenues         $  965,830       $1,122,011
Expenses            762,712          936,949
                 ----------       ----------
Net Income       $  203,118       $  185,062
                 ==========       ==========

1999

Revenues         $  962,519       $1,139,297
Expenses            650,142          847,391
                 ----------       ----------
Net Income       $  312,377       $  291,906
                 ==========       ==========

1998

Revenues         $  879,643       $  974,977
Expenses            745,030          835,485
                 ----------       ----------
Net Income       $  134,613       $  139,492
                 ==========       ==========

2000 Comparisons By Property

At Oak Grove Commons, revenues increased $3,311 primarily due to increases in interest income ($8,714), real estate tax reimbursement ($3,667), and cancellation/termination fees ($17,035). These increases were partially offset by decreases in base rental revenue ($13,067) and common area maintenance reimbursements ($13,720). Expenses at Oak Grove Commons increased from the prior year in the amount of $112,570. This can primarily be attributed to increases reflected in interest expense ($14,920), and amortization expense ($57,634), bad debt expense ($43,534), and legal/professional fees ($18,070). These increases were partially offset by decreases in repairs and maintenance related expenses ($7,155), real estate tax expense ($7,073), and vacancy related expenses ($9,919). The increase in interest expense can be attributed to higher interest rates in 2000. The increase in amortization expense is due primarily to having to fully amortize certain lease commissions and tenant alterations for tenants that vacated prior to the executed expiration date of their lease to remove those related assets. The increase in bad debt expense can be attributed to amounts considered uncollectible for former tenants by the property manager. The increase in legal and professional fees can also primarily be attributed to the early termination of certain leases. Oak Grove Commons has a first mortgage with a floating rate of LIBOR + 3%. The loan balance as of December 31, 2000 was $1,103,395. The loan matures July 1, 2001.

At Leawood Fountain Plaza, revenues decreased ($17,286) when comparing 2000 year-end results to the prior year. The decrease in revenue can primarily be attributed to a decrease in escalation revenues ($20,109). This decrease was partially offset by an increase in other revenues ($2,453). The decrease in escalation revenue can be attributed to the basis for tenant reimbursable expenses being lower than that of the prior year. Expenses increased $89,558 when compared to the prior year. Increases were reflected in real estate tax expense ($55,173) and bad debt expense ($73,937). These increases were partially offset by decreases in heating, ventilation, and air-conditioning expense ($9,244), landscaping expense ($5,807), and amortization expense ($27,280). The increased real estate tax expense is due to the significant increase in the 2000 annual real estate tax due for the property. An outside tax consulting service is currently working on the reduction of the property assessment which could result in future refunds. The increase in bad debt expense is due to the recording of an allowance for all receivables ninety days and over. This allowance entry was not recorded in 1999. The decrease in amortization expense can primarily be attributed to fully amortized lease level assets.

The occupancy rates as of December 31 are as follows:

                             2000       1999       1998
                             ----       ----       ----

Oak Grove Commons             81%       100%        95%
Leawood Fountain Plaza        89%        93%        97%

During the fourth quarter, the occupancy level at Oak Grove Commons decreased to 81%. During the quarter, three new tenants leased 14,293 square feet, one tenant renewed its lease for 3,833 square feet, and four tenants vacated leases which occupied 32,798 square feet. For the year, leasing activity consisted of seven new leases for tenants occupying 27,042 square feet, six tenants renewing their leases for 19,953 square feet, and eight tenants vacating 52,588 square feet. The property lost two of the larger tenants during 2000, the largest being lost prematurely to bankruptcy. The Registrant is currently actively seeking new tenants and does not anticipate long-term problems leasing the remaining vacant space. Oak Grove Commons has no tenants who occupy more than 10% of the available space.

During the fourth quarter at Leawood Fountain Plaza, occupancy remained stable at 89%. There was no leasing activity during the quarter. During the year, the Registrant signed three new leases for 8,070 square feet, renewed six tenants' leases for 8,799 square feet, and six tenants vacated 11,295 square feet. The property has two major tenants, one who occupies 14% of the space with a lease which expires in October 2001 and the other major tenant occupies 11% of the space with a lease which expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

2000 Comparisons

Consolidated revenues for the Registrant were $2,086,963 for the year ended 2000 and $2,115,814 for the year ended 1999. The consolidated revenues decreased $28,851 when compared to the prior year. This decrease in revenue was primarily due to decreases in occupancy and related tenant revenues at both of the Registrant's properties. These decreases were partially offset by an increase in interest income. The Registrant's consolidated expenses were $1,811,532 and $1,693,360 for the years ended December 31, 2000, and December 31, 1999, respectively, a difference of $118,172. The increase in consolidated expenses is due to increases in interest expense ($14,920), depreciation and amortization expense ($44,629), real estate tax expense ($48,100), utility expense ($6,717), and other operating expenses ($8,920). These increases were partially offset by decreases in repairs and maintenance related expense ($3,092), and management fee expense ($2,022). The increase in interest can be attributed to higher interest rates in 2000. The increase in depreciation and amortization expense is due to increased amortization recorded in 2000 at both of the Registrant's properties. The increased real estate tax expense is primarily due to the significant increase in real estate tax for 2000 at Leawood Fountain Plaza. Net income for 2000 decreased $147,023 when compared to the prior year. Cash flow provided by operations was $707,719 for the year ended 2000 as compared to cash flow provided from operations of $615,393 for the year ended 1999. The Registrant funded capital expenditures of $232,413, and reduced Oak Grove Commons' debt by $21,607. The large amount of net cash used can be attributed to the Registrant advancing more than its proportionate share of the costs relating to the formation of the real estate investment trust as previously discussed in the Liquidity and Capital Resources section.

1999 Comparisons

Consolidated revenues for the Registrant were $2,115,814 for the year ended 1999 and $1,867,865 for the year ended 1998. The consolidated revenues increased $247,949 when comparing the two year-end periods. This increase is primarily due to an increase in base rental revenue at Oak Grove Commons and increases in both base rental and escalation revenues at Leawood Fountain Plaza. The Registrant's consolidated expenses were $1,693,360 and $1,634,724 for the years ended December 31, 1999 and 1998, respectively. Consolidated expenses increased $58,636 when comparing the two year-end periods, due to increases in management fees ($13,708), repairs and maintenance related expenses ($99,045), utilities ($5,575), and real estate taxes ($3,312). These increases were partially offset by decreases in interest expense ($13,284), depreciation and amortization ($30,544), and other operating expenses ($19,176). The increase in repairs and maintenance related expenses is primarily due to the upgrades and repairs at Leawood Fountain Plaza for roof repairs and skylight replacement. The decrease in depreciation and amortization is attributed to fully depreciated and amortized assets. The decrease in other operating expenses is primarily due to a decrease in common area and fire/crime prevention expenses at Oak Grove Commons. Net income in 1999 increased $189,313 when comparing to prior year. Cash flow provided from operations was $615,393 for the year ended 1999, as compared to $679,538 for the year ended 1998. The cash flow provided during 1999 allowed the Registrant to fund capital expenditures of $158,139 and reduce the debt for Oak Grove Commons by $24,699.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal years 2000, l999 and 1998 and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1999 and 2000. Future increases in the prime interest rate can adversely affect the operations of the Registrant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments". The Registrant had no holdings of derivative financial or commodity instruments at December 31, 2000. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had minor exposure to interest rate risk due to the floating rate first mortgage debt of $1,103,395. The Registrant utilized sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates should not materially adversely affect the Registrant's financial position, results of operations or cash flows.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - MARCH 31, 2001 & 2000

It should be noted that this 10-Q contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash on hand as of March 31, 2001 is $521,813, a decrease of $321,280 from year end December 31, 2000. The decrease in cash can primarily be attributed to the Registrant continuing to advance more than its proportionate share of the costs relating to the formation of the real estate investment trust currently being formed by affiliates of the general partner. To the extent that expenses advanced by the Registrant exceed its proportionate share, the Registrant will receive a credit for any excess portion in determining the shares in the real estate investment trust to be issued to partners in the Registrant. If the transaction is not consummated, the general partner of the Registrant will reimburse the Registrant for expenses incurred by the Registrant in connection with the transaction. During the first quarter, cash was used for payments on mortgage notes payable in the amount of $5,700 and capital additions were made in the amount of $17,438. The Registrant expects cash flow and cash on hand to adequately fund anticipated capital expenditures for the remainder of 2001. The anticipated capital expenditures are as follows:

                                   Leasing     Capital Other      Total
                                   --------    -------------     --------
Oak Grove Commons                  $ 40,131       $ 15,400       $ 55,531
Leawood Fountain Plaza (76%)        192,428         28,652        221,080
                                   --------       --------       --------
                                   $232,559       $ 44,052       $276,611
                                   ========       ========       ========

The leasing capital at Oak Grove Commons and Leawood Fountain Plaza includes funds for tenant alterations and lease commissions for new and renewal tenants. At Oak Grove Commons, Other Capital includes the installation of new drainage tile. Other Capital at Leawood Fountain Plaza has been budgeted for the replacement of concrete curbs and sidewalks, as well as the replacement of exterior window frames at one of the buildings. The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

Results of Operations by Property

The results of operations for the Registrant's properties for the quarters ended March 31, 2001 and 2000 are detailed in the schedule below. Expenses and revenues of the Registrant are excluded.

                Oak Grove    Leawood Fountain
                 Commons       Plaza (76%)
                ---------    ----------------
2001

Revenues         $219,844       $282,080
Expenses          181,489        216,673
                 --------       --------
Net Income       $ 38,355       $ 65,407
                 ========       ========
2000

Revenues         $252,218       $265,263
Expenses          169,934        197,177
                 --------       --------
Net Income       $ 82,284       $ 68,086
                 ========       ========

Revenues for the quarters ended March 31, 2001 and 2000 at Oak Grove Commons were $219,844 and $252,218, respectively. The decrease in revenues of $32,374 is primarily attributable to the 16% decrease in the occupancy level from that reflected in the same period of the prior year. Expenses at Oak Grove Commons increased $11,555 for the quarter ended March 31, 2001 as compared to the quarter ended March 31, 2000. The increase in expenses is primarily attributable to an increase in vacancy related expenses which is also directly attributable to the decreased occupancy level. These expenses have been incurred to prepare vacant suites for future tenants.

At Leawood Fountain Plaza, revenues increased $16,817 when comparing the quarter ended 2001 to 2000. The increase in revenue can primarily be attributed to an increase in cancellation fee revenue. The Registrant reached a mutual cancellation agreement with a former tenant and received fees for early termination of lease and future rent payable. Expenses increased $19,496 when comparing 2001 to 2000. The increase in expenses is primarily attributable to increases in depreciation and amortization ($19,064) and real estate tax expense ($10,456), partially offset by decreases in professional services ($2,684) and bad debt expense ($6,571). The increase in depreciation and amortization is primarily due to newly added assets since March 31, 2000. The increase in real estate tax expense can be directly attributable to an increase in the 2001 annual taxes due.

The occupancy levels at the Registrant's properties as of March 31, 2001, 2000, and 1999 are as follows:

                                Occupancy levels as of March 31,
                                --------------------------------
Property                          2001       2000       1999
----------------------------      ----       ----       ----
Oak Grove Commons                   84%       100%        97%
Leawood Fountain Plaza (76%)        87%        93%        98%

Occupancy at Oak Grove Commons increased 3% to 84% during the first quarter of 2001. Leasing activity consisted of one new tenant occupying 4,550 square feet, one tenant renewing their lease for 3,308 square feet, and one tenant vacating 1,913 square feet. The Registrant has signed two new leases which will become effective April 1, 2001 and bring the property to a 93% occupied level. Oak Grove Commons has no tenant occupying more than 10% of the available space.

During the first quarter of 2001, occupancy at Leawood Fountain Plaza decreased 2% to 87%. Leasing activity consisted of two tenants renewing their leases for 3,014 square feet and one tenant vacating 2,081 square feet. The property has two major tenants, one of whom occupies 14% of the available space whose lease expires in October 2001 and a second major tenant who occupies 11% of the available space whose lease expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value, if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Results of Consolidated Operations 2001

As of March 31, 2001, the Registrant's consolidated revenues were $500,984, a decrease of $16,967 when compared to the quarter ended March 31, 2000. This decrease in revenues can primarily be attributable to decreases in interest income ($5,211) and rental revenues ($43,868), partially offset by increases in escalation revenue ($9,722), real estate tax reimbursement revenue ($3,172), and cancellation fee revenue ($18,975). The decrease in rental revenue is attributable to the lower occupancy levels at both Oak Grove Commons and Leawood Fountain Plaza. The increased cancellation fees were received at Leawood Fountain Plaza, as mentioned in the property comparisons.

Consolidated expenses for the quarters ended March 31, 2001 and 2000 are $423,428 and $392,687, respectively. This resulted in an increase of $30,741 from that of prior year. The increase in expenses can primarily be attributed to increases in depreciation and amortization expense ($15,715), real estate tax expense ($10,012), utility expense ($1,506), snow removal ($4,189), insurance ($2,292), and other operating expenses ($15,917). These increases were partially offset by decreases in interest expense ($1,091), management fees ($7,322), repairs and maintenance related expenses ($5,006), professional services expense ($4,788), and cleaning expense ($1,078). The increases in both depreciation and amortization and real estate tax have been previously addressed in the Leawood Fountain Plaza property comparisons. The increase in other operating expenses is primarily due to the increase in vacancy expenses at Oak Grove Commons. The decrease in management fees is directly related to the decrease in revenues for the first quarter of 2001.

Results of Consolidated Operations 2000

As of March 31, 2000, the Registrant's consolidated revenues are $517,951, an increase of $18,085 when compared to quarter ended March 31, 1999. This increase in revenues can primarily be attributed to an increase in base rent at Oak Grove Commons and increases in interest revenue at both Leawood Fountain Plaza and Oak Grove Commons.

Consolidated expenses for the quarters ending March 31, 2000 and 1999 are $392,687 and $391,731 respectively. Although consolidated expenses only increased $956 when comparing the two three-month periods, the following fluctuation in expenses should be noted: increases in interest expense ($2,335), professional services ($7,157), cleaning expenses ($2,420), and payroll ($2,001), partially offset by decreases in depreciation and amortization ($5,803), snow removal ($4,352), and insurance ($3,087). The increase in professional services is due to space planning fees at Leawood Fountain Plaza.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal 2000 and are not expected to materially affect the Registrant's operation in 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Nooney Income Fund Ltd., L.P.:


We have audited the accompanying balance sheet of Nooney Income Fund Ltd., L.P. (a Missouri limited partnership) as of December 31, 2000, and the related statement of operations, partners' equity (deficit) and cash flows for the year ended December 31, 2000. Our audit also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. The financial statements of Nooney Income Fund Ltd., L.P. as of December 31, 1999 and 1998, were audited by other auditors whose report dated February 22, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



ARTHUR ANDERSEN LLP


/s/ St. Louis, Missouri,
    January 26, 2001 (except with
    respect to the matter discussed in
    Note 8, as to which the date is
    April 19, 2001.)

INDEPENDENT AUDITORS' REPORT



To the Partners of Nooney Income Fund Ltd., L.P.:


We have audited the accompanying balance sheet of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1999, and the related statements of operations, partners' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1999. Or audits also included the financial statement schedule of real estate and accumulated depreciation for the two years ended December 31, 1999 listed in the index at Exhibit 99.7. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
February 22, 2000

                          NOONEY INCOME FUND LTD., L.P.
                             (A Limited Partnership)
                 BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999

                                                                                      2000                1999
                                                                                  ------------        ------------
ASSETS

CASH AND CASH EQUIVALENTS                                                         $    843,093        $  1,237,294
                                                                                  ------------        ------------
ACCOUNTS RECEIVABLE (net of allowance of $81,191 and $-0- in 2000 and 1999, respectively; includes $42,379 and $42,671 due from related
   party in 2000 and 1999, respectively)                                               115,445             171,996
                                                                                  ------------        ------------
PREPAID EXPENSES                                                                        14,192              14,948
                                                                                  ------------        ------------
RECEIVABLE FROM AFFILIATE                                                              847,900                  --
                                                                                  ------------        ------------
INVESTMENT PROPERTY:
   Land                                                                              1,946,169           1,946,169
   Buildings and improvements                                                        8,663,925           8,654,403
                                                                                  ------------        ------------
                                                                                    10,610,094          10,600,572
   Less-  Accumulated depreciation                                                  (5,432,883)         (5,271,378)
                                                                                  ------------        ------------
                                                                                     5,177,211           5,329,194
                                                                                  ------------        ------------
DEFERRED EXPENSES, net                                                                 120,354             118,876
                                                                                  ------------        ------------
           Total assets                                                           $  7,118,195        $  6,872,308
                                                                                  ============        ============
                        LIABILITIES AND PARTNERS' EQUITY
LIABILITIES:
   Accounts payable and accrued expenses                                          $     66,423        $     79,070
   Accrued real estate taxes                                                           204,549             185,415
   Refundable tenant deposits                                                          131,287             145,711
   Mortgage note payable                                                             1,103,395           1,125,002
                                                                                  ------------        ------------
           Total liabilities                                                         1,505,654           1,535,198
                                                                                  ------------        ------------
PARTNERS' EQUITY (DEFICIT):
   General partners                                                                    (84,640)            (87,419)
   Limited partners (15,180 units issued and
      outstanding)                                                                   5,697,181           5,424,529
                                                                                  ------------        ------------
           Total partners' equity                                                    5,612,541           5,337,110
                                                                                  ------------        ------------
           Total liabilities and partners' equity                                 $  7,118,195        $  6,872,308
                                                                                  ============        ============


The accompanying notes are an integral part of these balance sheets

                          NOONEY INCOME FUND LTD., L.P.
                             (A Limited Partnership)
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                         2000             1999             1998
                                                                       ----------       ----------       ----------
REVENUES:
   Rental and other income                                             $2,046,376       $2,086,824       $1,851,792
   Interest                                                                40,587           28,990           16,073
                                                                       ----------       ----------       ----------
           Total revenues                                               2,086,963        2,115,814        1,867,865
                                                                       ----------       ----------       ----------
EXPENSES:
   Interest                                                               108,097           93,177          106,461
   Depreciation and amortization                                          447,634          403,005          433,549
   Real estate taxes                                                      301,248          253,148          249,836
   Property management fees - related party                               123,292          125,314          111,606
   Repairs and maintenance                                                229,217          232,309          133,264
   Utilities                                                              130,406          123,689          118,114
   Other operating expenses (includes $25,000
     in each year to related party)                                       471,638          462,718          481,894
                                                                       ----------       ----------       ----------
           Total expenses                                               1,811,532        1,693,360        1,634,724
                                                                       ----------       ----------       ----------
           Net income                                                  $  275,431       $  422,454       $  233,141
                                                                       ==========       ==========       ==========
NET INCOME ALLOCATION:
   General partners                                                    $    2,779       $    4,262       $   39,944
                                                                       ==========       ==========       ==========

   Limited partners                                                    $  272,652       $  418,192       $  193,197
                                                                       ==========       ==========       ==========
LIMITED PARTNERS DATA:
   Net income per unit                                                 $    17.96       $    27.55       $    12.72
                                                                       ==========       ==========       ==========

   Cash distributions - investment income per unit                     $       --       $       --       $    12.72
                                                                       ==========       ==========       ==========

   Cash distributions - return of capital per unit                     $       --       $       --       $    12.28
                                                                       ==========       ==========       ==========
   Weighted average limited partnership units
   outstanding                                                             15,180           15,180           15,180
                                                                       ==========       ==========       ==========


The accompanying notes are an integral part of these statements

                          NOONEY INCOME FUND LTD., L.P.
                             (A Limited Partnership)
                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                    Limited           General
                                   Partners           Partners            Total
                                  -----------        -----------        -----------

PARTNERS' EQUITY (DEFICIT),
  December 31, 1997               $ 5,192,765        $   (89,432)       $ 5,103,333

   Net income                         193,197             39,944            233,141
   Cash distributions                (379,625)           (42,193)          (421,818)
                                  -----------        -----------        -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1998                 5,006,337            (91,681)         4,914,656

   Net income                         418,192              4,262            422,454
                                  -----------        -----------        -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1999                 5,424,529            (87,419)         5,337,110

   Net income                         272,652              2,779            275,431
                                  -----------        -----------        -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 2000               $ 5,697,181        $   (84,640)       $ 5,612,541
                                  ===========        ===========        ===========


        The accompanying notes are an integral part of these statements.

                          NOONEY INCOME FUND LTD., L.P.
                             (A Limited Partnership)
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                              2000               1999               1998
                                                           -----------        -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                              $   275,431        $   422,454        $   233,141
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation                                            384,396            366,063            395,206
       Amortization of deferred expenses                        63,238             36,942             38,343
       Net changes in accounts affecting operations-
         Accounts receivable                                    56,551            (74,892)            17,934
         Prepaid expenses                                          756             (2,616)            (1,812)
         Deferred expenses                                     (64,716)           (44,525)           (88,341)
         Accounts payable and accrued expenses                 (12,647)          (107,221)            78,082
         Accrued real estate taxes                              19,134              5,054             (4,575)
         Refundable tenant deposits                            (14,424)            14,134             11,560
                                                           -----------        -----------        -----------
           Net cash provided by operating activities           707,719            615,393            679,538
                                                           -----------        -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net additions to investment property                       (232,413)          (158,139)          (270,969)
                                                           -----------        -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Receivable from affiliate                                  (847,900)                --                 --
   Cash distributions to partners                                   --                 --           (421,818)
   Payments on mortgage note payable                           (21,607)           (24,699)           (47,299)
                                                           -----------        -----------        -----------
           Net cash used in financing activities              (869,507)           (24,699)          (469,117)
                                                           -----------        -----------        -----------
           Net (decrease) increase in cash and cash
             equivalents                                      (394,201)           432,555            (60,548)
CASH AND CASH EQUIVALENTS, beginning of year                 1,237,294            804,739            865,287
                                                           -----------        -----------        -----------
CASH AND CASH EQUIVALENTS, end of year                     $   843,093        $ 1,237,294        $   804,739

                                                           ===========        ===========        ===========
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
                     Cash paid for interest                $   108,097        $   101,625        $    98,013
                                                           ===========        ===========        ===========


The accompanying notes are an integral part of these statements.

                          NOONEY INCOME FUND LTD., L.P.
                             (A Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

1.  BUSINESS:

Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983, for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downers Grove, Illinois (Oak Grove Commons), which generated 46% of rental and other income for the year ended December 31, 2000, and an office complex in Leawood, Kansas (Leawood Fountain Plaza), which generated 54% of rental and other income for the year ended December 31, 2000.

The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza. Based on Statements of Position 78-9, "Accounting for Investments in Real Estate Ventures," the Partnership utilizes the pro rata method and the Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The Partnership's financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Partnership's properties are managed by American Spectrum Midwest, Inc., a wholly owned subsidiary of CGS Real Estate Company (CGS). Nooney Investors, Inc., a general partner in the Partnership, is a wholly owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly owned subsidiary of CGS.

In September 1999, Nooney Investors, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $123,292, $125,314 and $111,606 for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $25,000 in 2000, 1999 and 1998 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

Cash and Cash Equivalents

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $131,287 and $145,711 of restricted cash at December 31, 2000 and 1999, respectively. Restricted cash represents deposits paid by tenants.

Investment Property

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

Deferred Expenses

Deferred expenses consist of lease fees which are amortized over the terms of their respective leases.

Revenue Recognition and Rent Concessions

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues on the straight-line method over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 2000, accounts receivable include approximately $41,000 ($48,000 in 1999) of accrued rent concessions which is not yet due under the terms of various lease agreements.

Repairs and Maintenance

Expenditures for ordinary repair and maintenance costs are charged to expense as incurred. Significant expenditures for improvements, renovations and replacements related to the acquisition and improvement of real estate assets are capitalized at cost and depreciated over their estimated useful lives.

Distributions and Allocations

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and (3) above exceeds 1% of Net Operating Cash Income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

Recent Accounting Pronouncements

The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and comprehensive income are the same.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity and SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, provides standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the balance sheet at fair value and establishes criteria for hedges of changes in the fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments and certain other items. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending on whether it is an effective part of a hedged transaction. The adoption of SFAS No. 133 and SFAS No. 138 did not have an effect on the financial statements.

3.  MORTGAGE NOTE PAYABLE:

Mortgage note payable at December 31 consists of the following:

                                                                                   2000             1999
                                                                                 ----------       ----------
Note payable to bank, principal due in monthly installments of $1,900 plus interest at 3% over the 30-day LIBOR rate (9.56% at December 31, 2000)
  to July 2001 when remaining principal is due                                   $1,103,395       $1,125,002
                                                                                 ==========       ==========

Management intends to refinance the note payable under similar terms by extending the due date.

The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $2,803,000 at December 31, 2000.

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.

4.  RENTAL REVENUES UNDER OPERATING LEASES:

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 2000, are as follows:

           2001                        $1,278,000
           2002                         1,118,000
           2003                           651,000
           2004                           373,000
           2005                           178,000
           Thereafter                     481,000
                                       ----------
           Total                       $4,079,000
                                       ==========

In addition, certain lease agreements require tenant participation in certain operating expenses. The income is recorded in the same period that the related expense is incurred. Tenant participation in expenses included in revenues was not significant for the years ended December 31, 2000, 1999 and 1998.

5.  FEDERAL INCOME TAX STATUS:

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

During the year, there are certain expenses that are not deductible for tax purposes or there may be a timing difference between their deductibility for financial statement and income tax purposes. Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                            Financial          Income
                            Statement           Tax
                           -----------       -----------
2000:
   Net income              $   275,431       $   180,657
   Partners' equity          5,612,541         6,639,877

1999:
   Net income              $   422,454       $   343,949
   Partners' equity          5,337,110         6,418,634

1998:
   Net income (loss)       $   233,141       $   (45,152)
   Partners' equity          4,914,656         6,074,685

6.  RECEIVABLE FROM AFFILIATE:

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that CGS would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to the approval of the limited partners of the Registrant and portions of the other partnerships. The Registrant has filed a Registration Statement on Form S-4 relating to the solicitation of consents with the Security and Exchange Commission.

During 2000, the Partnership has paid $847,900 in expenses related to the impending transaction. These costs primarily relate to professional fees and are recorded as a Receivable from Affiliate. When the transaction is finalized, the Partnership will be compensated with additional stock. If the transaction is terminated, the Partnership will be reimbursed by CGS for all costs incurred.

7.  BUSINESS SEGMENTS:

The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

 (In Thousands)                       2000           1999           1998
                                     --------       --------       --------
Revenues:
   Leawood Fountain Plaza            $1,122.0       $1,139.3       $  975.0
   Oak Grove Commons                    965.9          962.5          879.6
                                     --------       --------       --------
                                     $2,087.9       $2,101.8       $1,854.6
                                     ========       ========       ========
Operating profit:
   Leawood Fountain Plaza            $  185.1       $  291.9       $  139.5
   Oak Grove Commons                    203.1          312.4          134.6
                                     --------       --------       --------
                                     $  388.2       $  604.3       $  274.1
                                     ========       ========       ========
Capital expenditure:
   Leawood Fountain Plaza            $  113.5       $  106.7       $   74.7
   Oak Grove Commons                    118.9           51.4          196.3
                                     --------       --------       --------
                                     $  232.4       $  158.1       $  271.0
                                     ========       ========       ========
Depreciation and amortization:
   Leawood Fountain Plaza            $  192.0       $  219.3       $  287.6
   Oak Grove Commons                    255.6          198.0          248.3
                                     --------       --------       --------
                                     $  447.6       $  417.3       $  535.9
                                     ========       ========       ========

Assets:
       Leawood Fountain Plaza       $  898.0       $2,998.2
       Oak Grove Commons             4,195.6        3,498.6
                                    --------       --------
                                    $5,093.6       $6,496.8
                                    ========       ========

Reconciliations of segment data to the Partnership's consolidated data follow:

 (In Thousands)                                2000            1999            1998
                                             --------        --------        --------
Revenues:
   Segments                                  $2,087.9        $2,101.8        $1,854.6
   Corporate and other                            (.9)           14.0            13.3
                                             --------        --------        --------
                                             $2,087.0        $2,115.8        $1,867.9
                                             ========        ========        ========
Net income:
   Segments                                  $  388.2        $  604.3        $  274.1
   Other (expense) income                         (.9)           14.0            13.0
   General and administrative expenses         (111.9)         (195.8)          (54.0)
                                             --------        --------        --------
                                             $  275.4        $  422.5        $  233.1
                                             ========        ========        ========
Depreciation and amortization:
   Segments                                  $  447.6        $  417.3        $  535.9
   Corporate and other                             --           (14.3)         (102.4)
                                             --------        --------        --------
                                             $  447.6        $  403.0        $  433.5
                                             ========        ========        ========
Assets:
   Segments                                  $5,093.6        $6,496.8
   Corporate and other                        2,024.6           375.5
                                             --------        --------
                                             $7,118.2        $6,872.3
                                             ========        ========


8.  SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of the parent of the General Partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

As discussed in Note 6, Nooney Income Fund Ltd., L.P. has a receivable from the General Partner for costs incurred in anticipation of the Transaction. Nooney Income Fund Ltd., L.P. has obtained the guarantee of the major individual owner of the parent of the General Partner with respect to the repayment of these costs if the Transaction is not consummated.

                          NOONEY INCOME FUND LTD., L.P.
                             (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS

                                               (Unaudited)
                                                 March 31,        December 31,
                                                   2001              2000
                                               -----------       -----------
ASSETS:

   Cash and cash equivalents                   $   521,813       $   843,093
   Accounts receivable                             123,498           115,445
   Prepaid expenses and deposits                     6,382            14,192
   Accounts receivable affiliates                1,404,541           847,900
   Investment property, at cost:
       Land                                      1,946,169         1,946,169
       Buildings and improvements                8,681,363         8,663,925
                                               -----------       -----------
                                                10,627,532        10,610,094
       Less accumulated depreciation             5,524,281         5,432,883
                                               -----------       -----------
                                                 5,103,251         5,177,211
   Deferred expenses - at amortized cost           133,189           120,354
                                               -----------       -----------
                                               $ 7,292,674       $ 7,118,195
                                               ===========       ===========

LIABILITIES AND PARTNERS' EQUITY:

Liabilities:
   Accounts payable and accrued expenses       $    81,158       $    66,423
   Accrued real estate taxes                       276,968           204,549
   Mortgage notes payable                        1,097,695         1,103,395
   Refundable tenant deposits                      146,756           131,287
                                               -----------       -----------
                                                 1,602,577         1,505,654

Partners' equity                                 5,690,097         5,612,541
                                               -----------       -----------
                                               $ 7,292,674       $ 7,118,195
                                               ===========       ===========


SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                          NOONEY INCOME FUND LTD., L.P.
                             (A LIMITED PARTNERSHIP)
                  STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY
                  ---------------------------------------------
                                   (UNAUDITED)

                                                        Three Months Ended
                                                    ---------------------------
                                                     March 31,        March 31,
                                                       2001             2000
                                                    ----------       ----------
REVENUES:
   Rental and other income                          $  495,417       $  507,173
   Interest                                              5,567           10,778
                                                    ----------       ----------
                                                       500,984          517,951
                                                    ----------       ----------

EXPENSES:

   Interest                                             24,572           25,663
   Depreciation and amortization                       111,110           95,395
   Real estate taxes                                    72,419           62,407
   Property management fees paid to
       American Spectrum Midwest                        23,627           30,949
   Reimbursement to American Spectrum Midwest
       for partnership management services
       and indirect expenses                             6,250            6,250
   Repairs & maintenance                                19,665           24,671
   Professional services                                21,993           26,781
   Utilities                                            29,503           27,997
   Cleaning                                             13,437           14,515
   Payroll                                              19,147           18,752
   Snow removal                                         18,272           14,083
   Insurance                                            11,967            9,675
   Other operating expenses                             51,466           35,549
                                                    ----------       ----------
                                                       423,428          392,687
                                                    ----------       ----------
NET INCOME                                          $   77,556       $  125,264
                                                    ==========       ==========
NET INCOME PER LIMITED
   PARTNERSHIP UNIT                                 $     4.00       $     6.98
                                                    ==========       ==========
PARTNERS' EQUITY:
   Beginning of period                              $5,612,541       $5,337,110
   Net income                                           77,556          125,264
                                                    ----------       ----------
End of period                                       $5,690,097       $5,462,374
                                                    ==========       ==========


SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                          NOONEY INCOME FUND LTD., L.P.
                             (A LIMITED PARTNERSHIP)
                             STATEMENTS OF CASH FLOW
                                   (UNAUDITED)


                                                               Three Months Ended
                                                         ------------------------------
                                                          March   31,        March 31,
                                                             2001               2000
                                                         -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                            $    77,556        $   125,264
   Adjustments to reconcile net income to net cash
   (used in) provided by operating activities:
       Depreciation and amortization                         111,110             95,395

   Changes in assets and liabilities:
       Increase in accounts receivable                        (8,053)           (18,756)
       Decrease in prepaid expenses and deposits               7,810              7,742
       Increase in deferred assets                           (32,547)           (39,900)
       Increase in accounts payable and accrued
          expenses                                            14,735              8,174
       Increase in accrued real estate taxes                  72,419             62,407
       Increase in refundable tenant deposits                 15,469              9,901
                                                         -----------        -----------
              Total adjustments                              180,943            124,963
                                                         -----------        -----------
       Net cash provided by operating activities             258,499            250,227
                                                         -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
   Net additions to investment property                      (17,438)            (5,652)
                                                         -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES -
   Receivable from Affiliates                               (556,641)                 0
   Payments on mortgage notes payable                         (5,700)            (5,699)
                                                         -----------        -----------
      Net cash used in financing activities                 (562,341)            (5,699)

NET (DECREASE) INCREASE IN CASH                             (321,280)           238,876
   AND CASH EQUIVALENTS

CASH AND CASH EQUIVALENTS, beginning of period               843,093          1,237,294
                                                         -----------        -----------

CASH AND CASH EQUIVALENTS, end of period                 $   521,813        $ 1,476,170
                                                         ===========        ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION - Cash paid during period for
   interest                                                   24,572             25,663
                                                         ===========        ===========


SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                          NOONEY INCOME FUND LTD., L.P.
                             (A LIMITED PARTNERSHIP)
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                   ------------------------------------------

NOTE A:

Refer to the Registrant's financial statements for the fiscal year ended December 31, 2000, which are contained in the Registrant's Annual report on Form 10-K, for a description of the accounting policies which have been continued without change. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Income Fund., L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibilities of the partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 2001 and for all periods presented have been made. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest, a wholly-owned subsidiary of CGS Real Estate Company. Nooney Income Investments, Inc., a general partner, is a 75% owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The earnings per limited partnership unit for the three months ended March 31, 2001 and 2000 was computed on 15,180 units, the number of units outstanding during the periods.

NOTE E:

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the corporate general partner of the Registrant, is continuing the development of a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in ASR which would be listed on a national securities exchange.

The Registrant's participation in this plan will require the consent of its limited partners. ASR filed a registration statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the SEC. The registration statement was amended February 14, 2001 and April 24, 2001. The plan and the benefits and risks thereof will be described in detail in the final prospectus/consent solicitation statement included in the registration statement filed under the Securities Act of 1933 at the time it is declared effective by the Securities and Exchange Commission. Following effectiveness, solicitation materials will be provided to limited partners in connection with the solicitation of the consent of the limited partners. There can be no assurances that the plan described above will be consummated.

The Partnership has paid a total of $1,404,541 in expenses relating to the impending transaction. These costs, which represent more than the Registrant's proportionate share, primarily relate to professional fees and are recorded as Accounts receivable affiliates. When the transaction is finalized, the Partnership will be compensated with additional stock. If the transaction is terminated, the Partnership will be reimbursed by CGS for all costs incurred.

NOTE F:

The Registrant has no items of other comprehensive income, accordingly, net income and other comprehensive income are the same for all periods presented.

NOTE G:

The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. The Registrant has a 100% ownership in Oak Grove Commons and a 76% ownership in Leawood Fountain Plaza. The remaining 24% interest is owned by Nooney Income Fund Ltd., II, L.P., an affiliate of the Registrant, as the other tenant in common. The Partnership's management evaluated performance of each segment based on profit or loss from operations including the allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest.

                                       Three Months Ended
                                     -----------------------
                                     March 31,      March 31,
                                      2001           2000
                                     --------       --------
Revenues:
Leawood Fountain Plaza (76%)         $282,080       $265,263
Oak Grove Commons                     219,844        252,218
                                     --------       --------
                                      501,924        517,481
                                     ========       ========

Operating Profit:
Leawood Fountain Plaza (76%)         $ 65,407       $ 68,086
Oak Grove Commons                      38,355         82,284
                                     --------       --------
                                      103,762        150,370
                                     ========       ========

Capital Expenditures:
Leawood Fountain Plaza (76%)         $  4,560       $  2,811
Oak Grove Commons                      12,878          2,842
                                     --------       --------
                                       17,438          5,653
                                     ========       ========

Depreciation and Amortization:
Leawood Fountain Plaza (76%)         $ 65,847       $ 46,783
Oak Grove Commons                      45,263         48,612
                                     --------       --------
                                      111,110         95,395
                                     ========       ========


Assets:
As of:                           March 31, 2001   December 31, 2000
                                 --------------   -----------------
Leawood Fountain Plaza (76%)       $1,024,974       $  898,044
Oak Grove Commons                   4,290,107        4,195,561
                                   ----------       ----------
                                    5,315,081        5,093,605
                                   ==========       ==========

Reconciliation of segment data to the Partnership's consolidated data follow:

                                             Three Months Ended
                                          --------------------------
                                          March 31,        March 31,
                                            2001             2000
                                          ---------        ---------
Revenues:
Segments                                  $ 501,924        $ 517,481
Corporate and other                            (940)             470
                                          ---------        ---------
                                            500,984          517,951
                                          =========        =========

Operating profit:
Segments                                  $ 103,762        $ 150,370
Corporate and other income                     (940)             470
General and administrative expenses         (25,266)         (25,576)
                                          ---------        ---------
                                             77,556          125,264
                                          =========        =========
Depreciation and Amortization
Segments                                  $ 111,110        $  95,395
Corporate and other                             -0-              -0-
                                          ---------        ---------
                                            111,110           95,395
                                          =========        =========

Assets:
As of:                  March 31, 2001   December 31, 2000
                        --------------   -----------------
Segments                  $5,315,081       $5,093,605
Corporate and other        1,977,593        2,024,590
                          ----------       ----------
                           7,292,674        7,118,195
                          ==========       ==========

NOTE H:

On April 16, 2001, the combined financial statements of the parent of the General Partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,520,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters, which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. The Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

As discussed in Note E, Nooney Income Fund Ltd., L.P. has a receivable from the General Partner for costs incurred in the anticipation of the transaction. Nooney Income Fund Ltd., L.P. has obtained the guarantee of the major individual owner of the parent of the General Partner with respect to the repayment of those costs incurred at December 31, 2000 for the transaction if not consummated.

                        NOONEY INCOME FUND LTD. II, L.P.
                            HISTORICAL FINANCIAL DATA

                        Nooney Income Fund Ltd. II, L.P.
                                Table of Contents


A.   Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 2000, 1999, 1998.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - March 31, 2001 and 2000.

D.   Audited Financial Statements - December 31, 2000, 1999, 1998

E.   Unaudited Financial Statements - March 31, 2001 and 2000.

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD. II. L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 2000 have been derived from the audited financial statements of the Partnership. Additionally, the selected operating and financial position data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                    THREE MONTHS ENDED
                                              YEARS-ENDED DECEMBER 31,                   MARCH 31,
                                   -------------------------------------------------------------------
                                    1996      1997      1998      1999      2000      2000      2001
                                    ----      ----      ----      ----      ----      ----      ----
OPERATING DATA:
REVENUES:
Rental and reimbursement income    $3,502    $3,355    $3,681    $3,724    $4,066    $  942    $1,039
Interest and other income               8         2        --         4         5         1         1
                                   ------    ------    ------    ------    ------    ------    ------
Total revenues                      3,510     3,357     3,681     3,728     4,071       943     1,040
                                   ======    ======    ======    ======    ======    ======    ======

EXPENSES:
Property operating                  1,193     1,226     1,227     1,582     1,313       313       314
Management and advisory fees          211       202       215       217       241        67        72
Real estate and other taxes           755       598       535       544       564       136       152
Depreciation and amortization         653       671       756       766       836       199       224
Interest expense                      614       596       584       554       617       147       143
                                   ------    ------    ------    ------    ------    ------    ------
Total expenses                      3,426     3,293     3,317     3,663     3,571       862       905
                                   ======    ======    ======    ======    ======    ======    ======

Net Income (loss)                  $   84    $   64    $  364    $   65    $  500    $   81    $  135
                                   ======    ======    ======    ======    ======    ======    ======

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD. II, L.P.


                                                                                                                THREE MONTHS ENDED
                                                                    YEARS-ENDED DECEMBER 31,                         MARCH 31,
                                                    --------------------------------------------------------------------------------
                                                     1996         1997        1998        1999        2000       2000         2001
                                                    -------     -------     -------     -------     -------     -------     -------
OTHER DATA:
Weighted average limited partnership units
   outstanding                                       19,221      19,221      19,221      19,221      19,221      19,221      19,221
Limited partnership income (loss) per unit             3.69        2.66       17.83        3.34       25.73        4.19        6.96
Ratio of earnings to fixed charges(1)                  1.14        1.11        1.62        1.12        1.81        1.55        1.94

Deficiency of earnings to cover fixed charges(2)         --          --          --          --          --          --          --
Cash distributions                                     (255)       (255)       (382)         --          --          --          --
Cash distributions per unit                           12.50       12.50       18.75          --          --          --          --
Total properties owned at end of period(3)                4           4           4           4           4           4           4
Book value per limited partnership unit                 453         443         442         445         465                     473
Per unit value assigned for the consolidation                                                                                   834

BALANCE SHEET DATA:
Cash and cash equivalents                           $ 1,323     $ 1,378     $ 1,250     $ 1,190     $ 1,668                 $ 1,744
Real estate held for investment, net                 14,798      14,745      14,373      14,315      14,214                  14,024
Accounts receivable, net                                220         153         205         258         255                     269
Other assets                                            132         288         302         346         359                     430
Total assets, at book value                          16,473      16,564      16,130      16,109      16,497                 $16,467
Total assets, at valued assigned for the
   consolidation                                                                                                             24,514
Total liabilities                                     8,001       8,283       7,867       7,782       7,670                   7,504
General partnership (deficit) equity                   (128)       (131)       (131)       (131)       (126)                   (124)
Limited partnership equity                            8,600       8,412       8,394       8,458       8,953                   9,086

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD. II, L.P.

                                                                                                     THREE MONTHS
                                                              YEARS-ENDED DECEMBER 31,              ENDED MARCH 31,
                                                     -------------------------------------------------------------
                                                     1996     1997     1998      1999      2000     2000      2001
                                                     ----     ----     ----      ----      ----     ----      ----
CASH FLOW DATA:
Increase (decrease) in cash and equivalents, net      231       55     (129)      (59)      478      (35)       76
Cash Provided by operating activities                 711      955      644       684     1,219       77       209


1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

Nooney Income Fund Ltd. II, in addition to owning four buildings, owns a 24% interest in a partnership that owns LeaWood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% partnership interest

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

Cash on hand as of December 31, 2000 was $1,667,825, an increase of $477,614 from the year ended December 31, 1999. The Registrant expects the capital expenditures during 2001 will be adequately funded by current cash reserves and the properties' operating cash flow. The anticipated capital expenditures are as follows:

                                  Other      Leasing
                                 Capital     Capital      Total
                                ---------   ---------   ---------
NorthCreek Office Park          $  26,500   $ 115,104   $ 141,604
Tower Industrial Building               0           0           0
Northeast Commerce Center          44,830     577,860     622,690
Countryside Office Park            83,794      37,056     120,850
Leawood Fountain Plaza (24%)        9,048      62,207      71,255
                                ---------   ---------   ---------
                                $ 164,172   $ 792,227   $ 956,399
                                =========   =========   =========

At NorthCreek Office Park, other capital has been budgeted for exterior building painting. Leasing capital is anticipated for tenant improvements and lease commissions for new and renewal tenants.

At Northeast Commerce Center, other capital has been budgeted for parking lot overlay and striping, as well as the repainting of suite entrances. Leasing capital has been budgeted for tenant improvements and lease commissions for new tenants anticipated during the year 2001.

At Countryside Office Park, other capital has been budgeted for roof tear-offs and repairs, replacement of entryway flooring, and the replacement of two HVAC units. Leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants.

At Leawood Fountain Plaza, other capital has been budgeted for skylight replacement, concrete curb and sidewalk replacement, and the replacement of exterior window frames. Leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

As previously disclosed, the Registrant felt that the market conditions existed whereby Countryside Office Park should be sold. Management has maintained the occupancy level at 91% at December 31, 2000, from 90% at year-end 1999. The Registrant, in the year 2001, is evaluating sale and other options regarding the property due to the increased occupancy level and improved market conditions in the surrounding area(s).

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended December 31, 2000, 1999 and 1998 are detailed in the schedule below. Expenses of the Registrant are excluded.

                      NorthCreek      Tower         Northeast      Countryside      Leawood
                     Office Park    Industrial       Commerce      Office Park      Fountain
                        (100%)        (100%)          (100%)          (100%)       Plaza (24%)
                     -----------    -----------    -----------     -----------     -----------
2000

Revenues             $ 1,445,349    $   222,868    $   456,538     $ 1,545,315     $   354,319
Expenses               1,231,053        127,480        656,062       1,135,514         295,879
                     -----------    -----------    -----------     -----------     -----------

Net Income (Loss)    $   214,296    $    95,388    $  (199,524)    $   409,801     $    58,440

1999

Revenues             $ 1,509,059    $   203,106    $   409,739     $ 1,220,581     $   359,778
Expenses               1,165,131        118,441        623,696       1,231,047         267,597
                     -----------    -----------    -----------     -----------     -----------

Net Income (Loss)    $   343,928    $    84,665    $  (213,957)    $   (10,466)    $    92,181

1998

Revenues             $ 1,377,291    $   202,221    $   692,068     $ 1,025,373     $   307,888
Expenses               1,199,133        108,696        723,378         988,862         264,297
                     -----------    -----------    -----------     -----------     -----------

Net Income (Loss)    $   178,158    $    93,525    $   (31,310)    $    36,511     $    43,591

2000 Property Comparisons

At NorthCreek Office Park, revenues decreased $63,710 when comparing 2000 to 1999. The decrease in revenue is due to decreases in tenant derived revenues directly related to the decreased occupancy level than that reflected in prior year. Expenses increased $65,922 when comparing the two year-end periods, primarily due to increases in interest expense ($34,978), and professional fees ($31,273). The increase in interest expense can be attributed to the increased interest rates reflected in 2000. The increase in professional fees is due to the expense of zoning plans and survey fees for the property absorbed during 2000 only.

The revenues at Tower Industrial Building increased $19,762 when comparing the 2000 year-end results to that of 1999. This increase is primarily due to increases in base rental revenue ($7,004) and real estate tax reimbursement ($12,899). The increase in rent can be attributed to increased rental rates for the single tenant at the property than that of prior year. The increased tax revenue is directly related to an increase reflected in the annual real estate tax expense. Expenses increased $9,039 when comparing the two year-end periods. This is primarily due to an increase in real estate tax as previously mentioned.

Revenues at Northeast Commerce Center increased when comparing 2000 to 1999 by $46,799. This increase can be directly attributed to an increase in tenant derived revenues as a result of the 27% increase in the occupancy level than that of prior year. Expenses increased $32,366 when comparing the two year-end periods, primarily due to increases in utility expense ($3,259), management fees ($2,808), interest expense ($17,807), depreciation and amortization expense ($41,853), and legal fees ($14,667). These increases were partially offset by decreases in real estate tax expense ($15,454), and vacancy related expenses ($32,860). The increased interest expense can be attributed to the increased interest rate reflected in 2000. The increase in depreciation and amortization is due to the addition of capital and tenant leasehold assets. The increase in legal fees is due to legal costs incurred while obtaining new tenants. The decrease in real estate tax expense can be attributed to a reduction in the annual tax expense as a result of an appeal. The decrease in vacancy related expenses is due to the increased occupancy status of the property.

At Countryside Office Park, revenues increased $324,734 due to increases in base rental revenue ($214,247), escalation revenue ($24,270), real estate tax reimbursement revenue ($102,552), partially offset by a decrease in lease termination fees ($16,335). The increase in base rent and escalation revenue can be attributed to the higher occupancy level maintained throughout 2000 and higher rental rates. The increase in real estate tax reimbursement can be attributed to the reimbursement of significant appeal fees paid for the property to lower annual real estate tax for three years. The expense for these fees was reflected in 1999. Expenses at Countryside Office Park decreased ($95,533) when comparing year-end results for 2000 to the prior year, primarily due to decreases in real estate tax expense ($142,618), bad debt expense ($34,695), electrical repairs ($7,387), heating and air-conditioning repairs ($17,493), and general building maintenance repairs ($18,478). These decreased expenses were partially offset by increases in interest expense ($10,811), amortization expense ($49,074), cleaning and janitorial expense ($43,152), and management fees ($21,588). The decrease in real estate tax expense can be attributed to tax consulting fees paid in 1999 only, as previously addressed. The decrease in bad debt expense is due to tenant receivable experiences in 1999. The increase in interest expense can also be attributed to the higher interest rate reflected in 2000. The increase in amortization is due to the addition of tenant leasehold improvements and commissions in 2000. The increase in cleaning and janitorial expense can be attributed to a full-time cleaning day porter maintained throughout 2000. The increase in management fee expense is directly attributable to the increased revenues.

At Leawood Fountain Plaza, revenues remained relatively consistent with only a ($5,459) decrease when comparing 2000 year-end results to the prior year. The decrease in revenue can primarily be attributed to a decrease in escalation revenue. Expenses during 2000 increased $28,282 when compared to the prior year due to increases in real estate tax expense ($17,423) and bad debt expense ($23,349), partially offset by decreases in amortization expense ($8,615) and various other operating expenses ($3,875). The increase in real estate tax is directly attributable to the increase in annual tax due for the property. The increase in bad debt expense is due to a more conservative estimate in 2000 based on current risk indicators.

The Registrant has a first mortgage with a floating interest rate of 3/4% over the then published prime rate of the lender. The properties which are collateral for this loan are NorthCreek Office Park, Countryside Office Park and Northeast Commerce Center. The balance of the loan as of December 31, 2000 was $6,756,201. The interest rate at year end was 10.25%. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 2000 the Partnership decreased interest expense by approximately $75,000 from the compensating balance clause.
The occupancy levels at the Registrant's properties as of December 31, 2000, 1999 and 1998 are detailed in the schedule below.

                                     Occupancy rates at December 31,
                                        2000      1999      1998
                                        ----      ----      ----
     NorthCreek Office Park               91%      100%      100%
     Tower Industrial                    100%      100%      100%
     Northeast Commerce Center            76%       49%       50%
     Countryside Executive Center         93%       90%       77%
     Leawood Fountain Plaza               89%       93%       87%

For the quarter ended December 31, 2000, occupancy at NorthCreek Office Park decreased to 91%. During the quarter, two tenants renewed leases for 3,492 square feet, and one tenant vacated 4,939 square feet. For the year, five tenants signed new leases for 5,131 square feet, six tenants renewed their leases for 12,928 square feet, and seven tenants vacated 12,198 square feet. NorthCreek Office Park has one major tenant which occupies space under two leases which, together, comprise 33% of the available space. These leases both expire in December 2003.

Tower Industrial Building is leased by a single tenant whose lease expires on December 31, 2001.

At Northeast Commerce Center, occupancy increased to 76% during the quarter. Leasing activity consisted of the Registrant signing one new lease for 11,000 square feet. For the year ended December 31, 2000 two new leases for 27,150 square feet were signed. Northeast Commerce

Center has four major tenants which occupy 23%, 16%, and two which each occupy 11% of the space with lease expirations of 2003, 2005, and two in 2006, respectively. The Registrant is working closely with a Cincinnati brokerage firm to handle the leasing of the remaining vacant square feet.

Occupancy at Countryside Office Park remained consistent at 93% during the fourth quarter of 2000 and leasing activity consisted of two tenants signing new leases for 4,595 square feet, and two tenants vacating 4,463 square feet. During 2000, six tenants signed new leases for 12,612 square feet, two tenants renewed their leases for 2,283 square feet, and six tenants vacated 8,736 square feet. There are two major tenants at Countryside who occupy 14% and 13% of the available space with leases which expire in February 2005 and August 2002, respectively.

During the fourth quarter at Leawood Fountain Plaza, occupancy remained stable at 89%. There was no leasing activity during the quarter. During the year, the Registrant signed three new leases for 8,070 square feet, renewed six tenants' leases for 8,799 square feet, and six tenants vacated 11,295 square feet. The property has two major tenants, one who occupies 14% of the space with a lease which expires in October 2001 and the other major tenant occupies 11% of the space with a lease which expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

2000 Comparisons

For the year ended December 31, 2000, the Registrant's consolidated revenues were $4,070,550 compared to $3,728,017 for the year ended December 31, 1999. Revenues increased $342,533 when comparing the two years. The increase in revenue is primarily due to increases in overall revenues at Countryside Office Park, Tower Industrial, and Northeast Commerce Center.

For the year ended December 31, 2000, consolidated expenses were $3,571,040 compared to $3,663,081 for the year ended December 31, 1999. Thus, total expenses decreased $92,041. The decrease in expenses was a result of decreases in repairs and maintenance related expenses ($58,031), professional services ($25,191), and other operating expenses ($187,232). These decreases were partially offset by increases in interest expense ($63,596), depreciation and amortization expense ($70,472), real estate tax expense ($20,086), and management fees ($24,259). The decrease in repairs and maintenance can be attributed to decreases in electrical and heating/air-conditioning repairs at Countryside Office Park. The decrease in professional fees is due to legal fees incurred in connection with pending litigation regarding partner lists at the partnership level in 1999 only. The decrease in other operating expenses is primarily due to the decrease in tax consulting fees at Countryside Office Park ($159,230) and vacancy related expenses ($33,485). The increase in interest expense can be attributed to the higher interest rate reflected in 2000 for the debt secured by three of the Registrant's properties. The increase in amortization can be attributed to the addition of tenant improvements and lease commissions throughout 2000. The increase in management fees is due to the increased revenues reflected in 2000. Net income was $499,510 as compared to $64,936 for the prior year. Net cash provided by operating activities was $1,219,074 for the year ended December 31, 2000. The cash was used to provide capital improvements to the properties of $626,415, and decrease the outstanding balance of the mortgage loan by $115,045.

1999 Comparisons

For the year ended December 31, 1999, the Registrant's consolidated revenues were $3,728,017 compared to $3,680,649 for the year ended December 31, 1998. Revenues increased $47,368 when comparing the two years. This increase in revenue is primarily due to an increase in base rental revenues at Countryside Office Park and to increases in both base rental and escalation revenues at NorthCreek and Leawood Fountain Plaza. Positive revenue results from these properties were partially offset by a significant decrease in revenues at Northeast Commerce Center, due to the property being only 50% occupied throughout 1999.

For the year ended December 31, 1999, consolidated expenses were $3,663,081 as compared to $3,316,553 for the year ended 1998. Expenses increased $346,528 when comparing the two year-end periods. This increase was primarily due to increases in depreciation and amortization ($10,535), real estate tax expense ($9,600), repairs and maintenance related expenses ($107,812), and professional services ($244,968). These increased expenses were partially offset by a decrease in interest expenses ($30,046). The increase in professional services expense is primarily due to tax consulting fees paid by Countryside Office Park. The increase in repairs and maintenance is mainly due to increased snow removal and various maintenance costs at two of the Registrant's properties. Net income for the year ended 1999 was $64,936 as compared to $364,096 for the year ended 1998. During 1999, net cash provided by operating activities was $684,206. This cash was used to provide capital improvements to the properties of $618,970, and principal payments on the mortgage loan were made in the amount of $124,630.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal 2000, 1999 and 1998 and are not expected to materially affect the Registrant's operation in 2001.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 2000. Future increases in the prime interest rate can adversely affect the operations of the Registrant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments". The Registrant had no holdings of derivative financial or commodity instruments at December 31, 2000. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had minor exposure to interest rate risk due to the floating rate first mortgage debt of $6,756,201. The Registrant utilized sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates should not materially adversely affect the Registrant's financial position, results of operations or cash flows.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - MARCH 31, 2001 AND 2000

It should be noted that this 10-Q contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash and cash equivalents on hand as of March 31, 2001, is $1,743,536, an increase of $75,711 when compared to year end December 31, 2000. During the quarter, net cash provided by operating activities was $209,074. Cash was used for payment of capital additions in the amount of $1,646 and payments on mortgage notes payable of $33,000. The Registrant expects cash flow and cash on hand to fund the properties anticipated capital expenditures for the remainder of 2001. The anticipated capital expenditures by property are as follows:

                               Leasing Capital   Other Capital      Total
                               ---------------   -------------   --------
NorthCreek Office Park                $115,104        $ 26,500   $141,604
Tower Industrial Building                    0               0          0
Northeast Office Park                  556,806          44,624    601,430
Countryside Office Park                 37,056          83,794    120,850
Leawood Fountain Plaza (24%)            62,207           7,608     69,815
                                      --------        --------   --------
                                      $771,173        $162,526   $933,699
                                      ========        ========   ========

Leasing capital at all of the partnership's properties relates to tenant improvements and lease commissions for new and renewal tenants. At NorthCreek Office Park, other capital has been budgeted for exterior building painting. At Northeast Commerce Center, other capital has been budgeted for parking lot overlay and striping, as well as the repainting of suite entrances. At Countryside Office Park, other capital has been budgeted for roof repairs, replacement of entryway flooring, and the replacement of two HVAC units. At Leawood Fountain Plaza, other capital has been budgeted for skylight replacement, sidewalk and curb replacement, and exterior window frame replacement.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

As previously disclosed, the Registrant felt that the market conditions existed whereby Countryside Office Park should be sold. Management has kept the occupancy level consistent at 93% at March 31, 2001, from 92% at March 31, 2000. The Registrant, in 2001 is continuing to evaluate sale and other options regarding the property due to the consistent increased occupancy level and improved market conditions in the surrounding areas.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations by Property

The results of operations for the Registrant's properties for the quarters ended March 31, 2001 and 2000 are detailed in the schedule below. Expenses and revenues of the Registrant are excluded.

                                          Tower      Northeast     Countryside         Leawood
                      NorthCreek     Industrial       Commerce          Office        Fountain
                     Office Park       Building         Center            Park     Plaza (24%)
                     -----------    -----------    -----------     -----------    -----------
2001

Revenues             $   361,337    $    56,552    $   154,831     $   372,646    $    89,078
Expenses                 304,713         31,102        183,176         285,689         68,423
                     -----------    -----------    -----------     -----------    -----------
Net Income (Loss)    $    56,624    $    25,450    $   (28,345)    $    86,957    $    20,655
                     ===========    ===========    ===========     ===========    ===========

2000

Revenues             $   366,830    $    50,784    $   101,267     $   338,198    $    83,767
Expenses                 296,609         29,708        163,608         274,127         62,266
                     -----------    -----------    -----------     -----------    -----------
Net Income (Loss)    $    70,221    $    21,076    $   (62,341)    $    64,071    $    21,501
                     ===========    ===========    ===========     ===========    ===========


Revenues at NorthCreek Office Park decreased $5,493 when comparing quarter end March 31, 2001 to the first quarter ended March 31, 2000. This decrease can be primarily attributed to a decrease in the amount of termination fees received when compared to that received in first quarter 2000. All other revenues have remained consistent with that of prior year. Expenses increased from $296,609 for the quarter ended March 31, 2000 to $304,713 for the quarter ended March 31, 2001. This increase of $8,104 is primarily attributable to increases in professional fees ($5,983) and real estate tax expense ($2,670). The increase in professional fees is attributable to increased tenant site plan service and tenant based legal costs.

Revenues at Tower Industrial Building increased $5,768 for the quarter ended March 31, 2001 when compared to the same period in 2000. This increase was primarily due to increases in both base rental and real estate reimbursement revenues based on increased rental rates and a higher annual tax amount due at the property. Overall expenses remained consistent with an increase of only $1,394 when comparing the two quarters.

Revenues at Northeast Commerce Center were $154,831 for the quarter ended March 31, 2001 and $101,267 for the quarter ended March 31, 2000. This increase in revenue of $53,564 is due to the 27% increase in the occupancy level over that reflected in 2000. Expenses for the quarters ending March 31, 2001 and March 31, 2000 were $183,176 and $163,608, respectively. The increase of $19,568 can primarily be attributable to increases in amortization and depreciation expense ($23,548), repairs and maintenance related expenses ($4,282), and utility expense ($3,427). These increases were partially offset by decreases in real estate tax expense ($2,879) and vacancy related expenses ($10,242). The decrease in vacancy expense is due to the costs of rehabilitating vacant space in 2000 (none thus far in 2001). The increased amortization and depreciation expense is primarily attributable to the addition of tenant alteration and other capitalized assets since March 31, 2000.

At Countryside Office Park revenues were $372,646 and $338,198 for the quarters ended March 31, 2001 and March 31, 2000, respectively. Revenues increased $34,448 primarily due to increases in base rental revenues ($20,857), escalation revenue ($11,230), and real estate tax reimbursement revenue ($1,952). The increase in base rent can be attributed to a slightly higher occupancy level throughout the entire quarter of 2001 and increased rental rates. The increase in escalation revenue is directly attributable to an increase in the projected reimbursable expenses, as well as a larger amount of tenants responsible for paying escalation with the new leases that commenced in 2000. Operating expenses increased $11,562 when comparing the two quarters. The expenses which increased include, utilities ($8,526), and real estate tax ($14,021). These increases were partially offset by decreases in general and administrative expenses ($3,139), vacancy related expenses ($5,353), and depreciation/amortization expense ($1,400). The increase in utility expense is primarily due to increased natural gas rates in 2001. The increase in real estate tax expense is due to an appeal fee paid in the first quarter of 2001 in the amount of $13,213.

At Leawood Fountain Plaza, revenues increased $5,311 when comparing the two three-month periods, primarily due to an increase in cancellation fee revenue received in 2001 as part of a mutual agreement with a former tenant. Operating expenses increased $6,157 when comparing the two periods. The increase in expenses is mainly due to slight increases in depreciation and amortization expense and real estate tax expense, partially offset by slight decreases in professional services and bad debt expense.

The occupancy levels at the Registrant's properties are listed below:

                                 Occupancy levels as of March 31,
                                 -------------------------------
     Property                      2001       2000       1999
     --------                      ----       ----       ----
NorthCreek Office Park              95%        96%       100%
Tower Industrial Building          100%       100%       100%
Northeast Commerce Center           76%        49%        50%
Countryside Office Park             93%        92%        74%
Leawood Fountain Plaza (24%)        87%        93%        98%

During the first quarter of 2001, NorthCreek Office Park occupancy increased 4% to 95%. Leasing activity at NorthCreek Office Park consisted of two new tenants signing leases for 3,461 square feet, two tenants renewing their leases for a total of 3,878 square feet and one tenant vacating 1,377 square feet. NorthCreek Office Park has one major tenant which occupies spaces under two leases which together comprise 33% of the available space. These leases both expire in December 2003.

Tower Industrial Building is leased to a single tenant whose lease expires on December 31, 2001.

At Northeast Commerce Center, occupancy remained at 76% during the quarter. There was no leasing activity during this three-month reporting period. The property has four major tenants who occupy 23%, 16%, and two which each occupy 11% of the available space. Their leases expire in 2003, 2005, and two in 2006, respectively. The Registrant is working with a local Cincinnati brokerage firm to handle the leasing of the remaining space.

At Countryside Office Park, occupancy remained at 93% during the quarter. Leasing activity during the first quarter consisted of one tenant occupying 665 square feet renewing their lease. There are two major tenants at Countryside Office Park who occupy 14% and 13% of the available space with leases which expire in February 2005 and August 2002, respectively.

During the first quarter of 2001, occupancy at Leawood Fountain Plaza decreased 2% to 87%. Leasing activity consisted of two new tenants occupying 3,014 square feet, and one tenant vacating 2,081 square feet. The property has two major tenants, one of whom occupies 14% of the available space whose lease expires in October 2001 and a second major tenant who occupies 11% of the available space whose lease expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value, if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Results of Consolidated Operations 2001

For the quarter ended March 31, 2001, consolidated revenues are $1,040,142 compared to $943,531 for the quarter ended March 31, 2000. Revenues increased $96,611 primarily due to increases in base rental revenues ($51,824), escalation revenues ($34,375), real estate tax reimbursement revenue ($5,260), and other miscellaneous revenues ($5,152). The increase in base rental and escalation revenue can primarily be attributed to increased occupancy levels and rental rates at Northeast Commerce Center and Countryside Office Park. Consolidated expenses for the quarters ended

March 31, 2001 and 2000 are $904,945 and $862,117, respectively. This $42,828 increase in expenses is due to increases in depreciation and amortization expense ($25,050), real estate tax expense ($15,390), management fees ($5,616), repairs and maintenance related expenses ($13,903), utility expense ($13,024), payroll ($4,471), cleaning expense ($2,564), and insurance ($5,308). These increases were partially offset by decreases in interest expense ($3,527), professional services ($6,229), snow removal ($3,849), and other operating expenses ($28,893). The increase in depreciation and amortization is primarily due to additional assets at Northeast Commerce Center as mentioned in the property comparisons. The increase in real estate tax is primarily due to the appeal fee paid at Countryside Office Park, as also mentioned in the property comparisons. The increase in repairs and maintenance related expenses is primarily due to an increase in the heating and ventilation repairs at the Registrant's properties. The increase in utility expense is primarily due to increased natural gas rates at the Registrant's properties. The decrease in other operating expenses can primarily be attributed to decreases in vacancy related expenses at Northeast Commerce Center and Countryside Office Park and partnership related professional services.

Results of Consolidated Operations 2000

For the quarter ended March 31, 2000, consolidated revenues are $943,531 compared to $855,615 for the quarter ended March 31, 1999. Revenues, at a consolidated level, increased $87,916 primarily due to increases in base rental revenue at Countryside Office Park, as mentioned in the property comparisons. Increases in revenue were also reflected at NorthCreek Office Park and Northeast Commerce Center when comparing the two three-month ending periods. Consolidated expenses for the quarters ending March 31, 2000 and March 31, 1999 are $862,117 and $875,689, respectively. The $13,572 decrease in expenses is a result of a combination of factors. Decreases were reflected in real estate tax expense ($2,886), repairs and maintenance related expenses ($13,985), professional services ($16,157), insurance ($1,645), snow removal ($19,355), and other operating expenses ($10,846). These decreases were partially offset by consolidated increases in interest expense ($12,651), depreciation and amortization ($18,392), management fees ($5,555), utilities ($8,376), and cleaning ($6,872). The decrease in repairs and maintenance related expenses is primarily due to the decrease in electrical repairs at NorthCreek Office Park. The decrease in professional services can be attributed to appraisal fees incurred for the Registrant's properties in the first quarter of 1999. The decrease in consolidated other operating expenses can mostly be attributed to vacancy costs at Northeast Commerce Center. The increase in management fees is due to the overall increase in revenues.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal 2000 and are not expected to materially affect the Registrant's operation in 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Nooney Income Fund Ltd. II, L.P.:


We have audited the accompanying balance sheet of Nooney Income Fund Ltd. II, L.P. (a Missouri limited partnership) as of December 31, 2000, and the related statement of operations, partners' equity (deficit) and cash flows for the year ended December 31, 2000. Our audit also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. The financial statements of Nooney Income Fund Ltd. II, L.P. as of December 31, 1999 and 1998, were audited by other auditors whose report dated February 22, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Income Fund Ltd. II, L.P. as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ ARTHUR ANDERSEN LLP


St. Louis, Missouri,
   January 26, 2001 (except with respect
   to the matter discussed in Note 9, as
   to which the date is April 19, 2001.)

INDEPENDENT AUDITORS' REPORT


To the Partners of
Nooney Income Fund Ltd. II, L.P.:


We have audited the accompanying balance sheet of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1999, and the related statements of operations, partners' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1999. Our audits also included the financial statement schedule of real estate and accumulated depreciation for the two years ended December 31, 1999 listed in the index at Exhibit 99.8. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
February 22, 2000

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A Limited Partnership)
                 BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999

                                                           2000               1999
                                                       ------------       ------------
ASSETS
CASH AND CASH EQUIVALENTS                              $  1,667,825       $  1,190,211
                                                       ------------       ------------
ACCOUNTS RECEIVABLE (net of allowance
  of $326,163  in 2000 and $273,506 in 1999)                255,232            257,599
                                                       ------------       ------------
PREPAID EXPENSES AND OTHER ASSETS                            26,235             24,430
                                                       ------------       ------------
INVESTMENT PROPERTY:
   Land                                                   2,618,857          2,618,857
   Buildings and improvements                            14,438,993         13,997,112
                                                       ------------       ------------
                                                         17,057,850         16,615,969
   Less-  Accumulated depreciation                       (5,647,553)        (5,162,333)
                                                       ------------       ------------
                                                         11,410,297         11,453,636
   Investment property held for sale                      2,804,205          2,860,890
                                                       ------------       ------------
                                                         14,214,502         14,314,526
                                                       ------------       ------------
DEFERRED EXPENSES, net                                      333,049            321,834
                                                       ------------       ------------
           Total assets                                $ 16,496,843       $ 16,108,600
                                                       ============       ============
LIABILITIES AND PARTNERS' EQUITY
LIABILITIES:
   Accounts payable and accrued expenses               $    143,544       $    174,137
   Accrued real estate taxes                                491,547            485,507
   Refundable tenant deposits                               278,562            250,231
   Mortgage note payable                                  6,756,201          6,871,246
                                                       ------------       ------------
           Total liabilities                              7,669,854          7,781,121
                                                       ------------       ------------
PARTNERS' EQUITY (DEFICIT):
   General partners                                        (125,594)          (130,589)
   Limited partners (19,221 units issued and
     outstanding)                                         8,952,583          8,458,068
                                                       ------------       ------------
           Total partners' equity                         8,826,989          8,327,479
                                                       ------------       ------------
           Total liabilities and partners' equity      $ 16,496,843       $ 16,108,600
                                                       ============       ============

The accompanying notes are an integral part of these balance sheets.

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A Limited Partnership)
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                           2000            1999            1998
                                                        ----------      ----------      ----------
REVENUES:
   Rental and other income                              $4,065,884      $3,723,962      $3,680,649
   Interest                                                  4,666           4,055              --
                                                        ----------      ----------      ----------
           Total revenues                                4,070,550       3,728,017       3,680,649
                                                        ----------      ----------      ----------
EXPENSES:
   Interest                                                617,879         554,283         584,329
   Depreciation and amortization                           836,454         765,982         755,447
   Real estate taxes                                       564,278         544,192         534,592
   Property management fees - related party                241,121         216,862         215,198
   Repairs and maintenance                                 384,387         442,418         334,606
   Professional services                                   354,911         380,102         135,134
   Other operating expenses (includes $40,000 in
     each year to related party)                           572,010         759,242         757,247
                                                        ----------      ----------      ----------
           Total expenses                                3,571,040       3,663,081       3,316,553
                                                        ----------      ----------      ----------
           Net income                                   $  499,510      $   64,936      $  364,096
                                                        ==========      ==========      ==========
NET INCOME ALLOCATION:
   General partners                                     $    4,995      $      649      $   21,480
                                                        ==========      ==========      ==========
   Limited partners                                     $  494,515      $   64,287      $  342,616
                                                        ==========      ==========      ==========
LIMITED PARTNERS DATA:
   Net income per unit                                  $    25.73      $     3.34      $    17.83
                                                        ==========      ==========      ==========
   Cash distributions - investment income per unit      $       --      $       --      $    17.83
                                                        ==========      ==========      ==========
   Cash distributions - return of capital per unit      $       --      $       --      $     0.92
                                                        ==========      ==========      ==========
   Weighted average limited partnership units
    outstanding                                             19,221          19,221          19,221
                                                        ==========      ==========      ==========

The accompanying notes are an integral part of these statements.

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A Limited Partnership)
                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                   Limited          General
                                  Partners          Partners            Total
                                 -----------       -----------       -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1997              $ 8,411,559       $  (130,672)      $ 8,280,887

   Net income                        342,616            21,480           364,096
   Cash distributions               (360,394)          (22,046)         (382,440)
                                 -----------       -----------       -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1998                8,393,781          (131,238)        8,262,543

   Net income                         64,287               649            64,936
                                 -----------       -----------       -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1999                8,458,068          (130,589)        8,327,479

   Net income                        494,515             4,995           499,510
                                 -----------       -----------       -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 2000              $ 8,952,583       $  (125,594)      $ 8,826,989
                                 ===========       ===========       ===========



The accompanying notes are an integral part of these statements.

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A Limited Partnership)
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                             2000              1999              1998
                                                         ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                             $    499,510      $     64,936      $    364,096
  Adjustments to reconcile net income to net cash
    provided by operating activities-
      Depreciation                                            726,439           677,201           660,875
      Amortization of deferred expenses                       110,015            88,781            94,572
      Net changes in accounts affecting operations-
        Accounts receivable                                     2,367           (52,276)          (52,373)
        Prepaid expenses                                       (1,805)           (2,925)           (4,453)
        Deferred expenses                                    (121,230)         (129,810)         (104,353)
        Accounts payable and accrued expenses                 (30,593)           14,076          (320,548)
        Accrued real estate taxes                               6,040           (14,221)          (57,174)
        Refundable tenant deposits                             28,331            38,444            63,013
                                                         ------------      ------------      ------------
          Net cash provided by operating activities         1,219,074           684,206           643,655
                                                         ------------      ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net additions to investment property                       (626,415)         (618,970)         (289,092)
                                                         ------------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                                   --                --          (382,440)
  Mortgage principal payments                                (115,045)         (124,630)         (100,656)
                                                         ------------      ------------      ------------
          Net cash used in financing activities              (115,045)         (124,630)         (483,096)
                                                         ------------      ------------      ------------
          Net increase (decrease) in cash and cash
            equivalents                                       477,614           (59,394)         (128,533)
CASH AND CASH EQUIVALENTS, beginning of year                1,190,211         1,249,605         1,378,138
                                                         ------------      ------------      ------------
CASH AND CASH EQUIVALENTS, end of year                   $  1,667,825      $  1,190,211      $  1,249,605
                                                         ============      ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest                 $    617,879      $    590,980      $    537,963
                                                         ============      ============      ============


The accompanying notes are an integral part of these statements.

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

1. BUSINESS:

Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985, for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas (Leawood Fountain Plaza); an office warehouse in Mundelein, Illinois (Tower Industrial Building); a single story office building in Palatine, Illinois (Countryside Office Park, formerly Countryside Executive Center); an office/warehouse/showroom facility in Cincinnati, Ohio (Northeast Commerce Center); and an office complex in Cincinnati, Ohio (NorthCreek Office Park). The proportionate share of these properties owned by the Partnership generated 8.6%, 5.5%, 38.1%, 11.9% and 35.9% of rental and other income, respectively, for the year ended December 31, 2000. Effective October 1, 1998, the property known as Countryside Executive Center was renamed Countryside Office Park.

It is management's intent to sell Countryside Office Park (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The Partnership's financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Partnership's properties are managed by American Spectrum Midwest, Inc., a wholly owned subsidiary of CGS Real Estate Company (CGS). Nooney Investors, Inc., a general partner in the

Partnership, is a wholly owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly owned subsidiary of CGS.

In September 1999, Nooney Investors, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $241,121, $216,862 and $215,198 for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $40,000 in 2000, 1999 and 1998 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

Cash and Cash Equivalents

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $278,562 and $250,231 of restricted cash at December 31, 2000 and 1999, respectively. Restricted cash represents deposits paid by tenants.

Investment Property

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

Property held for sale is recorded at the lower of carrying amount or fair value less cost to sell. If events or changes in circumstances indicate that the property may be impaired, management compares the carrying amount to the fair value less cost to sell and the held for sale property is written down if necessary.

Deferred Expenses

Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

Revenue Recognition and Rent Concessions

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues on the straight-line method over the terms of the leases. Certain lease agreements provide for rent concessions. Accrued rent concessions included in accounts receivable were $191,000 and $145,000 at December 31, 2000 and 1999, respectively.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

Repairs and Maintenance

Expenditures for ordinary repair and maintenance costs are charged to expense as incurred. Significant expenditures for improvements, renovations and replacements related to the acquisition and improvement of real estate assets are capitalized at cost and depreciated over their estimated useful lives.

Distributions and Allocations

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners; (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% noncumulative preference as defined in the Partnership Agreement, then the individual general partners return to the Partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% noncumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% noncumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the Partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual Partnership Management Fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

Recent Accounting Pronouncements

The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and comprehensive income are the same.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity and SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, provides standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the balance sheet at fair value and establishes criteria for hedges of changes in the fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments and certain other items. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending on whether it is an effective part of a hedged transaction. The adoption of SFAS No. 133 and SFAS No. 138 did not have an effect on the financial statements.


3. MORTGAGE NOTE PAYABLE:

Mortgage note payable at December 31 consists of the following:

                                                                      2000          1999
                                                                   ----------    ----------
Note payable to bank, principal of $9,587, and interest due
  monthly at the bank's prime rate (9.50% at December 31, 2000)
  plus .75%, maturing December 28, 2002                            $6,756,201    $6,871,246
                                                                   ==========    ==========

The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $12,561,000 at December 31, 2000. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 2000, 1999 and 1998, the Partnership decreased interest expense by approximately $75,000, $59,000 and $64,000, respectively, as a result of the compensating balance clause.

Principal payments required are as follows:

         2001             $  132,000
         2002              6,624,201
                          ----------
             Total        $6,756,201
                          ==========

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.


4. RENTAL REVENUES UNDER OPERATING LEASES:

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 2000, are as follows:

         2001                      $3,385,000
         2002                       2,562,000
         2003                       1,786,000
         2004                         866,000
         2005                         439,000
         Thereafter                   274,000
                                   ----------
             Total                 $9,312,000
                                   ==========

In addition, certain lease agreements require tenant participation in certain operating expenses. Tenant participation in expenses included in revenues approximated $160,000, $45,000 and $61,000 for the years ended December 31, 2000, 1999 and 1998.


5. FEDERAL INCOME TAX STATUS:

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

During the year, there are certain expenses that are not deductible for tax purposes or there may be a timing difference between their deductibility for financial statement and income tax purposes. Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                           Financial         Income
                           Statement          Tax
                         ------------     ------------
2000:
   Net income            $    499,510     $    557,276
   Partners' equity         8,826,989       13,735,652

1999:
   Net income (loss)     $     64,936     $   (145,635)
   Partners' equity         8,327,479       13,178,376

1998:
   Net income (loss)     $    364,096     $     (5,791)
   Partners' equity         8,262,543       13,324,011


6. MAJOR TENANT:

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rental amounted to approximately $405,000, or 11% of total revenues. A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $427,000 and $367,000 or 11.6% and 10.0%, respectively, of total revenues.


7. PENDING TRANSACTION:

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that CGS would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to the approval of the limited partners of the Registrant and portions of the other partnerships. The Registrant has filed a Registration Statement on Form S-4 relating to the solicitation of consents with the Security and Exchange Commission.


8. BUSINESS SEGMENTS:

The Partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Office Park, Northeast Commerce Center and NorthCreek Office Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

   (In Thousands)                    2000           1999           1998
                                   --------       --------       --------
Revenues:
   Leawood Fountain Plaza          $  354.3       $  359.7       $  307.9
   Tower Industrial                   222.9          203.2          202.2
   Countryside Office Park          1,545.3        1,220.6        1,025.4
   Northeast Commerce Center          456.5          409.7          692.1
   NorthCreek Office Park           1,445.4        1,509.1        1,377.3
                                   --------       --------       --------
                                   $4,024.4       $3,702.3       $3,604.9
                                   ========       ========       ========

   (In Thousands)                    2000           1999           1998
                                   --------       --------       --------
Operating profit (loss):
   Leawood Fountain Plaza          $   58.4       $   92.2       $   43.6
   Tower Industrial                    95.4           84.7           93.5
   Countryside Office Park            409.8          (10.5)          36.5
   Northeast Commerce Center         (199.5)        (214.0)         (31.3)
   NorthCreek Office Park             214.3          343.9          178.2
                                   --------       --------       --------
                                   $  578.4       $  296.3       $  320.5
                                   ========       ========       ========

Capital expenditures:
   Leawood Fountain Plaza          $   35.9       $   33.6       $   36.1
   Tower Industrial                      --          192.8             --
   Countryside Office Park             71.1          128.9          138.0
   Northeast Commerce Center          408.0          219.2             --
   NorthCreek Office Park             111.4           44.5          115.0
                                   --------       --------       --------
                                   $  626.4       $  619.0       $  289.1
                                   ========       ========       ========

Depreciation and amortization:
   Leawood Fountain Plaza         $    60.6      $    69.2       $   90.8
   Tower Industrial                    43.5           45.2           41.6
   Countryside Office Park            186.4          137.3          151.8
   Northeast Commerce Center          234.2          192.4          265.4
   NorthCreek Office Park             311.8          307.4          359.3
                                  ---------      ---------       --------
                                  $   836.5      $   751.5       $  908.9
                                  =========      =========       ========
Assets:
   Leawood Fountain Plaza         $   332.5       $  946.8
   Tower Industrial                 1,334.4          985.9
   Countryside Office Park          2,284.3        3,126.2
   Northeast Commerce Center        2,444.2        3,512.7
   NorthCreek Office Park           6,001.0        6,410.5
                                  ---------      ---------
                                  $12,396.4      $14,982.1
                                  =========      =========

Reconciliations of segment data to the Partnership's consolidated data follow:

   (In Thousands)                             2000           1999           1998
                                           ----------     ----------     ----------
Revenues:
   Segments                                $  4,024.4     $  3,702.2     $  3,604.9
   Corporate and other                           46.2           25.8           75.7
                                           ----------     ----------     ----------
                                           $  4,070.6     $  3,728.0     $  3,680.6
                                           ==========     ==========     ==========
Net income:
   Segments operating profit               $    578.4     $    296.3     $    320.5
   Other income (expense)                        46.2           25.8           75.7
   General and administrative expenses         (125.1)        (257.2)         (32.1)
                                           ----------     ----------     ----------
                                           $    499.5     $     64.9     $    364.1
                                           ==========     ==========     ==========


   (In Thousands)                             2000           1999           1998
                                           ----------     ----------     ----------
Depreciation and amortization:
   Segments                                $    836.5     $    751.5     $    908.9
   Corporate and other                             --           14.5         (153.5)
                                           ----------     ----------     ----------
                                           $    836.5     $    766.0     $    755.4
                                           ==========     ==========     ==========

Assets:
   Segments                                $ 12,396.4     $ 14,982.1
   Corporate and other                        4,100.4        1,126.5
                                           ----------     ----------
                                           $ 16,496.8     $ 16,108.6
                                           ==========     ==========


9. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of the parent of the General Partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS


                                                          (Unaudited)
                                                           March 31,     December 31,
                                                             2001            2000
                                                         ------------    ------------
ASSETS:
  Cash and cash equivalents                              $  1,743,536    $  1,667,825
  Accounts receivable                                         269,193         255,232
  Prepaid expenses and deposits                                 9,390          26,235
  Accounts receivable affiliates                               98,717               0
  Investment property, at cost:
    Land                                                    2,618,857       2,618,857
    Buildings and improvements                             14,440,105      14,438,993
                                                         ------------    ------------
                                                           17,058,962      17,057,850
    Less accumulated depreciation                           5,812,953       5,647,553
                                                         ------------    ------------
                                                           11,246,009      11,410,297
  Investment property-held for sale                         2,777,867       2,804,205
                                                         ------------    ------------
                                                           14,023,876      14,214,502
  Deferred expenses - at amortized cost                       321,893         333,049
                                                         ------------    ------------
                                                         $ 16,466,605    $ 16,496,843
                                                         ============    ============

LIABILITIES AND PARTNERS' EQUITY:
  Liabilities: Accounts payable and accrued expenses     $     91,676    $    143,544
  Accrued real estate taxes                                   402,951         491,547
  Refundable tenant deposits                                  286,591         278,562
  Mortgage note payable                                     6,723,201       6,756,201
                                                         ------------    ------------
                                                            7,504,419       7,669,854
Partners' equity                                            8,962,186       8,826,989
                                                         ------------    ------------
                                                         $ 16,466,605    $ 16,496,843
                                                         ============    ============


SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A LIMITED PARTNERSHIP)
                  STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY
                                   (UNAUDITED)


                                                     Three Months Ended
                                                  ------------------------
                                                   March 31,      March 31,
                                                     2001           2000
                                                  ----------     ----------
REVENUES:
   Rental and other income                        $1,039,546     $  942,147
   Interest                                              596          1,384
                                                  ----------     ----------
                                                   1,040,142        943,531
                                                  ----------     ----------
EXPENSES:
   Interest expense                                  143,212        146,739
   Depreciation and amortization                     224,482        199,432
   Real estate taxes                                 151,529        136,139
   Property management fees paid to
       American Spectrum Midwest                      62,067         56,451
   Reimbursement to American Spectrum Midwest
       for partnership management
       services and indirect expenses                 10,000         10,000
   Repairs & maintenance                              60,426         46,523
   Professional services                              24,294         30,523
   Utilities                                          61,740         48,716
   Payroll                                            34,603         30,132
   Cleaning                                           40,081         37,517
   Insurance                                          21,435         16,127
   Snow removal                                       13,494         17,343
   Other operating expenses                           57,582         86,475
                                                  ----------     ----------
                                                     904,945        862,117
                                                  ----------     ----------
NET INCOME
                                                  $  135,197     $   81,414
                                                  ==========     ==========
NET INCOME PER LIMITED
   PARTNERSHIP UNIT                               $     6.96     $     4.19
                                                  ==========     ==========
PARTNERS' EQUITY:
   Beginning of period                            $8,826,989     $8,327,479
   Net income                                        135,197         81,414
                                                  ----------     ----------
   End of period                                  $8,962,186     $8,408,893
                                                  ==========     ==========


SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                         Three Months Ended
                                                    -----------------------------
                                                      March 31,        March 31,
                                                        2001             2000
                                                    ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                       $    135,197     $     81,414
   Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation and amortization                  224,482          199,432
   Changes in assets and liabilities:
       Increase in accounts receivable                   (13,961)          (5,800)
       Decrease in prepaid expenses & deposits            16,845           13,998
       Increase in deferred assets                       (21,054)         (30,991)
       Decrease in accounts payable and accrued
          expenses                                       (51,868)         (95,909)
       Decrease in accrued real estate taxes             (88,596)         (93,560)
       Increase in refundable tenant deposits              8,029            7,942
                                                    ------------     ------------
               Total adjustments                          73,877           (4,888)
                                                    ------------     ------------
               Net cash provided by operating
                  activities                             209,074           76,526
                                                    ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES -
   Additions to investment property                       (1,646)         (83,221)
                                                    ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES -
   Receivable from Affiliates                            (98,717)               0
   Payments on mortgage notes payable                    (33,000)         (28,761)
                                                    ------------     ------------
NET CASH USED IN FINANCING ACTIVITIES                   (131,717)    ($    28,761)

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                   75,711          (35,456)

CASH AND CASH EQUIVALENTS, beginning of period         1,667,825        1,190,211
                                                    ------------     ------------
CASH AND CASH EQUIVALENTS, end of period            $  1,743,536     $  1,154,755
                                                    ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION - Cash paid during year for
   interest                                         $    143,212     $    146,739
                                                    ============     ============


SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A LIMITED PARTNERSHIP)
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000

NOTE A:

Refer to the Registrant's financial statements for the year ended December 31, 2000, which are contained in the Registrant's Annual Report on Form 10-K, for a description of the accounting policies which have been continued without change. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim periods.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibility of the individual partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 2001 and for all periods presented have been made. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest, a wholly-owned subsidiary of CGS Real Estate Company. Nooney Income Investments Two, Inc., a general partner, is a 75% owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The earnings per limited partnership unit for the three months ended March 31, 2001 and 2000 was computed based on 19,221 units, the number of units outstanding during the periods.

NOTE E:

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the corporate general partner of the Registrant, is continuing the development of a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror, American Spectrum Realty, Inc. ("ASR"), would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in ASR which would be listed on a national securities exchange.

The Registrant's participation in this plan will require the consent of its limited partners. ASR filed a registration statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the SEC. The registration statement was amended February 14, 2001 and April 24, 2001. The plan and the benefits and risks thereof will be described in detail in the final prospectus/consent solicitation statement included in the registration statement filed under the Securities Act of 1933 at the time it is declared effective by the Securities and Exchange Commission. Following effectiveness, solicitation materials will be provided to limited partners in connection with the solicitation of the consent of the limited partners. There can be no assurances that the plan described above will be consummated.

The Partnership has paid a total of $98,717 in expenses relating to the impending transaction. These costs, which do not represent the Registrant's proportionate share, primarily relate to professional fees and are recorded as Accounts receivable affiliates. When the transaction is finalized, the Partnership will be compensated with additional stock. If the transaction is terminated, the Partnership will be reimbursed by CGS for all costs incurred.

NOTE F:

The Registrant has no items of other comprehensive income, accordingly, net income and other comprehensive income are the same.

NOTE G:

The partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial Building, Countryside Office Park, Northeast Commerce Center, and NorthCreek Office Park. All of the Registrant's properties are 100% owned with the exception of Leawood Fountain Plaza, in which a 24% interest is owned. The remaining 76% interest is owned by Nooney Income Fund Ltd., L.P., an affiliate of the Registrant as the other tenant in common. The Partnership's management evaluates performance of each segment based on profit or loss from operations including the allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest.

                                         Three Months Ended
                                    ----------------------------
                                      March 31,        March 31,
                                        2001             2000
                                    ------------     ------------
Revenues:
   Leawood Fountain Plaza (24%)     $     89,078     $     83,767
   Tower Industrial Building              56,552           50,784
   Countryside Office Park               372,646          338,198
   Northeast Commerce Center             154,831          101,267
   NorthCreek Office Park                361,337          366,830
                                    ------------     ------------
                                       1,034,444          940,846
                                    ============     ============

                                              Three Months Ended
                                      ----------------------------------
                                        March 31,             March 31,
                                          2001                  2000
                                      ------------          ------------
Operating Profit (Loss):
   Leawood Fountain Plaza (24%)       $     20,655          $     21,501
   Tower Industrial Building                25,450                21,076
   Countryside Office Park                  86,957                64,071
   Northeast Commerce Center               (28,345)              (62,341)
   NorthCreek Office Park                   56,624                70,221
                                      ------------          ------------
                                           161,341               114,528
                                      ============          ============

Capital Expenditures:
   Leawood Fountain Plaza (24%)       $      1,440          $        888
   Tower Industrial Building                   -0-                   -0-
   Countryside Office Park                     -0-                35,616
   Northeast Commerce Center                   206                   -0-
   NorthCreek Office Park                      -0-                48,214
                                      ------------          ------------
                                             1,646                84,718
                                      ============          ============

Depreciation and Amortization:
   Leawood Fountain Plaza (24%)       $     20,794          $     14,774
   Tower Industrial Building                10,286                12,003
   Countryside Office Park                  39,895                41,295
   Northeast Commerce Center                76,202                52,654
   NorthCreek Office Park                   77,305                78,706
                                      ------------          ------------
                                           224,482               199,432
                                      ============          ============

Assets:
   As Of:                           March 31, 2001     December 31, 2000
                                    --------------     -----------------
   Leawood Fountain Plaza (24%)        $   372,552           $   332,468
   Tower Industrial Building             1,373,138             1,334,363
   Countryside Office Park               2,300,124             2,284,328
   Northeast Commerce Center             2,350,298             2,444,220
   NorthCreek Office Park                6,018,778             6,001,023
                                       -----------           -----------
                                        12,414,890            12,396,402
                                       ===========           ===========

Reconciliation of segment data to the Partnership's consolidated data follow:

                                                    Three Months Ended
                                             ---------------------------------
                                               March 31,            March 31,
                                                 2001                 2000
                                             ------------         ------------
Revenues:
   Segments                                  $  1,034,444         $    940,846
   Corporate and other                              5,698                2,685
                                             ------------         ------------
                                                1,040,142              943,531
                                             ============         ============

Operating Profit (Loss):
   Segments                                  $    161,341         $    114,528
   Corporate and other income                       5,698                2,685
   General and administrative expenses            (31,842)             (35,799)
                                             ------------         ------------
                                                  135,197               81,414
                                             ============         ============
Depreciation and Amortization
   Segments                                  $    224,482         $    199,432
   Corporate and other                                -0-                  -0-
                                             ------------         ------------
                                                  224,482              199,432
                                             ============         ============

Assets:
   As of:                                  March 31, 2001    December 31, 2000
                                           --------------    -----------------
   Segments                                  $ 12,414,890         $ 12,396,402
   Corporate and other                          4,051,715            4,100,441
                                             ------------         -------------
                                               16,466,605           16,496,843
                                             ============         ============

NOTE H:

On April 16, 2001, the combined financial statements of the parent of the General Partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,520,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters, which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. The Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position. As discussed in Note E, Nooney Income Fund Ltd. II, L.P. has a receivable from the General Partner for costs incurred in the anticipation of the transaction.

                    NOONEY REAL PROPERTY INVESTORS - TWO L.P.
                            HISTORICAL FINANCIAL DATA

                    Nooney Real Property Investors - Two L.P.
                                Table of Contents


A. Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - November 30, 2000, 1999 and 1998

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - February 28, 2001 and February 29, 2000.

D. Audited Financial Statements - November 30, 2000, 1999, and 1998

E. Unaudited Financial Statement February 28, 2001 and February 29, 2000

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY REAL PROPERTY INVESTORS-TWO,
   L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended November 30, 2000 have been derived from the audited financial statements of the Partnership. Additionally, the selected operating and financial position data as of February 28, 2001 and for the three months ended February 28, 2001 and February 29, 2000 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                              THREE MONTHS ENDED
                                                                                            FEBRUARY 29, 2000 AND
                                                   YEAR-ENDED NOVEMBER 30,                    FEBRUARY 28, 2001
                                    -----------------------------------------------------------------------------
                                     1996       1997        1998         1999        2000      2000       2001
                                    ------     ------     -------      -------      ------     -----      -----
OPERATING DATA:
REVENUES:
Rental and reimbursement income     $2,302     $2,424     $ 2,418      $ 2,150      $2,670     $ 635      $ 627
Interest and other income               15         10           6           --          76        25          5
                                    ------     ------     -------      -------      ------     -----      -----
Total revenues                       2,317      2,434       2,424        2,150       2,746       660        632
                                    ======     ======     =======      =======      ======     =====      =====
EXPENSES:
Property operating and other           511        564         763          647         636       148        168
Management and advisory fees           115        121         122          105         132        39         39
Real estate and other taxes            380        395         374          386         375       101        102
Depreciation and amortization          518        523         518          491         535       137        136
Interest expense                       776        743         706          679         883       245        220
                                    ------     ------     -------      -------      ------     -----      -----
Total expenses                       2,300      2,346       2,483        2,308       2,561       670        665
                                    ------     ------     -------      -------      ------     -----      -----

Net Income (loss)                   $   17     $   88     $   (59)     $  (158)     $  185     $ (10)     $ (33)
                                    ======     ======     =======      =======      ======     =====      =====

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY REAL PROPERTY INVESTORS-TWO, L.P.

                                                                                                               THREE MONTHS ENDED
                                                                                                              FEBRUARY 29, 2000 AND
                                                                      YEAR-ENDED NOVEMBER 30,                  FEBRUARY 28, 2001
                                                        ----------------------------------------------------------------------------
OTHER DATA:                                              1996       1997       1998       1999       2000       2000       2001
                                                        -------    -------    -------    -------    -------    -------    -------
Weighted average limited partnership units
  outstanding                                            12,000     12,000     12,000     12,000     12,000     12,000     12,000
Income (loss) per limited unit                             1.40       7.29      (4.90)    (13.04)     15.27      (0.79)     (2.74)
Ratio of earnings to fixed charges (1)                     1.02       1.12         --         --       1.21         --         --
Deficiency of earnings to cover fixed charges (2)            --         --        (59)      (158)        --        (10)       (33)
Total properties owned at end of period                       4          4          4          4          4          4          4
Book value per limited partnership unit                     (17)       (10)       (15)       (28)       (13)                  (22)
Per unit value assigned for the consolidation                                                                                 693

BALANCE SHEET DATA:
Cash and cash equivalents                               $   596    $   449    $   486    $ 2,572    $   662               $   748
Real estate held for investment, net                      7,459      7,210      6,833      6,439      6,300                 6,184
Accounts receivable, net                                    147        127        119        120        158                    90
Other assets                                                152        120        137        296        455                   447
Total assets, at book value                               8,354      7,906      7,575      9,427      9,430                 9,323
Total assets, at valued assigned for the consolidation                                                                     18,969
Total liabilities                                         8,644      8,108      7,836      9,846      9,664                 9,591
General partner's deficit                                   (83)       (82)       (82)       (84)       (82)
Limited partner's deficit                                  (207)      (120)      (179)      (335)      (152)
Total partner's deficit                                    (290)      (202)      (261)      (419)      (234)                 (267)

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY REAL PROPERTY INVESTORS-TWO, L.P.

                                                                                                             Three months ended
                                                               Year - ended November 30,               February 29, and February 28,
                                                  ----------------------------------------------------------------------------------
                                                  1996       1997       1998         1999       2000        2000         2001
                                                  ----       ----       ----         ----       ----        ----         ----
Cash Flow Data:

Increase (decrease) in cash and equivalents, net   (32)      (147)        37        2,086     (1,911)       (166)          86
Cash (used in ) provided by operating activities   693        460        544           (4)       567         (76)          82

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS NOVEMBER 30, 2000, 1999 AND 1998.

Liquidity and Capital Resources

Cash reserves as of November 30, 2000, are $661,654, a decrease of $1,910,549 from year ended November 30, 1999. The decrease in cash can primarily be attributed to the Registrant having advanced more than its proportionate share of the costs relating to the formation of the real estate investment trust currently being formed by affiliates of the general partner. To the extent that expenses advanced by the Registrant exceed its proportionate share, the Registrant will receive a credit for any excess portion in determining the shares in the real estate investment trust to be issued to partners in the Registrant. If the transaction is not consummated, the general partner of the Registrant will reimburse the Registrant for expenses incurred by the Registrant in connection with the transaction. The Registrant plans to maintain adequate cash reserves and to fund anticipated capital expenditures in 2001. The anticipated capital expenditures by property are:

                        Other Capital        Leasing Capital          Total
                        -------------        ---------------         --------
Park Plaza                 $    -0-              $8,988                $8,988
Morenci                      36,000              25,884                61,884
Maple Tree                  381,665              28,960               410,625
Jackson Warehouse            15,000              48,500                63,500
                           --------            --------              --------

                           $432,665            $112,332              $544,997

Other capital at Morenci and partially at Maple Tree ($16,500) will be funded by the cash reserves for such improvements as defined in the loan agreements. Other capital at Jackson Warehouse will be funded from operations. Leasing capital at all four of the Registrant's properties will be funded from operations.

At all four of the Registrant's properties, leasing capital has been budgeted to fund tenant alterations and lease commissions for new and renewal leases to be signed during the year. At Morenci, the Registrant has budgeted other capital for upgrading the exterior lighting. At Maple Tree Shopping Center, other capital has been budgeted for the replacement of a section of the roof, parking lot overlay, sidewalk replacement and canopy and exterior area renovation. At Jackson Warehouse other capital has been budgeted for required rail spur repairs.

The mortgage debt secured by Park Plaza, Morenci, and Maple Tree had a balance of $5,545,699 at November 30, 2000. Lender held funds reserved for capital improvements totaling $628,917 and will partially be drawn upon during 2001 for certain items. This mortgage, when all proceeds have been fully utilized, will reach a maximum principal balance of $6,350,000. The note bears interest at a rate of 9.01% per annum and calls for monthly installments of $57,348 including both interest and principal, through December 2004. The first mortgage debt on Jackson Warehouse has a balance due of $3,531,186 and has been extended through May 1, 2001. The interest rate on the debt is 9.31%. The Registrant is currently negotiating renewing the Jackson note payable under similar terms with a more long-term maturity date.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended November 30, 2000, 1999, and 1998 are detailed in the schedule below. Expenses of the Registrant are excluded.

                              Jackson
                             Warehouse        Maple Tree     Park Plaza      Morenci
                            ---------------------------------------------------------
2000

Revenues                    $   874,988        $616,816       $585,320       $593,809
Expenses                        883,519         541,938        440,965        565,761
                            -----------        --------       --------       --------

    Net (Loss) Income       $    (8,531)       $ 74,878       $144,355       $ 28,048
                            ===========        ========       ========       ========
1999

Revenues                    $   486,226        $579,848       $518,807       $528,030
Expenses                        817,433         499,735        304,485        503,551
                            -----------        --------       --------       --------

    Net (Loss) Income       $  (331,207)       $ 80,113       $214,322       $ 24,479
                            ===========        ========       ========       ========
1998

Revenues                    $   835,944        $591,382       $484,736       $530,493
Expenses                      1,130,028         469,852        286,508        455,275
                            -----------        --------       --------       --------

    Net (Loss) Income       $  (294,084)       $121,530       $198,228       $ 75,218
                            ===========        ========       ========       ========

2000 Property Comparisons

At Jackson Warehouse, for the year ended 2000 revenues increased $388,762 compared to 1999 due to an increase in occupancy. The property is now 100% leased versus 61% in 1999. Expenses increased $66,086 when comparing the two year-end periods primarily due to increases in management fees ($19,438) and other non-operating expenses ($46,520). The increase in management fees is directly related to the increased revenues.

At Maple Tree, revenues increased ($36,968) due to increases reflected in percentage rent ($3,160), common area maintenance reimbursement ($9,377), real estate tax revenues ($12,239), base rental revenue ($3,934), and late fee revenue ($8,258). The increased revenues for both common area maintenance and real estate tax can primarily be attributed to a portion of the tenants that moved in during 1999 began paying these items in 2000 only. Expenses at Maple Tree increased ($42,203) when compared to year-end 1999 primarily due to increases in depreciation and amortization expense ($11,862), bad debt expense ($19,395), legal fee expense ($6,649) and professional fee expense ($3,899). The increase in bad debt expense can be attributed to the write off of accounts receivable for a former tenant deemed uncollectable by the property manager (this also relates to the increased legal fees).

At Park Plaza, revenues increased $66,513 when compared to the prior year end. Base rental revenues increased ($52,372), common area maintenance reimbursement revenue increased ($19,912) and real estate tax revenue increased ($9,719). These increases were partially offset by decreases in miscellaneous revenue ($15,694). The increase in base rental revenue is due to both the 100% occupancy level achieved during 2000 and increased rental rates. The increase in common area maintenance reimbursement revenue is primarily due to the 1999 revenue reflecting refunds issued for tenant overpayments in 1998, whereas the 2000 revenues reflected no refunds. Expenses increased $136,480 due primarily to increases in management fee expense ($2,778), interest expense ($106,854), depreciation and amortization expense ($13,625), and bad debt expense ($10,948). The increase in interest expense can be attributed to the higher principal balance carried throughout 2000. This increase in principal was effective in November 1999. The increase in bad debt expense is due to the write off of accounts receivable for a former tenant deemed uncollectable by property manager.

At Morenci, revenues increased $65,779 when comparing the year ended 2000 to the year ended 1999. The increase in revenues is due primarily to increases in base rental revenue ($7,709), common area maintenance reimbursement revenue ($47,690), and real estate tax revenue ($12,820). These increases were partially offset by a decrease in miscellaneous income. The increase in common area maintenance reimbursement revenue and real estate tax revenue can primarily be attributed to two factors. First, several tenants that moved in during 1999 just started paying these items during the year 2000. Also, there were additional revenue items recorded in 2000 that related to adjustments made for 1999 reimbursable expenses. Expenses increased $62,210 due to increases reflected in management fees ($3,418), payroll expense ($4,178), vacancy-related expenses ($6,386), interest expense ($53,801), and depreciation and amortization expense ($8,847). These increases were partially offset by decreases in electrical repairs ($4,352), plumbing repairs ($6,411), and various other operating expenses ($3,657). The increased interest expense can be attributed to the higher principal balance reflected for the entire year in 2000.

The occupancy levels at November 30 are as follows:

                                      Occupancy rates at November 30,
                                      -------------------------------
                                       2000        1999        1998
                                       ----        ----        ----
               Park Plaza              100%         98%         95%
               Morenci                  91%         92%         94%
               Maple Tree               99%        100%        100%
               Jackson Warehouse       100%         61%         61%

For the year ended November 30, 2000, Jackson Warehouse had two tenants who leased 100% of the space. One of the tenants occupied 39% of the space on a lease which expires in July 2002. The other tenant occupied 61% of the space on a lease which expires in November 2001. During 2000, leasing activity consisted of an expansion for the tenant currently occupying 61%. This tenant occupied 21% of the available at the end of 1999.

Maple Tree decreased 1% to 99% occupied during the fourth quarter of 2000. During the quarter, one tenant renewed their lease for 2,640 square feet and one tenant vacated a total of 800 square feet. During all of 2000, the Registrant renewed two leases for 17,360 square feet and one tenant vacated 800 square feet. The center has two major tenants who occupy 18% and 42% of the available space. Their leases have expiration dates of April 30, 2005 and July 31, 2004, respectively.

Occupancy at Park Plaza remained consistent at 100% during the fourth quarter of 2000. During the fourth quarter, two tenants signed new leases for 5,240 square feet and one tenant renewed its lease for 2,340 square feet. During all of 2000, the Registrant signed new leases with five tenants for 12,040 square feet; eight tenants renewed their leases for 29,280 square feet; and three tenants vacated 7,700 square feet. At Park Plaza one tenant occupies 10% of the total space, with a lease expiring August 2004.

Occupancy at Morenci was 91% as of November 30, 2000. During the fourth quarter, three tenants signed new leases for 6,000 square feet; three tenants renewed their leases for 4,800 square feet; and two tenants vacated 4,800 square feet. During all of 2000, nine tenants signed new leases for 15,600 square feet; 16 tenants renewed their leases for 33,600 square feet; and nine tenants vacated 18,000 square feet. No tenant occupies more than 10% of the total space at Morenci.
The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

2000 Comparisons

For the year ended November 30, 2000, consolidated revenues were $2,746,035 compared to $2,150,447 for the year ended November 30, 1999. The increase in revenues of $595,588 can be attributed to overall increases in base rental revenues ($339,117) at all of the Registrant's properties (primarily Jackson), common area maintenance reimbursement and escalation revenues ($163,932), real estate tax revenue ($32,568), and interest income ($75,894). These increased revenues were partially offset by a decrease in miscellaneous revenue. The increased tenant reimbursement revenues (common area maintenance, escalation, and real estate tax) have all been addressed individually at the property level. The increase in interest income can be attributed to the increased cash balances reflected in the earlier part of 2000 as a result of funds obtained with the refinancing in November 1999.

Consolidated expenses for the year ended November 30, 2000, were $2,560,973 as compared to $2,308,457 for the year ended November 30, 1999. Consolidated expenses increased $252,516 due to increases in interest expense ($203,743), depreciation and amortization ($43,175), repairs and maintenance ($14,271) and management fees ($26,869), partially offset by decreases in real estate tax expense ($11,045) and other operating expense ($24,497). The increase in interest expense can primarily be attributed to the increased principal balances at Maple Tree, Park Plaza, and Morenci reflected throughout the entire year of 2000. The increase in depreciation and amortization expense is directly related to the capital additions made during 2000. The increased management fees are a result of the increased property revenues. Net income for the year ended November 30, 2000 was $185,062 compared to the net loss of ($158,010) reflected at November 30, 1999. This increase of $343,072 resulted in a net income per partnership unit of $15.27 compared to the net loss per partnership unit of ($13.04) in 1999. Net cash used in operating activities for the year ended November 30, 2000 was ($1,287,789).

The large amount of net cash used can be attributed to the Registrant advancing more than its proportionate share of the costs relating to the formation of the real estate investment trust as previously discussed in the Liquidity and Capital Resources section. The Registrant was able to fund capital expenditures of $312,588 and make payments on mortgage notes payable of $310,172 during 2000.

1999 Comparisons

For the year ended November 30, 1999, consolidated revenues were $2,150,447 compared to $2,423,480 for the year ended November 30, 1998. The decrease in revenues of $273,033 can primarily be attributed to the loss of revenues at Jackson Warehouse due to lower occupancy level throughout the year when compared to that of the prior year.

Consolidated expenses for the year ended November 30, 1999, were $2,308,457 as compared to $2,482,905 for the year ended November 30, 1998. Consolidated expenses decreased $174,448. The decrease is primarily attributable to decreases in vacancy and other expenses at the Jackson Warehouse. In 1998, a significant amount of expense was incurred to prepare the property for re-leasing after the vacating of a former major tenant. During 1999 this expense was not necessary since the space was rehabilitated in 1998. Net loss for the year ended November 30, 1999, was $158,010 compared to a net loss of $59,425 for the year ended November 30, 1998. This decrease of $98,585 resulted in a net loss per partnership unit of $13.04 compared to net loss per limited partnership unit of $4.90 for the year ended November 30, 1998. Net cash used in operating activities for the year ended November 30, 1999 was ($4,207). The Registrant was able to fund capital expenditures of $59,978 and make payments on previously existing notes payable of $395,283 during 1999.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal years 1998, 1999, and 2000, and are not expected to materially affect the Registrant's operation in 2001.

Interest Rates

All debt of the Registrant is now at a fixed rate, therefore, future increases in the prime interest rate will not affect operations of the Registrant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments". The Registrant had no holdings of derivative financial or commodity instruments at November 30, 2000. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had no exposure to interest rate risk due to the payoff of the second mortgage debt. Interest rates are not anticipated to affect the Registrant's financial position, results of operations or cash flows.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

It should be noted that this 10-Q contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash on hand as of February 28, 2001 is $748,114, an increase of $86,460 from year end November 30, 2000. During the quarter, cash provided by operating activities was $82,492 and was used to fund capital additions in the amount of $3,848. Payments were also made on mortgage notes in the amount of $94,584 during the quarter. An amount totaling $102,400 was received back from a lender as reimbursement for capital expenditures. The Registrant plans to maintain adequate cash reserves and to fund capital expenditures for the remaining three quarters of 2001. The capital expenditures anticipated for the balance of 2001 are as follows:

                              Leasing Capital    Other Capital         Total
Park Plaza I & II                   $8,988          $    -0-         $  8,988
Morenci Professional Park           22,036            36,000           58,036
Maple Tree Shopping Center          28,960           381,665          410,625
Jackson Industrial                  48,500            15,000           63,500
                                  --------          --------         --------
                                  $108,484          $432,665         $541,149
                                  ========          ========         ========

Other capital at Morenci and partially at Maple Tree ($16,500) will be funded by the cash reserves for such improvements as defined in the loan agreements. Other capital at Jackson Warehouse will be funded from operations. Leasing capital at all four of the Registrant's properties will be funded from operations.

At all four of the Registrant's properties, leasing capital has been budgeted to fund tenant alterations and lease commissions for new and renewal leases to be signed during the year. At Morenci, the Registrant has budgeted other capital for upgrading the exterior lighting. At Maple Tree Shopping Center, other capital has been budgeted for the replacement of a section of the roof, parking lot overlay, sidewalk replacement and canopy and exterior area renovation. At Jackson Warehouse other capital has been budgeted for required rail spur repairs.

The mortgage debt secured by Park Plaza, Morenci, and Maple Tree had a balance of $5,601,297 at February 28, 2001. The increase in this debt balance is due to the amount released by the lender to help partially fund certain capital expenditures as addressed previously. Lender held funds reserved for capital improvements now totaling $526,517. This mortgage, when all proceeds have been fully utilized, will reach a maximum principal balance of $6,350,000. The note bears interest at a rate of 9.01% per annum and calls for monthly installments of $57,348 including both interest and principal, through December 2004. The first mortgage debt on Jackson Warehouse had a balance due of $3,483,404 at February 28, 2001, and has been extended through May 1, 2001. The interest rate on the debt is 9.31%. The Registrant has refinanced the debt to commence once the extension date has expired on the previous loan. This newly refinanced debt will expire

November 30, 2001, with an option to extend the term for an additional three years. For the initial term, the loan will have a floating interest rate of prime, plus 1.5% with interest only due in monthly installments. The Registrant plans to renew the debt once the initial period of November 30, 2001 expires and at that time a fixed rate will be obtained, with monthly principal payments also due.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with the lenders the refinancing of the mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the quarter ended February 28, 2001 and February 29, 2000 are detailed in the schedule below. Expenses of the Registrant are excluded.

                         Jackson         MapleTree     Park Plaza        Morenci
                        Industrial    Shopping Center   I and II       Prof. Park
                        ----------    ---------------  ----------      ----------
       2001
       ----
Revenues                $ 208,723        $139,139       $141,860       $ 137,162
Expenses                  230,983         122,734        126,115         167,074
                        ---------        --------       --------       ---------
Net (Loss) Income       $ (22,260)       $ 16,405       $ 15,745       $ (29,912)
                        =========        ========       ========       =========
       2000
       ----
Revenues                $ 212,614        $143,024       $143,407       $ 135,890
Expenses                  247,481         137,080        111,154         143,623
                        ---------        --------       --------       ---------
Net (Loss) Income       $ (34,867)       $  5,944       $ 32,253       $  (7,733)
                        =========        ========       ========       =========

The operating results at Jackson Industrial show a slight decrease in revenue when comparing the quarter ended February 28, 2001 to the quarter ended February 29, 2000. The decrease of $3,891 is primarily attributable to a decrease in base rental revenue when compared to that of the prior year. Expenses decreased $16,498 when comparing the two quarters. This decrease was primarily due to a decrease in interest expense ($19,296). This decrease is due to the 2000 interest expense being inflated due to payment coordination. The 2001 numbers are consistent.

At Maple Tree Shopping Center, revenues decreased $3,885 when comparing the two quarters. This decrease is due to slight decreases in real estate tax and percentage rent revenues. Expenses for the quarter ended February 28, 2001 decreased $14,346 when compared to the quarter ended February 29, 2000, primarily due to decreases in repairs and maintenance-plumbing ($7,697), and bad debt expense ($6,180). The decrease in plumbing expense can be attributed to major repairs necessary in 2000 only.

Revenues at Park Plaza I & II remained relatively stable, with only a decrease of $1,547 when comparing the quarter ended February 28, 2001 to February 29, 2000. Expenses increased when comparing the two quarters by $14,961 primarily due to increases in general repairs and maintenance to the building ($4,660) and bad debt expense ($8,807). The increase in bad debt expense can be attributed to an allowance recorded for doubtful accounts.

At Morenci Professional Park, revenues remained relatively stable, reflecting an increase of $1,272 when comparing the two quarters. Expenses increased $23,451 due primarily to increases in roof repairs ($16,767), vacancy related expenses ($7,314), and bad debt expense ($2,526). These increases were partially offset by a decrease in depreciation and amortization expense ($3,210).

The occupancy levels at February 28, 2001 and February 29, 2000 and February 28, 1999 are as follows:

                                 Occupancy levels as of February 29 and 28,
                                 ------------------------------------------
Property                              2001         2000         1999
--------                              ----         ----         ----
Park Plaza I & II                      92%         100%          98%
Morenci Professional Park              84%          90%          95%
Maple Tree Shopping Center             99%         100%          96%
Jackson Industrial                    100%          96%          61%

At Park Plaza I & II, the occupancy level decreased 8% to 92% during the quarter. Leasing activity consisted of one new tenant signing a lease for 7,200 square feet and three tenants vacating their leases for 14,700 square feet. At Park Plaza there are no tenants who occupy more than 10% of the available space.

At Morenci Professional Park, occupancy decreased 7% to 84% during the quarter. Leasing activity consisted of two tenants renewing leases for 3,600 square feet, three tenants occupying a total of 8,400 square feet vacating their spaces, and one tenant signing a new lease for 1,200 square feet. Morenci Professional Park has no tenants that occupy more than 10% of the available space.

Occupancy at Maple Tree Shopping Center remained at 99% during the quarter. Leasing activity consisted of one tenant renewing their lease for 1,200 square feet. There are two major tenants occupying approximately 18% and 42% of the available space with lease expirations in April 2005 and July 2004, respectively.

At Jackson Industrial, occupancy remained at 100% during the quarter. The property has two major tenants who occupy 39% and 61% of the available space with leases expiring in July 2002 and November 2001, respectively. There was no leasing activity during the quarter.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value, if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgement is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

2001 Comparisons

The Registrant's consolidated revenues were $632,027 for the three month period ended February 28, 2001 and $660,026 for the three month period ended February 29, 2000. Consolidated revenues decreased $27,999 when comparing the two periods. This decrease is primarily due to a decrease in interest income of $20,064 attributable to a significant decrease in the amount of cash reserves than that held in prior year. The decrease in cash can primarily be attributed to the Registrant having advanced more than its proportionate share of the costs relating to the formation of the real estate investment trust currently being formed by affiliates of the general partner. To the extent that expenses advanced by the Registrant exceed its proportionate share, the Registrant will receive a credit for any excess portion in determining the shares in the real estate investment trust to be issued to partners in the Registrant. If the transaction is not consummated, the general partner of the Registrant will reimburse the Registrant for expenses incurred by the Registrant in connection with the transaction. Consolidated expenses were $665,258 and $669,645 for the three month periods ended February 28, 2001 and February 29, 2000, respectively. This decrease of $4,387 can primarily be attributed to decreases in interest expense ($24,495), general office related expense ($2,658), parking lot expenses ($3,811), and professional services ($11,508). These decreases were partially offset by increases in repairs and maintenance related expenses ($16,578), vacancy related expenses ($6,084), and various other operating expenses ($14,850). The decrease in interest expense can primarily be attributed to the decrease reflected at Jackson Industrial, as addressed previously in the property comparisons. The decrease in professional fees is due to a lower amount of professional services necessary at the partnership level in 2001. The increase in repairs and maintenance related expenses is primarily due to the roof repairs at Morenci Professional Park. The increase in other operating expenses can primarily be attributed to an increase in snow removal costs at the Registrant's properties during the first quarter of 2001, when compared to prior year.

2000 Comparisons

The Registrant's consolidated revenues were $660,026 for the three month period ended February 29, 2000 and $535,316 for the same period ended February 28, 1999. Revenues increased $124,710 when comparing the two periods. This increase is primarily due to increases in revenue at all four of the Registrant's properties, primarily at Jackson Industrial. Consolidated expenses were $669,645 and $581,088 for the three month periods ended February 29, 2000 and February 28, 1999, respectively. This increase of $88,557 when comparing the two periods is primarily due to increases in interest expense ($75,778), depreciation and amortization ($15,769), real estate tax expense ($5,137), management fees ($6,444), insurance expense ($5,744), and payroll expense ($11,072). These increased expenses were partially offset by decreases in parking lot expenses ($2,319), repairs and maintenance related expenses ($6,579), vacancy related expenses ($9,222), and various other operating expenses ($11,667). The increase in depreciation and amortization is due to additional assets recorded when compared to total assets for the same period in prior year. The increase in payroll can be attributed to slight increases in administrative payroll at all four of the Registrant's properties. The decrease in other operating expenses is primarily due to decreased snow removal costs.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal 2000, and are not expected to materially affect the Registrant's operation in 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Nooney Real Property Investors-Two, L.P.:

We have audited the accompanying balance sheet of Nooney Real Property Investors-Two, L.P. (a Missouri limited partnership) as of November 30, 2000, and the related statements of operations, deficiency in assets and cash flows for the year ended November 30, 2000. Our audit also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. The financial statements of Nooney Real Property Investors-Two, L.P. as of November 30, 1999, were audited by other auditors whose report dated February 4, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 2000, and the results of its operations and its cash flows for the year ended November 30, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

ARTHUR ANDERSEN LLP

St. Louis, Missouri,
January 26, 2001 (except with respect to the matter discussed in Note 9, as to which the date is April 19, 2001.)

                         INDEPENDENT AUDITORS' REPORT


To the Partners of Nooney Real Property Investors-Two, L.P.:


We have audited the accompanying balance sheet of Nooney Real Property Investors-Two, L.P. (a limited partnership) as of November 30, 1999, and the related statements of operations, deficiency in assets and cash flows for each of the two years in the period ended November 30, 1999. Our audits also included the financial statement schedule of real estate and accumulated depreciation for the two years ended November 30, 1999 listed in the index at Exhibit 99.9. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 1999, and the results of its operations and its cash flows for each of the two years ended November 30, 1999, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
February 4, 2000

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A Limited Partnership)
                 BALANCE SHEETS AS OF NOVEMBER 30, 2000 AND 1999

                                                                2000                1999
                                                            ------------        ------------
ASSETS

CASH AND CASH EQUIVALENTS                                   $    661,654        $  2,572,203
                                                            ------------        ------------
ACCOUNTS RECEIVABLE, net of allowance
of $7,678 and $-0-, respectively                                 157,884             120,110
                                                            ------------        ------------
PREPAID EXPENSES                                                 264,499              58,448
                                                            ------------        ------------
RECEIVABLE FROM AFFILIATE                                      1,855,043                  --
                                                            ------------        ------------
INVESTMENT PROPERTY:
   Land                                                        1,886,042           1,886,042
   Buildings and improvements                                 14,459,534          14,187,855
                                                            ------------        ------------
                                                              16,345,576          16,073,897
   Less-  Accumulated depreciation                           (10,045,087)         (9,634,858)
                                                            ------------        ------------
                                                               6,300,489           6,439,039
                                                            ------------        ------------
DEFERRED EXPENSES, net                                           190,169             237,432
                                                            ------------        ------------
           Total assets                                     $  9,429,738        $  9,427,232
                                                            ============        ============

LIABILITIES AND DEFICIENCY IN ASSETS

LIABILITIES:
   Accounts payable and accrued expenses                    $    486,172        $    359,278
   Refundable tenant deposits                                    100,812             100,090
   Mortgage notes payable                                      9,076,885           9,387,057
                                                            ------------        ------------
           Total liabilities                                   9,663,869           9,846,425

DEFICIENCY IN ASSETS                                            (234,131)           (419,193)
                                                            ------------        ------------
           Total liabilities and deficiency in assets       $  9,429,738        $  9,427,232
                                                            ============        ============

The accompanying notes are an integral part of these balance sheets.

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A Limited Partnership)
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED NOVEMBER 30, 2000, 1999 AND 1998

                                                       2000              1999               1998
                                                    ----------       -----------        -----------
REVENUES:
   Rental and other income                          $2,670,141       $ 2,150,405        $ 2,417,980
   Interest                                             75,894                42              5,500
                                                    ----------       -----------        -----------
           Total revenues                            2,746,035         2,150,447          2,423,480
                                                    ----------       -----------        -----------
EXPENSES:
   Interest                                            882,986           679,243            705,682
   Depreciation and amortization                       534,700           491,525            518,176
   Real estate taxes                                   374,765           385,810            374,014
   Repairs and maintenance                             147,355           133,084            151,061
   Property management fees - related party            132,191           105,322            122,128
   Other operating expenses (includes $30,000
      in each year to related party)                   488,976           513,473            611,844
                                                    ----------       -----------        -----------
           Total expenses                            2,560,973         2,308,457          2,482,905
                                                    ----------       -----------        -----------
           Net income (loss)                        $  185,062       $  (158,010)       $   (59,425)
                                                    ==========       ===========        ===========
NET INCOME (LOSS) ALLOCATION:
   General partners                                 $    1,851       $    (1,580)       $      (594)
   Limited partners                                    183,211          (156,430)           (58,831)
                                                    ==========       ===========        ===========
LIMITED PARTNERS DATA:
   Net income (loss) per unit                       $    15.27       $    (13.04)       $     (4.90)
                                                    ==========       ===========        ===========
   Weighted average limited partnership units
     outstanding                                        12,000            12,000             12,000
                                                    ==========       ===========        ===========

The accompanying notes are an integral part of these statements.

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A Limited Partnership)
                       STATEMENTS OF DEFICIENCY IN ASSETS
              FOR THE YEARS ENDED NOVEMBER 30, 2000, 1999 AND 1998

                                 Limited          General
                                 Partners         Partners          Total
                                 ---------        --------        ---------
BALANCE, November 30, 1997       $(120,032)       $(81,726)       $(201,758)

   Net loss                        (58,831)           (594)         (59,425)
                                 ---------        --------        ---------
BALANCE, November 30, 1998        (178,863)        (82,320)        (261,183)

   Net loss                       (156,430)         (1,580)        (158,010)
                                 ---------        --------        ---------
BALANCE, November 30, 1999        (335,293)        (83,900)        (419,193)

   Net income                      183,211           1,851          185,062
                                 ---------        --------        ---------
BALANCE, November 30, 2000       $(152,082)       $(82,049)       $(234,131)
                                 =========        ========        =========

The accompanying notes are an integral part of these statements.

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A Limited Partnership)
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED NOVEMBER 30, 2000, 1999 AND 1998

                                                               2000                1999             1998
                                                            -----------        -----------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                        $   185,062        $  (158,010)       $ (59,425)
   Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities-
       Depreciation                                             451,138            454,165          487,214
       Amortization of deferred expenses                         83,562             37,360           30,962
       Changes in accounts affecting operations-
         Accounts receivable                                    (37,774)            (1,071)           8,376
         Prepaid expenses                                      (206,051)            (2,568)          (9,934)
         Deferred expenses                                      (36,299)          (194,489)         (37,697)
         Accounts payable and accrued expenses                  126,894           (159,598)         124,260
         Refundable tenant deposits                                 722             20,004             (112)
                                                            -----------        -----------        ---------
           Net cash provided by (used in) operating
             activities                                         567,254             (4,207)         543,644
                                                            -----------        -----------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net additions to investment property                        (312,588)           (59,978)        (110,145)
                                                            -----------        -----------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Receivable from affiliate                                 (1,855,043)                --               --
   Payments on mortgage notes payable                          (310,172)          (395,283)        (396,241)
   Proceeds from mortgage notes payable                              --          5,721,083               --
   Repayment on mortgage note payable                                --         (3,175,568)              --
                                                            -----------        -----------        ---------
           Net cash (used in) provided by  financing
             activities                                      (2,165,215)         2,150,232         (396,241)
                                                            -----------        -----------        ---------
           Net (decrease) increase in cash and cash
             equivalents                                     (1,910,549)         2,086,047           37,258
CASH AND CASH EQUIVALENTS, beginning of year                  2,572,203            486,156          448,898
                                                            -----------        -----------        ---------
CASH AND CASH EQUIVALENTS, end of year                      $   661,654        $ 2,572,203        $ 486,156
                                                            ===========        ===========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
     Cash paid for interest                                 $   855,590        $   683,312        $ 701,613
                                                            ===========        ===========        =========

The accompanying notes are an integral part of these statements.

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                        NOVEMBER 30, 2000, 1999 AND 1998

1. BUSINESS:

Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; two office/warehouse complexes, a multitenant office and a warehouse all located in Indianapolis, Indiana. These properties generated 23.1%, 21.9%, 22.2% and 32.8% of rental and other income, respectively, for the year ended November 30, 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The Partnership's financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Partnership's properties are managed by American Spectrum Midwest, Inc., a wholly owned subsidiary of CGS Real Estate Company (CGS). Nooney Investors, Inc., a general partner in the Partnership, is a wholly owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly owned subsidiary of CGS.

In September 1999, Nooney Investors, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $132,191, $105,322 and $122,128 for the years ended November 30, 2000, 1999 and 1998, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $30,000 in 2000, 1999 and 1998 as reimbursement for management services and indirect expenses in connection with the management of the Partnership and $63,500 in 1999 for loan refinancing fees related to the new mortgage notes discussed in Note 3.

Cash and Cash Equivalents

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $100,812 and $100,090 of restricted cash at November 30, 2000 and 1999, respectively. Restricted cash represents deposits paid by tenants.

Investment Property

Investment property is recorded at the lower of cost or net realizable value. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. If a property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value.

Depreciation and amortization is provided on a straight-line basis over the estimated useful life of the depreciable asset (30 years for buildings) or, in the case of tenant alterations, over the term of the lease.

Deferred Expenses

Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

Revenue Recognition and Rent Concessions

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. Rent concessions represent revenue which is not yet due under the terms of the various agreements. Accrued rent concessions included in accounts receivable were $21,183 and $20,732 at November 30, 2000 and 1999, respectively.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

Distributions and Allocations

Pursuant to the terms of the Partnership Agreement, income and losses from operations and cash distributions are allocated pro rata to the general and limited partners based upon the relationship of original capital contributions.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

Recent Accounting Pronouncements

The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders.

The Partnership had no other comprehensive income items; accordingly, net income and comprehensive income are the same.

SFAS No. 133 and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities provides standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the balance sheet at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments and certain other items. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending on whether it is an effective part of a hedged transaction. The adoption of SFAS No. 133 and SFAS No. 138 will not have an effect on the financial statements.

3.  MORTGAGE NOTES PAYABLE:

Mortgage notes payable as of November 30 and the related collateral book values consist of the following:

                                                                      2000             1999
                                                                   -----------     -----------
Maple Tree Shopping Center
--------------------------
(Book value of $929,230 at November 30, 2000)
   9.01%, due in monthly installments of $19,758,
   including interest, to December 2004, when
   remaining principal balance of $1,606,616 is due                $ 1,918,836      $1,977,223

Park Plaza I & II Office/Warehouse Complex
------------------------------------------
(Book value of $880,764 at November 30, 2000)
   9.01%, due in monthly installments of $18,214,
   including interest, to December 2004, when remaining
   principal balance of $1,498,259 is due                            1,778,894       1,833,710

Morenci Professional Park
-------------------------
(Book value of $1,458,537 at November 30, 2000)
   9.01% due in monthly installments of $19,376,
   including interest, to December 2004, when remaining
   principal balance of $1,530,372 is due                            1,847,969       1,910,150

Jackson Industrial Park, Building A
-----------------------------------
(Book value of $3,031,958 at November 30, 2000)
   9.31%, due in monthly installments of $39,203,
   including interest, to May 2001, when remaining
   principal balance of $3,446,577 is due                            3,531,186       3,665,974
                                                                   -----------     -----------
                                                                   $ 9,076,885     $ 9,387,057
                                                                   ============    ===========

The Maple Tree, Park Plaza and Morenci notes that were repaid on November 30, 1999, were paid with the proceeds received upon refinancing the properties with a new lender. Prepayment penalties related to the paid off mortgage notes totaled $27,630 and were expensed in 1999.

Management intends to refinance the Jackson note payable under similar terms by extending the due date.

The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Future principal payments required are as follows:

      2001                                                    $ 3,724,275
      2002                                                        211,223
      2003                                                        231,060
      2004                                                        275,080
      2005                                                      4,635,247
                                                              -----------
          Total                                               $ 9,076,885
                                                              ===========

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 2000 and 1999, are summarized as follows:

                                     2000                       1999
                           ------------------------   -----------------------
                            Carrying     Estimated     Carrying    Estimated
                             Amount      Fair Value     Amount     Fair Value
                           ----------    ----------   ----------   ----------
Mortgage notes payable     $9,076,885    $9,073,000   $9,387,057   $9,357,000

Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision.

4.  RENTAL REVENUES UNDER OPERATING LEASES:

Minimum future rental revenues under noncancelable operating leases in effect as of November 30, 2000, are as follows:

          2001                                          $2,142,000
          2002                                             999,000
          2003                                             556,000
          2004                                             245,000
          2005                                              55,000
          Thereafter                                       166,000
                                                        ----------
                     Total                              $4,163,000
                                                        ==========

In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $358,000 for the year ended November 30, 2000 ($231,000 for the year ended November 30, 1999, and $260,000 for the year ended November 30, 1998). Contingent rentals were not significant for the years ended November 30, 2000, 1999 and 1998.

5. FEDERAL INCOME TAX STATUS:

The general partners have received a ruling from the Internal Revenue Service that Nooney Real Property Investors-Two, L.P. is considered a partnership for income tax purposes.

During the year, there are certain expenses that are not deductible for tax purposes or there may be a timing difference between their deductibility for financial statement and income tax purposes. Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties additions after December 31, 1980, are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                           Financial        Income
                                           Statement         Tax
                                          -----------    ------------
      2000:
            Net income                    $ 185,062      $    130,241
            Deficiency in assets           (234,131)       (1,051,173)

      1999:
            Net (loss) income             $ (158,010)    $     72,833
            Deficiency in assets           (419,193)       (1,181,414)

      1998:
            Net (loss) income             $ (59,425)     $    139,813
            Deficiency in assets           (261,183)       (1,254,247)

6. MAJOR TENANTS:

A substantial amount of the Partnership's revenue in 2000 was derived from one major tenant whose rentals amounted to approximately $464,000 or 17%.

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rentals amounted to approximately $265,000 or 12%.

A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $582,000 and $265,000 or 24% and 11%, respectively, of total revenues. Effective July 31, 1998, the Partnership lost the major tenant accounting for 24% of total revenues. Effective November 23, 1998, approximately one-third of the vacated space was filled by a new tenant.

7.  RECEIVABLE FROM AFFILIATE:

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that CGS would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to the approval of the limited partners of the Registrant and portions of the other partnerships. The Registrant has filed a Registration Statement on Form S-4 relating to the solicitation of consents with the Security and Exchange Commission. During 2000, the Partnership has paid $1,855,043 in expenses related to the impending transaction. These costs primarily relate to professional fees and are recorded as a Receivable from Affiliate. When the transaction is finalized, the Partnership will be compensated with additional stock. If the transaction is terminated, the Partnership will be reimbursed by CGS for all costs incurred.

8.  BUSINESS SEGMENTS (IN THOUSANDS):

The Partnership has four reportable segments: Jackson Industrial Park, Building A, Maple Tree Shopping Center, Park Plaza I and II Office/Warehouse Complex and Morenci Professional Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

 (In Thousands)                        2000            1999            1998
                                     --------        --------        --------
Revenues:
   Jackson                           $  875.0        $  486.2        $  835.9
   Maple Tree                           616.8           579.8           591.4
   Park Plaza                           585.3           518.8           484.7
   Morenci                              593.8           528.0           530.5
                                     --------        --------        --------
                                     $2,670.9        $2,112.8        $2,442.5
                                     ========        ========        ========

 (In Thousands)                        2000            1999            1998
                                     --------        --------        --------
Operating profit (loss):
   Jackson                           $   (8.5)       $ (331.2)       $ (294.1)
   Maple Tree                            74.9            80.1           121.5
   Park Plaza                           144.4           214.3           198.2
   Morenci                               28.0            24.5            75.2
                                     --------        --------        --------
                                     $  238.8        $  (12.3)       $  100.8
                                     ========        ========        ========

Capital expenditures:
   Jackson                           $   39.7        $    3.3        $    2.7
   Maple Tree                            15.0            14.8            45.3
   Park Plaza                           126.9            18.3            35.2
   Morenci                              131.0            23.6            26.9
                                     --------        --------        --------
                                     $  312.6        $   60.0        $  110.1
                                     ========        ========        ========
Depreciation and amortization:
   Jackson                           $  231.4        $  222.4        $  253.6
   Maple Tree                            81.0            69.1            67.0
   Park Plaza                            80.3            66.7            66.7
   Morenci                              142.0           133.2           130.6
                                     --------        --------        --------
                                     $  534.7        $  491.4        $  517.9
                                     ========        ========        ========
Assets:
   Jackson                           $3,094.2        $3,238.4        $3,474.2
   Maple Tree                         1,602.4         1,152.4         1,133.2
   Park Plaza                         2,240.0           900.3           885.2
   Morenci                            1,665.3         1,521.5         1,584.6
                                     --------        --------        --------
                                     $8,601.9        $6,812.6        $7,077.2
                                     ========        ========        ========

Reconciliations of segment data to the Partnership's data follow:

 (In Thousands)                            2000             1999            1998
                                          --------        --------        --------
Revenues:
   Segments                               $2,670.9        $2,112.8        $2,442.5
   Corporate and other                        75.1            37.6           (24.5)
                                          --------        --------        --------
                                          $2,746.0        $2,150.4        $2,418.0
                                          ========        ========        ========
Net income (loss):
   Segments operating profit (loss)       $  238.8        $  (12.3)       $  100.8
   Other income (expense)                     75.1            37.5           (19.1)
   Corporate and other                      (128.8)         (183.2)         (141.1)
                                          --------        --------        --------
                                          $  185.1        $ (158.0)       $  (59.4)
                                          ========        ========        ========
Depreciation and amortization:
   Segments                               $  534.7        $  491.4        $  517.9
   Corporate and other                          --             0.1             0.3
                                          --------        --------        --------
                                          $  534.7        $  491.5        $  518.2
                                          ========        ========        ========
Assets:
   Segments                               $8,601.9        $6,812.6        $7,077.2
   Corporate and other                       827.8         2,614.6           497.4
                                          --------        --------        --------
                                          $9,429.7        $9,427.2        $7,574.6
                                          ========        ========        ========

9. SUBSEQUENT EVENT-CONTINGENCY

On April 16, 2001, the combined financial statements of the parent of the General Partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,250,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the Transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. Management of the Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

As discussed in Note 7, Nooney Real Property Investors-Two, L.P. has a receivable from the General Partner for costs incurred in anticipation of the Transaction. Nooney Real Property Investors-Two, L.P. has obtained the guarantee of the major individual owner of the parent of the General Partner with respect to the repayment of these costs if the Transaction is not consummated.

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS

                                                  February 28,        November 30,
                                                     2001                 2000
                                                  (Unaudited)
                                                  ------------        ------------
ASSETS:

      Cash and cash equivalents                   $    748,114        $    661,654
      Accounts receivable                               89,714             157,884
      Prepaid expenses and deposits                    217,412             264,499
      Receivable from affiliate                      1,855,043           1,855,043
      Investment property
           Land                                      1,886,042           1,886,042
           Buildings and improvements               14,441,336          14,459,534
                                                  ------------        ------------
                                                    16,327,378          16,345,576
           Less accumulated depreciation           (10,143,346)        (10,045,087)
                                                  ------------        ------------
                                                     6,184,032           6,300,489
      Deferred expenses-at amortized cost              229,138             190,169
                                                  ------------        ------------
                                                  $  9,323,453        $  9,429,738
                                                  ============        ============

LIABILITIES AND PARTNERS' DEFICIT:
Liabilities:
      Accounts payable and accrued expenses       $    408,015        $    486,172
      Mortgage notes payable                         9,084,701           9,076,885
      Refundable tenant deposits                        98,099             100,812
                                                  ------------        ------------
                                                     9,590,815           9,663,869
Partners' Deficit                                     (267,362)           (234,131)
                                                  ------------        ------------
                                                  $  9,323,453        $  9,429,738
                                                  ============        ============

SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A LIMITED PARTNERSHIP)
                             -----------------------
                 STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIT
                                   (UNAUDITED)

                                                             Three Months Ended
                                                        -----------------------------
                                                        February 28,     February 29,
                                                           2001             2000
                                                        ------------     ------------
REVENUES:
      Rental and other income                            $ 626,975        $ 634,911
      Interest                                               5,052           25,115
                                                         ---------        ---------
                                                           632,027          660,026
EXPENSES:
      Interest                                             220,223          244,718
      Depreciation and amortization                        135,957          136,900
      Real estate taxes                                     94,596           93,861
      Property management fees paid to
      American Spectrum Midwest                             31,245           31,747
      Reimbursement to American Spectrum Midwest
           for partnership management services and
           indirect expenses                                 7,500            7,500
      Insurance                                             19,059           16,395
      Office - general                                       7,462           10,120
      Parking lot                                              840            4,651
      Payroll                                               24,408           26,148
      Professional services                                 11,363           22,871
      Repairs & maintenance                                 30,860           14,282
      Taxes - other                                          7,180            6,821
      Vacancy                                               12,977            6,893
      Other operating expenses                              61,588           46,738
                                                         ---------        ---------
                                                           665,258          669,645
                                                         ---------        ---------
NET LOSS                                                 $ (33,231)       $  (9,619)
                                                         =========        =========
NET LOSS PER LIMITED
      PARTNERSHIP UNIT                                   $   (2.74)       $   (0.79)
                                                         =========        =========
PARTNERS' DEFICIT:
Beginning of period                                      $(234,131)       $(419,193)
Net loss                                                   (33,231)          (9,619)
                                                         ---------        ---------
End of period                                            $(267,362)       $(428,812)
                                                         =========        =========

SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                    Three Months Ended
                                                               ------------------------------
                                                               February 28,      February 29,
                                                                  2001              2000
                                                               ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                        $ (33,231)       $    (9,619)
Adjustments to reconcile net loss to net cash used in
  operating activities:
      Depreciation and amortization                               135,957            136,900
    Changes in assets and liabilities:
      Accounts receivable                                          68,170              8,504
      Prepaid expenses and deposits                                47,087           (263,903)
      Deferred expenses                                           (54,621)           (22,116)
      Accounts payable and accrued expenses                       (78,157)            66,226
      Refundable tenant deposits                                   (2,713)             7,852
                                                                ---------        -----------
        Total adjustments                                         115,723            (66,537)
                                                                ---------        -----------
      Net cash provided by (used in) operating activities          82,492            (76,156)
                                                                ---------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Additions to investment property                             (3,848)            (3,711)
                                                                ---------        -----------
      Net cash used in investing activities                        (3,848)            (3,711)
                                                                ---------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Payments on mortgage notes payable                          (94,584)           (86,582)
      Funding on capital from mortgage                            102,400
                                                                ---------        -----------
      Net cash provided by (used in) financing activities           7,816            (86,582)
                                                                ---------        -----------
NET INCREASE (DECREASE)IN CASH AND
CASH EQUIVALENTS                                                   86,460           (166,449)
                                                                ---------        -----------
CASH AND CASH EQUIVALENTS,
      Beginning of period                                         661,654          2,572,203
                                                                ---------        -----------
CASH AND CASH EQUIVALENTS,
      End of period                                             $ 748,114        $ 2,405,754
                                                                =========        ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
      INFORMATION - Cash paid during period for interest        $ 220,223        $   244,718
                                                                =========        ===========

SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                     NOONEY REAL PROPERTY INVESTORS-TWO, L.P
                             (A LIMITED PARTNERSHIP)
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
           THREE MONTHS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

NOTE A:

Refer to the Registrant's financial statements for the year ended November 30, 2000, which are contained in the Registrant's Annual Report on Form 10-K, for a description of the accounting policies which have been continued without change except as noted below. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Real Property Investors-Two, L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibility of the partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at February 28, 2001 and for all periods presented have been made. The results of operations for the three-month period ended February 28, 2001 are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest, a wholly-owned subsidiary of CGS Real Estate Company. Nooney Investors, Inc., a general partner, is a wholly-owned subsidiary of S-P Properties, Inc. S-P Properties, Inc is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The loss per limited partnership unit for the three months ended February 28, 2001 and February 29, 2000 was computed based on 12,000 units, the number of units outstanding during the periods.

NOTE E:

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the corporate general partner of the Registrant, is in the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The Registrant's participation in this plan will require the consent of its limited partners. A registration statement has been filed with the Securities and Exchange

Commission with respect to this plan. The plan and the benefits and risks thereof will be described in detail in the final prospectus/consent solicitation statement included in the registration statement filed under the Securities Act of 1933 at the time it is declared effective by the Securities and Exchange Commission. Following effectiveness, solicitation materials will be provided to limited partners in connection with the solicitation of the consent of the limited partners. There can be no assurances that the plan described above will be consummated. The Partnership has paid a total of $1,855,043 in expenses relating to the impending transaction. These costs primarily relate to professional fees and are recorded as a Receivable from Affiliate. When the transaction is finalized, the Partnership will be compensated with additional stock. If the transaction is terminated, the Partnership will be reimbursed by CGS for all costs incurred.

NOTE F:

The Registrant has no other comprehensive income items, accordingly, comprehensive income and net income are the same for all periods presented.

NOTE G:

SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, is not effective for the partnership until the fourth quarter of 2001. Substantially all of the partnership's revenue is derived from scheduled, contractual rental payments (there are no contingent rent clauses within their lease agreements). Management of the partnership did not include a discussion of SAB 101 within the financial statements, as they believe the impact on its financial position and results of operations is not expected to be material. Management proposes to add additional disclosures in future filings.

NOTE H:

The partnership has four reportable operating segments: Jackson Industrial, Maple Tree Shopping Center, Park Plaza I & II, and Morenci Professional Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest.

                                              Three Months Ended
                                         -----------------------------
                                         February 28,     February 29,
                                            2001             2000
                                         ------------     ------------
         Revenues:
           Jackson Industrial             $ 208,723        $ 212,614
           Maple Tree Shopping Center       139,139          143,024
           Park Plaza I & II                141,860          143,407
           Morenci Professional Park        137,162          135,890
                                          ---------        ---------
                                            626,884          634,935
                                          =========        =========

         Operating Profit (Loss):
           Jackson Industrial             $ (22,260)       $ (34,867)
           Maple Tree Shopping Center        16,405            5,944
           Park Plaza I & II                 15,745           32,253
           Morenci Professional Park        (29,912)          (7,733)
                                          ---------        ---------
                                            (20,022)          (4,403)
                                          =========        =========

                                                        Three Months Ended
                                                    ---------------------------
                                                    February 28,   February 29,
                                                        2001           2000
                                                    ------------   ------------
  Capital Expenditures:
  Jackson Industrial                                  $    -0-       $  3,711
  Maple Tree Shopping Center                               -0-            -0-
  Park Plaza I & II                                        -0-            -0-
  Morenci Professional Park                              3,848            -0-
                                                      --------       --------
                                                         3,848          3,711
                                                      ========       ========
  Depreciation and Amortization:
  Jackson Industrial                                  $ 58,977       $ 60,063
  Maple Tree Shopping Center                            20,002         20,515
  Park Plaza I & II                                     23,980         20,114
  Morenci Professional Park                             32,998         36,208
                                                      --------       --------
                                                       135,957        136,900
                                                      ========       ========

Assets:

                                    February 28, 2001    November 30, 2000
                                    -----------------    -----------------
      Jackson Industrial               $2,993,776           $3,094,251
      Maple Tree Shopping Center        1,522,764            1,602,415
      Park Plaza I & II                 2,289,200            2,239,962
      Morenci Professional Park         1,710,034            1,665,271
                                       ----------           ----------
                                        8,515,774            8,601,899
                                       ==========           ==========

Reconciliation of segment data to the Partnership's consolidated data is as follows:

                                                   Three Months Ended
                                              -----------------------------
                                              February 28,     February 29,
                                                 2001             2000
                                              ------------     ------------
     Revenues:
     Segments                                  $ 626,884        $ 634,935
     Corporate and other                           5,143           25,091
                                               ---------        ---------
                                                 632,027          660,026
                                               =========        =========



     Operating (Loss)
     Segments                                  $ (20,022)       $  (4,403)
     Corporate and other income                    5,143           25,091
     General and administrative expenses         (18,352)         (30,307)
                                               ---------        ---------
                                                 (33,231)          (9,619)
                                               =========        =========

                                                 Three Months Ended
                                             --------------------------
                                             February 28,  February 29,
                                                2001           2000
                                             ------------  ------------
          Depreciation and Amortization
          Segments                            $135,957       $136,900
          Corporate and other                        0              0
                                              --------       --------
                                               135,957        136,900
                                              ========       ========

Assets:

                               February 28, 2001     November 30, 2000
                               -----------------     -----------------
        Segments                  $8,515,774            $8,601,899
        Corporate and other          807,679               827,839
                                  ----------            ----------
                                   9,323,453             9,429,738
                                  ==========            ==========

NOTE I:

On April 16, 2001, the combined financial statements of the parent of the General Partner and other affiliates were issued. The independent public accountant's report on such statements contained an explanatory paragraph relating to the ability of the combined entity to continue as a going concern. The combined entities have experienced losses in the periods presented and have a net capital deficiency. Certain entities in the combined financial statements have not made debt payments when due and various lenders have placed $10,520,000 of debt in default. Certain entities also need to pay or refinance a significant amount of debt coming due in the next twelve months. These factors raise substantial doubt about the ability of the combined entities, including the General Partner, to continue as a going concern.

Management of the combined entities has plans related to these matters, which include obtaining additional loans from shareholders, obtaining extensions from lenders or refinancing all debt through the completion of the transaction. In addition, if necessary, management believes it could sell properties to generate cash to pay debt. The Partnership does not believe that the affect of the ultimate outcome of the circumstances surrounding the combined entities will have a material adverse effect on its results of operations or financial position.

As discussed in Note E, Nooney Real Property Investors-Two L.P. has a receivable from the General Partner for costs incurred in the anticipation of the transaction. Nooney Real Property Investors-Two L.P. has obtained the guarantee of the major individual owner of the parent of the General Partner with respect to the repayment of these costs in the Transaction if not consummated.

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   Appendix B


                        DRAFT PORTFOLIO APPRAISAL REPORT

                         SIERRA PACIFIC DEVELOPMENT FUND
                       SIERRA PACIFIC DEVELOPMENT FUND II
                       SIERRA PACIFIC DEVELOPMENT FUND III
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                      SIERRA PACIFIC PENSION INVESTORS '84
                          NOONEY INCOME FUND LTD., L.P.
                        NOONEY INCOME FUND LTD. II, L.P.
                   NOONEY REAL PROPERTY INVESTORS - TWO, L.P.
                             AFFILIATES' PROPERTIES

                                TABLE OF CONTENTS

                                                       Page
                                                       ----

Letter of Transmittal ...............................   1

Identification of Subject Portfolios ................   3

Property Ownership and History ......................   3

Purpose of Appraisal ................................   3

Function of Appraisal ...............................   3

Scope of Appraisal ..................................   3

Date of Valuation ...................................   4

Value Definition ....................................   4

Highest & Best Use ..................................   5

Valuation Methodology ...............................   5

     Site Inspections and Data Gathering ............   6
     Lease & Rent Roll Review .......................   7
     Market Rental Rates ............................   7
     Operational Projections ........................   7
     Reversion ......................................   7
     Selection of Discount Rates ....................   8
     Land Valuation .................................   8
     Direct Capitalization ..........................   8
     Portfolio Valuation ............................   8

Portfolio Value Conclusions .........................   9

Portfolio Summaries .................................  10

Assumptions and Limiting Conditions .................  13

                                                                   June __, 2001


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
CGS Real Estate Company, Inc.
1800 East Deere Avenue
Santa Ana, CA  92705


Gentlemen:


         You have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the value of the real property portfolios (the "Portfolios") owned by Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., Nooney Real Property Investors - Two, L.P. (hereinafter the "Funds"), and a portfolio of sixteen properties (the "Affiliates' Properties") owned by CGS Real Estate Company, Inc. ("CGS") and entities affiliated with CGS (collectively, the "Affiliated Entities"). Such appraisal reflects the estimated market value of the leased fee interests or, where appropriate, fee simple interests in each of the portfolios of real property owned by the Funds and the Affiliated Entities as of December 31, 2000 (the "Portfolio Valuations").

         This report is prepared in accordance with an agreement between Robert
A. Stanger & Co., Inc. and the Funds and CGS dated March 5, 2001. Pursuant to the agreement, Stanger has been engaged to perform the appraisal on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, relying solely upon the Income Approach to value (with the exception of one land parcel which was valued utilizing the sales comparison approach as described herein). As such, the report differs from a self-contained appraisal report in that (i) the data is limited to the summary data and conclusions presented, and (ii) the cost and market approaches were excluded and the conclusions were based upon the income approach. This summary appraisal report is not designed to meet the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA").

         Our valuation has been based in part upon information supplied to us by CGS, the Funds and the Affiliated Entities including but not limited to: rent rolls; lease abstracts; schedules of current lease rates, income, expenses, capital expenditures, cash flow and related financial information; property descriptive information; physical condition of improvements, including any deferred maintenance, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the condition of the property improvements; recent prior appraisals; information relating to mortgage encumbrances; and, where appropriate, property bids or proposed sales terms, sales agreements and supporting documentation. We have also visited the offices of CGS and the Funds in New York, N.Y. and have interviewed relevant management personnel. We have relied upon such information and have assumed that the information provided by CGS, the Funds and the Affiliated Entities is accurate and complete. We have not attempted to independently verify such information.

     We are advised by CGS, the Funds and the Affiliated Entities that the purpose of the appraisal is to estimate the value of the leased fee interests or, where appropriate, the fee simple interests in the Portfolios under market conditions as of the appraisal date and that the Portfolio Valuations will be used in connection with a proposed consolidation of CGS, the Funds and the Affiliated Entities in exchange for shares of American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company") and assumption of existing indebtedness (the "Consolidation"). Stanger understands that the Portfolio Valuations may be reviewed and utilized in connection with the Consolidation, and Stanger agrees to the use of the Portfolio Valuations for this purpose subject to the terms and conditions of the agreements related thereto.

     For these purposes, this summary appraisal report was prepared stating our opinion as to the market value of the Portfolios as of December 31, 2000. This report may be summarized and referenced in the consent solicitation/proxy statement for the Funds relating to the Consolidation, subject to prior review by Stanger. However, the attached summary appraisal report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein. Background information and analysis upon which value conclusions are based has been retained in our files.

     Our review was undertaken solely for the purpose of providing an opinion of value, and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total value of each of the real estate portfolios in which the Funds and the Affiliated Entities have an interest and not with respect to joint venture participations or limited partners' allocations. Stanger has no present or contemplated future interest in the properties, the Funds, the Affiliated Entities, CGS or the proposed Company.

     The appraisal is only an estimate of the aggregate market value of the leased fee interests or, where appropriate, fee simple interests in each of the Portfolios as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event of a sale or other disposition of the properties in the Portfolios. Changes in corporate financing rates generally, changes in individual tenant creditworthiness, changes in tenant motivation with respect to the exercise of renewal or purchase options, or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value.

     Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

     This abbreviated valuation report provides our value conclusion with respect to the Portfolios, definitions of value, and discussions of the valuation methodology employed, assumptions, and limiting conditions.

                                   Sincerely,

                                   Robert A. Stanger & Co., Inc.
                                   Shrewsbury, New Jersey

                      IDENTIFICATION OF SUBJECT PORTFOLIOS

     The subjects of this appraisal are the real property portfolios (the "Portfolios") in which Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd, II, L.P., Nooney Real Property Investors - Two, L.P. (the "Funds") and CGS Real Estate Company, Inc. ("CGS") and entities affiliated with CGS (collectively, the "Affiliated Entities") own leased fee or fee simple interests. The Portfolios are comprised of thirty-four properties, including apartment, office, R&D, industrial/warehouse facilities, retail properties and land. A listing of the properties in each Portfolio and the percentage ownership interest of each Fund or Affiliated Entity in the properties is provided in the "Portfolio Summaries" section of this report.

                         PROPERTY OWNERSHIP AND HISTORY

     During the past three years, the properties have been owned continuously by the Funds and the Affiliated Entities, with the exception of the following eight properties which were purchased on the dates indicated: Parkade, November 1997; Nooney Rider Trail/Business Center, November 1997; Autumn Ridge, May 1999; N.W. Corporate Center, August 1998; Beach & Lampson Pad D, October 1997; Creekside Senior, November 1997; Villa Redondo, December 1998; Sorrento II Land Interest, October 1997 and February 2000; and Van Buren (land parcel), August 1997.

                              PURPOSE OF APPRAISAL

     The purpose of this appraisal is to estimate the market value of the fee simple or, where appropriate, leased fee interests in the real property Portfolios under market conditions as of December 31, 2000.

                              FUNCTION OF APPRAISAL

     The function of this appraisal is to provide a current estimate of market value of the Portfolios for use solely by the Funds in connection with the proposed consolidation of certain businesses of CGS, the Funds and the Affiliated Entities in exchange for shares of American Spectrum Realty, Inc., a newly formed Maryland Corporation, and the assumption of existing indebtedness. No representation is made as to the adequacy of this appraisal for any other purpose.

                               SCOPE OF APPRAISAL

     The Portfolio Valuations have been prepared on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, in accordance with an agreement between Robert A. Stanger & Co., Inc. and the Funds and CGS, dated March 5, 2001. Pursuant to the agreement, Stanger has relied solely upon the income approach to value and did not employ the cost or sales comparison approaches with the exception of one land parcel which was valued utilizing the sales comparison approach (as described below).

     In estimating the value of a property, appraisers typically consider three approaches to value: the cost approach, the market data or sales comparison approach, and the income approach. The value estimate by the cost approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The market data or sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The income approach involves the estimation of a property's capacity to produce income through an analysis of the rental stream, operating expenses, net income and estimated residual value. Net income may then be processed into a value through either direct capitalization or discounted cash flow ("DCF") analysis, or a combination of these two methods. The Direct Capitalization method involves the capitalization of estimated earnings from a property based on analysis of income and expenses. The DCF method ascribes a present value to the future cash flows associated with operating the property and the ultimate reversion value of the property, based upon a discount rate commensurate with the risks inherent in ownership of the property and with rates of return offered by alternative investment opportunities.

     Pursuant to the terms of our engagement, the Portfolio Valuations were performed using the income approach and, in the case of one land parcel, the sales comparison approach. Since a primary buyer group for properties of the type appraised herein is investors, the income approach was deemed an appropriate valuation methodology. Further, given the primary criteria used by buyers of improved properties of the type appraised herein, the cost approach was considered less reliable than the income approach. The sales comparison approach was also considered less reliable than the income approach given the primary criteria used by buyers of improved properties of the type appraised herein and the relative lack of sufficient reliable data from recent transactions involving properties directly comparable to the subject properties. Consequently, given these factors, the income approach was considered the most reliable approach to value the improved properties in the subject Portfolios.

     Unless otherwise noted in this report, the Portfolios were valued utilizing either the income capitalization and/or the discounted cash flow method. Changes in corporate financing rates generally, in individual tenant creditworthiness, changes in tenant motivation with respect to the exercise of renewal or purchase options, or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

Departures - Uniform Standards of Professional Practice -- With respect to limited appraisals, the departure provisions of the Uniform Standards of Professional Appraisal Practice permit departures from the specific guidelines of Standard 1. In this report the following departures were taken:

     Standard Rule 1-4 (a)(b) With the exception of the one land parcel valued using the sales comparison approach, the cost and sales comparison approaches are excluded, and the conclusions are based solely on the income approach. (See Valuation Methodology.)

                                DATE OF VALUATION

     The date of valuation for the Portfolios is December 31, 2000.

                                VALUE DEFINITION

     Market value, as defined by the Appraisal Institute, is the most probable price as of a specified date, in cash, in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress.

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(a)  buyer and seller are typically motivated;

(b) both parties are well informed or well advised, and each acts in a manner he considers in his own best interest;

(c)  a reasonable time is allowed for exposure in the open market;

(d) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

(e) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

(Source: The Appraisal of Real Estate, 11th edition)

     The property rights appraised in this report are leased fee interests and, where appropriate, fee simple interests. Leased fee interest is defined as an ownership interest held by a landlord with the right to use and occupancy conveyed by lease to others, and usually consists of the right to receive rent and the right to repossession at the termination of the lease. Fee simple interest is defined as absolute ownership unencumbered by any other interest or estate, subject only to the limitations of eminent domain, escheat, police power, and taxation.

     The appraisal includes the value of land, land improvements such as paving, fencing, on-site sewer, water lines, and buildings as of December 31, 2000. The appraisal does not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist; it pertains only to items considered as real estate.

                              HIGHEST AND BEST USE

     The term "highest and best use," as used in this report is defined as:

     The reasonable probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value.

     (Source: The Appraisal of Real Estate, 11th edition).

     The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

     In conformity with the provisions of this engagement, a land use feasibility study was not performed and Stanger evaluated each site's highest and best use as currently improved. Based upon the review of each of the sites, the highest and best use of each of the properties remains as currently improved, unless otherwise noted herein. With respect to the one land parcel, the highest and best use conclusion was based primarily on the subject land's current zoning and on general observations in the market, surrounding land use patterns and prevailing economic conditions. Based upon our review, the highest and best use of the land parcel was concluded as some form of commercial and/or industrial development.

                              VALUATION METHODOLOGY

     Pursuant to the terms of this engagement, Stanger has estimated the aggregate value of the leased fee or, where appropriate, fee simple interests in each of the Portfolios based on the income approach to valuation (with the exception of one land parcel valued utilizing the sales comparison approach). Appraisers typically consider three approaches in valuing real property: the cost approach, the income approach, and the sales comparison, or market data, approach. The type and age of a property, the nature of the leases, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation.

     The income approach is based on the assumption that the value of a property or portfolio of properties can be represented by the present worth of future cash flows. In these Portfolio Valuations, an income capitalization or discounted cash flow ("DCF") analysis is used to determine the value of the Portfolios. The indicated value by the income approach represents the amount an investor might reasonably be expected to pay for the expectation of receiving the net cash flow from each Portfolio's properties during an assumed holding period (generally ten years) and the proceeds from the ultimate sale of each Portfolio's properties.

     Unless otherwise noted herein, in applying the DCF analysis, we utilized pro forma statements of operations for each of the properties prepared in accordance with the leases which currently encumber the properties. The properties are assumed to be sold after the expiration of a ten-year holding period. Where renewal terms deemed favorable to the tenants (i.e., where the tenant has an option to renew at a rental rate materially below the projected market rate rent at the time of the renewal option) existed, it is assumed that such option would be exercised.

     The reversion value of the properties which can be realized upon sale is estimated based on the current economic rental rate and expenses deemed reasonable for each property, escalated at a rate indicative of current expectations in the marketplace for the property. The net operating income of the properties at the year of sale is then capitalized at an appropriate rate reflecting the age, anticipated functional and economic obsolescence, competitive position of the properties, and any other lease factors deemed significant to determine the reversion value of the properties. Net proceeds to equity owners were determined by deducting estimated costs of sale. The discounted present value of the cash flow stream from operations and net proceeds from sale for each property were then summed to arrive at a total estimated value.

     In the case of apartment properties, net operating income was estimated, and a direct capitalization method was utilized to estimate property value. In the case of the one land parcel, the sales comparison approach, as described herein, was utilized to estimate value.

     Finally, the discounted present values, direct capitalization values and the land value, as appropriate, were adjusted for any joint venture interests in the properties based on information provided by the Funds and CGS. The resulting adjusted values were summed to arrive at the final Portfolio Values.

     The following describes more fully the steps involved in the valuation methodology.

SITE INSPECTIONS AND DATA GATHERING

     In conducting the Portfolio Valuations, representatives of Stanger performed site inspections of the properties during July and August, 1999 in the context of a prior evaluation of the Portfolios. In the course of these site visits, the physical facilities of each property were inspected, current market rental rates for competing properties were obtained, information on the local market was gathered, and the local property manager was interviewed concerning the property and market conditions. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local, regional and/or national markets, and by information updates provided by management and obtained through telephonic interviews of local market information sources during May and June 2000 and again in March and April 2001.

     In conducting the appraisals, Stanger also interviewed and relied upon the Funds' and CGS management personnel to obtain information relating to the condition of each property, including any deferred maintenance, capital budgets, known environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the property improvements.

     Stanger also interviewed CGS's management and acquisitions personnel regarding competitive conditions in property markets, trends affecting the properties, certain lease and financing factors, and historical and anticipated revenues and expenses. Stanger also reviewed historical operating statements for each of the properties in the subject Portfolios.

     In addition, Stanger reviewed the acquisition criteria and projection parameters used by real estate investors. Such reviews included a search of real estate data sources and publications concerning real estate buyer's criteria, interviews with sources deemed appropriate in certain local markets (including local appraisers and real estate brokers), and direct telephonic interviews with major national investors, owners and managers of real property portfolios to confirm acquisition criteria used.

     Stanger also compiled data on actual transactions involving similar properties, from which acquisition criteria and parameters were extracted. Information on actual property transactions was obtained during the site inspections and from direct telephonic interviews of local appraisers and real estate brokers, major national investors, owners and managers of properties, and from other publicly available sources. In addition, Stanger reviewed data provided by the Funds and CGS concerning bids received for certain properties and any recent actual acquisitions and sales involving CGS and affiliated entities.

LEASE & RENT ROLL REVIEW

     Lease abstracts (for commercial properties) and/or rent rolls were provided by CGS and the Funds and were relied upon in the preparation of operational projections for each property (as discussed below). Stanger reviewed such lease abstracts and rent rolls and interviewed the Funds and CGS management personnel to ascertain any material renegotiated terms and modifications and the status of various options and other factors. Provisions considered and incorporated into the operational projections included current lease rate, escalation factors, percentage rent provisions, and renewal options and terms.

MARKET RENTAL RATES

     In the course of conducting the site inspections, representatives of Stanger collected available data on rental rates at competing properties in each local or regional market. Data collected at the time of the site inspection was updated with published data and direct telephonic contacts with local brokers and leasing agents.

OPERATIONAL PROJECTIONS

     Based on the lease and market rent analysis, rental revenue projections were developed for each property in each of the Portfolios based on the terms of existing leases and for any vacant space based on analysis of market rents and historical rents achieved at the property. Where lease terms included percentage rent provisions, appropriate adjustments were made.

     Lease renewals and turnovers were analyzed based on escalated current market rental rates. The annual market rent escalation rates utilized were based on local market conditions in the area of each property, inflation rates, the projected holding period of the property and rental rate growth parameters applied by investors in similar type properties. Where projected market rental rates at the time of a renewal option materially exceeded contractual lease renewal rate, the renewal option was assumed to be exercised.

     Where appropriate, vacancy and collection losses were factored into the analysis. A property management fee deemed appropriate for retaining a professional real estate organization to manage the specific type of property was included in the projections. Expenses relating solely to the administration of the partnership (e.g. investor reporting, accounting, etc.) were excluded.

     Expenses were analyzed based upon a review of actual expenses for 1998, 1999 and 2000. Stanger also reviewed year 2001 budgeted expenses, published data on expenses for similar type properties, and the properties' most recent tax bills and information.

     Finally, where a capital expense reserve, deferred maintenance or extraordinary capital expenditure was required for an individual property, the cash flows and value were adjusted accordingly.

REVERSION

     In the course of performing the appraisals, Stanger reviewed available sales transactions of similar investment properties as well as market data relating to overall capitalization rates for similar properties in the general location of the subject properties. As described above, acquisition criteria used by buyers of similar properties were also reviewed. Based upon these reviews and considering such factors as age, quality, anticipated functional and economic obsolescence, competitive position of the property, the projected date of sale, and buyers' acquisition criteria, appropriate terminal capitalization rates were selected.

     Based upon current market rate rents, estimated escalation factors, and the estimated vacancy rate and other property operating expenses incurred by the owner, net operating income during the twelve months following the lease expiration was estimated. The resulting net operating income estimate was capitalized to determine residual value. The residual value was discounted to present value after deducting estimated sales expenses. The discount rate employed was based on current acquisition criteria and target rates of return among commercial property investors (as described below).

     The resulting discounted present values of operating cash flows and net sale proceeds were then summed for each property to arrive at an estimated discounted present value.

SELECTION OF DISCOUNT RATES

     To determine appropriate discount rates to apply for determining the present value of future operating cash flow streams and reversion values, the acquisition criteria and projection parameters and target rates of return in use in the marketplace by real estate investors for various property types (e.g. industrial/warehouse, retail, office, etc.) were reviewed (as described above). Discount rates deemed appropriate were applied to the cash flow streams of each property after adjusting the rate for such factors as property age, quality, anticipated functional and economic obsolescence, competitive position of the property, and any unique property-related factors.

LAND VALUATION

     In the case of the Van Buren property, a 16+ acre developable land parcel, the sales comparison approach was utilized. Specifically, Stanger compiled data on sales of land in the local market and, based on the relative size, location, zoning, frontage, surface and other attributes, arrived at an indicated value for the subject land parcel.

DIRECT CAPITALIZATION

     In the case of the apartment properties, Stanger determined gross potential rent for each property utilizing the number and type of apartment units in each property and the estimated market rental rates deemed appropriate for the property based on review of the rates charged at similar properties in the local market and historical and current rental rates at the subject property. Stanger also reviewed income from ancillary sources, and historical and current occupancy rates at the subject and competing properties.

     After assessing these factors, Stanger estimated each property's effective gross income based upon unit mix and market rental rates and estimates of ancillary income and occupancy. Expenses were estimated based on historical and budgeted operating expenses, discussions with management, and certain industry expense information. Estimated property operating expenses, including replacement reserves, were then deducted from effective gross income to arrive at each property's estimated net operating income.

     Stanger then employed direct capitalization to estimate the value of each apartment property by dividing net operating income by a capitalization rate deemed appropriate based on reviews of parameters utilized by investors in apartment properties and data on transactions involving apartment properties.

PORTFOLIO VALUATION

     The direct capitalization values, land values and discounted present values of the properties were adjusted for any joint venture interests in the properties (based on information provided by the Funds and CGS) and the resulting values were summed to arrive at a total estimated value for each Portfolio.

                           PORTFOLIO VALUE CONCLUSIONS

     Based upon the review as described above, and relying on the ownership interests, as provided by the Funds' general partners, of each Fund in properties held by joint ventures it is our opinion that the market value of the fee simple interests or, where appropriate, leased fee interests in the Portfolios as of December 31, 2000 is as follows:

                                                                                 PORTFOLIO
PARTNERSHIP NAME                                                              VALUE CONCLUSION (1)
----------------                                                              --------------------
Sierra Pacific Development Fund                                                  $9,250,000
Sierra Pacific Development Fund II                                              $19,921,392
Sierra Pacific Development Fund III                                                $524,743
Sierra Pacific Institutional Properties V                                        $4,523,940
Sierra Pacific Pension Investors '84                                            $25,879,925
Nooney Income Fund Ltd., L.P.                                                   $10,628,800
Nooney Income Fund Ltd. II, L.P.                                                $22,071,200
Nooney Real Property Investors - Two, L.P.                                      $15,830,000
Affiliates' Properties                                                         $160,180,000
                                                                               ------------
TOTAL                                                                          $268,810,000
                                                                               ============


--------------------------
(1) Reflects each Fund's pro rata interest in properties owned by joint ventures, which results in unrounded dollar amounts for each Fund.

                               PORTFOLIO SUMMARIES

                                                                                                                INTEREST IN
            PROPERTY NAME                     ADDRESS                                PROPERTY TYPE              PROPERTY(1)
            -------------                     -------                                -------------              -----------
SIERRA PACIFIC DEVELOPMENT FUND

        SIERRA CREEKSIDE                      100 PARK PLACE                        OFFICE                     100.00%
                                              SAN RAMON, CA

SIERRA PACIFIC DEVELOPMENT FUND II

        SIERRA SAN FELIPE                     5850 SAN FELIPE                       OFFICE                     100.00%
                                              HOUSTON, TX

        SIERRA SOUTHWEST POINT                9630 CLAREWOOD DRIVE                  OFFICE/                    100.00%
                                              HOUSTON, TX                           WAREHOUSE

        SIERRA WESTLAKES                      1560 CABLE RANCH ROAD                 OFFICE/                    100.00%
                                              SAN ANTONIO, TX                       WAREHOUSE

        SIERRA SORRENTO I                     9535 WAPLES                           OFFICE/ WAREHOUSE           16.57%
                                              SAN DIEGO, CA

        SIERRA SORRENTO II                    9960-10020 HUNNELCENS                 OFFICE                      11.73%
                                              SAN DIEGO, CA

        SIERRA MIRA MESA                      9444 WAPLES                           OFFICE                      18.57%
                                              SAN DIEGO, CA

SIERRA PACIFIC DEVELOPMENT FUND III

        SIERRA SORRENTO I                     9535 WAPLES                           OFFICE/                     10.80%
                                              SAN DIEGO, CA                         WAREHOUSE (R&D)

SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

        SIERRA SORRENTO II                    9960-10020 HUNNELCENS                 OFFICE (R&D)                36.87%
                                              SAN DIEGO, CA

SIERRA PACIFIC PENSION INVESTORS '84

        SIERRA SORRENTO I                     9535 WAPLES                           OFFICE/                     72.63%
                                              SAN DIEGO, CA                         WAREHOUSE (R&D)

        SIERRA SORRENTO II                    9960-10020 HUNNELCENS                 OFFICE                      51.40%
                                              SAN DIEGO, CA


--------------

(1)       As provided by the Funds' general partners.

PORTFOLIO SUMMARIES

                                                                                                          INTEREST IN
            PROPERTY NAME                  ADDRESS                                PROPERTY TYPE             PROPERTY(1)
            -------------                  -------                                -------------             -----------
        SIERRA VALENCIA                    3280 HEMISPHERE LOOP                  OFFICE/                    100.00%
                                           TUCSON, AZ                            WAREHOUSE (R&D)

        SIERRA MIRA MESA                   9444 WAPLES                           OFFICE                      81.43%
                                           SAN DIEGO, CA
NOONEY INCOME FUND LTD., L.P.

        OAK GROVE COMMONS                  1401-2818 CENTER CIRCLE               OFFICE/                    100.00%
                                           DOWNERS GROVE, IL                     WAREHOUSE

        LEAWOOD FOUNTAIN PLAZA             11111 NALL AVENUE                     OFFICE                      76.00%
                                           LEAWOOD, KS

NOONEY INCOME FUND LTD. II, L.P.

        LEAWOOD FOUNTAIN PLAZA             11111 NALL AVENUE                     OFFICE                      24.00%
                                           LEAWOOD, KS

        TOWER INDUSTRIAL BUILDING          750 TOWER ROAD                        OFFICE/                    100.00%
                                           MUNDELEIN, IL                         WAREHOUSE

        COUNTRYSIDE OFFICE PARK            1210-80 W. NORTHWEST HWY.             OFFICE                     100.00%
                                           PALATINE, IL

        NORTHEAST COMMERCE CENTER          420 WARDS CORNER ROAD                 OFFICE/                    100.00%
                                           LOVELAND, OH                          WAREHOUSE

        NORTHCREEK OFFICE PARK             8220 NORTHCREEK DRIVE                 OFFICE                     100.00%
                                           CINCINNATI, OH

NOONEY REAL PROPERTY INVESTORS - TWO, L.P.

        MAPLE TREE SHOPPING CENTER         CLARKSON RD AND CLAYTON RD            SHOPPING CENTER            100.00%
                                           ELLISVILLE, MO

        PARK PLAZA I AND II                5705 PARK PLAZA COURT                 OFFICE/                    100.00%
                                           INDIANAPOLIS, IN                      WAREHOUSE

        MORENCI PROFESSIONAL PARK          6201 COFFMAN ROAD                     OFFICE/                    100.00%
                                           INDIANAPOLIS, IN                      WAREHOUSE

        JACKSON INDUSTRIAL A               8501 E. 33RD STREET                   BULK WAREHOUSE             100.00%
                                           INDIANAPOLIS, IN

--------------

(1)       As provided by the Funds' general partners.

PORTFOLIO SUMMARIES

                                                                                                           INTEREST IN
            PROPERTY NAME                  ADDRESS                                PROPERTY TYPE             PROPERTY(1)
            -------------                  -------                                -------------             -----------

AFFILIATES' PROPERTIES

        PARKADE CENTER                   601 BUSINESS LOOP 70 WEST             MIXED USE                  100.00%
                                         COLUMBIA, MO                          RETAIL/OFFICE

        BRISTOL BAY                      2424 SE BRISTOL STREET                OFFICE                     100.00%
                                         NEWPORT BEACH, CA

        BEACH & LAMPSON                  8050-8060 LAMPSON AVENUE              RETAIL PAD                 100.00%
                                         STANTON, CA

        COLUMBIA NORTH EAST              9221 TWO NOTCH ROAD                   SHOPPING                   100.00%
                                         COLUMBIA, SC                          CENTER

        MARKETPLACE                      1001 HARDEN STREET                    SHOPPING                   100.00%
                                         COLUMBIA, SC                          CENTER
                                                                               (W/OFFICE)

        PHOENIX VAN BUREN LAND           34TH STREET & WASHINGTON VAN BUREN    LAND                       100.00%
                                         PHOENIX, AZ

        THE BUSINESS CENTER              13701 RIDER TRAIL NORTH               OFFICE/                    100.00%
                                         EARTH CITY, MO                        WAREHOUSE

        THE LAKES                        205 CHAPARRAL CREEK DRIVE             GARDEN APARTMENTS          100.00%
                                         HAZELWOOD, MO

        NORTHWEST CORPORATE CENTER II    5757 PHANTOM DRIVE                    OFFICE                     100.00%
                                         HAZELWOOD, MO

        AUTUMN RIDGE                     920 EAST HOUSTON AVENUE               GARDEN APARTMENTS          100.00%
                                         PASADENA, TX

        SPECTRUM OFFICE BUILDING         10201-10235 S. 51ST STREET            OFFICE                     100.00%
                                         PHOENIX, AZ

        CREEKSIDE APARTMENTS             4291 MONROE STREET                    GARDEN                     100.00%
                                         RIVERSIDE, CA                         APARTMENTS
                                                                               (SENIOR)

        7700 IRVINE CENTER DRIVE         7700 IRVINE CENTER DRIVE              OFFICE                     100.00%
                                         IRVINE, CA

        RICHARDSON PLAZA                 537 ST. ANDREWS ROAD                  SHOPPING                   100.00%
                                         COLUMBIA, SC                          CENTER

        SIERRA TECHNOLOGY CENTER         3100 ALVIN DEVANE                     OFFICE/                    100.00%
                                         AUSTIN, TX                            R&D

        VILLA REDONDO                    33400 HATHOWAY AVENUE                 GARDEN APARTMENTS          100.00%
                                         LONG BEACH, CA

                      ASSUMPTIONS AND LIMITING CONDITIONS

         This appraisal report is subject to the assumptions and limiting conditions as set forth below.

         1. No responsibility is assumed for matters of a legal nature affecting the portfolio properties or the titles thereto. Titles to the properties are assumed to be good and marketable and the properties are assumed free and clear of all liens unless otherwise stated.

         2. The Portfolio Valuations assume (a) responsible ownership and competent management of the properties; (b) there are no hidden or unapparent conditions of the properties' subsoil or structures that render the properties more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Portfolio Valuations; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates contained in the Portfolio Valuations are based.

         3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the portfolio in question, unless arrangements have been previously made therefore.

         4. The information contained in the Portfolio Valuations or upon which the Portfolio Valuations are based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the properties. The Appraiser shall not be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Portfolio Valuations and the opinion of value stated therein are as of the date stated in the Portfolio Valuations. Changes since that date in portfolios, external and market factors can significantly affect property values.

         5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

         6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the portfolios' values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, any mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news sales or other media, without the written consent and approval of the Appraiser.

         7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

         8. The physical condition of the improvements considered by the Portfolio Valuations are based on visual inspection by the Appraiser or other representatives of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no survey of the properties.

         9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser makes no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

         10. The Portfolio Valuations represent normal consideration for the properties sold based on a cash purchase, or financial arrangements comparable thereto, and unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

         11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present on the properties, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the properties. However, the Appraiser is not qualified to detect such substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the values of the portfolios. The portfolio value estimates are predicated on the assumption that there is no such material on or in the portfolio properties that would cause a loss of value. No responsibility is assumed for such conditions or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

         12. For purposes of this report, it is assumed that each property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act (ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

         13. Pursuant to the Engagement Agreement, the Portfolio Valuations have been prepared on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice and the Standards of Professional Appraisal Practice of the Appraisal Institute, relying on the income approach to value. Further, the engagement calls for delivery of a summary appraisal report in which the content has been limited to that information presented herein. As such, the summary appraisal report is not designed to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

         14. The Portfolio Valuations reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration. In addition, where properties are owned jointly with other entities affiliated with the general partner, minority interest discounts were not applied.

         15. The appraisal is solely for the purpose of providing our opinion of the values of the Portfolios, and we make no representation as to the adequacy of such a review for any other purpose. The use of other valuation methodologies might produce a higher or lower value.

         16. The Appraiser relied upon the general partner of each Fund for the determination of the ownership interests of each Fund in properties held in joint ventures.

         17. In addition to these general assumptions and limiting conditions, any assumptions and conditions applicable to specific properties have been retained in our files.

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                            DATED           , 2001
                       FOR SIERRA PACIFIC DEVELOPMENT FUND


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns an interest in one office property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 98.0% occupied. American Spectrum's properties are 87.6% occupied.

         - 57.0% of the square footage of the leases on your fund's property expire by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expire by 2003.

         - Your fund had cash flow of $51,000 during 1999, a negative cash flow of $(86,000) during 2000 and a negative cash flow of $(23,000) for the first three months of 2001. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

         -        Your fund only has a ratio of debt to total assets of 43.1%.
                  American Spectrum will have a ratio of debt to total assets of 62.1%.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
OVERVIEW ............................................................        S-2

ADDITIONAL INFORMATION ..............................................        S-3

RISK FACTORS ........................................................        S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION ............................       S-10

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION ........................       S-11

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND ................       S-12

ALLOCATION OF AMERICAN SPECTRUM SHARES ..............................       S-14

FAIRNESS OF THE CONSOLIDATION .......................................       S-17

BENEFITS OF THE CONSOLIDATION .......................................       S-18

EXPENSES OF THE CONSOLIDATION .......................................       S-19

PROPERTY OVERVIEW ...................................................       S-25

REQUIRED VOTE .......................................................       S-25

AMENDMENT TO THE PARTNERSHIP AGREEMENT ..............................       S-26

VOTING PROCEDURES ...................................................       S-26

FEDERAL INCOME TAX CONSIDERATIONS ...................................       S-27

APPENDIX A -- FAIRNESS OPINION ......................................      A - 1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER ..........................      B - 1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP .........      C - 1

                                    OVERVIEW

THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 34 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers and one parcel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on The American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 471,594 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties in 1986. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns only one property located in California. The property is an office property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property has a ratio of debt to total assets of 43.1%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 62.1%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 98.0% occupied. The properties owned by all of the funds and CGS and the majority- owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority- owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 57.0% of the square footage of the leases on your fund's property expire by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expire by 2003.

- The age of the property of your fund is 17 years. The average age of the properties of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 9,746 units or 33.2% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote "For" the consolidation but vote "Against" the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks". Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 2000 and the Form 10-Q for the quarter ended March 31, 2001 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE "AGAINST" THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

         American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted "Against" or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 9,746 units or 33.2% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

         There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns one office located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments. The properties include office, office/warehouse, apartment and shopping centers.

         - Your fund's property is located in California. American Spectrum will also own properties in the midwest, west and Texas. The California real estate market is currently stronger than the market in these other states.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Your property is currently 98.0% occupied and 57.0% of the square footage of the leases expires by 2003. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation and 70.3% of the square footage of its leases will expire by 2003.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 43.1%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 62.1%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that we may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITIES EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of
$11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,168,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT RAISED DOUBT THAT CGS AND THE MAJORITY-OWNED AFFILIATES COULD CONTINUE AS A GOING CONCERN.

         The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended December 31, 2000 and have a net capital deficiency of $37,406,000; entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured; CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, which is the subject of a litigation; and an additional $1,751,000 due to one of the funds came due, but was extended. Subsequent to December 31, 2000, a second mortgage on one of the properties in the principal amount of $1,944,000 was placed in default by the lender.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FROM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

         Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and the CGS Management Company and merge with the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims under pending litigations and unknown contingent liabilities. These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's- length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001 and we intend to increase our ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. We may not make a profit on our investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, we may not be able to respond promptly to adverse economic or other conditions by varying our real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, we will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, we will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. We have received an opinion, however, from our tax counsel, Proskauer Rose LLP, that we will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and our status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

         In order to protect our REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose our REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT or obtain approval from our stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to our stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

         The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

         - between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

         - among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on The American Stock Exchange or another national securities exchange.


                Appraised Value                                                                                   Estimated
                of Real Estate         Cash and Cash                     Mortgage and Similar       Other       Consolidation
 Property          Assets(1)         Equivalent Assets    Other Assets       Liabilities(1)       Liabilities       Expenses
---------    -------------------    -----------------    ------------    --------------------    -----------    -------------
  Sierra         $9,250,000             $24,914           $2,382,300          $4,051,219          $ 245,325        $286,759
Creekside

                                                                                                             Percentage of Total
  Exchange      Exchange Value of                                                                                 Exchange
  Value of      American Spectrum       GAAP Book Value                                                      Value/Percentage of
  American      Shares per $1,000     March 31, 2001 per     Number of American     Number of Shares per       Total American
  Spectrum       Original Limited       Average $1,000        Spectrum Shares      Average $1,000 Original     Spectrum Shares
  Shares(2)   Partner Investment(2)   Original Investment   Allocated to Fund(3)          Investment              Issued(4)
 ----------   ---------------------   -------------------   --------------------   -----------------------   -------------------
 $7,073,911          $481.97                $71.63                471,594                   32.13                   7.45%

--------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

                  - the appraised value of your fund's real estate portfolio, as determined by Stanger; plus

                  - the book value of non-real estate assets of your fund; minus

                  - mortgage and other indebtedness of your fund and minus

                  - your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger as of December 31, 2000.


                                       Appraised    Property                       Year        Percentage
   Property        Property Location     Value        Type     Property Size    Constructed   Ownership(1)
----------------   -----------------   ----------   --------   -------------    -----------   ------------
Sierra Creekside     San Ramon, CA     $9,250,000    Office    47,800 sq. ft.      1984           100%

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated

                  - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

                  - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value"), of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

         Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of March 31, 2001, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real estate portfolios as of December 31, 2000 prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
 THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES
                        AND THE CGS MANAGEMENT COMPANY(1)


                                                                                  PERCENTAGE OF TOTAL
                                                                                    EXCHANGE VALUE/
                                                                                  PERCENTAGE OF TOTAL
                                                EXCHANGE           SHARE           AMERICAN SPECTRUM
                                              VALUE OF FUND     ALLOCATION(1)        SHARES ISSUED
                                              -------------     -------------     -------------------
Sierra Pacific Development Fund               $   7,073,911         471,594               7.45%
Sierra Pacific Development Fund II               11,321,999         754,800              11.93%
Sierra Pacific Development Fund III                 286,899          19,127               0.30%
Sierra Pacific Institutional Properties V         4,373,714         291,581               4.61%
Sierra Pacific Pension Investors '84             22,061,119       1,470,740              23.24%
Nooney Income Fund Ltd., L.P.                    10,788,803         719,254              11.37%
Nooney Income Fund Ltd. II, L.P.                 16,023,718       1,068,248              16.88%
Nooney Real Property Investors-Two, L.P.          8,312,327         554,155               8.76%
CGS and the majority-owned affiliates and
 CGS's other affiliates(2)                       14,396,197         959,746              15.17%
CGS Management Company                              286,807          19,121               0.30%
                                              -------------       ---------             ------
Totals                                        $  94,925,494       6,328,366             100.00%
                                              =============       =========             ======

----------

(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one- for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.


DETERMINATION OF EXCHANGE VALUES

         The Exchange Value has been determined for the fund as described below.

         -        The Exchange Value of the fund is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of December 31, 2000; and

                           - the realizable values of the non-real estate assets as of March 31, 2001;

                  -        reduced by

                           - the mortgage debt balance as of March 31, 2001, as adjusted to reflect the market value of such debt,

                           - other balance sheet liabilities as of March 31, 2001 and

                           - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

         - first, to the partners in an amount equal to any loans or advances they have made;

         - second, to the limited partners in an amount equal to any capital account balance;

         - third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital; and

         - fourth, 80% to the limited partners and 20% to the general partners.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable to the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund are being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's- length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that we are required to prepay the notes in accordance with our terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                                      GAAP Book Value March 31, 2001   Exchange Value per
Estimated Going Concern Value per   Estimated Liquidation Value per    per Average $1,000 Original      $1,000 Original
    $1,000 Original Investment        $1,000 Original Investment                Investment               Investment(1)
---------------------------------   -------------------------------   ------------------------------   ------------------
         $439.00-$483.00                        $470.00                          $ 71.63                    $481.97

(1) Values are based on the value per share of $15 established by us. The Exchange Value of your fund is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's real estate portfolio, as determined by Stanger; plus (ii) the book value of non-real estate assets of your fund; minus (iii) mortgage and other indebtedness of your fund; minus (iv) your fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

         We do not know of any factors that may materially affect

-        the value of the consideration to be allocated to the fund,

- the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or

-        the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

- Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the fund without change and the liquidation of the fund and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

- Your managing general partner considered that you may vote "For" or "Against" the consolidation, and, if you vote "Against" it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

- Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

- Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

                  - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

                  - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

                  - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

                  - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

                  - You would continue to be entitled to the safeguards of your partnership agreement.

                  - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

                  - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

                  - There would be no change in your voting rights or your fund's operating policies.

                  - Your fund would not incur its share of the expenses of the consolidation.

                  - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

                  - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 5.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses of your fund:


                          Pre-Closing Transaction Costs

Legal Fees(1) .......................................................   $ 44,078
Appraisals(2) .......................................................      9,176
Fairness Opinions(3) ................................................     46,833
Solicitation Fees(4) ................................................      3,613
Printing and Mailing(5) .............................................     84,293
Accounting Fees(6) ..................................................     77,899
Pre-formation Cost(7) ...............................................      5,527
       Subtotal .....................................................   $271,419

                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8) ...........................   $ 13,393
Legal Closing Fees(9) ...............................................      1,947
        Subtotal ....................................................   $ 15,340
Total ...............................................................   $286,759*

* Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $1,300,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(2) Aggregate appraisal fees to be incurred in connection with the consolidation were $312,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $550,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $700,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $2,000,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $163,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $395,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $50,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $500.00.


Year Ended December 31                                                   Amount
----------------------------------------------------------------------   ------
1996..................................................................   $    0
1997..................................................................        0
1998..................................................................        0
1999..................................................................        0
2000..................................................................        0
Three months ended March 31, 2001.....................................        0
Budgeted Annual Distribution(1).......................................     7.74
                                                                         ======

---------------

(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would have received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

The general partners and their affiliates are entitled to the following fees from the fund:

         - a partnership management fee equal to 9% of the cash available for distribution;

         - a property management fee equal to 6% of the gross revenues from real properties of the fund;

         - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

         -        reimbursement for construction supervision costs;

         -        reimbursement for initial leasing costs;

         -        reimbursement of out-of-pocket expenses; and

         - a real estate commission on the sale of properties in an amount not to exceed 50% of the lesser of

                  - the requisition fees payable in connection with the acquisition of the fund's properties, or

                  - the standard real estate commission, provided that the real estate commission is subordinate to distributions to the limited partners of their capital contributions plus 6% per annum on their adjusted capital contribution.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1998, 1999, 2000 and the three months ended March 31, 2001, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a C corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS(1)


                                                                Year Ended December 31,         Three Months
                                                          ----------------------------------        Ended
                                                            1998         1999         2000     March 31, 2001
                                                          --------     --------     --------   --------------
HISTORICAL:
Management Fees                                           $ 41,516     $ 39,654     $ 48,832     $ 15,859
Administrative Fees                                         38,922       50,428       40,485       10,355
Leasing Fees                                                42,738        2,875            0            0
Construction Supervision Fees                                6,209            0            0            0
Broker Fees                                                      0            0            0            0
General Partner Distributions                                    0            0            0            0
Limited Partner Distributions                                    0            0            0            0
                                                          --------     --------     --------     --------
Total historical                                          $129,385     $ 92,957     $ 89,317     $ 26,214
                                                          ========     ========     ========     ========

PRO FORMA AS A "C" CORPORATION:(2)
Distributions on American Spectrum Shares issuable in
   respect of limited partnership interests               $      0     $  8,466     $      0     $      0
Distributions on American Spectrum Shares issuable in
   respect of the CGS Management Company                         0          583            0            0
Restricted Stock and Stock Options                          27,806       27,806       27,806        6,952
Salary, Bonuses and Reimbursements                          86,346       86,346       86,346       21,587
                                                          --------     --------     --------     --------
Total pro forma as a "C" Corporation                      $114,152     $123,201     $114,152     $ 28,539
                                                          ========     ========     ========     ========

PRO FORMA AS A REIT:(2)
Distributions on American Spectrum Shares issuable in
   respect of limited partnership interests               $      0     $  8,466     $      0     $      0
Distributions on American Spectrum Shares issuable in
   respect of the CGS Management Company                         0          583            0            0
Restricted Stock and Stock Options                          27,806       27,806       27,806        6,952
Salary, Bonuses and Reimbursements                          86,346       86,346       86,346       21,587
                                                          --------     --------     --------     --------
Total pro forma as a REIT                                 $114,152     $123,201     $114,152     $ 28,539
                                                          ========     ========     ========     ========

----------

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

                                PROPERTY OVERVIEW

         Your fund owns one office property located in California. Information regarding the property as of March 31, 2001 is set forth below.


                                              RENTABLE SQUARE FEET      ANNUALIZED NET RENT(1)
                                            -------------------------   ---------------------
                                                                                                 PER LEASED
                                    YEAR               %      SQ. FT.                   % OF       SQUARE     PERCENTAGE
    PROPERTY       STATE    TYPE    BUILT   NUMBER   LEASED   LEASED      AMOUNT        TOTAL       FOOT       OWNERSHIP
----------------   -----   ------   -----   ------   ------   ------    ----------      -----    ----------   ----------
Creekside Office     CA    OFFICE   1984    47,800   97.99%   46,837    $1,211,930      3.46%      $25.87        100%


The property is subject to a mortgage in the principal amount of $4,018,219 which bears interest at the rate of 8.71% per annum and matures in January 2005.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list your fund's property for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote "For" the consolidation but vote "Against" the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2001, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

         If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved the general partners plan to promptly list the fund's property for sale with brokers and commence the process if liquidating the fund's property.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by Mellon Investor Services LLC, which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, the transaction will be effected by merging each fund into a newly formed limited liability company wholly owned by American Spectrum. Each entity will subsequently merge into the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the consolidation of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under section 351 of the Code. In general, under section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of section 351 of the Code. American Spectrum and your fund intend to take the position that section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under section 351 of the Code. Because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, American Spectrum and the funds will take the position that the transfer of the assets was not to an investment company at the time of the transfer. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation, because there is no authority and accordingly it is uncertain as to whether American Spectrum will be treated as an investment company under section 351 at the time of transfer of assets by the funds.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax Consequences to Limited Partners Who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2001, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 333-43686 including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

         2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

         2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final Prospectus/Consent Solicitation Statement included in the Registration Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3 Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non- appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:

         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California 92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California 92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY 10036
         Attn: Peter M. Fass, Esq.
         Telecopy: (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                       AMERICAN SPECTRUM REALTY, INC.

                                       By:
                                           -----------------------------------
                                           Name
                                           Title


                                       SIERRA PACIFIC DEVELOPMENT FUND

                                       By:
                                           -----------------------------------
                                           Name
                                           Title

                                   APPENDIX C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         SIERRA PACIFIC DEVELOPMENT FUND


Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2: The Partnership will not sell or lease any [Project] or [Project Interest] to the General Partners or their affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                                  DATED , 2001
                     FOR SIERRA PACIFIC DEVELOPMENT FUND II


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund II, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 of mortgage debt due to your fund, which is the subject of a litigation.

         - Unlike your fund which owns interests in offices and office/warehouse properties located in Texas and California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 88.4% occupied. American Spectrum's properties are 87.6% occupied.

         - 64.6% of the square footage of the leases on your fund's properties will expire by 2003, while 70.3% of the square footage of the leases on American Spectrum's properties will expire by 2003.

         - Your fund had cash flow of $173,000 during 1999, a cash flow of $134,000 during 2000 and a cash flow of $59,000 for the first three months of 2001. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

         -        Your fund only has a ratio of debt to total assets of 52.8%.
                  American Spectrum will have a ratio debt to total assets of 62.1%.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
OVERVIEW .................................................................  S-2

ADDITIONAL INFORMATION....................................................  S-4

RISK FACTORS..............................................................  S-5

EFFECT OF VOTING "FOR" THE CONSOLIDATION..................................  S-11

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION..............................  S-12

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND......................  S-12

ALLOCATION OF AMERICAN SPECTRUM SHARES....................................  S-15

FAIRNESS OF THE CONSOLIDATION.............................................  S-18

BENEFITS OF THE CONSOLIDATION.............................................  S-19

EXPENSES OF THE CONSOLIDATION.............................................  S-21

PROPERTY OVERVIEW.........................................................  S-27

REQUIRED VOTE.............................................................  S-27

AMENDMENT TO THE PARTNERSHIP AGREEMENT....................................  S-28

VOTING PROCEDURES.........................................................  S-28

FEDERAL INCOME TAX CONSIDERATIONS.........................................  S-29

APPENDIX A   --   FAIRNESS OPINION........................................  A-1

APPENDIX B   --   AGREEMENT AND PLAN OF MERGER............................  B-1

APPENDIX C   --   AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP...........  C-1

                                    OVERVIEW

THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 34 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers and one parcel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on The American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 754,800 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1988. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns interests in six properties located in Texas and California. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property is 88.4% occupied. The properties owned by all of the funds and CGS and the majority- owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 64.6% of the square footage of the leases on your fund's properties expire by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expire by 2003.

- The average age of the properties of your fund is 21.9 years. The average age of the properties of American Spectrum is 17.5 years.

- Your fund's property has a ratio of debt to total assets of 52.8%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 62.1%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund had net cash flow of $173,000 during 1999, a cash flow of $134,000 during 2000 and a cash flow of $59,000 for the first three months of 2001. Some of the funds did not have net cash flow which could have been available for distribution during this period. In addition, a number of the entities included in CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

TEACHOUT LITIGATION

         An affiliate of CGS owes your fund $7,473,000 in connection with notes which are the subject of a lawsuit, entitled Teachout et al. v. S. P. Properties, Inc. and Sierra Pacific Development Fund II. The suit was a derivative action, which alleged that the general partner breached its fiduciary duties in connection with loans to the general partner and the issuance of notes to an affiliate of CGS in connection with the purchase of a property from Sierra Pacific Development Fund II. The loans were made to the general partner prior to the acquisition of the general partner by CGS and were assumed by an affiliate of CGS. The notes were one-year notes due in December, 2000 and were extended for an additional one-year period.

         The matter was settled, and pursuant to the settlement agreement, a subsidiary of CGS agreed to pay the amount of the notes with accrued interest. Under the settlement agreement, the payment was due in December, 2000. CGS defaulted in the payment because it did not have sufficient cash to make the payment. As a result, the settlement agreement was terminated.

         The plaintiff amended its complaint to claim that additional loans in the amount of $500,000 were made by your fund to affiliates of the general partner in violation of the partnership agreement. This $500,000 is included in the $7,473,000 referred to above. The loans related to amounts advanced by Sierra Pacific Development Fund II to make a payment due under the first mortgage on the property (the "Property"). The payment prevented foreclosure of the first mortgage on the Property and protected Sierra Pacific Development Fund II's interest in its second mortgage on the Property.

         Following the consummation of the consolidation, American Spectrum intends to distribute $86.24 per unit, or $343.93 per $1,000 original investment, to each limited partner in your fund, which represents each limited partner's pro rata share of the amount in connection with the settlement agreement. These amounts are expected to be paid out of the anticipated proceeds of the refinancing of ten of the properties which will be owned by American Spectrum following the consummation of the consolidation.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 7,812 units or 9.0% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote "For" the consolidation but vote "Against" the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks". Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.


                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 2000 and the Form 10-Q for the quarter ended March 31, 2001 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE "AGAINST" THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

         American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted "Against" or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 7,812 units or 9.0% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

         There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

- Your investment currently consists of an interest in your fund. Your fund owns office and warehouse properties located in Texas and California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments. The properties include office, office/warehouse, apartment and shopping centers.

- Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

- Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 52.8%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 62.1%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that we may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

- Your property is currently 88.4% occupied while American Spectrum's occupancy rate will be 87.6% upon completion.

- 64.6% of the square footage of the leases on your fund's properties expire by 2003, while 70.3% of the square footage of the leases on American Spectrum's properties expire by 2003.

- It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITIES EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of
$11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,186,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S REPORT RAISED DOUBT THAT CGS AND THE MAJORITY-OWNED AFFILIATES COULD CONTINUE AS A GOING CONCERN.

         The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended December 31, 2000 and have a net capital deficiency of $37,406,000; entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured; CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, which is the subject of a litigation; and an additional $1,751,000 due to one of the funds came due, but was extended. Subsequent to December 31, 2000, a second mortgage on one of the properties in the principal amount of $1,944,000 was placed in default by the lender.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FROM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

         Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and the CGS Management Company and merge with the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims under pending litigations and unknown contingent liabilities. These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates, and CGS's other affiliates relied on information prepared by the general partners of the funds and CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total of 62.1% at March 31, 2001 and we intend to increase our ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. We may not make a profit on our investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, we may not be able to respond promptly to adverse economic or other conditions by varying our real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, we will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, we will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. We have received an opinion, however, from our tax counsel, Proskauer Rose LLP, that we will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and our status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

         In order to protect our REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose our REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT or obtain approval from our stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to our stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.


              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

         The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

- between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

- among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on The American Stock Exchange or another national securities exchange.

                         Appraised
                         Value of                                                                                  Estimated
                        Real Estate       Cash and Cash                     Mortgage and Similar      Other      Consolidation
Property                 Assets (1)     Equivalent Assets   Other Assets       Liabilities(1)      Liabilities     Expenses
--------                -----------     -----------------   ------------    --------------------   -----------   -------------
5850 San Felipe       $  6,580,000                                             $2,767,000
Southwest Pointe         3,330,000                                              1,537,809
Sierra Westlakes         4,970,000                                              1,965,656
Sierra Sorrento I          805,257                                                287,380
Sierra Sorrento II       1,438,800                                                      -
Sierra Mira Mesa         2,797,335                                                775,102
Total                   19,921,392          $10,253         $8,224,871           7,332,947        $8,855,311      $646,259

                     Exchange Value of
                     American Spectrum                                                                 Percentage of Total
                     Shares per $1,000      GAAP Book Value         Number of        Number of Shares    Exchange Value/
  Exchange Value      Original Limited       March 31, 2001     American Spectrum      per Average     Percentage of Total
    of American      Partner Investment    per Average $1,000  Shares Allocated to   $1,000 Original    American Spectrum
Spectrum Shares(2)          (2)           Original Investment       Fund (4)            Investment      Shares Issued (5)
------------------   ------------------   -------------------  -------------------   ----------------  ------------------
$11,321,999               $521.11             $190.88 (3)            754,800              34.74              11.93%

----------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

         - the appraised value of your fund's real estate portfolio, as determined by Stanger; plus

         -        the book value of non-real estate assets of your fund; minus

         -        mortgage and other indebtedness of your fund and minus

         -        your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(3) The book value per $1000 of original investment of Sierra Pacific Development Fund II has been adjusted by $344.05 from $535.00 to $190.95. The adjustment reflects the deduction of the portion of the book value of Sierra Pacific Development Fund II resulting from the receivable of $7,472,537 from CGS and its affiliates. This amount will be distributed to limited partners of Sierra Pacific Development Fund II after the completion of the consolidation and will not be part of the assets of Sierra Pacific Development Fund II acquired by American Spectrum pursuant to the consolidation.

(4) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(5) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority- owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The following table provides information concerning the properties owned by your fund, including their appraised values. The appraisal was prepared by Stanger as of December 31, 2000.

                                                                                                   Year         Percentage
     Property         Property Location   Appraised Value     Property Type      Property Size    Constructed   Ownership(1)
     --------         -----------------   ---------------     -------------      -------------    -----------   ------------
5850 San Felipe        Houston, TX        $  6,580,000        Office             100,900 sq. ft.     1977          100.00%
Sierra Westlakes       San Antonio, TX       4,970,000        Office/warehouse    95,370 sq. ft.     1985          100.00%
Southwest Pointe       Houston, TX           3,330,000        Office/warehouse   101,102 sq. ft.     1972          100.00%
Sierra Mira Mesa       San Diego, CA        15,060,000        Office              89,560 sq. ft.     1987           18.57%
Sierra Sorrento II     San Diego, CA        12,270,000        Office              88,073 sq. ft.     1986           11.73%
Sierra Sorrento I      San Diego, CA         4,860,000        Office/warehouse    43,100 sq. ft.     1986           16.57%

----------

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

         American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated

- between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

- among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

         Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of March 31, 2001, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority- owned affiliates, including the CGS Management Company and CGS's other affiliates, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real estate portfolios as of December 31, 2000 prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
             THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND
           CGS'S OTHER AFFILIATES, AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                 PERCENTAGE OF TOTAL
                                                                                                       EXCHANGE
                                                                                                   VALUE/PERCENTAGE
                                                                                                  OF TOTAL AMERICAN
                                                EXCHANGE VALUE                                        SPECTRUM
                                                    OF FUND            SHARE ALLOCATION (1)         SHARES ISSUED
                                                --------------         --------------------      ------------------
Sierra Pacific Development Fund                 $   7,073,911                 471,594                   7.45%
Sierra Pacific Development Fund II                 11,321,999                 754,800                  11.93%
Sierra Pacific Development Fund III                   286,899                  19,127                   0.30%
Sierra Pacific Institutional Properties V           4,373,714                 291,581                   4.61%

                                                                                                 PERCENTAGE OF TOTAL
                                                                                                       EXCHANGE
                                                                                                   VALUE/PERCENTAGE
                                                                                                  OF TOTAL AMERICAN
                                                EXCHANGE VALUE                                        SPECTRUM
                                                    OF FUND            SHARE ALLOCATION (1)         SHARES ISSUED
                                                --------------         --------------------      ------------------
Sierra Pacific Pension Investors '84               22,061,119               1,470,740                  23.24%
Nooney Income Fund Ltd., L.P.                      10,788,803                 719,254                  11.37%
Nooney Income Fund Ltd. II, L.P.                   16,023,718               1,068,248                  16.88%
Nooney Real Property Investors-Two, L.P.            8,312,327                 554,155                   8.76%
CGS and the majority-owned affiliates and
CGS's other affiliates (2)                         14,396,197                 959,746                  15.17%
CGS Management Company                                286,807                  19,121                   0.30%
                                                --------------         --------------------      ------------------
Totals                                          $  94,925,494               6,328,366                 100.00%
                                                ==============         ====================      ==================

----------

(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.


DETERMINATION OF EXCHANGE VALUES

         The Exchange Value has been determined for the fund as described below.

         -        The Exchange Value of the fund is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of December 31, 2000; and

                           - the realizable values of the non-real estate assets as of March 31, 2001;

                  -        reduced by

                           - the mortgage debt balance as of March 31, 2001, as adjusted to reflect the market value of such debt,

                           - other balance sheet liabilities as of March 31, 2001 and

                           - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, to the partners in an amount equal to any loans or advances they have made;

- second, to the limited partners in an amount equal to any capital account balance;

- third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

- fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

- fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

- sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable to the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund are being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

         - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

         - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

         - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that we are required to prepay the notes in accordance with our terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                   Estimated Liquidation Value       GAAP Book Value March 31,        Exchange Value
 Estimated Going Concern Value         per $1,000 Original            2001 per Average $1,000      per $1,000 Original
 per $1,000 Original Investment             Investment                  Original Investment          Investment (2)
 ------------------------------    ---------------------------       -------------------------     -------------------
        $423.00-$497.00                      $505.00                        $190.88 (1)                  $521.11

----------

(1) The book value per $1000 of original investment of Sierra Pacific Development Fund II has been adjusted by $343.93 from $534.81 to $190.88. The adjustment reflects the deduction of the portion of the book value of Sierra Pacific Development Fund II resulting from the receivable of $7,472,537 from CGS and its affiliates. This amount will be distributed to limited partners of Sierra Pacific Development Fund II upon completion of the consolidation and will not be part of the assets of Sierra Pacific Development Fund II acquired by American Spectrum pursuant to the consolidation.

(2) Values are based on the value per share of $15 established by us. The Exchange Value of your fund is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's real estate portfolio, as determined by Stanger; plus (ii) the book value of non-real estate assets of your fund; minus (iii) mortgage and other indebtedness of your fund; minus (iv) your fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on The

         American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

         We do not know of any factors that may materially affect

         -        the value of the consideration to be allocated to the fund,

         - the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or

         -        the analysis of the fairness of the consolidation.


                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                  - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                  - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                  - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                  - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

                  - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                  - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the fund without change and the liquidation of the fund and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote "For" or "Against" the consolidation, and, if you vote "Against" it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

                  - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

                  - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

                  - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

                  - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

                  - You would continue to be entitled to the safeguards of your partnership agreement.

                  - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

                  - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

                  - There would be no change in your voting rights or your fund's operating policies.

                  - Your fund would not incur its share of the expenses of the consolidation.

                  - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

                  - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 5.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses of your fund:


                          Pre-Closing Transaction Costs

Legal Fees(1)............................................................................... $   94,930
Appraisals (2).................................................................     31,830
Fairness Opinions(3)........................................................................    100,863
Solicitation Fees(4)........................................................................      7,604
Printing and Mailing(5).....................................................................    177,427
Accounting Fees(6)..........................................................................    188,154
Pre-formation Cost(7).......................................................................     11,903
         Subtotal........................................................................... $  612,711

                                  Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8)................................................... $   28,844
Legal Closing Fees(9).......................................................................      4,704
         Subtotal........................................................................... $   33,548
Total....................................................................................... $  646,259*

----------

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $1,300,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(2) Aggregate appraisal fees to be incurred in connection with the consolidation were $312,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $550,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $700,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $2,000,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $163,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $395,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $50,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of December 31, 2000 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of December 31, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $500.00.

Year Ended December 31                                    Amount
---------------------------------------------------    -------------
1996...............................................    $   13.85
1997...............................................         2.31
1998...............................................         0
1999...............................................         0

Year Ended December 31                                    Amount
---------------------------------------------------    -------------
2000...............................................         0
Three months ended March 31, 2001..................         0
Budgeted Annual Distribution(1)....................         0
                                                      ==============

----------

(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would have received if the fund continued its operations.


DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

         - a profit sharing percentage fee equal to 10% of the cash available for distribution;

         - a property management fee equal to customary rates, but not to exceed 6% of gross receipts plus a one-time fee for initial lease-up of development properties;

         - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

         -        reimbursement for initial leasing costs;

         -        reimbursement of out-of-pocket expenses; and

         - a real estate commission on the sale of properties in an amount not to exceed the lesser of

                  -        3% of the gross sales price of the property, or

                  -        50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1998, 1999, 2000 and the three months ended March 31, 2001, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a C corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS

                                                                                           Three Months
                                                                                               Ended
                                                             Year Ended December 31,          March 31,
HISTORICAL (1): ..................................        1998         1999         2000         2001
                                                       --------     --------     --------     --------
Management Fees ..................................     $139,357     $134,296     $158,114     $ 39,407
Administrative Fees ..............................      272,857      315,430      287,519       73,540
Leasing Fees .....................................       61,604       53,746       18,141        6,643
Construction Supervision Fees ....................       17,000        5,238            0            0
Broker Fees ......................................            0            0            0            0
General Partner Distributions ....................            0            0            0            0
Limited Partner Distributions ....................            0            0            0            0
                                                       --------     --------     --------     --------
Total historical .................................     $490,819     $508,710     $463,774     $119,590
                                                       ========     ========     ========     ========

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares issuable
    in respect of limited partnership interests ..     $  8,835     $ 16,633     $ 13,838     $  4,170
Distributions on American Spectrum Shares issuable
    in respect of the CGS Management Company .....        6,131       11,543        9,603        2,894
Restricted Stock and Stock Options ...............       44,504       44,504       44,504       11,126
Salary, Bonuses and Reimbursements ...............      138,200      138,200      138,200       34,550
                                                       --------     --------     --------     --------
    Total Pro forma as "C" Corporation ...........     $197,670     $210,880     $206,145     $ 52,740
                                                       ========     ========     ========     ========

PRO FORMA AS A REIT: (2)
Distributions on American Spectrum Shares issuable
    in respect of limited partnership interests ..     $  8,835     $ 16,633     $ 13,838     $  4,170
Distributions on American Spectrum Shares issuable
    in respect of the CGS Management Company .....        6,131       11,543        9,603        2,894
Restricted Stock and Stock Options ...............       44,504       44,504       44,504       11,126
Salary, Bonuses and Reimbursements ...............      138,200      138,200      138,200       34,550
                                                       --------     --------     --------     --------
    Total Pro forma as REIT ......................     $197,670     $210,880     $206,145     $ 52,740
                                                       ========     ========     ========     ========

----------

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

                                PROPERTY OVERVIEW

         Your fund owns interests in office and office/warehouse properties located in California and Texas. Information regarding the property as of March 31, 2001 is set forth below.

                                                        RENTABLE SQUARE FEET         ANNUALIZED NET RENT(1)     PER
                                                        --------------------         ----------------------    LEASED
                                         YEAR                            SQ. FT.                               SQUARE   PERCENTAGE
      PROPERTY       STATE     TYPE      BUILT      NUMBER    % LEASED   LEASED       AMOUNT     % OF TOTAL     FOOT     OWNERSHIP
      --------       -----     ----      -----      ------    --------   ------       ------     ----------     ----     ---------
Sierra Sorrento I     CA     OFF/WARE     1986       43,100    100.00%   43,100     $  295,152      0.$4%        6.85      16.57%
Sierra Mira Mesa      CA     OFFICE       1987       89,560    100.00%   89,560     $2,129,449      6.$8%       23.78      18.57%(1)
Sierra Sorrento II    CA     OFFICE       1986       88,073    100.00%   88,073     $1,010,380      2.$8%       11.47      11.73%
Southwest Pointe      TX     OFF/WARE     1972      101,102     88.60%   89,575     $  536,555      1.$3%        5.99        100%
Sierra Westlakes      TX     OFF/WARE     1985       95,370     74.75%   71,292     $  538,288      1.$4%        7.55        100%
5850 San Felipe       TX     OFFICE       1977      100,900     97.29%   98,165     $1,235,692      3.$3%       12.59        100%

----------

(1) During 1998 and 1999, Sierra Mira Mesa Partners made net contributions of $203,000 and $326,184 to your fund. These net contributions were principally used to assist funding of capital improvements and lease commission expenditures. In 1998 and 1999, your fund incurred $526,000 and $446,000, respectively, for such expenditures. As a result of these net contributions and as a result of Sierra Mira Mesa Partners' contributions and distributions to Sierra Pacific Pension Investors '84, your fund's ownership interest in Sierra Mira Mesa Partners decreased from approximately 34% in 1998 to 33% in 1999 and to 20% in 2000.

         In 2000, Sierra Mira Mesa Partners made net contributions of $1,506,795 to your fund. These net contributions made by Sierra Mira Mesa Partners were in large part used by your fund as a source for an additional funding made on its trust deed note receivable from an affiliate of the general partner. As a result of these contributions and as a result of Sierra Mira Mesa Partners' net contributions of $563,993 to Sierra Pacific Pension Investors '84, your fund's ownership interest in Sierra Mira Mesa Partners decreased from approximately 20% in 2000 to 19% in 2001.

                  The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:

                             MORTGAGE
     PROPERTY                PRINCIPAL          INTEREST RATES       MATURITY DATE
     --------                ---------          --------------       -------------
Sierra Sorrento I          $ 1,622,438               8.75%           September, 2009
Sierra Mira Mesa             4,191,911               7.74%           October, 2010
Sierra Sorrento II                   0               N/A                   N/A
Southwest Pointe             1,472,809               8.35%           September, 2009
Sierra Westlakes             1,862,656               9.00%           March, 2006
5850 San Felipe              3,000,000               5.00%           April, 2004

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's properties for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote "For" the consolidation but vote "Against" the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2001, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

         If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved the general partners plan to promptly list the fund's properties for sale with brokers and commence the process of liquidating the fund's properties.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by Mellon Investor Services LLC, which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.


                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, the transaction will be effected by merging each fund into a newly formed limited liability company wholly owned by American Spectrum. Each entity will subsequently merge into the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the consolidation of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under section 351 of the Code. In general, under section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of section 351 of the Code. American Spectrum and your fund intend to take the position that section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under section 351 of the Code. Because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, American Spectrum and the funds will take the position that the transfer of the assets was not to an investment company at the time of the transfer. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation, because there is no authority and accordingly it is uncertain as to whether American Spectrum will be treated as an investment company under section 351 at the time of transfer of assets by the funds.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax Consequences to Limited Partners Who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2001, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund II (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 333-43686 including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

         2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

         2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than.


                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.


                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.


                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.


                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.


                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.


                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:

         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                        AMERICAN SPECTRUM REALTY, INC.



                                        By:   _________________________________
                                              Name:
                                              Title:


                                        SIERRA PACIFIC DEVELOPMENT FUND II


                                        By:   _________________________________
                                              Name:
                                              Title:

                                   APPENDIX C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                      OF SIERRA PACIFIC DEVELOPMENT FUND II


Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease any property to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated [ ]."

                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT

                                       TO

                    PROSPECTUS/CONSENT SOLICITATION STATEMENT

                             DATED         , 2001

                     FOR SIERRA PACIFIC DEVELOPMENT FUND III

         This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund III, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns an interest in one office/warehouse property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund has a minority interest in the Sierra Sorrento I property, which is 100% occupied. American Spectrum's properties are 87.6% occupied.

         - Your fund had $3,000 of cash flow during 1999, a negative cash flow of $(3,000) during 2000 and had no cash flow for the first three months of 2001. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

         -        Your fund only has a ratio of debt to total assets of 32.7%.
                  American Spectrum will have a ratio of debt to total assets of 62.1%.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

OVERVIEW.............................................................   S-2

ADDITIONAL INFORMATION...............................................   S-3

RISK FACTORS.........................................................   S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION.............................  S-11

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION.........................  S-11

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND.................  S-12

ALLOCATION OF AMERICAN SPECTRUM SHARES...............................  S-14

FAIRNESS OF THE CONSOLIDATION........................................  S-17

BENEFITS OF THE CONSOLIDATION........................................  S-18

EXPENSES OF THE CONSOLIDATION........................................  S-19

PROPERTY OVERVIEW....................................................  S-25

REQUIRED VOTE........................................................  S-25

AMENDMENT TO THE PARTNERSHIP AGREEMENT...............................  S-26

VOTING PROCEDURES....................................................  S-26

FEDERAL INCOME TAX CONSIDERATIONS....................................  S-28

APPENDIX A - FAIRNESS OPINION........................................   A-1

APPENDIX B - AGREEMENT AND PLAN OF MERGER............................   B-1

APPENDIX C - AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP...........   C-1

                                    OVERVIEW

THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 34 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers and one parcel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on The American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 19,127 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

-        Your fund owns an interest in only one property located in California.
         The property is an office/warehouse property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property has a ratio of debt to total assets of 32.7%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 62.1%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 100% occupied. The properties owned by all of the funds and the CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 100% of the square footage of the leases on your fund's property expires by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expire by 2003.

- The age of the property of your fund is 15 years. The average age of the properties of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 1,825 units or 5.0% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote "For" the consolidation but vote "Against" the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks". Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 2000 and the Form 10-Q for the quarter ended March 31, 2001 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTIES OF YOUR FUND BINDS ALL THE LIMITED PARTNERS OF YOUR FUND INCLUDING THOSE THAT VOTE "AGAINST" THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

         American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted "Against" or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 1,825 units or 5.0% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND LOCATION OF THE PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

         There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

- Your investment currently consists of an interest in your fund. Your fund owns an interest in one office/warehouse located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments. The properties include office, office/warehouse, apartment and shopping centers.

- Your fund's property is located in California. American Spectrum will also own properties in the midwest, west and Texas. The California real estate market is currently stronger than the market in those other states.

- The age of the building on your fund's property is 15 years which is less than 17.5 years, the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's property.

- Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

- Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 32.7%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 62.1%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that we may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

- Your property is currently 100% occupied. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation.

- It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITIES EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of
$11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,168,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT RAISED DOUBT THAT CGS AND THE MAJORITY-OWNED AFFILIATES COULD CONTINUE AS A GOING CONCERN.

         The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended December 31, 2000 and have a net capital deficiency of $37,406,000; entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured; CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, which is the subject of a litigation; and an additional $1,751,000 due to one of the funds came due, but was extended. Subsequent to December 31, 2000, a second mortgage on one of the properties in the principal amount of $1,944,000 was placed in default by the lender.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FROM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

         Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and the CGS Management Company and merge with the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims under pending litigations and unknown contingent liabilities. These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, and we intend to increase our ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. We may not make a profit on our investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, we may not be able to respond promptly to adverse economic or other conditions by varying our real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain by American Spectrum or loss to any limited partner who elects to receive shares except in an amount equal to the liabilities assumed by American Spectrum in excess of the basis of the assets contributed to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize additional gain. The gain recognized by your fund will equal the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and your share of the gain will be allocated to you.

YOUR FUND HAS LIABILITIES IN EXCESS OF THE TAX BASIS OF CONTRIBUTED ASSETS. LIMITED PARTNERS WILL RECOGNIZE ADDITIONAL GAIN FROM THE CONSOLIDATION.

         Your fund has liabilities in excess of its tax basis in the assets contributed to American Spectrum. Accordingly, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum shares or notes as part of the consolidation. As a partner of your fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation. The estimate of your tax liabilities is set forth in "Overview--Tax Consequences of The Consolidation."

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, we will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, we will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. We have received an opinion, however, from our tax counsel, Proskauer Rose LLP, that we will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and our status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

         In order to protect our REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose our REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT or obtain approval from our stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to our stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

- between the funds and CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates, and

- among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on The American Stock Exchange or another national securities exchange.

                    Appraised Value
                        of Real         Cash and Cash                       Mortgage and                      Estimated
                        Estate           Equivalent                          Similar                        Consolidation
   Property (1)        Assets (2)          Assets      Other Assets      Liabilities (2)  Other Liabilities    Expenses
-------------------------------------------------------------------------------------------------------------------------
Sierra Sorrento I   $    524,743      $      667       $     9,694       $    187,270      $     2,418      $    58,517

                       Exchange Value of
                       American Spectrum                                                                        Percentage of Total
                       Shares per $1,000   GAAP Book Value              Number of                                Exchange Value/
 Exchange Value of     Original Limited    March 31, 2001 per        American Spectrum     Number of Shares     Percentage of Total
 American Spectrum     Partner Investment  Average $1,000            Shares Allocated to   per Average $1,000    American Spectrum
     Shares(3)                 (3)         Original Investment           Fund (4)         Original Investment    Shares Issued (5)
 ---------------------------------------------------------------------------------------------------------------------------------
           $286,899           $31.40       $            (43.08)       19,127               2.09                       0.30%

---------------------------

(1) The property is owned through a joint venture partnership, Sierra Valencia Partnership.

(2) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(3) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

- the appraised value of your fund's real estate portfolio, as determined by Stanger; plus

-        the book value of non-real estate assets of your fund; minus

-        mortgage and other indebtedness of your fund and minus

-        your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(4) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(5) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger as of December 31, 2000.

                        Property                                                                    Year          Percentage
     Property           Location        Appraised Value      Property Type      Property Size    Constructed     Ownership (1)
     --------           --------        ---------------      -------------      -------------    -----------     -------------
Sierra Sorrento I     San Diego, CA       $4,860,000        Office/warehouse    43,100 sq. ft.      1986            10.80%


(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated

- between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and

- among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of March 31, 2001, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates including the CGS Management Company, and CGS's other affiliates, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real estate portfolios as of December 31, 2000 prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

               ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN THE
            FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S
                              OTHER AFFILIATES, AND
                         THE CGS MANAGEMENT COMPANY (1)

                                                                                             PERCENTAGE OF TOTAL
                                                                                               EXCHANGE VALUE/
                                                                                             PERCENTAGE OF TOTAL
                                                 EXCHANGE VALUE                               AMERICAN SPECTRUM
FUND                                                 OF FUND        SHARE ALLOCATION(1)         SHARES ISSUED
----                                                 -------        -------------------         -------------
Sierra Pacific Development Fund                    $   7,073,911               471,594                       7.45%
Sierra Pacific Development Fund II                    11,321,999               754,800                      11.93%
Sierra Pacific Development Fund III                      286,899                19,127                       0.30%
Sierra Pacific Institutional Properties V              4,373,714               291,581                       4.61%
Sierra Pacific Pension Investors '84                  22,061,119             1,470,740                      23.24%
Nooney Income Fund Ltd., L.P.                         10,788,803               719,254                      11.37%
Nooney Income Fund Ltd. II, L.P.                      16,023,718             1,068,248                      16.88%
Nooney Real Property Investors-Two, L.P.               8,312,327               554,155                       8.76%
CGS and the majority-owned affiliates and
CGS's other affiliates (2)                            14,396,197               959,746                      15.17%
CGS Management Company                                   286,807                19,121                       0.30%
                                                   -------------             ---------                     ------
Totals                                             $  94,925,494             6,328,366                     100.00%
                                                   =============             =========                     ======

----------------------
(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

         The Exchange Value has been determined for the fund as described below.

-        The Exchange Value of the fund is computed as:

         -        the sum of:

                  - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of December 31, 2000; and

                  - the realizable values of the non-real estate assets as of March 31, 2001;

         -        reduced by

                  - the mortgage debt balance as of March 31, 2001, as adjusted to reflect the market value of such debt,

                  - other balance sheet liabilities as of March 31, 2001 and

                  - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

                  - first, to the partners in an amount equal to any loans or advances they have made;

                  - second, to the limited partners in an amount equal to any capital account balance;

                  - third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

                  - fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

                  - fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

                  - sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable to the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund are being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

         - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

         - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

         - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that we are required to prepay the notes in accordance with our terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                                        GAAP Book Value
    Estimated Going Concern        Estimated Liquidation Value        March 31, 2001 per          Exchange Value
   Value per $1,000 Original           per $1,000 Original          Average $1,000 Original     per $1,000 Original
           Investment                      Investment                     Investment              Investment (2)
         $23.00-$27.00           $                      31.40(1)    $              (43.08)              $31.40

(1) In general, estimated liquidation value of the funds was calculated using estimated liquidation expenses of 5%. However, the estimated liquidation expenses of the fund has been increased to $58,517, which represents 11.2% of the appraised value. Because of the small size of the fund, 5% of the appraised value would have equaled $26,237. The general partner believes that the costs relating to liquidation, including costs of soliciting limited partners' consent and legal fees, would exceed this amount.

(2) Values are based on the value per share of $15 established by us. The Exchange Value of your fund is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's real estate portfolio, as determined by Stanger; plus (ii) the book value of non-real estate assets of your fund; minus (iii) mortgage and other indebtedness of your fund; minus (iv) your fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

         We do not know of any factors that may materially affect

         -        the value of the consideration to be allocated to the fund,

         - the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or

         -        the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

- Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the fund without change and the liquidation of the fund and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

- Your managing general partner considered that you may vote "For" or "Against" the consolidation, and, if you vote "Against" it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

- Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

- Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 5.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

     The following table sets forth the consolidation expenses of your fund:

                            Pre-Closing Transaction Costs

Legal Fees(1).........................................................................          $2,501
Appraisals(2).........................................................................             991
Fairness Opinions(3)..................................................................           2,657
Solicitation Fees(4)..................................................................           1,957
Printing and Mailing(5)...............................................................          45,672
Accounting Fees(6)....................................................................           3,576
Pre-formation Cost(7).................................................................             314
         Subtotal                                                                              $57,668


                               Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8).............................................            $760
Legal Closing Fees(9).................................................................              89
Subtotal..............................................................................            $849
Total.................................................................................         $58,517*


            * Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $1,300,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(2) Aggregate appraisal fees to be incurred in connection with the consolidation were $312,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $550,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $700,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $2,000,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $163,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $395,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $50,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.


Year Ended December 31                                      Amount
----------------------                                      ------
1996...............................................         $     0
1997...............................................               0
1998...............................................               0
1999...............................................               0
2000...............................................               0
Three months ended March 31, 2001..................               0
Budgeted Annual Distribution(1)....................               0
                                                            -------

----------

(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would have received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

         - a profit sharing participation equal to 5% of the cash available for distribution;

         - a property management fee equal to 6% of the gross revenues from real properties of the fund;

         - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

         -        reimbursement for initial leasing costs;

         -        reimbursement of out-of-pocket expenses; and

         - a real estate commission on the sale of properties in an amount not to exceed the lesser of

                  -        3% of the gross sales price of the property, or

                  -        50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1998, 1999, 2000 and the three months ended March 31, 2001, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a C corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)


                                                                 Year Ended December 31,
                                                      -----------------------------------------------------
                                                                                            Three Months
                                                                                                Ended
                                                        1998         1999         2000       March 31, 2001
                                                      ------       ------       ------       --------------
HISTORICAL:
Management Fees                                       $    0       $    0       $    0       $    0
Administrative Fees                                        0            0            0            0
Leasing Fees                                               0            0            0            0
Construction Supervision Fees                              0            0            0            0
Broker Fees                                                0            0            0            0
General Partner Distributions                              0            0            0            0
Limited Partner Distributions                              0            0            0            0
                                                      ------       ------       ------       ------
Total historical                                      $    0       $    0       $    0       $    0

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares
     issuable in respect of limited partnership
     interests                                        $    0       $    0       $    0       $    0
Distributions on American Spectrum Shares
     issuable in respect of the CGS Management
     Company                                               0            0            0            0
Restricted Stock and Stock Options                     1,128        1,128        1,128          282
Salary, Bonuses and Reimbursements                     3,502        3,502        3,502          876
                                                      ------       ------       ------       ------
Total pro forma as a "C" Corporation                  $4,630       $4,630       $4,630       $1,158

PRO FORMA AS A REIT: (2)
Distributions on American Spectrum Shares
     issuable in respect of limited partnership
     interests                                        $    0       $    0       $    0       $    0

Distributions on American Spectrum Shares
     issuable in respect of the CGS Management
     Company                                               0            0            0            0
Restricted Stock and Stock Options                     1,128        1,128        1,128          282

Salary, Bonuses and Reimbursements                     3,502        3,502        3,502          876
                                                      ------       ------       ------       ------
Total pro forma as a REIT                             $4,630       $4,630       $4,630       $1,158

----------

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

                                PROPERTY OVERVIEW

         Your fund owns a minority interest in Sierra Sorrento I, an office/warehouse property located in California, through a California general partnership (Sorrento I Partners) with Sierra Mira Mesa Partners. Because your fund owns less than 50%, it records its interest as an investment in an unconsolidated joint venture using the equity method of accounting. Thus, the Sierra Sorrento I property is not reflected as an asset on your fund's balance sheet nor is the debt reflected in the balance sheet. Information regarding the property as of March 31, 2001 is set forth below.


                                                      RENTABLE SQUARE FEET        ANNUALIZED NET RENT(1)
                                                  ------------------------------  ----------------------
                                        YEAR                             SQ. FT.                % OF       PER LEASED   PERCENTAGE
    PROPERTY        STATE     TYPE      BUILT     NUMBER   % LEASED      LEASED     AMOUNT      TOTAL     SQUARE FOOT   OWNERSHIP
    --------        -----     ----      -----     ------   --------      ------     ------      -----     -----------   ---------
                     CA     Office/
Sierra Sorrento I           Warehouse    1986     43,100     100%        43,100    $295,152     0.84%       $6.85        19.0% (1)

----------

(1) During the years ended 1998, 1999 and 2000, Sierra Mira Mesa Partners received net distributions of $109,500, $769,107, and $195,124 respectively, from Sorrento I Partners. Sierra Mira Mesa Partners' primary use of these funds was to provide its joint venture partners with an additional source of capital. As a result of these distributions, your fund's ownership interest in Sorrento I Partners changed approximately from 11% to 12% in 1999 and to 17% in 2000, and to 19% in 2001.

         During the years ended 1999 and 2000, Sierra Mira Mesa Partners made net contributions of $2,400 and $11,057 to Sierra Vista Partners. These net contributions were used to assist with administrative expenses, as Sierra Vista Partners has no source of revenue.

         The property is subject to a mortgage in the principal amount of $1,622,438 which bears interest at the rate of 8.75% per annum and matures in September, 2009.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's property for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote "For" the consolidation but vote "Against" the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2001, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

         If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by Mellon Investor Services LLC, which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, the transaction will be effected by merging each fund into a newly formed limited liability company wholly owned by American Spectrum. Each entity will subsequently merge into the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the consolidation of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under section 351 of the Code. In general, under section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of section 351 of the Code. American Spectrum and your fund intend to take the position that section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under section 351 of the Code. Because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, American Spectrum and the funds will take the position that the transfer of the assets was not to an investment company at the time of transfer. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation, because there is no authority and accordingly it is uncertain as to whether American Spectrum will be treated as an investment company under section 351 at the time of transfer of assets by the funds.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum Shares in the distribution your Fund will recognize gain to the extent that the liabilities assumed by American Spectrum exceed the bases of the assets your Fund contributed to American Spectrum. See "Tax Consequences to Limited Partners Who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2001, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund III (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 333-43686 including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

         2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

         2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than
__________ .

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this

Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3 Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:

         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                         AMERICAN SPECTRUM REALTY, INC.

                                         By:  _________________________________
                                              Name
                                              Title


                                         SIERRA PACIFIC DEVELOPMENT FUND III

                                         By:  _________________________________
                                              Name
                                              Title

                                   APPENDIX C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       SIERRA PACIFIC DEVELOPMENT FUND III


Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease property to the General Partners or their affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated [ ]."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001

                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 2001
                  FOR SIERRA PACIFIC INSTITUTIONAL PROPERTIES V


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Institutional Properties V, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns an interest in one office property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 100% occupied. American Spectrum's properties are 87.6% occupied.

         - 66.9% of the square footage of the leases on your fund's property expire by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expire by 2003.

         - Your fund had $132,000 of cash flow during 1999, negative cash flow of $(130,000) during 2000 and a cash flow of $9,000 for the first three months of 2001. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

         - Your fund has no debt. American Spectrum will have a ratio of debt to total assets of 62.1%.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
OVERVIEW ................................................................    S-2

ADDITIONAL INFORMATION ..................................................    S-3

RISK FACTORS ............................................................    S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION ................................   S-11

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION ............................   S-11

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND ....................   S-12

ALLOCATION OF AMERICAN SPECTRUM SHARES ..................................   S-14

FAIRNESS OF THE CONSOLIDATION ...........................................   S-16

BENEFITS OF THE CONSOLIDATION ...........................................   S-17

EXPENSES OF THE CONSOLIDATION ...........................................   S-19

PROPERTY OVERVIEW .......................................................   S-25

REQUIRED VOTE ...........................................................   S-25

AMENDMENT TO THE PARTNERSHIP AGREEMENT ..................................   S-26

VOTING PROCEDURES .......................................................   S-26

FEDERAL INCOME TAX CONSIDERATIONS .......................................   S-27

APPENDIX A - FAIRNESS OPINION ...........................................    A-1

APPENDIX B - AGREEMENT AND PLAN OF MERGER ...............................    B-1

APPENDIX C - AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP ..............    C-1

                                    OVERVIEW

THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 34 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers and one parcel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on The American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 291,581 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1990. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns only one property located in California. The property is an office property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property has no debt. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 62.1%. The ratio of indebtedness to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus the bank value of other assets.

- Your fund's property is 100% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 66.9% of the square footage of the leases on your fund's property expire by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expire by 2003.

- The age of the property of your fund is 13 years. The average age of the properties of American Spectrum is 17.5 years.

- Your fund had $132,000 of cash flow in 1999, negative cash flow of $(130,000) in 2000 and a cash flow of $9,000 for the first three months of 2001. Some of the funds did not have net cash flow which could have been available for distribution during this period. In addition, a number of entities included in CGS and the majority-owned affiliates and CGS's other affiliates did not have net cash flow which would have been available for distribution.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 1,964 units or 6.4% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote "For" the consolidation but vote "Against" the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks". Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.


                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 2000 and the Form 10-Q for the quarter ended March 31, 2001 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE "AGAINST" THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

         American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted "Against" or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 1,946 units or 6.4% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

         There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns an interest in one office located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments. The properties include office, office/warehouse, apartment and shopping centers.

         - Your fund's property is located in California. American Spectrum will also own properties in the midwest, west and Texas. The California real estate market is currently stronger than the market in these other states.

         - The age of the building on your fund's property is 13 years, which is less than 17.5 years, the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's property.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has no debt. Upon completion of the consolidation, we will have a ratio of debt to total assets of 62.1%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that we may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - Your property is currently 100% occupied and 66.9% of the square footage of the leases expires by 2003. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation and 70.3% of the square footage of its leases will expire by 2003.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

- Your fund's property is located in California. American Spectrum will also own properties in the midwest and west and Texas. The California real estate market is currently stronger than the market in these other states.

- The average age of your fund's properties is less than the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITIES EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of
$11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,168,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT RAISED DOUBT THAT CGS AND THE MAJORITY-OWNED AFFILIATES COULD CONTINUE AS A GOING CONCERN.

         The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended December 31, 2000 and have a net capital deficiency of $37,406,000; entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured; CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, which is the subject of a litigation; and an additional $1,751,000 due to one of the funds came due, but was extended. Subsequent to December 31, 2000, a second mortgage on one of the properties in the principal amount of $1,944,000 was placed in default by the lender.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FROM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

         Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and the CGS Management Company and merge with the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims under pending litigations and unknown contingent liabilities. These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001 and we intend to increase our ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. We may not make a profit on our investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, we may not be able to respond promptly to adverse economic or other conditions by varying our real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.


TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, we will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, we will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. We have received an opinion, however, from our tax counsel, Proskauer Rose LLP, that we will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and our status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

         In order to protect our REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose our REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT or obtain approval from our stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to our stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

         The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

         - between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

         - among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on The American Stock Exchange or another national securities exchange.


                 Appraised
                 Value of     Cash and Cash                    Mortgage and                     Estimated
                Real Estate     Equivalent                       Similar           Other      Consolidation
Property (1)     Assets(2)        Assets      Other Assets    Liabilities (2)   Liabilities      Expenses
------------     ---------        ------      ------------    ---------------   -----------      --------
Sierra          $4,523,940        $5,258         $33,497            --            $21,832        $167,149
Sorrento II

              Exchange Value of                                                                        Percentage of
 Exchange     American Spectrum     GAAP Book Value          Number                                    Total Exchange
 Value of     Shares per $1,000      March 31, 2001       of American                                Value/ Percentage
 American      Original Limited       per Average       Spectrum Shares     Number of Shares per     of Total American
 Spectrum     Partner Investment    $1,000 Original       Allocated to        Average $1,000          Spectrum Shares
Shares (3)           (3)               Investment           Fund (4)        Original Investment          Issued (5)
----------           ---               ----------           --------        -------------------          ----------
 4,373,714         $568.44              $291.50              291,581               37.90                    4.61%

---------------------------

(1) The property is owned through a joint venture partnership, Sierra Mira Mesa Partnership.

(2) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(3) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

                  - the appraised value of your fund's real estate portfolio, as determined by Stanger; plus

                  - the book value of non-real estate assets of your fund; minus

                  - mortgage and other indebtedness of your fund and minus

                  - your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(4) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(5) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger as of December 31, 2000.

                                                                                              Year        Percentage
     Property        Property Location   Appraised Value   Property Type   Property Size    Constructed   Ownership (1)
     --------        -----------------   ---------------   -------------   -------------    -----------   -------------
Sierra Sorrento II     San Diego, CA       $12,270,000         Office      88,073 sq. ft.      1986          36.87%

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated:

         - between the funds as a group and CGS and the majority-owned affiliates and CGS's other affiliates, including the CGS Management Company, and

         - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

         Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of March 31, 2001, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Values of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Value of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real estate portfolios as of December 31, 2000 prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
 THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES
                       AND THE CGS MANAGEMENT COMPANY (1)

                                                                                    PERCENTAGE OF
                                                                                    TOTAL EXCHANGE
                                                                                        VALUE/
                                                                                    PERCENTAGE OF
                                                                                    TOTAL AMERICAN
                                               EXCHANGE VALUE         SHARE            SPECTRUM
                                                   OF FUND        ALLOCATION (1)     SHARES ISSUED
                                                   -------        --------------     -------------
Sierra Pacific Development Fund                 $ 7,073,911          471,594              7.45%
Sierra Pacific Development Fund II               11,321,999          754,800             11.93%
Sierra Pacific Development Fund III                 286,899           19,127              0.30%
Sierra Pacific Institutional  Properties V        4,373,714          291,581              4.61%
Sierra Pacific Pension Investors '84             22,061,119        1,470,740             23.24%
Nooney Income Fund Ltd., L.P.                    10,788,803          719,254             11.37%
Nooney Income Fund Ltd. II, L.P.                 16,023,718        1,068,248             16.88%
Nooney Real Property Investors-Two, L.P.          8,312,327          554,155              8.76%
CGS and the majority-owned affiliates and
CGS's other affiliates (2)                       14,396,197          959,746             15.17%
CGS Management Company                              286,807           19,121              0.30%
                                                -----------        ---------            ------
Totals                                          $94,925,494        6,328,366            100.00%
                                                ===========        =========            ======

----------------------

(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

         The Exchange Value has been determined for the fund as described below.

         -        The Exchange Value of the fund is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of December 31, 2000; and

                           - the realizable values of the non-real estate assets as of March 31, 2001;

                  -        reduced by

                           - the mortgage debt balance as of March 31, 2001, as adjusted to reflect the market value of such debt,

                           - other balance sheet liabilities as of March 31, 2001 and

                           - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

         - first, to the partners in an amount equal to any loans or advances they have made;

         - second, to the limited partners in an amount equal to any capital account balance;

         - third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

         - fourth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 12% per annum on their adjusted capital contributions minus prior distributions from all sources; and

         - fifth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable to the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund are being allocated to the limited partners.


                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that we are required to prepay the notes in accordance with our terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                         GAAP Book Value            Exchange Value
Estimated Going Concern Value      Estimated Liquidation Value      March 31, 2001 per Average    per $1,000 Original
per $1,000 Original Investment    per $1,000 Original Investment    $1,000 Original Investment      Investment (1)
------------------------------    ------------------------------    --------------------------      --------------
       $384.00-$441.00                       $560.76                          $291.50                  $568.44

(1) Values are based on the value per share of $15 established by us. The Exchange Value of your fund is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's real estate portfolio, as determined by Stanger; plus (ii) the book value of non-real estate assets of your fund; minus (iii) mortgage and other indebtedness of your fund; minus (iv) your fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

         We do not know of any factors that may materially affect

         -    the value of the consideration to be allocated to the fund,

         - the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or

         -    the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                  - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                  - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                  - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                  - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

                  - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                  - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the fund without change and the liquidation of the fund and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote "For" or "Against" the consolidation, and, if you vote "Against" it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 5.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses of your fund:

                          Pre-Closing Transaction Costs
Legal Fees(1) .......................................................   $ 21,558
Appraisals(2) .......................................................      3,383
Fairness Opinions(3) ................................................     22,905
Solicitation Fees(4) ................................................      3,238
Printing and Mailing(5) .............................................     75,560
Accounting Fees(6) ..................................................     30,490
Pre-formation Cost(7) ...............................................      2,703
        Subtotal ....................................................   $159,837

                            Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8) ...........................   $  6,550
Legal Closing Fees(9) ...............................................        762
     Subtotal .......................................................   $  7,312
Total ...............................................................   $167,149*

*   Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $1,300,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(2) Aggregate appraisal fees to be incurred in connection with the consolidation were $312,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $550,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $700,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $2,000,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, and the CGS Management Company, as of March 31, 2001.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $163,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $395,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $50,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

      The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

      If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

      The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.

Year Ended December 31                              Amount
--------------------------------------------------  ------
1996 .............................................  $    0
1997 .............................................       0
1998 .............................................       0
1999 .............................................       0
2000 .............................................       0
Three months ended March 31, 2001 ................       0
Budgeted Annual Distribution(1) ..................   21.30
                                                    ======

----------------
(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would have received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

      The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

      Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

      The general partners and their affiliates are entitled to the following fees from the fund:

      - a profit sharing participation fee equal to 10% of the cash available for distribution;

      - a property management fee equal to 6% of the gross revenues from real properties of the fund;

      - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

      -    reimbursement of out-of-pocket expenses; and

      - a real estate commission on the sale of properties in an amount not to exceed the lesser of

           -      3% of the gross sales price of the property, or

           -      50% of the standard real estate commission.

      American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

      During the years ended December 31, 1998, 1999, 2000 and the three months ended March 31, 2001, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a C corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS

                                                                         Year Ended December 31,
                                                            -----------------------------------------------
                                                                                                                    Three Months
                                                                                                                       Ended
HISTORICAL(1):                                                1998                1999               2000          March 31, 2001
                                                            --------            --------           --------        --------------
Management Fees                                             $ 49,919            $ 69,072           $ 85,584           $ 20,054
Administrative Fees                                           77,844              89,275             80,969             20,709
Leasing Fees                                                  74,504              16,293                  0                  0
Construction Supervision Fees                                 22,511                   0                  0                  0
Broker Fees                                                        0                   0                  0                  0
General Partner Distributions                                      0                   0                  0                  0
Limited Partner Distributions                                      0                   0                  0                  0
                                                            --------            --------           --------           --------
Total historical                                            $224,778            $174,640           $166,553           $ 40,763

PRO FORMA AS A "C" CORPORATION:(2)
Distributions on American Spectrum Shares issuable in
     respect of limited partnership interests                      0            $  4,212           $      0           $    287
Distributions on American Spectrum Shares issuable in
     respect of the CGS Management Company                         0               3,670                  0                250
Restricted Stock and Stock Options                            17,192              17,192             17,192              4,298
Salary, Bonuses and Reimbursements                            53,387              53,387             53,387             13,347
                                                            --------            --------           --------           --------
Total Pro Forma as a "C" Corporation                        $ 70,579            $ 78,461           $ 70,579           $ 18,182

PRO FORMA AS A REIT:(2)
Distributions on American Spectrum Shares issuable in
     respect of limited partnership interests               $      0            $  4,212           $      0           $    287
Distributions on American Spectrum Shares issuable in
     respect of the CGS Management Company                         0               3,670                  0                250

Restricted Stock and Stock Options                            17,192              17,192             17,192              4,298
Salary, Bonuses and Reimbursements                            53,387              53,387             53,387             13,347
                                                            --------            --------           --------           --------
Total Pro Forma as a REIT:                                  $ 70,579            $ 78,461           $ 70,579           $ 18,182

------------------------------
(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

                                PROPERTY OVERVIEW

         Your fund owns one office property located in California. Information regarding the property as of March 31, 2001 is set forth below.

                                                   RENTABLE SQUARE FEET         ANNUALIZED NET RENT(1)
                                                  --------------------------    ----------------------
                                        YEAR                         SQ. FT.                               PER LEASED    PERCENTAGE
     PROPERTY        STATE      TYPE    BUILT     NUMBER   % LEASED   LEASED     AMOUNT     % OF TOTAL    SQUARE FOOT     OWNERSHIP
     --------        -----      ----    -----     ------   --------   ------     ------     ----------    -----------     ---------
Sierra Sorrento II    CA       OFFICE    1986     88,073    100.00%   88,073   $1,010,380       2.88%       $11.47        36.87%(1)

(1) During 1998, Sierra Mira Mesa Partners made net contributions of $143,043 to Sorrento II Partners. These net contributions were principally used by Sorrento II Partners to assist funding of leasing commissions and capital improvements totaling $556,000 incurred during the year. Your fund's ownership interest in Sorrento II Partners decreased from 66% in 1998 to 65% in 1999 as a result of Sierra Mira Mesa's net contributions.

         During 1999 and 2000, Sierra Mira Mesa Partners made net contributions of $967,420 and $1,113,900 respectively, to Sorrento II Partners. These net contributions were primarily used by Sorrento II Partners to fund the ultimate purchase of the land parcels in which the Sorrento II building is residing. In February 2000, Sorrento II Partners concluded the purchase of the land parcels. Your fund's ownership interest in Sorrento II Partners decreased from approximately 65% in 1999 to 40% in 2000 and to 37% in 2001 as a result of Sierra Mira Mesa's net contribution.

         The property is not subject to a mortgage.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list your fund's property for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote "For" the consolidation but vote "Against" the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2001, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

         If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by Mellon Investor Services LLC, which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted

"For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, the transaction will be effected by merging each fund into a newly formed limited liability company wholly owned by American Spectrum. Each entity will subsequently merge into the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the consolidation of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under section 351 of the Code. In general, under section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of section 351 of the Code. American Spectrum and your fund intend to take the position that section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under section 351 of the Code. Because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, American Spectrum and the funds will take the position that the transfer of the assets was not to an investment company at the time of the transfer. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation, because there is no authority and accordingly it is uncertain as to whether American Spectrum will be treated as an investment company under section 351 at the time of transfer of assets by the funds.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax Consequences to Limited Partners Who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2001, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Institutional Properties V (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 333-43686 including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

         2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

         2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the

Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than
_______ .

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

     4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

      The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3 Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        AMERICAN SPECTRUM REALTY, INC.

                                       By:  __________________________________
                                            Name
                                            Title


                                       SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                       By:  __________________________________
                                            Name
                                            Title

                                   APPENDIX C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V


Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2 Sales and Leases to the General Partner. The Partnership shall not sell or lease property to the General Partner or its Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement
         of the Partnership dated [        ]." Notwithstanding the foregoing,
         the Partnership may enter into leases for office space for no more and 1% (and renewals and/or expansions by an existing affiliated tenant for no more than an additional 5%) of the rentable space in any real property acquired by the Partnership to any Affiliated of the General Partner in the normal course of such Affiliate's business on terms and conditions and at rentals no less favorable to the Partnership than those which would have been determined by arms'-length negotiations with a nonaffiliated Person for comparable space in the area where the property is located, which determination may be made on the basis of, and take into account the terms, conditions and rentals agreed to by any other tenants of the property. Notwithstanding the foregoing, in the event such Affiliated of the General Partner subleases any such space at a lease rate in excess of that paid by such Affiliate to the Partnership, such Affiliated shall be required to pay any such excess amounts as additional lease payments to the Partnership."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.



                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001

                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                              DATED        , 2001

                    FOR SIERRA PACIFIC PENSION INVESTORS '84


      This supplement is being furnished to you, as a limited partner of Sierra Pacific Pension Investors '84, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

      Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

      The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

      There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

      - Unlike your fund which owns interests in office and office/warehouse properties located in Arizona and California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

      - Your fund's property is 100% occupied. American Spectrum's properties are 87.6% occupied.

      - Your fund had cash flow of $1,168,000 during 1999, cash flow of $1,538,000 during 2000 and a cash flow of $108,000 during the first three months of 2001. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

      - Your fund only has a ratio of debt to total assets of 19.8%. American Spectrum will have a ratio of debt to total assets of 62.1%.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
OVERVIEW    .................................................................S-2

ADDITIONAL INFORMATION.......................................................S-3

RISK FACTORS.................................................................S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION....................................S-11

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION................................S-11

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........................S-12

ALLOCATION OF AMERICAN SPECTRUM SHARES......................................S-13

FAIRNESS OF THE CONSOLIDATION...............................................S-16

BENEFITS OF THE CONSOLIDATION...............................................S-17

EXPENSES OF THE CONSOLIDATION...............................................S-18

PROPERTY OVERVIEW...........................................................S-24

REQUIRED VOTE...............................................................S-24

AMENDMENT TO THE PARTNERSHIP AGREEMENT......................................S-25

VOTING PROCEDURES...........................................................S-25

FEDERAL INCOME TAX CONSIDERATIONS...........................................S-27

APPENDIX A - FAIRNESS OPINION................................................A-1

APPENDIX B - AGREEMENT AND PLAN OF MERGER....................................B-1

APPENDIX C - AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP...................C-1

                                    OVERVIEW


THE CONSOLIDATION

            Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 34 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers and one parcel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on The American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

            Your fund will be allocated an aggregate of 1,470,740 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

            The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns interests in properties located in Arizona and California. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

-           Your fund's property has a ratio of debt to total assets of 19.8%.
            The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 62.1%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 100% occupied. The properties owned by all of the funds and CGS and the majority- owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 75.0% of the square footage of the leases on your fund's property expires by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expires by 2003.

- The average age of the properties of your fund is 14.3 years. The average age of the properties of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

            Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 19,043 units or 24.7% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

            Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote "For" the consolidation but vote "Against" the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

            The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks". Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

            If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

            American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

            We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

            Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 2000 and the Form 10-Q for the quarter ended March 31, 2001 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

            The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

            The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE "AGAINST" THE CONSOLIDATION. YOUR MANAGING PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

            American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted "Against" or abstained from voting with respect to the consolidation. Your managing general partner and its affiliates own different percentages of each fund. Your managing general partner and its affiliates own 19,043 units or 24.7% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

            There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

            - Your investment currently consists of an interest in your fund. Your fund owns interests in office and office/warehouse properties in Arizona and California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments. The properties include office, office/warehouse, apartment and shopping centers.

            - The average age of the buildings on your fund's properties is 14.3 years which is less than 17.5 years, the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's properties.

            - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

            - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 19.8%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 62.1%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that we may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

            - Your property is currently 100% occupied. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation.

            - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

            Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

YOUR FUND MAY DISTRIBUTE MORE THAN AMERICAN SPECTRUM IN ITS FIRST YEAR.

            The budgeted annual distribution used by American Spectrum in calculating going concern value for your fund was higher than American Spectrum's estimated first year distribution. While your fund has not in the past made distributions equal to the budgeted annual distribution, it is possible that your fund could distribute more than American Spectrum will distribute in its first year. Additionally, we cannot assure that American Spectrum's annual dividend will increase over time and exceed the budgeted annual distribution.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

            The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITIES EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

            The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

            There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

            American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to

70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

            We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

            Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

            CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of $11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,168,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT RAISED DOUBT THAT CGS AND THE MAJORITY-OWNED AFFILIATES COULD CONTINUE AS A GOING CONCERN.

            The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended December 31, 2000 and have a net capital deficiency of $37,406,000; entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured; CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, which is the subject of a litigation; and an additional $1,751,000 due to one of the funds came due, but was extended. Subsequent to December 31, 2000, a second mortgage on one of the properties in the principal amount of $1,944,000 was placed in default by the lender.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FORM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

            Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

            American Spectrum will acquire the assets of CGS and the CGS Management Company and merge with the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims under pending litigations and unknown contingent liabilities. These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

            American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

            The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

            The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

            At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

            Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

            Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

            Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

            Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds and CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

            There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

            As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

            An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

            Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001 and we intend to increase our ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

            Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. We may not make a profit on our investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

            Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, we may not be able to respond promptly to adverse economic or other conditions by varying our real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

            We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

            The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

            American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, we will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, we will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

            If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. We have received an opinion, however, from our tax counsel, Proskauer Rose LLP, that we will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

            However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page
____.

            A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built- in gains at the time American Spectrum becomes a REIT.

            If American Spectrum fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and our status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP.

            In order to protect our REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose our REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

            For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT or obtain approval from our stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

            American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to our stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

            Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

            If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

            If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

            If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

            The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

            The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

- between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

- among the funds, is fair from a financial point of view to the limited partners of the funds.

            The following table sets forth calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on The American Stock Exchange or another national securities exchange.

                             Appraised Value
                                 of Real
                               Estate Assets        Cash and Cash
     Property                      (1)            Equivalent Assets         Other Assets
    ----------                 ----------            -----------            -----------
Sierra Sorrento I             $ 3,530,000
Sierra Sorrento II              6,307,260
Sierra Valencia                 3,780,000
Sierra Mira Mesa               12,262,665
  Total                        25,879,925            $    17,577            $ 5,211,234


                                                                              Estimated
                            Mortgage and Similar                            Consolidation
     Property                  Liabilities(1)      Other Liabilities          Expenses
    ----------                   ---------            -----------            -----------
Sierra Sorrento I              $ 1,259,788
Sierra Sorrento II                      --
Sierra Valencia                  1,447,862
Sierra Mira Mesa                 3,397,809
  Total                          6,105,459            $ 2,246,569            $   695,588

                        Exchange Value of
    Exchange Value      American Spectrum          GAAP Book Value
      of American       Shares per $1,000        March 31, 2001 per
    Spectrum Shares  Original Limited Partner  Average $1,000 Original
          (2)             Investment (2)             Investment
     -----------           ---------                 ---------
     $22,061,120           $1,145.04                 $  496.68

                                                            Percentage of Total
                                                                 Exchange
   Number of American                                    Value/Percentage of Total
Spectrum Shares Allocated  Number of Shares per Average      American Spectrum
       to Fund (3)          $1,000 Original Investment       Shares Issued (4)
       ---------                     -----                         -----
       1,470,740                     76.34                         23.24%

---------------------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

                        - the appraised value of your fund's real estate portfolio, as determined by Stanger; plus

                        - the book value of non-real estate assets of your fund; minus

                        - mortgage and other indebtedness of your fund and minus

                        - your fund's allocable share of the consolidation expenses.

            Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

            The following table provides information concerning the properties owned by your fund, including their appraised values. The appraisal was prepared by Stanger as of December 31, 2000.

                                                                                                            Year       Percentage
    Property        Property Location    Appraised Value       Property Type       Property Size        Constructed   Ownership (1)
    --------        -----------------    ---------------       -------------       -------------        -----------   -------------
Sierra Valencia       Tucson, AZ           $ 3,780,000        Office/warehouse        82,560 sq. ft.        1987        100.00%
Sierra Mira Mesa      San Diego, CA         15,060,000        Office                  89,560 sq. ft.        1987         81.43%
Sorrento II           San Diego, CA         12,270,000        Office                  88,073 sq. ft.        1986         51.40%
Sorrento I            San Diego, CA          4,860,000        Office/warehouse        43,100 sq. ft.        1986         72.63%


(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

            American Spectrum shares will be allocated

            - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

            - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

            Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of March 31, 2001, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates and among all the funds.

            The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real estate portfolios as of December 31, 2000 prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

            For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
             THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND
           CGS'S OTHER AFFILIATES, AND THE CGS MANAGEMENT COMPANY (1)

                                                                                             PERCENTAGE OF TOTAL
                                                                                               EXCHANGE VALUE/
                                                                                             PERCENTAGE OF TOTAL
                                                  EXCHANGE VALUE OF             SHARE         AMERICAN SPECTRUM
                                                        FUND                 ALLOCATION(1)      SHARES ISSUED
                                                     -----------              ---------            ------
Sierra Pacific Development Fund                      $ 7,073,911                471,594              7.45%
Sierra Pacific Development Fund II                    11,321,999                754,800             11.93%
Sierra Pacific Development Fund III                      286,899                 19,127              0.30%
Sierra Pacific Institutional Properties V              4,373,714                291,581              4.61%
Sierra Pacific Pension Investors '84                  22,061,119              1,470,740             23.24%
Nooney Income Fund Ltd., L.P.                         10,788,803                719,254             11.37%
Nooney Income Fund Ltd. II, L.P.                      16,023,718              1,068,248             16.88%
Nooney Real Property Investors-Two, L.P.               8,312,327                554,155              8.76%
CGS and the majority-owned affiliates and
CGS's other affiliates (2)                            14,396,197                959,746             15.17%
CGS Management Company                                   286,807                 19,121              0.30%
                                                     -----------              ---------            ------
Totals                                               $94,925,494              6,328,366            100.00%
                                                     ===========              =========            ======

----------------------
(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)         Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

            The Exchange Value has been determined for the fund as described below.

            -           The Exchange Value of the fund is computed as:

                        -           the sum of:

                                    -           the estimated fair market value
                                                of the real estate portfolio as
                                                determined by the independent
                                                appraisal as of December 31,
                                                2000; and

                                    -           the realizable values of the
                                                non-real estate assets as of
                                                March 31, 2001;

                        -           reduced by

                                    -           the mortgage debt balance as of
                                                March 31, 2001, as adjusted to
                                                reflect the market value of such
                                                debt,

                                    -           other balance sheet liabilities
                                                as of March 31, 2001 and

                                    -           the fund's share of the expenses
                                                related to the consolidation.

            After determining the Exchange Value for the fund, we determined the Exchange Value will be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

            Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

            - first, to the partners in an amount equal to any loans or advances they have made;

            - second, to the limited partners in an amount equal to any capital account balance;

            - third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

            - fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

            - fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

            - sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable to the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund are being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

            Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

            Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

            Also, your managing general partner wants you to note:

            - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

            - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

            - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that we are required to prepay the notes in accordance with our terms following property sales or refinancings.

            The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                                     GAAP Book Value            Exchange Value
                                                                                   March 31, 2001 per             per $1,000
Estimated Going Concern Value                Estimated Liquidation Value         Average $1,000 Original           Original
per $1,000 Original Investment              per $1,000 Original Investment             Investment               Investment (1)
------------------------------              ------------------------------             ----------               --------------
      $962.00-$1,081.00                               $1,113.98                         $496.68                   $1,145.04


(1)         Values are based on the value per share of $15 established by us.
            The Exchange Value of your fund is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's real estate portfolio, as determined by Stanger; plus (ii) the book value of non-real estate assets of your fund; minus (iii) mortgage and other indebtedness of your fund; minus (iv) your fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

            We do not know of any factors that may materially affect

            - the value of the consideration to be allocated to the fund,

            - the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or

            -           the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

            Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

            - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                        - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                        - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                        - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                        - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

                        - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                        - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the fund without change and the liquidation of the fund and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

            - Your managing general partner considered that you may vote "For" or "Against" the consolidation, and, if you vote "Against" it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

            - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

            - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

            You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

            - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

            - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

            - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

            Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

            - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

            - You would continue to be entitled to the safeguards of your partnership agreement.

            - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

            - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

            - There would be no change in your voting rights or your fund's operating policies.

            - Your fund would not incur its share of the expenses of the consolidation.

            - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

            - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

            However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

            If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 5.5% of the estimated value of the American Spectrum shares payable to each of the funds.

            If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

            The fund has paid consolidation expenses in excess of its pro rata share of the consolidation expenses. The prepared consolidation expenses are included as an asset on the fund's balance sheet. As a result, the fund will be credited with the consolidation paid by it in determining its value and the number of American Spectrum shares to be issued to its limited partners. If the consolidation is not approved by the limited partners, the general partner or its affiliates will repay the excess consolidation expenses paid by it.

            The following table sets forth the consolidation expenses of your fund:

                          Pre-Closing Transaction Costs
Legal Fees(1)......................................................... $123,324
Appraisals(2)...........................................   28,031
Fairness Opinions(3)..................................................  131,032
Solicitation Fees(4)..................................................    6,049
Printing and Mailing(5)...............................................  141,139
Accounting Fees(6)....................................................  207,882
Pre-formation Cost(7).................................................   15,463
            Subtotal.................................................. $652,920

                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8)............................. $ 37,471
Legal Closing Fees(9).................................................    5,197
            Subtotal.................................................. $ 42,668
Total................................................................. $695,588*

*           Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $1,300,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(2) Aggregate appraisal fees to be incurred in connection with the consolidation were $312,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $550,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $700,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $2,000,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $163,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds, CGS and the majority- owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $395,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $50,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

            The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

            If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

            The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.

Year Ended December 31
---------------------------------------------------------------------  ------
1996.................................................................  $10.40
1997.................................................................    2.60
1998.................................................................       0
1999.................................................................       0
2000.................................................................       0
Three months ended March 31, 2001....................................       0
Budgeted Annual Distribution(1)......................................   45.46
                                                                       ======

                        (1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would have received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

            The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

            Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

            The general partners and their affiliates are entitled to the following fees from the fund:

            - a profit sharing percentage fee equal to 10% of the cash available for distribution;

            - a property management fee equal to customary rates, but not to exceed 6% of gross receipts plus a one-time fee for initial lease-up of development properties;

            - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

            -           reimbursement for initial leasing costs;

            -           reimbursement of out-of-pocket expenses; and

            - a real estate commission on the sale of properties in an amount not to exceed the lesser of

                        - 3% of the gross sales price of the property, or

                        -           50% of the standard real estate commission.

            American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

            During the years ended December 31, 1998, 1999, 2000 and the three months ended March 31, 2001, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a C corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS

                                                                                    Year Ended December 31,           Three Months
                                                                            --------------------------------------        Ended
HISTORICAL (1):                                                               1998           1999           2000      March 31, 2001
                                                                            --------       --------       --------       --------
Management Fees                                                             $109,447       $118,136       $125,690       $ 33,679
Administrative Fees                                                          162,834        191,132        169,631         43,020
Leasing Fees                                                                  51,699              0              0              0
Construction Supervision Fees                                                  1,081         25,094              0              0
Broker Fees                                                                        0              0              0              0
General Partner Distributions                                                      0              0              0              0
Limited Partner Distributions                                                      0              0              0              0
                                                                            --------       --------       --------       --------
Total historical                                                            $325,060       $334,362       $295,321       $ 76,699
                                                                            --------       --------       --------       --------

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares issuable in respect of limited
      partnership interests                                                 $ 42,167       $186,597       $334,613       $ 60,901
Distributions on American Spectrum Shares issuable in respect of the
      CGS Management Company                                                   3,665         16,218         29,082          5,293
Restricted Stock and Stock Options                                            86,716         86,716         86,716         21,679
Salary, Bonuses and Reimbursements                                           269,285        269,285        269,285         67,321
                                                                            --------       --------       --------       --------
      Total Pro forma as "C" Corporation                                    $401,832       $558,815       $719,695       $155,194
                                                                            ========       ========       ========       ========
PRO FORMA AS A REIT: (2)
Distributions on American Spectrum Shares issuable in respect of limited
      partnership interests                                                 $ 42,167       $186,597       $334,613       $ 60,901
Distributions on American Spectrum Shares issuable in respect of the
      CGS Management Company                                                   3,665         16,218         29,082          5,293
Restricted Stock and Stock Options                                            86,716         86,716         86,716         21,679
Salary, Bonuses and Reimbursements
                                                                             269,285        269,285        269,285         67,321
                                                                            --------       --------       --------       --------
                                       Total Pro forma as REIT              $401,832       $558,815       $719,695       $155,194
                                                                            ========       ========       ========       ========

------------------
(1) For description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

                                PROPERTY OVERVIEW


            Your fund owns interests in office and office/warehouse properties located in California and Arizona. Information regarding the property as of March 31, 2001 is set forth below.

                                                                                    RENTABLE SQUARE FEET
                                                                            ---------------------------------------
                                                            YEAR                               %             SQ. FT.
     PROPERTY            STATE            TYPE              BUILT           NUMBER           LEASED          LEASED
------------------        --        ----------------        ----            ------           ------          ------
Sierra Valencia           AZ        Office/warehouse        1987            82,560           100.00%         82,560
Sierra Mira Mesa          CA        Office                  1987            89,560           100.00%         89,560
Sierra Sorrento II        CA        Office                  1986            88,073           100.00%         88,073
Sierra Sorrento I         CA        Office/warehouse        1986            43,100           100.00%         43,100

                                               ANNUALIZED NET RENT
                                           ----------------------------        PER LEASED
                                                                   % OF          SQUARE      PERCENTAGE
     PROPERTY            STATE               AMOUNT                TOTAL          FOOT       OWNERSHIP
------------------        --               ----------              ----           ----         -----
Sierra Valencia           AZ               $  632,090              1.80%        $ 7.66        100.00%
Sierra Mira Mesa          CA               $2,129,449              6.08%        $23.78         81.43%
Sierra Sorrento II        CA               $1,010,380              2.88%        $11.47         51.40%
Sierra Sorrento I         CA               $  295,152              0.84%        $ 6.85         72.63%

            During 1998, Sierra Mira Mesa Partners made net contributions of $169,250 to your fund to provide assistance with operations of the Sierra Valencia property and the funding of capital improvements and leasing commissions amounts to $105,000. As a result of these net contributions and as a result of Sierra Mira Mesa Partners' net contributions of $203,000 to Sierra Pacific Development Fund II, your fund's ownership interest in Sierra Mira Mesa Partners increased from approximately 66% in 1998 to 67% in 1999.

            In 1999, Sierra Mira Mesa Partners received net distributions of $241,284 to your fund. Sierra Mira Mesa Partners' primary use of these funds was to provide its joint venture partners with an additional source of capital. As a result of these net distributions and as a result of Sierra Mira Mesa Partners' net contributions of $326,184 to Sierra Pacific Development Fund II, your fund's ownership interest in Sierra Mira Mesa Partners increased from approximately 67% in 1999 to 80% in 2000.

            In 2000, Sierra Mira Mesa Partners made net distributions of $563,993 to your fund. The net distributions received from Sierra Mira Mesa Partners were in large part used by your fund as a source for advances made to an affiliate of the general partner in connection with the proposed consolidation of your fund into American Spectrum Realty, Inc. As a result of these distributions and as a result of Sierra Mira Mesa Partners' net contributions of $1,506,795 to Sierra Pacific Development Fund II, your fund's ownership interest in Sierra Mira Mesa Partners increased from approximately 80% in 2000 to 81% in 2001.

The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:

     PROPERTY             MORTGAGE PRINCIPAL   INTEREST RATES    MATURITY DATE
     --------             ------------------   --------------    -------------
Sierra Sorrento I             $1,622,438            8.75%            Sep-09
Sierra Sorrento II                     0            N/A               N/A
Sierra Valencia                1,344,862            9.25%            Apr-07
Sierra Mira Mesa               4,191,911            7.74%            Oct-10

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

            Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either (a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

            If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's property for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

            Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

            An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

            The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

            Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote "For" the consolidation but vote "Against" the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

            The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

            In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2001, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

            If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

            You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by Mellon Investor Services LLC, which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

            A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

            Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS


            Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

            If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

            If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

            In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

            Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, the transaction will be effected by merging each fund into a newly formed limited liability company wholly owned by American Spectrum. Each entity will subsequently merge into the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the consolidation of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

            Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

            Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under section 351 of the Code. In general, under section 351(a) of the Code, a person recognizes no gain or loss if:

            - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

            - immediately after the exchange, such individuals or entities are in control of American Spectrum.

            For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of section 351 of the Code. American Spectrum and your fund intend to take the position that section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under section 351 of the Code. Because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, American Spectrum and the funds will take the position that the transfer of the assets was not to an investment company at the time of the transfer. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation, because there is no authority and accordingly it is uncertain as to whether American Spectrum will be treated as an investment company under section 351 at the time of transfer of assets by the funds.

            Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

            Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

            Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

            If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax Consequences to Limited Partners Who Receive Shares."

            Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

            If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

            Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER


            This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2001, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Pension Investors '84 (the "Merging Entity").

                                    RECITALS:

            WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 333-43686 including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

            WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

            WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

            WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            As used in this Agreement, the following terms shall have the respective meanings set forth below:

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

            "Agreement" means this Agreement, as amended from time to time.

            "American Spectrum" has the meaning set forth in the preface above.

            "American Spectrum Certificate of Merger" has the meaning set forth in Section 2.2 below.

            "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

            "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

            "Business Combination" has the meaning set forth in Section 4.1 below.

            "CGS" means CGS Real Estate Company, Inc.

            "CGS Affiliates" means CGS and its affiliates.

            "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

            "Closing" has the meaning set forth in Section 2.3 below.

            "Closing Date" has the meaning set forth in Section 2.3 below.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Effective Time" has the meaning set forth in Section 2.2 below.

            "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

            "Funds" means Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

            "Limited Partner" means a limited partner of the Merging Entity.

            "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

            "Managing General Partner" means the managing general partner of the Merging Entity.

            "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

            "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

            "Merger" has the meaning set forth in the first paragraph of the Recitals above.

            "Merging Entity" has the meaning set forth in the preface above.

            "Merging Entity's Certificate of Merger" has the meaning set forth in Section 2.2 below.

            "Note Option" has the meaning set forth in paragraph 4.1 below.

            "Notes" has the meaning set forth in paragraph 4.2 below.

            "Party" or "Parties" has the meaning set forth in the preface above.

            "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

            "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

            "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

            "SEC" has the meaning set forth in the first paragraph of the Recitals above.

            "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

            "Share Consideration" has the meaning set forth in Section 4.1.

            "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

            "Surviving Corporation" has the meaning set forth in Section 2.1 below.

            "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

            2.1         Merger.

            Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which
(i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

            2.2         Effective Time.

            On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

            2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than _____________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

            3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

            3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

            3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

            3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

            4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final Prospectus/Consent Solicitation Statement included in the Registration Statement.

            (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

            (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

            4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

            4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

            4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

            American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

            5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

            5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

            5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

            The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

            6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

            6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this

Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

            The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

            7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

            7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

            The Parties agree as follows with respect to the period following the Closing:

            8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

            8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

            8.3 Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

            9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

            (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

            (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

            (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

            (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

            (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

            9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

            American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

            10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

            10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non- appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

            10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

            11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            If to the Merging Entity:

            c/o William J. Carden
            Chief Executive Officer
            American Spectrum Realty, Inc.
            1800 East Deere Avenue
            Santa Ana, California  92705

            With copy to:

            If to American Spectrum:

            William J. Carden
            Chief Executive Officer
            American Spectrum Realty, Inc.
            1800 East Deere Avenue
            Santa Ana, California  92705

            With copy to:

            Proskauer Rose LLP
            1585 Broadway
            New York, NY  10036
            Attn:  Peter M. Fass, Esq.
            Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

            11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

            11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

            11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

            11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        AMERICAN SPECTRUM REALTY, INC.


                                        By:
                                             -----------------------------------
                                             Name
                                             Title



                                        By:
                                             -----------------------------------
                                             Name
                                             Title

                                   APPENDIX C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      SIERRA PACIFIC PENSION INVESTORS '84


Section 11.2 of the Partnership Agreement is amended to read as follows:

            "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease property to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                              DATED         , 2001
                        FOR NOONEY INCOME FUND LTD., L.P.


         This supplement is being furnished to you, as a limited partner of Nooney Income Fund Ltd., L.P., to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, Nooney Income Investments, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns one office and one office/warehouse property located in Kansas and Illinois respectively, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund made distributions in 1998 and had cash flow in 1999 of $433,000, cash flow of $498,000 in 2000 and a cash flow of $235,000 for the first three months of 2001. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the CGS privately held entities did not make distributions or have net cash flow which would have been available for distribution.

         -        Your fund only has a ratio of debt to total assets of 9.8%.
                  American Spectrum will have a ratio of debt to total assets ratio of 62.1%.

                                TABLE OF CONTENTS

                                                                           Page

OVERVIEW .............................................................     S-2

ADDITIONAL INFORMATION ...............................................     S-3

RISK FACTORS .........................................................     S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION .............................     S-10

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION .........................     S-11

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND .................     S-12

ALLOCATION OF AMERICAN SPECTRUM SHARES ...............................     S-14

FAIRNESS OF THE CONSOLIDATION ........................................     S-17

BENEFITS OF THE CONSOLIDATION ........................................     S-18

EXPENSES OF THE CONSOLIDATION ........................................     S-19

PROPERTY OVERVIEW ....................................................     S-25

REQUIRED VOTE ........................................................     S-25

AMENDMENTS TO THE PARTNERSHIP AGREEMENT ..............................     S-26

VOTING PROCEDURES ....................................................     S-26

FEDERAL INCOME TAX CONSIDERATIONS ....................................     S-28

APPENDIX A-- FAIRNESS  OPINION .......................................     A-1

APPENDIX B-- AGREEMENT AND PLAN OF MERGER ............................     B-1

APPENDIX C-- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP ...........     C-1

                                    OVERVIEW

THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 34 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers and one parcel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on The American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 719,254 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1993. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns one property located in Kansas and one property located in Illinois. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property has a ratio of debt to total assets of 9.8%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 62.1%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 84.4% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 74.8% of the square footage of the leases on your fund's property expires by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expires by 2003.

- Your fund made distributions in 1998 and had cash flow in 1999 of $433,000, cash flow of $498,000 in 2000 and a cash flow of $235,000 for the first three months of 2001. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the CGS privately held entities did not make distributions or have net cash flow which would have been available for distribution.

- The age of the property of your fund is 23.5 years. The average age of the property of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 2,091 units or 13.8% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote "For" the consolidation but vote"Against" the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks". Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 2000 and the Form 10-Q for the quarter ended March 31, 2001 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE "AGAINST" THE CONSOLIDATION. YOUR MANAGING PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

         American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted "Against" or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 2,091 units or 13.8% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

         BECAUSE OF THE DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

         There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

- Your investment currently consists of an interest in your fund. Your fund owns one office located in Kansas, and one office/warehouse located in Illinois. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments. The properties include office, office/warehouse, apartment and shopping centers.

- Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

- Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 9.8%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 62.1%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that we may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

- It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITIES EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of
$11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,168,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT RAISED DOUBT THAT CGS AND THE MAJORITY-OWNED AFFILIATES COULD CONTINUE AS A GOING CONCERN.

         The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended December 31, 2000 and have a net capital deficiency of $37,406,000; entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured; CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, which is the subject of a litigation; and an additional $1,751,000 due to one of the funds came due, but was extended. Subsequent to December 31, 2000, a second mortgage on one of the properties in the principal amount of $1,944,000 was placed in default by the lender.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FROM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

         Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and the CGS Management Company and merge with the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims under pending litigations and unknown contingent liabilities. These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001 and we intend to increase our ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. We may not make a profit on our investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, we may not be able to respond promptly to adverse economic or other conditions by varying our real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, we will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, we will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. We have received an opinion, however, from our tax counsel, Proskauer Rose LLP, that we will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and our status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

         In order to protect our REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose our REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT or obtain approval from our stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to our stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

         The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

         - between the funds and CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates and

         - among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the calculation of the Exchange Value and other consideration to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on The American Stock Exchange or another national securities exchange.

                               Appraised                                           Mortgage
                             Value of Real     Cash and Cash                      and Similar                       Estimated
                                 Estate         Equivalent                        Liabilities       Other         Consolidation
 Property                       Assets(1)         Assets        Other Assets          (1)         Liabilities        Expenses
 --------                       --------          ------        ------------          ---         -----------        --------
Oak Grove Commons              $5,590,000          --              --              $1,097,695          --               --
Leawood Fountain Plaza          5,038,800          --              --                  --              --               --
Fund Total                     10,628,800       $521,813        $1,530,222          1,097,695      $504,882         $289,455

                       Exchange Value of           GAAP Book             Number of          Number of         Percentage of Total
                       American Spectrum          Value March 31,         American          Shares per         Exchange Value/
Exchange Value of      Shares per $1,000        2001 per Average       Spectrum Shares     Average $1,000     Percentage of Total
American Spectrum      Original Limited          $1,000 Original        Allocated to          Original          American Spectrum
 Shares(2)           Partner Investment(2)         Investment             Fund (3)          Investment         Shares Issued (4)
 ---------           ---------------------         ----------             --------          ----------         -----------------
$10,788,803                 $710.72                 $374.84               719,254             47.38                 11.37%

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals:

         - the appraised value of your fund's real estate portfolio, as determined by Stanger; plus

         -        the book value of non-real estate assets of your fund; minus

         -        mortgage and other indebtedness of your fund and minus

         -        your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The following table provides information concerning the properties owned by your fund, including their appraised values. The appraisal was prepared by Stanger as of December 31, 2000.

                         Property          Appraised      Property                               Year           Percentage
   Property              Location             Value         Type         Property Size        Constructed      Ownership (1)
   --------              --------             -----         ----         -------------        -----------      -------------
Leawood
Fountain Plaza         Leawood, KS       $6,630,000      Office            86,030 sq. ft.      1982-1983          76.00%

Oak Grove              Downers                           Office/
Commons                Grove, IL          5,590,000      warehouse        137,678 sq. ft.      1972-1976         100.00%

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

         American Spectrum shares issued in the consolidation will be allocated as follows:

                  American Spectrum shares will be allocated

         - between the funds as a group and CGS and the majority-owned affiliates and CGS's other affiliates the CGS Management Company, and

         - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value"), of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

         Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of March 31, 2001, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real estate portfolios as of December 31, 2000 prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.



                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
             THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND
            CGS'S OTHER AFFILIATES AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                           PERCENTAGE OF
                                                                                                          TOTAL EXCHANGE
                                                                                                            VALUE/TOTAL
                                                                                                           PERCENTAGE OF
                                                                                                          TOTAL AMERICAN
                                                            EXCHANGE VALUE            SHARE                  SPECTRUM
                                                               OF FUND            ALLOCATION (1)           SHARES ISSUED
                                                               -------            --------------           -------------
Sierra Pacific Development Fund                             $ 7,073,911               471,594                  7.45%
Sierra Pacific Development Fund II                           11,321,999               754,800                 11.93%
Sierra Pacific Development Fund III                             286,899                19,127                  0.30%
Sierra Pacific Institutional Properties V                     4,373,714               291,581                  4.61%

                                                                                                           PERCENTAGE OF
                                                                                                          TOTAL EXCHANGE
                                                                                                            VALUE/TOTAL
                                                                                                           PERCENTAGE OF
                                                                                                          TOTAL AMERICAN
                                                            EXCHANGE VALUE            SHARE                  SPECTRUM
                                                               OF FUND            ALLOCATION (1)           SHARES ISSUED
                                                               -------            --------------           -------------
Sierra Pacific Pension Investors '84                         22,061,119             1,470,740                 23.24%
Nooney Income Fund Ltd., L.P.                                10,788,803               719,254                 11.37%
Nooney Income Fund Ltd. II, L.P.                             16,023,718             1,068,248                 16.88%
Nooney Real Property Investors-Two, L.P.                      8,312,327               554,155                  8.76%
CGS and the majority-owned affiliates and
   CGS's other affiliates (2)                                14,396,197               959,746                 15.17%
CGS Management Company                                          286,807                19,121                  0.30%
                                                            -----------             ---------                ------
Totals                                                      $94,925,494             6,328,366                100.00%
                                                            ===========             =========                ======

__________________________
(1) Some of the equity owners in the majority-owed affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.

Determination of Exchange Values

         The Exchange Value has been determined for the fund as described below.

         -        The Exchange Value of the fund is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of December 31, 2000; and

                           - the realizable values of the non-real estate assets as of March 31, 2001;

                  -        reduced by

                           - the mortgage debt balance as of March 31, 2001, as adjusted to reflect the market value of such debt,

                           - other balance sheet liabilities as of March 31, 2001 and

                           - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

         - first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

         - second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

         - third, to the general partners in an amount equal to any loans or advances they have made;

         - fourth, to the general partners in an amount equal to their share of previously undistributed net income;

         - fifth, to the general partners in an amount equal to their adjusted capital contribution;

         - sixth, pro rata to the limited partners in the amount equal to the excess of 10% cumulative return, minus prior distributions to the limited partners;

         - seventh, pro rata to the general partners in an amount equal to the excess of 10% cumulative return over prior distributions to the general partners; and

         - eighth, the balance 85% to all of the partners in proportion to their capital contributions and 15% to the general partners.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable to the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund are being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that we are required to prepay the notes in accordance with our terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                            GAAP Book Value March 31,          Exchange Value per
Estimated Going Concern Value       Estimated Liquidation Value        2001 per Average $1,000 Original        $1,000 Original
per $1,000 Original Investment     per $1,000 Original Investment                Investment                     Investment (1)
------------------------------     ------------------------------                ----------                     --------------
        $567.00-$633.00                     $694.78                               $374.84                          $710.72

(1) Values are based on the value per share of $15 established by us. The Exchange Value of your fund is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's real estate portfolio, as determined by Stanger; plus (ii) the book value of non-real estate assets of your fund; minus (iii) mortgage and other indebtedness of your fund; minus (iv) your fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

         We do not know of any factors that may materially affect

         -    the value of the consideration to be allocated to the fund,

         - the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or

         -    the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

- Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

         - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

         - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

         - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

         - The combination of the funds under the ownership of American Spectrum will result in cost savings.

         - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the fund without change and the liquidation of the fund and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

- Your managing general partner considered that you may vote "For" or "Against" the consolidation, and, if you vote "Against" it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

- Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

- Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

- Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

- The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

- You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

- Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

- You would continue to be entitled to the safeguards of your partnership agreement.

- Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

- Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

- There would be no change in your voting rights or your fund's operating policies.

- Your fund would not incur its share of the expenses of the consolidation.

- For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

- You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 5.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses for your fund's entities and the CGS Management Company:

         The following table sets forth the consolidation expenses of your fund:

                          Pre-Closing Transaction Costs
Legal Fees(1) ................................................        $ 50,649
Appraisals(2) ................................................          16,151
Fairness Opinions(3) .........................................          53,814
Solicitation Fees(4) .........................................           2,476
Printing and Mailing(5) ......................................          57,768
Accounting Fees(6) ...........................................          84,739
Pre-formation Cost(7) ........................................           6,351
    Subtotal .................................................        $271,948

                            Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8) ....................        $ 15,389
Legal Closing Fees(9) ........................................           2,118
    Subtotal .................................................        $ 17,507
Total ........................................................        $289,455 *

* Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $1,300,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(2) Aggregate appraisal fees to be incurred in connection with the consolidation were $312,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $550,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $700,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $2,000,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $163,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $395,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $50,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates as of March 31, 2001.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.

      Year Ended December 31                              Amount
      ----------------------                              ------
      1996 ....................................           $18.75
      1997 ....................................            18.75
      1998 ....................................            25.00
      1999 ....................................                0
      2000 ....................................                0
      Three months ended March 31, 2001 .......                0
      Budgeted Annual Distribution(1) .........            25.28
                                                          ======

         (1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would have received if the fund continued its operations.

         1000

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

         - a management fee equal to 9% of the net operating cash flow, subject to a preferential distribution to limited partners of 7.5% per annum;

         - a property management fee equal to 5% of the gross revenues from residential properties and 6% of the gross revenues from industrial and commercial properties;

         - reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties; and

         - a real estate commission on the sale of properties in an amount not to exceed the lesser of

                  -        3% of the gross sales price of the property, or

                  -        50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1998, 1999, 2000 and the three months ended March 31, 2001, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a C corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

         1001

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS(1)


                                                                                                                 Three Months
                                                                                                                      Ended
                                                                              Year Ended December 31,               March 31,
                                                               --------------------------------------------
HISTORICAL(1):                                                    1998             1999               2000            2001
                                                                  ----             ----               ----            ----
Management Fees                                                $111,606          $125,314          $123,292          $23,627
Administrative Fees                                              25,000            25,000            25,000            6,250
Leasing Fees                                                          0                 0                 0                0
Construction Supervision Fees                                         0                 0                 0                0
Broker Fees                                                           0                 0                 0                0
General Partner Distributions                                    42,193                 0                 0                0
Limited Partner Distributions                                         0                 0                 0                0
                                                               --------          --------          --------          -------
Total historical                                               $178,799          $150,314          $148,292          $29,877
                                                               ========          ========          ========          =======
PRO FORMA AS A "C" CORPORATION:(2)
Distributions on American Spectrum Shares issuable in
    respect of limited partnership interests                   $      0          $ 29,822          $ 64,121          $24,760
Distributions on American Spectrum Shares issuable in
    respect of the CGS Management Company                             0             3,723             8,005            3,091
Restricted Stock and Stock Options                               42,408            42,408            42,408           10,602
Salary, Bonuses and Reimbursements                              131,692           131,692           131,692           32,923
                                                               --------          --------          --------          -------
         Total Pro forma as "C" Corporation                    $174,100          $207,645          $246,226          $71,376
                                                               ========          ========          ========          =======
PRO FORMA AS A REIT:(2)
Distributions on American Spectrum Shares issuable in
    respect of limited partnership interests                   $      0          $ 29,822          $ 64,121          $24,760
Distributions on American Spectrum Shares issuable in
    respect of the CGS Management Company                             0             3,723             8,005            3,091
Restricted Stock and Stock Options                               42,408            42,408            42,408           10,602
Salary, Bonuses and Reimbursements                              131,692           131,692           131,692           32,923
                                                               --------          --------          --------          -------
         Total Pro forma as REIT                               $174,100          $207,645          $246,226          $71,376
                                                               ========          ========          ========          =======

         1002

-------------------------
(1) For description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

         1003

                                PROPERTY OVERVIEW

         Your fund owns office and office/warehouse properties property located in Kansas and Illinois. Information regarding the property as of March 31, 2001 is set forth below.

                                                        RENTABLE SQUARE FEET           ANNUALIZED NET RENT
                                                    ------------------------------    ----------------------
                                                                                                                 PER
                                                                                                                LEASED
                                          YEAR                             SQ. FT.                              SQUARE    PERCENTAGE
   PROPERTY         STATE      TYPE       BUILT     NUMBER    % LEASED     LEASED      AMOUNT     % OF TOTAL     FOOT      OWNERSHIP
   --------         -----      ----       -----     ------    --------     ------      ------     ----------     ----      ---------
Oak Grove Commons     IL     OFF/WARE    1972-76    137,678    83.36%     114,769    $  832,269     2.38%       $ 7.25        100%
Leawood Fountain
Plaza                 KS     OFFICE      1982-83     86,030    86.48%      74,398    $1,316,641     3.76%       $17.70        76%

The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:

               PROPERTY          MORTGAGE PRINCIPAL        INTEREST RATE         MATURITY DATE
               --------          ------------------        -------------         -------------
               Oakgrove              $1,097,695                8.57%                 Jul-01
               Leawood                    0                     N/A                   N/A

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's properties for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund

         1004

to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this supplement as Appendix C.

         First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote "For" the consolidation but vote "Against" the amendment, your fund will not be able to participate in the consolidation.

                               VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2001, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

         If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by Mellon Investor Services LLC, which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has

         1005

been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

         1006

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, the transaction will be effected by merging each fund into a newly formed limited liability company wholly owned by American Spectrum. Each entity will subsequently merge into the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the consolidation of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under section 351 of the Code. In general, under section 351(a) of the Code, a person recognizes no gain or loss if:

         1007

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of section 351 of the Code. American Spectrum and your fund intend to take the position that section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under section 351 of the Code. Because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, American Spectrum and the funds will take the position that the transfer of the assets was not to an investment company at the time of the transfer. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation, because there is no authority and accordingly it is uncertain as to whether American Spectrum will be treated as an investment company under section 351 at the time of transfer of assets by the funds.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         1008

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax Consequences to Limited Partners Who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

         1009

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         1010
         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

         1011
- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the

         1012
estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

         1013
(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

         1014
                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

         1015

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2001, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Income Fund Ltd., L.P. (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 333-43686 including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         1016

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         1017

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

         A. Merger. Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

         B. Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         C. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing

         1018

General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in
Article IX (the "Closing Date"), but in no event later than __________.


                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION


         A. Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         B. Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         C. By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         D. Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV.
                                  CONSIDERATION

         A. Share Consideration. 1. At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         2. Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         3. At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         B. Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         C. Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing

         1019

50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         D. Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.


                                   ARTICLE V.
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         A. Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         B. Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         C. Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI.
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         A. Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         B. Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

         1020

                                  ARTICLE VII.
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         A. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         B. Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VII.
                             POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the
Closing:

         A. General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         B. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         C. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX.
                        CONDITIONS TO OBLIGATION TO CLOSE

         A. Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging
Entity:

         1. Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         2. No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         1021

         3. No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         4. Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         5. American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         B. Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                   ARTICLE X.
                                   TERMINATION

         A. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         B. Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         C. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI.
                                  MISCELLANEOUS

         A. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         1022

         B. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         C. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         D. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         E. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         F. Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:

         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change

         1023

the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         G. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         H. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         I. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         J. Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         K. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         L. Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         M. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         1024

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                             AMERICAN SPECTRUM REALTY, INC.

                                             By: ____________________________
                                                 Name
                                                 Title

                                             NOONEY INCOME FUND LTD., L.P.

                                             By: ____________________________
                                                 Name
                                                 Title

         1025

                                   APPENDIX C

                             AMENDMENT TO AGREEMENT
                             OF LIMITED PARTNERSHIP
                                       OF
                             NOONEY INCOME FUND LTD.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

         (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

         (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

         For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.


Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

         "(ii) Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

         1026

                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED      , 2001
                        NOONEY INCOME FUND LTD. II, L.P.


           This supplement is being furnished to you, as a limited partner of Nooney Income Fund Ltd. II, L.P., which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

           Pursuant to the consent solicitation and this supplement, Nooney Income Investments Two, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

           The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

           There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

           - Unlike your fund which owns office and office/warehouse properties located in Illinois, Kansas and Ohio, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse,

         1027

                      apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

           - Your fund's property is 88.5% occupied. American Spectrum's properties are 87.6% occupied.

           - Your fund only has a ratio of debt to total assets of 28.1%. American Spectrum will have a ratio of debt to total assets of 62.1%.

           - Your fund made distributions in 1998 and had negative cash flow of $(59,000) in 1999, cash flow of $478,000 in 2000 and a cash flow of $174,000 for the first three months of 2001. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the entities included in CGS and the majority-owned affiliates and CGS's other affiliates did not make distributions or have net cash flow which would have been available for distribution.

         1028


                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
OVERVIEW .....................................................................S-2

ADDITIONAL INFORMATION .......................................................S-4

RISK FACTORS .................................................................S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION .....................................S-11

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION .................................S-11

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND .........................S-12

ALLOCATION OF AMERICAN SPECTRUM SHARES .......................................S-13

FAIRNESS OF THE CONSOLIDATION ................................................S-16

BENEFITS OF THE CONSOLIDATION ................................................S-17

EXPENSES OF THE CONSOLIDATION ................................................S-18

PROPERTY OVERVIEW ............................................................S-24

REQUIRED VOTE ................................................................S-24

AMENDMENTS TO THE PARTNERSHIP AGREEMENT ......................................S-25

VOTING PROCEDURES ............................................................S-25

FEDERAL INCOME TAX CONSIDERATIONS ............................................S-27

APPENDIX A - FAIRNESS OPINION ................................................A-1

APPENDIX B - AGREEMENT AND PLAN OF MERGER ....................................B-1

APPENDIX C - AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP ...................C-1

         1029

                                    OVERVIEW

THE CONSOLIDATION.

        Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 34 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers and one parcel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on The American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM.

        Your fund will be allocated an aggregate of 1,068,248 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS.

        The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1995. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS.

- Your fund owns properties located in Kansas, Illinois and Ohio. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

-          Your fund's property has a ratio of debt to total assets of 28.1%.
           The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 62.1%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

         1030

- Your fund's property is 88.5% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- Your fund made distributions in 1998 and had negative cash flow of $(59,000) in 1999, cash flow of $478,000 in 2000 and a cash flow of $174,000 for the first three months of 2001. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the entities included in CGS and the majority-owned affiliates and CGS's other affiliates did not make distributions or have net cash flow which would have been available for distribution.

- 73.0% of the square footage of the leases on your fund's property expires by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expires by 2003.

- The average age of the properties of your fund is 19 years. The average age of the properties of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION.

        Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 1,200 units or 6.2% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT.

        Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote "For" the consolidation but vote "Against" the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION.

        The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may

         1031

prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks". Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

        If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

        American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

        We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

        Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation and the Form 10-K of your fund for the year ended December 31, 2000 and the Form 10-Q for the quarter ended March 31, 2001 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

        The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY.

        The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE "AGAINST" THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted "Against" or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund.

         1032

           Your managing general partner and its affiliates own 1,200 units or 6.2% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

           - Your investment currently consists of an interest in your fund. Your fund owns office and office/warehouse properties located in Kansas, Illinois and Ohio. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments. The properties include office, office/warehouse, apartment and shopping centers.

           - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

           - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 28.1%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 62.1%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that we may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

           - Your property is currently 88.5% occupied. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation.

           - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

        Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS.

        The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

         1033

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITIES EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

        The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

        There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

        American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

        We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

        Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

        CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of
$11,212,000 and for the three months ending March 31, 2001, of $2,092,500. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379) at March 31, 2001. Additionally, American Spectrum incurred losses on

         1034

a pro forma basis in 2000 of $(12,168,000) and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT RAISED DOUBT THAT CGS AND THE MAJORITY-OWNED AFFILIATES COULD CONTINUE AS A GOING CONCERN.

        The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended December 31, 2000 and have a net capital deficiency of $37,406,000; entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured; CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, which is the subject of a litigation; and an additional $1,751,000 due to one of the funds came due, but was extended. Subsequent to December 31, 2000, a second mortgage on one of the properties in the principal amount of $1,944,000 was placed in default by the lender.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FROM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

        Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

        American Spectrum will acquire the assets of CGS and the CGS Management Company and merge with the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims under pending litigations and unknown contingent liabilities. These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

        American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

        The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

         1035

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

        The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

        At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

        Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

        Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

        Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

        Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

        There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

         1036

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

        As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

        An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

        Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001 and we intend to increase our ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

        Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. We may not make a profit on our investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

        Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, we may not be able to respond promptly to adverse economic or other conditions by varying our real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

        We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

         1037

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

        The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

        American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, we will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, we will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

        If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. We have received an opinion, however, from our tax counsel, Proskauer Rose LLP, that we will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

        However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

        A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

        If American Spectrum fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and our status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each

         1038

of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP.

        In order to protect our REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose our REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

        For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT or obtain approval from our stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

        American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to our stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                     EFFECT OF VOTING FOR THE CONSOLIDATION

        Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                   EFFECT OF VOTING AGAINST THE CONSOLIDATION

        If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

        If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

        If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

         1039

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

        The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

        The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

- between the funds and CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates, and

- among the funds, is fair from a financial point of view to the limited partners of the funds.

        The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on The American Stock Exchange or another national securities exchange.



                             Appraised Value of     Cash and Cash                    Mortgage and                      Estimated
                                  Real Estate       Equivalent         Other         Similar            Other        Consolidation
Property                           Assets(1)          Assets           Assets       Liabilities(1)   Liabilities         Expenses
--------                           ---------          ------           ------       --------------   -----------         --------

Leawood Fountain Plaza            $1,591,200                                       $       --
Tower Industrial Bldg              1,460,000                                               --
Countryside                        6,110,000                                        1,170,644
Northeast Commerce Center          4,500,000                                        1,849,296
NorthCreek Office Park             8,410,000                                        3,703,261
Fund Total                       $22,071,200         $1,743,536       $246,555     $6,723,201            $781,218        $533,154


                                                   GAAP Book        Number of       Number of        Percentage
                        Exchange Value of         Value March       American        Shares per        of Total
                        American Spectrum          31, 2001         Spectrum        Average        Exchange Value/
Exchange Value of       Shares per $1,000         per Average       Shares          $1,000         Percentage of Total
American Spectrum       Original Limited         $1,000 Original    Allocated       Original       American Spectrum
   Shares(2)           Partner Investment(2)       Investment       to Fund(3)     Investment      Shares Issued(4)
   ----------          ---------------------       ----------       ----------     ----------      -----------------

  $16,023,718                 $833.66                $466.27        1,068,248       55.58              16.88%

---------------------------


(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

           - the appraised value of your fund's real estate portfolio, as determined by Stanger; plus

           -          the book value of non-real estate assets of your fund;
                      minus

           -          mortgage and other indebtedness of your fund and minus

           -          your fund's allocable share of the consolidation expenses.

           Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none

         1040

           of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

        The following table provides information concerning the properties owned by your fund, including their appraised values. The appraisal was prepared by Stanger as of December 31, 2000.

                                Property               Appraised      Property      Property             Year          Percentage
Property                        Location               Value          Type          Size               Constructed     Ownership(1)
--------                        --------               -----          ----          ----               -----------     -------------

Leawood                       Leawood, KS            $6,630,000      Office       86,030 sq.ft.       1982-1983        24.00%
Countryside Executive
Ctr                           Palatine, IL            6,110,000      Office       91,975 sq.ft.         1972          100.00%
NorthCreek Office Park        Cincinnati, OH          8,410,000      Office       92,053 sq ft        1984-86         100.00%
Northeast Commerce Ctr        Loveland, OH            4,500,000      Office/     100,000 sq ft          1985          100.00%
                                                                     ware-house
Tower Industrial Bldg         Mundelein, IL           1,460,000      Office/      42,120 sq ft          1974          100.00%
                                                                     ware-house

------

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.


                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

           American Spectrum shares will be allocated

           - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

           - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

        Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of December 31, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates, and among all the funds.

        The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real estate portfolios as of December 31, 2000 prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value

         1041

for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

        For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
             THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND
           CGS'S OTHER AFFILIATES, AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                  PERCENTAGE OF
                                                                                                  TOTAL EXCHANGE
                                                                                                  VALUE/TOTAL
                                                                                                  PERCENTAGE OF
                                                                                                  TOTAL AMERICAN
                                                      EXCHANGE VALUE                SHARE           SPECTRUM
                                                      OF FUND                    ALLOCATION(1)    SHARES ISSUED
                                                      --------------             -------------    -------------
Sierra Pacific Development Fund                         $7,073,911                  471,594            7.45%
Sierra Pacific Development Fund II                      11,321,999                  754,800           11.93%
Sierra Pacific Development Fund III                        286,899                   19,127            0.30%
Sierra Pacific Institutional Properties V                4,373,714                  291,581            4.61%
Sierra Pacific Pension Investors '84                    22,061,119                1,470,740           23.24%
Nooney Income Fund Ltd., L.P.                           10,788,803                  719,254           11.37%
Nooney Income Fund Ltd. II, L.P.                        16,023,718                1,068,248           16.88%
Nooney Real Property Investors-Two, L.P.                 8,312,327                  554,155            8.76%
CGS and the majority-owned affiliates and
   CGS's other affiliates (2)                           14,396,197                  959,746           15.17%
CGS Management Company                                     286,807                   19,121            0.30%
                                                       -----------                ---------          ------
Totals                                                 $94,925,494                6,328,366          100.00%
                                                       ===========                =========          ======

----------------------

(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)        Excludes the CGS Management Company.

         1042

DETERMINATION OF EXCHANGE VALUES

           The Exchange Value has been determined for the fund as described below.

           -          The Exchange Value of the fund is computed as:

                      -          the sum of:

                                 - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of December 31, 2000; and

                                 -          the realizable values of the
                                            non-real estate assets as of March
                                            31, 2001;

                      -          reduced by

                                 -          the mortgage debt balance as of
                                            March 31, 2001, as adjusted to
                                            reflect the market value of such
                                            debt,

                                 - other balance sheet liabilities as of March 31, 2001 and

                                 -          the fund's share of the expenses
                                            related to the consolidation.

           After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

           Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

           - first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

           - second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

           - third, to the general partners in an amount equal to any loans or advances they have made;

           - fourth, to the general partners in an amount equal to their share of previously undistributed net income;

           - fifth, to the general partners in an amount equal to their adjusted capital contribution;

           - sixth, pro rata to the limited partners in the amount equal to the excess of an 11% cumulative return over prior distributions to the limited partners;

           - seventh, pro rata to the general partners in an amount equal to any unpaid annual management fee; and

           - eighth, the balance 85% to all of the partners in proportion to their capital contributions and 15% to the general partners.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable to the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund are being allocated to the limited partners.

         1043

                          FAIRNESS OF THE CONSOLIDATION
GENERAL

           Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

           Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

           Also, your managing general partner wants you to note:

           - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

           - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

           - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that we are required to prepay the notes in accordance with our terms following property sales or refinancings.

           The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                             GAAP Book Value             Exchange Value
  Estimated Going Concern      Estimated Liquidation Value   March 31, 2001 per          per $1,000
  Value per $1,000 Original     per $1,000 Original          Average $1,000               Original
          Investment                Investment               Original Investment        Investment (1)
           $734.00-$830.00           $803.98                      $466.27                  $833.66


-------

(1) Values are based on the value per share of $15 established by us. The Exchange Value of your fund is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's real estate portfolio, as determined by Stanger; plus
           (ii) the book value of non-real estate assets of your fund; minus
           (iii) mortgage and other indebtedness of your fund; minus (iv) your fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

           We do not know of any factors that may materially affect

         1044

           - the value of the consideration to be allocated to the fund,

           - the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or

           -          the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

           Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

           - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                      - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                      - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                      - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                      - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

                      - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                      - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the fund without change and the liquidation of the fund and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

           - Your managing general partner considered that you may vote "For" or "Against" the consolidation, and, if you vote "Against" it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

           - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest

         1045

                      payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

           - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

           You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

           - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

           - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

           - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

           Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

           - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

           - You would continue to be entitled to the safeguards of your partnership agreement.

           - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

           - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

           - There would be no change in your voting rights or your fund's operating policies.

           - Your fund would not incur its share of the expenses of the consolidation.

           - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

           - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

           However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

           If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 5.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         1046

           If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

           The following table sets forth the consolidation expenses of your fund:


                                     Pre-Closing Transaction Costs

Legal Fees(1) ........................................................................................................$105,174
Appraisals(2) ........................................................................................................  38,908
Fairness Opinions(3) ................................................................................................. 111,748
Solicitation Fees(4) .................................................................................................   2,769
Printing and Mailing(5) ..............................................................................................  64,603
Accounting Fees(6) ................................................................................................... 160,788
Pre-formation Cost(7) ................................................................................................  13,187
Subtotal .............................................................................................................$497,177


                                       Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8) ............................................................................ $31,957
Legal Closing Fees(9) ................................................................................................   4,020
Subtotal ............................................................................................................. $35,977
Total ................................................................................................................$533,154*

----------------
*          Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $1,300,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(2) Aggregate appraisal fees to be incurred in connection with the consolidation were $312,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $550,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $700,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

         1047

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $2,000,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates as of March 31, 2001.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $163,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $395,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $50,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates as of March 31, 2001.

           The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

           If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

           The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.

Year Ended December 31                                                 Amount
-------------------------------------------------------------  ----------------
1996                                                           $         12.50
1997                                                                     12.50
1998                                                                     18.75
1999                                                                         0
2000                                                                         0
Three months ended March 31, 2001                                            0
Budgeted Annual Distribution(1)                                          24.56
                                                              =================

(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will

         1048

           be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would have received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR
AFFILIATES.

           The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

           Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

           The general partners and their affiliates are entitled to the following fees from the fund:

           - a management fee equal to 9% of the net operating cash flow of the fund, subject to a preferential distribution to limited partners of 7.5% per annum.

           - a property management fee equal to 5% of the gross revenues from residential properties and 6% of the gross revenues from industrial and commercial properties;

           - reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties; and

           - a real estate commission on the sale of properties in an amount not to exceed the lesser of

                      -          3% of the gross sales price of the property, or

                      -          50% of the standard real estate commission.

           American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

           During the years ended December 31, 1998, 1999, 2000 and the three months ended March 31, 2001, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a C corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

         1049

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)

                                                                                                                        Three Months
                                                                                       Year Ended December 31,             Ended
                                                                     ---------------------------------------------        March 31,
HISTORICAL (1):                                                      1998                    1999             2000          2001
---------------                                                      ----                    ----             ----          ----


Management Fees                                                     $215,198                $216,862        $241,121       $62,067
Administrative Fees                                                   40,000                  40,000          40,000        10,000
Leasing Fees                                                               0                       0               0             0
Construction Supervision Fees                                              0                       0               0             0
Broker Fees                                                                0                       0               0             0
General Partner Distributions                                         22,046                       0               0             0
Limited Partner Distributions                                              0                       0               0             0
                                                                    --------                --------        --------       -------
Total historical                                                    $277,244                $256,862        $281,121       $72,067
                                                                    ========                ========        ========       =======
PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares issuable in respect
of limited partnership interests                                          $0                      $0         $14,921        $9,162
Distributions on American Spectrum Shares issuable in respect
of the CGS Management Company                                              0                       0           6,604         4,055
Restricted Stock and Stock Options                                    62,985                  62,985          62,985        15,746
Salary, Bonuses and Reimbursements                                   195,591                 195,591         195,591        48,898
                                                                    --------                --------        --------       -------
           Total Pro forma as "C" Corporation                       $258,576                $258,576        $280,101       $77,861
                                                                    ========                ========        ========       =======
PRO FORMA AS A REIT: (2)
Distributions on American Spectrum Shares issuable in respect
of limited partnership interests                                          $0                      $0         $14,921        $9,162
Distributions on American Spectrum Shares issuable in respect
of the CGS Management Company                                              0                       0           6,604         4,055
Restricted Stock and Stock Options                                    62,985                  62,985          62,985        15,746
Salary, Bonuses and Reimbursements                                   195,591                 195,591         195,591        48,898
                                                                    --------                --------        --------       -------
           Total Pro forma as REIT                                  $258,576                $258,576        $280,101       $77,861
                                                                    ========                ========        ========       =======

      ------------------------------

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the consent solicitation.

         1050

(2) No taxes would have been payable by American Spectrum if the combined entities had operated a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distribution to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

         1051
                                PROPERTY OVERVIEW


           Your fund owns office and office/warehouse property located in Illinois, Kansas and Ohio. Information regarding the property as of March 31, 2001 is set forth below.


                                                        RENTABLE SQUARE FEET            ANNUALIZED NET RENT
                                                    ------------------------------      -------------------
                                                                                                                PER
                                                                                                               LEASED
                                      YEAR                                  SQ. FT.                  % OF      SQUARE    PERCENTAGE
PROPERTY       STATE     TYPE         BUILT         NUMBER     % LEASED     LEASED       AMOUNT      TOTAL     FOOT      OWNERSHIP
--------       -----     ----         -----         ------     --------     ------       ------      -----     ----      ---------

Leawood           KS     Office       1982-1983     86,030      86.48%       74,398    $1,316,641    3.76%    $17.70      24%
Countryside       IL     Office         1972        91,975      92.70%       85,258    $1,422,652    4.06%    $16.69     100%
Northcreek        OH     Office       1984-1986     92,053      92.56%       85,207    $1,302,151    3.72%    $15.28     100%
Northeast
Commerce          OH     Office/         1985      100,000      76.36%       76,360      $476,101    1.36%     $6.23     100%
                         warehouse
Tower             IL     Office/         1974       42,120     100.00%       42,120      $168,480    0.48%     $4.00     100%
                         warehouse




The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:

                           Property                              Mortgage Principal       Interest Rate      Maturity Date
                           --------                              ------------------       -------------      -------------
           Leawood                                                      $    0                N/A                 N/A
           Tower                                                             0                N/A                 N/A
           Countryside                                               1,170,644              9.25%              Dec-02
           North Creek Office Park                                   3,703,261              9.25%              Dec-02
           Northeast Commerce Center                                 1,849,296              9.25%              Dec-02


                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT.

           Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either (a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION.

           If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's property for sale and to commence the process of disposing of your fund's properties.

         1052

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION.

           Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                    AMENDMENTS TO THE PARTNERSHIP AGREEMENT

           Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this supplement as Appendix C.

           First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

           Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

           Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote "For" the consolidation but vote "Against" the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

           The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

           In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2001, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

           If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

           You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will

         1053

commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by Mellon Investor Services LLC, which was hired
by us to tabulate your votes, prior to [    ] [p.m.] [Eastern] time on the last
day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

           A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

           Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

         1054

                       FEDERAL INCOME TAX CONSIDERATIONS

           Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES.

           If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

           If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

           In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION.

           Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, the transaction will be effected by merging each fund into a newly formed limited liability company wholly owned by American Spectrum. Each entity will subsequently merge into the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the consolidation of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

           Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

           Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under section 351 of the Code. In general, under section 351(a) of the Code, a person recognizes no gain or loss if:

         1055

           - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

           - immediately after the exchange, such individuals or entities are in control of American Spectrum.

           For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of section 351 of the Code. American Spectrum and your fund intend to take the position that section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under section 351 of the Code. Because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, American Spectrum and the funds will take the position that the transfer of the assets was not to an investment company at the time of the transfer. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation, because there is no authority and accordingly it is uncertain as to whether American Spectrum will be treated as an investment company under section 351 at the time of transfer of assets by the funds.

           Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

           Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

           Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         1056

           If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax Consequences to Limited Partners Who Receive Shares."

           Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

           If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

           Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

         1057

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         1058
         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

         1059
- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the

         1060
estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

         1061
(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

         1062
                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

         1063

                                    APPENDIX B
                           AGREEMENT AND PLAN OF MERGER

           This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2001, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Income Fund Ltd. II, L.P. (the "Merging Entity").

                                    RECITALS:

           WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 333-43686 including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

           WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

           WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

           WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

           NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:




                                    ARTICLE I
                                   DEFINITIONS

           As used in this Agreement, the following terms shall have the respective meanings set forth below:

           "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

           "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

           "Agreement" means this Agreement, as amended from time to time.

           "American Spectrum" has the meaning set forth in the preface above.

           "American Spectrum Certificate of Merger" has the meaning set forth in Section 2.2 below.

           "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

           "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         1064

           "Business Combination" has the meaning set forth in Section 4.1 below.

           "CGS" means CGS Real Estate Company, Inc.

           "CGS Affiliates" means CGS and its affiliates.

           "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

           "Closing" has the meaning set forth in Section 2.3 below.

           "Closing Date" has the meaning set forth in Section 2.3 below.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Effective Time" has the meaning set forth in Section 2.2 below.

           "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

           "Funds" means Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

           "Limited Partner" means a limited partner of the Merging Entity.

           "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

           "Managing General Partner" means the managing general partner of the Merging Entity.

           "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

           "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

           "Merger" has the meaning set forth in the first paragraph of the Recitals above.

           "Merging Entity" has the meaning set forth in the preface above.

           "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

           "Note Option" has the meaning set forth in paragraph 4.1 below.

           "Notes" has the meaning set forth in paragraph 4.2 below.

           "Party" or "Parties" has the meaning set forth in the preface above.

           "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

           "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         1065

           "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

           "SEC" has the meaning set forth in the first paragraph of the Recitals above.

           "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

           "Share Consideration" has the meaning set forth in Section 4.1.

           "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

           "Surviving Corporation" has the meaning set forth in Section 2.1 below.

           "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

           "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1        Merger.

           Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").


2.2        Effective Time.

           On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."


           2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the

         1066

Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

           3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

           3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

           3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

           3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION


           4.1 Share Consideration. At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.


           (a)Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.


           (b) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

           4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

           4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest

         1067

representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

           4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

           American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

           5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

           5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

           5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

           The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

           6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

           6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

         1068

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

           The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

           7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

           7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

           The Parties agree as follows with respect to the period following the
Closing:

           8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

           8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

           8.3 Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

           9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

           (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

           (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         1069

           (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

           (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

           (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

           9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

           American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

           10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

           10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

           10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

           11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         1070

           11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

           11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

           11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

           11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

           11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

           If to the Merging Entity:

           c/o William J. Carden
           Chief Executive Officer
           American Spectrum Realty, Inc.
           1800 East Deere Avenue
           Santa Ana, California  92705

           With copy to:

           If to American Spectrum:

           William J. Carden
           Chief Executive Officer
           American Spectrum Realty, Inc.
           1800 East Deere Avenue
           Santa Ana, California  92705

           With copy to:

           Proskauer Rose LLP
           1585 Broadway
           New York, NY  10036
           Attn:  Peter M. Fass, Esq.
           Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         1071

           11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

           11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

           11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

           11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

           11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

           11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

           11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         1072

           IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                                AMERICAN SPECTRUM REALTY, INC.

                                                By:
                                                   ----------------------------
                                                   Name
                                                   Title


                                                NOONEY INCOME FUND LTD. II, L.P.

                                                By:
                                                   ----------------------------
                                                   Name
                                                   Title

         1073

                                   APPENDIX C

                                   AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        NOONEY INCOME FUND LTD. II, L.P.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

           (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

           (ii)      to dissolve the Partnership (except pursuant to Section
           2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

           For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.


Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

           "(ii) Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

         1074

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JUNE 26, 2001



                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                              DATED         , 2001
                  FOR NOONEY REAL PROPERTY INVESTORS-TWO, L.P.


         This supplement is being furnished to you, as a limited partner of Nooney Real Property Investors-Two, L.P., which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, Nooney Investors, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns office/warehouse and shopping center properties located in Indiana and Missouri, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 96.2% occupied. American Spectrum's properties are 87.6% occupied.

         - The transaction will be taxable to you. We estimate that you will recognize a taxable gain of $79 for every $1,000 of your original investment and that you may pay additional taxes if the IRS challenges our position on the taxation of the transaction.

         -        Your fund only has a ratio of debt to total assets of 54.8%.
                  American Spectrum will have a debt to total assets ratio of 62.1%.

         - Your fund had a negative cash flow of $(122,000) during 1999, a cash flow of $97,000 during 2000 and a cash flow of $107,000 for the first three months of 2001. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

         1075

                                TABLE OF CONTENTS

                                                                                                           PAGE NO.
                                                                                                           -------

OVERVIEW .......................................................................................................S-2

ADDITIONAL INFORMATION..........................................................................................S-3

RISK FACTORS....................................................................................................S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION.......................................................................S-12

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION...................................................................S-12

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND...........................................................S-12

ALLOCATION OF AMERICAN SPECTRUM SHARES.........................................................................S-14

FAIRNESS OF THE CONSOLIDATION..................................................................................S-17

BENEFITS OF THE CONSOLIDATION..................................................................................S-18

EXPENSES OF THE CONSOLIDATION..................................................................................S-19

PROPERTY OVERVIEW..............................................................................................S-25

REQUIRED VOTE..................................................................................................S-25

AMENDMENTS TO THE PARTNERSHIP AGREEMENT........................................................................S-26

VOTING PROCEDURES..............................................................................................S-26

FEDERAL INCOME TAX CONSIDERATIONS..............................................................................S-28

APPENDIX A - FAIRNESS OPINION...................................................................................A-1

APPENDIX B - AGREEMENT AND PLAN OF MERGER.......................................................................B-1

APPENDIX C - AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP......................................................C-1

         1076

                                    OVERVIEW

THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 34 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, four apartment properties, five shopping centers and one parcel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on The American Stock Exchange or another national securities exchange. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 554,155 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns properties located in Indiana and Missouri. The properties are office/warehouse and shopping center properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property is 96.2% occupied. The properties owned by all of the funds and CGS and the majority- owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- Your fund's property has a ratio of debt to total assets of 54.8%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 62.1%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- 88.3% of the square footage of the leases on your fund's property expires by 2003. 70.3% of the square footage of the leases on the properties of American Spectrum expires by 2003.

- The average age of the properties of your fund is 24.5 years. The average of the properties of American Spectrum is 17.5 years.

         1077



VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 685 units or 5.7% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote "For" the consolidation but vote "Against" the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized except for an amount equal to the amount by which the liabilities assumed in the consolidation exceed the basis of the assets transferred. Your share of the gain will be allocated to you. We estimate that an original limited partner in your fund will recognize $79 of taxable gain for a $1000 original investment. This gain may be offset by passive losses which a limited partner may have.

         We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize additional gain. If the IRS prevails your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks". Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended November 30, 2000 and the Form 10-Q for the quarter ended February 28, 2001 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

         1078

                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE "AGAINST" THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

         American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted "Against" or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 685 units or 5.7% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

         There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns office/warehouse and shopping center properties located in Indiana and Missouri. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 34 properties and expects to make additional investments. The properties include office, office/warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 54.8%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 62.1%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that we may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

         - Your property is currently 96.2% occupied while American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation.

         1079

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE AMERICAN STOCK EXCHANGE OR ANOTHER NATIONAL SECURITIES EXCHANGE IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

         1080

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         1081

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,526,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1998 of $4,823,000, in 1999 of $12,086,000, in 2000 of
$11,212,000 and for the three months ending March 31, 2001, of $2,092,000. CGS and the majority-owned affiliates also have a net capital deficiency of $(40,379) at March 31, 2001. Additionally, American Spectrum incurred losses on a pro forma basis in 2000 of $12,168,000 and for the three months ending March 31, 2001 of $2,728,000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT RAISED DOUBT THAT CGS AND THE MAJORITY-OWNED AFFILIATES COULD CONTINUE AS A GOING CONCERN.

         The report of CGS and the majority-owned affiliates' independent certified public accountants raised substantial doubt as to CGS and the majority-owned affiliates' ability to continue as a going concern. The reasons included: CGS and the majority-owned affiliates have experienced losses aggregating $28,121,000 in the three years ended December 31, 2000 and have a net capital deficiency of $37,406,000; entities included in CGS and the majority-owned affiliates have not made debt payments when due of $5,020,000 and lenders have placed $10,250,000 of mortgage loans and other debt in default at December 31, 2000, $5,250,000 of which was subsequently cured; CGS and the majority-owned affiliates defaulted under a settlement agreement relating to $7,473,000 under a mortgage loan due to Sierra Pacific Development Fund II, which is the subject of a litigation; and an additional $1,751,000 due to one of the funds came due, but was extended. Subsequent to December 31, 2000, a second mortgage on one of the properties in the principal amount of $1,944,000 was placed in default by the lender.

WE WILL BE RESPONSIBLE FOR OBLIGATIONS FOLLOWING THE CONSOLIDATION, INCLUDING OBLIGATIONS RESULTING FROM MORTGAGE LOAN DEFAULTS BY CGS AND THE MAJORITY-OWNED AFFILIATES. WE WILL NEED TO REFINANCE AND RESTRUCTURE MORTGAGE LOANS TO MEET THESE OBLIGATIONS.

         Following the consolidation, the obligations of CGS and the majority-owned affiliates referred to in the preceding paragraph will be our obligations. Our cash will not be sufficient to cure the defaults referred to in the preceding paragraph and pay the amounts due. Accordingly, we will be required to refinance or restructure the defaulted mortgage loans and refinance other mortgage indebtedness to provide cash. We cannot assure you that we will be successful.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and the CGS Management Company and merge with the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum may be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include claims under pending litigations and unknown contingent liabilities. These liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         1082

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

         1083

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 62.1% at March 31, 2001 and we intend to increase our ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. We may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, we may not be able to respond promptly to adverse economic or other conditions by varying our real estate holdings.

         1084

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain by American Spectrum or loss to any limited partner who elects to receive shares except in an amount equal to the liabilities assumed by American Spectrum in excess of the basis of the assets contributed to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize additional gain. The gain recognized by your fund will equal the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and your share of the gain will be allocated to you.

YOUR FUND HAS LIABILITIES IN EXCESS OF THE TAX BASIS OF CONTRIBUTED ASSETS. LIMITED PARTNERS WILL RECOGNIZE ADDITIONAL GAIN FROM THE CONSOLIDATION.

         Your fund has liabilities in excess of its tax basis in the assets contributed to American Spectrum. Accordingly, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum shares or notes as part of the consolidation. As a partner of your fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation. The estimate of your tax liabilities is set forth in "Overview--Tax Consequences of The Consolidation."

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, we will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, we will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. We have received an opinion, however, from our tax counsel, Proskauer Rose LLP, that we will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         1085

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and our status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

         In order to our its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose our REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of our assets in order to make sufficient distributions and maintain our status as a REIT or obtain approval from our stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, we may not be able to make the same level of distributions to our stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

         1086

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.


              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

         The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

         - between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

         - among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on The American Stock Exchange or another national securities exchange.


                                                                            Mortgage and Similar
                           Appraised Value of  Cash and Cash                   Liabilities (1)                    Estimated
                               Real Estate     Equivalent                                            Other      Consolidation
       Property                Assets (1)        Assets       Other Assets                        Liabilities      Expenses
------------------------------------------------------------------------------------------------------------------------------
Maple Tree Shopping Ctr      $ 3,490,000                                       $ 1,969,680
Park Plaza I and II            3,420,000                                         2,023,506
Morenci Professional Park      3,470,000                                         1,971,401
Jackson Industrial A           5,450,000                                         3,534,404
Total                         15,830,000       $748,114        $2,140,733         9,498,991         $506,114      $401,415

         1087

               Exchange Value of
  Exchange     American Spectrum                                                                     Percentage of Total
  Value of     Shares per $1,000     GAAP Book Value    Number of American                             Exchange Value/
  American      Original Limited   March 31, 2001 per     Spectrum Shares     Number of Shares per   Percentage of Total
  Spectrum     Partner Investment   Average $1,000      Allocated to Fund   Average $1,000 Original   American Spectrum
 Shares (2)           (2)          Original Investment         (3)                Investment          Shares Issued (4)
------------------------------------------------------------------------------------------------------------------------
$8,312,327          $692.69             $(22.28)             554,155                 46.18                 8.76%

---------------------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

                  - the appraised value of your fund's real estate portfolio, as determined by Stanger; plus

                  - the book value of non-real estate assets of your fund; minus

                  - mortgage and other indebtedness of your fund and minus

                  - your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The fund has paid consolidation expenses in excess of its pro rata share of the consolidation expenses. The prepaid consolidation expenses are included as an asset on the fund's balance sheet. As a result, the fund will be credited with the consolidation expenses paid by it in determining its value and the number of American Spectrum shares to be issued to its limited partners. If the consolidation is not approved by the limited partners, the general partner or its affiliates will repay the excess consolidation expenses paid by it.

         The following table provides information concerning the properties owned by your fund, including their appraised values. The appraisal was prepared by Stanger as of December 31, 2000.

                                                   Appraised                                             Year           Percentage
         Property            Property Location       Value      Property Type      Property Size      Constructed      Ownership (1)
------------------------------------------------------------------------------------------------------------------------------------
Maple Tree Shopping Ctr    Ellisville, MO         $3,490,000   Shopping Center     72,149 sq. ft.         1974            100.00%
Park Plaza I and II        Indianapolis, IN        3,420,000   Office/warehouse    95,080 sq. ft.      1975 & 1979        100.00%
Jackson Industrial A       Indianapolis, IN        5,450,000   Office/warehouse    320,000 sq. ft.     1976 & 1980        100.00%
Morenci Professional       Indianapolis, IN        3,470,000   Office/warehouse    105,600 sq. ft.     1975 & 1979        100.00%
Park

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

         1088

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated

                  - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

                  - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value"), of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

         Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of March 31, 2001, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real estate portfolios as of December 31, 2000 prepared by Stanger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

         1089

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
          THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S
                                OTHER AFFILIATES
                       AND THE CGS MANAGEMENT COMPANY (1)


                                                                                                       PERCENTAGE OF
                                                                                                      TOTAL EXCHANGE
                                                                                                        VALUE/TOTAL
                                                                                                       PERCENTAGE OF
                                                                                                      TOTAL AMERICAN
                                                  EXCHANGE VALUE               SHARE                     SPECTRUM
                                                      OF FUND               ALLOCATION (1)             SHARES ISSUED
                                                  --------------            --------------            ---------------
Sierra Pacific Development Fund                    $  7,073,911                471,594                       7.45%
Sierra Pacific Development Fund II                   11,321,999                754,800                      11.93%
Sierra Pacific Development Fund III                     286,899                 19,127                       0.30%
Sierra Pacific Institutional Properties V             4,373,714                291,581                       4.61%
Sierra Pacific Pension Investors '84                 22,061,119              1,470,740                      23.24%
Nooney Income Fund Ltd., L.P.                        10,788,803                719,254                      11.37%
Nooney Income Fund Ltd. II, L.P.                     16,023,718              1,068,248                      16.88%
Nooney Real Property Investors-Two, L.P.              8,312,327                554,155                       8.76%
CGS and the majority-owned affiliates and
   CGS's other affiliates (2)                        14,396,197                959,746                      15.17%
CGS Management Company                                  286,807                 19,121                       0.30%
                                                   ------------              ---------                     ------
Totals                                             $ 94,925,494              6,328,366                     100.00%
                                                   ============              =========                     ======

----------------------
(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one- for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

         The Exchange Value has been determined for the fund as described below.

         -        The Exchange Value of the fund is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of December 31, 2000, and

                           - the realizable values of the non-real estate assets as of March 31, 2001

         1090



                  -        reduced by

                           - the mortgage debt balance as of March 31, 2001, as adjusted to reflect the market value of such debt,

                           - other balance sheet liabilities as of March 31, 2001 and

                           - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund,we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

         - first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

         - second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

         - third, to the general partners in an amount equal to any loans or advances they have made;

         - fourth, to the general partners in an amount equal to their share of previously undistributed net income;

         - fifth, to the general partners in an amount equal to their adjusted capital contribution;

         - sixth, pro rata to the limited partners in the amount equal to the excess of 7% per annum on the adjusted capital contribution, minus prior distributions to the limited partners;

         - seventh, pro rata to the general partners in an amount equal to the excess of 7% per annum on their adjusted capital contribution over prior distributions to the general partners; and

         - eighth, the balance 75% to all of the partners in proportion to their capital contributions and 25% to the general partners.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable to the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund are being allocated to the limited partners.

         1091

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

         - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

         - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

         - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that we are required to prepay the notes in accordance with our terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                                       GAAP Book Value
                                                                      March 31, 2001 per       Exchange Value per
 Estimated Going Concern Value   Estimated Liquidation Value per   Average $1,000 Original      $1,000 Original
 per $1,000 Original Investment    $1,000 Original Investment            Investment             Investment (1)
-----------------------------------------------------------------------------------------------------------------
       $614.00 - $675.00                    $660.19                       $(22.28)                  $692.69


(1) Values are based on the value per share of $15 established by us. The Exchange Value of your fund is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of your fund's real estate portfolio, as determined by Stanger; plus (ii) the book value of non-real estate assets of your fund; minus (iii) mortgage and other indebtedness of your fund; minus (iv) your fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on The American Stock Exchange or another national securities exchange, the actual values at which the American Spectrum shares will trade are likely to be at prices below $15.

         1092

         We do not know of any factors that may materially affect

                  - the value of the consideration to be allocated to the fund,

                  - the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or

                  -        the analysis of the fairness of the consolidation.


                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                  - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                  - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                  - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                  - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

                  - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                  - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the fund without change and the liquidation of the fund and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote "For" or "Against" the consolidation, and, if you vote "Against" it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners.

         1093

                  The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 5.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         1094

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses of your fund:



                               Pre-Closing Transaction Costs
Legal Fees(1)...............................................................................  $  75,433
Appraisals(2)...............................................................................     36,706
Fairness Opinions(3)........................................................................     80,148
Solicitation Fees(4)........................................................................      1,995
Printing and Mailing(5).....................................................................     46,540
Accounting Fees(6)..........................................................................    125,088
Pre-formation Cost(7).......................................................................      9,458
         Subtotal...........................................................................  $ 375,368

                                  Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8)...................................................  $  22,920
Legal Closing Fees(9).......................................................................      3,127
         Subtotal...........................................................................  $   26,047
Total.......................................................................................  $  401,415 *

---------------------
*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $1,300,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(2) Aggregate appraisal fees to be incurred in connection with the consolidation were $312,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $550,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $700,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

         1095

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $2,000,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $163,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $395,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of the CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $50,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of March 31, 2001 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of March 31, 2001.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.


        Year Ended November 30                                 Amount
        -------------------------------------------------------------
        1996...............................................  $    0
        1997...............................................       0
        1998...............................................       0
        1999...............................................       0
        2000...............................................       0
        Three months ended March 31, 2001..................       0
        Budgeted Annual Distribution(1)....................       0
                                                               ======

(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses

         1096

         of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would have received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

         - a property management fee equal to 5% of the gross revenues from real properties of the fund;

         -        an administrative management fee equal to $30,000 per annum;

         - reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties.

         - a real estate commission on the sale of properties in an amount not to exceed the lesser of

                  -        4% of the gross sales price of the property,

                  - 9% of the gross proceeds received by the fund from the offering of units or

                  -        50% of the standard real estate commission; and

         - a financing fee comparable with fees or commissions paid to others rendering similar services.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended November 30, 1998, 1999, 2000 and the three months ended February 28, 2001, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a C corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

         1097

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS


                                                                                                       Three
                                                                                                       Months
                                                                                                    Ended March
                                                                Year Ended November 30,                 31,
                                                         --------------------------------------       -------
HISTORICAL:(1)                                             1998          1999            2000          2001
--------------------------------------------------       --------       --------       --------       -------
Management Fees                                          $122,128       $105,322       $132,191       $31,245
Administrative Fees                                        30,000         30,000         30,000         7,500
Leasing Fees                                                    0              0              0             0
Construction Supervision Fees                                   0              0              0             0
Broker Fees                                                     0              0              0             0
General Partner Distributions                                   0              0              0             0
Limited Partner Distributions                                   0              0              0             0
                                                         --------       --------       --------       -------
Total historical                                         $152,128       $135,322       $162,191       $38,745

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests         $      0       $      0       $  2,769       $ 3,746
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                   0              0          1,387         1,877
Restricted Stock and Stock Options                         32,673         32,673         32,673         8,168
Salary, Bonuses and Reimbursements                        101,463        101,463        101,463        25,366
                                                         --------       --------       --------       -------
Total Pro forma as "C" Corporation                       $134,136       $134,136       $138,292       $39,157

PRO FORMA AS A REIT:(2)
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests         $      0       $      0       $  2,769       $ 3,746
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company(3)                0              0          1,387         1,877
Restricted Stock and Stock Options                         32,673         32,673         32,673         8,168
Salary, Bonuses and Reimbursements                        101,463        101,463        101,463        25,366
                                                         --------       --------       --------       -------
Total Pro forma as REIT                                  $134,136       $134,136       $138,292       $39,157

------------------

         1098

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

         1099

                                PROPERTY OVERVIEW

         Your fund owns office/warehouse and shopping center properties located in Indiana and Missouri. Information regarding the property as of March 31, 2001 is set forth below.


                                                                  RENTABLE SQUARE FEET
                                                         -------------------------------------

                                                                                 SQ. FT.
     PROPERTY         STATE    TYPE      YEAR BUILT      NUMBER     % LEASED     LEASED
--------------------  -----  --------    ----------      -------    --------    ---------
Jackson Industrial A   IN    OFF/WARE      1976-80       320,000     100.00%     320,000
Morenci Professional   IN    OFF/WARE      1975-79       105,600      86.36%      91,200
    Park
Park Plaza I and II    IN    OFF/WARE      1975-79        95,080      92.11%      87,580
Maple Tree Shopping    MO    SHOPPING        1974         72,149      98.89%      71,349
    Ctr.                     CTR.

                       ANNUALIZED NET RENT
                      ----------------------
                                              PER LEASED
                                               SQUARE      PERCENTAGE
     PROPERTY          AMOUNT     % OF TOTAL    FOOT       OWNERSHIP
--------------------  --------    ----------  ----------   -----------
Jackson Industrial A  $783,200       2.24%      $2.45        100%
Morenci Professional  $420,180       1.20%      $4.61        100%
    Park
Park Plaza I and II   $516,905       1.48%      $5.90        100%
Maple Tree Shopping   $475,031       1.36%      $6.66        100%
    Ctr.


The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:



         PROPERTY            MORTGAGE PRINCIPAL        INTEREST RATES              MATURITY DATE
         --------            ------------------        --------------              -------------
Maple Tree Shopping
Ctr.                             $1,902,680                 9.01%                      Dec-04
Park Plaza I and II               1,953,506                 9.01%                      Dec-04
Morenci Professional
Park                              1,904,401                 9.01%                      Dec-04
Jackson Industrial A              3,483,404                 9.31%                      Nov-01



                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's properties for sale and to commence the process of disposing of your fund's properties.

         1100

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this supplement as Appendix C.

         First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote "For" the consolidation but vote "Against" the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2001, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

         If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect

         1101

to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by Mellon Investor Services LLC, which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

         1102

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund is acquired by American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund is acquired by American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund is acquired by American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under section 351 of the Code. In general, under section 351(a) of the Code, no gain or loss is recognized if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         1103

         For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, section 351(e) of the Code and Treasury Regulations promulgated thereunder, prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under section 351 of the Code. American Spectrum and your fund intend to take the position that section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.


         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction

         1104

should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time, and you must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution your fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method which permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         1105

                                   Appendix A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
1800 East Deere Avenue
Santa Ana, California 92705

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,328,366 or 3,695,128 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         1106
         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of December 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1998, 1999 and 2000 fiscal years (or for the fiscal years ended November 30, 1998, 1999 and 2000 for Nooney Real Property Investors Two LP, which reports on a different fiscal year);

- reviewed the Funds' financial statements contained in Forms 10-Q filed with the SEC for the three-months ended March 31, 2001 (or for the three-months ended February 28, 2001 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000, unaudited financial statements for the three-months ended March 31, 2001, and pro forma financial statements and pro forma schedules prepared by management;

         1107
- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds elect to participate in the Consolidation (the "Maximum Participation Scenario") or only Sierra Pacific Pension Investors '84, Sierra Pacific Development Fund, Sierra Pacific Development Fund II and Sierra Pacific Development Fund III participates in the Consolidation (the "Minimum Participation Scenario").

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of December 31, 2000;
(ii) valuations made by the General Partners of other assets and liabilities of each Fund as of March 31, 2001 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of March 31, 2001 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of March 31, 2001, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of March 31, 2001; and (v) adjustments made by the General Partners to the foregoing values to reflect the

         1108
estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to December 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation;

         1109
(iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or
(g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

         1110
                                                                       EXHIBIT I


                              ALLOCATION OF SHARES

                                                                      SHARES (1)
                                                                      ----------
Sierra Pacific Development Fund                                          471,594

Sierra Pacific Development Fund II                                       754,800

Sierra Pacific Development Fund III                                       19,127

Sierra Pacific Institutional Properties V                                291,581

Sierra Pacific Pension Investors '84                                   1,470,740

Nooney Income Fund Ltd., L.P.                                            719,254

Nooney Income Fund Ltd. II, L.P.                                       1,068,248

Nooney Real Property Investors Two, L.P.                                 554,155

Affiliated Entities                                                      959,746

CGS Management Company                                                    19,121


--------
(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

         1111

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

xx       This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2001, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Real Property Investors-Two, L.P. (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 333-43686 including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         1112

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         1113

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

         2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

         2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as

         1114

the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest

         1115

representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

         1116

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         1117

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         1118

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:

         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         1119

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         1120

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                       AMERICAN SPECTRUM REALTY, INC.



                                       By: ____________________________________
                                           Name
                                           Title


                                       NOONEY REAL PROPERTY INVESTORS-TWO, L.P.


                                       By: ____________________________________
                                           Name
                                           Title

         1121

                                   APPENDIX C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    NOONEY REAL PROPERTY INVESTORS TWO, L.P.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

         (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

         (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

         For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.

Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

         "(ii): Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

         1122



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification is provided for in Section 5.6 of the amended and restated articles of incorporation of the Registrant and such provisions are incorporated herein by reference.

Reference is hereby made to the caption "FIDUCIARY RESPONSIBILITY -- Directors and Officers of the Company" in the consent solicitation, which is part of this Registration Statement, for a more detailed description of indemnification and insurance arrangements between the Registrant and its officers and directors.

ITEM 21.      EXHIBITS AND FINANCIAL STATEMENTS

(a)           1.  Financial Statements

                  The financial statements indicated on page F-1 are filed as part of this Report:

      INDEX TO FINANCIAL STATEMENTS AND SELECTED HISTORICAL FINANCIAL DATA

See individual Table of Contents included with each fund's historical financial statement package

(a)           2.  Schedule

Report of Independent Public Accountants on Schedule.

Schedule III - Real Estate and Accumulated Depreciation

(b)           Exhibits

Exhibit
No.                EXHIBIT
---                -------

2.1      Form of Agreement and Plan of Merger of Sierra Pacific Development Fund
         (2)

2.2      Form of Agreement and Plan of Merger of Sierra Pacific Development Fund
         II (2)

2.3 Form of Agreement and Plan of Merger of Sierra Pacific Development Fund III (2)

2.4 Form of Agreement and Plan of Merger of Sierra Pacific Institutional Properties V (2)

2.5 Form of Agreement and Plan of Merger of Sierra Pacific Pension Investors '84 (2)

         1123



Exhibit
No.                EXHIBIT
---                -------
2.6              Form of Agreement and Plan of Merger of Nooney Income Fund Ltd., L.P. (2)

2.7              Form of Agreement and Plan of Merger of Nooney Income Fund Ltd. II, L.P. (2)

2.8              Form of Agreement and Plan of Merger of Nooney Real Property Investors - Two, L.P. (2)

3.1              Form of Amended and Restated Articles of Incorporation of American Spectrum Realty, Inc. (2)

3.2              Bylaws of American Spectrum Realty, Inc. (2)

4.1              Form of Stock Certificate

5.1              Form of Opinion of Maryland Counsel, Ballard, Spahr, Andrews and Ingersoll LLP (2)

5.2              Form of Opinion of Counsel of Proskauer Rose LLP

8.1              Form of Opinion of Proskauer Rose LLP as to Certain Tax Matters

10.1             2000 Stock Incentive Plan (2)

10.2             Employment Agreement of William J. Carden (2)

10.3             Employment Agreement of Harry A. Mizrahi (2)

10.4             Employment Agreement of Thomas N. Thurber (2)

10.5             Employment Agreement of Paul E. Perkins (2)

10.6             Employment Agreement of Patricia A. Nooney (2)

10.7             Agreement of Limited Partnership of American Spectrum Realty Operating Partnership, L.P. (2)

10.8             Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and CGS
                 Properties (Mkt./Col.), L.P. (2)

10.9             Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                 Creekside/Riverside, L.L.C. (2)

10.10            Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and McDonnell
                 Associates, L.L.C. (2)

10.11            Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Pacific
                 Spectrum, L.L.C. (2)

10.12            Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Pasadena
                 Autumn Ridge LP (2)

10.13            Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Seventy
                 Seven, L.L.C. (2)

10.14            Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Villa
                 Redondo LLC (2)

         1124



Exhibit
No.                EXHIBIT
---                -------
10.15            Agreement and Plan of Merger, dated August 8, 2000, between American Spectrum and Third
                 Coast LLC (2)

10.16            Contribution Agreement, dated August 8, 2000 between American Spectrum and No.-So., Inc. (2)

10.17            Form of Restricted Stock Agreement (2)

10.18            Form of Stock Option Agreement (Incentive Stock Options) (2)

10.19            Form of Stock Option Agreement (Directors) (2)

10.20            Form of Stock Option Agreement (Non-Qualified Options) (2)

10.21            Form of Indenture Relating to Notes (2)

10.22            Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund
                 (2)

10.23            Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund
                 II (2)

10.24            Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund
                 III (2)

10.25            Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Institutional
                 Properties V (2)

10.26            Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Pension
                 Investors '84 (2)

10.27            Amendment to the Amended Agreement of Limited Partnership of Nooney Income Fund
                 Ltd., L.P. (2)

10.28            Amendment to the Amended Agreement of Limited Partnership of Nooney Income Fund
                 Ltd. II, L.P. (2)

10.29            Amendment to the Amended Agreement of Limited Partnership of Nooney Real Property Investors -
                 Two, L.P. (2)

10.30            Contribution Agreement, dated May 31, 2001 between the Corporation and CGS Real Estate
                 Company, Inc.

10.31            Contribution Agreement, dated May 31, 2001 between the Corporation and American Spectrum
                 Real Estate Services, Inc.

10.32            Agreement and Plan of Merger, dated May 31, 2001 between the Corporation and Lindbergh
                 Boulevard Partners (Lindbergh), LP.

10.33            Agreement and Plan of Merger, dated May 31, 2001 between the Corporation and Nooney Rider
                 Trail LLC.

10.34            Agreement and Plan of Merger, dated May 31, 2001 between the Corporation and Back Bay LLC.

10.35            Contribution Agreement, dated May 31, 2001 between the Corporation and CGS Real Estate
                 Company, Inc., American Spectrum-Midwest, American Spectrum-Arizona, American
                 Spectrum-California and American Spectrum-Texas, Inc.


         1125



Exhibit
No.                EXHIBIT
---                -------
12.1             Calculation of Pro Forma Ratio of Earnings to Fixed Charges of American Spectrum Realty, Inc.

12.2             Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Pension Investors '84

12.3             Calculation of Ratio of Earnings to Fixed Charges of CGS and the majority-owned affiliates

12.4             Calculation of Ratio of Earnings to Fixed Charges of Consolidated Funds - Maximum Participation

12.5             Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund

12.6             Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund II

12.7             Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund III

12.8             Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund V

12.9             Calculation of Ratio of Earnings to Fixed Charges of Sierra Mira Mesa Partners

12.10            Calculation of Ratio of Earnings to Fixed Charges of Nooney Income Fund Ltd., L.P.

12.11            Calculation of Ratio of Earnings to Fixed Charges of Nooney Income Fund II

12.12            Calculation of Ratio of Earnings to Fixed Charges of Nooney Real Property Investors-Two, L.P.

12.13            Calculation of Ratio of Earnings to Fixed Charges of CGS's Other Affiliates Combined

12.14            Calculation of Ratio of Earnings to Fixed Charges of Nooney-Hazelwood Associates, LP

12.15            Calculation of Ratio of Earnings to Fixed Charges of Nooney Rider Trail, LLC

23.1             Consent of Arthur Andersen, LLP (Orange County, California)

23.2             Consent of Deloitte & Touche, LLP (Houston, Texas)

23.3             Consent of Deloitte & Touche, LLP (St. Louis, Missouri)

23.4             Consent of Wolfe, Nilges, Nahorski, P.C.

23.5             Consent of Arthur Andersen (St. Louis, Missouri)

23.6             Consent of Arthur Andersen (Houston, Texas)

23.7             Consent of Proskauer Rose LLP (included in Exhibit 8.1) (1)

23.8             Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1) (1)

25.1             Statement of Eligibility of Trustee (2)

99.1             Draft form of fairness opinion of Robert A. Stanger & Co., Inc.

99.2             Draft Independent Appraisal of the Portfolio of Properties Owned by Each of the Funds and by CGS
                 and the Majority-Owned Affiliates and CGS's Other Affiliates

99.3             Consolidation Consent Card, Election Form and Instructions for Each of the Funds (2)

99.4             Additional Solicitation Materials (2)

         1126



Exhibit
No.                EXHIBIT
---                -------
99.5             Schedule III of CGS and the Majority-Owned Affiliates

99.6             Schedule III of Nooney Rider Trail, LLC

99.7             Schedule II and III of Sierra Pacific Development Fund

99.8             Schedule II of Sierra Pacific Development Fund II and Subsidiary

99.9             Schedule III Form 10-K of Sierra Pacific Institutional Properties V

99.10            Schedule II and III of Sierra Pacific Pension Investors '84 and Subsidiary

99.11            Schedule III of Nooney Income Fund Ltd., L.P.

99.12            Schedule III of Nooney Income Fund Ltd. II, L.P.

99.13            Schedule III of Nooney Real Property Investors-Two, L.P.

99.14            Schedule III of Nooney-Hazelwood Associates L.P. and Investee

(1)           to be filed by amendment

(2)           previously filed


Item 22.      UNDERTAKINGS

              The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

              (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of

         1127


such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

              The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         1128



              Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California on the 25th day of June, 2001.

                                      AMERICAN SPECTRUM REALTY, INC.

                                      By:      /s/  William J. Carden
                                                    ----------------------------
                                                    William J. Carden, Chairman
                                                    and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated.

        NAME                                           TITLE                                   DATE
        ----                                           -----                                   ----

/s/  William J. Carden                                                                        June 25, 2001
----------------------                      Chairman of the Board and Chief Executive         -------------
William J. Carden                           Officer (Principal Executive Officer)

----------------------                                                                        June 25, 2001
Timothy R. Brown                            Director                                          -------------

/s/ William W. Geary, Jr.                                                                     June 25, 2001
-------------------------                                                                     -------------
William W. Geary, Jr.                       Director

/s/ Lawrence E. Fiedler                                                                       June 25, 2001
-------------------------                                                                     -------------
Lawrence E. Fiedler                         Director

/s/ Harry A. Mizrahi                                                                          June 25, 2001
-------------------------                                                                     -------------
Harry A. Mizrahi                            Director and Chief Operating Officer

/s/ Thomas N. Thurber                                                                         June 25, 2001
-------------------------                                                                     -------------
Thomas N. Thurber                           Chief Financial Officer (Principal Financial
                                            and Accounting Officer)